UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑      Preliminary Proxy Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐      Definitive Proxy Statement
☐      Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.
EMMIS COMMUNICATIONS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

          , 2010

Dear Preferred and Common Shareholders:

As you may know, on May 25, 2010, Emmis Communications Corporation signed a Merger Agreement, which will result in Emmis being taken private by Jeffrey H. Smulyan, our Chairman, Chief Executive Officer and President. The attached Proxy Statement/Offer to Exchange describes the steps that are being proposed to take Emmis private and provides information that will help you to make certain decisions with respect to your Emmis stock. While this letter provides some background on the transactions, our board’s determinations and the mechanics of what to do with your shares, I urge you to carefully read the entire Proxy Statement/Offer to Exchange.

The Transactions

On May 24, 2010, Mr. Smulyan and two companies formed by him, JS Acquisition Inc. (“JS Acquisition”) and JS Acquisition, LLC (“JS Parent”), signed a Securities Purchase Agreement with various entities affiliated with Alden Global Capital (together with its affiliates and related parties, “Alden”), under which Alden will provide financing for the going-private transaction. The next day, Emmis signed a Merger Agreement, which provides for a series of transactions, all of which are conditioned upon one another (the “Transactions”):

•	A cash tender offer (the “JS Acquisition Tender Offer”) by JS Acquisition, Inc. for all of the shares of Emmis Class A Common Stock for $2.40 per share in cash (without interest and less any applicable withholding taxes). JS Acquisition has distributed to holders of Class A Common Stock a separate Offer to Purchase with respect to the JS Acquisition Tender Offer. This Proxy Statement/Offer to Exchange is not the Offer to Purchase for the JS Acquisition Tender Offer.

•	An “Exchange Offer” by Emmis to issue up to $84.275 million of new 12% PIK Senior Subordinated Notes due 2017 (the “New Notes”) in exchange for its existing 6.25% Series A Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Existing Preferred Stock”) at a rate of $30.00 principal amount of New Notes for each $50.00 liquidation preference of Existing Preferred Stock. This Proxy Statement/Offer to Exchange describes the Exchange Offer.

•	The solicitation of proxies with respect to a special meeting of the holders of Emmis Common Stock and Existing Preferred Stock, which will be held on , 2010, at local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204, to vote on a proposal to adopt certain amendments (the “Proposed Amendments”) to the terms of the Existing Preferred Stock, which are necessary for the completion of the Transactions. The Proposed Amendments will not become effective unless all conditions precedent to the Completion of the Exchange Offer (other than the adoption and effectiveness of the Proposed Amendments) have been satisfied or waived. This Proxy Statement/Offer to Exchange describes the Proposed Amendments.

•	If the other Transactions are completed, a merger of JS Acquisition with and into Emmis (the “Merger”), in which, among other things, each outstanding share of Class A Common Stock that is not owned by JS Acquisition will be converted into the right to receive from Emmis $2.40 in cash (without interest and less any applicable withholding taxes), and each share of Existing Preferred Stock owned by anyone other than Alden will be converted into the right to receive from Emmis $5.856 in cash (without interest and less any applicable withholding taxes), which is equal to the conversion rate of the Existing Preferred Stock of 2.44 shares of Class A Common Stock per share times the $2.40 in cash (without interest and less any applicable withholding taxes) per share of Class A Common Stock that is being offered in the JS Acquisition Tender Offer. This Proxy Statement/Offer to Exchange

does not pertain to the Merger. The Merger will not be considered at the special meeting.

The Exchange Offer and the JS Acquisition Tender Offer are expected to be completed simultaneously, as soon as practicable following the approval of the Proposed Amendments at the special meeting. If another special meeting is required under Indiana Law, the Merger is expected to occur shortly after the requisite vote for the Merger is received from Emmis shareholders at the second special meeting. If a second special meeting is not required for the Subsequent Merger, the Merger will occur shortly after the completion of the Exchange Offer and the JS Acquisition Tender Offer.

Board Determinations

A Committee of Disinterested Directors of Emmis (the “Committee”), which does not include Mr. Smulyan or any non-independent members of the board of directors, was formed on April 29, 2010. The Committee has unanimously determined that the Merger Agreement, including the JS Acquisition Tender Offer and the Merger, were advisable and fair to, and in the best interest of, Emmis and the holders (the “Unaffiliated Shareholders”), other than Mr. Smulyan, JS Acquisition, JS Parent, Alden and the other holders of Class A Common Stock who will be investors in JS Parent. The Committee unanimously determined to recommend that the board adopt resolutions, on terms and subject to the conditions of the Merger Agreement and the IBCL:

•	determining that it was advisable and fair to and in the best interests of Emmis and the Unaffiliated Shareholders for JS Parent to acquire Emmis on the terms and subject to the conditions set forth in the Merger Agreement;

•	approving and adopting the Merger Agreement, the JS Acquisition Tender Offer and the Merger; and

•	recommending that the Unaffiliated Shareholders accept the JS Acquisition Tender Offer, tender their Class A Common Shares in the JS Acquisition Tender Offer and approve the Merger and the Merger Agreement, but has not made any determinations or recommendations with respect to the Exchange Offer or the Proposed Amendments.

The full Emmis board of directors unanimously determined that the Exchange Offer is fair to Unaffiliated Shareholders who hold Existing Preferred Stock and Unaffiliated Shareholders who hold Class A Common Stock. Nevertheless, the Emmis board of directors is not making any recommendation as to whether holders of Existing Preferred Stock should participate in the Exchange Offer or vote for the Proposed Amendments. The Emmis board of directors believes that, because of the circumstances surrounding the Transactions, including the background of the Transactions, the conflicts of interest inherent in the Transactions and the lack of a recommendation by the Emmis board of directors, each holder of Existing Preferred Stock should not rely on the fairness determination of the Emmis board of directors and should make its own independent analysis.

Voting and Exchange Mechanics

This document is a combined Proxy Statement/Offer to Exchange. It describes the Proposed Amendments to be voted upon at the special meeting, as well as the terms of the Exchange Offer by Emmis to issue New Notes in exchange for your Existing Preferred Stock.

•	FOR HOLDERS OF COMMON STOCK: With this document, you are only being asked to vote on the Proposed Amendments at the special meeting. The tender of your shares will be addressed through the JS Acquisition Tender Offer documents. Please complete, sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the meeting. Returning a proxy card will not prevent you from attending the special meeting and voting in person but will ensure that your vote is counted if you are unable to attend the meeting.

As of the date of this Proxy Statement/Offer to Exchange, Mr. Smulyan owns shares of common stock entitling him to cast approximately 60.0% of the votes able to be cast by holders of Common Stock at the special meeting, and Alden owns shares of Common Stock entitling it to cast approximately 1.7% of the votes able to be cast by holders of Common Stock at the special meeting. Mr. Smulyan and

Alden have each agreed to vote their shares of Common Stock in favor of the proposal to adopt the Proposed Amendments. Therefore, the Proposed Amendments will be approved by the holders of the Common Stock.

•	FOR HOLDERS OF EXISTING PREFERRED STOCK: You are being asked to vote on the Proposed Amendment at the special meeting. You are also being asked to consider an offer by Emmis to issue New Notes in exchange for your Existing Preferred Stock.

To vote your Existing Preferred Stock, please complete, sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the meeting. Returning a proxy card will not prevent you from attending the special meeting and voting in person but will ensure that your vote is counted if you are unable to attend the meeting.

To tender your Existing Preferred Stock, you must tender your shares in accordance with the letters of transmittal and instruction letters you will be receiving in a separate package. You must tender your shares as you have been instructed in order to validly tender your shares into the Exchange Offer.

Voting your shares of Existing Preferred Stock in favor of the Proposed Amendments is not sufficient to tender your shares of Existing Preferred Stock into the Exchange Offer. Similarly, tendering your shares of Existing Preferred Stock in the Exchange Offer is not sufficient to vote those shares in favor of the Proposed Amendments.

Your vote is important regardless of the number of shares you own. We urge you to complete, sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the meeting. Returning a proxy card will not prevent you from attending the special meeting and voting in person but will ensure that your vote is counted if you are unable to attend the meeting.

Thank you for your interest and participation.

By order of the Board of Directors,

J. Scott Enright
Executive Vice President, General Counsel and Secretary

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved or passed upon the merits or fairness of the Exchange Offer or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This Proxy Statement/Offer to Exchange is dated          , 2010 and is first being mailed, along with the associated proxy card and means to tender, to our shareholders on or about          , 2010.

EMMIS COMMUNICATIONS CORPORATION
INDIANAPOLIS, INDIANA

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

The special meeting of the shareholders of Emmis Communications Corporation will be held on          , 2010, at          , local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.

The holders of Emmis Class A common stock, par value $0.01 per share (the “Class A Common Stock”), and Class B common stock, par value $0.01 per share (“Class B Common Stock,” and, together with the Class A Common Stock, the “Common Stock”), voting together as a single class, and the holders of Emmis’ 6.25% Series A Cumulative Convertible Preferred Stock (the “Existing Preferred Stock”) will be asked to consider and to vote on the following matters (the “Proposed Amendments”):

(1)	a proposal to amend the terms of the Existing Preferred Stock that are set forth in Emmis’ second amended and restated articles of incorporation (the “Articles of Incorporation”) to:

•	eliminate the rights of the holders of the Existing Preferred Stock to require Emmis to redeem all or a portion of their shares on the first anniversary after the occurrence of certain going private transactions and to nominate directors to Emmis’ board of directors; and

•	provide for the automatic conversion upon the proposed merger of JS Acquisition with and into Emmis, with Emmis surviving the merger (the “Merger”) (i) of the Existing Preferred Stock (other than the Existing Preferred Stock held by Alden Global Capital and its affiliates (collectively, “Alden”)) not exchanged for the new 12% PIK Senior Subordinated Notes due 2017 (the “New Notes”) into that amount of consideration that would be paid to holders of Class A Common Stock into which the Existing Preferred Stock was convertible immediately prior to the Merger and (ii) of the Existing Preferred Stock held by Alden into the New Notes at a rate of $30.00 principal amount of New Notes per $50.00 of liquidation preference of Existing Preferred Stock, as described in the accompanying Proxy Statement/Offer to Exchange; and

(2)	transaction of any other business that may properly come before the meeting and any adjournments or postponements of the meeting.

While the holders of Emmis Existing Preferred Stock have the right to nominate and elect two directors to Emmis’ board of directors under § 7.2 of Exhibit A of the Articles of Incorporation, no nominations were timely received for this meeting of shareholders. Accordingly, the holders of the Existing Preferred Stock will not be voting on the election of directors at the special meeting. We are also not asking our shareholders to vote at this special meeting on the merger of JS Acquisition with and into Emmis. We expect that, if required by Indiana law, we will call another special meeting after the completion of the exchange offer and other transactions described in the accompanying Proxy Statement/Offer to Exchange to consider the merger proposal.

We describe each of these proposals in more detail in the accompanying Proxy Statement/Offer to Exchange, which you should read in its entirety before voting.

The affirmative vote of:

•	more shares of Common Stock, voting together as a single class, voting in favor than against the Proposed Amendments, assuming a quorum is present and

•	holders of at least 2/3 of the outstanding Existing Preferred Stock, voting as a separate class, will be required in order to adopt the Proposed Amendments. The text of the Proposed Amendments is attached to this Proxy Statement/Offer to Exchange as Schedule B. You should read the text of the Proposed Amendments in their entirety.

The full Emmis board of directors unanimously determined that the Exchange Offer is fair to Unaffiliated Shareholders who hold Existing Preferred Stock and Unaffiliated Shareholders who hold Class A Common Stock. Nevertheless, the Emmis board of directors is not making any recommendation as to whether holders of

Existing Preferred Stock should participate in the Exchange Offer or vote for the Proposed Amendments. The Emmis board of directors believes that, because of the circumstances surrounding the Transactions, including the background of the Transactions, the conflicts of interest inherent in the Transactions and the lack of a recommendation by the Emmis board of directors, each holder of Existing Preferred Stock should not rely on the fairness determination of the Emmis board of directors and should make its own independent analysis.

Only holders of record of Common Stock or Existing Preferred Stock at the close of business on          , 2010 are entitled to notice of and to vote at this meeting and any adjournments or postponements of this meeting. The Proxy Statement/Offer to Exchange and proxy card(s) are enclosed.

By order of the Board of Directors,

J. Scott Enright
Executive Vice President,
General Counsel and Secretary

Indianapolis, Indiana
          , 2010

IMPORTANT: Whether or not you plan to attend the special meeting, please promptly either complete, sign, date and mail the enclosed form of proxy or submit your proxy or voting instructions by telephone or Internet. A self-addressed envelope is enclosed for your convenience. Details are outlined in the enclosed proxy card. If you hold your shares of Common Stock or Existing Preferred Stock through a broker, dealer, trustee, bank or other nominee, you may be also able to submit your proxy or voting instructions by telephone or by Internet in accordance with the instructions your broker, dealer, trustee, bank or other nominee provides. Returning a signed proxy will not prevent you from attending the meeting and voting in person, if you wish to do so. Please note that if you execute multiple proxies, the last proxy you execute revokes all previous proxies.

FOR HOLDERS OF EXISTING PREFERRED STOCK: This document is also an Offer to Exchange, which sets forth the terms of an offer by Emmis to issue New Notes in exchange for your Existing Preferred Stock. Record holders of Existing Preferred Stock may be receiving letters of transmittal and instruction letters in a separate package. If you hold Existing Preferred Stock, you must tender your shares of Existing Preferred Stock as you have been instructed in order to validly tender your shares into the Exchange Offer. Separately, in order to vote your shares of Existing Preferred Stock, you must send in the proxy card you have provided or give voting instructions, as you have been instructed. Voting your shares of Existing Preferred Stock in favor of the Proposed Amendments is not sufficient to tender your shares of Existing Preferred Stock into the Exchange Offer. Similarly, tendering your shares of Existing Preferred Stock in the Exchange Offer is not sufficient to vote those shares in favor of the Proposed Amendments.

This Proxy Statement/Offer to Exchange is preliminary and may be changed.

Preliminary Proxy Statement/Offer to Exchange

EMMIS COMMUNICATIONS CORPORATION

PROXY STATEMENT/OFFER TO EXCHANGE
Any and All Shares of Outstanding 6.25% Series A Cumulative Convertible Preferred Stock

THE EXCHANGE OFFER WILL TERMINATE AT 11:59 P.M., NEW YORK CITY TIME, ON          , 2010, UNLESS EXTENDED BY EMMIS IN ITS SOLE DISCRETION. DURING ANY EXTENSION OF THE EXCHANGE OFFER, ALL SHARES OF THE 6.25% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK PREVIOUSLY TENDERED AND NOT YET EXCHANGED WILL REMAIN SUBJECT TO THE EXCHANGE OFFER (SUBJECT TO WITHDRAWAL RIGHTS SPECIFIED IN THIS PROXY STATEMENT/OFFER TO EXCHANGE) AND MAY BE ACCEPTED FOR EXCHANGE BY EMMIS.

This Proxy Statement/Offer to Exchange and the related letter of transmittal relate to an offer (the “Exchange Offer”) by Emmis Communications Corporation to exchange any and all of its outstanding 6.25% Series A Cumulative Convertible Preferred Stock, par value $0.01 per share, (the “Existing Preferred Stock”) for $84,275,100 principal amount of newly issued 12% PIK Senior Subordinated Notes due 2017 (the “New Notes”), at a rate of $30.00 principal amount of New Notes for each $50.00 of liquidation preference (excluding accrued and unpaid dividends) of Existing Preferred Stock. The Exchange Offer is being made in connection with a series of transactions proposed by Mr. Jeffrey H. Smulyan, the Chairman, Chief Executive Officer and President of Emmis, to take Emmis private, including a cash tender offer (the “JS Acquisition Tender Offer”) by JS Acquisition, Inc. (“JS Acquisition”) for the outstanding shares of Class A Common Stock, par value $0.01 per share, of Emmis.

The Exchange Offer is conditioned on the satisfaction of certain conditions as specified in “The Exchange Offer — Conditions to the Exchange Offer,” including, among other things:

•	obtaining the requisite 2/3 vote of the holders of Existing Preferred Stock and the affirmative vote of more shares of Emmis common stock voting in favor than against the Proposed Amendments, which are described in more detail in this Proxy Statement/Offer to Exchange, and

•	the acceptance by JS Acquisition of a minimum number of shares, which as of May 17, 2010 would equal 32.8% of the outstanding Class A Common Stock, in the JS Acquisition Tender Offer; and

Tendering holders of Existing Preferred Stock will not be entitled to receive any dividends with respect to their tendered shares, including unpaid dividends accumulated to date.

You should consider the risk factors beginning on page 28 of this Proxy Statement/Offer to Exchange before you decide whether to participate in the Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved or passed upon the merits or fairness of the Exchange Offer or passed upon the adequacy or accuracy of the disclosure in this Proxy Statement/Offer to Exchange. Any representation to the contrary is a criminal offense.

The New Notes are exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”) under Section 3(a)(9) of the Securities Act. The Exchange Offer is exempt from state securities law requirements by virtue of Section 18(b)(4)(C) of the Securities Act.

If your shares of Existing Preferred Stock are freely transferable without registration under the Securities Act, any New Notes you receive in the Exchange Offer will also be freely transferable.

          , 2010

SCHEDULES
Schedule A	—	Information Concerning the Directors and Executive Officers of JS Acquisition and JS Parent	A-1
Schedule B	—	Text of Proposed Amendments	B

APPENDICES
Appendix I	—	Emmis’ Annual Report on Form 10-K for the fiscal year ended February 28, 2010	I
Appendix II	—	Securities Purchase Agreement, dated May 24, 2010, by and among Alden Global Distressed Opportunities Master Fund, L.P., Alden Global Value Recovery Master Fund, L.P., Alden Media Holdings, LLC, JS Parent and Jeffrey H. Smulyan	II
Appendix III	—	Form of Amended and Restated Operating Agreement, to be entered into by and among Alden Media Holdings, LLC, Jeffrey H. Smulyan, JS Parent and certain other parties	III
Appendix IV	—	Agreement and Plan of Merger, dated May 25, 2010, by and among Emmis, JS Parent and JS Acquisition	IV

SUMMARY TERM SHEET

Summary of the Proposed Transactions

On April 26, 2010, JS Acquisition, Inc. (“JS Acquisition”), a corporation then owned entirely by our Chairman, Chief Executive Officer and President, Mr. Jeffrey H. Smulyan, and Alden Global Capital (together with its affiliates and related parties, “Alden”) entered into a non-binding Letter of Intent (the “Letter of Intent”) with respect to a series of transactions relating to the equity securities of Emmis.

On May 6, 2010, JS Acquisition was recapitalized so that Mr. Smulyan held all 10 shares of Class B Common Stock, par value $0.01 per share (the “JS Acquisition Class B Common Stock”), of JS Acquisition and all 1,000,000 shares of the Class A Non-Voting Common Stock, par value $0.01 per share (the “JS Acquisition Class A Common Stock”) of JS Acquisition. Also on May 6, 2010, Mr. Smulyan contributed the JS Acquisition Class A Common Stock to JS Acquisition, LLC, a newly-formed Indiana limited liability company (“JS Parent”) that is wholly owned by Mr. Smulyan.

Based on the framework laid out in the Letter of Intent, Alden Global Distressed Opportunities Master Fund, L.P. (the “Alden Fund”), Alden Global Value Recovery Master Fund, L.P., Alden Media Holdings, LLC (“Alden Media”), JS Parent and Mr. Smulyan, entered into a Securities Purchase Agreement, dated May 24, 2010 (the “Alden Purchase Agreement”), and Emmis Communications Corporation (“Emmis”), JS Parent and JS Acquisition entered into an Agreement and Plan of Merger, dated May 25, 2010 (the “Merger Agreement”). The transactions contemplated by the Alden Purchase Agreement and the Merger Agreement (collectively, the “Transactions”) will result in Emmis being taken private by JS Parent. In connection with the Transactions, some shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”) of Emmis will be contributed to Emmis by the parties to the Rollover Agreement (the “Rollover Shares” and such parties, the “Rolling Shareholders”), dated May 24, 2010, by and among JS Parent and the shareholders set forth therein (the “Rollover Agreement”).

The Transactions include the following:

•	JS Acquisition Tender Offer (pages to ): JS Acquisition will launch a tender offer (the “JS Acquisition Tender Offer”) for all of the outstanding Class A Common Stock, other than the shares beneficially owned by JS Parent, JS Acquisition, Mr. Smulyan, his affiliates (collectively, the “Purchaser Group”), the Alden Fund and the Rollover Shares. The offer price is $2.40 per share in cash (without interest and less any applicable withholding taxes). The completion of the JS Acquisition Tender Offer is conditioned on, among other things:

the effectiveness of the Proposed Amendments, and

the tender of shares of Class A Common Stock, that, when combined with the Rollover Shares and the shares of Common Stock beneficially owned by the Purchaser Group and the Alden Fund, will constitute a majority of the votes able to be cast with respect to the Merger (as defined below). Based on the number of outstanding shares as of May 17, 2010, a minimum of approximately 32.8% of our Class A Common Stock would need to be tendered and not withdrawn for this condition to be satisfied;

•	Alden Purchase Agreement (pages to ): Simultaneously with completion of the JS Acquisition Tender Offer, Alden Media will provide all necessary funds for the JS Acquisition Tender Offer and the other Transactions under the Alden Purchase Agreement, under which it will purchase for an aggregate of $90 million in cash, subject to adjustment as described below:

Series A Convertible Redeemable PIK Preferred Interests (the “JS Parent Preferred Interests”) of JS Parent, with an initial preferred unrecovered balance of $96.9 million and having a preferred return of 5% per annum until the second anniversary of the closing and 15% per annum thereafter; and

°	common interests (the “JS Parent Common Interests”) of JS Parent initially having a percentage interest of JS Parent equal to 24%, subject to adjustment as provided in the JS Parent operating agreement;

The amount of funds provided by Alden Media, the initial preferred unrecovered capital balance of Alden Media’s JS Parent Preferred Interests and Alden Media’s initial percentage interest of JS Parent may be subject to adjustment, to the extent funds are required to provide cash consideration in the Merger (as defined below) to holders of Existing Preferred Stock that do not tender their shares in the Exchange Offer and/or to pay certain expenses in connection with the Transactions.

•	Exchange Offer (pages to ): In this Exchange Offer, we are offering to issue an aggregate of $84,275,100 principal amount of new 12% PIK Senior Subordinated Notes due 2017 (the “New Notes”), which will be offered in exchange for all of the outstanding 6.25% Series A Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Existing Preferred Stock”) at a rate of $30.00 principal amount of New Notes for each $50.00 of liquidation preference (excluding accrued and unpaid dividends) of Existing Preferred Stock, as described in more detail in this Proxy Statement/Offer to Exchange, which is conditioned on, among other things:

°	obtaining the requisite 2/3 vote of the holders of Existing Preferred Stock and the affirmative vote of more shares of Class A Common Stock and Class B common stock, par value $0.01 per share (“Class B Common Stock,” and, together with the Class A Common Stock, the “Common Stock”) voting together as a single class (with each share of Class A Common Stock entitled to one vote per share and each share of Class B Common Stock entitled to 10 votes per share), voting in favor than against the Proposed Amendments, assuming a quorum is present, (collectively, the “Required Vote”), and

°	the minimum number, which as of May 17, 2010 would equal 32.8% of the outstanding shares of Class A Common Stock, having been validly tendered and not validly withdrawn in the JS Acquisition Tender Offer;

•	Proxy Solicitations (pages to ): Using this Proxy Statement/Offer to Exchange, we are also soliciting proxies (the “Proxy Solicitations”) from holders of Existing Preferred Stock and Common Stock to vote for the Proposed Amendments, as described in more detail in this Proxy Statement/Offer to Exchange. We are not seeking proxies with respect to the Merger (as defined below). As of the date of this Proxy Statement/Offer to Exchange, Mr. Smulyan directly owns shares of Common Stock entitling him to cast approximately 60.0% of the votes able to be cast by holders of Common Stock at the special meeting, and the Alden Fund directly owns shares of Common Stock entitling it to cast approximately 1.7% of the votes able to be cast by holders of Common Stock at the special meeting. Under the Alden Purchase Agreement, Mr. Smulyan has agreed to vote his shares of Common Stock in favor of the proposal to adopt the Proposed Amendments, and the Alden Fund has agreed to vote its shares of Common Stock in favor of the proposal to adopt the Proposed Amendments, so the proposal will be approved by the holders of the Common Stock. As of the date of this Proxy Statement/Offer to Exchange, the Alden Fund directly owns approximately 41.4% of the outstanding Existing Preferred Stock. Under the Alden Purchase Agreement, the Alden Fund has agreed to vote its shares of Existing Preferred Stock in favor of the proposal to adopt the Proposed Amendments;

•	Merger Proxy Solicitation (pages to ): If the JS Acquisition Tender Offer and this Exchange Offer are completed and the Proposed Amendments are adopted and effected, to the extent required by Indiana law, we will seek the affirmative votes of holders of Common Stock (a majority of which will be beneficially owned, following the JS Acquisition Tender Offer, by JS Acquisition) to approve a merger of JS Acquisition with and into Emmis, with Emmis surviving the merger as a subsidiary of JS Parent, with Mr. Smulyan holding all of the shares of a newly issued class of voting common stock of Emmis and JS Parent holding all of the shares of a newly issued class of non-voting common stock of Emmis.

•	The Merger (pages to ): Once the Merger is approved, we will complete the Merger, in which:

immediately prior to the effective time of the Merger:

–	Mr. Smulyan will retain 9,755 shares of Class A Common Stock directly, 190,245 shares of Class B Common Stock directly (which he will convert into Class A Common Stock immediately prior to the Merger) and 8,441 shares of Class A Common Stock in Emmis’ 401(k) plan, and The Smulyan Family Foundation will retain 30,625 shares of Class A Common Stock (collectively, the “Retained Shares”);

–	all shares of Class A Common stock held by the Purchaser Group (other than Retained Shares) and each Rollover Share of the Rolling Shareholders will be contributed to Emmis and cancelled, in satisfaction of each’s respective obligations under the Alden Purchase Agreement and the Rollover Agreement and in consideration for JS Parent Common Interests; and

–	all shares of Class B Common Stock (other than Retained Shares), all of which are held by Mr. Smulyan, and all of the stock options held by Mr. Smulyan, will be contributed to Emmis and cancelled, in satisfaction of his obligations to under the Alden Purchase Agreement, and in consideration for JS Parent Common Interests.

each share of Class A Common Stock remaining outstanding, including the Retained Shares, will be converted into the right to receive $2.40 in cash (without interest and less any applicable withholding taxes) from Emmis;

all remaining outstanding options to purchase Class A Common Stock, will vest if unvested, and each option with an exercise price of less than $2.40 per share (without interest and less any applicable withholding taxes) will be converted into the right to receive an amount of cash per option equal to $2.40 (without interest and less any applicable withholding taxes) minus the exercise price of the option, and all other options will be cancelled;

each outstanding share of Existing Preferred Stock held by the Alden Fund will be converted into New Notes at a rate of $30.00 principal amount of New Notes per $50.00 of liquidation preference of Existing Preferred Stock, excluding accrued and unpaid dividends;

each other outstanding share of Existing Preferred Stock will be converted into the right to receive $5.856 in cash (without interest and less any applicable withholding taxes) from Emmis, which is equal to the conversion rate of the Existing Preferred Stock of 2.44 shares of Class A Common Stock per share times the $2.40 in cash (without interest and less any applicable withholding taxes) per share of Class A Common Stock that is being offered in the JS Acquisition Tender Offer;

each share of JS Acquisition Class A Common Stock will be converted into one share of new nonvoting common stock of Emmis; and

each share of JS Acquisition Class B Common Stock will be converted into one share of new voting common stock of Emmis.

In this Proxy Statement/Offer to Exchange, where we present information on an “as-adjusted” basis, we mean that such information is presented after giving effect to the Transactions described above and assuming that all holders of Existing Preferred Stock tender all of their shares of Existing Preferred Stock into the Exchange Offer.

Information regarding Emmis

Emmis was incorporated in 1980 and is a diversified media company, principally focused on radio broadcasting. Emmis operates the 8th largest publicly traded radio portfolio in the United States based on total listeners. As of February 28, 2010, Emmis owned and operated seven FM radio stations serving the nation’s top three markets — New York, Los Angeles and Chicago, although one of its FM radio stations in Los Angeles is operated pursuant to a Local Marketing Agreement (LMA) whereby a third party provides the programming for the station and sells all advertising within that programming. Additionally, Emmis owns and operates fourteen FM and two AM radio stations with strong positions in St. Louis, Austin (Emmis has a 50.1% controlling interest in its radio stations located there), Indianapolis and Terre Haute, IN.

In addition to Emmis’ domestic radio properties, Emmis operates an international radio business and publishes several city and regional magazines. Internationally, Emmis owns and operates national radio networks in Slovakia and Bulgaria. Emmis’ publishing operations consist of Texas Monthly, Los Angeles, Atlanta, Indianapolis Monthly, Cincinnati, Orange Coast, and Country Sampler and related magazines. Emmis also engages in various businesses ancillary to its broadcasting business, such as website design and development, broadcast tower leasing and operating a news information radio network in Indiana.

The address and telephone number of Emmis’ principal executive offices are One Emmis Plaza 40, Monument Circle, Suite 700, Indianapolis, Indiana 46204, (317) 266-0100.

For more information regarding Emmis, please see the Emmis Annual Report on Form 10-K for the year ended February 28, 2010, which is attached to this Proxy Statement/Offer to Exchange as Appendix I.

Information regarding Jeffrey H. Smulyan, JS Parent and JS Acquisition and Alden

Jeffrey H. Smulyan, JS Parent and JS Acquisition

JS Parent is an Indiana limited liability company formed on May 6, 2010 that is wholly owned by Mr. Jeffrey H. Smulyan, the Chairman, Chief Executive Officer and President of Emmis. JS Parent was formed for the sole purpose of engaging in the Transactions and has carried on no other activities other than in connection with the Transactions.

JS Acquisition is an Indiana corporation and subsidiary owned by JS Parent and Mr. Smulyan that was formed on April 29, 2009. JS Acquisition was formed for the sole purpose of engaging in a going private transaction with Emmis and has carried on no other activities other than in connection with the JS Acquisition Tender Offer, the Merger and prior potential going private transactions.

For information regarding the executive officers and directors of JS Acquisition and JS Parent, see Schedule A to this Proxy Statement/Offer to Exchange.

None of Emmis, JS Parent, JS Acquisition or any of the persons listed in the table under the caption “Management” in this Proxy Statement/Offer to Exchange has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor have any of them been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

The address and telephone number of the principal executive offices of Mr. Smulyan, JS Parent and JS Acquisition are One Indiana Square, Suite 3500, Indianapolis, Indiana 46204, (317) 713-3500.

We refer to JS Parent, JS Acquisition and Mr. Smulyan and his affiliates (which, for avoidance of doubt, exclude the Rolling Shareholders), collectively as the “Purchaser Group.”

Alden

Alden Global Capital Limited is a Jersey (Channel Islands) based private asset management company, which together with its affiliates and related entities, has over $3 billion under management. Alden Global Capital, a division of Smith Management LLC, is a New York based private asset management company which, together with Alden Global Capital Limited, manages the Alden funds, which have over $3 billion in assets. Alden Global Distressed Opportunities Master Fund, L.P., is a fund managed by Alden Global Capital Limited and Alden Global Capital. The principal business address of Alden Global Capital Limited is First Floor, Liberation Station, Esplanade, St. Helier, Jersey JE2 3AS and the other Alden entities are located at 885 Third Avenue, 43th Floor, New York, NY 10022 and Alden Global Capital’s business telephone number is (212) 888-5500.

Share Ownership Information

The following table shows the beneficial ownership of members of the Purchaser Group, the Rolling Shareholders and the Alden Fund of the various securities of Emmis as of the date of this Proxy Statement/Offer to Exchange:

	Class A		Class B	Existing
	Common Stock		Common Stock	Preferred Stock

JS Parent	—		—	—
JS Acquisition	—		—	—
Jeffrey H. Smulyan	62,941	(1)	4,930,680	—
Rolling Shareholders	1,714,431	(1)	—	—
The Alden Fund	1,406,500	(2)	—	1,162,737

(1)	Does not include any shares all options. See “Principal Shareholders” for more information regarding these shares.

(2)	Does not include shares of Class A Common Stock beneficially owned that underly outstanding Existing Preferred Stock or other derivatives. See “Principal Shareholders” for more information regarding these shares.

The Alden Fund has agreed not to tender any of its shares of Class A Common Stock into the JS Acquisition Tender Offer or any of its shares of Existing Preferred Stock in the Exchange Offer but will vote those securities in favor of the Proposed Amendments. In the Merger:

•	each share of Class A Common Stock held by the Alden Fund will be converted into the right to receive $2.40 in cash (without interest and less any applicable withholding taxes) from Emmis, which is equivalent to the consideration offered by JS Acquisition in the JS Acquisition Tender Offer, and

•	each share of Existing Preferred Stock held by the Alden Fund will be converted into New Notes at the same rate as in the Exchange Offer.

HISTORICAL AND AS-ADJUSTED CORPORATE AND CAPITAL STRUCTURE

The following chart illustrates our corporate and capital structure as of February 28, 2010:

(1)	As of February 28, 2010, there were $339.2 million of term loans, $2.0 million of revolving borrowings and $0.9 million of outstanding letters of credit outstanding under the Credit Facility, with $17.1 million available for borrowing under the revolving facility.

The following chart illustrates our corporate and capital structure on an as adjusted basis, as of February 28, 2010, after giving effect to the Transactions:

(1)	As of February 28, 2010, there were $339.2 million of term loans, $2.0 million of revolving borrowings and $0.9 million of outstanding letters of credit outstanding under the Credit Facility, with $17.1 million available for borrowing under the revolving facility.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED AMENDMENTS,
THE TRANSACTIONS AND THE SPECIAL MEETING

The summary information provided below in “question and answer” format is for your convenience only and is merely a brief description of material information contained in this Proxy Statement/Offer to Exchange. You should carefully read this proxy statement in its entirety.

Questions and Answers Regarding the Transactions that are Applicable to All Emmis Shareholders Receiving these Materials

Q:	What is this document, and why am I receiving it?

Holders of Common Stock or Existing Preferred Stock:  This document is a Proxy Statement with respect to a solicitation of proxies from holders of the Common Stock and the Existing Preferred Stock of Emmis. If you hold either Common Stock or Existing Preferred Stock, we are asking you to provide proxies with respect to a proposal to make the Proposed Amendments to the terms of the Existing Preferred Stock. Under Indiana law, holders of common stock must be allowed to vote on a proposal to amend a company’s articles of incorporation, even if the amendment only affects rights of preferred shareholders. The requisite votes of holders of both the Common Stock and the Existing Preferred Stock are required in order to adopt the Proposed Amendments.

Holders of Existing Preferred Stock:  This document is also an Offer to Exchange, which sets forth the terms of an offer by Emmis to issue New Notes in exchange for your Existing Preferred Stock. Record holders of Existing Preferred Stock may be receiving letters of transmittal and instruction letters in a separate package. If you hold Existing Preferred Stock, you must tender your shares of Existing Preferred Stock as you have been instructed in order to validly tender your shares into the Exchange Offer. Separately, in order to vote your shares of Existing Preferred Stock, you must send in the proxy card you have provided or give voting instructions, as you have been instructed.

The Merger will not be considered at the special meeting.

Voting your shares of Existing Preferred Stock in favor of the Proposed Amendments is not sufficient to tender your shares of Existing Preferred Stock into the Exchange Offer. Similarly, tendering your shares of Existing Preferred Stock in the Exchange Offer is not sufficient to vote those shares in favor of the Proposed Amendments.

Q:	What is Emmis seeking to accomplish?

The adoption of the Proposed Amendments and the completion of the Exchange Offer are part of a series of transactions, which we refer to as the “Transactions,” that have been proposed to us by Mr. Jeffrey H. Smulyan and JS Acquisition. If the Transactions are completed, Mr. Smulyan or entities controlled by Mr. Smulyan will own all of Emmis’ outstanding capital stock.

The Transactions primarily consist of:

•	a cash tender offer by JS Acquisition, a company indirectly owned by Mr. Smulyan, for all of the shares of Emmis Class A Common Stock, other than those held by the Purchaser Group, the Alden Fund and the Rollover Shares held by the Rolling Shareholders, for $2.40 per share in cash (without interest and less any applicable withholding taxes);

•	the purchase of preferred equity interests in JS Parent by Alden Media in order to finance the tender offer by JS Acquisition and the other Transactions, which amount will be adjusted, to the extent funds are required to provide cash consideration to holders of Existing Preferred Stock that do not tender their shares in the Exchange Offer and/or to pay various expenses in connection with the Transactions;

•	the “Exchange Offer” to issue New Notes to holders of Existing Preferred Stock that is described in this Proxy Statement/Offer to Exchange;

•	the solicitation of proxies from holders of Common Stock and Existing Preferred Stock to vote in favor of a proposal to adopt the Proposed Amendments to the terms of the Existing Preferred Stock, as described in this Proxy Statement/Offer to Exchange; and

•	if the other Transactions are completed, the Merger of JS Acquisition with and into Emmis, in which, among other things, most shares of Class A Common Stock not held by the Purchaser Group will be converted into the right to receive $2.40 in cash (without interest and less any applicable withholding taxes) from Emmis, and each share of Existing Preferred Stock owned by anyone other than the Alden Fund will be converted into the right to receive $5.856 in cash (without interest and less any applicable withholding taxes) from Emmis, which is equal to the conversion rate of the Existing Preferred Stock of 2.44 shares of Class A Common Stock per share times the $2.40 in cash (without interest and less any applicable withholding taxes) per share of Class A Common Stock that is being offered in the JS Acquisition Tender Offer, and each share of Existing Preferred stock owned by the Alden Fund will be converted into the right to receive New Notes at the same rate as in the Exchange Offer.

See “The Transactions” for more information on the Transactions.

Q:	When are the Transactions expected to be completed?

The Exchange Offer and the JS Acquisition Tender Offer are expected to be completed simultaneously, and the funding of the preferred equity investment in JS Parent by Alden Media will also occur at the time the conditions to completion of both offers are satisfied. The Exchange Offer and the JS Acquisition Tender Offer are expected to be completed within 20 business days after the date of this Proxy Statement/Offer to Exchange.

If a vote is required for the Merger, the Merger is expected to occur shortly after the requisite vote for the Merger is received from Emmis shareholders. If a vote is not required for the Merger, it will occur shortly after the completion of the Exchange Offer and the JS Acquisition Tender Offer.

Q:	Are the Transactions conditioned on one other, and if so, how?

All of the Transactions are conditioned on the completion of one or more of the other Transactions.

The Exchange Offer is conditioned on, among other things:

•	obtaining the required votes for the Proposed Amendments;

•	the adoption and effectiveness of the Proposed Amendments;

•	the acceptance by JS Acquisition of a minimum number of shares, which as of May 17, 2010 would equal 32.8% of the outstanding Class A Common Stock, in the JS Acquisition Tender Offer; and

•	the Alden Purchase Agreement remaining in full force and effect and Alden Media funding its obligations under the Alden Purchase Agreement when due.

The Exchange Offer is also subject to various general conditions, including the absence of court or other governmental actions prohibiting the Transactions, general market conditions and the condition of our business. See “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding the conditions to the Exchange Offer.

The JS Acquisition Tender Offer for the Class A Common Stock is conditioned on, among other things:

•	there being validly tendered and not withdrawn prior to the expiration of the JS Acquisition Tender Offer a minimum number of shares, which as of May 17, 2010 would equal at least 32.8% of the outstanding Class A Common Stock;

•	the payment to JS Parent by Alden Media of the purchase price for its investment in JS Parent under the Alden Purchase Agreement;

•	obtaining the required votes for the Proposed Amendments; and

•	the adoption and effectiveness of the Proposed Amendments.

The minimum tender condition cannot be waived by JS Acquisition without the consent of Emmis.

The investment by Alden Media in JS Parent is conditioned on, among other things, the satisfaction or waiver of the conditions to the JS Acquisition Tender Offer.

The Merger will not occur unless the Exchange Offer and the JS Acquisition Tender Offer are completed.

See “The Transactions” for more information regarding the conditions to the Transactions other than the Exchange Offer.

Q:	What are the Proposed Amendments?

The Proposed Amendments would:

•	eliminate the rights of the holders of the Existing Preferred Stock to require Emmis to redeem all or a portion of their shares on the first anniversary after the occurrence of certain going private transactions and nominate directors to Emmis’ board of directors; and

•	provide for the automatic conversion, upon the Merger, (i) of the Existing Preferred Stock (other than the Existing Preferred Stock held by Alden) not exchanged for the New Notes into that amount of consideration that would be paid to holders of Class A Common Stock into which the Existing Preferred Stock was convertible immediately prior to the Merger and (ii) of the Existing Preferred Stock held by Alden into the New Notes, as described in this Proxy Statement/Offer to Exchange.

The Transactions would likely constitute a going private transaction under the terms of the Existing Preferred Stock that would, in the absence of the Proposed Amendments, require the redemption of the Existing Preferred Stock. No such redemption will occur if the Proposed Amendments become effective.

The Existing Preferred Stock currently has the right to nominate directors to our board of directors. The Proposed Amendments would eliminate that right.

If the Proposed Amendments are adopted and become effective, the Merger will result in the conversion of each share of Existing Preferred Stock, other than the shares held by the Alden Fund, into the right to receive $5.856 in cash (without interest and less any applicable withholding taxes), which is equal to the $2.40 in cash (without interest and less any applicable withholding taxes) per share that holders of the Class A Common Stock will receive in the Merger times 2.44, which is the number of shares of Class A Common Stock into which each share of Existing Preferred Stock can be converted.

JS Acquisition has conditioned the completion of the JS Acquisition Tender Offer on the adoption and effectiveness of the Proposed Amendments, so the Transactions will not occur unless the Proposed Amendments are adopted and become effective.

The Proposed Amendments will not become effective unless all conditions precedent to the completion of the Exchange Offer (other than the adoption and effectiveness of the Proposed Amendments) have been satisfied or waived.

See “The Proposal” and “Schedule B” for more information regarding the Proposed Amendments.

Q:	What shareholder vote is required to adopt the proposal to make the Proposed Amendments?

The proposal to adopt the Proposed Amendments requires the affirmative votes of:

•	more shares of Common Stock, voting together as a single class, voting in favor than against the Proposed Amendments, assuming a quorum is present, with the shares of Class B Common Stock being entitled to ten votes per share, and

•	holders of at least 2/3 of the outstanding Existing Preferred Stock, voting as a separate class.

As of the date of this Proxy Statement/Offer to Exchange, Mr. Smulyan directly owns shares of Common Stock entitling him to cast approximately 60.0% of the votes able to be cast by holders of Common Stock at the special meeting, and the Alden Fund directly owns shares of Common Stock entitling it to cast approximately 1.7% of the votes able to be cast by holders of Common Stock at the special meeting. Under the Alden Purchase Agreement, Mr. Smulyan has agreed to vote his shares of Common Stock in favor of the proposal to adopt the Proposed Amendments, and the Alden Fund has agreed to vote its shares of Common Stock in favor of the proposal to adopt the Proposed Amendments, so the proposal will be approved by the holders of the Common Stock.

As of the date of this Proxy Statement/Offer to Exchange, the Alden Fund directly owns approximately 41.4% of the outstanding Existing Preferred Stock. Under the Alden Purchase Agreement, the Alden Fund has agreed to vote its shares of Existing Preferred Stock in favor of the proposal to adopt the Proposed Amendments.

Q:	Am I being asked to vote to approve the Merger?

No. You are only voting on the proposal to adopt the Proposed Amendments. If the Exchange Offer and the JS Acquisition Tender Offer are completed, we will, if required by Indiana law, call another special meeting following the completion of those offers to vote on the Merger.

Q:	Has a special committee of the Emmis board of directors been formed? Is Mr. Smulyan voting on or participating in any of the deliberations of the Emmis board of directors with respect to, the Transactions?

In response to the proposal by Mr. Smulyan and JS Acquisition, on April 29, 2010, the board of directors of Emmis formed a Committee of Disinterested Directors (the “Committee”), consisting of Ms. Susan B. Bayh and Messrs. Peter A. Lund and Lawrence B. Sorrel, all of whom qualify as “Independent Directors” under NASDAQ Listing Rule 5605. The Committee did consider or make a determination or recommendation with respect to the Exchange Offer or the Proposed Amendments.

Mr. Smulyan did not participate in the deliberations of the Committee, although he did participate in the deliberations of the full board of directors as described below.

The members of the Committee will not be members of the board of directors of Emmis after the Merger. Shortly after the Committee was formed, the Committee retained Davis Polk & Wardwell LLP and Barnes & Thornburg LLP to serve as counsel to the Committee. On May 5, the Committee retained Morgan Stanley & Co. Incorporated (“Morgan Stanley”) to act as its financial advisor.

Q:	Do the Transactions involve any conflicts of interest?

Yes. The board of directors of Emmis has determined, based on the recommendation of the Committee, that the JS Acquisition Tender Offer and the Merger are in the best interests of the holders (the “Unaffiliated Shareholders”) of the Class A Common Stock other than Mr. Smulyan, JS Acquisition, JS Parent, Alden and the other holders who will be investors in JS Parent. See “Special Factors — Background.” The Exchange Offer and Proposed Amendments are conditions to the completion of the JS Acquisition Tender Offer. Emmis would not seek to complete the Exchange Offer and Proposed Amendments absent the other Transactions, and JS Acquisition Parent would not complete the other Transactions absent commencement of the Exchange Offer and effectuation of the Proposed Amendments. As a result, there is an inherent structural conflict of interest for the board of directors of Emmis. The Committee (the members of which are disinterested in the Transactions other than as to ownership of Class A Common Stock) would be unable to make an independent determination of whether the Exchange Offer and the Proposed Amendments are in the best interests of the holders of Existing Preferred Stock due to the effect that such determination could have on its determination of what is best for Emmis and the Unaffiliated Shareholders who hold Class A Common Stock. For a discussion of the Committee’s and full board of directors’ determinations with respect to the Exchange Offer and the Proposed Amendments see “Special Factors — Fairness of the Exchange Offer — Emmis”.

In addition to the structural conflicts of interest for the board of directors as between holders of Class A Common Stock and holders of Existing Preferred Stock, the Transactions involve other significant conflicts of interests as a result of the interests of directors and officers of Emmis in the Purchasing Group, Alden and the Rolling Shareholders. Mr. Smulyan, our Chairman, CEO and controlling shareholder, will own a majority of the common equity interests in JS Parent upon completion of the Transaction. Other officers and directors will also own common equity interests in JS Parent upon completion of the Transaction. In addition, Mr. Heath Freeman, a Managing Director of Alden Global Capital, became a member of the Emmis board of directors at the same meeting at which the Merger Agreement and other Transactions were approved and, although he did not participate in any deliberations of the board of directors and was not present at that meeting, the Alden Fund holds approximately 41.4% of the Existing Preferred Stock and has agreed with JS Parent to vote in favor of the Proposed Amendments. Alden Media will also hold substantial common interests and preferred interests in JS Parent upon completion of the Transactions.

For these and other reasons, neither the Committee nor the board of directors of Emmis is making any recommendation to holders of Existing Preferred Stock as to whether to vote to approve the Proposed Amendments or participate in the Exchange Offer.

Q:	Has the Committee made any fairness determination or recommendation with respect to the Exchange Offer or the Proxy Solicitation?

No. While the Committee has unanimously determined that the Merger Agreement, including the JS Acquisition Tender Offer and the Merger, were advisable and fair to and in the best interest of Emmis and the Unaffiliated Shareholders, the Committee has not made any determinations or recommendations with respect to the Exchange Offer or the Proposed Amendments.

Q:	Has the full board of directors made any fairness determination or recommendation with respect to the Exchange Offer or the Proxy Solicitation?

Yes. The full board of directors unanimously determined that the Exchange Offer is fair to Unaffiliated Shareholders who hold Existing Preferred Stock and to Unaffiliated Shareholders who hold Class A Common Stock. Nevertheless, the board of directors is not making any recommendation as to whether holders of Existing Preferred Stock should participate in the Exchange Offer or vote for the Proposed Amendments. The board of directors believes that, because of the circumstances surrounding the Transactions, including the background of the Transactions, the conflicts of interest inherent in the Transactions and the lack of a recommendation by the board of directors, each holder of Existing Preferred Stock should not rely on the fairness determination of the board of directors and should make its own independent analysis.

Q:	Has JS Acquisition or Mr. Smulyan made any fairness determination or recommendation with respect to the Exchange Offer or the Proxy Solicitation?

As a member of the Emmis board of directors, Mr. Smulyan voted in favor of the determination that the Exchange Offer is fair to Unaffiliated Shareholders who hold Existing Preferred Stock and to Unaffiliated Shareholders who hold Class A Common Stock. Neither he, nor the Emmis board of directors is making any recommendation as to whether holders of Existing Preferred Stock should participate in the Exchange Offer or vote for the Proposed Amendments. The board of directors believes that, because of the circumstances surrounding the Transactions, including the background of the Transactions, the conflicts of interest inherent in the Transactions and the lack of a recommendation by the board of directors, each holder of Existing Preferred Stock should not rely on the fairness determination of the board of directors and should make its own independent analysis.

Q:	Did the board of directors and the Committee consider alternatives to the Transactions?

The Committee took into account that Mr. Smulyan and his affiliates owned, as of May 25, 2010, shares of Common Stock representing approximately 60.0% of the total voting power of Common Stock, and that Mr. Smulyan has publicly stated that he is not interested in selling his shares of Emmis. Accordingly, the

Committee concluded that an acquisition of Emmis by a third party was not a feasible alternative, nor is the Committee aware of any other party making a proposal to buy Emmis or any significant minority stock ownership position since Mr. Smulyan made its initial proposal to acquire Emmis in 2006.

The board of directors of Emmis considered the same factors and came to the same conclusion.

Q:	Will Mr. Smulyan be willing to complete only some of the Transactions?

No. Mr. Smulyan, in his proposal to our board of directors, stated that he would not be willing to complete any of the individual Transactions unless the other Transactions were also completed. Therefore, a failure to complete any of the Transactions will result in none of the Transactions being completed.

Q:	Will Mr. Smulyan be willing to support a competing transaction?

No. Mr. Smulyan, in his capacity as the controlling shareholder of Emmis, has informed us that he would not be willing to approve any other transaction that competes with or impedes the Transactions.

Q:	Will Emmis be willing to complete only some of the Transactions?

No. Emmis will not complete any of the individual Transactions unless the other Transactions will also be completed.

Q:	Will the Transactions result in a change of control of Emmis?

No. Mr. Smulyan currently directly owns shares of Common Stock entitling him to cast more than a majority of the votes of the outstanding Common Stock on most matters. Mr. Smulyan will directly own all of the voting securities of Emmis following the Transactions.

Q.	Why has Mr. Heath Freeman been appointed to the board of directors of Emmis? Did he vote on or participate in any of the deliberations with respect to, the Transactions?

Mr. Freeman is a managing director of Alden Global Capital, which, along with Alden Global Capital Limited, manages the Alden Fund, and, as contemplated by the Letter of Intent, has been appointed to be a director of Emmis and will act as the representative of Alden on the board of directors. Based on its public filings, the Alden Fund currently beneficially owns more than 10% of the Class A Common Stock, in the form of Class A Common Stock, Class A Common Stock that would be issued upon conversion of Existing Preferred Stock and various derivative securities. For purposes of Rule 16b-3 of the Exchange Act, the Emmis board of directors has approved any of the Transactions in which the Alden Fund will be disposing of or acquiring the equity securities of Emmis, including the Merger. He has agreed to resign from the Emmis board of directors if the Alden Purchase Agreement is terminated.

Mr. Freeman is not a member of the Committee and has not voted or participated in any deliberations with respect to the Transactions.

Q:	Do Mr. Smulyan, JS Acquisition or Alden own shares of stock that can be voted at the special meeting? Will they vote their shares in favor of the proposal to adopt the Proposed Amendments?

Yes. The following table shows the beneficial ownership of Mr. Smulyan, the other members of the Purchaser Group and the Alden Fund of the various securities of Emmis as of the date of this Proxy Statement/Offer to Exchange:

	Class A		Class B	Existing
	Common Stock		Common Stock	Preferred Stock

JS Acquisition, LLC	—		—	—
JS Acquisition, Inc.	—		—	—
Jeffrey H. Smulyan	62,941	(1)	4,930,680	—
The Rolling Shareholders	1,714,431	(1)	—	—
The Alden Fund	1,406,500	(2)	—	1,162,730

(1)	Does not include any shares underlying any options. See “Principal Shareholders” for more information regarding these shares.
(2)	Does not include shares of Class A Common Stock beneficially owned that underly outstanding Existing Preferred Stock or other derivatives. See “Principal Shareholders” for more information regarding these shares.

As of the date of this Proxy Statement/Offer to Exchange, Mr. Smulyan owns shares of Common Stock entitling him to cast approximately 60.0% of the votes able to be cast by holders of Common Stock at the special meeting, and the Alden Fund owns shares of Common Stock entitling it to cast approximately 1.7% of the votes able to be cast by holders of Common Stock at the special meeting. Under the Alden Purchase Agreement, Mr. Smulyan has agreed to vote his shares of Common Stock in favor of the proposal to adopt the Proposed Amendments, and the Alden Fund has agreed to vote its shares of Common Stock in favor of the proposal to adopt the Proposed Amendments, so the proposal will be approved by the holders of the Common Stock.

As of the date of this Proxy Statement/Offer to Exchange, the Alden Fund owns approximately 41.4% of the outstanding Existing Preferred Stock. Under the Alden Purchase Agreement, the Alden Fund has agreed to vote its shares of Existing Preferred Stock in favor of the proposal to adopt the Proposed Amendments.

JS Acquisition owns no shares of Common Stock but will own shares of Class A Common Stock if the JS Acquisition Tender Offer is completed.

Q:	What effect will the Transactions have on the listing and Exchange Act registration of the securities of Emmis? Will Emmis be a reporting company under the Exchange Act after the closing of the Transactions?

The completion of the Transactions is expected to result in the delisting of the Class A Common Stock and the Existing Preferred Stock from the NASDAQ.

The completion of the Transaction is expected to result in all classes of securities of Emmis being held by fewer than 300 holders of record, so it is likely that Emmis will no longer be required by the Exchange Act to file periodic or current reports with the SEC.

Questions and Answers Regarding the Transactions that are Primarily Applicable to Holders of Common Stock

Q:	Will anything happen to my Class A Common Stock if I vote in favor of the Proposed Amendments?

No.

Nevertheless, if the JS Acquisition Tender Offer and the Exchange Offer are completed, and the Proposed Amendments are adopted and effected, the Merger of JS Acquisition with and into Emmis will occur, and any shares of Class A Common Stock that you hold will be converted into the right to receive $2.40 in cash (without interest and less any applicable withholding taxes) from Emmis, which is the same as the consideration being offered in the JS Acquisition Tender Offer. If you wish to, you can tender your shares of Class A Common Stock into the JS Acquisition Tender Offer.

Q:	Can I tender my shares of Class A Common Stock into the JS Acquisition Tender Offer and still submit a proxy or vote my shares at the special meeting?

Yes. If you were a holder of your shares of Class A Common Stock as of the record date for the special meeting, which was          , 2010, you will be able to submit a proxy or vote your shares of Class A Common Stock at the special meeting, regardless of whether you have tendered your shares into the JS Acquisition Tender Offer.

Q:	Will the Class A Common Stock vote on the proposal separately from the Class B Common Stock?

No. The shares of Class A Common Stock and Class B Common Stock will vote together on the proposal as a single class.

Q:	What happens to outstanding stock options?

If the Transactions are completed, all of Mr. Smulyan’s outstanding options will be contributed to Emmis and cancelled immediately prior to the Merger. Any outstanding options to purchase Class A Common Stock held by persons other than Mr. Smulyan, will vest if unvested, and each such option with an exercise price of less than $2.40 per share (without interest and less any applicable withholding taxes) will be converted in the Merger into the right to receive an amount of cash per option equal to $2.40 (without interest and less any applicable withholding taxes) minus the exercise price of the option. All other options will be cancelled.

Q:	What happens to restricted stock and restricted stock units?

Immediately prior to the Merger, each share of restricted stock and each restricted stock unit, whether or not vested, will vest and be cancelled, and the holders of restricted stock and restricted stock units will be entitled to receive $2.40 (without interest and less any applicable withholding taxes) for each share of restricted stock and each share underlying any restricted stock units (whether or not vested).

Questions and Answers Regarding the Transactions that are Primarily Applicable to Holders of Existing Preferred Stock

Q:	Where is the means to tender my Existing Preferred Stock?

Record holders of Existing Preferred Stock may be receiving letters of transmittal and instruction letters in a separate package. If you hold Existing Preferred Stock, you must tender your shares of Existing Preferred Stock as you have been instructed in order to validly tender your shares into the Exchange Offer. Voting your shares of Existing Preferred Stock in favor of the Proposed Amendments is not sufficient to tender your shares of Existing Preferred Stock.

Q:	If I tender my shares of Existing Preferred Stock into the Exchange Offer, will that also constitute a vote in favor of the Proposed Amendments?

No. Unlike a tender offer/consent solicitation relating to debt securities, in order to vote your shares of Existing Preferred Stock, you must also sign and mail in the provided proxy card or follow the instructions given to you by your broker or other nominee in order to vote in favor of the Proposed Amendments. Failure to vote your shares of Existing Preferred Stock in favor of the Proposed Amendments will make it less likely that the Exchange Offer will be completed.

Q:	Will the Proposed Amendments become effective if the Exchange Offer is not completed?

No. The Proposed Amendments will not become effective unless all conditions precedent to the completion of the Exchange Offer (other than the adoption and effectiveness of the Proposed Amendments) have been satisfied or waived.

Q:	Will anything happen to my Existing Preferred Stock if I vote in favor of the Proposed Amendments?

Yes. The Proposed Amendments will amend the rights and privileges of the Existing Preferred Stock. You should read the sections of this Proxy Statement/Offer to Exchange relating to the Proposed Amendments to determine whether to submit a proxy or vote your shares of Existing Preferred Stock in favor of the proposal to adopt the Proposed Amendments. See “The Proposal” and “Schedule B.”

In addition, the Exchange Offer is conditioned on, among other things, the adoption and effectiveness of the Proposed Amendments. If you wish to receive New Notes in exchange for your shares of Existing Preferred Stock, you should tender your shares in the Exchange Offer and submit a proxy or vote your shares in favor of the proposal to adopt the Proposed Amendments. Failure to vote your shares of Existing Preferred Stock in favor of the Proposed Amendments will make it less likely that the Exchange Offer will be completed.

Q:	If I do not tender my shares of Existing Preferred Stock, what will happen to those shares?

If the Exchange Offer is not completed or if the Proposed Amendments are not approved and do not become effective, nothing will happen to your shares of Existing Preferred Stock.

If the Proposed Amendments become effective, the Merger will result in the conversion of each share of Existing Preferred Stock, other than the shares held by the Alden Fund, into the right to receive $5.856 in cash (without interest and less any applicable withholding taxes), which is equal to the $2.40 in cash (without interest and less any applicable withholding taxes) per share that holders of the Class A Common Stock will receive in the Merger times 2.44, which is the number of shares of Class A Common Stock into which each share of Existing Preferred Stock can be converted.

Q:	Will there be significant differences between the rights and privileges of the New Notes, compared to the rights and privileges of the Existing Preferred Stock?

Yes. The two securities are significantly different from each other.

The New Notes will be debt securities of Emmis, with a final contractual maturity date but no conversion feature or rights to receive cash interest or nominate directors. The Existing Preferred Stock is an equity security with no final contractual maturity date that is convertible into Class A Common Stock and may, under certain circumstances, nominate directors to our board of directors. See “The Exchange Offer — Comparison of Rights of Holders of Existing Preferred Stock to Rights of Holders of New Notes.

Q:	Will holders of Existing Preferred Stock be entitled to dissenters’ rights?

Holders of Existing Preferred Stock are not entitled to dissenters’ rights under Indiana law with respect to the JS Acquisition Tender Offer, the Exchange Offer, the Proposed Amendments or the Merger. The JS Acquisition Tender Offer, the Exchange Offer and the Proposed Amendments are not among the transactions for which dissenters’ rights are provided under § 23-1-44-8 Ind. BCL.

With respect to the Merger, holders of shares are entitled to dissenters’ rights only if they have a right to vote on the Merger or they are entitled to dissenters’ rights under the Articles of Incorporation, Emmis’ bylaws or a resolution of the board of directors of Emmis. Holders of Existing Preferred Stock do not have a right to vote on the Merger. Neither the Articles of Incorporation nor Emmis’ bylaws contains any provision providing the holders of Existing Preferred Stock with dissenters’ rights with respect to the Merger, nor has the board of directors adopted a resolution to that effect.

General Questions and Answers

Q:	Who will serve as the information agent with respect to the special meeting and the Exchange Offer? Who will serve as Exchange Agent with respect to the Exchange Offer?

BNY Mellon Shareowner Services will serve as Information Agent in connection with the special meeting and the Exchange Offer. The Information Agent’s telephone number is (201) 680-6579 or (866) 301-0524

(toll free). See “The Exchange Offer-Information Agent” and the information set forth on the back cover of this proxy statement. The Information Agent can help answer your questions.

BNY Mellon Shareowner Services will serve as Exchange Agent with respect to the Exchange Offer. The Exchange Agent’s telephone number is (201) 680-6579 or (800) 777-3674 (toll free). See “The Exchange Offer-Exchange Agent” and the information set forth on the back cover of this proxy statement.

Q:	When and where is the special meeting?

The special meeting will be held on          , 2010, at     , local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.

Q:	What will be voted on at the special meeting?

Shareholders will vote on the proposal to adopt the Proposed Amendments at the special meeting. The special meeting will also allow the transaction of any other business that may properly come before the special meeting and any adjournments or postponements of the special meeting.

Q:	Who is entitled to vote at the special meeting?

Only holders of record of our Common Stock or Existing Preferred Stock at the close of business on          , 2010 are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting.

Q:	How do I vote?

You may attend the special meeting and vote in person or you can vote by proxy. To vote by proxy, sign and date each proxy card you receive and return it in the prepaid envelope. If you return your signed proxy card but do not indicate your voting preferences, we will vote on your behalf FOR the proposal to adopt the Proposed Amendments.

If you mark “abstain” on your proxy card, your shares will be counted as present for purposes of determining the presence of a quorum. You have the right to revoke your proxy at any time before the meeting by either notifying our corporate secretary or returning a later-dated proxy. You may also revoke your proxy by voting in person at the special meeting.

If you hold your shares through a broker, you should contact your broker to determine the procedure by which you can vote on these proposals. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Your broker will vote your shares only if you provide written instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:	What does it mean if I get more than one proxy card?

If you receive more than one proxy card, it means you hold shares registered in more than one account or may hold more than one class of shares. Sign and return ALL proxy cards to ensure that all your shares are voted.

Q:	What are the voting rights of the Class A Common Stock and the Class B Common Stock?

For all matters to be addressed at the special meeting, each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes. In this case, the Class A and Class B Common Stock vote together as a single class.

Q:	What are the voting rights of the Existing Preferred Stock?

Each share of the Existing Preferred Stock is entitled to one vote, voting separately as a class. The Existing Preferred Stock has no voting rights with respect to any other matter that might come up at the special meeting.

Q:	What constitutes a quorum?

A majority of the combined voting power of the outstanding Class A and Class B Common Stock, and a majority of the combined voting power of the Existing Preferred Stock, entitled to vote at the meeting constitutes a quorum for the special meeting (i.e., counting one vote for each share of outstanding Class A Common Stock, ten votes for each share of outstanding Class B Common Stock and one vote for each share of outstanding convertible preferred stock, present in person or represented by proxy). No additional quorum requirements apply to matters on which the holders of Class A and Class B Common Stock will vote together as a single class.

Q:	What do I need to do now?

First, read this Proxy Statement/Offer to Exchange carefully. Then, you should complete, sign and mail your proxy card in the enclosed return envelope as soon as possible. If you wish to tender shares of Existing Preferred Stock, you should also send in the tender documents you may be receiving separately from this Proxy Statement/Offer to Exchange or follow the instructions for tendering given to you by your broker or other nominee holder.

Q:	May I Change My Vote After I Have Mailed In My Signed Proxy Card Or Otherwise Voted?

Yes. To change your vote you can:

•	send in a later-dated, signed proxy card or a written revocation before the special meeting; or

•	attend the meeting in person and give oral notice of your intention to vote in person.

Simply attending the meeting will not in and of itself constitute a revocation of your proxy.

Q:	What do I do if I have additional questions?

If you have any questions prior to the special meeting, please call our Investor Relations Department toll-free at (866) 366-4703. You may also contact BNY Mellon Shareowner Services, Emmis’ Information Agent for the Special Meeting, toll-free at (866) 301-0524.

SUMMARY OF THE EXCHANGE OFFER

The following is a summary of the terms of the Exchange Offer. Please refer to “The Exchange Offer” for complete information regarding the terms of the Exchange Offer.

Securities Sought	We are offering to issue New Notes in exchange for any and all outstanding shares of Existing Preferred Stock. As of May 17, 2010, there were 2,809,170 shares of Existing Preferred Stock outstanding.

The Existing Preferred Stock is listed on the NASDAQ Global Select Market under the ticker symbol, “EMMSP.” See “Price Range and Other Information with Respect to the Existing Preferred Stock” for trading price, dividend and other information regarding the Existing Preferred Stock.

Is it Sufficient to Send in a Proxy Card if I Wish to Participate in the Exchange Offer?	Voting your shares of Existing Preferred Stock in favor of the Proposed Amendments is NOT sufficient to tender your shares of Existing Preferred Stock into the Exchange Offer. In order to participate in the Exchange Offer, you must tender your shares of Existing Preferred Stock as instructed.

Exchange Ratio	We will issue New Notes at a rate of $30.00 aggregate principal amount of New Notes for each $50.00 liquidation preference of Existing Preferred Stock (excluding accrued and unpaid dividends).

Accrued and Unpaid Dividends	Accrued and unpaid dividends will not be paid on any shares of Existing Preferred Stock tendered into the Exchange Offer, and you will no longer have the right to receive such dividends after your shares of Existing Preferred Stock are accepted and paid for in the Exchange Offer. As of April 15, 2010, $4.87 per share of unpaid dividends had accrued on the Existing Preferred Stock.

Fairness; Recommendation	The full Emmis board of directors unanimously determined that the Exchange Offer is fair to Unaffiliated Shareholders who hold Existing Preferred Stock and Unaffiliated Shareholders who hold Class A Common Stock. Nevertheless, the Emmis board of directors is not making any recommendation as to whether holders of Existing Preferred Stock should participate in the Exchange Offer or vote for the Proposed Amendments.

The Emmis board of directors believes that, because of the circumstances surrounding the Transactions, including the background of the Transactions, the conflicts of interest inherent in the Transactions and the lack of a recommendation by the Emmis board of directors, each holder of Existing Preferred Stock should not rely on the fairness determination of the Emmis board of directors and should make its own independent analysis.

Proposed Amendments	We are simultaneously soliciting proxies from holders of at least 2/3 of outstanding Existing Preferred Stock to vote in favor of the Proposed Amendments at the special meeting. Holders of Existing Preferred Stock must submit proxies in the Preferred Proxy Solicitation in order to vote in favor of the Proposed Amendments.

Under the Alden Purchase Agreement, the Alden Fund, which holds approximately 41.4% of the votes eligible to be cast by holders of the Existing Preferred Stock with respect to the Proposed Amendments, has agreed to vote in favor of the Proposed Amendments.

We are also simultaneously soliciting proxies to obtain the affirmative votes of more shares of Common Stock, voting together as a single class, voting in favor than against the Proposed Amendments, assuming a quorum is present, at the special meeting. We will not complete the Exchange Offer unless the Required Vote for the Proposed Amendments is received and the Proposed Amendments are effected. As of the date of this Proxy Statement/Offer to Exchange, Mr. Smulyan directly owns shares of Common Stock entitling him to cast approximately 60.0% of the votes able to be cast by holders of Common Stock at the special meeting, and the Alden Fund directly owns shares of Common Stock entitling it to cast approximately 1.7% of the votes able to be cast by holders of Common Stock at the special meeting. Under the Alden Purchase Agreement, Mr. Smulyan has agreed to vote his shares of Common Stock in favor of the proposal to adopt the Proposed Amendments, and the Alden Fund has agreed to vote its shares of Common Stock in favor of the proposal to adopt the Proposed Amendments, so the proposal will be approved by the holders of the Common Stock.

We will not complete the Exchange Offer unless the Proposed Amendments are adopted and effected.

Conditions to the Exchange Offer	Our obligation to complete this Exchange Offer, to accept your shares of Existing Preferred Stock tendered in the Exchange Offer and to issue the New Notes in exchange for such shares of Existing Preferred Stock is conditioned on, among other things:

• the Proposed Amendments having been adopted by the holders of Common Stock and Existing Preferred Stock;

• not less than a minimum number of shares, which as of May 17, 2010 would equal 32.8% of the outstanding shares of Class A Common Stock, having been validly tendered and not validly withdrawn in the JS Acquisition Tender Offer and having been simultaneously accepted for payment by JS Acquisition;

• the payment to JS Parent by Alden Media of the purchase price for its investment in JS Parent under the Alden Purchase Agreement; and

• other customary conditions precedent.

See “The Exchange Offer — Conditions to the Exchange Offer.”

Eligible Offerees; Transfer Restrictions	The Exchange Offer will be exempt from registration under the Securities Act under Section 3(a)(9) of that Act. All holders of Existing Preferred Stock are eligible to participate in the Exchange Offer.

If your shares of Existing Preferred Stock are freely transferable without registration under the Securities Act, any New Notes you receive in the Exchange Offer will also be freely transferable.

Expiration Date	The offers will expire at 11:59 p.m., New York City time, on , 2010, unless extended by Emmis with respect to any or all series of old notes (such date and time, as the same may be extended, the “Expiration Date”). We, in our sole discretion, may extend the Expiration Date for any offer for any purpose, including in order to permit the satisfaction or waiver of any or all conditions to any offer. See “The Exchange Offer — Expiration Time, Extensions, Termination and Amendments.”

Settlement Date	The settlement date of the Exchange Offers will be as soon as practicable following the Expiration Date.

Procedures for Tendering	The means to tender your shares of Existing Preferred Stock may be sent to you separately from the proxy card and proxy instructions. Voting your shares of Existing Preferred Stock in favor of the Proposed Amendments is not sufficient to tender your shares of Existing Preferred Stock into the Exchange Offer. If you wish to participate in the Exchange Offer and your Existing Preferred Stock is held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your Existing Preferred Stock on your behalf pursuant to the procedures of that custodial entity. If your Existing Preferred Stock is registered in your name, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this Proxy Statement/Offer to Exchange and the letter of transmittal. See “The Exchange Offer — How to Tender.”

Withdrawal Deadline	You may withdraw your tendered shares of Existing Preferred Stock at any time prior to the Expiration Date.

Withdrawal of Tenders and Revocation of Proxies	You may withdraw the tender of your Existing Preferred Stock prior to the Expiration Date by submitting a notice of withdrawal to the exchange agent using ATOP procedures and/or upon compliance with the other procedures described in this Proxy Statement/Offer to Exchange.

Proper withdrawal of your Existing Preferred Stock will not be deemed to revoke the related proxy in favor of the Proposed Amendments. You must separately revoke your proxy in order to not have your shares of Existing Preferred Stock voted in favor of the Proposed Amendments.

Consequences of Failure to Tender	If the Exchange Offer is completed, a failure to tender your shares of Existing Preferred Stock in the Exchange Offer could have the following consequences, among others:

• claims with respect to your shares of Existing Preferred Stock would be junior in right of payment to all of the New Notes issued in the Exchange Offer;

• your Existing Preferred Stock would no longer have the covenant protections, such as the right to nominate directors and protections against going private transactions, that were removed by the Proposed Amendments; and

• if the Merger is completed, you will not receive New Notes for your shares of Existing Preferred Stock, but, instead, each share of your Existing Preferred Stock will be converted into the right to receive $5.856 in cash (without interest and less any applicable withholding taxes), which is equal to the conversion rate of the Existing Preferred Stock of 2.44 shares of Class A Common Stock per share times the $2.40 in cash (without interest and less any applicable withholding taxes) per share of Class A Common Stock that is being offered in the JS Acquisition Tender Offer.

For a description of the consequences of failing to exchange your old notes, see “Risk Factors — Risks Applicable to Existing Preferred Stock Not Tendered in the Exchange Offer.”

Taxation	For a summary of the material U.S. federal income tax consequences of the Exchange Offer, see “Certain Material U.S. Federal Income Tax Consequences.”

Accounting Treatment	The Transactions will not be accounted for as a purchase, because there is no change of ownership involved. Mr. Jeffrey H. Smulyan, who beneficially owned approximately 60.0% of the total voting power of the outstanding Common Stock of Emmis as of May 17, 2010, will own all of Emmis’ voting stock after the completion of the Transactions.

Interests of Certain Persons in the Transactions	A number of directors and executive officers of Emmis have interests in the Transactions, which may be different from yours. See “The Exchange Offer — Executive Officer and Director Participation; Interests of Certain Persons in the Transactions.”

Dealer Managers and Solicitation Agents	No dealer managers or solicitation agents have been retained to solicit tenders or proxies.

Exchange Agent and Information Agent	BNY Mellon Shareowner Services. The addresses and telephone numbers of BNY Mellon Shareowner Services are listed on the back cover page of this Proxy Statement/Offer to Exchange.

SUMMARY OF THE PROXY SOLICITATIONS

The following is a summary of certain aspects of the Proxy Solicitations. Please refer to “The Special Meeting” and “The Proposal” for complete information regarding the terms of the Proxy Solicitations.

Special Meeting	The special meeting of the shareholders of Emmis Communications Corporation will be held on , , 2010, at , local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204. The shareholders of Emmis will consider the Proposed Amendments at the special meeting. The text of the Proposed Amendments is attached to this Proxy Statement/Offer to Exchange as Schedule B. Shareholders should read the text of the Proposed Amendments in their entirety.

Does a Tender of my Existing Preferred Stock in the Exchange Offer Constitute a Vote in Favor of the Proposed Amendments?	Unlike a tender offer/consent solicitation relating to debt securities, in order to vote your shares of Existing Preferred Stock, you must also sign and mail in the provided proxy card or follow the instructions given to you by your broker or other nominee in order to vote in favor of the Proposed Amendments. Failure to vote your shares of Existing Preferred Stock in favor of the Proposed Amendments will make it less likely that the Exchange Offer will be completed.

Recommendation	The full Emmis board of directors unanimously determined that the Exchange Offer is fair to Unaffiliated Shareholders who hold Existing Preferred Stock and Unaffiliated Shareholders who hold Class A Common Stock. Nevertheless, the Emmis board of directors is not making any recommendation as to whether holders of Existing Preferred Stock should participate in the Exchange Offer or vote for the Proposed Amendments.

The Emmis board of directors believes that, because of the circumstances surrounding the Transactions, including the background of the Transactions, the conflicts of interest inherent in the Transactions and the lack of a recommendation by the Emmis board of directors, each holder of Existing Preferred Stock should not rely on the fairness determination of the Emmis board of directors and should make its own independent analysis.

Record Date	Holders of record of Class A Common Stock, Class B Common Stock and/or Preferred Stock as of , 2010 will be entitled to vote those shares of stock at the special meeting.

Condition to Effectiveness of the Proposed Amendments	The Proposed Amendments will not become effective unless all conditions precedent to the completion of the Exchange Offer (other than the adoption and effectiveness of the Proposed Amendments) have been satisfied or waived.

Existing Preferred Stock	We are soliciting proxies from holders of record, as of , 2010, of the Existing Preferred Stock to vote at the special meeting in favor of the following Proposed Amendments:

• to eliminate the rights of the holders of the Existing Preferred Stock to require Emmis to redeem all or a portion of their shares on the first anniversary after the occurrence of certain going private transactions and nominate directors to Emmis’ board of directors; and

• provide for the automatic conversion upon the proposed merger of JS Acquisition with and into Emmis, with Emmis surviving the merger (i) of the Existing Preferred Stock (other than the Existing Preferred Stock held by Alden) not exchanged for the New Notes into that amount of consideration that would be paid to holders of Class A Common Stock into which the Existing Preferred Stock was convertible immediately prior to the Merger and (ii) of the Existing Preferred Stock held by Alden into the New Notes.

The affirmative vote of holders of at least 2/3 of the outstanding shares of Existing Preferred Stock will be required in order to adopt the Proposed Amendments. Holders of Existing Preferred Stock must submit proxies in the Proxy Solicitation in order to vote in favor of the Proposed Amendments. As of the record date, there were 2,809,170 shares of Existing Preferred Stock outstanding.

Under the Alden Purchase Agreement, the Alden Fund, which holds approximately 41.4% of the votes eligible to be cast by holders of the Existing Preferred Stock with respect to the Proposed Amendments, has agreed to vote in favor of the Proposed Amendments.

Common Stock	We are also soliciting proxies from holders of record, as of , 2010, of Class A and Class B Common Stock, voting together as a single class, to vote at the special meeting in favor of the following Proposed Amendments:

• to eliminate the rights of the holders of the Existing Preferred Stock to require Emmis to redeem all or a portion of their shares on the first anniversary after the occurrence of certain going private transactions and nominate directors to Emmis’ board of directors; and

• provide for the automatic conversion upon the proposed merger of JS Acquisition with and into Emmis, with Emmis surviving the merger (i) of the Existing Preferred Stock (other than the Existing Preferred Stock held by Alden) not exchanged for the New Notes into that amount of consideration that would be paid to holders of Class A Common Stock into which the Existing Preferred Stock was convertible immediately prior to the Merger and (ii) of the Existing Preferred Stock held by Alden into the New Notes.

The affirmative vote of more shares of Common Stock, voting together as a single class, voting in favor than against the Proposed Amendments, assuming a quorum is present, will be required in order to adopt the Proposed Amendments. As of the record date, there were outstanding shares of Class A Common Stock, with one vote per share on the Proposed Amendments, and shares of Class B Common Stock, with ten votes per share on the Proposed Amendments.

As of the date of this Proxy Statement/Offer to Exchange, Mr. Smulyan directly owns shares of Common Stock entitling him to cast approximately 60.0% of the votes able to be cast by holders of Common Stock at the special meeting, and the Alden Fund directly owns shares of Common Stock entitling it to cast approximately 1.7% of the votes able to be cast by holders of Common Stock at the special meeting. Under the Alden Purchase Agreement, Mr. Smulyan has agreed to vote his shares of Common Stock in favor of the proposal to adopt the Proposed Amendments, and the Alden Fund has agreed to vote its shares of Common Stock in favor of the proposal to adopt the Proposed Amendments, so the proposal will be approved by the holders of the Common Stock.

Abstentions and Broker Non-Votes	If you mark “abstain” on your proxy card, your shares will be counted as present for purposes of determining the presence of a quorum. If your shares of Common Stock or Existing Preferred Stock are held in “street name” or through nominees, brokers and other nominees will not be permitted to vote on the Proposed Amendments unless instructed by you since the Proposed Amendments are not “routine matters” for purposes of the NASDAQ rules. Proxies submitted by brokers and other nominees who do not indicate a vote for the proposal because the holders do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on those proposals are called “broker non-votes.” Abstentions and broker non-votes will not affect the voting on the Proposed Amendments for shares of Class A and Class B Common Stock, but will have the same effect as voting against the Proposed Amendments for shares of Existing Preferred Stock.

Required Vote in order to Complete the Exchange Offer	In order to adopt the Proposed Amendments, the requisite vote of holders of both the Existing Preferred Stock and the Common Stock, as described above, will be required. It is a condition precedent to the completion of the Exchange Offer that the Required Vote be obtained and the Proposed Amendments be adopted and effected.

Revocation of Proxies	You may change your vote if you send in a later-dated, signed proxy card or a written revocation with respect to your shares of Common Stock or Existing Preferred Stock, as applicable, prior to the special meeting. You can also attend the special meeting in person and give oral notice of your intention to vote in person.

SUMMARY OF THE NEW NOTES

The following is a summary of the terms of the New Notes. Please refer to “Description of the New Notes” and the form of indenture for the New Notes, which is filed as an exhibit to the Statement on Schedule TO of which this Proxy Statement/Offer to Exchange is a part, for complete information regarding the terms of the New Notes.

Issuer	Emmis Communications Corporation

Title of Security	12% PIK Senior Subordinated Notes due 2017

Maximum Aggregate Principal Amount	$84,275,100, assuming all holders of the Existing Preferred Stock tender their shares.

Maturity	, 2017, unless redeemed earlier by Emmis as described under the heading “Description of the New Notes — Optional Redemption.”

Interest	12.00% per annum accruing from the date of issuance, payable in- kind, in arrears, annually on each , beginning on , 2011.

Subsidiary Guarantees	The New Notes will not be guaranteed by any of Emmis’ subsidiaries.

Security	The New Notes will not be secured by any assets.

Mandatory Redemption	Except as provided below, Emmis is not required to make mandatory redemption or sinking fund payments with respect to the New Notes.

If the New Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), at the end of each accrual period ending after the fifth anniversary of the New Notes’ issuance (each, an “AHYDO Redemption Date”), Emmis will be required to redeem for cash a portion of each New Note then outstanding equal to the “mandatory principal redemption amount” (such redemption, a “mandatory principal redemption”). The redemption price for the portion of each New Note redeemed pursuant to a mandatory principal redemption will be 100% of the principal amount of such portion plus any accrued interest thereon to the date of redemption. The “mandatory principal redemption amount” means the portion of a New Note required to be redeemed to prevent such New Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the New Notes prior to any AHYDO Redemption Date pursuant to any other provision of the Indenture will alter Emmis’ obligations to make the mandatory principal redemption with respect to any New Notes that remain outstanding on any AHYDO Redemption Date.

Optional Redemption	Emmis may redeem the New Notes, in whole at any time or in part from time to time, at our option on not less than 30 nor more than 60 days’ notice, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the date of redemption. See “Description of the New Notes — Optional Redemption.”

Ranking	The New Notes will be senior subordinated obligations of Emmis and will rank upon liquidation:

• senior in right of payment to any of Emmis’ existing and future indebtedness that is expressly subordinated in right of payment to the New Notes, including the 15% PIK Junior Subordinated Notes due 2017 (“Junior Subordinated Notes”) that may be issued in connection with a redemption of the Exchanged ECC Shares;

• senior in right of payment to any shares of Existing Preferred Stock not tendered in the Exchange Offer;

• subordinated in right of payment to any of Emmis’ existing and future senior indebtedness, including Emmis’ guarantee of the Credit Facility;

• equal in right of payment with any of Emmis’ existing and future senior subordinated indebtedness;

• effectively subordinated to any of Emmis’ future secured indebtedness, to the extent of the assets securing such indebtedness; and

• effectively subordinated to all indebtedness, liabilities (including trade payables) and preferred stock of Emmis’ subsidiaries, including under the Credit Facility.

On an as-adjusted basis, as of February 28, 2010, the New Notes would be effectively subordinated to $341.2 million of indebtedness under the Credit Facility, with $17.1 million of additional indebtedness available for borrowing under the Credit Facility, net of $0.9 million of letters of credit, and $146.1 million of other liabilities. Because of Emmis’ guarantee of the Credit Facility, the New Notes would also be subordinated in right of payment to that guarantee.

The ability of Emmis to prepay the New Notes (including its right to optionally redeem New Notes or the requirement that it mandatorily redeem the New Notes) is also subject to limitations, as described under “Description of the New Notes — Subordination.”

Covenants	The indenture for the New Notes will not contain any material restrictive covenants. See “Description of the New Notes.”

Reports	The indenture for the New Notes will not contain any requirement to file with the SEC or provide periodic or current reports, except as may be required under the Trust Indenture Act of 1939. Based on currently applicable interpretations of the TIA and the lack of rules promulgated thereunder, we would not be required to file or provide any such reports. See “Risk Factors — Risks Related to the Exchange Notes — After completion of the Transactions, we may no longer be a company that has any classes of securities listed on a stock exchange or registered under the Exchange Act, and we will not be required, under the indenture governing the New Notes, to provide any such reports to holders of the New Notes.”

Effects on Rights of Holders	The rights of holders of New Notes, which will be indebtedness of Emmis, will be significantly different from those of holders of Existing Preferred Stock, which are equity securities of Emmis. For more information on these differences, please see “The Exchange Offer — Comparison of Rights of Holders of Existing Preferred Stock to Rights of Holders of New Notes.”

Form and Denomination	The New Notes will be represented by one or more global notes, deposited with a trustee as a custodian for the Depository Trust Company and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and any transfers will be effective only through, records maintained by DTC and its participants. Interests in the global notes will be issued in minimum denominations of $1.00 and integral multiples of $1.00. No cash will be paid in lieu of any fractional New Notes that would otherwise be issuable.

Securities Law Restrictions	The Exchange Offer will be exempt from registration under the Securities Act under Section 3(a)(9) of that Act. All holders of Existing Preferred Stock are eligible to participate in the Exchange Offer.

If your shares of Existing Preferred Stock are freely transferable without registration under the Securities Act, any New Notes you receive in the Exchange Offer will also be freely transferable.

No Registration Rights	The New Notes will not have any registration rights.

Trust Indenture Act of 1939	The indenture governing the New Notes will be qualified under the Trust Indenture Act of 1939 (the “TIA”), and the terms of the New Notes and the indenture governing the New Notes will include those stated in the New Notes and such indenture and those made part of such indenture by reference to the TIA. Emmis expects to file an application on Form T-3 to qualify the indenture under the TIA.

No Listing	We will not list the New Notes for trading on any securities exchange or automated quotation system.

Use of Proceeds	We will not receive any proceeds from the Exchange Offer.

Governing Law	The indenture for the New Notes will be governed by New York law.

For a description of certain of certain considerations that should be taken into account in connection with the Exchange Offer and in connection with an investment in the New Notes, see “Risk Factors”.

RISK FACTORS

Investing in the New Notes involves risk. You should carefully consider the following risks, the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other information in this Proxy Statement/Offer to Exchange before deciding to invest in the New Notes by tendering your shares of Existing Preferred Stock. The following risks and uncertainties could materially and adversely affect our business, financial condition or operating results.

The risks below are not the only ones that we face. Some risks may not yet be known to Emmis and some that we do not currently believe to be material could later turn out to be material. Any of these risks could materially affect our business, financial condition and results of operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to Our Capital Structure and the Transactions

The substantial level of our indebtedness may limit the cash flow available to invest in the ongoing needs of our business and may have a material, adverse effect on our business and results of operations.

We have substantial indebtedness. As of February 28, 2010, on an as-adjusted basis, we would have approximately $425.5 million of total consolidated indebtedness outstanding, including $84.3 million aggregate principal amount of New Notes offered in this Exchange Offer and $341.2 million under the Credit Facility, with $17.1 million available for borrowing, net of $0.9 million of letters of credit.

Our substantial indebtedness could have important consequences. For example, it could:

•	require Emmis to dedicate a substantial portion of our cash flow from operations to interest and principal payments on our indebtedness, reducing the availability of our cash flow for other purposes, such as capital expenditures, acquisitions or working capital;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	increase our vulnerability to general adverse economic and industry conditions;

•	place Emmis at a disadvantage compared to our competitors who have less debt; and

•	limit our ability to borrow additional funds.

We expect to obtain the money necessary to pay our expenses, fund working capital and capital expenditures, and to pay the interest on our various debt instruments from cash flow from our operations and from our existing and available borrowings under the Credit Facility. Our ability to meet our debt obligations and other expenses thus depends on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the industry in which we operate and competitive pressures. Our cash flow may not be sufficient to allow Emmis to pay interest on our debt and to meet our other obligations. If we do not have enough cash flow, we may be required to refinance all or part of our existing debt, sell assets or borrow additional money. We may not be able to do so on terms acceptable to Emmis or at all. In addition, the terms of existing or future debt agreements may restrict Emmis from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve such alternatives could reduce the value of the New Notes and limit Emmis’ ability to pay principal and interest, including PIK interest, on the New Notes.

We may not be able to refinance our outstanding indebtedness that is due prior to the 2017 maturity date of the New Notes, including that under the Credit Facility, which is due in November 2012 and November 2013.

As of February 28, 2010, on an as-adjusted basis, we would have had $2.0 million of outstanding indebtedness under the revolving facility of the Credit Facility, which is due in November 2012, and $339.2 million of outstanding term loans under the Credit Facility, which are due November 2013.

Therefore, prior to the maturity of the New Notes, we will need to repay, refinance, extend the maturity of or otherwise amend the terms of this indebtedness under the Credit Facility. Our ability to refinance the Credit Facility is dependent upon, among other things, business conditions and our financial performance. The indenture governing the New Notes will not limit our ability to pay fees or interest on any permitted refinancing, and therefore, the indebtedness issued in any refinancing of the Credit Facility could have a significantly higher rate of interest and costs than the Credit Facility has currently. We may not be able to refinance, extend the maturity of or otherwise amend the terms of the Credit Facility, and any refinancing, extension or amendment may not be on commercially reasonable terms. The financial terms or covenants of any new or replacement credit facility or other indebtedness issued to refinance the Credit Facility may be more stringent than those existing under the Credit Facility currently.

Our ability to complete a refinancing of our indebtedness under the Credit Facility prior to its maturity is also subject to a number of conditions beyond our control. For example, if a disruption in the financial markets were to occur at the time that we intended to refinance this indebtedness, we might be restricted in our ability to access the financial markets. If we are unable to refinance this indebtedness, our alternatives would consist of negotiating an extension of the Credit Facility and seeking or raising new capital. General economic conditions and lack of availability of capital may also prevent Emmis from completing a successful refinancing or extension. A failure to refinance the Credit Facility prior to its maturity date would have a material adverse effect on our financial condition and would materially and adversely impact our ability to make payments on the New Notes.

Despite our current indebtedness levels, we may still be able to incur substantially more debt. This additional debt could exacerbate further the risks associated with our substantial leverage.

Emmis and its subsidiaries may be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. The terms of the Credit Facility restrict, but do not completely prohibit, Emmis and its subsidiaries from doing so. In addition, the indenture governing the New Notes contains no restrictive covenants and therefore will not prevent Emmis or its subsidiaries from incurring additional indebtedness, all of which may be pari passu or senior in right of payment to the New Notes, and any indebtedness incurred by the subsidiaries of Emmis will be structurally senior to the New Notes. See “Description of Other Indebtedness — Credit Facility” and “Description of New Notes.”

Furthermore, upon completion of this Exchange Offer and the Transactions, the JS Parent Preferred Interests held by Alden Media may be converted, through a series of steps, into Junior Subordinated Notes of Emmis upon the occurrence of certain events. If new debt or other liabilities are added to our current debt levels, the related risks that we now face could intensify.

Certain restrictions in the Credit Facility and in the documents governing the JS Parent Preferred Interests that will be issued to Alden Media will limit Emmis’ operating and financial flexibility.

Although the indenture governing the New Notes does not contain any restrictive covenants and will therefore not limit our operational activities, the Credit Facility and the JS Parent operating agreement contain restrictive covenants.

Under the JS Parent operating agreement, Alden Media will have the right to consent to:

•	any merger, liquidation or sale of all or substantially all assets of JS Parent, Emmis or Emmis Operating Company (“Emmis Operating”);

•	the incurrence of indebtedness by JS Parent, Emmis, Emmis Operating, or any of their subsidiaries or the issuance of equity securities by Emmis or Emmis Operating, or any of their subsidiaries, except in specified circumstances including indebtedness incurred or equity securities issued to redeem or otherwise refinance the Credit Facility, the Junior Subordinated Notes, the New Notes, the JS Parent Preferred Interests or the JS Parent Common Interests;

•	amendments to the operating agreement, charter, by-laws or similar document of JS Parent, Emmis or Emmis Operating;

•	as long as Alden Media and its permitted transferees own JS Parent Preferred Interests or own or have the right to acquire Junior Subordinated Notes, the payment of distributions by JS Parent;

•	commencing any proceedings in bankruptcy with respect to JS Parent, Emmis, Emmis Operating or any subsidiary of Emmis Operating;

•	transactions with affiliates (other than existing arrangements and amendments and replacements of those arrangements) other than Emmis and its subsidiaries;

•	any redemption or repurchase of equity securities of JS Parent or Emmis, subject to specified exceptions;

•	acquiring specified assets, including any assets or businesses for an aggregate price in excess of $5 million;

•	any sale of assets other than in the ordinary course of business or as permitted under and applied in accordance with the Credit Facility in which the net cash proceeds are used to repay, redeem, exchange or refinance the Credit Facility, the New Notes, the Junior Subordinated Notes or the JS Parent Preferred Interests; and

•	permitting liens on any of the common stock of Emmis or any of its subsidiaries, except in specified circumstances, any activity which would pose a material risk that JS Parent may be treated as engaged in a trade or business for federal income tax purposes.

Covenants in the JS Parent operating agreement also require JS Parent to use commercially reasonable efforts to cause Emmis to dispose of assets to modify or refinance the Credit Facility so as to allow the redemption of the JS Parent Preferred Interests, the New Notes or the Junior Subordinated Notes and to effect such redemptions promptly after any such modification or refinancing.

The agreement governing the Credit Facility also contains covenants that, among other things, restrict Emmis Operating’s and its subsidiaries’ ability to:

•	incur additional indebtedness;

•	incur liens;

•	enter into negative pledges;

•	make investments;

•	make restricted payments;

•	amend, prepay, redeem or repurchase indebtedness;

•	merge, consolidate or sell assets or enter into other business combination transactions;

•	enter into sale and leaseback arrangements;

•	use land or permit land to be used in violation of environmental law; and

•	enter into transactions with affiliates.

Such covenants also limit Emmis’ ability to make issuances of equity, to amend, prepay, redeem or repurchase specified indebtedness, to incur indebtedness or to conduct activities other than holding company activities.

The Credit Facility also contains financial maintenance covenants, including a total leverage ratio, a fixed charge coverage ratio, a minimum liquidity covenant and a minimum EBITDA covenant. The total leverage ratio and fixed charge coverage ratio have been suspended until at least September 2011, unless Emmis Operating elects to end the suspension earlier.

These restrictions could significantly limit our operational flexibility and our ability to respond to changing business conditions or to change our business strategy. A failure to adapt to changing business conditions or make timely changes to business strategies may have a material, adverse effect on our business, financial condition and results of operations. A failure to comply with the covenants in the Credit Facility could result in a default under the Credit Facility, which could result in all amounts outstanding under the Credit Facility being declared immediately due and payable. Any such event would have a material, adverse effect on our business, results of operations and financial condition.

We may be unable to generate sufficient cash to service all of our indebtedness, including under the New Notes, and we may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful. In addition, since Emmis is a holding company with no business or operations apart from those of its subsidiaries, it may be unable to service its indebtedness, including under the New Notes, due to being unable to access the cash flows of its subsidiaries.

Our ability to make scheduled payments on or to refinance our debt obligations depends on the financial condition and operating performance of our subsidiaries, which is subject to prevailing economic and competitive conditions and to financial, business and other factors beyond our control. We and our subsidiaries may not be able to maintain a level of cash flows from operating activities sufficient to permit Emmis to pay or refinance our indebtedness, including the New Notes and our indebtedness under the Credit Facility. If the cash flows and capital resources of Emmis and our subsidiaries are insufficient to fund our debt service obligations, we and our subsidiaries could face substantial liquidity problems and may be forced to reduce or delay capital expenditures or growth strategies, sell assets, seek additional capital or restructure or refinance our indebtedness, including the New Notes and the Credit Facility. These alternative measures may not be successful and may not permit Emmis to meet our scheduled debt service obligations. A failure to meet these obligations would have a material, adverse effect on our financial condition and our ability to pay our obligations under the New Notes.

Emmis is a holding company, and all of its operations are conducted through its subsidiaries, but none of its subsidiaries are obligated to make funds available to it for payment of the New Notes. Accordingly, Emmis’ ability to make payments on the New Notes is dependent entirely on the earnings and distributions of funds from its subsidiaries. The agreements governing the Credit Facility contain significant restrictions on Emmis’ subsidiaries to pay dividends or otherwise transfer assets to Emmis, with only very limited exceptions. If Emmis is unable to access the cash flows of its subsidiaries, it may not be able to pay its obligations under the New Notes when they come due.

Risks Related to the New Notes

The New Notes will not be secured or guaranteed by any of the subsidiaries of Emmis, and the subsidiaries of Emmis hold substantially all of its operations and assets, so the New Notes will be effectively subordinated to any indebtedness of the subsidiaries of Emmis, including under the Credit Facility.

The New Notes are only obligations of Emmis and will not be secured or guaranteed by any of the subsidiaries of Emmis. Emmis conducts substantially all of its operations through its subsidiaries and has no material assets or operations outside of those of its subsidiaries. The New Notes will therefore be effectively subordinated to all of the indebtedness, preferred stock and other liabilities (including trade payables) of the subsidiaries of Emmis, including all of the indebtedness under the Credit Facility. As of February 28, 2010, on an as-adjusted basis, Emmis’ subsidiaries would have had $341.2 million of outstanding indebtedness under the Credit Facility, with an additional $17.1 million available for borrowing under the Credit Facility, net of $0.9 million of letters of credit, and $146.1 million of other liabilities outstanding. In an insolvency proceeding, holders of the liabilities and preferred stock of the subsidiaries of Emmis, including under the Credit Facility, will be entitled to be paid in full before any payment may be made on the New Notes. In these cases, we may not have sufficient assets to satisfy all of our creditors, and holders of the New Notes may receive less, ratably, than the holders of the indebtedness of the subsidiaries of Emmis.

The indenture governing the New Notes will not contain any material restrictive covenants, so it will not restrict us from taking actions that may not be in the best interests of the holders of the New Notes.

While other instruments, such as the Credit Facility and the JS Parent operating agreement will contain restrictive covenants, the indenture governing the New Notes will not contain any material restrictive covenants. As a result, it will not restrict us from taking actions that may not be in the best interests of the holders of the New Notes, including, without limitation:

•	incurring additional indebtedness;

•	making dividends, including to pay dividends on, or to repurchase or retire, the JS Parent Preferred or JS Parent Common Interests;

•	repurchasing or retiring our or our direct or indirect parents’ equity interests, including the JS Parent Preferred Interests;

•	prepaying or paying cash interest on, junior indebtedness, including the Junior Subordinated Notes;

•	incurring liens;

•	making investments;

•	selling or otherwise disposing of assets;

•	acquiring assets or businesses;

•	permitting restrictions on dividends by subsidiaries of Emmis;

•	entering into transactions with affiliates;

•	merging, consolidating or selling all or substantially all of our assets;

•	experiencing a change of control; or

•	entering additional lines of business.

Some of the actions we will be permitted to take under the indenture governing the New Notes may result in material and adverse consequences for holders of the New Notes, and the value of the New Notes may decrease as a result.

There is no established trading market for the New Notes, and you may not be able to sell them quickly or at the price that you paid.

The New Notes are a new issue of securities, and there is no established trading market for the New Notes. We do not intend to apply for the New Notes to be listed on any securities exchange or to arrange for their quotation on any automated dealer quotation system. We also cannot assure you that you will be able to sell your New Notes at a particular time or that the prices that you receive when you sell will be favorable. Future trading prices of the New Notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the New Notes will be subject to disruptions. Any disruptions may have a negative effect on holders of the New Notes, regardless of our prospects and financial performance.

The New Notes will be subordinated in right of payment to all unsubordinated indebtedness of Emmis, including its guarantee of the Credit Facility.

Emmis’ obligations under the New Notes will be expressly subordinated in right of payment to all senior indebtedness of Emmis, including its guarantee under the Credit Facility. As of February 28, 2010, on an as-adjusted basis, we would have had $341.2 million of outstanding indebtedness under the Credit Facility, with $17.1 million available for borrowing, net of $0.9 million of letters of credit. In an insolvency proceeding, the holders of obligations that are senior in right of payment to the New Notes will be entitled to be paid in full before any payment may be made on the New Notes. In these cases, we may not have sufficient assets to satisfy all of our creditors, and holders of the New Notes may receive less, ratably, than the holders of Emmis’ senior indebtedness. Since there will be no restrictive covenants limiting Emmis’ ability to incur additional senior indebtedness, the amount of indebtedness to which the New Notes will be subordinated may increase in the future, which could exacerbate this risk.

The New Notes may be prepaid by Emmis at any time, without premium, which could prevent you from realizing interest income associated with the New Notes.

The New Notes are subject to redemption at our option in whole at any time or in part from time to time, without penalty or premium, upon notice to the holders of the New Notes. As a result, holders of the New Notes will be subject to a risk of prepayment at a time when interest rates may be generally declining. In such a case, holders of New Notes will no longer have the right to receive interest and may be forced to reinvest the redemption proceeds in securities with a lower rate of interest.

A court could deem the issuance of the New Notes a fraudulent conveyance and void all or a portion of the obligations represented by the New Notes.

In a bankruptcy proceeding, a trustee, debtor in possession, or someone else acting on behalf of the bankruptcy estate may seek to recover transfers made or void obligations incurred prior to the bankruptcy proceeding on the basis that such transfers and obligations constituted fraudulent conveyances. Fraudulent conveyances are generally defined to include transfers made or obligations incurred for inadequate consideration when the debtor was insolvent, inadequately capitalized or in similar financial distress, or transfers made or obligations incurred with the intent of hindering, delaying or defrauding current or future creditors. A trustee or such other parties may recover such transfers and avoid such obligations made within two years prior to the commencement of a bankruptcy proceeding. Furthermore, under certain circumstances, creditors may recover transfers or void obligations under state fraudulent conveyance laws, within the applicable limitation period, which may be longer than two years, even if the debtor is not in bankruptcy. In bankruptcy, a representative of the estate may also assert such state law claims.

If a court were to find that Emmis issued the New Notes under circumstances constituting a fraudulent conveyance, the court could void all or a portion of the obligations under the New Notes. In addition, under such circumstances, the value of any consideration holders received with respect to the New Notes could also be subject to recovery from such holders and possibly from subsequent transferees, or holders might be returned to the same position they held as holders of the Existing Preferred Stock.

A New Note could be voided, or claims in respect of a New Note could be subordinated to all other debts of Emmis, if Emmis at the time it incurred the indebtedness evidenced by the New Notes:

•	received less than reasonably equivalent value or fair consideration for the issuance of the New Notes or the incurrence of the guarantee and was insolvent or rendered insolvent by reason of such issuance or incurrence;

•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot assure you as to what standard a court would apply in determining whether Emmis would be considered to be insolvent. If a court determined that Emmis was insolvent after giving effect to the issuance of the New Notes, it could void the New Notes and require you to return any payments received in respect of the New Notes.

If a bankruptcy petition were filed by or against Emmis, holders of the New Notes may receive a lesser amount for their claim than they would be entitled to receive under the indenture governing the New Notes.

If a bankruptcy petition were filed by or against Emmis under the U.S. Bankruptcy Code after the issuance of the New Notes, the claim by any holder of the New Notes for the principal amount of the New Notes may be limited to an amount equal to the sum of:

•	the original issue price for the Notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any OID that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the New Notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of New Notes, even if sufficient funds are available.

Risks Related to the Exchange Offer

By tendering your Existing Preferred Stock for the new notes, you will lose rights associated with your Existing Preferred Stock, including the right to receive accrued and unpaid dividends.

To the extent that shares of your Existing Preferred Stock you tender are accepted by Emmis, you will be relinquishing rights available to you as a shareholder. If your Existing Preferred Stock is validly tendered and accepted for exchange, upon acceptance of the shares by Emmis at the closing of the Exchange Offer, you will lose the right to share in any capital appreciation of Existing Preferred Stock, will not be entitled to vote upon any matters submitted to our shareholders for which you might otherwise be eligible to vote, and will no longer be entitled to dividends, including all accrued and unpaid dividends to date, on Existing Preferred Stock. As of April 15, 2010, an aggregate of $4.87 of dividends per share of Existing Preferred Stock were accrued and unpaid.

After completion of the Transactions, we may no longer be a company that has any classes of securities listed on a stock exchange or registered under the Exchange Act, and we will not be required, under the indenture governing the New Notes, to provide any such reports to holders of the New Notes.

After the Transactions are completed, we expect that we will no longer be subject to requirements under the Exchange Act to file periodic or current reports with the SEC. In addition, the indenture governing the New Notes will not contain any covenants requiring Emmis to file such reports. As a result, we will no longer be required to provide financial and other information in filings on Forms 10-K, 10-Q or 8-K. Furthermore, we expect that none of our securities will be listed on a stock exchange after completion of the Exchange

Offer. As a result, we will no longer be subject to SEC and stock exchange regulations with respect to financial reporting, internal control over financial reporting, disclosure controls, audit committee independence, short-swing profits reporting, beneficial ownership reporting or any other similar requirements to which public companies are subject. Our status as a private company may have an adverse effect on the value of our securities and evidences of our indebtedness, including the New Notes.

This Exchange Offer is subject to certain contingencies that may prevent its consummation.

The consummation of this Exchange Offer is subject to certain conditions that are not within our control. For example, consummation of this Exchange Offer is conditioned upon obtaining a 2/3 vote of the holders of Existing Preferred Stock and the affirmative votes of more shares of Common Stock voting in favor than against the Proposed Amendments, assuming a quorum is present, and the closing of the JS Acquisition Tender Offer. The consummation of this Exchange Offer is also conditioned on, among other things, there being no material adverse changes in our business, no pending or threatened action by a governmental body challenging this Exchange Offer and no general suspension of trading in the securities markets. Any of the conditions to the completion of this Exchange Offer may not be fulfilled, in which case we will not be required to complete the Exchange Offer.

Review by the SEC of this Proxy Statement/Offer to Exchange may require modification or revision of the information we have included in this Proxy Statement/Offer to Exchange.

This Proxy Statement/Offer to Exchange is subject to review by the SEC. In the course of the SEC’s review, we may make changes to the various information included in this Proxy Statement/Offer to Exchange. Such changes may have an impact on the manner, timing and terms of the Exchange Offer or Proxy Solicitations.

After the Transactions are completed, we will be controlled by a single shareholder, Mr. Jeffrey H. Smulyan, and Alden Media will have significant consent rights with respect to various actions we might wish to take and, under certain circumstances, may obtain control of Emmis. The interests of those parties may conflict with the interests of holders of the New Notes.

If the Transactions are completed, all of Emmis’ voting stock will be held by Mr. Jeffrey H. Smulyan. Mr. Smulyan will therefore be in a position to exercise sole control over Emmis, subject to various consent rights of Alden Media, as described under “— Certain restrictions in the Credit Facility and in the documents governing the JS Parent Preferred Interests that will be held by Alden Media will limit our operating and financial flexibility.”

Accordingly, Mr. Smulyan, subject to Alden Medias’ consent rights, can determine the outcomes of the elections of members of our board of directors and the outcome of corporate actions requiring shareholder approval, including mergers, consolidations and the sale of all or substantially all of our assets. Subject to Alden Medias’ consent rights, Mr. Smulyan also controls our management, policies and financing decisions and is in a position to prevent or cause a change of control. Under certain circumstances, Alden Media may obtain control of Emmis because of an increase in its equity stake in JS Parent either as a result of accretion on their common equity over time, upon a change of control of Emmis and/or through acquisition from Mr. Smulyan or certain other members of JS Parent. See “The Transactions — Subsequent Merger — Adjustment of Alden Media Ownership Interest.” The interests of Mr. Smulyan or Alden Media could conflict with those of the holders of the New Notes. For example, if we encounter financial difficulties or are unable to pay our debts as they come due, the interests of Mr. Smulyan or Alden Media as an equity holder might conflict with the interests of holders of the New Notes. Mr. Smulyan or Alden Media may have an interest in pursuing acquisitions, divestitures, dividend payments, equity repurchases or financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions may involve significant risks to holders of the New Notes. In addition, Mr. Smulyan, Alden Media and their respective affiliates may in the future own interests in businesses that compete with ours.

In addition JS Parent has agreed to use commercially reasonable efforts following completion of the Transactions to cause Emmis to sell assets in order to refinance debt of Emmis’ operating subsidiary to allow the redemption of Alden Media’s preferred investment and/or the New Notes or the Junior Subordinated Notes (described below). Such asset sales and refinancing may be on terms that are not in the best interests of the New Notes and the proceeds of such asset sales may ultimately be used to refinance junior securities, such as the Junior Subordinated Notes or the Series A Preferred interests of JS Parent.

The exchange ratio for the Exchange Offer does not reflect any independent valuation of the Existing Preferred Stock or the New Notes.

Neither we nor our board of directors have obtained or requested a fairness opinion from any banking or other firm as to the fairness of the exchange ratio or the relative values of Existing Preferred Stock and New Notes. If you tender your Existing Preferred Stock, you may or may not receive more or as much value than if you choose to keep it.

It is possible that the New Notes will be issued with original issue discount, or “OID,” for U.S. federal income tax purposes.

Because interest on the New Notes is not unconditionally payable in cash or in property (other than debt instruments of Emmis) at least annually and therefore does not represent “qualified stated interest,” the New Notes are considered issued with OID for U.S. federal income tax purposes to the extent that the stated principal amount of the notes exceeds their issue price. In such a case, U.S. Holders will be required to include such OID in gross income on a constant yield to maturity basis in advance of the receipt of cash payment thereof and regardless of such holder’s method of accounting for U.S. federal income tax purposes. See “Certain Material U.S. Federal Income Tax Consequences.”

Risks Applicable to Existing Preferred Stock not Tendered in the Exchange Offer

If you do not tender your shares of Existing Preferred Stock, your shares of Existing Preferred Stock may be converted into the right to receive a cash payment, which may be worth less than the New Notes that would be issued to you in the Exchange Offer.

If the JS Acquisition Tender Offer and this Exchange Offer are completed and the Proposed Amendments are adopted and effected, we will seek the affirmative votes of holders of Common Stock (a majority of which will be beneficially owned, following the JS Acquisition Tender Offer, by Mr. Smulyan and the Alden Fund) to approve the Merger of JS Acquisition with and into Emmis, with Emmis surviving the merger as a subsidiary of JS Parent. Mr. Smulyan will hold all of the shares of a newly issued class of voting common stock of Emmis, and JS Parent will hold all of the shares of a newly issued class of non-voting common stock of Emmis. In the Subsequent Merger, each outstanding share of Existing Preferred Stock not held by the Alden Fund will be converted into the right to receive $5.856 in cash (without interest and less any applicable withholding taxes) from Emmis, which is equal to the conversion rate of the Existing Preferred Stock of 2.44 shares of Class A Common Stock per share times the $2.40 in cash (without interest and less any applicable withholding taxes) per share of Class A Common Stock that is being offered in the JS Acquisition Tender Offer, and may be less than the value of the New Notes you would receive in the Exchange Offer.

To the extent the Existing Preferred Stock remains outstanding following the completion of the Exchange Offer, it will no longer have the protections of the covenants amended or removed by the Proposed Amendments, and it will be subordinated in right of payment to the New Notes issued to holders of Existing Preferred Stock who elect to tender their shares into the Exchange Offer.

If the Proposed Amendments are adopted and effected, holders of the Existing Preferred Stock will no longer be entitled to appoint directors to our board of directors if sufficient dividends on the Existing Preferred Stock are accrued and unpaid. The Proposed Amendments would also remove the requirement for Emmis to redeem the Existing Preferred Stock following specified going-private transactions.

The Proposed Amendments would also provide for the automatic conversion upon the proposed merger of JS Acquisition with and into Emmis, with Emmis surviving the merger,

•	of the Existing Preferred Stock (other than the Existing Preferred Stock held by Alden) not exchanged for the New Notes into that amount of consideration that would be paid to holders of Class A Common Stock into which the Existing Preferred Stock was convertible immediately prior to the Merger, and

•	of the Existing Preferred Stock held by Alden into the New Notes.

Following the completion of the Exchange Offer, any shares of Existing Preferred Stock that remain outstanding would be subordinated in right of payment to the New Notes and any other indebtedness of Emmis. Therefore, in an insolvency proceeding, such New Notes and other Emmis indebtedness will be entitled to be paid in full before any payment may be made on the Existing Preferred Stock. In these cases, we may not have sufficient funds to pay all of our creditors, and holders of the Existing Preferred Stock may receive less, ratably, than the holders of the indebtedness of Emmis, including the New Notes.

For more information regarding the Proposed Amendments, see “The Proposal.”

Risks Related to Our Business

Our results of operations could be negatively impacted by weak economic conditions and instability in financial markets.

We believe that advertising is a discretionary business expense. Spending on advertising tends to decline disproportionately during an economic recession or downturn as compared to other types of business spending. Consequently, a downturn in the United States economy generally has an adverse effect on our advertising revenue and, therefore, our results of operations. A recession or downturn in the economy of any individual geographic market, particularly a major market such as Los Angeles or New York, also generally has a significant effect on us. The recent recession in the global economy negatively impacted our results of operations. While economic conditions appear to be improving, we can not ensure that our results of operations won’t be negatively impacted by future economic downturns or by delays in economic recovery.

Even with a recovery from the recent recession in the economy, an individual business sector (such as the automotive industry) that tends to spend more on advertising than other sectors might be forced to maintain a reduced level of advertising expenditures if that sector experiences a slower recovery than the economy in general, or might reduce its advertising expenditures further if additional downturns occur. If that sector’s spending represents a significant portion of our advertising revenues, any reduction in its advertising expenditures may affect our revenue.

We may lose audience share and advertising revenue to competing radio stations or other types of media.

We operate in highly competitive industries. Our radio stations compete for audiences and advertising revenue with other radio stations and station groups, as well as with other media. Shifts in population, demographics, audience tastes, consumer use of technology and forms of media and other factors beyond our control could cause us to lose market share. Any adverse change in a particular market, or adverse change in the relative market positions of the stations located in a particular market, could have a material adverse effect on our revenue or ratings, could require increased promotion or other expenses in that market, and could adversely affect our revenue in other markets. Other radio broadcasting companies may enter the markets in which we operate or may operate in the future. These companies may be larger and have more financial resources than we have. Our radio stations may not be able to maintain or increase their current audience ratings and advertising revenue in the face of such competition.

We routinely conduct market research to review the competitive position of our stations in their respective markets. If we determine that a station could improve its operating performance by serving a different demographic within its market, we may change the format of that station. Our competitors may respond to our actions by more aggressive promotions of their stations or by replacing the format we vacate, limiting our options if we do not achieve expected results with our new format.

From time to time, other stations may change their format or programming, a new station may adopt a format to compete directly with our stations for audiences and advertisers, or stations might engage in aggressive promotional campaigns. These tactics could result in lower ratings and advertising revenue or increased promotion and other expenses and, consequently, lower earnings and cash flow for us. Any failure by us to respond, or to respond as quickly as our competitors, could also have an adverse effect on our business and financial performance.

Arbitron Inc., the supplier of ratings data for United States radio markets, has developed technology to passively collect data for its ratings service. The Portable People Metertm is a small, pager-sized device that does not require any active manipulation by the end user and is capable of automatically measuring radio, television, Internet, satellite radio and satellite television signals that are encoded for the service by the broadcaster. Our New York, Los Angeles, Chicago and St. Louis market ratings are being measured by the PPMtm. In each market, there has been a compression in the relative ratings of all stations in the market, enhancing the competitive pressure within the market for advertising dollars. In addition, ratings for certain stations when measured by the PPMtm as opposed to the traditional diary methodology can be materially different. PPMtm based ratings are scheduled to be introduced in Indianapolis and Austin by Spring 2010. We anticipate Terre Haute will remain a diary ratings market.

Because of the competitive factors we face and the introduction of the PPMtm, we cannot assure investors that we will be able to maintain or increase our current audience ratings and advertising revenue.

Our domestic radio operations are heavily concentrated in the New York and Los Angeles markets.

Our radio operations in New York and Los Angeles account for approximately 50% of our domestic radio revenues. Our results from operations can be materially affected by decreased ratings or resulting revenues in either one of these markets.

We must respond to the rapid changes in technology, services and standards that characterize our industry in order to remain competitive.

The radio broadcasting industry is subject to rapid technological changes, evolving industry standards and the emergence of competition from new technologies and services. We cannot assure that we will have the resources to acquire new technologies or to introduce new services that could compete with these new technologies. Various media technologies and services that have been developed or introduced in the recent years include:

•	satellite-delivered digital audio radio service, which has resulted in subscriber-based satellite radio services with numerous niche formats;

•	audio programming by cable systems, direct-broadcast satellite systems, personal communications systems, Internet content providers and other digital audio broadcast formats;

•	personal digital audio devices (e.g., audio via Wi-Fi, mobile phones, iPods®, iPhones®, WiMAX, the Internet and MP3 players);

•	in-band on-channel digital radio (i.e., HD digital radio), which provides multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services; and

•	low-power FM radio, which could result in additional FM radio broadcast outlets.

New media has resulted in fragmentation in the advertising market, but we cannot predict the effect, if any, that additional competition arising from new technologies may have on the radio broadcasting industry or on our financial condition and results of operations. We also cannot ensure that our investments in HD digital radio and other technologies will produce the desired returns.

Our business depends on maintaining our licenses with the FCC. We could be prevented from operating a radio station if we fail to maintain its license.

The radio broadcasting industry is subject to extensive and changing regulation. The Communications Act and FCC rules and policies require FCC approval for transfers of control and assignments of FCC licenses.

The filing of petitions or complaints against FCC licensees could result in the FCC delaying the grant of, or refusing to grant, its consent to the assignment of licenses to or from an FCC licensee or the transfer of control of an FCC licensee. In certain circumstances, the Communications Act and FCC rules and policies will operate to impose limitations on alien ownership and voting of our common stock. There may be changes in the current regulatory scheme, additional regulations may be imposed, and new regulatory agencies may be created, which changes could restrict or curtail our ability to acquire, operate and dispose of stations or, in general, to compete profitably with other operators of radio and other media properties.

Each of our radio stations operates pursuant to one or more licenses issued by the FCC. Under FCC rules, radio licenses are granted for a term of eight years. Our licenses expire at various times through June 2014. The licenses for three of our stations — WKQX in the Chicago market, KPNT in the St. Louis market and WIBC in the Indianapolis market — have expired by their terms, but continue in effect under applicable law pending action by the FCC on the stations’ renewal applications. The license renewal applications of WKQX and KPNT are subject to third-party objections relating primarily to alleged broadcast of indecent programming. WIBC is subject to an FCC inquiry concerning possible violation of laws concerning sponsorship identification and “payola”.

Except for the three stations listed above, all of our radio stations’ licenses are in effect. Although we will apply to renew these licenses upon their expiration, third parties may challenge our renewal applications. While we are not aware of facts or circumstances that would prevent us from having our current licenses renewed, there can be no assurance that the licenses will be renewed or that renewals will not include conditions or qualifications that could adversely affect our business and operations. Failure to obtain the renewal of any of our broadcast licenses may have a material adverse effect on our business and operations. In addition, if we or any of our officers, directors or significant shareholders materially violates the FCC’s rules and regulations or the Communications Act, is convicted of a felony, or is found to have engaged in unlawful employment discrimination, unlawful anticompetitive conduct or fraud upon another government agency, the FCC may, in response to a petition from a third party or on its own initiative, in its discretion, commence a proceeding to impose sanctions upon us which could involve the imposition of monetary fines, the revocation of our broadcast licenses or other sanctions. In the case of any such violations by a person or entity other than the licensee itself, the impact is dependent on the severity of the violation and the nature and extent of the violator’s ownership interest, control and involvement in the broadcast operations of the licensee. If the FCC were to issue an order denying a license renewal application or revoking a license, we would be required to cease operating the applicable radio station only after we had exhausted all rights to administrative and judicial review without success.

The FCC has begun more vigorous enforcement of its indecency rules against the broadcast industry, which could have a material adverse effect on our business.

The FCC’s rules prohibit the broadcast of obscene material at any time and indecent material between the hours of 6 a.m. and 10 p.m. Broadcasters risk violating the prohibition on the broadcast of indecent material because of the FCC’s broad definition of such material, coupled with the spontaneity of live programming.

Congress has dramatically increased the penalties for broadcasting obscene, indecent or profane programming and broadcasters can potentially face license revocation, renewal or qualification proceedings in the event that they broadcast indecent material. In addition, the FCC’s heightened focus on indecency, against the broadcast industry generally, may encourage third parties to oppose our license renewal applications or applications for consent to acquire broadcast stations. As a result of these developments, we have implemented certain measures that are designed to reduce the risk of broadcasting indecent material in violation of the FCC’s rules. These and other future modifications to our programming in an effort to reduce the risk of indecency violations could have an adverse effect on our competitive position.

Any changes in current FCC ownership regulations may negatively impact our ability to compete or otherwise harm our business operations.

The FCC is required to review all of its broadcast ownership rules every four years and to repeal or modify any of its rules that are no longer “necessary in the public interest.” We cannot predict the impact of these reviews on our business or their effect on our ability to acquire broadcast stations in the future or to continue to own and freely transfer stations that we have already acquired.

In 2003, we acquired a controlling interest in five FM stations and one AM station in the Austin, Texas market. Under ownership regulations released after the date of our acquisition, it appears that we would be permitted to own or control only four FM stations in the Austin market (ownership of one AM station would continue to be allowed). The new rules do not require divestiture of existing non-conforming station combinations, but do provide that such clusters may be transferred only to defined small business entities or to buyers that commit to selling any excess stations to such entities within one year. Consequently, if we wish to sell our interest in the Austin stations, we will have to either sell to an entity that meets those FCC requirements or exclude at least one FM station from the transaction.

Changes in current Federal regulations could adversely affect our business operations.

Congress and the FCC have under consideration, and may in the future consider and adopt, new laws, regulations and policies that could, directly or indirectly, affect the profitability of our broadcast stations. In particular, Congress is considering a revocation of radio’s exemption from paying royalties to performing artists for use of their recordings (radio already pays a royalty to songwriters). A requirement to pay additional royalties could have an adverse effect on our business operations and financial performance.

Our business strategy and our ability to operate profitably depend on the continued services of our key employees, the loss of whom could materially adversely affect our business.

Our ability to maintain our competitive position depends to a significant extent on the efforts and abilities of our senior management team and certain key employees. Although our executive officers are typically under employment agreements, their managerial, technical and other services would be difficult to replace if we lose the services of one or more of them or other key personnel. Our business could be seriously harmed if one of them decides to join a competitor or otherwise competes directly or indirectly against us.

Our radio stations employ or independently contract with several on-air personalities and hosts of syndicated radio programs with significant loyal audiences in their respective broadcast areas. These on-air personalities are sometimes significantly responsible for the ranking of a station and, thus, the ability of the station to sell advertising. These individuals may not remain with our radio stations and may not retain their audiences.

Last year, we reduced salaries of most employees in a cost reduction effort. Most of our employees with employment agreements voluntarily participated in the salary reduction. These salary reductions may make it more difficult to retain our key employees.

Future operation of our business may require significant additional capital.

The continued development, growth and operation of our businesses may require substantial capital. In particular, additional acquisitions may require large amounts of capital. We intend to fund our growth, including acquisitions, if any, with cash generated from operations, borrowings under the Credit Facility, and proceeds from future issuances of debt and equity, both public and private. Our ability to raise additional debt or equity financing is subject to market conditions, our financial condition and other factors. If we cannot obtain financing on acceptable terms when needed, our results of operations and financial condition could be adversely impacted.

Our current and future operations are subject to certain risks that are unique to operating in a foreign country.

We currently have international operations in Slovakia and Bulgaria. Therefore, we are exposed to risks inherent in international business operations. The risks of doing business in foreign countries include the following:

•	changing regulatory or taxation policies, including changes in tax policies that have been proposed by the Obama Administration related to foreign earnings;

•	currency exchange risks;

•	changes in diplomatic relations or hostility from local populations;

•	seizure of our property by the government or restrictions on our ability to transfer our property or earnings out of the foreign country;

•	potential instability of foreign governments, which might result in losses against which we are not insured; and

•	difficulty of enforcing agreements and collecting receivables through some foreign legal systems.

Broadcast licenses in many foreign countries do not necessarily confer the same renewal expectancy as U.S. radio stations broadcast licenses. While we believe that we have reasonable prospects for securing extensions of our remaining international broadcast licenses, we cannot be sure that such extensions will be granted or that the terms and conditions of such extensions will not have a material adverse effect on our international operations. For instance, on October 28, 2009, the Hungarian National Radio and Television Board (ORTT) announced that it was awarding to another bidder the national radio license then held by our majority-owned subsidiary, Slager. Slager ceased broadcasting effective November 19, 2009. Slager filed a lawsuit in Hungary claiming the award of the license by the ORTT to the other bidder violated the Hungarian Media Law. In February 2010, the Hungarian trial court agreed with Slager that the ORTT’s award was unlawful. The ORTT and the winning bidder appealed the court’s decision. A hearing on the appeal is scheduled for July 1, 2010. While we believe the trial court’s ruling was correct, we cannot guarantee that the ruling will be upheld on appeal or that a favorable ruling by the appellate court will result in the award of the license or monetary damages to Slager. We expect to continue to explore Hungarian, European Union, and international arbitration forums to seek a favorable resolution to this matter.

Exchange rates may cause future losses in our international operations.

Because we own assets in foreign countries and derive revenue from our international operations, we may incur currency translation losses due to changes in the values of foreign currencies and in the value of the United States dollar. We cannot predict the effect of exchange rate fluctuations upon future operating results.

We have incurred losses over the past two years and we may incur future losses.

We have reported net losses in our consolidated statement of operations over the past three years as a result of recording non-cash impairment charges, mostly related to FCC licenses and goodwill. In fiscal 2010, we recorded an impairment charge of $174.6 million, $160.9 of which related to radio FCC licenses, $8.9 million of which related to goodwill at an international radio network and a magazine publication, and $4.8 million of which related to other definite-lived intangible assets. As of February 28, 2010, our FCC licenses and goodwill comprise 72% of our total assets. If events occur or circumstances change that would reduce the fair value of the FCC licenses and goodwill below the amount reflected on the balance sheet, we may be required to recognize impairment charges, which may be material, in future periods.

Our failure to comply under the Sarbanes-Oxley Act of 2002 could cause a loss of confidence in the reliability of our financial statements.

In connection with the preparation of our financial statements for the period ended August 31, 2009, we discovered a material weakness in its internal control over financial reporting. As disclosed in our Form 10-Q Report for the period ended November 30, 2009, we remediated the material weakness. As such, as of November 30, 2009, based upon the controls evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls were once again effective to provide reasonable assurance that information relating to Emmis that is required to be disclosed by us in the reports that we file or submit, is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission’s rules and forms, and is accumulated and communicated to our management, including our principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. In future periods we may have additional material weaknesses that will be required to be reported, and we may not be able to comply with the reporting deadline requirements of Section 404. A reported material weakness or the failure to meet the reporting deadline requirements of Section 404 could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. This loss of confidence could cause a decline in the market price of our securities.

Our operating results have been and may again be adversely affected by acts of war, terrorism and natural catastrophes.

Acts of war and terrorism against the United States, and the country’s response to such acts, may negatively affect the U.S. advertising market, which could cause our advertising revenues to decline due to advertising cancellations, delays or defaults in payment for advertising time, and other factors. In addition, these events may have other negative effects on our business, the nature and duration of which we cannot predict.

For example, after the September 11, 2001 terrorist attacks, we decided that the public interest would be best served by the presentation of continuous commercial-free coverage of the unfolding events on our stations. This temporary policy had a material adverse effect on our advertising revenues and operating results for the month of September 2001. Future events like those of September 11, 2001 may cause us to adopt similar policies, which could have a material adverse effect on our advertising revenues and operating results.

Additionally, the attacks on the World Trade Center on September 11, 2001 resulted in the destruction of the transmitter facilities that were located there. Although we had no transmitter facilities located at the World Trade Center, broadcasters that had facilities located in the destroyed buildings experienced temporary disruptions in their ability to broadcast. Since we tend to locate transmission facilities for stations serving urban areas on tall buildings or other significant structures, such as the Empire State Building in New York, further terrorist attacks or other disasters could cause similar disruptions in our broadcasts in the areas affected. If these disruptions occur, we may not be able to locate adequate replacement facilities in a cost-effective or timely manner or at all. Failure to remedy disruptions caused by terrorist attacks or other disasters and any resulting degradation in signal coverage could have a material adverse effect on our business and results of operations.

Similarly, hurricanes, floods, tornadoes, earthquakes, wild fires and other natural disasters can have a material adverse effect on our operations in any given market. While we generally carry property insurance covering such catastrophes, we cannot be sure that the proceeds from such insurance will be sufficient to offset the costs of rebuilding or repairing our property or the lost income.

FORWARD-LOOKING STATEMENTS

This Proxy Statement/Offer to Exchange includes or incorporates forward-looking statements. You can identify these forward-looking statements by our use of words such as “intend,” “plan,” “may,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we will achieve these plans, intentions or expectations. All statements regarding our expected financial position, business and financing plans are forward-looking statements.

Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important facts in various cautionary statements in this report that we believe could cause our actual results to differ materially from forward-looking statements that we make. These include, but are not limited to, the factors described in “Risk Factors.”

The forward-looking statements do not reflect the potential impact of any future acquisitions, mergers or dispositions. We undertake no obligation to update or revise any forward-looking statements because of new information, future events or otherwise.

THE TRANSACTIONS

On April 26, 2010, JS Acquisition entered into the Letter of Intent with respect to the Transactions. On May 6, 2010, JS Acquisition was recapitalized so that Mr. Smulyan held all 10 shares of JS Acquisition Class B Common Stock and all 1,000,000 shares of JS Acquisition Class A Common Stock. Also on May 6, 2010, Mr. Smulyan contributed the JS Acquisition Class A Common Stock to JS Parent.

Based on the framework laid out in the Letter of Intent, JS Parent and Alden have structured the Transactions, which may result in Emmis being taken private by JS Parent. The Transactions are described below.

JS Acquisition Tender Offer

JS Acquisition has launched the JS Acquisition Tender Offer, which is an offer to purchase, for cash, all of the outstanding shares of Class A Common Stock not beneficially owned by the Purchaser Group (other than the Retained Shares) and Alden and the Rollover Shares. The offer price is $2.40 per share in cash, without interest and less applicable withholding taxes. The JS Acquisition Tender Offer is made upon the terms and subject to the conditions set forth in the combined Third-Party Tender Offer Statement and Rule 13e-3 Transaction Statement filed by JS Acquisition and JS Parent on Schedule TO with the SEC (the “Schedule To”).

JS Acquisition’s obligation to complete the JS Acquisition Tender Offer is conditioned on:

•	the Merger agreement not having been terminated in accordance with its terms;

•	no material breach by Emmis of its representations and warranties under the Merger agreement having occurred;

•	Emmis having performed and complied in all material respects with all covenants and agreements required by the Merger agreement;

•	the tender of shares of Class A Common Stock, that, when combined with the Rollover Shares and the shares of Common Stock beneficially owned by the Purchaser Group and the Alden Fund, will constitute a majority of the votes able to be cast with respect to the Merger (as defined below). Based on the number of outstanding shares as of May 17, 2010, a minimum of approximately 32.8% of our Class A Common Stock would need to be tendered and not withdrawn for this condition to be satisfied;

•	the Committee not having made an adverse recommendation or an adverse change in its recommendation with respect to the JS Acquisition Tender Offer;

•	the payment to JS Parent by Alden Media of the purchase price for its investment in JS Parent under the Alden Purchase Agreement;

•	obtaining the required votes for the Proposed Amendments; and

•	the effectiveness of the Proposed Amendments.

•	there shall not have been instituted any action, proceeding or application by any U.S. or non-US. court, government or governmental authority or other U.S. or non-US. regulatory or administrative agency or commission (each, a “Governmental Entity”) which, directly or indirectly:

challenges the acquisition by JS Acquisition of the Class A Common Stock, seeks to restrain, delay, enjoin, make illegal or otherwise prohibit the consummation of the JS Acquisition Tender Offer, the Exchange Offer or the Merger or seeks to obtain any material damages as a result of, or otherwise adversely affects, the JS Acquisition Tender Offer, the Exchange Offer or the Merger,

seeks to prohibit or impose material limitations on JS Acquisition’s acquisition, ownership or operation of all or any material portion of its or Emmis’ business or assets (including the business or assets of their respective affiliates and subsidiaries), or of all or any of the Class A Common Stock

(including, without limitation, the right to vote the Class A Common Stock purchased by JS Acquisition, on an equal basis with all other shares of Class A Common Stock, on all matters presented to the shareholders of Emmis), or seeks to compel JS Acquisition to dispose of or hold separate all or any material portion of its own or Emmis’ business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the JS Acquisition Tender Offer, the Exchange Offer or the Merger,

reasonably would be expected to have a material adverse effect on Emmis, or result in a diminution in the value of the Class A Common Stock or in the value of Emmis’ or JS Acquisition’s assets, in each case by more than $5 million or seeks to impose any condition to the JS Acquisition Tender Offer, the Exchange Offer or the Merger that is materially burdensome to JS Acquisition;

•	there shall not have been entered or issued any preliminary or permanent judgment, order, decree, ruling or injunction or any other action taken by any Governmental Entity which, directly or indirectly:

restrains, delays, enjoins, makes illegal or otherwise prohibits the consummation of the Offer or the Merger or awards material damages as a result of, or otherwise adversely affects, the JS Acquisition Tender Offer, the Exchange Offer or the Merger,

prohibits or imposes material limitations on JS Acquisition’s acquisition, ownership or operation of all or any material portion of its or Emmis’ business or assets (including the business or assets of their respective affiliates and subsidiaries), or of all or any of the Class A Common Stock (including, without limitation, the right to vote the Class A Common Stock purchased by JS Acquisition, on an equal basis with all other shares of Class A Common Stock, on all matters presented to the shareholders of Emmis), or compels JS Acquisition to dispose of or hold separate all or any material portion of its own or Emmis’ business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the JS Acquisition Tender Offer, the Exchange Offer or the Merger,

reasonably would be expected to have a material adverse effect on Emmis, or result in a diminution in the value of the Class A Common Stock or in the value of Emmis’ or JS Acquisition’s assets, in each case by more than $5 million or imposes any condition to the JS Acquisition Tender Offer, the Exchange Offer or the Merger that is materially burdensome to JS Acquisition;

•	there shall not have been any statute, including without limitation any state anti-takeover statute, or any rule, decree, regulation, order or injunction, that is enacted, entered, enforced or deemed applicable or has become applicable or is asserted to be applicable directly or indirectly to the JS Acquisition Tender Offer, the Exchange Offer or the Merger that would, directly or indirectly, result in any of the consequences referred to in the sub-bullets of the preceding bullet;

•	JS Acquisition shall not have become aware that governmental or third-party consents, waivers or approvals necessary for the consummation of the JS Acquisition Tender Offer, the Exchange Offer or the Merger have not been obtained and the failure to obtain such consents, waivers or approvals would reasonably be expected to have a material adverse effect on Emmis; or

•	there shall have occurred any change, event or occurrence arising since the date that the JS Acquisition Tender Offer commenced that had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Emmis.

The minimum tender condition cannot be waived by JS Acquisition.

Alden Purchase Agreement

Simultaneously with completion of the JS Acquisition Tender Offer, Alden Media will provide all necessary funds for the JS Acquisition Tender Offer and the other Transactions, under the Alden Purchase Agreement. A conformed copy of the Alden Purchase Agreement is attached to this Proxy Statement/Offer to Exchange as Appendix II, and this summary is qualified in its entirety by reference to the Alden Purchase Agreement. You should read the Alden Purchase Agreement in its entirety.

Alden Purchase Agreement

General.  Under the Alden Purchase Agreement, Alden Media has agreed, and the Alden Fund and Alden Global Value Recovery Master Fund, L.P. (the “Alden Funds”) have agreed to cause Alden Media, to purchase from JS Parent and JS Parent has agreed to sell to Alden JS Parent Preferred Interests and JS Parent Common Interests for an aggregate purchase price of $90,000,000. The purchase price payable by Alden Media may be increased to the extent funds are required to provide cash consideration in the Merger to holders of Existing Preferred Stock that do not tender their shares in the Exchange Offer or convert their shares into shares of Class A Common Stock prior to the Merger and/or to pay certain expenses in connection with the Transactions. The Alden Funds agreed to provide Alden Media with sufficient funds to satisfy its purchase price obligations. JS Parent will use the proceeds of the transaction to finance the Offer and the Merger.

Each of JS Parent the Alden Funds and Alden Media made representations and warranties relating to, among other things:

•	due organization, valid existence and, to the extent applicable, good standing;

•	corporate power and authority to enter into and perform its obligations under, and the enforceability of, the Alden Purchase Agreement;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable law;

•	the absence of governmental authorization needed to approve the Alden Purchase Agreement and the Transactions;

•	the absence of litigation that would materially impair its ability to complete the Transactions;

•	the absence of any agreement to pay broker or other similar fees; and

•	the exclusivity of the representations and warranties made.

In addition, JS Parent made representations and warranties relating to, among other things:

•	its capital structure;

•	the operations of newly-formed entities;

•	the organization and qualification of Emmis and its subsidiaries;

•	the capital structure and existence of Emmis and its subsidiaries and the absence of conflicts with or defaults under applicable law or the organizational documents, by-laws or governmental permits of Emmis or its subsidiaries;

•	the completeness and accuracy of Emmis’ filings with the SEC;

•	the absence of certain related party transactions;

•	the filing of material tax returns and payment of taxes by Emmis and its subsidiaries;

•	the controls and procedures that Emmis maintains with respect to financial reporting;

•	the ownership of or possession of valid licenses to use various intellectual property that is material to the business of Emmis and its subsidiaries;

•	the validity of Emmis and its subsidiaries’ ownership interests in their respective owned properties, assets and rights and the validity of their leasehold or licensed interests in their respective leasehold or licensed properties, assets and rights;

•	the absence of any material changes in the business of Emmis and its subsidiaries;

•	the absence of any undisclosed liabilities on the balance sheets of Emmis or its subsidiaries that are required to be disclosed by generally accepted accounting principles in the United States;

•	the absence of litigation involving Emmis or its subsidiaries that would have a materially adverse effect on JS Parent, Emmis or any of Emmis’ subsidiaries; and

•	the sufficiency of the assets of Emmis and its subsidiaries to operate and conduct their business.

Finally Alden Media represented and warranted, among other things, that:

•	it and its affiliates have good title to their shares of Class A Common Stock and that they have full power and authority to vote them;

•	it has, and the Alden Funds will cause Alden Media to have sufficient cash on hand and/or unexpired and unconditioned capital commitments from its investors that are sufficient to enable it to pay the purchase price; and

•	it meets the necessary requirements to own the JS Parent Preferred Interests and the JS Parent Common Interests.

Covenants and Agreements; Conditions Precedent.  JS Parent, the Alden Funds and Alden Media agreed to make all filings and submissions required by law and cooperate with each other to ensure such filings and submissions are timely made. The parties also agreed to use reasonable best efforts and to act in good faith to take all actions reasonably necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Alden Purchase Agreement. JS Parent and Mr. Smulyan, to the extent Mr. Smulyan believes in good faith that such action would not constitute a breach of his fiduciary duties, agreed to cause Emmis and Emmis Operating Company to conduct their respective businesses in the ordinary course of business consistent with past practice, to preserve them intact and not to take certain actions, including and with various exceptions:

•	amending certain organizational documents,

•	issuing certain new equity interests,

•	paying certain dividends or distributions,

•	making changes to governmental permits,

•	granting severance or termination pay,

•	making certain acquisitions,

•	incurring certain indebtedness,

•	making certain changes to their accounting practices,

•	making certain changes to their capital structures,

•	making certain capital expenditures,

•	settling certain claims,

•	adopting a plan of liquidation, dissolution, merger or other reorganization or commencing any proceedings in bankruptcy,

•	transferring or encumbering certain assets, or

•	entering into transactions with affiliates or engaging in activity which would pose a material risk that JS Parent may be treated, for U.S. federal income tax purposes, as engaged in a trade or business.

Notwithstanding anything to the contrary in the Alden Purchase Agreement, Mr. Smulyan has executed the Alden Purchase Agreement in his capacity as a shareholder of Emmis and the Alden Purchase Agreement does not restrict Mr. Smulyan’s ability to exercise his fiduciary duties as a director or officer of Emmis.

In addition, JS Parent agreed not to amend or waive any of the conditions to the Offer or otherwise amend any of the material terms and conditions of the JS Acquisition Tender Offer without Alden Media’s prior written approval. Mr. Smulyan has covenanted to vote and to cause his affiliates to vote all of his and their shares of Common Stock except for Mr. Smulyan’s options to purchase shares of Common Stock, in favor of the Proposed Amendments, the Merger and any other actions required to complete the Transactions and to grant and appoint Alden Media as its proxy and attorney-in-fact to vote its shares of Common Stock to that effect. The Alden Funds and Alden Media have also covenanted to vote all of their shares of Class A Common Stock in favor of the Proposed Amendments, the Merger and any other actions required to complete the Transactions and to grant and appoint JS Acquisition as its proxy and attorney-in-fact to vote its shares of Class A Common Stock to that effect. The Alden Funds and Alden Media have also covenanted not to trade in the shares of Common Stock or other securities of Emmis pending the successful completion of the Offer.

The parties’ obligations to consummate the transactions under the Alden Purchase Agreement are conditioned upon the representations and warranties being true and correct and compliance with the covenants (subject to materiality qualifications), the absence of governmental orders preventing the consummation of the Transactions, the appointment or election of a person nominated by Alden to the Board, the continuation of Mr. Smulyan as Chief Executive Officer of Emmis, certain amendments to Emmis’ articles of incorporation, the delivery of an opinion of JS Parent’s counsel to Alden Media, the satisfaction or waiver of the conditions to the Offer and the execution and delivery of the Merger Agreement.

Indemnification.  JS Acquisition and Alden Media agreed to, and the Alden Funds agreed to cause Alden Media to, indemnify each other for (i) any inaccuracy in or breach of any representation or warranty made in the Alden Purchase Agreement, (ii) any failure to perform under the Alden Purchase Agreement or (iii) any actions, suits, proceedings, demands, assessments, judgments, damages, awards, costs and expenses related to the foregoing, except that neither party has any liability unless the losses for which the other party seeks indemnification exceed $7,500,000 (the “Deductible”). In addition, no individual loss or series of related losses is applied toward the Deductible if the loss or series of related losses amounts to less than $50,000. Except with respect to fraud or other intentional conduct or representations regarding due organization, authority to execute and perform the Alden Purchase Agreement, JS Parent’s capital structure, the Alden Fund’s title to their shares of Class A Common Stock and the absence of any agreement to pay broker or other similar fees, for which the indemnifications do not terminate, the indemnifications under the Alden Purchase Agreement will terminate on June 30, 2011.

Termination.  The Alden Purchase Agreement may be terminated:

•	by mutual agreement of JS Acquisition and Alden Media (with the consent of Emmis);

•	by JS Acquisition or Alden Media upon prior written notice, if (i) JS Parent has not commenced the JS Acquisition Tender Offer or (ii) Emmis has not commenced the Exchange Offer, in each case as of the close of business on the date which is ten (10) business days after the effective date of the Alden Purchase Agreement;

•	by JS Parent or Alden Media upon prior written notice, if any of the conditions have not been satisfied as of the close of business on September 24, 2010 (the “Outside Date”);

•	by JS Parent or Alden Media if any final, non-appealable order, decree or ruling is issued that prohibits the consummation of any of the transactions contemplated by the Alden Purchase Agreement;

•	by JS Parent or Alden Media if there has been a material inaccuracy in or material breach by the other of any representation or warranty or material breach of any covenant or agreement that causes any condition to be incapable of being satisfied by the Outside Date; or

•	by JS Parent, if as a result of the action or inaction by Alden Media, the closing of the transactions contemplated by the Alden Purchase Agreement has not occurred on or prior to two (2) business days after the satisfaction or waiver of the conditions.

Expenses.  The parties also agreed that, at the closing, JS Parent will reimburse Alden Media and Mr. Smulyan for their respective expenses related to the transactions contemplated, except that JS Parent will not reimburse Alden Media for any expenses in excess of $1,000,000. In addition, if the Alden Purchase Agreement is terminated by Alden Media because of a material inaccuracy in or breach of any representation or warranty or a material breach of or failure to perform any covenant or agreement contained in the Alden Purchase Agreement, then JS Parent has agreed to, and Mr. Smulyan has agreed to cause JS Parent to, reimburse Alden Media for its expenses not in excess of $1,000,000. If the Alden Purchase Agreement is terminated for any other reason listed above, then each party will bear its own expenses.

The Merger

On May 25, 2010, Emmis, JS Parent and JS Acquisition entered into the Merger Agreement, under which JS Acquisition will merge with and into Emmis, with Emmis remaining as the surviving corporation as a subsidiary of JS Parent and Mr. Smulyan (the “Surviving Corporation”). A conformed copy of the Merger Agreement is attached to this Proxy Statement/Offer to Exchange as Appendix III, and this summary is qualified in its entirety by reference to the Merger Agreement. You should read the Merger Agreement in its entirety. Mr. Smulyan will hold all of the shares of a newly issued class of voting common stock of Emmis, and JS Acquisition will hold all of the shares of a newly issued class of non-voting common stock of Emmis. Shares of Class A Common Stock that are not tendered in the JS Acquisition Tender Offer would be converted into the right to receive $2.40 in cash, without interest and less any applicable withholding taxes, (or any higher price per share of Class A Common Stock that is paid in the JS Acquisition Tender Offer) upon consummation of the Subsequent Merger.

If the JS Acquisition Tender Offer and this Exchange Offer are completed and the Proposed Amendments are adopted and effected, to the extent required by Indiana law, we will seek the affirmative votes of holders of Common Stock (a majority of which will be beneficially owned, following the JS Acquisition Tender Offer, by Mr. Smulyan and the Alden Fund) to approve the Merger. The Merger is subject to the satisfaction or waiver of certain conditions, including the adoption of the Merger Agreement by the Emmis shareholders by the affirmative vote of a majority of all votes entitled to be cast. If the various minimum conditions in the JS Acquisition Tender Offer are satisfied, the Purchaser Group and the Alden Fund would have sufficient voting power to approve the Merger without the affirmative vote of any other shareholder of Emmis.

The Committee, at a meeting duly called and held, has (i) determined that the JS Acquisition Tender Offer and the Merger are advisable and fair to and in the best interests of Emmis and the holders of shares of Class A Common Stock (other than the shares of Class A Common Stock beneficially owned by the Purchaser Group, the Rolling Shareholders and Alden) (such holders, the “Unaffiliated Shareholders”) and (ii) recommended that the Board unanimously adopt resolutions, on the terms and subject to the conditions of the Merger Agreement and in accordance with the IBCL (a) determining that it is advisable and fair to and in the best interests of Emmis and the Unaffiliated Shareholders for JS Parent to acquire Emmis on the terms and subject to the conditions set forth in the Merger Agreement, (b) approving and adopting the Merger Agreement, the JS Acquisition Tender Offer and the Merger and (c) recommending that the Unaffiliated Shareholders accept the JS Acquisition Tender Offer, tender their shares of Class A Common Stock in the JS Acquisition Tender Offer and approve the Merger and the Merger Agreement (to the extent required by the IBCL) (the “Committee Recommendation”).

The Board, acting on the Committee Recommendation, at a meeting duly called and held, has unanimously, on the terms and subject to the conditions of the Merger Agreement and in accordance with the IBCL (i) determined that it is advisable and fair to and in the best interests of Emmis and the Unaffiliated Shareholders for JS Parent to acquire Emmis on the terms and subject to the conditions set forth in the Merger Agreement, (ii) approved and adopted the Merger Agreement, the JS Acquisition Tender Offer and the Merger and (iii) recommended that the Unaffiliated Shareholders accept the JS Acquisition Tender Offer, tender their shares of Class A Common Stock in the JS Acquisition Tender Offer and approve the Merger and the Merger Agreement (to the extent required by the IBCL) (the “Board Recommendation”).

Merger Agreement

The JS Acquisition Tender Offer.  Provided that no event has occurred that, had the JS Acquisition Tender Offer been commenced, would give rise to a right to terminate the JS Acquisition Tender Offer under the Merger Agreement, JS Acquisition has agreed to commence the JS Acquisition Tender Offer no later than 5:00 p.m., New York City time on June 3, 2010. On the date of commencement of the JS Acquisition Tender Offer, JS Acquisition will (i) file or cause to be filed with the SEC the Schedule TO, the related offer to purchase, letter of transmittal and other related documents relating to the JS Acquisition Tender Offer (collectively, the “JS Acquisition Tender Offer Documents”) and (ii) cause the JS Acquisition Tender Offer Documents to be disseminated to the holders of the Class A Common Stock as and to the extent required by applicable law. Subject to the terms and conditions thereof, the JS Acquisition Tender Offer will remain open for at least 20 business days following the commencement of the JS Acquisition Tender Offer. JS Acquisition may waive or make changes to any of the conditions to the JS Acquisition Tender Offer, except that, without Emmis’ prior consent, which consent requires the approval of the Committee, it will not:

•	decrease the amount or change the form of the consideration to be paid or decrease the number of shares of Class A Common Stock sought in the JS Acquisition Tender Offer;

•	waive the Minimum Tender Condition;

•	amend any other term of the JS Acquisition Tender Offer in a manner adverse to the Unaffiliated Shareholders;

•	add to, amend or modify the conditions to the JS Acquisition Tender Offer in a manner adverse to the Unaffiliated Shareholders;

•	extend the expiration date of the JS Acquisition Tender Offer, other than (i) for successive periods not to exceed 10 business days each, until the conditions to the JS Acquisition Tender Offer are satisfied or waived, if any of the conditions is not satisfied or waived on any scheduled expiration date of the JS Acquisition Tender Offer, and (ii) for the minimum period required by any rule, regulation, interpretation or position of the SEC applicable to the JS Acquisition Tender Offer or any period otherwise required by applicable law, but in no event beyond the End Date (as defined below).

JS Acquisition will accept for payment and pay for, promptly after the expiration of the JS Acquisition Tender Offer, all shares of Class A Common Stock (i) validly tendered and not withdrawn pursuant to the JS Acquisition Tender Offer and (ii) validly tendered in any subsequent offering period (the date on which shares of Class A Common Stock are first accepted for payment, the “Acceptance Date”).

Each of JS Acquisition, JS Parent and Emmis will promptly correct any information provided by it or any of its affiliates for use in the Schedule TO and the JS Acquisition Tender Offer Documents, if and to the extent that such information shall have become false or misleading in any material respect, and will use reasonable best efforts to cause the Schedule TO as so corrected to be filed with the SEC and the JS Acquisition Tender Offer Documents as so corrected to be disseminated to holders of shares of Class A Common Stock, in each case as and to the extent required by applicable U.S. federal securities laws.

Action by Emmis.  Pursuant to the Merger Agreement, Emmis approves of and consents to the Offer and Merger and represents and warrants that the Board acting on the Committee Recommendation, at a meeting duly called and held, has made the Board Recommendation.

Emmis will file with the SEC on the date that JS Acquisition files the JS Acquisition Tender Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the JS Acquisition Tender Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”). Emmis will use its reasonable best efforts to mail such Schedule 14D-9 to the shareholders of Emmis concurrently with the mailing of the JS Acquisition Tender Offer Documents. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to Emmis’ shareholders and at the Acceptance Time, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by Emmis with respect to information supplied by JS Parent or JS Acquisition in writing for inclusion in the Schedule 14D-9. Emmis, JS Parent and JS Acquisition each will promptly correct any information provided by it for use in the Schedule 14D-9, if and to the extent that such information shall have become false or misleading in any material respect. Emmis will take all steps necessary to cause the Schedule 14D-9, as so corrected to be filed with the SEC and disseminated to the holders of Class A Common Stock as and to the extent required by applicable federal securities laws.

The Exchange Offer.  Provided that no event shall have occurred and be continuing that, had the Exchange Offer been commenced, would give rise to a right to terminate the Exchange Offer under the Merger Agreement, Emmis will file with the SEC this Proxy Statement/Offer to Exchange and the related letter of transmittal (together with amendments or supplements thereto, the “Exchange Offer Documents”) no later than 5:00 p.m., New York City time on June 3, 2010. Immediately following the receipt by Emmis of SEC clearance of the Exchange Offer Documents, Emmis will (i) commence the Exchange Offer and (ii) cause the Exchange Offer Documents to be disseminated to its shareholders as and to the extent required by applicable law. In accordance with the IBCL, the Articles of Incorporation, Second Amended and Restated Code of By-laws of Emmis (as amended and restated from time to time, the “By-laws”), the Exchange Act and any applicable rules of NASDAQ, Emmis will, as promptly as possible after the date of the Merger Agreement, call a special meeting of its shareholders to vote on the Proposed Amendments. Emmis will set as the record date for such meeting, a date that is satisfactory to JS Acquisition. Subject to the terms and conditions thereof, the Exchange Offer will remain open for at least 20 business days following the commencement of the Exchange Offer. Upon receipt of the approval of Emmis’ shareholders of the Proposed Amendments and subject to the satisfaction of the other conditions of the JS Acquisition Tender Offer, Emmis will file the Proposed Amendments with the Secretary of State of the State of Indiana and use its reasonable best efforts to make the Proposed Amendments effective. Emmis may waive or make changes to any of the conditions to the Offer, except that, without the prior consent of JS Acquisition, it will not:

•	decrease the amount or change the form of the consideration to be paid or decrease the number of shares of Existing Preferred Stock sought in the Exchange Offer;

•	add to, amend or modify the conditions to the Exchange Offer in a manner adverse to the Unaffiliated Shareholders and the holders of Existing Preferred Stock (other than Alden);

•	amend any other term of the Exchange Offer in a manner adverse to the Unaffiliated Shareholders and the holders of shares of Existing Preferred Stock (other than Alden); and

•	extend the expiration date of the Exchange Offer, other than (i) from time to time for successive periods not to exceed 10 business days each, until the conditions to the Exchange Offer are satisfied or waived if any of the conditions is not satisfied or waived on any scheduled expiration date of the Exchange Offer, and (ii) for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Exchange Offer or any period otherwise required by applicable law, but in no event may Emmis extend the Exchange Offer beyond the End Date (as defined below).

Emmis will accept for exchanging and exchange for, promptly after the expiration of the Exchange Offer, all shares of Existing Preferred Stock validly tendered and not withdrawn pursuant to the Exchange Offer. Each of Emmis, JS Parent and JS Acquisition will promptly correct any information provided by it or any of its affiliates for use in the Exchange Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Emmis will use reasonable best efforts to cause the Exchange Offer Documents as so corrected to be filed with the SEC and the Exchange Offer Documents as so corrected to be disseminated to its shareholders, in each case as and to the extent required by applicable U.S. federal securities laws.

The Merger.  After the consummation of the JS Acquisition Tender Offer, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the Merger will be consummated. The Surviving Corporation will then possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Emmis and JS Acquisition, all as provided under Indiana law.

Immediately prior to the effective time of the Merger (the “Effective Time”):

•	each share of Class A Common Stock held by the Purchaser Group (except for the Retained Shares) and each Rollover Share of the Rolling Shareholders will be contributed to Emmis in consideration for JS Parent Common Interests; and

•	all shares of Class B Common Stock (other than the Retained Shares), all of which are held by Mr. Smulyan, will be contributed to Emmis and cancelled, in consideration for JS Parent Common Interests.

At the Effective Time of the Merger:

•	each share of Class A Common Stock remaining outstanding, including outstanding restricted stock with respect to shares of Class A Common Stock that became fully vested immediately prior to the Effective Time (other than Class A Common Stock held by JS Parent or Emmis), will be converted into the right to receive $2.40 in cash (without interest and less any applicable withholding taxes) from Emmis (“Common Merger Consideration”);

•	each outstanding share of Existing Preferred Stock held by the Alden Fund will be converted into New Notes at a rate of $30.00 principal amount of New Notes per $50.00 of liquidation preference of Existing Preferred Stock, excluding accrued and unpaid dividends (“Alden Preferred Merger Consideration”);

•	each other outstanding share of Existing Preferred Stock will be converted into the right to receive $5.856 in cash (without interest and less any applicable withholding taxes) from Emmis, which is equal to the conversion rate of the Existing Preferred Stock of 2.44 shares of Class A Common Stock per share times the $2.40 in cash (without interest and less any applicable withholding taxes) per share of Class A Common Stock that is being offered in the JS Acquisition Tender Offer (the “Preferred Merger Consideration”, and together with the Common Merger Consideration, the “Cash Merger Consideration” and the Cash Merger Consideration together with the Alden Preferred Merger Consideration, the “Merger Consideration”);

•	each share of Class A Common Stock and each share of Class B Common Stock held by JS Acquisition or Emmis shall be cancelled without consideration;

•	each share of JS Acquisition Class A Common Stock will be converted into one share of new nonvoting common stock of Emmis; and

•	each share of JS Acquisition Class B Common Stock will be converted into one share of new voting common stock of Emmis.

As of the Effective Time, all shares of Class A Common Stock and Class B Common Stock, stock options that were held by Mr. Smulyan, Existing Preferred Stock, shares of JS Acquisition Class A Common Stock and shares of JS Acquisition Class B Common Stock outstanding immediately prior to the Effective Time will be cancelled and retired.

Dissenting Shares.  To the extent S23-1-44 IBCL is applicable, shares of Class A Common Stock outstanding immediately prior to the Effective Time and held by a holder of record who has not voted in favor of the Merger or consented thereto in writing and who has notified Emmis in writing of his or her intent to dissent prior to the taking of the vote on the Merger and complied with other requirements under Indiana law, shall not be converted into the right to receive the applicable Merger Consideration, but will instead only have certain rights under Indiana law to dissent and demand payment of the fair value of their shares of Class A Common Stock. However, if such shareholder fails to perfect, withdraws or loses the right to dissent, then, such holder’s shares of Class A Common Stock shall automatically be converted into the right to receive the applicable Merger Consideration.

Stock Options.  At or immediately prior to the Effective Time, each option to purchase shares of Class A Common Stock outstanding under any stock option or compensation plan or arrangement of Emmis, other than those held by Mr. Smulyan, whether or not vested or exercisable, will vest and be cancelled. Emmis will pay the holder of such option at or promptly after the Effective Time an amount in cash equal to the product of (i) the excess, if any, of the Common Merger Consideration over the applicable exercise price per share of Class A Common Stock of such option and (ii) the number of shares of Class A Common Stock such holder could have purchased (assuming full vesting of such option) had such holder exercised such option in full immediately prior to the Effective Time.

Restricted Stock Units.  At or immediately prior to the Effective Time, each restricted stock unit with respect to shares of Class A Common Stock outstanding under any stock option or compensation plan or arrangement of Emmis (a “RSU”), whether or not vested, shall vest and be cancelled, and Emmis shall pay the holder of any such RSU at or promptly after the Effective Time an amount in cash equal to the product of (i) the Common Merger Consideration and (ii) the number of shares of Class A Common Stock such holder could have received (assuming full vesting of such RSU) had such RSU been settled immediately prior to the Effective Time.

Articles of Incorporation; By-laws.  At the Effective Time, the Articles of Incorporation and By-laws of Emmis will be amended to be identical to the articles of incorporation and by-laws of JS Acquisition in effect immediately prior to the Effective Time, except that references to JS Acquisition will be replaced with references to “Emmis Communications Corporation”, and as so amended will be the articles of incorporation and by-laws of the Surviving Corporation until thereafter amended in accordance with Indiana law.

Directors and Officers.  Until successors are duly elected or appointed and qualified in accordance with Indiana law, the directors and officers of JS Acquisition will be the directors and officers of the Surviving Corporation.

Representations and Warranties.  Subject to certain conditions specified in the Merger Agreement, each of Emmis, JS Parent and JS Acquisition will make representations and warranties relating to, among other things:

•	due organization, valid existence and, to the extent applicable, good standing;

•	corporate power and authority to enter into and perform its obligations under, and the enforceability of, the Merger Agreement;

•	the absence of governmental authorization needed to approve the Merger Agreement and the transactions contemplated thereby;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable law; and

•	the absence of any agreement to pay finders’ fees or other similar fees.

Emmis will also make representations and warranties relating to, among other things:

•	its capital structure and the capital structure of its subsidiaries;

•	Emmis’ SEC filings, including the Exchange Offer Documents and other disclosure documents to be filed by Emmis in connection with the Merger Agreement;

•	the Committee Recommendation and the Board Recommendation;

•	the absence of certain related party transactions;

•	the filing of material tax returns and payment of taxes by Emmis and its subsidiaries;

•	the controls and procedures that Emmis maintains with respect to financial reporting;

•	the ownership of or possession of valid licenses to use various intellectual property that is material to the business of Emmis and its subsidiaries;

•	the validity of Emmis and its subsidiaries’ ownership interests in their respective owned properties, assets and rights and the validity of their leasehold or licensed interests in their respective leasehold or licensed properties, assets and rights;

•	the absence of any material changes in the business of Emmis and its subsidiaries;

•	the absence of any undisclosed liabilities on the balance sheets of Emmis or its subsidiaries that are required to be disclosed by generally accepted accounting principles in the United States;

•	the absence of litigation involving Emmis or its subsidiaries that would have a materially adverse effect on Emmis or any of Emmis’ subsidiaries;

•	the receipt by the Committee of an opinion of the financial advisor to the Committee to the effect that, as of the date of such opinion, the Offer Price to be received by the Unaffiliated Shareholders pursuant to the JS Acquisition Tender Offer and the Merger is fair from a financial point of view to such Shareholders;

•	the inapplicability of state takeover statutes or regulations to the JS Acquisition Tender Offer or the Merger;

•	the sufficiency of the assets of Emmis and its subsidiaries to operate and conduct their business;

•	the adoption by the Board of certain resolutions; and

•	the exclusivity of the representations and warranties made.

Each of JS Parent and JS Acquisition will also make customary representations and warranties to Emmis with respect to, among other things:

•	JS Parent and JS Acquisition’s SEC filings, including the JS Acquisition Tender Offer Documents and other disclosure documents to be filed by JS Parent and JS Acquisition;

•	information furnished to Emmis to be included in its SEC filings, including the Exchange Offer Documents and other disclosure documents to be filed by Emmis in connection with the Merger Agreement; and

•	sufficiency of funds to complete the JS Acquisition Tender Offer, the Merger and the other transactions contemplated by the Merger Agreement, and payment of all fees and expenses relating to such transactions.

Interim Operating Covenants.  From the date of the Merger Agreement until the Acceptance Date, Emmis will conduct its operations and its subsidiaries’ operations in all material respects in the ordinary course of business consistent with past practice and use its reasonable best efforts to preserve intact its businesses and relationships with key customers, regulators, suppliers, lessors, licensors, creditors, officers and employees, in all material respects. In addition, during that same period, except as expressly permitted by the terms of the Merger Agreement, Emmis will not, and will not permit its subsidiaries to, take certain actions with respect to the following, subject to specified thresholds and exceptions, without JS Parent’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned:

•	amendments to the Articles of Incorporation, the By-laws or other similar organizational documents, except with respect to the Proposed Amendments;

•	sales or issuances of additional shares of capital stock, any securities convertible into, or any rights, warrants or options to acquire, any such shares of capital stock;

•	dividends, distributions or redemptions of stock;

•	changes in its maintenance of governmental permits;

•	the modification of employee benefits, compensation or other employment arrangements;

•	any acquisition of assets or businesses for a purchase price in excess of $10 million individually, or $20 million in the aggregate;

•	the incurrence of indebtedness for borrowed money;

•	changes in financial accounting principles;

•	changes to the terms of its capital stock;

•	the incurrence of capital expenditures in excess of $5 million in the aggregate;

•	the waiver, release, assignment, settlement or compromise of certain claims;

•	the adoption of a plan of liquidation;

•	the transfer or encumbrance of any of its assets;

•	entering into certain transactions with affiliates; or

•	resolutions, commitments or agreements to do any of the foregoing.

Adverse Recommendation Change.  Emmis has covenanted that each of the Committee and the Board will make the Committee Recommendation and the Board Recommendation, respectively. Subject to certain conditions, at any time prior to the Acceptance Date, if the Committee determines in good faith that it would be inconsistent with its fiduciary duties under Indiana law to continue to recommend that the Unaffiliated Shareholders accept the JS Acquisition Tender Offer, tender their shares of Class A Common Stock in the JS Acquisition Tender Offer, and to the extent required by Indiana law, approve the JS Acquisition Tender Offer, the Merger and the Merger Agreement, then the Committee and the Board (acting upon the recommendation of the Committee) may withhold, withdraw, qualify or modify in a manner adverse to JS Parent the Committee Recommendation or the Board Recommendation or publicly recommend or announce its intention to take any action or make any statement inconsistent with the Committee Recommendation or the Board Recommendation (collectively, an “Adverse Recommendation Change”). The Committee or the Board’s making of an Adverse Recommendation Change will not affect Emmis’ obligation to call the Merger Meeting (as defined below), file the Merger Proxy (as defined below) with the SEC, deliver the Merger Proxy to the shareholders and comply with its other obligations under Section 6.05 of the Merger Agreement.

Other Covenants of Emmis.  Emmis will promptly notify JS Parent of consents required from any additional persons, governmental notice or communications relating to the Merger Agreement or the transactions contemplated thereby, and any suits or proceedings commenced against Emmis or any of its subsidiaries that relate to the consummation of the Transactions. To the extent required under Indiana law, the Board will call a special meeting of Emmis shareholders to approve the Merger (the “Merger Meeting”) and will set a record date for such meeting immediately following the successful completion of the JS Acquisition Tender Offer and promptly file with the SEC and mail to the Emmis shareholders a proxy statement with respect to such meeting.

To the extent that approval of Emmis’ shareholders is required by Indiana law in order to consummate the Merger other than pursuant to § 23-1-40-4 of the IBCL, then, in accordance with the IBCL, the Articles of Incorporation and By-laws, the Exchange Act and any applicable rules of NASDAQ, as soon as practicable following the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 promulgated under the Exchange Act and permitted hereby, Emmis, in consultation with JS Parent, will, subject to the satisfaction of the Minimum Tender Condition, following the successful completion of the JS Acquisition Tender Offer, call the Merger Meeting and set as the record date for such meeting, the date that is one business day following the successful completion of the JS Acquisition Tender Offer and promptly file with the SEC a proxy statement, letter to shareholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the shareholders in connection with the solicitation of proxies for use at the Merger Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Merger Proxy”). Emmis, JS Parent or

JS Acquisition, as the case may be, will furnish all information concerning Emmis, JS Parent or JS Acquisition as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Merger Proxy. Subject to applicable law, Emmis will use reasonable best efforts to cause the Merger Proxy to be disseminated to its shareholders as promptly as practicable after the SEC clears the Merger Proxy. Emmis will cause the Merger Proxy, when filed with the SEC, to comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Merger Proxy is first mailed to Emmis’ shareholders and at the time of the Merger Meeting, Emmis will cause the Merger Proxy not to contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Further Emmis will make no filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to the Merger Proxy without providing JS Parent a reasonable opportunity to review and comment thereon.

In addition, prior to the Effective Time, Emmis will take all such steps as may be required to cause any disposition or conversion of shares of Class A Common Stock in connection with the transactions contemplated by the Merger Agreement (including derivative securities with respect to such shares of Class A Common Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Emmis to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Covenants of JS Parent and JS Acquisition.  JS Parent and JS Acquisition will vote their shares of Class A Common Stock in favor of the Proposed Amendments, the Merger and any other actions required to complete the Transactions. Subject to certain conditions, between the Effective Time and the sixth anniversary of the Effective Time, the Surviving Corporation will, and JS Parent will cause it to, agree to indemnify each of Emmis’ and its subsidiaries’ present and former directors and officers against any costs, expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, arising out of or related to such person’s service as a director or officer at or prior to the Effective Time, to the fullest extent permitted under Indiana law, an the articles of incorporation and by-laws of the Surviving Corporation will contain provisions regarding limitations on personal liability of directors and indemnification and advancement of expenses of officers and directors in respect of acts or omissions for six years after the Effective Time. The Surviving Corporation also will purchase directors’ and officers’ liability insurance coverage for Emmis’ directors and officers for a period of six years after the Effective Time which provides the same coverage as the directors’ and officers’ liability insurance previously provided by Emmis. Notwithstanding anything in the Merger Agreement or the Alden Purchase Agreement, JS Parent will not, without Emmis’ prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) terminate the Alden Purchase Agreement pursuant to Section 8.1(a) thereof.

Covenants of JS Parent and Emmis.  Each of Emmis, JS Parent and JS Acquisition will make all filings and submissions required by law and cooperate with each other to ensure such filings and submissions are timely made. Emmis, JS Parent and JS Acquisition will also use reasonable best efforts and act in good faith to take all actions reasonably necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement and delist the shares of Class A Common Stock from the NASDAQ.

Conditions Precedent.  The parties’ obligations to consummate the transactions under the Merger Agreement are conditioned upon:

•	obtaining shareholder approval of the Merger at the Merger Meeting;

•	the absence of any law, order or injunction prohibiting the consummation of the Merger; and

•	JS Acquisition having purchased shares of Class A Common Stock pursuant to the JS Acquisition Tender Offer.

Termination.  Subject to certain exceptions and conditions specified in the Merger Agreement, the Merger Agreement may be terminated prior to the Effective Time (notwithstanding receipt of shareholder approval of the Merger):

•	by mutual written agreement of Emmis and JS Parent;

•	by Emmis or JS Parent upon prior written notice if the Acceptance Date has not occurred on or before September 24, 2010 (the “End Date”);

•	by Emmis or JS Parent if any final, non-appealable order, decree or ruling is issued that prohibits the consummation of JS Acquisition Tender Offer and the Merger;

•	by JS Parent, if prior to the Acceptance Date, the Board has made an Adverse Recommendation Change; or

•	by JS Parent, if prior to the Acceptance Date, Emmis has breached any representation or warranty or failed to perform any covenant or agreement that would cause certain conditions to the JS Acquisition Tender Offer to exist and be incapable of being by cured the End Date.

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become null and void and, subject to certain exceptions described below and in the Merger Agreement, there will be no liability on the part of Emmis, JS Parent or JS Acquisition. Nonetheless, no party will be relieved of any liability for its willful breach of the Merger Agreement.

JS Acquisition Operating Agreement

In connection with the Transactions, at the completion of the Exchange Offer and the JS Acquisition Tender Offer (which is at the time Alden Media purchases the JS Parent Preferred Interests and JS Parent Common Interests), Mr. Smulyan, Alden Media, the Rolling Shareholders, and JS Parent will enter into the amended and restated operating agreement for JS Parent. The form of the JS Parent amended and restated operating agreement, is attached to this Proxy Statement/Offer to Exchange as Appendix IV, and this summary is qualified in its entirety by reference to that agreement. You should read the amended and restated JS Parent operating agreement in its entirety.

JS Parent Preferred Interests

As part of the Transactions, JS Parent will issue to Alden Media, and Alden Media will purchase JS Parent Preferred Interests, with an initial preferred unrecovered capital of $96.9 million, subject to adjustment. The initial preferred unrecovered capital may be increased, to the extent funds are required to provide cash consideration in the Subsequent Merger to holders of Existing Preferred Stock that do not tender their shares in the Exchange Offer or convert the Existing Preferred Stock to Class A Common Stock or to pay certain expenses in connection with the Transactions. The JS Parent Preferred Interests will rank senior to all other classes of outstanding equity of JS Parent as to liquidation, dividends, redemptions and any other payment or distribution with respect to its equity interests.

The JS Parent Preferred Interests will be entitled to receive, at such time as the board of directors of JS Parent may determine, priority distributions at a rate of 5% per annum until the second anniversary of the date of the JS Parent operating agreement and 15% per annum from and after the second anniversary of the date of the JS Parent operating agreement in each case, accruing monthly and compounding on a quarterly basis.

The JS Parent Preferred Interests will have an aggregate liquidation preference equal to the initial preferred unrecovered capital described above plus the amount distributable to such interests, as discussed in the prior paragraph. The JS Parent Preferred Interests may be redeemed at any time by JS Parent in whole or in part at a price equal to the liquidation preference and shall be automatically redeemed in full immediately following the seventh anniversary of the JS Parent operating agreement.

On the date of the repayment in full or refinancing of the indebtedness under the Credit Facility under an agreement permitting such an exchange, the JS Parent Preferred Interests will become exchangeable into non-voting stock of Emmis (“Exchanged ECC Shares”), and such Exchanged ECC Shares can be later redeemed either at the option of the holder, or at the option of Emmis for Junior Subordinated Notes. The Junior Subordinated Notes and the New Notes owned by Alden Media or its permitted transferees (the “Alden Members”) will be callable at any time by Emmis without penalty or premium at a price equal to their principal amount plus the accrued and unpaid interest, including the pro rata interest for any partial interest period.

JS Parent Common Interests

As part of the Transactions, JS Parent will issue to Alden Media, and Alden Media will purchase JS Parent Common Interests initially having a percentage interest of JS Parent equal to 24%, subject to adjustment as provided in the JS Parent operating agreement;

Covenants

Under the JS Acquisition operating agreement, for as long as the Alden Members beneficially own (i) a percentage interest of JS Parent Common Interests of at least 10% or (ii) at least 10% of the JS Parent Preferred Interests issued in the Transactions (the “Ownership Minimum”) Alden Media will have the right to consent to:

•	any merger, liquidation or sale of all or substantially all assets of JS Parent, Emmis or Emmis Operating;

•	the incurrence of indebtedness by JS Acquisition, Emmis, Emmis Operating, or any of their subsidiaries or the issuance of equity securities by Emmis or Emmis Operating, or any of their subsidiaries, except in specified circumstances including indebtedness incurred or equity securities issued to redeem or otherwise refinance the Credit Facility, the Junior Subordinated Notes, the New Notes, the JS Parent Preferred Interests or the JS Parent Common Interests;

•	amendments to the operating agreement, charter, by-laws or similar document of JS Parent, Emmis or Emmis Operating;

•	as long as the Alden Members own and JS Parent Preferred Interests or own or have the right to acquire Junior Subordinated Notes, the payment of distributions by JS Parent;

•	commencing any proceedings in bankruptcy with respect to JS Parent, Emmis, Emmis Operating or any subsidiary of Emmis Operating;

•	transactions with affiliates (other than existing arrangements and amendments and replacements of those arrangements) other than Emmis and its subsidiaries;

•	any redemption or repurchase of equity securities of JS Parent or Emmis, subject to specified exceptions;

•	acquiring specified assets, including any assets or businesses for an aggregate price in excess of $5 million;

•	any sale of assets other than in the ordinary course of business or as permitted under and applied in accordance with the Credit Facility in which the net cash proceeds are used to repay, redeem, exchange or refinance the Credit Facility, the New Notes, the Junior Subordinated Notes or the JS Parent Preferred Interests;

•	permitting liens on any of the common stock of Emmis or any of its subsidiaries, except in specified circumstances; and

•	any activity which would pose a material risk that JS Parent may be treated as engaged in a trade or business for federal income tax purposes.

Covenants in the JS Parent operating agreement require JS Parent to use commercially reasonable efforts to complete a modifying or refining of the Credit Facility so as to allow the redemption of the JS Parent Preferred Interests or the New Notes or the Junior Subordinated Notes and to effect such redemptions promptly after any such modification or refinancing. Upon the completion of such a modification or refinancing, JS Parent will provide Alden Media with a one-time deal fee of $3.0 million in cash.

The JS Parent operating agreement also will require Emmis to provide Alden Media with annual financial statements audited by a nationally recognized independent accounting firm, monthly internal financial statements, an annual budget for at least the next fiscal year prior to the end of the previous fiscal year.

Board Representation

As long as Alden Members maintain the Ownership Minimum, Alden Media will be entitled to appoint at least two of seven members of JS Parent’s board of directors and at least one representative on each committee of its board of directors, except if the Alden Members’ percentage interest of JS Parent Common Interests equals or exceeds 40%, Alden Media will be entitled to appoint three of seven board members and if the Alden Members’ percentage interest of JS Parent Common Interests equals or exceeds 50% after seven years after the date of the JS Parent operating agreement (or earlier, if there is a change of control of the Company, Emmis or Emmis Operating Company or through acquisition of JS Parent Common Interests from Mr. Smulyan or certain other members of JS Parent), Alden Media will be entitled to appoint four of seven members of our board of directors. Mr. Smulyan is generally entitled to appoint the remaining members of our board of directors. If the Alden Members’ percentage interest of JS Parent Common Interests equals or exceeds 50% after seven years, Mr. Smulyan will be entitled to appoint a reduced number of directors.

IPO Registration Rights

Mr. Smulyan may cause an initial public offering of JS Parent at any time following the date of the JS Parent operating agreement except that Mr. Smulyan may only cause an IPO if there are no JS Parent Preferred Interests outstanding or the net cash proceeds of such IPO are used to repay, redeem, exchange, refinance or amend indebtedness under the Credit Facility, the JS Parent Preferred Interests, the Junior Subordinated Notes or the Senior Subordinated Notes or satisfy JS Parent’s obligations pursuant to certain of the Alden Members’ and the transferees’ liquidation rights.

Alden Media shall have the right to cause an IPO of JS Parent at any time following the fifth anniversary of date of the JS Parent operating agreement as long as it maintains the Ownership Minimum. Customary registration rights are provided to the members under a registration rights agreement.

Adjustment of Alden Media Ownership Interests

From the fourteenth month of the date of the JS Parent operating agreement and until there are no JS Parent Preferred Interests outstanding, an IPO, or the seventh anniversary of the JS Parent operating agreement, the Alden Members’ percentage of the JS Parent Common Interests will continue to increase over time according to a negotiated schedule, with any such increases to be reduced or otherwise adjusted to reflect issuances or repurchases of JS Parent Common Interests, and distributions redemptions, or transfers of JS Acquisition Preferred Trustees or Junior Subordinated Notes. As a result, it is possible that the Alden Members could acquire a majority of the Common Interests of JS Parent.

Transfer Restrictions; Investor Liquidity

The members are subject to certain restrictions on the transfer of equity interests in JS Parent other than to affiliates or other permitted transferees. The members are also entitled to certain rights in connection with certain transfers of equity interests by other members, including tag-along rights and, for certain members, rights of first refusal as described in the operating agreement. In addition, Mr. Smulyan and JS Parent have certain call rights and drag-along rights as described in the operating agreement.

Alden Media and its transferees are entitled to various liquidity rights as described in the JS Acquisition operating agreement including buy/sell rights. As a result, JS Parent may be obligated to purchase the common equity interest of Alden Media and its transferees in accordance with procedures described in the operating agreement.

Distribution Agreement

Emmis is entering into an agreement in connection with the Transactions that will not become effective if the Alden Purchase Agreement is terminated prior to the purchase of Class A Common Stock in the JS Acquisition Tender Offer. Under this agreement, Emmis will have the right and obligation to repurchase any shares of Emmis non-voting common stock that are issued by JS Parent, as determined by the JS Parent board of directors, to redeem or in exchange for JS Parent Preferred Interests. Such rights and obligations will be subject to any applicable restrictions under the Credit Facility.

Registration Rights Agreement

General.  At the closing under the Alden Purchase Agreement, JS Parent, Alden Media, Mr. Smulyan and certain other parties will enter into the Registration Rights Agreement. Under to the Registration Rights Agreement, JS Parent will grant registration rights to Alden Media (from and after the earlier of the fifth anniversary of the Operating Agreement or when JS Parent is taken public at Mr. Smulyan’s request), Mr. Smulyan and their permitted transferees (the “Designated Holders”).

Demand Registration.  Under the Registration Rights Agreement, JS Parent has agreed, upon request from the Designated Holders (the “Initiating Holders”), after an initial public offering to register the sale of common equity securities issued in exchange for JS Parent Common Interests (“Registrable Securities”) under the Securities Act (a “Demand Registration”), at the election of the Initiating Holders. However, JS Acquisition is only obligated to effect a Demand Registration under certain customary circumstances, including if the Initiating Holders propose to sell their Registrable Securities to the public at an anticipated aggregate offering price of more than $25,000,000, in the case of a registration on Form S-1, or $15,000,000, in the case of a registration on Form S-3. JS Parent has agreed to use its commercially reasonable efforts to cause any Demand Registration to become effective not later than (i) 180 days after it receives a request for a registration on Form S-1 and (ii) 45 days after it receives a request for a registration on Form S-3, and in each case to remain effective thereafter.

Piggy-Back Rights.  Upon the request of any Initiating Holder for a Demand Registration, each other Designated Holder may “piggy-back” on such Registration Statement and offer such Designated Holder’s Registrable Securities under such Demand Registration (an “Incidental Registration”), except that, until such time as Alden no longer own any JS Parent Preferred Interests or Junior Subordinated Notes, Smulyan and his permitted transferees may not register Registrable Securities representing in excess of 5% of the outstanding Registrable Securities in any such Incidental Registration.

Expenses.  Except for any reimbursements to the Designated Holders or their counsel for fees incurred in excess of $50,000 and any broker’s commission or underwriter’s discount or commission relating to the registration or sale of such Designated Holders’ Registrable Securities, JS Parent has agreed to pay all expenses in connection with a Demand Registration.

This summary of the Registration Rights Agreement is qualified in its entirety by reference to the Registration Rights Agreement, which is incorporated herein by reference.

Rollover Agreement

General.  The Rolling Shareholders consist of friends, family and other associates of Mr. Smulyan, including certain officers and employees of Emmis. Under the Rollover Agreement, each Rolling Shareholder will be issued a percentage of JS Parent Common Interests at the time of the closing under the Alden Purchase Agreement in exchange for contributing its Rollover Shares to Emmis for cancellation immediately prior to the Effective Time. Upon the closing under the Rollover Agreement, each Rolling Shareholder will be required to enter into the Operating Agreement and the Registration Rights Agreement.

Contributions.  Each Rolling Shareholder will be entitled to be issued a percentage of the JS Parent Common Interests that are not issued to Alden Media in a ratio of 1:3 for each Rollover Share contributed to Emmis relative to the percentage of JS Parent Common Interests that Mr. Smulyan will receive for each share of Common Stock that Mr. Smulyan contributes to Emmis for cancellation.

The Rolling Shareholder JS Parent Common Interests will have the rights, preferences, privileges and restrictions set forth in the Operating Agreement. If any Rolling Shareholder fails to contribute any Rollover Shares prior to the Effective Time, the JS Parent Common Interests issued to such Rolling Shareholder will be cancelled and become null and void.

Grant of Proxy; Voting Agreement.  Until the termination of the Rollover Agreement, each Rolling Shareholder has agreed to vote to the fullest extent its Rollover Shares are entitled to be voted:

•	in favor of the approval and adoption of the Merger Agreement;

•	in favor of any proposal to adjourn or postpone any shareholders meeting at which the Merger Agreement is submitted for a vote if there are not sufficient votes for the approval of the Merger Agreement on the date on which the meeting is held;

•	against (A) any proposal by any person other than JS Parent, its affiliates or Mr. Smulyan to acquire the company through any transactions that would result in a change of control of Emmis, (B) any reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving Emmis or (C) any corporate action that would frustrate, prevent or delay the Merger Agreement.

The Rolling Shareholders and JS Acquisition made customary representations, warranties and acknowledgments regarding the rollover.

Covenants.  Except pursuant to the Rollover Agreement or the Merger Agreement, the Rolling Shareholders have agreed not to:

•	grant any proxies or enter into any other agreements with respect to the voting of any Rollover Shares, or

•	encumber any Rollover Shares, during the term of the Rollover Agreement. In addition, the Rolling Shareholders will not knowingly:

•	solicit or initiate any Emmis acquisition proposal, or

•	disclose or afford access to information to any Person that is considering making, or has made, or has agreed to endorse an Emmis acquisition proposal.

Shareholder Capacity.  Each Rolling Shareholder entered into the Rollover Agreement solely in its capacity as the beneficial owner of the Rollover Shares and the Rollover Agreement will not limit or affect any actions taken by an individual solely in his or her capacity as an officer or director of Emmis.

Termination.  The Rollover Agreement will terminate automatically upon the termination of the Alden Purchase Agreement.

This summary of the Rollover Agreement is qualified in its entirety by reference to the Rollover Agreement, which is incorporated herein by reference.

SPECIAL FACTORS

Background

In Mr. Smulyan’s Statement on Schedule 13D, as amended, with respect to his beneficial ownership of the Class A Common Stock, Mr. Smulyan has stated that he does not intend to sell his Class A Common Stock or Class B Common Stock but may seek to acquire additional Class A Common Stock or engage in an extraordinary corporate transaction with respect to Emmis. Accordingly, during the last two years, Mr. Smulyan has had preliminary discussions with various hedge funds, private equity funds and other strategic investors with respect to providing financing in connection with a going private transaction of Emmis. The board of directors of Emmis required that any such parties enter into confidentiality agreements with Emmis prior to Emmis providing them with non-public information. In connection with such discussions, Emmis entered into confidentiality agreements with 20 such parties over the course of the last two years, but none of those discussions proceeded beyond the preliminary stage.

On May 12, 2009, JS Acquisition, which was formed by Mr. Smulyan in April 2009 for the purposes of exploring potential going private transactions with Emmis, entered into an engagement letter with Party A, an investment bank. Under the engagement letter, Party A would act as a financial intermediary in connection with such potential transactions with a list of specified parties. No discussions other than preliminary discussions resulted from this arrangement.

On October 2, 2009, JS Acquisition engaged BIA Capital Strategies, LLC (“BIA”), another investment bank, to assist the company with regards to strategic advice and fundraising related to going private. BIA provided these services to Mr. Smulyan and Emmis through April 2010.

During November 2009, Mr. Smulyan also discussed the framework of a potential going private transaction with a private equity investor, Party C, and its legal advisors. Party C conducted a preliminary due diligence investigation with respect to Emmis but no firm offers to provide financing for a going private transaction materialized.

In early January 2010, Mr. Heath Freeman, Managing Director of Alden Global Capital, and Messrs. Ryan A. Hornaday and J. Scott Enright of Emmis had a series of discussions regarding the terms and provisions of the Existing Preferred Stock held by Alden.

During March and April 2010, BIA continued to advise JS Acquisition with respect to possible going private transactions and continued to seek financing sources for such transactions.

On March 23, 2010, Mr. Freeman and Messrs. Hornaday and Enright of Emmis had further discussions regarding the terms and provisions of the Existing Preferred Stock and a preliminary discussion regarding the required vote of the holders of the Existing Preferred Stock that would enable a possible exchange offer for the Existing Preferred Stock.

On April 11, 2010, Mr. John Momtazee of Moelis & Company (“Moelis”) indicated to Mr. Smulyan and Patrick M. Walsh that Alden was interested in discussing a potential exchange of the Existing Preferred Stock for debt. Mr. Smulyan indicated at that time that an exchange of Existing Preferred Stock for debt without a concurrent going-private transaction was unattractive because it would curtail Emmis’ access to the financing markets.

This exchange of views led to a meeting in Indianapolis on April 15, 2010 among Mr. Freeman, Mr. Smulyan, Messrs. Walsh, Enright and Hornaday of Emmis and Messrs. Momtazee and Navid Mahmoodzadegan of Moelis. At this meeting, Mr. Freeman and Mr. Smulyan first discussed the possibility of Alden providing one or more forms of financing for a going private transaction with respect to Emmis in which Mr. Smulyan or an entity controlled by him would acquire all of the outstanding stock of Emmis not already controlled by Mr. Smulyan.

JS Acquisition engaged Moelis as its financial advisor, effective as of April 21, 2010.

Beginning on April 22, 2010, Mr. Smulyan and Alden, together with their respective legal advisors, Paul, Weiss, Rifkind, Wharton & Garrison LLP and Skadden, Arps, Slate, Meagher & Flom LLP, their respective Indiana counsel, Taft Stettinius & Hollister LLP and Krieg DeVault LLP, and Moelis, began negotiating the terms of a letter of intent relating to the proposed going private transaction and a related financing by Alden.

The negotiations continued throughout the weekend of April 24 to 25, 2010.

On April 26, 2010, JS Acquisition and Alden entered into the non-binding Letter of Intent. Based on the framework laid out in the Letter of Intent, Mr. Smulyan, Alden, their respective legal advisors and Moelis began to prepare definitive documentation with respect to the Transactions designed to result in Emmis being taken private by JS Acquisition.

On April 28, 2010, JS Acquisition sent the following letter to the board of directors:

JS Acquisition, Inc.

April 28, 2010

Board of Directors
Emmis Communications Corporation
One Emmis Plaza
40 Monument Circle, Suite 700
Indianapolis, Indiana 46204

Ladies and Gentlemen:

We would like to take this opportunity to brief you on the terms of the letter of intent (the “LOI”) entered into between JS Acquisition, Inc. (“JS Acquisition”) and Alden Global Capital (“Alden”) relating to a going private transaction (the “Transaction”) involving Emmis Communications Corporation (“Emmis”). Pursuant to the LOI, JS Acquisition intends to purchase all of the shares of Class A common stock of Emmis (excluding shares owned by JS Acquisition, Mr. Jeffrey H. Smulyan and his affiliates) at a price per share of $2.40. The consideration to be offered for Emmis’ Class A common stock represents a 74% premium over the 30-trading day average closing price of the Class A common stock and a 118% premium over the 180-trading day average closing price of the Class A common stock. Our offer will be conditioned upon, among other things including regulatory approvals and other customary conditions, a number of shares of Class A common stock of Emmis being tendered for purchase that, when combined with the Class A and Class B common stock owned by Mr. Smulyan and his affiliates and the Class A common stock owned by Alden, represents a majority of the aggregate number of shares of outstanding Class A and Class B common stock of Emmis (the “Minimum Condition for the Common Stock Tender Offer”). Following the closing of our offer to purchase, the remaining outstanding Class A common stock (excluding shares held by Mr. Smulyan and his affiliates) would be cashed out in a merger (the “Back-end Merger”) at the same price per share as our offer.

The LOI also contemplates an offer to exchange all of the outstanding shares of preferred stock of Emmis (the “Preferred Stock”) for newly-issued 12% senior subordinated notes due 2017 of Emmis (the “Debt”) with an aggregate principal amount equal to 60% of the aggregate liquidation preference (excluding accrued and unpaid dividends) of the Preferred Stock. The consideration offered for the Preferred Stock represents a 73% premium over the 30-trading day average closing price of the Preferred Stock and a 133% premium over the 180-trading day average closing price of the Preferred Stock.

The exchange offer is expected to be exempt from registration under the Securities Act of 1933 pursuant to Section 3(a)(9). In connection with the exchange offer, exchanging holders will be required to consent to (i) eliminate Section 11 of Exhibit A to Emmis’ Articles of Incorporation (providing for a Going Private Redemption), (ii) provide for the automatic conversion upon the Back-end Merger of (X) the Preferred Stock (other than the Preferred Stock held by Alden) into that amount of consideration that would be paid to holders of shares of the Class A common stock into which the Preferred Stock was convertible immediately prior to the Back-end Merger and (Y) the Preferred Stock held by Alden into Debt, (iii) eliminate the right of the holders of the Preferred Stock to nominate directors to Emmis’ board of directors and (iv) any further amendments as may be necessary or appropriate to avoid any requirement for Emmis to register the Debt under the Securities Exchange Act of 1934, as amended (the “Preferred Stock Amendments”). The Preferred Stock Amendments will require approval of two-thirds of the holders of the Preferred Stock. Alden, which currently holds 42% of the Preferred Stock, has agreed to consent to such amendments and exchange its Preferred Stock for Debt as part of the Back-end Merger. Our offer to purchase will also be conditioned upon the tender in the exchange offer of a number of shares of Preferred Stock that, when combined with the Preferred Stock being exchanged by Alden in the Back-end Merger, represents at least two-thirds of the outstanding Preferred Stock and the effectiveness of the Preferred Stock Amendments (the “Minimum Condition for the Preferred Stock Exchange Offer”).

In order to provide this opportunity to Emmis common shareholders, we will require the following from the Emmis board of directors (the “Board”) prior to our launch of our offer to purchase:

1. the Board approving the Transaction as contemplated by §§ 23-1-43-1 to 23-1-43-24 of the Ind. BCL prior to the contribution to JS Acquisition of any shares of Emmis stock by Mr. Smulyan and the purchase by JS Acquisition of shares tendered in the offer, the effectiveness of which is conditioned upon satisfaction of the Minimum Condition of the Common Stock Tender Offer and the Minimum Condition of the Preferred Stock Exchange Offer;

2. the Board authorizing Emmis to enter into a merger agreement providing for the Back-end Merger, adopting the plan of merger contemplated thereby and agreeing to utilize Ind. BCL § 23-1-40-3(b)(1) to submit such agreement and plan of merger directly to the Emmis common shareholders for approval without a Board recommendation, the effectiveness of such authorization, adoption and agreement being conditioned upon satisfaction of the Minimum Condition of the Common Stock Tender Offer and the Minimum Condition of the Preferred Stock Exchange Offer;

3. the Board causing the appointment of Mr. Heath Freeman, as designee of Alden, to serve as an additional director on the Board (Mr. Freeman’s bio is attached for your review);

4. the Board approving, promptly following such appointment, the exemption pursuant to Rule 16b-3 under the Exchange Act of the consideration to be delivered to Alden in respect of the Class A common stock and Preferred Stock owned by it in the Back-end Merger; and

5. the Board approving Emmis’ cooperation with all other documentation and filings necessary or appropriate to effectuate the Transaction subject to satisfaction of the Minimum Condition for the Common Stock Tender Offer, including, in particular, cooperation with launching the exchange offer and obtaining the necessary approvals of the Preferred Stock Amendments.

We look forward to working with the Board to provide Emmis common shareholders this exciting opportunity. Just as a reminder, Jeff Smulyan is not interested in any transaction involving the sale of his Class A or Class B common stock and will not support another transaction in his capacity as controlling common shareholder.

Timing is critical to the success of the Transaction and our plan is for each of the offers to be launched as soon as possible. Accordingly, we encourage the Board to form an independent committee to engage independent legal counsel to consider the foregoing requests and respond to us as soon as possible.

Very truly yours,

JS Acquisition, Inc.

By:	Jeffrey H. Smulyan
President & CEO

On April 29, 2010, the board of directors of Emmis formed a Committee of Disinterested Directors consisting of Ms. Susan B. Bayh and Messrs. Peter A. Lund and Lawrence B. Sorrel, all of whom qualify as “Independent Directors” under NASDAQ Listing Rule 5605 and have no interest in the Transactions other than as holders of Class A Common Stock and outstanding options to purchase shares of Class A Common Stock. None of the members of the Committee will be a director of Emmis following the completion of the Transactions. Shortly after the Committee was formed, the Committee retained Davis, Polk & Wardwell, LLP and Barnes & Thornburg LLP to serve as council to the Committee.

Over the next several weeks, Morgan Stanley met with the Company’s management and conducted due diligence. The Committee also negotiated the terms of Morgan Stanley’s engagement during this time.

On May 6, 2010, JS Acquisition was recapitalized so that Mr. Smulyan held all 10 shares of JS Acquisition Class B Common Stock and all 1,000,000 shares of JS Acquisition Class A Common Stock. Also on May 6, 2010, Mr. Smulyan contributed the JS Acquisition Class A Common Stock to JS Parent.

From April 26, 2010 to May 24, 2010, representatives of JS Acquisition and Alden Media, together with their respective counsel and Moelis, negotiated the terms of the various agreements governing the Transactions. On May 24, 2010, JS Parent, the Alden Funds and Alden Media entered into the Alden Purchase Agreement, under which Alden Media will, among other things, purchase from JS Parent the JS Parent Preferred Interests and the JS Parent Common Interests to finance the cash consideration to be paid in the JS Acquisition Tender Offer and the Merger and to fund other cash used in the Transactions.

On May 19, 2010, an engagement letter with the Committee was executed by Morgan Stanley. Also on this date Paul, Weiss delivered draft Transaction documents to Davis Polk, including a draft of the Merger Agreement. Over the next six days, the representatives of the Committee and JS Acquisition negotiated the terms of the Merger Agreement.

At a meeting held on May 25, 2010, the Committee unanimously determined that the Merger Agreement, including the JS Acquisition Tender Offer and the Merger, were advisable and fair to and in the best interests of Emmis and the Unaffiliated Shareholders, and unanimously determined to recommend that the board of directors adopt resolutions, on terms and subject to the conditions of the Merger Agreement and the IBCL:

•	determining that it was advisable and fair to and in the best interests of Emmis and the Unaffiliated Shareholders for JS Acquisition Parent to acquire Emmis on the terms and subject to the conditions set forth in the Merger Agreement,

•	approving and adopting the Merger Agreement, the JS Acquisition Tender Offer and the Merger, and

•	recommending that the Unaffiliated Shareholders accept the JS Acquisition Offer, tender their shares of Class A Common Stock in the JS Acquisition Tender Offer and approve the Merger and the Merger Agreement.

Following the meeting of the Committee, the board of directors of Emmis met to, among other things, receive the recommendation of the Committee with respect to the JS Acquisition Tender Offer. Following receipt of the Committee’s recommendation, the Board unanimously:

•	determined that it was advisable and fair to and in the best interests of Emmis and the Unaffiliated Shareholders who own Common Stock for JS Acquisition Parent to acquire Emmis on the terms and subject to the conditions set forth in the Merger Agreement,

•	approved and adopted the Merger Agreement and the Merger and

•	recommended that the Unaffiliated Shareholders who own Common Stock accept the JS Acquisition Tender Offer, tender their shares of Class A Common Stock in the JS Acquisition Tender Offer and approve the Merger and the Merger Agreement. At that same meeting, the board of directors of Emmis also unanimously adopted various other resolutions and granted authority and approval with respect to various other matters in connection with the Transactions including, among other things, the determinations required under the Merger Agreement with respect to the Indiana anti-takeover statutes.

At that meeting the board of directors of Emmis approved the Exchange Offer and the issuance of the New Notes, authorized Emmis to submit the Proposed Amendments to shareholders without a recommendation from the board of directors and approved all other actions needed to effectuate the Proposed Amendments, subject to receipt of requisite shareholder approval. For a summary of factors considered by the board of directors in making its determinations to approve the Exchange Offer and authorize the submission of the Proposed Amendments to shareholders without a recommendation See “Purposes, Alternatives and Reasons and Effects — Emmis.”

On May 25, 2010, Emmis, JS Acquisition and JS Parent entered into the Merger Agreement. That same day, Emmis issued a press release announcing the execution of the Merger Agreement.

Purposes, Alternatives and Reasons and Effects — Emmis

Purposes

The Committee has determined that the JS Acquisition Tender Offer and the Merger were advisable and fair to and in the best interest of Emmis and the Unaffiliated Shareholders who own Class A Common Stock and, based on the Committee’s recommendation, the board of directors of Emmis has recommended that holders of Class A Common Stock tender their shares into the JS Acquisition Tender Offer. Because JS Acquisition has conditioned its obligation to accept shares in the JS Acquisition Tender Offer on, among other things, the commencement of the Exchange Offer, Emmis’ purpose in commencing the Exchange Offer is to permit the holders of the Class A Common Stock to tender their shares into the JS Acquisition Tender Offer.

Alternatives

Mr. Smulyan, in his capacity as the controlling shareholder of Emmis, has informed Emmis that he would not be willing to approve any other transaction that competes with or impedes the Transactions. For this reason, the board of directors of Emmis did not consider alternative transactions.

Reasons

The board of directors of Emmis has approved the Exchange Offer in order to permit the holders of the Class A Common Stock to tender their shares into the JS Acquisition Tender Offer.

Effects

The Exchange Offer will have both positive and negative effects on the holders of the Existing Preferred Stock. A holder of shares of Existing Preferred Stock who accepts the Exchange Offer will hold a New Note, which will be a different instrument from the Existing Preferred Stock. The following table compares certain rights of holders of the Existing Preferred Stock with those of holders of the New Notes:

Existing Preferred Stock	New Notes

Equity; liquidation preference senior to that of Common Stock, but subordinated in right of payment to indebtedness and other liabilities, including trade payables, of Emmis, including the New Notes and the Junior Subordinated Notes, if any.	Debt; holders have a right to receive a specified principal amount with that is senior in right of payment to holders of Emmis’ equity, including the Existing Preferred Stock,
No maturity date.	The New Notes mature on , 2017, unless redeemed earlier by Emmis. A failure to pay principal when due is an event of default under the New Notes.
No interest is payable on the Existing Preferred Stock, but, holders of Existing Preferred Stock are entitled to cumulative cash dividends prior to any payment of dividends on Common Stock; Emmis is in arrears in the payment of dividends to holders of the Existing Preferred Stock and is currently precluded from paying dividends under the Credit Facility. There is no remedy for the failure to pay dividends on the Existing Preferred Stock other than the right to nominate directors to the Emmis board of directors, as described below.	Interest will accrue at 12.00% per annum from the date of issuance, payable in arrears, payable in kind, annually on each , beginning on , 2011. A failure to pay interest when due may result in an event of default under the New Notes if not cured within the applicable grace period.
As of April 15, 2010, an aggregate of $4.87 of dividends per share of Existing Preferred Stock had accrued and had not been paid.	Any holder of Existing Preferred Stock who is issued New Notes in the Exchange Offer will not be paid any accrued and unpaid dividends on the Exsiting Preferred Stock that is tendered into the Exchange Offer.
Holders of Existing Preferred Stock have the right to require Emmis to redeem all or a portion of their shares on the first anniversary after the occurrence of certain going private transactions. This right is proposed to be removed as part of the Proposed Amendments.	Holders of New Notes will have no corresponding right.
Holders of Existing Preferred Stock have the right to nominate directors to Emmis’ board of directors if the dividends payable on the Existing Preferred Stock are in arrears for six consecutive quarterly periods. This right is proposed to be removed as part of the Proposed Amendments.	Holders of New Notes will have no corresponding right, although a failure to pay interest when due may result in an event of default under the New Notes if not cured within the applicable grace period.
Holders of Existing Preferred Stock have the right to convert each share of Existing Preferred Stock into 2.44 shares of Class A Common Stock. The Proposed Amendments will add a provision that will, upon a merger, cause each share of Existing Preferred Stock to be converted automatically into the consideration to which the holder of such share would be entitled had it converted such share into Class A Common Stock immediately prior to such merger.	Holders of New Notes will have no conversion rights and will not be subject to any mandatory conversion provisions.
Holders of Existing Preferred Stock have voting rights on certain matters submitted to shareholders of Emmis.	Holders of New Notes will have no voting rights with respect to matters submitted to shareholders of Emmis.

Existing Preferred Stock	New Notes

The Existing Preferred Stock is listed on the NASDAQ Global Select Market.	The New Notes will not be listed on any securities exchange or automated quotation system, and there is no assurance that a liquid trading market in the New Notes will develop.

The above table is provided for informational purposes only and does not take into account all factors relating to a comparison of the shares of Existing Preferred Stock to the New Notes, nor does it take into account any factors relating to the tax consequences of accepting the Exchange Offer. For a more complete description of the New Notes and the Existing Preferred Stock, see “Description of New Notes” included in this Proxy Statement/Offer to Exchange and the “Description of the Existing Preferred Stock” attached to this Proxy Statement/Offer to Exchange as Schedule C. See also “Material United States Federal Income Tax Consequences.” The New Notes are also subject to various risks, including those set forth in “Risk Factors — Risks Related to the New Notes.” Any shares of Existing Preferred Stock acquired by Emmis in the Exchange Offer will be cancelled.

After the Transactions are completed, we expect that we will no longer be subject to requirements under the Exchange Act to file periodic or current reports with the SEC because no class of our securities will be held by more than 300 holders of record. In addition, the indenture governing the New Notes will not contain any covenants requiring Emmis to file such reports. As a result, we will no longer be required to provide financial and other information in filings on Forms 10-K, 10-Q or 8-K. Furthermore, we expect that none of our securities will be listed on a stock exchange after completion of the Exchange Offer. As a result, we will no longer be subject to SEC and stock exchange regulations with respect to financial reporting, internal control over financial reporting, disclosure controls, audit committee independence, short-swing profits reporting, beneficial ownership reporting or any other similar requirements to which public companies are subject. Our status as a private company may have an adverse effect on the value of our securities and evidences of our indebtedness, including the New Notes.

If the Proposed Amendments are adopted and effected, holders of the Existing Preferred Stock will no longer be entitled to appoint directors to the Emmis board of directors if sufficient dividends on the Existing Preferred Stock are accrued and unpaid. The Proposed Amendments would also remove the requirement for Emmis to redeem the Existing Preferred Stock following specified going-private transactions. If the JS Acquisition Tender Offer and this Exchange Offer are completed and the Proposed Amendments are adopted and effected, we will seek the affirmative votes of holders of Common Stock (a majority of which will be beneficially owned, following the JS Acquisition Tender Offer, by Mr. Smulyan and the Alden Fund) to approve the Merger of JS Acquisition with and into Emmis, with Emmis surviving the merger as a subsidiary of JS Parent. Mr. Smulyan will hold all of the shares of a newly issued class of voting common stock of Emmis, and JS Parent will hold all of the shares of a newly issued class of non-voting common stock of Emmis. In the Merger, each outstanding share of Existing Preferred Stock not held by the Alden Fund will be converted into the right to receive $5.856 in cash (without interest and less any applicable withholding taxes) from Emmis, which is equal to the conversion rate of the Existing Preferred Stock of 2.44 shares of Class A Common Stock per share times the $2.40 in cash (without interest and less any applicable withholding taxes) per share of Class A Common Stock that is being offered in the JS Acquisition Tender Offer, and may be less than the value of the New Notes you would receive in the Exchange Offer and each share of Existing Preferred Stock owned by the Alden Fund will be converted into the right to receive New Notes at the same rate as in the Exchange Offer.

Following the completion of the Transactions, Mr. Smulyan, through JS Parent, will beneficially own securities that would entitle him to an approximately 67.9% indirect common equity interest in Emmis.

Fairness of the Exchange Offer — Emmis

Indiana law does not impose any duty upon Emmis or its board of directors or executive officers to seek or obtain any particular price or a fair price for the Existing Preferred Stock in the Exchange Offer. Under Indiana law the duties of a board of directors or executive officers are first to the corporation itself. In considering, what is in the best interests of the corporation, the directors may take into account the interests of constituents, including shareholders, employees, customers, communities or anything else they deem relevant. Likewise, Indiana law does not impose on the directors or executive officers any duty to make a recommendation to holders of Existing Preferred Stock as to whether to participate in the Exchange Offer or, in special circumstances which would include the Proposed Amendments as a result of the conflicts of interests, whether to vote to approve the Proposed Amendments. Furthermore, Indiana law does not impose any duty on any such persons to obtain advice from or retain any outside person or financial advisor to prepare any report, opinion or appraisal relating the Exchange Offer or the Proposed Amendments.

Federal securities laws and regulations, however, require disclosure of the board of directors’ position as to the fairness of the Exchange Offer to the unaffiliated shareholders of Emmis. Accordingly, the board of directors considered and reviewed the terms, purposes, alternatives and effects of the proposed Exchange Offer and Proposed Amendments in order to determine what its position was with respect to the question of whether the Exchange Offer is fair to Unaffiliated Shareholders who hold Existing Preferred Stock, other than Mr. Smulyan, JS Acquisition, JS Parent, Alden and the other holders who will be investors in JS Parent, of the Class A Common Stock.

Since the Proposed Amendments and the Exchange Offer are necessary steps to completion of the JS Acquisition Tender Offer, an inherent conflict of interest was created for the Emmis board of directors, as not even the Committee, who is disinterested in the Transactions other than as a result of their ownership of Class A Common Stock, could be asked to fairly represent the interests of the holders of Existing Preferred Stock while at the same time serving the best interest of Emmis and its holders of Class A Common Stock other than Unaffiliated Shareholders.

Indiana law contemplates just such a conflict and has provided that under this special circumstance a board of directors need not recommend amendments to the articles of incorporation and can adopt such amendments subject to the requisite shareholder vote and submit the amendments directly to shareholders without a recommendation.

In light of the special circumstances described above, management recommended to the Emmis board of directors that it consider the fairness to Unaffiliated Shareholders who hold Common Stock and Existing Preferred Stock of the Exchange Offer and Proposed Amendments for purposes of making disclosure of that determination in compliance with federal securities law but that it not provide a recommendation to holders of Existing Preferred Stock as to how to vote on the Proposed Amendments. Emmis’ senior management, all of whom are interested in the Transactions, also assisted the board of directors of Emmis in determining the considered factors described below.

The board of directors of Emmis did not engage an independent financial advisor to advise on the fairness of the Exchange Offer or to appraise or otherwise calculate the value of our Existing Preferred Stock or the New Notes or the exchange ratio being used in the Exchange Offer.

Factors Considered

The board of directors considered a number of factors, including the following, when determining whether the Exchange Offer is fair to Unaffiliated Shareholders who hold Common Stock and Existing Preferred Stock:

•	the effectiveness of the Proposed Amendments are a condition to the JS Acquisition Tender Offer which can only occur if the Proposed Amendments are adopted;

•	the Exchange Offer is designed to increase the likelihood that the Proposed Amendments will be adopted;

•	current and historical trading prices for our Existing Preferred Stock;

•	the possible decline in the market price of our Existing Preferred Stock if the JS Acquisition Tender Offer is withdrawn and the Transactions are abandoned;

•	the amount by which the principal amount of the New Notes to be delivered in the Exchange Offer exceeds recent trading prices and estimated trading values of the Existing Preferred Stock;

•	over the past two years, the Existing Preferred Stock has never traded at a per share price above the $30.00 principal amount of New Notes to be delivered in respect of each share of Existing Preferred Stock in the Exchange Offer;

•	the stated interest rate on the New Notes is significantly higher than the present dividend rate on our Existing Preferred Stock;

•	the improved contractual ranking, as a debt claim, upon liquidation of the New Notes compared to the Existing Preferred Stock and the fixed contractual maturity date of the New Notes compared to the perpetual nature of the our Existing Preferred Stock;

•	the fact that the indenture for the New Notes contain events of default, acceleration provisions and other customary remedies available to subordinated debt holders, compared to the power to elect board members as the sole remedy for failure to pay dividends on the Existing Preferred Stock;

•	the fact that, except in the Exchange Offer, holders of our Existing Preferred Stock will not likely have an opportunity in the foreseeable future to dispose of their shares at prices other than those available in private or open market transactions (to the limited extent that our trading market may continue to exist) because we plan to continue to operate Emmis as a going concern and have no current plans of disposing of the entire business or causing a liquidation of our assets;

•	the fact that Emmis is unable to achieve a going private transaction or a liquidation of all or substantially all of our assets without the approval of Mr. Smulyan, in his capacity as controlling shareholder, and Mr. Smulyan has stated that, in such capacity, he will not approve a competing transaction to the Transaction;

•	the fact that Emmis had received no firm offers for the acquisition of Emmis in the past two years;

•	the extremely limited trading market for the Existing Preferred Stock, including limited liquidity, relatively low prices and trading volume;

•	the considerable costs associated with remaining a public company and maintaining the NASDAQ listing of the Existing Preferred Stock and that based on the current number of holders of our Existing Preferred Stock we would be permitted to terminate our Exchange Act registration and the NASDAQ listing of the Existing Preferred Stock even without the Exchange Offer or the Proposed Amendments;

•	the likely further reduction in the liquidity for our Existing Preferred Stock should we terminate our Exchange Act registration;

•	the fact that Emmis is presently prohibited from paying dividends on the Existing Preferred Stock as a result of restrictions in Emmis Operating’s Credit Facility and that it is unlikely that the holders of our Existing Preferred Stock will receive payment of dividends or that Emmis will have the ability to redeem the Existing Preferred Stock in the foreseeable future;

•	the fact that the Exchange Offer is a voluntary transaction in which the holders of two-thirds of the Existing Preferred Stock, voting as a separate class, may choose whether to participate;

•	the Exchange Offer and Proposed Amendments fully comply with the provisions of our amended and restated articles of incorporation governing the rights of holders of our Existing Preferred Stock;

•	no dissenters’ or appraisal rights are available to holders of Existing Preferred Stock who do not participate in the Exchange Offer;

•	the fact that, based on public filings, more than 80% of our Existing Preferred Stock is held by just 11 institutional owners who are capable of evaluating the financial and other ramifications of both the Exchange Offer and the Proposed Amendments;

The board of directors of Emmis also considered a number of negative factors that would result from the Exchange Offer when determining whether it was fair, including the following:

•	the possible significant decrease in the value of the Existing Preferred Stock following the completion of the Exchange Offer;

•	the likely reduction in the liquidity for any remaining shares of our Existing Preferred Stock and the potential significant reduction in the value of our Existing Preferred Stock that remains pending the Merger;

•	the fact that Emmis will likely no longer be a company required to file current or periodic reports with the SEC following completion of the Transactions;

•	holders of our Existing Preferred Stock who do not participate in the Exchange Offer will receive a different type of consideration in the Merger than those who participate which could be considerably less than the value of the New Notes received by those who participate in the Exchange Offer;

•	that if the Proposed Amendments are adopted and effected, the Merger will result in the conversion of each share of Existing Preferred Stock, other than the shares held by the Alden Fund, into the right to receive $5.856 in cash (without interest and less any applicable withholding taxes), which is equal to the $2.40 in cash (without interest and less any applicable withholding taxes) per share that holders of the Class A Common Stock will receive in the Merger times 2.44, which is the number of shares of Class A Common Stock into which each share of Existing Preferred Stock can be converted and that such amount may be less than the value of the New Notes offered in the Exchange Offer;

•	that if the Proposed Amendments are adopted and effected, holders of the Existing Preferred Stock will no longer be entitled to appoint directors to our board of directors if sufficient dividends on the Existing Preferred Stock are accrued and unpaid;

•	that the Proposed Amendments would also remove the requirement for Emmis to redeem the Existing Preferred Stock following specified going-private transactions;

•	that the New Notes may be considered to have been issued with original issue discount for U.S. federal income tax purposes, in which case U.S. holders will be required to include such OID in gross income on a constant yield to maturity basis in advance of the receipt of cash payment thereof and regardless of such holder’s method of accounting. See “Certain Material U.S. Federal Income Tax Consequences”;

•	that the New Notes, like the Existing Preferred Stock, contain no material restrictive covenants;

•	that the New Notes contain no cash payment requirement prior to maturity; and

•	the conflicts of interest involved in the Transaction and the fact that the terms of Exchange Offer and Proposed Amendments were delivered to the board of directors of Emmis by JS Acquisition as a condition of the JS Acquisition Tender Offer and did not result from arm’s-length negotiations, and no representative of any of the holders of Existing Preferred Stock was involved in the deliberations of the board of directors of Emmis.

The board of directors did not consider going concern value or liquidation value of our assets because the board of directors does not consider a liquidation or sale of the entire company (other than as a result of the Transactions) to be a viable course of action, particularly given the intentions expressed by our controlling shareholder in his capacity as such. While the board of directors considered that the Existing Preferred Stock does have a conversion feature that allows conversion to Class A Common Stock, the board of directors did not consider that residual value as material to its consideration of the value of the Existing Preferred Stock given the extent to which the cost of conversion is in excess of the current value of the Class A Common Stock. The board of directors also did not consider net book value because it does not believe net book value is material or relevant to its determination, since it is an accounting concept based on specific accounting methodologies that is historical in nature and therefore not forward-looking.

The foregoing discussion of the information and factors considered is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Exchange Offer, the board of directors of Emmis has found it impractical to, and therefore has not, quantified or otherwise attempted to assign relative weights to the specific factors considered in reaching a decision to approve of the Exchange Offer.

Conclusions

The board of directors unanimously determined that the Exchange Offer is fair to the Unaffiliated Shareholders who hold Common Stock or Existing Preferred Stock. However, our board of directors is not making any recommendation as to whether holders of Existing Preferred Stock should participate in the Exchange Offer or vote for the Preferred Amendments and believes that because of the circumstances surrounding the Transactions, including the background of the Transactions, the conflicts of interest inherent therein and the lack of a recommendation by the board of directors of Emmis, each such holder should not rely on the fairness determination of the board of directors and should make its own independent analysis.

Reports, Opinions, Appraisals and Negotiations — Emmis

The board of directors of Emmis did not engage an independent financial advisor to advise on the fairness of the Exchange Offer or to appraise or otherwise calculate the value of the Existing Preferred Stock or the New Notes or the exchange ratio being used in the Exchange Offer.

Purposes, Alternatives, Reasons and Effects — Purchaser Group

Purpose

From the point of view of the Purchaser Group, the purpose of the Exchange Offer is to facilitate the Transactions, of which the Exchange Offer is a part. The completion of the Exchange Offer is a condition precedent to the completion of the JS Acquisition Tender Offer and the Merger, and the Purchaser Group wishes to complete the JS Acquisition Tender Offer and the Merger. In addition, the adoption and effectiveness of the Proposed Amendments are necessary in order to complete the JS Acquisition Tender Offer and the Merger without triggering a repurchase right in favor of the holders of the Existing Preferred Stock, and JS Acquisition views the Exchange Offer as a form of inducement to holders of Existing Preferred Stock to approve the Proposed Amendments.

In addition, under the Alden Purchase Agreement, Alden Media has conditioned its purchase obligations, which are the sole source of financing for the JS Acquisition Tender Offer and the Merger, on the commencement of the Exchange Offer and the effectiveness of the Proposed Amendments.

The purpose of the JS Acquisition Tender Offer is to acquire all of the shares of Class A Common Stock that are not beneficially owned by the Purchaser Group or the Alden Fund, other than the Rollover Shares. The purpose of the Merger is to acquire all outstanding shares of Class A Common Stock not tendered and purchased in the JS Acquisition Tender Offer or contributed to Emmis under the Alden Purchase Agreement or the Rollover Agreement.

Plans for Emmis after the Exchange Offer and the Other Transactions.

Upon the successful completion of the JS Acquisition Tender Offer and the Exchange Offer, JS Parent, together with the Alden Fund, Mr. Smulyan and the holders of the Rollover Shares, will own a majority of the outstanding shares of Common Stock and will have sufficient voting power to approve the Merger without the affirmative vote of any other shareholders of Emmis. If a meeting is necessary under applicable law in order to complete the Merger, JS Acquisition, the other members of the Purchaser Group, the Rolling Shareholders and the Alden Fund intend to vote their shares of Common Stock in favor of the Merger at a special meeting of Emmis shareholders.

Under the Alden Purchase Agreement, the Alden Fund has agreed to vote all of its shares of Class A Common Stock in favor of the Merger and pursuant to the Rollover Agreement, the Rolling Shareholders have agreed to vote their Rollover Shares in favor of the Merger.

In the Merger, the Retained Shares and all of the other outstanding shares of Class A Common Stock (except for the shares of Class A Common Stock held by the Purchaser Group and the Rollover Shares), will be converted into the right to receive $2.40 in cash. Immediately prior to the effective time of the Merger, each share of Common Stock held by the Purchaser Group (other than the Retained Shares) and the Rollover Shares will be contributed to Emmis and cancelled in satisfaction of the respective obligations under the Alden Purchase Agreement or the Rollover Agreement, as applicable, and in consideration for JS Parent Common Interests. Each share of Class B Common Stock (other than any converted to Retained Shares before the Merger), all of which are held by Mr. Smulyan, and all of Mr. Smulyan’s options to acquire Common Stock will be contributed to Emmis and cancelled in satisfaction of his obligations under the Alden Purchase Agreement, and in consideration for JS Parent Common Interests. Each outstanding share of the Existing Preferred Stock not held by the Alden Fund will be converted into the right to receive $5.856 in cash from JS Parent, and each share of Existing Preferred Stock held by the Alden Fund will be converted into the right to receive New Notes at a rate of $30 principal amount of New Notes per $50 of liquidation preference of Existing Preferred Stock, excluding accrued and unpaid dividends. In the Merger, each share of JS Acquisition Class A Common Stock, all of which are held by JS Parent will be converted into one share of new Nonvoting Class A Common Stock, par value $0.01 per share (“New Class A Common Stock”) of Emmis and each share of JS Acquisition Class B Common Stock, which are all held by Mr. Smulyan will be converted into one share of new Class B Common Stock, par value $0.01 per share (“New Class B Common Stock”) of Emmis.

JS Acquisition is not offering to acquire outstanding options in the JS Acquisition Tender Offer. Under the Merger Agreement, all options not exercised, other than shares of restricted stock or restricted stock units held by Mr. Smulyan, will be cancelled in exchange for the payment of the excess, if any, of the Offer Price over the exercise price for such options, less any applicable income and employment taxes required to be withheld by applicable law. Each share of restricted stock units will vest and be cancelled and the holders of restricted stock and restricted stock units will be entitled to receive $2.40 for each share of such restricted stock and each share underlying its restricted stock units.

Except as otherwise described in this Proxy Statement/Offer to Exchange, JS Parent, JS Acquisition and Mr. Smulyan have no current plans or proposals which relate to or would result in:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Emmis,

•	any material change in the present dividend rate or policy or indebtedness or capitalization of Emmis or

•	any other material change in Emmis’ corporate structure or business.

If the Offer and the Merger are successfully completed, and the Amended and Restated Operating Agreement of JS Acquisition, LLC, to be entered into upon the Closing of the Alden Purchase Agreement by and among Alden Media, Mr. Smulyan, JS Parent and certain other parties (the “Operating Agreement”) is entered into, the members of the board of the surviving corporation will be composed of five members nominated by Mr. Smulyan and two members nominated by Alden Media. In addition, Mr. Smulyan has agreed that following completion of the Merger he will vote the New Class B Common Stock held by him in favor of amendments to the Articles of Incorporation of Emmis and Emmis Operating Agreement to mirror the governance provisions in the Operating Agreement.

In addition, pursuant to the Operating Agreement JS Parent must use its commercially reasonable efforts to cause Emmis to sell assets of Emmis and its subsidiaries for purposes of refinancings in order to allow for redemption of Alden Media’s preferred investment. The proceeds of such sales will be used to refinance existing indebtedness of Emmis subsidiaries in order to permit the redemption of the New Notes, the JS Parent Preferred Interests and/or Junior Subordinated Notes. Emmis has had discussions with various third parties and financing sources in the past regarding potential asset sales, but such discussions have not resulted in any firm offers.

JS Parent further expects to operate Emmis as a going concern under its control and to review Emmis’ assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine which changes may be necessary following the completion of the Exchange Offer and the other Transactions to best organize and integrate the activities of JS Parent and Emmis (and its affiliates). JS Parent and Mr. Smulyan expressly reserve the right to make any changes to future plans that they deem necessary or appropriate in light of its review or future developments.

Reasons of the Purchaser Group for the Exchange Offer

As discussed above, the Exchange Offer is a necessary transaction in order to complete the other Transactions, including the JS Acquisition Tender Offer and the Merger.

In connection with the Transactions, the Purchaser Group considered the following material factors:

•	as a privately-held company, Emmis will have greater ability to take larger risks and more aggressively pursue opportunities in the industry than it is able to do while being a public company without risk-adjusted capital investments;

•	as a privately-held company, Emmis will have greater flexibility to operate with a view to the long-term without focusing on short-term operating earnings and its associated implications to public shareholders, and such long-term focus will allow Emmis to make investments in digital media and make other long-term capital expenditures;

•	by ceasing to be a public company, Emmis will benefit from the elimination of the additional burdens on Emmis’ management, as well as the expenses associated with being a public company, including the burdens of preparing periodic reports under federal securities laws and complying with other applicable securities law requirements (including the Sarbanes-Oxley Act of 2002), complying with stock exchange listing requirements and maintaining investor relations functions; and

•	as a privately-held company, less information will be required to be provided publicly for use by Emmis’ competitors.

Certain Effects of the Exchange Offer

As a result of the completion of the Exchange Offer and the JS Acquisition Tender Offer, the direct and indirect interest of the Purchaser Group and Alden in Emmis’ net book value and net earnings will increase to the extent of the number of Shares acquired under the JS Acquisition Tender Offer.

Immediately following completion of the Merger, the Purchaser Group, the Rolling Shareholders and Alden Media’s indirect interest in such items will increase to 100%, and the Purchaser Group, the Rolling Shareholders and Alden Media will be entitled to all benefits resulting from that interest, including all income generated by Emmis’ operations and any future increase in Emmis’ value. The Purchaser Group, the Rolling Shareholders and Alden Media will also bear the risk of losses generated by Emmis’ operations and any decrease in the value of Emmis after the Merger. Upon completion of the Merger, Emmis will become a privately-held corporation. Accordingly, former shareholders of Emmis, other than the Purchaser Group, Alden and the Rolling Shareholders, will not have the opportunity to participate in the earnings and growth of Emmis after the Merger and will not have any right to vote on corporate matters. Similarly, such former shareholders of Emmis will not face the risk of losses generated by Emmis’ operations or decline in the value of Emmis after the Merger.

Alternatives to the Exchange Offer and the Transactions

The Purchaser Group, having come to a determination to pursue the acquisition of the remaining shares of Common Stock of Emmis, considered various alternative transaction structures by which the acquisition might be achieved and determined to make the Exchange Offer, coupled with the JS Acquisition Tender Offer followed by the Merger. In choosing this transaction structure, the Purchaser Group considered the following material factors:

•	a cash tender offer followed by a merger is a transaction structure that is commonly used to effect an acquisition of the majority interests in a publicly traded company by a controlling shareholder;

•	Emmis’ shareholders that tender their shares of Common Stock in the JS Acquisition Tender Offer or that tender their shares of Existing Preferred Stock in the Exchange Offer would likely receive their consideration sooner in a tender offer than in a negotiated merger transaction with Emmis that is not preceded by a tender offer;

•	the JS Acquisition Tender Offer does not compel any Emmis shareholder to sell its Shares, and the JS Acquisition Tender Offer and the Merger will not be effected unless a minimum tender condition is satisfied;

•	for a controlling shareholder, such as Mr. Smulyan, who is seeking to acquire shares of Common Stock from a large number of public shareholders, open-market or privately-negotiated purchases would be less efficient, more complex and more time consuming than a tender offer; and

•	an exchange offer, such as the Exchange Offer, could be an inducement for holders of Existing Preferred Stock to vote in favor of the Proposed Amendments, which are necessary for the Transactions to be completed.

These factors represent all of the material factors considered by the Purchaser Group in deciding to structure the proposed Transactions as a cash tender offer, coupled with an exchange offer, followed by a merger. The Purchaser Group did not consider any structures other than a negotiated merger, open-market purchases and privately-negotiated purchases.

Fairness of the Exchange Offer — Purchaser Group

Because Mr. Smulyan, who controls the Purchaser Group, is a member of the board of directors of Emmis, he participated in the deliberations of the board of directors with respect to the fairness of the Exchange Offer to the Unaffiliated Shareholders who hold Common Stock or Existing Preferred Stock. Mr. Smulyan voted, together with the rest of the members of Emmis’ board of directors, in favor of the determination that the Exchange Offer is fair to the Unaffiliated Shareholders who hold Common Stock or Existing Preferred Stock for the same reasons and after considering the same factors as the Emmis board of directors as a whole. The Purchaser Group has made no recommendation as to the Exchange Offer. See “— Fairness of the Exchange Offer — Emmis.”

Reports, Opinions, Appraisals and Negotiations — Purchaser Group

The Purchaser Group did not engage an independent financial advisor to advise on the fairness of the Exchange Offer or to appraise or calculate the value of the Existing Preferred Stock or the New Notes or the exchange ratio being used in the Exchange Offer.

Agreements Involving Emmis Securities

The Merger Agreement contains provisions relating to the treatment of the various outstanding Emmis securities following the completion of the Exchange Offer. See “The Transactions—Merger.”

The amended and restated operating agreement of JS Parent contains provisions under which JS Parent Preferred Interests may, through a series of steps, be converted into Junior Subordinated Notes of Emmis. See “The Transactions—JS Parent Operating Agreement.”

In the Transactions, some executive officers of Emmis will be receiving securities of JS Parent in respect of their shares of Class A Common Stock, as described more fully below, under the caption “—Executive Officer and Director Participation; Interests of Certain Persons in the Transactions.”

Under the Alden Purchase Agreement, Mr. Smulyan and the Alden Fund have agreed to vote their securities for the Proposed Amendments. See “The Special Meeting—Agreements to Vote by the Members of the Purchaser Group and Alden.” Under the Alden Purchase Agreement, Mr. Smulyan is also agreeing to cancel all of his outstanding options.

Pursuant to the Rollover Agreement, each of the Rolling Shareholders is required to contribute its Rollover Shares to Emmis immediately prior to the Merger and, in exchange for this commitment, JS Parent will issue to each Rolling Shareholder common interests in JS Parent (the ‘Rolling Shareholder Parent Interests‘) at the closing of the transactions contemplated by the Alden Purchase Agreement. Each Rolling Shareholder has also agreed in the Rollover Agreement to grant JS Acquisition an irrevocable proxy to vote in favor of the Merger Agreement and the Merger at any meeting of Emmis shareholders called to vote on the Merger Agreement and the Merger.

Executive Officer and Director Participation; Interests of Certain Persons in the Transactions

The required votes of the holders of Common Stock and the holders of the Existing Preferred Stock must be obtained in order for the Transactions to be completed. None of the members of the Emmis board of directors will be participating in the Proxy Solicitations or the solicitation of tenders into the Exchange Offers other than Messrs. Smulyan, Walsh and Freeman.

Each of the following executive officers of Emmis is participating in the Proxy Solicitations:

Name	Position

Jeffrey H. Smulyan	Director, Chairman of the Board of Directors, Chief Executive Officer and President
Patrick M. Walsh	Director, Executive Vice President, Chief Financial Officer and Chief Operating Officer
Richard F. Cummings	President of Radio Programming
J. Scott Enright	Executive Vice President, General Counsel and Secretary
Gregory T. Loewen	Chief Strategy Officer and President — Publishing Division

The above-listed executive officers may have interests in the Transactions that are different from those of holders of Common Stock or Existing Preferred Stock.

If the Transactions are completed, each of the above-listed executive officers is expected to remain as an executive officer of Emmis following completion of the Transactions, subject to the terms of each executive officer’s existing employment agreement. See “Compensation Table — Employment Agreements.” The executive officers who remain at Emmis are expected to receive incentive compensation or equity awards under a new management incentive plan to be adopted after the completion of the Transactions, although the terms of the equity awards have not yet been determined.

Each of the above-listed executive officers and the directors of Emmis will also receive consideration in respect of his equity awards as described in the following table:

	Class A Common		Merger Cash
Name	Stock Options	Exercise Price	Consideration

Bayh, Susan B.	7,317	0.28	$15,512
	7,317	1.70	5,122
	7,317	8.71	0
	7,317	8.84	0
	7,317	12.19	0
	14,635	13.56	0
	14,635	14.21	0
	14,635	15.48	0

	Class A Common		Merger Cash
Name	Stock Options	Exercise Price	Consideration

Cummings, Richard F.	87,500	0.30	$184,188
	87,500	1.14	110.250
	43,904	2.95	0
	43,904	8.21	0
	43,904	11.17	0
	73,174	11.21	0
	43,904	12.80	0
	73,174	17.44	0
	73,174	19.82	0
	73,174	19.90	0
Enright, J. Scott	30,000	0.30	$63,150.00
	120,000	0.36	245,400.00
	10,000	2.95	0
	7,900	8.21	0
	7,317	11.17	0
	13,903	11.22	0
	7,317	12.81	0
	14,378	17.45	0
	11,707	19.82	0
	13,170	19.90	0
Fiddick, Paul W.	55,000	0.30	$115,775
	55,000	1.14	69,300
	21,952	2.95	0
	21,952	8.21	0
	21,952	11.17	0
	10,976	11.21	0
	38,416	12.80	0
	38,416	17.44	0
Kaseff, Gary L.	175,000	0.30	$368,375
	36,587	2.95	0
	36,587	8.21	0
	36,587	11.17	0
	73,174	11.21	0
	36,587	12.80	0
	73,174	17.44	0
	58,539	19.82	0
	73,174	19.90	0
	58,539	24.17	0
Leventhal, Richard A.	7,317	0.28	$15,512
	7,317	1.70	5,122
	7,317	8.71	0
	7,317	8.84	0
	7,317	12.19	0
	14,635	13.56	0
	14,635	14.21	0
	14,635	15.48	0
Loewen, Gregory	40,000	0.30	$84,200
	70,000	0.90	105,000
	40,000	1.14	50,000
	16,500	2.95	0
	16,500	8.21	0

	Class A Common		Merger Cash
Name	Stock Options	Exercise Price	Consideration

Lund, Peter	7,317	0.28	$15,512
	7,317	1.70	5,122
	7,317	8.71	0
	7,317	8.84	0
	7,317	12.19	0
	14,635	14.21	0
	14,635	15.48	0
Nathanson, Greg	7,317	0.28	$15,512
	7,317	1.70	5,122
	7,317	8.71	0
	7,317	8.84	0
	7,317	12.19	0
	14,635	13.56	0
	14,635	14.21	0
	14,635	15.48	0
	14,635	19.82	0
Smulyan, Jeffrey(1)	150,000	0.30	$315,750
	150,000	1.14	189,000
	146,349	2.95	0
	146,349	8.21	0
	292,699	11.17	0
	292,699	12.80	0
	439,049	17.44	0
Sorrel, Lawrence B.	7,317	0.28	$15,512
	7,317	1.70	5,122
	7,317	8.71	0
	7,317	8.84	0
	7,317	12.19	0
	14,635	13.56	0
	14,635	14.21	0
	14,635	15.48	0
Thoe, Gary A.	35,000	0.30	$73,675
	35,000	1.14	44,100
	12,806	2.95	0
	12,806	8.21	0
	10,976	11.17	0
	21,953	11.21	0
	10,976	12.80	0
	21,953	17.44	0
	14,635	19.82	0
	14,635	19.90	0
Walsh, Patrick M.	250,000	0.42	$493,750
	29,269	2.95	0
	29,269	8.21	0
	14,635	8.30	0

(1)	All of the stock options held by Mr. Smulyan will be contributed to Emmis and cancelled immediately prior to the effective time of the Merger.

		Number of	Possible
		Shares of	Consideration if
		Class A	Tendered in
		Common	JS Acquisition	Number of
Name	Ownership Form	Stock Held	Tender Offer	Rollover Shares

Bayh, Susan B.	Direct	65,785	$157,884.00	0
Cummings, Richard F.	Indirect (For the Benefit of Children)	8,260	$19,824.00	0
	Indirect (By 401(k) Plan)	6,429	15,430.18	0
	Direct	155,840	374,016.00	142,669
Enright, J. Scott	Indirect (By 401(k) Plan)	3,402	$8,165.37	0
	Direct	6,807	16,336.80	3,807
Fiddick, Paul W.	Indirect (By 401(k) Plan)	739	$1,772.40	0
	Direct	36,132	86,716.80	29,547
Kaseff, Gary L.	Indirect (For the Benefit of Children)	1,346	$3,230.40	0
	Indirect (For the Benefit of Spouse)	3,411	8,186.40	3,411	(1)
	Indirect (By 401(k) Plan)	2,395	$5,748.74	0
	Direct	134,887	323,728.80	123,911
Leventhal, Richard A.	Indirect (By Spouse)	3,000	$7,200.00	3,000	(2)
	Indirect (By Davstan Trading)	17,600	$42,240.00	0
	Direct	196,321	471,170.40	191,925
Loewen, Gregory	Indirect (By 401(k) Plan)	223	$535.06	0
	Direct	25,377	60,904.80	20,427
Lund, Peter	Direct	190,905	$458,172.00	0
Nathanson, Greg	Indirect (By Trusts for Children)	44,000	$105,600.00	0
	Indirect (By Family Trust)	256,312	615,149.00	256,312
	Direct	82,861	198,866.40	76,276
Smulyan, Jeffrey	Direct	9,755	$23,412.00	0
	Indirect (By 401(k) Plan)	8,441	20,259.38	0
	Indirect (By Trusts for Children)	11,120	26,688.00	0
	Indirect (by Trusts for Niece)	3,000	7,200.00	0
	Smulyan Family Foundation	30,625	73,500.00	0
Sorrel, Lawrence B.	Direct	219,867	$527,680.80	0
Thoe, Gary A.	Indirect (By 401(k) Plan)	650	$1,559.47	0
	Direct	30,664	73,593.60	0

		Number of	Possible
		Shares of	Consideration if
		Class A	Tendered in
		Common	JS Acquisition	Number of
Name	Ownership Form	Stock Held	Tender Offer	Rollover Shares

Walsh, Patrick M.	Direct	39,608	$95,059.20	30,828
	Indirect (By 401(k) Plan)	4,017	9,641.36	0

(1)	Rollover shares held by Vicky Myers-Kaseff.

(2)	Rollover shares held by Barbara Leventhal.

After completion of the Transactions, Mr. Smulyan will be the sole holder of the voting stock of Emmis, and he will own approximately 67.9% of the outstanding JS Parent Common Interests. The Rolling Shareholders, who currently own Common Stock of Emmis, will also own approximately 8.1% of the outstanding JS Parent Common Interests after completion of the Transactions. As a result, Mr. Smulyan will control Emmis, subject to certain consent rights of Alden Media. See “The Transactions — JS Parent Preferred Interests.”

Alden Media and its Affiliates and related entities

After the Transactions are completed, Alden Media is expected to beneficially own $96.9 million of JS Parent Preferred Interests and approximately 24% of the outstanding JS Parent Common Interests. As of the date of this Proxy Statement/Offer to Exchange, the Alden Fund holds 1,406,500 shares of Class A Common Stock, which will be converted in the Merger into the right to receive $2.40 per share in cash (without interest and less any applicable withholding taxes) from Emmis, and 1,162,737 shares of Existing Preferred Stock, which will be converted in the Merger into $34.9 million aggregate principal amount of New Notes. Based on its public filings, the Alden Fund currently beneficially owns more than 10% of the Class A Common Stock, calculated based on the number of shares of Class A Common Stock held or subject to derivative contracts and the number of shares of Class A Common Stock into which the shares of Existing Preferred Stock held by Alden Fund may be converted.

Mr. Heath Freeman has been appointed to be a director of Emmis and will act as the representative of the Alden Fund on the board of directors, as contemplated by the Letter Agreement. For purposes of Rule 16b-3 of the Exchange Act, the Emmis board of directors has approved of any of the Transactions in which the Alden Fund director or officer of Emmis will be required to dispose of or acquire the equity securities of Emmis. Mr. Freeman will resign from the board of directors of Emmis if the Alden Purchase Agreement is terminated.

Source and Amount of Funds

There will be no cash consideration in the Exchange Offer. Payment of the costs and expenses of this Exchange Offer will be funded from cash provided to Emmis through JS Acquisition under the Alden Purchase Agreement. Payment of the costs and expenses of the Proxy Solicitation will be funded from Emmis’ cash from operations. At February 28, 2010, our cash and cash equivalents were approximately $6.8 million. We expect to make all payments on the New Notes from cash flow from operations. For the year ended February 28, 2010, our cash flow from operations was approximately $25.7 million. Emmis’ ability to make payments on the New Notes is dependent entirely on the earnings and distributions of funds from its subsidiaries. The agreements governing the Credit Facility contain significant restrictions on the ability of Emmis’ subsidiaries to pay dividends or otherwise transfer assets to Emmis, with only very limited exceptions. If Emmis is unable to access the cash flows of its subsidiaries, it may not be able to pay its obligations under the New Notes when they come due.

The terms and conditions of the funding under the Alden Purchase Agreement are set forth under the caption “The Transactions — Alden Purchase Agreement.”

Fees and Expenses

The estimated fees and expenses payable by Emmis and JS Acquisition in connection with the Exchange Offer and the Proposed Amendments are set forth in the table below. Emmis and JS Acquisition have allocated 30% of the total fees and expenses set forth below to the Exchange Offer and have agreed that such fees and expenses will be borne by JS Acquisition.

Legal, Accounting and Other Professional Fees	$500,000
Printing and Mailing Costs	$100,000
Information Agent	$40,000
Filings Fees	$25,000
Miscellaneous	$35,000

Total	$700,000

Interest in Securities of Emmis

The beneficial ownership in the securities of Emmis by JS Acquisition, the executive officers and directors of Emmis is set forth under the caption, “Principal Shareholders.” Such persons have engaged in no transactions in the Existing Preferred Stock during the past 60 days.

As of May 24, 2010, the Alden Fund beneficially owned 1,406,500 shares of Class A Common Stock and 1,162,737 shares of Existing Preferred Stock.

Budgeted and Projected Results for the Year Ending February 28, 2011

General

Emmis does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to future performance, earnings or other results, and Emmis is particularly concerned with making such forecasts and projections due to the unpredictability of the underlying assumptions and estimates. The projected and budgeted financial information summarized below was prepared in the ordinary course of Emmis’ business operations and was not prepared with a view toward public disclosure. Nevertheless, because Mr. Smulyan had access to such information and because Morgan Stanley was provided such information to be used in connection with its evaluation of the JS Acquisition Tender Offer and the Merger, Emmis is presenting the information set forth below in order to provide its shareholders with access to the same information. Emmis did not provide the information to Alden prior to executing the Alden Purchase Agreement.

The projected and budgeted financial information includes assumptions as to certain business decisions that are subject to change, as well as assumptions related to industry performance and general economic conditions, each of which assumptions are inherently subjective and beyond the control of Emmis.

The forecasts and budgets presented below were reviewed with the Committee and were provided to Morgan Stanley in connection with its financial analysis of the JS Acquisition Tender Offer and the Merger. The full board of directors, including Mr. Smulyan, had previously been provided with the information in the course of its normal budget oversight and planning activities.

The inclusion of the information set forth below in this Proxy Statement/Offer to Exchange should not be regarded as an indication that Emmis, the Committee or the Emmis board of directors considered, or now considers, such information to be material to the Emmis shareholders or necessarily indicative of actual future results. You should not place undue reliance on the information set forth below.

Projected and Budgeted Financial Information

As part of its normal operations, Emmis prepares an annual operating budget. The budget for the year ending February 28, 2011 was completed in late February 2010. On May 7, 2010 Emmis prepared an updated forecast for the year ending February 28, 2011. The table below shows financial results for the year ended

February 28, 2010 as well as our operating budget for the year ending February 28, 2011 and the forecast as of May 7, 2010.

	Year Ending February 28,(1)
	2011 Projected	2011 Budget	2010 Actual
	(Dollars in thousands)

Revenues:
Radio	$187,013	$189,467	$177,566
Publishing	66,672	65,685	65,000

Total Revenues	253,685	255,152	242,566
Station Operating Expenses:
Radio	135,440	136,314	138,780
Publishing	62,758	62,638	62,745

Total Station Operating Expenses	198,198	198,952	201,525
Less: Corporate Overhead	11,514	10,909	11,594
Less: Minority Interest	4,391	4,241	4,176

Non-GAAP EBITDA	$39,582	$41,050	$25,271

(1)	The financial information reflected above is not prepared in accordance with generally accepted accounting principles (GAAP). The expenses shown above do not include depreciation and amortization expense of $12,000 for the projected and budget 2011 fiscal year or noncash compensation expense of $2,400 for the projected and budget 2011 fiscal year. The financial information for fiscal 2011 does not include expenses detailed under “— Fees and Expenses” and transaction expenses associated with the work of the Committee. Also, for comparison purposes, we have excluded severance-related costs totaling $7,584 in the actual year ended February 28, 2010.

Assumptions

When preparing radio revenue budgets for the year ending February 2011, we made certain assumptions regarding market revenue growth. In addition, we consider the position of our stations in each market to determine the expected revenue growth rates of our stations in each market. The table below summarizes our key assumptions.

	Projected Market	Projected Emmis
	Revenue Growth Rate	Revenue Growth Rate

New York	3%	8%
Los Angeles	3%	9%
Chicago	2%	2%
Austin	2%	3%
St. Louis	1%	3%
Indianapolis	(2)%	8%
Terre Haute	2%	4%

Our fiscal 2011 revenue assumptions for our radio division assume our domestic markets grow 2%. This forecast is based on U.S. GDP growth generating improvement in advertising spending by key local and national radio advertising categories including: automotive, retail, financial services and entertainment. We expected these forecasted improvements to lead to increased demand for radio advertising inventory in our markets resulting in modest improvement in average unit rates without requiring increases in the amount of available inventory. The improvement in the general economy and advertising environment was also assumed to yield an improved market for national advertising, increased non-traditional revenue from concerts and other station events, and accelerated growth in the digital segment. Our budget reflects an assumption of 5% growth in our U.S. radio operations for fiscal 2011, outpacing market growth.

Our assumption that we would outpace market growth is based on several factors including: (1) our initial success in programming stations for improved PPM ratings leading to improved average quarter hour ratings for our portfolio in fiscal 2010, (2) a budgeted increase in investments in brand marketing for our large market stations, and (3) increased audience research expenditures. We assumed that the programming insights and increased marketing expenditures would allow us to: (1) improve our already strong ratings position at our two largest revenue generating stations KPWR and WQHT, (2) improve ratings significantly on WLUP and WKQX in Chicago and WRXP in New York, and (3) show some improvements in ratings in St. Louis, Austin and Indianapolis, our middle markets, where we hold larger relative market shares and strong competitive positions. In addition to additional brand marketing and research expenditures, our budget assumed additional expenditures on outside consultants to train and develop our sales managers and account executives to drive superior future sales performance. The sales training and development and improved ratings are the primary drivers of our budgeted assumption that average unit rates will increase without requiring us to increase inventory.

In addition to our assumptions for U.S. radio growth discussed above, we assumed that our stations in Slovakia and Bulgaria would show low single digit growth in local currency based on GDP growth and general economic improvement in Eastern Europe with a steady USD against the Euro. We assumed our Emmis Interactive business would continue to show significant growth as this development-stage company adds customers and continues to evolve its business model. As of May 7, 2010, all of our radio clusters are performing generally in-line with budgeted results with the exception of our Los Angeles and Bulgarian radio stations. Our Los Angeles station accounts for most of the shortfall in projected revenues versus budgeted revenues.

Our Publishing revenues were budgeted to be flat year-over-year with US GDP growth generating modest improvements in demand for advertising pages in our magazine markets offset by continued rate pressure. We budgeted for circulation trends to remain consistent with the prior year. Year-to-date, we have seen above-budget strength principally at our Texas Monthly and Los Angeles Magazine titles.

We continue to aggressively manage our expense base and expect overall expenses to decrease modestly in fiscal 2011. The aforementioned forecasted increases in marketing, research and sales training are more than offset by the full year impact of prior year employee terminations, salary reductions, and reductions in non-personnel expense categories including music licensing fees, sports rights fees, and lease expenses.

Cautionary Considerations

While the above information was prepared in good faith, no assurance can be made regarding future events. The estimates and assumptions underlying the above information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under the sections entitled “Risk Factors” and “Forward-Looking Statements”, all of which are difficult to predict and many of which are beyond the control of Emmis. The underlying assumptions used in preparing the above information may not prove to be accurate. Forecasted results may not be realized, and actual results may differ materially from those reflected in the information provided above, whether or not the Transactions are completed.

The Emmis financial forecasts and budgets summarized in this section were prepared solely for internal use by Emmis and not with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or non-GAAP financial measures. Emmis’ senior management believes the above information was prepared in good faith and on a reasonable basis based on the best information available to senior management at the time of its preparation. The Emmis financial forecasts and budgets (as well as the assumptions set forth above), however, are not fact and should not be relied upon as being necessarily indicative of actual future results, and you should not place undue reliance on the forecasts and budgets.

All of the Emmis financial forecasts and budgets summarized in this section were prepared by and are the responsibility of the management of Emmis, as indicated. Ernst & Young LLP, Emmis’ independent registered public accounting firm, did not provide any assistance in preparing such information and has not examined, compiled or otherwise performed any procedures with respect to such information. Accordingly, Ernst & Young has not expressed any opinion or given any other form of assurance with respect thereto, and it assumes no responsibility for such information. The Ernst & Young reports incorporated by reference into this Proxy Statement/Offer to Exchange relate solely to the historical financial information of Emmis. Such reports do not extend to the information set forth above in this section and should not be read to do so.

By including in this Proxy Statement/Offer to Exchange a summary of the Emmis financial forecasts and budgets, neither Emmis nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Emmis compared to the information contained in such financial forecasts and budgets. Emmis has made no representation to any other party concerning such information. The Emmis financial forecasts and budgets summarized in this section were prepared during the periods described above and have not been updated to reflect any changes since the date of this Proxy Statement/Offer to Exchange or any actual results of operations of Emmis. Emmis undertakes no obligation, except as required by law, to update or otherwise revise the Emmis financial forecasts and budgets to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The foregoing summary of the Emmis financial forecasts and budgets is not included in this Proxy Statement/Offer to Exchange in order to induce any shareholder to vote in favor of the Proposed Amendments or to accept the Exchange Offer.

THE SPECIAL MEETING

This Proxy Statement/Offer to Exchange is being furnished to the holders of Emmis’ Common Stock and Emmis’ Existing Preferred Stock in connection with the solicitation by its board of directors of proxies to be used at a special meeting of its shareholders.

The Proposed Amendments

The holders of Class A Common Stock and Class B Common Stock, voting together as a single class, and the holders of Existing Preferred Stock will be asked to consider and to vote on the following matters:

(1)	a proposal to amend the terms of the Existing Preferred Stock that are set forth in Emmis’ second amended and restated articles of incorporation to:

•	eliminate the rights of the holders of the Existing Preferred Stock to require Emmis to redeem all or a portion of their shares on the first anniversary after the occurrence of certain going private transactions and nominate directors to Emmis’ board of directors; and

•	provide for the automatic conversion upon the proposed merger of JS Acquisition with and into Emmis, with Emmis surviving the merger (i) of the Existing Preferred Stock (other than the Existing Preferred Stock held by Alden) not exchanged for the New Notes into that amount of consideration that would be paid to holders of Class A Common Stock into which the Existing Preferred Stock was convertible immediately prior to the Merger and (ii) of the Existing Preferred Stock held by Alden into the New Notes, as described in this Proxy Statement/Offer to Exchange; and

(2)	transaction of any other business that may properly come before the meeting and any adjournments or postponements of the meeting.

Record Dates, Quorum and Required Vote

Holders of record of Class A Common Stock, Class B Common Stock and/or Preferred Stock as of          , 2010 will be entitled to vote those shares of stock at the special meeting.

As of          , 2010, shares of Class A Common Stock,          shares of Class B Common Stock and 2,809,170 shares of Existing Preferred Stock were issued and outstanding.

A majority of the combined voting power of the outstanding Class A and Class B Common Stock, and a majority of the combined voting power of the Existing Preferred Stock entitled to vote at the special meeting, constitutes a quorum (i.e., counting one vote for each share of outstanding Class A Common Stock, ten votes for each share of outstanding Class B Common Stock and one vote for each share of outstanding Existing Preferred Stock, present in person or represented by proxy). No additional quorum requirements apply to matters on which the holders of Class A and Class B Common Stock will vote together as a single class.

The proposal to adopt the Proposed Amendments requires the affirmative votes of:

•	more shares of Common Stock, voting together as a single class, voting in favor than against the Proposed Amendments, assuming a quorum is present, and

•	holders of at least 2/3 of the outstanding Existing Preferred Stock, voting as a separate class.

Holders of Existing Preferred Stock must submit proxies in the Preferred Proxy Solicitation in order to vote in favor of the Proposed Amendments.

If you mark “abstain” on your proxy card, your shares will be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not affect the calculation of votes cast on the proposal for shares of Class A and Class B Common Stock, but will count as a negative votes with respect to shares of Existing Preferred Stock.

Agreements to Vote by the Members of the Purchaser Group and Alden

As of the date of this Proxy Statement/Offer to Exchange, Mr. Smulyan owns shares of Common Stock entitling him to cast approximately 60.0% of the votes able to be cast by holders of Common Stock at the special meeting, and the Alden Fund owns shares of Common Stock entitling it to cast approximately 1.7% of the votes able to be cast by holders of Common Stock at the special meeting. Under the Alden Purchase Agreement, Mr. Smulyan has agreed to vote his shares of Common Stock in favor of the proposal to adopt the Proposed Amendments, and the Alden Fund has agreed to vote its shares of Common Stock in favor of the proposal to adopt the Proposed Amendments, so the proposal will be approved by the holders of the Common Stock.

As of the date of this Proxy Statement/Offer to Exchange, the Alden Fund owns approximately 41.4% of the outstanding Existing Preferred Stock. Under the Alden Purchase Agreement, the Alden Fund has agreed to vote its shares of Existing Preferred Stock in favor of the proposal to adopt the Proposed Amendments.

JS Acquisition owns no shares of Common Stock but will own shares of Class A Common Stock if the JS Acquisition Tender Offer is completed.

Required Vote in order to Complete the Exchange Offer

It is a condition precedent to the completion of the Exchange Offer that the Required Vote be obtained and the Proposed Amendments be adopted and effected.

Revocation of Proxies

You may change your vote if you send in a later-dated, signed proxy card or a written revocation with respect to your shares of Common Stock or Existing Preferred Stock prior to the special meeting. You can also attend the special meeting in person and give oral notice of your intention to vote in person.

Withdrawal of Tenders of Existing Preferred Stock

You may withdraw the tender of your Existing Preferred Stock prior to the Expiration Date by submitting a notice of withdrawal to the exchange agent using ATOP procedures and/or upon compliance with the other procedures described in this Proxy Statement/Offer to Exchange.

Proper withdrawal of your Existing Preferred Stock will not be deemed to revoke the related proxy in favor of the Proposed Amendments. You must separately revoke your proxy in order to not have your shares of Existing Preferred Stock voted in favor of the Proposed Amendments.

Solicitation of Proxies

The entire expense of soliciting proxies, including preparing, assembling, printing and mailing the proxy form and the material used in the solicitation of proxies, will be paid by Emmis. Emmis has retained BNY Mellon Shareowner Services to act as information agent for the special meeting, but BNY Mellon Shareowner Services will not actively solicit proxies for the special meeting and we will not pay any fees to a third party to assist in the solicitation of proxies. We also will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares, and will reimburse those record holders for their reasonable expenses incurred in doing so.

THE PROPOSAL

Background

In connection with the Transactions, which are discussed in more detail under “The Transactions,” we are holding a special meeting of the shareholders of Emmis to consider a proposal to adopt the Proposed Amendments described in more detail below under “— Proposed Amendments.” The text of the Proposed Amendments is attached to this Proxy Statement/Offer to Exchange as Schedule B. This summary of the terms of the Proposed Amendments is qualified in its entirety by reference to Schedule B.

The proposal to adopt the Proposed Amendments requires the affirmative votes of:

•	more shares of Common Stock, voting together as a single class, voting in favor than against the Proposed Amendments, assuming a quorum is present, and

•	holders of at least 2/3 of the outstanding Existing Preferred Stock, voting as a separate class.

While the holders of Emmis Existing Preferred Stock have the right to nominate and elect two directors to Emmis’ board of directors under § 7.2 of Exhibit A of the Articles of Incorporation, no nominations were timely received for the special meeting, and accordingly the holders of the Existing Preferred Stock will not be voting on the election of directors at the special meeting.

Proposed Amendments

The proposal is to adopt the following Proposed Amendments to the terms of the Existing Preferred Stock that are set forth in Emmis’ second amended and restated articles of incorporation, which would:

•	eliminate the rights of the holders of the Existing Preferred Stock to require Emmis to redeem all or a portion of their shares on the first anniversary after the occurrence of certain going private transactions and nominate directors to Emmis’ board of directors; and

•	provide for the automatic conversion upon the proposed merger of JS Acquisition with and into Emmis, with Emmis surviving the merger (i) of the Existing Preferred Stock (other than the Existing Preferred Stock held by Alden) not exchanged for the New Notes into that amount of consideration that would be paid to holders of Class A Common Stock into which the Existing Preferred Stock was convertible immediately prior to the Merger and (ii) of the Existing Preferred Stock held by Alden into the New Notes, as described in this Proxy Statement/Offer to Exchange.

The Proposed Amendments will not become effective unless all conditions precedent to the completion of the Exchange Offer (other than the adoption and effectiveness of the Proposed Amendments) have been satisfied or waived.

Changes in the Going Private Redemption Transaction Terms

If the Proposed Amendments are adopted, the holders of the Existing Preferred Stock will no longer be entitled to require Emmis to redeem all or a portion of Existing Preferred Stock upon the first anniversary after a “Going Private Redemption Transaction,” which is defined to include going private transactions that are not otherwise changes of control, in which Mr. Jeffrey H. Smulyan, his affiliates or others associated with him participate. The proposed Transactions would be a Going Private Redemption Transaction.

If this amendment is adopted, the completion of the Transactions, which would otherwise be a Going Private Redemption Transaction, would not trigger the requirement for Emmis to redeem all or a portion of Existing Preferred Stock at the prices specified in the articles of incorporation.

Changes in the Manner of Election of the Board of Directors

Currently, Emmis has not paid any dividends on the Existing Preferred Stock since October 15, 2008, and, under the terms of the articles of incorporation, the holders of the Existing Preferred Stock have the right to nominate two directors to Emmis’ board of directors. The Proposed Amendments would delete that provision.

If the Proposed Amendments are approved, the holders of the Existing Preferred Stock will no longer be entitled to nominate directors to Emmis’ board of directors, regardless of whether Emmis has paid dividends on the Existing Preferred Stock.

Additional Mandatory Conversion Provision

If adopted, the Proposed Amendments will add a provision that provides for the automatic conversion upon the proposed merger of JS Acquisition with and into Emmis, with Emmis surviving the merger (i) of the Existing Preferred Stock (other than the Existing Preferred Stock held by the Alden Fund) not exchanged for the New Notes into that amount of consideration that would be paid to holders of Class A Common Stock into which the Existing Preferred Stock was convertible immediately prior to the Merger and (ii) of the Existing Preferred Stock held by the Alden Fund into the New Notes.

The proposed Transactions include the Merger, which will be a merger of JS Acquisition with and into Emmis, with Emmis surviving the transaction as a subsidiary of JS Parent. Mr. Smulyan will hold all of the shares of a newly issued class of voting common stock of Emmis, and JS Parent will hold all of the shares of a newly issued class of non-voting common stock of Emmis. If the Proposed Amendments are approved and a holder of Existing Preferred Stock does not tender its Existing Preferred Stock into the Exchange Offer, in the Merger each share of that holder’s Existing Preferred Stock will be automatically converted into $5.856 in cash (without interest and less any applicable withholding taxes), which equals the 2.44 shares of Class A Common Stock into which one share of Existing Preferred Stock would convert times $2.40 in cash (without interest and less any applicable withholding taxes), which is the amount per share being paid to holders of Class A Common Stock in the Merger.

No Recommendation of the Board of Directors

The Emmis board of directors believes that, because of the circumstances surrounding the Transactions, including the background of the Transactions, the conflicts of interest inherent in the Transactions and the lack of a recommendation by the Emmis board of directors, each holder of Existing Preferred Stock should not rely on the fairness determination of the Emmis board of directors and should make its own independent analysis.

THE EXCHANGE OFFER

General

We invite holders of Existing Preferred Stock to tender their shares to Emmis under the terms set forth below. Tendering holders of Existing Preferred Stock will not be entitled to receive any dividends with respect to their tendered shares, including unpaid dividends accumulated to date. Shares of Existing Preferred Stock must be tendered on the terms and subject to the conditions set forth in this Exchange Offer and in the related letter of transmittal.

The Exchange Offer

We are offering to issue up to $84.3 million aggregate principal amount of New Notes in exchange for all of the outstanding Emmis Existing Preferred Stock. We are seeking tenders of all outstanding shares of Existing Preferred Stock.

Under the Exchange Offer, we will issue New Notes at a rate of $30.00 aggregate principal amount of New Notes for each $50.00 liquidation preference of Existing Preferred Stock (excluding accrued and unpaid dividends). The New Notes will be issued only in denominations of $1.00 and integral multiples of $1.00. No cash will be paid in lieu of any fractional New Notes that would otherwise be issuable. For a more detailed description of the terms of the New Notes being offered, please see “Description of the New Notes.”

Shareholders tendering Existing Preferred Stock will not be obligated to pay brokerage commissions, solicitation fees, or, upon the terms and subject to the conditions of the Exchange Offer, stock transfer taxes on the acceptance of shares of Existing Preferred Stock by Emmis. However, any tendering shareholder or other payee that is bound by the terms of the letter of transmittal who fails to complete fully and sign the box captioned “Substitute Form W-9” included in the letter of transmittal may be subject to a required federal backup withholding tax of 28% of the gross proceeds paid to the shareholder or other payee pursuant to the Exchange Offer. See “Material United States Federal Income Tax Consequences.” Emmis will pay all charges and expenses of the exchange agent and the information agent incurred in connection with the Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Exchange Offer, passed upon the merits or fairness of the Exchange Offer, or passed upon the adequacy or accuracy of the disclosure in this Proxy Statement/Offer to Exchange. Any representation to the contrary is a criminal offense.

Any shareholder of record wishing to tender all or any portion of his, her or its shares of Existing Preferred Stock must have or establish an account with, and tender those shares through, a broker, dealer, bank or other financial institution that either clears through or maintains a custodial relationship with a direct or indirect participant in the book entry and transfer system of the DTC, because the New Notes issued pursuant to this Exchange Offer will be issued in book-entry form only. A shareholder having shares registered in the name of a broker or a dealer, commercial bank, trust company or other nominee (each, a “nominee”) must contact that nominee if such shareholder desires to tender such shares. Nominees may also tender shares in accordance with the Automated Tender Offer Program procedures of The Depository Trust Company. See “The Exchange Offer — How to Tender — Tender Procedure for Shareholders of Record” and “— Tender Procedure for Nominees.” Shareholders that desire to tender shares of Existing Preferred Stock pursuant to the Exchange Offer but that cannot complete the procedures for book-entry transfer (including delivery of an Agent’s Message) on or prior to the Expiration Date should tender their shares by following the procedures for guaranteed delivery described in “The Exchange Offer — How to Tender.”

Trading Price Information and Treatment of Dividends

The Existing Preferred Stock is listed for trading on the NASDAQ Global Select Market under the ticker symbol “EMMSP.” The Letter of Intent was signed and announced to the public by JS Acquisition and Alden prior the commencement of trading on April 26, 2010. As of April 23, 2010 (the last trading day ending prior to such announcement), the closing per share sales price of the Existing Preferred Stock, as reported on the NASDAQ Global Select Market, was $21.01. We urge shareholders to obtain current market quotations for the shares of Existing Preferred Stock. See “Price Range and Other Information With Respect to the Existing Preferred Stock.”

Tendering holders of Existing Preferred Stock will not be entitled to receive any dividends with respect to such shares, including the $4.87 per share of accrued and unpaid dividends that have accumulated to date.

Expiration Time, Extensions, Termination and Amendments

The Exchange Offer will terminate at 11:59 p.m., New York City time, on          , 2010, unless extended by Emmis in its sole discretion. During any extension of the Exchange Offer, all shares of Existing Preferred Stock previously tendered and not yet exchanged will remain subject to the Exchange Offer (subject to withdrawal rights specified in this Proxy Statement/Offer to Exchange) and may be accepted for exchange by Emmis. The later of 11:59 p.m., New York City time, on          , 2010, or the latest time and date to which the Exchange Offer may be extended by Emmis, is referred to as the “Expiration Time.” Emmis expressly reserves the right, at any time or from time to time, to extend the period of time for which the Exchange Offer is to remain open by giving oral or written notice to the exchange agent of such extension prior to 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time. We will issue a press release by 9:00 a.m., New York City time, no later than the business day after the previously scheduled Expiration Time if we decide to extend the Exchange Offer.

Emmis expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth under “The Exchange Offer — Conditions to the Exchange Offer” shall have occurred or shall be deemed by Emmis to have occurred, to extend the period of time during which the Exchange Offer is open and thereby delay acceptance for payment of, and payment for, and issuance of New Notes for, any shares by giving oral or written notice of such extension to the exchange agent and making a public announcement thereof. Emmis also expressly reserves the right, in its sole discretion, to terminate the Exchange Offer and not accept for payment or pay for, or issue New Notes for, any shares not previously accepted for payment or paid for, or with respect to which New Notes were issued or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified herein under “The Exchange Offer — Conditions to the Exchange Offer” by giving oral or written notice of such termination or postponement to the exchange agent and making a public announcement thereof. Emmis’ reservation of the right to delay payment for shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Emmis must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Exchange Offer.

Subject to compliance with applicable law, Emmis further reserves the right, in its sole discretion, and regardless of whether any of the events set forth herein under “The Exchange Offer — Conditions to the Exchange Offer” shall have occurred or shall be deemed by Emmis to have occurred, to amend the Exchange Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Exchange Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Exchange Offer). Amendments to the Exchange Offer may be made at any time and from time to time by public announcement thereof. In the case of an extension, such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any material change to the terms of the Exchange Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which Emmis may choose to inform shareholders, except as required by applicable law, Emmis shall have no obligation to publish, advertise or otherwise communicate any such change other than by making a release to the Dow Jones News Service. If Emmis materially changes the terms of the Exchange Offer or the information concerning the Exchange Offer, or if it waives a material condition of the Exchange Offer, Emmis will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. Under these rules, the minimum period during which an offer must remain open following material changes in the terms of the Exchange Offer or information concerning the Exchange Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If

(i) Emmis increases or decreases the price to be paid for shares, increases or decreases the number of shares being sought in the Exchange Offer or, in the event of an increase in the number of shares being sought, such increase exceeds 2% of the number of outstanding shares of a series of Existing Preferred Stock, and (ii) the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given in the manner specified herein, the Exchange Offer will be extended until the expiration of such period of ten business days. For the purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:00 a.m. through 11:59 p.m., New York City time.

How to Tender

A shareholder whose shares are registered in the name of a nominee must contact that nominee for information on how to tender shares. All other shareholder must comply with the procedures set forth below. A tender of Existing Preferred Stock (and Emmis’ subsequent acceptance of a tender pursuant to the procedures set forth below) will constitute a binding agreement between the tendering shareholder and Emmis in accordance with the terms and subject to the conditions set forth herein and in the related letter of transmittal.

Tender Procedure for Shareholders of Record

The New Notes will be issued solely in global form and be registered in the name of Cede & Co., Inc., the nominee of DTC. Consequently, shareholders who wish to tender any shares of the Existing Preferred Stock for New Notes must have or establish an account with, and tender those shares through, a broker, dealer, bank or other financial institution that either clears through or maintains a custodial relationship with a direct or indirect participant in the book entry and transfer system of DTC in order to be eligible to receive the New Notes. The DTC participant will then tender the shares on behalf of the shareholders using the procedures set forth below in “How to Tender — Tender Procedure for Nominees.” Shareholders that desire to tender shares of Existing Preferred Stock pursuant to the Exchange Offer but that cannot complete the procedures for book-entry transfer (including delivery of an Agent’s Message) on or prior to the Expiration Date should tender their shares by following the procedures for guaranteed delivery described in “The Exchange Offer — How to Tender.”

Tender Procedure for Nominees

The exchange agent will establish an account with respect to the shares of each series subject to this Exchange Offer, for purposes of the Exchange Offer, at The Depository Trust Company (the “Book-Entry Transfer Facility”) within two business days after the date of this Exchange Offer. Any nominee that is a participant in the Book-Entry Transfer Facility’s system may tender shares in accordance with the Book-Entry Transfer Facility’s Automated Tender Offer Program (“ATOP”) to the extent it is available to participants for the shares they wish to tender by making book-entry delivery of the shares by causing the Book-Entry Transfer Facility to transfer shares into the exchange agent’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Timely book-entry delivery requires receipt by the exchange agent of a confirmation (a “Book-Entry Confirmation”) at or prior to the Expiration Time. Although delivery of the Existing Preferred Stock may be effected through book-entry transfer into the exchange agent’s account at DTC, an Agent’s Message in connection with the book-entry transfer together with any other documents required by the letter of transmittal, must, in any case, be transmitted to and received by the exchange agent at or prior to the Expiration Time to receive consideration for the Existing Preferred Stock. Delivery of a document to DTC does not constitute delivery to the exchange agent. In order to tender shares by means of ATOP, the procedures for ATOP delivery must be duly and timely completed prior to the Expiration Time. Holders desiring to tender Existing Preferred Stock at the Expiration Time must allow sufficient time for completion of the book-entry transfer ATOP procedures during normal business hours of DTC on that date.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the Book-Entry Confirmation, which states that:

•	DTC has received an express acknowledgement from each participant in DTC tendering the Existing Preferred Stock;

•	shareholders have received the letter of transmittal and agree to be bound by the terms of the letter of transmittal; and

•	Emmis may enforce the terms of the letter of transmittal against the shareholder.

Notwithstanding any other provision of the Exchange Offer, payment for shares of Existing Preferred Stock tendered and accepted for payment pursuant to the Exchange Offer will, in all cases, be made only after receipt by the exchange agent of Book-Entry Confirmation, including by means of an Agent’s Message, of the transfer of Existing Preferred Stock into the exchange agent’s account at DTC as described above, together with any other documents required by the letter of transmittal or ATOP.

Issuance of New Notes

The New Notes issued pursuant to this Exchange Offer will be issued in book-entry form only; therefore, physical certificates representing the New Notes will not be issued as a result of the exchange offer. As described in “How to Tender — Tender Procedure for Shareholders of Record” set forth above, shareholders who wish to tender their Existing Preferred Stock for New Notes must have or establish an account with, and tender those shares through, a broker, dealer, bank or other financial institution that either clears through or maintains a custodial relationship with a direct or indirect participant in the book-entry and transfer system of DTC in order to be eligible to receive the New Notes. Rather than issuing physical certificates, tendering shareholders will receive through their nominee accounts, credit for the number of book-entry New Notes into which their tendered shares of Existing Preferred Stock are exchanged.

The delivery of all documents required for tendering shares of Existing Preferred Stock is at the election and risk of the tendering shareholder and its nominee.

Guaranteed Delivery

If a shareholder desires to tender shares of Existing Preferred Stock pursuant to the Exchange Offer and the procedures for book-entry transfer (including delivery of an Agent’s Message) cannot be completed on or prior to the Expiration Time, the holder may nevertheless tender shares of Existing Preferred Stock with the effect that the tender will be deemed to have been received on or prior to the Expiration Time if the following conditions are satisfied:

•	prior to the Expiration Time, the Exchange Agent receives through the DTC ATOP system a notice setting forth the name(s) and address(es) of the holder(s) and the number and series of shares being tendered, and stating that the tender is being made thereby and guaranteeing that the Exchange Agent will receive within three business days after the date of the notice, an Agent’s Message and confirmation of book-entry transfer of the Existing Preferred Stock into the Exchange Agent’s account with DTC, and any other documents required by the letter of transmittal; and

•	within three business days after the date of the DTC ATOP notice, the Exchange Agent receives a Book-Entry Confirmation of the transfer of the Existing Preferred Stock into the Exchange Agent’s account at DTC as described above and a properly transmitted Agent’s Message.

The exchange consideration for shares of Existing Preferred Stock tendered pursuant to the guaranteed delivery procedures will be the same as that for shares of Existing Preferred Stock tendered before the Expiration Time.

Return of Tendered and Unaccepted Shares of Existing Preferred Stock

If any tendered shares of Existing Preferred Stock are not accepted, or if fewer than all shares evidenced by a shareholder’s certificates are tendered, the shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility without expense to the shareholder.

Determination of Validity; Rejection of Shares of Existing Preferred Stock; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of shares of Existing Preferred Stock to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by Emmis, in its sole discretion, and its determination shall be final and binding on all parties. Emmis reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of Emmis’ counsel, be unlawful. Emmis also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder and Emmis’ interpretation of the terms of the Exchange Offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by Emmis. None of Emmis, the exchange agent, the information agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any notice.

Tendering Shareholder’s Representation and Warranty; Emmis Acceptance Constitutes an Agreement

A tender of shares pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Exchange Offer, as well as the tendering shareholder’s representation and warranty to Emmis that (a) the shareholder has a net long position in the shares of the series of Existing Preferred Stock tendered or equivalent securities at least equal to the number of shares tendered, within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act and (b) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) shares of the series of Existing Preferred Stock tendered or (y) other securities convertible into or exchangeable or exercisable for the shares of the series tendered and will acquire the shares of the series of Existing Preferred Stock for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the shares of the series tendered in accordance with the terms of the Exchange Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Emmis’ acceptance for payment of shares tendered pursuant to the Exchange Offer will constitute a binding agreement between the tendering shareholder and Emmis upon the terms and conditions of the Exchange Offer.

Lost or Destroyed Certificates

Shareholders whose certificates for part or all of their shares have been lost, stolen, misplaced or destroyed may contact the exchange agent at (800)-301-0524, for instructions as to the documents which will be required to be submitted in order to receive certificate(s) representing the shares. A bond may be required to be posted by the shareholder to secure against the risk that the certificates may be subsequently recirculated. Shareholders are urged to contact the exchange agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

Delivery of Documents

All materials related to a shareholder’s tender of Existing Preferred Stock pursuant to the Exchange Offer must be delivered to the shareholder’s nominee for tendering in accordance with the instructions set forth in “How to Tender — Tender Procedure for Nominees” as set forth above. Shareholders should not send documents related to the Exchange Offer to Emmis. Any documents delivered to Emmis will not be forwarded to the exchange agent and therefore will not be deemed to be properly tendered.

Withdrawal Rights

Except as otherwise provided in this section, tenders made pursuant to the Exchange Offer are irrevocable. Shares of Existing Preferred Stock tendered pursuant to this Exchange Offer may be withdrawn:

•	at any time prior to the Expiration Time; or

•	if not yet accepted for payment, after , 2010.

For a withdrawal to be effective, shareholders must contact the broker, dealer, bank or other financial institution that either clears through or maintains a custodial relationship with a direct or indirect participant in the book entry and transfer system of DTC through which the shareholder tendered its shares of Existing Preferred Stock and request the DTC participating institution to send an ATOP notice of withdrawal so that it is received by the Exchange Agent before the Expiration Time. The notice of withdrawal must specify the name of the person that tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn and the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures.

Proper withdrawal of your Existing Preferred Stock will not be deemed to revoke the related proxy in favor of the Proposed Amendments. You must separately revoke your proxy in order to not have your shares of Existing Preferred Stock voted in favor of the Proposed Amendments.

All questions as to the form and validity (including the time of receipt) of notices of withdrawal will be determined by Emmis in its sole discretion, and its determination shall be final and binding on all parties. None of Emmis, the information agent or the exchange agent or any other person is or will be obligated to give notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice.

Withdrawals may not be rescinded, and shares properly withdrawn shall not be deemed to be duly tendered for purposes of the Exchange Offer. Withdrawn shares, however, may be re-tendered before the Expiration Time by again following the procedures described under “The Exchange Offer — How to Tender.”

If Emmis extends the Exchange Offer, is delayed in its purchase of Existing Preferred Stock or is unable to accept shares pursuant to the Exchange Offer for any reason, then, without prejudice to Emmis rights under the Exchange Offer, the exchange agent may, subject to applicable law, retain tendered shares on behalf of Emmis, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described herein.

Acceptance of Shares of Existing Preferred Stock for Exchange; Delivery of Shares of Preferred Stock to be Exchanged

Upon the terms and subject to the conditions of the Exchange Offer, promptly following the Expiration Time, Emmis will accept for exchange shares properly tendered prior to the Expiration Time. Emmis shall issue the New Notes for shares of Existing Preferred Stock that are properly tendered and not properly withdrawn only when, as and if it gives oral or written notice to the exchange agent of its acceptance of shares for exchange pursuant to the Exchange Offer. That notice, subject to the provisions of the Exchange Offer, may be given at any time after the Expiration Time.

Upon the terms and subject to the conditions of the Exchange Offer, promptly following the Expiration Time, Emmis will accept any and all shares of Existing Preferred Stock properly tendered or such lesser number of shares as are properly tendered and not properly withdrawn.

The New Notes will be issued to DTC in the name of its nominee, Cede & Co., and the accounts of its participants appropriately credited. Issuance of the New Notes is expected to occur no later than the date of entry into the Indenture. Certificates for all tendered shares not purchased will be credited after the Expiration Time or termination of the Exchange Offer to the account maintained with the Book-Entry Transfer Facility by the participant who so delivered the shares without expense to the tendering shareholder. In addition, if certain events occur, Emmis may not be obligated to purchase any shares in the Exchange Offer. See “The Exchange Offer — Conditions to the Exchange Offer.”

Emmis will pay all stock transfer taxes, if any, payable on the transfer to it of shares acquired pursuant to the Exchange Offer by shareholders of record. However, if the New Notes are to be registered in the name of any person other than the shareholder of record, or if tendered shares are registered in the name of any person other than the person bound by the respective letter of transmittal, the amount of any stock transfer taxes (whether imposed on the shareholder of record or such other person) payable on account of the transfer to such person will be deducted from the exchange price (i.e., the principal amount of the New Notes issued in the Exchange Offer), unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

Any tendering shareholder of record (or other payee) who fails to complete fully and sign the “Substitute Form W-9” included as part of the respective letter of transmittal may be subject to required back-up federal income tax withholding of 28% of the gross proceeds paid to such shareholder or other payee pursuant to the Exchange Offer. See “Material United States Federal Income Tax Consequences.”

Denominations

The New Notes will be issued only in denominations of $1.00 and integral multiples of $1.00. No cash will be paid in lieu of any fractional New Notes that would otherwise be issuable.

Conditions to the Exchange Offer

We will complete the Exchange Offer only if:

•	the Proposed Amendments are adopted by the holders of Common Stock and Existing Preferred Stock;

•	the tender of shares of Class A Common Stock, that, when combined with the Rollover Shares and the shares of Common Stock beneficially owned by the Purchaser Group and the Alden Fund, will constitute a majority of the votes able to be cast with respect to the Merger. Based on the number of outstanding shares as of May 17, 2010, a minimum of approximately 32.8% of our Class A Common Stock would need to be tendered and not withdrawn for this condition to be satisfied;

•	the Alden Purchase Agreement remains in full force and effect and Alden Media funding its obligations under the Alden Purchase Agreement when due;

•	there is no change in the laws and regulations which would reasonably be expected to impair Emmis’ ability to proceed with the Exchange Offer;

•	the Indenture under which the New Notes will be issued is qualified under the Trust Indenture Act of 1939;

•	there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair Emmis’ ability to proceed with the Exchange Offer; and

•	we obtain all governmental approvals that we deem in our sole discretion necessary to complete the Exchange Offer.

These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the Exchange Offer must be satisfied or waived before the expiration of the Exchange Offer. If we waive a condition to the Exchange Offer, the waiver will be applied equally to all shareholders. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

Any determination by Emmis concerning any events described in this section and any related judgment or decision by Emmis regarding the inadvisability of proceeding with the Exchange Offer shall be final and binding upon all parties. The foregoing conditions are for the sole benefit of Emmis and may be asserted by Emmis in circumstances giving rise to those conditions or may be waived by Emmis in whole or in part. Emmis’ failure at any time to exercise any of the above conditions shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time until the expiration or termination of the Exchange Offer. However, unless sooner terminated, the Exchange Offer will remain open until all conditions have been satisfied or waived. Moreover, Emmis cannot waive the conditions requiring the requisite approvals of the holders of Existing Preferred Stock and Common Stock.

Exchange Agent

The name and address of the exchange agent are set forth on the back cover of this Proxy Statement/Offer to Exchange.

Information Agent

The name and address of the information agent are set forth on the back cover of this Proxy Statement/Offer to Exchange.

Letters of transmittal and certificates representing the shares of Existing Preferred Stock tendered should not be sent to the information agent. See “The Exchange Offer — How to Tender.”

Exemption from Registration Requirements

The New Notes to be included in the Exchange Offer will be issued pursuant to an exemption from the registration requirements of the Securities Act under Section 3(a)(9) of the Securities Act. Section 3(a)(9) provides for an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received in essence assume the character of the exchanged securities for purposes of the Securities Act. Accordingly, if tendering shareholders tender shares of Existing Preferred Stock that are “restricted securities” within the meaning of Rule 144 under the Securities Act because of their status as an affiliate of Emmis, the New Notes those tendering shareholders will receive in the Exchange Offer will not be freely tradable and any resale would have to comply with applicable exemptions under the securities laws, including without limitation, Rule 144(k) under the Securities Act. If the shares of Existing Preferred Stock tendering shareholders tender are not so “restricted,” the New Notes that those tendering shareholders receive will be freely tradable.

Certain Legal Matters; Regulatory Approvals

Emmis is not aware of any license or regulatory permit material to its business that is reasonably likely to be adversely affected by Emmis’ acquisition of shares of Existing Preferred Stock as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority, agency or tribunal, domestic or foreign, that would be required for the acquisition or ownership of shares by Emmis as contemplated herein. Should any such approval or other action be required, Emmis presently contemplates that such approval or other action will be sought or taken. Emmis is unable to predict whether it will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the Exchange Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to Emmis’

business. Emmis’ obligations under the Exchange Offer to accept for payment, and pay for and issue New Notes for, shares are subject to certain conditions. See “The Exchange Offer — Conditions to the Exchange Offer.”

Miscellaneous Matters

Emmis is not aware of any jurisdiction in which the making of the Exchange Offer is not in compliance with applicable law. If Emmis becomes aware of any jurisdiction where the making of the Exchange Offer or the acceptance or purchase of the shares is not in compliance with any valid applicable law, Emmis will make a good faith effort to comply with such law. If, after such good faith effort, Emmis cannot comply with such law, the Exchange Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer shall be deemed to be made on Emmis’ behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Payment of Expenses

The Exchange Offer is being made by Emmis in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 3(a)(9) thereof.

Therefore, Emmis will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the Existing Preferred Stock. However, regular employees of Emmis (who will not be additionally compensated therefor) may solicit tenders and will answer inquiries concerning the Exchange Offer.

Emmis has retained BNY Mellon Shareowner Services to act as information agent and BNY Mellon Shareowner Services to act as exchange agent in connection with the Exchange Offer. The information agent may contact holders of shares by mail, telephone, facsimile, telex, telegraph and personal interviews and may request nominees to forward materials relating to the Exchange Offer to beneficial owners. The information agent and the exchange agent will each receive reasonable and customary compensation for their respective services.

No fees or commissions will be payable by Emmis to brokers, dealers or other persons (other than fees to the information agent and exchange agent as described above) for soliciting tenders of shares pursuant to the Exchange Offer. A shareholder holding shares through a nominee is urged to consult such nominee to determine whether transaction costs are applicable if such shareholder tenders shares through such nominee and not directly to the exchange agent. Emmis, through JS Acquisition, will, however, upon request, reimburse nominees for customary mailing and handling expenses incurred by them in forwarding the Exchange Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No nominee has been authorized to act as the agent of Emmis, the information agent or the exchange agent for purposes of the Exchange Offer. Emmis will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares except as otherwise provided under “The Exchange Offer — Acceptance of Shares of Existing Preferred Stock for Exchange; Delivery of New Notes to be Exchanged.”

PRICE RANGE AND OTHER INFORMATION WITH RESPECT TO
THE EXISTING PREFERRED STOCK

Price Range

Emmis’ shares of Existing Preferred Stock are listed for trading on the NASDAQ Global Select Market under the symbol “EMMSP”. The following table sets forth for the calendar quarters indicated the range of the high and low sale prices for the Existing Preferred Stock on the NASDAQ Global Select Market since the first quarter of 2008.

	Stock Prices
	Existing Preferred Stock
	High	Low

2008
1st Quarter	$38.84	$24.00
2nd Quarter	27.38	23.05
3rd Quarter	25.25	16.00
4th Quarter	18.40	1.21
2009
1st Quarter	$3.29	$0.90
2nd Quarter	2.70	0.90
3rd Quarter	11.00	1.23
4th Quarter	17.43	6.36
2010
1st Quarter	$17.14	$12.56
2nd Quarter	29.88	15.61

Dividend Information

The terms of the Existing Preferred Stock provide for a quarterly dividend payment of $0.78125 per share on each January 15, April 15, July 15 and October 15. Emmis has not declared a dividend on the Existing Preferred Stock since October 15, 2008. Emmis did declare and pay dividends of $0.78125 per share on the Existing Preferred Stock on October 15, 2008, July 15, 2008 and April 15, 2008.

As of April 15, 2010, cumulative preferred dividends in arrears total $13.7 million, or $4.87 per share. Failure to pay the dividend is not a default under the terms of the Existing Preferred Stock. Nevertheless, if dividends remain unpaid for more than six quarters, the holders of the Existing Preferred Stock are entitled to elect two persons to Emmis’ board of directors. The holders of the Existing Preferred Stock are currently entitled to do so.

The Credit Facility prohibits Emmis from paying dividends on the Existing Preferred Stock during the period during which the fixed charge coverage ratio and total leverage ratio covenants are suspended. We are currently in that “Suspension Period.” See “Management’s Discussion and Analysis of Results of Operations and Financial Condition — Liquidity and Capital Resources.”

Payment of future Existing Preferred Stock dividends is at the discretion of Emmis’ board of directors.

Repurchases of Existing Preferred Stock

Within the past two years, Emmis has not repurchased any shares of Existing Preferred Stock.

Book Value per Share

As of February 28, 2010, Emmis’ book value per share of Common Stock was $(5.06), and Emmis’ book value per share of Existing Preferred Stock was $(13.71).

CAPITALIZATION

The table below sets forth Emmis’ actual cash and cash equivalents, long-term debt (including current maturities) and shareholders’ equity at February 28, 2010, and as adjusted to give effect to the Transactions (assuming that all of the shares of Existing Preferred Stock are tendered into the Exchange Offer), and assuming the closing of all of the Transactions occurred on February 28, 2010. See “The Transactions.”

The table below should be read in conjunction with Emmis’ consolidated financial statements and related notes, which are included elsewhere in this Proxy Statement/Offer to Exchange.

	As of February 28, 2010
		As Adjusted
	Actual	(Unaudited)
	(Dollars in thousands)

Cash and cash equivalents	$6,814	$6,814
Deferred debt issuance costs, net of accumulated amortization[1]	4,227	4,437
Indebtedness of Emmis Operating and its subsidiaries:
Credit Facility (including current maturities)(1):
Revolving facility	$2,000	$2,000
Term loans	339,150	339,150
Capitalized lease obligations	24	24
Other indebtedness of Emmis Communications Corporation:
New Notes	—	84,275

Total consolidated indebtedness	$341,174	$425,449
Existing Preferred Stock, $0.01 par value, $50.00 liquidation preference per share, 2,809,170 actual shares outstanding, no shares outstanding as-adjusted	$140,459	—
Shareholders’ deficit:
Class A Common Stock, $0.01 par value, 32,661,550 actual shares outstanding, no shares outstanding as-adjusted	$327	$—
Class B Common Stock, $0.01 par value, 4,930,680 actual shares outstanding, no shares outstanding as-adjusted	49	—
New Voting Common Stock, $0.01 par value, no actual shares outstanding, 10 shares outstanding as-adjusted	—	—
New Non-Voting Common Stock, $0.01 par value, no actual shares outstanding, 1,000,000 shares outstanding as-adjusted	—	10
Additional paid-in capital	527,120	538,224
Accumulated deficit	(705,135)	(659,479)
Accumulated other comprehensive loss	(1,320)	(1,320)

Total shareholders’ deficit	$(178,959)	$(122,565)

Total capitalization	$302,674	$302,884

(1)	The Credit Facility consists of a $20,000 revolving facility, with $2,000 outstanding and $17,100 available for borrowing, net of $900 of outstanding letters of credit, and $339,150 of term loans. The revolving facility and the term loans mature on November 2, 2012 and November 1, 2013, respectively. The term loans are subject to quarterly amortization payments of $848.

SELECTED FINANCIAL INFORMATION

The following table sets forth summary historical consolidated financial data for Emmis as of and for each of the fiscal years ended February 28, 2009 and 2010.

This data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements contained in Emmis’ Annual Report on Form 10-K (attached as Appendix I) for each of the fiscal years ended February 28, 2009 and February 28, 2010, including the notes thereto. More comprehensive financial information is included in Emmis’ Annual Report on Form 10-K (including management’s discussion and analysis of financial condition and results of operation) and other documents filed by Emmis with the SEC, and the following summary is qualified in its entirety by reference to those reports and such other documents. Emmis’ Annual Report on Form 10-K is attached as Appendix I to this Proxy Statement/Offer to Exchange, and you should read the Annual Report in its entirety.

	For the Years Ended
	February 28,
	2009	2010
	(In thousands, except
	per share data)

Operating Data:
Net Revenues	$307,931	$242,566
Station operating expenses excluding depreciation and amortization expense	239,007	206,160
Corporate expenses excluding depreciation and amortization expense	18,503	13,634
Depreciation and amortization	12,403	10,393
Impairment losses(1)	373,137	174,642
Restructuring charge	4,208	3,350
(Gain) loss on disposal of fixed assets	14	(127)
Operating loss	(339,341)	(165,486)
Interest expense	25,067	24,820
Gain on debt extinguishment(2)	—	(31,362)
Other (income) expense, net	1,315	(170)
Loss before income taxes and discontinued operations	(365,723)	(158,774)
Loss from continuing operations	(299,875)	(118,934)
Discontinued operations(3)	4,922	442
Consolidated net loss	(294,953)	(118,492)
Net loss available to common shareholders	(309,202)	(131,777)
Basic and diluted net income (loss) per share attributable to common shareholders:
Continuing operations	$(8.57)	$(3.56)
Discontinued operations	0.07	—

Net loss attributable to common shareholders	$(8.50)	$(3.56)

Weighted average common shares outstanding:
Basic	36,374	37,041
Diluted	36,374	37,041

	For the Years Ended
	February 28,
	2009	2010
	(In thousands, except
	per share data)

Other Data:
Cash flows provided by (used in):
Operating activities	$43,639	$25,662
Investing activities	17,701	(603)
Financing activities	(33,277)	(58,328)
Net repayments of long-term debt	17,338	47,425
Capital expenditures	20,518	4,779
Cash paid for interest	27,488	22,396

	As of February 28,
	2009	2010
	(In thousands)

Balance Sheet Data:
Cash(4)	$40,746	$6,814
Working Capital	71,382	17,722
Net intangible assets	536,413	363,809
Total assets	739,211	498,168
Credit Facility debt	421,355	341,150
Shareholders’ deficit	(60,000)	(178,959)

(1)	The impairment losses in fiscal 2009 and fiscal 2010 mostly related to Emmis’ interim and annual impairment tests conducted in accordance with Accounting Standards Codification Topic 350.

(2)	In April 2009, Emmis commenced a series of Dutch auction tenders to purchase term loans of Emmis Operating under the Amended and Restated Revolving Credit and Term Loan Agreement, by and among Emmis Operating, Emmis, the lenders thereto, Bank of America, N.A., as administrative agent for itself and other lenders, Deutsche Bank Trust Company Americas, as syndication agent, General Electric Capital Corporation, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., New York Branch and SunTrust Bank, as co-documentation agents. The cumulative effect of all of the debt tenders resulted in the purchase of $78.5 million in face amount of Emmis Operating’s outstanding term loans for $44.7 million in cash. As a result of these purchases, Emmis recognized a gain on extinguishment of debt of $31.9 million in the quarter ended May 31, 2009, which is net of transaction costs of $1.0 million and a write-off of deferred debt costs. In August 2009, Emmis reduced its revolver and recorded a loss on debt extinguishment of $0.5 million related to the write-off of deferred debt costs.

(3)	Emmis’ television division, Tu Ciudad Los Angeles, Emmis Books and our international radio operations in Belgium and Hungary have been classified as discontinued operations.

(4)	Cash held at February 28, 2009 was mostly used to fund Emmis’ Dutch auction tenders that commenced in April 2009.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth certain historical data on the ratio of earnings to fixed charges for Emmis, presented for each of the fiscal years ended February 28, 2009 and 2010.

	For the Years Ended
	February 28,
	2009	2010
	(Unaudited, in thousands)

Earnings:
Pre-tax loss from continuing operations before adjustment for income or loss from equity investees	$(299,922)	$(118,275)
Add:
Fixed charges	36,575	36,660
Less:
Preferred stock dividends	8,933	9,123

Earnings	$(272,280)	$(90,738)

Fixed Charges:
Interest expense (including amortization of debt expenses)	$25,067	$24,820
Portion of rents representative of the interest factor	2,575	2,717
Preferred stock dividends	8,933	9,123

Fixed Charges	$36,575	$36,660

Ratio of Earnings to Fixed Charges	N/A	N/A
Deficiency	$308,855	$127,398

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION

Please see “Item 7 — Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our annual report on Form 10-K for the year ended February 28, 2010, which is attached to this Proxy Statement/Offer to Exchange as Appendix I.

Emmis does not anticipate any material changes to its liquidity and capital resources following completion of the Transactions, since no dividends were being paid on the Existing Preferred Stock, and Emmis will not be required to pay cash interest on the New Notes after they are issued. The Credit Facility will continue to be outstanding, although Emmis anticipates that it will amend, refinance or replace the Credit Facility within the next 24 months. In addition, Emmis will be actively trying to sell certain assts and use the proceeds to repay outstanding indebtedness under the Credit Facility with a view towards amending, refinancing or replacing the Credit Facility.

QUANTITATIVE AND QUALITATIVE DISCLOSURES
ABOUT MARKET RISK

Please see “Item 7A — Quantitative and Qualitative Disclosures About Market Risk” in our annual report on Form 10-K for the year ended February 28, 2010, which is attached to this Proxy Statement/Offer to Exchange as Appendix I.

BUSINESS

Please see “Item 1 — Business,” “Item 2 — Properties,” and “Item 3 — Legal Proceedings” in our annual report on Form 10-K for the year ended February 28, 2010, which is attached to this Proxy Statement/Offer to Exchange as Appendix I.

MANAGEMENT

The following table sets forth information certain information regarding the current directors and executive officers of Emmis. Unless otherwise specified, each person listed below is a citizen of the United States and has his or her principal business address at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204. The telephone number for each director and executive officer is (317) 266-0100.

Name	Age	Position

Jeffrey H. Smulyan	63	Chairman of the Board of Directors, Chief Executive Officer and President
Patrick M. Walsh	43	Director, Executive Vice President and Chief Financial Officer
Richard F. Cummings	58	President of Radio Programming
J. Scott Enright	47	Executive Vice President, General Counsel and Secretary
Gregory T. Loewen	39	Chief Strategy Officer and President — Publishing Division
Susan B. Bayh	50	Director
Heath B. Freeman	30	Director
Gary L. Kaseff	62	Director
Richard A. Leventhal	63	Director
Peter A. Lund	69	Director
Greg A. Nathanson	63	Director
Lawrence B. Sorrel	51	Director

Set forth below is certain additional information concerning the persons listed above.

Jeffrey H. Smulyan.  Mr. Smulyan founded Emmis in 1979 and is Chairman, Chief Executive Officer and President of Emmis. Mr. Smulyan began working in radio in 1973, and has owned one or more radio stations since then. Formerly, he was also the owner and chief executive officer of the Seattle Mariners Major League Baseball team. He is former Chairman of the Radio Advertising Bureau and serves as a Trustee of his alma mater, the University of Southern California. He was a director of The Finish Line, a sports apparel manufacturer, until July 2008. Mr. Smulyan has been Chairman of the Board of Directors since 1981 and President since 1994.

Patrick M. Walsh.  Mr. Walsh became Executive Vice President and Chief Financial Officer of Emmis in September 2006 and added the position of Chief Operating Officer in December 2008. Mr. Walsh came to Emmis from iBiquity Digital Corporation, the developer and licensor of HD Radio technology, where he served as Chief Financial Officer and Senior Vice President from 2002 to 2006. Prior to joining iBiquity, Mr. Walsh was a management consultant for McKinsey & Company, and served in various management positions at General Motors Acceptance Corporation and Deloitte & Touche LLP.

Richard Cummings.  Mr. Cummings became President of Programming for our domestic radio group in 2009. He previously served as President, Radio Division from 2001 to 2009 and as Executive Vice President of Programming from 1998 to 2001. Mr. Cummings joined Emmis Broadcasting as its first Program Director at flagship station WENS-FM, 97.1 Indianapolis in 1981. Mr. Cummings sits on the boards of the National Association of Broadcasters and Radio Advertising Bureau and is a member of the Board of Trustees at Butler University. He is also on the Board of Directors of Project Sunshine.

J. Scott Enright.  Mr. Enright is Executive Vice President, General Counsel and Secretary of Emmis. Prior to joining Emmis as Associate General Counsel in October 1998, Mr. Enright was a partner in the Indianapolis law firm of Bose McKinney & Evans, LLP and worked in the Office of Indiana’s Lt. Governor John M. Mutz. Mr. Enright is on the Board of Managers of The Broadcast Traffic Consortium, LLC, a joint venture among several radio broadcasters to build a first-of-its-kind network to distribute traffic data in North

America via radio technology. Mr. Enright is also the Secretary for the Foundation for Educational Choice, Inc. (f/k/a The Milton & Rose D. Friedman Foundation, Inc.).

Gregory T. Loewen.  Mr. Loewen has served as Emmis’ Chief Strategy Officer since 2007 and as the President of its Publishing Division since March 2010. Prior to joining Emmis, Mr. Loewen worked at The Toronto Star, where he served the dual role of Vice President of Digital Media & Strategy and Publisher of the newspaper’s website from 2004 to 2007. Prior to joining the Toronto Star, Mr. Loewen was a Global Account Manager in the Toronto office of Monitor Group, a leading global strategy consultancy.

Susan B. Bayh.  Mrs. Bayh was the Commissioner of the International Joint Commission of the United States and Canada until 2001. She served as a Distinguished Visiting Professor at the College of Business Administration at Butler University from 1994 through 2003. Previously, she was an attorney with Eli Lilly & Company. She is a director of Wellpoint, Inc., a Blue Cross/Blue Shield company; Curis, Inc., a therapeutic drug development company; Dendreon Corporation, a biotechnology company; and Dyax Corp., a biopharmaceutical company. Previously, she served as a director for Esperion Therapeutics, Inc., Novavax, Inc., Cubist Pharmaceuticals, Inc. and MDRNA (formerly Nastech), each of which is a pharmaceutical company. Mrs. Bayh has served as a director of Emmis since 1994.

Heath B. Freeman.  Mr. Freeman joined Smith Management LLC in 2006 and was instrumental in the creation of Alden in 2007. At Smith Management, he has been investing in distressed securities, value equities and the emerging markets. Prior to joining Smith Management, Mr. Freeman was at Peter J. Solomon Company, a boutique investment bank, working on mergers & acquisitions, restructurings and refinancing assignments. Mr. Freeman graduated from Duke University in 2002.

Gary L. Kaseff.  Mr. Kaseff served as the Executive Vice President and General Counsel of Emmis until his resignation in March 2009. He remains employed by Emmis. Before becoming general counsel, Mr. Kaseff practiced law in Southern California. Previously, he was President of the Seattle Mariners Major League Baseball team and partner with the law firm of Epport & Kaseff. Mr. Kaseff has served as a director of Emmis since 1994.

Richard A. Leventhal.  Mr. Leventhal is President and majority owner of LMCS, LLC, an investment, management and consulting company. Previously, Mr. Leventhal co-owned and operated Top Value Fabrics, Inc., a wholesale fabric and textile company in Carmel, Indiana, for 27 years. Mr. Leventhal has served as a director of Emmis since 1992.

Peter A. Lund.  Mr. Lund is a private investor and media consultant who formerly served as Chairman and Chief Executive Officer of Eos International, Inc., a holding company. Mr. Lund has over 40 years of broadcasting experience and most recently served as President and Chief Executive Officer of CBS Inc., and President and Chief Executive Officer of CBS Television and Cable. He is a director of The DIRECTV Group, Inc., a communications company; Crown Media Holdings, Inc., an owner and operator of cable television channels; and Eos International, Inc., a library automation and knowledge management company.

Greg A. Nathanson.  Mr. Nathanson served as the Television Division President of Emmis before resigning in October 2000. He is currently a media consultant. Mr. Nathanson has over 30 years of television broadcasting experience, having served as President of Programming and Development for Twentieth Television from 1996 to 1998; as General Manager of KTLA-TV in Los Angeles, California from 1992 to 1996; and as General Manager of the Fox television station KTTV from 1988 to 1992. In addition, he was President of all the Fox Television stations from 1990 to 1992. Mr. Nathanson has served as a director of Emmis since 1998.

Lawrence B. Sorrel.  Mr. Sorrel is Managing Partner and Co-CEO of Tailwind Capital Group, an independent private equity firm that has approximately $2 billion of assets under management through private equity funds TWCP, L.P. and Tailwind Capital Partners, L.P. and their related funds. Mr. Sorrel is also a member of the board of directors of several private companies. Mr. Sorrel was a general partner of Welsh, Carson, Anderson & Stowe from 1998-2002. Prior to May 1998, he was a Managing Director of Morgan Stanley and the firm’s private equity affiliate, Morgan Stanley Capital Partners, where he had been employed since 1986. Mr. Sorrel has served as a director of Emmis since 1993.

Corporate Governance

Independent Directors

The board of directors of Emmis currently consists of eight members. Of these, Emmis’ board has determined that four (Mrs. Bayh and Messrs. Leventhal, Lund and Sorrel) qualify as “independent directors” under the listing standards of The NASDAQ Stock Market, Inc. Emmis is a “Controlled Company” as defined in the NASDAQ listing standards because more than 50% of Emmis’ voting power is held by Mr. Smulyan. Emmis is therefore, pursuant to NASDAQ Marketplace Rule 5615(c)(2), exempt from certain aspects of NASDAQ’s listing standards relating to independent directors. Nevertheless, as a matter of good corporate governance, Emmis has voluntarily complied with such rules. The only variance in Emmis’ practices from the NASDAQ listing standards relating to independent directors is that one-half, rather than a majority, of the members of the board of directors are “independent directors” under NASDAQ rules.

Certain Committees of the Board of Directors

The Emmis board of directors currently has several committees, including an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee.

Audit Committee.  The Audit Committee’s primary responsibility is to engage Emmis’ independent auditors and otherwise to monitor and oversee the audit process. The Audit Committee also undertakes other related responsibilities as summarized in the Report of the Audit Committee below and detailed in the Audit Committee Charter, which is available in the Corporate Governance section of Emmis’ website (www.emmis.com) located under the Investors heading. The board of directors has determined that the members of the Audit Committee, Richard A. Leventhal (chair), Peter A. Lund and Lawrence B. Sorrel, are independent directors under the Securities Exchange Act of 1934 and the NASDAQ listing standards. The board of directors has also determined that Lawrence B. Sorrel is an “Audit Committee financial expert” as defined in rules adopted under the Securities Exchange Act of 1934. The Audit Committee held four meetings during the last fiscal year.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee’s primary responsibility is to assist the board of directors by (1) identifying individuals qualified to become members of the board of directors and recommending nominees to the board of directors for the next annual meeting of shareholders and (2) evaluating and assessing corporate governance issues affecting Emmis. The Corporate Governance and Nominating Committee charter is available in the Corporate Governance section of Emmis’ website (www.emmis.com) located under the Investors heading. The Corporate Governance and Nominating Committee evaluates current members of the board of directors and potential candidates with respect to their independence, business, strategic and financial skills, as well as overall experience in the context of the needs of the board of directors as a whole. The Corporate Governance and Nominating Committee concentrates its focus on candidates with the following characteristics and qualifications, though not necessarily limited thereto:

•	chief executive officers or senior executives, particularly those with experience in broadcasting, finance, marketing and information technology.

•	individuals representing diversity in gender and ethnicity.

•	individuals who meet the current criteria to be considered as independent directors.

The Corporate Governance and Nominating Committee will consider and evaluate potential nominees submitted by holders of Emmis’ Class A Common Stock to Emmis’ corporate secretary on or before the date for shareholder nominations specified in the “Shareholder Proposals” section of this proxy statement. These potential nominees will be considered and evaluated using the same criteria as potential nominees obtained by the Corporate Governance and Nominating Committee from other sources.

In its assessment of each potential candidate, including those recommended by shareholders, the Corporate Governance and Nominating Committee takes into account all factors it considers appropriate, which may include (a) ensuring that the board of directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as an “audit committee financial expert,” as that term is defined by the rules of the SEC), local or community ties, and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with Emmis’ business and related industries, independence of thought and an ability to work collegially. The Corporate Governance and Nominating Committee also may consider the extent to which the candidate would fill a present need on the board of directors. Typically, after conducting an initial evaluation of a candidate, the Corporate Governance and Nominating Committee will interview that candidate if it believes the candidate might be suitable to be a director and may ask the candidate to meet with other directors and management. If the Corporate Governance and Nominating Committee believes a candidate would be a valuable addition to the board of directors, it will recommend to the full board that candidate’s nomination as a director.

The members of the Corporate Governance and Nominating Committee are Susan B. Bayh (chair) and Richard A. Leventhal, both of whom are “independent directors” under NASDAQ standards. The Corporate Governance and Nominating Committee held two meetings during the last fiscal year.

Compensation Committee.  The Compensation Committee provides a general review of Emmis’ compensation and benefit plans to ensure that Emmis’ corporate objectives are met, establishes compensation arrangements and approves compensation payments to Emmis’ executive officers, and generally administers Emmis’ stock option and incentive plans. The Compensation Committee’s charter is available in the Corporate Governance section of Emmis’ website (www.emmis.com) located under the Investors heading. The members of the Compensation Committee are Peter A. Lund (chair), Susan B. Bayh and Lawrence B. Sorrel, all of whom are independent directors under NASDAQ standards. The Compensation Committee held seven meetings during the last fiscal year.

Compensation of Directors

Directors who are not officers of Emmis are compensated for their services at the rate of $3,000 per regular meeting attended in person, $1,500 per regular meeting attended by phone and $2,000 per committee meeting attended, whether in person or by phone. These fees are paid in the form of Class A Common Stock at the end of each calendar year. The per share price used for payment of these fees is established using the market value of the Class A Common Stock prior to the end of the previous fiscal year, discounted by 20% to the extent the director attends at least 75% of the board and committee meetings applicable to the director. In addition, each director who is not an officer or employee of Emmis receives a $30,000 annual retainer, the chair of the Emmis Audit Committee receives a $10,000 annual retainer, the chair of the Emmis Compensation Committee receives a $5,000 annual retainer, the chair of the Emmis Corporate Governance and Nominating Committee receives a $3,000 annual retainer, and the Lead Director receives a $3,000 annual retainer. These annual retainers were paid in cash. In addition, directors who are not officers of Emmis are entitled to receive annually 2,195 shares of restricted stock and options to purchase 7,317 shares of Class A Common Stock. The options are granted on the date of the Emmis annual meeting of shareholders at the fair market value of the underlying shares on that date and are to vest annually in three equal installments. Restricted stock is also granted on the date of the Emmis annual meeting of shareholders and will vest on the earlier of the end of the director’s three-year term or the third anniversary of the date of grant.

Included in the table below is information regarding the compensation for the fiscal year ended February 28, 2010, received by each of Emmis’ directors as of February 28, 2010 who is not an officer of Emmis. The dollar amounts in the table below for stock and option awards are the grant date fair market values associated with such awards.

2010 Director Compensation Table

	Fees Earned
	or Paid	Stock	Option	All Other
Name	in Cash	Awards(1)(2)	Awards(3)	Compensation(4)	Total

Susan B. Bayh	$36,000	$160,645	$1,627	$—	$162,272
Gary L. Kaseff	30,000	84,000	—	1,253,745	1,337,745
Richard A. Leventhal	40,000	162,645	1,627	—	164,272
Peter A. Lund	35,000	162,645	1,627	—	164,272
Lawrence B. Sorrel	30,000	186,645	1,627	—	188,272
Greg A. Nathanson	30,000	90,645	1,627	—	92,272

(1)	On July 14, 2009, each director named in the table above other than Mr. Kaseff received a grant of 2,195 restricted shares, having an aggregate date of grant fair value of $645. The following table includes information regarding the number of unrestricted shares each named director received on January 4, 2010, for meeting fees for the fiscal year ended 2010:

Name	Shares

Mrs. Bayh	129,032
Mr. Kaseff	67,742
Mr. Leventhal	130,645
Mr. Lund	130,645
Mr. Sorrel	150,000
Mr. Nathanson	72,581

(2)	At February 28, 2010, each named director other than Mrs. Bayh, Mr. Kaseff and Mr. Nathanson held restricted stock awards for an aggregate of 4,390 shares, having an aggregate fair market value of $3,951. Mrs. Bayh and Mr. Nathanson each held 6,585 restricted shares having a fair market value of $5,927. As of February 28, 2010, Mr. Kaseff had not received any restricted stock awards in his capacity as a director. Restricted stock awards vest on the earlier of the end of the director’s three-year term or the third anniversary of the date of grant. With respect to Mrs. Bayh and Mr. Nathanson, 2,195 restricted shares will vest on the earlier of July 11, 2010, or the day before the Emmis annual meeting for fiscal year 2010, 2,195 will vest on the earlier of July 15, 2011, or the day before the Emmis annual meeting for fiscal year 2011, and 2,195 will vest on the earlier of July 14, 2012, or the day before the Emmis annual meeting for fiscal year 2012. With respect to each of Messrs. Leventhal, Lund and Sorrel, 2,195 restricted shares will vest on the earlier of July 15, 2011, or the day before the Emmis annual meeting for fiscal year 2011, and 2,195 will vest on the earlier of July 14, 2012, or the day before the Emmis annual meeting for fiscal year 2012.

(3)	The following table includes information regarding options held by each named director as of February 28, 2010. Options vest on the earlier of the dates shown, or the day before the Emmis annual meeting for the fiscal year in which the date shown falls.

	Number of Shares
	Underlying	Option Exercise	Option Expiration
Name	Options #	Price $	Date	Option Vesting Date

Mrs. Bayh	7,317	0.28	7/14/19	1/3 on each of 7/14/10, ’11 & ’12
	7,317	1.70	7/15/18	1/3 on each of 7/15/09, ’10 & ’11
	7,317	8.84	7/11/17	1/3 on each of 7/11/08, ’09 & ’10
	7,317	8.71	2/13/17	Fully Vested
	7,317	12.19	7/13/15	Fully Vested
	14,635	14.21	6/30/14	Fully Vested
	14,635	15.48	6/5/13	Fully Vested
	14,635	13.56	6/24/12	Fully Vested

	Number of Shares
	Underlying	Option Exercise	Option Expiration
Name	Options #	Price $	Date	Option Vesting Date

Mr. Kaseff	175,000	0.295	3/2/19	3/2/2012
	36,587	2.95	3/1/18	1/3 on each of 3/1/09, ’10 & ’11
	36,587	8.21	3/1/17	1/3 on each of 3/1/08, ’09 & ’10
	36,587	11.17	3/1/16	Fully Vested
	36,587	12.81	3/1/15	Fully Vested
	73,174	17.45	3/1/14	Fully Vested
	73,174	11.22	3/4/13	Fully Vested
	73,174	19.90	3/1/12	Fully Vested
	58,539	19.82	3/1/11	Fully Vested
	58,539	24.18	3/1/10	Fully Vested
Mr. Leventhal	7,317	0.28	7/14/19	1/3 on each of 7/14/10, ’11 & ’12
	7,317	1.70	7/15/18	1/3 on each of 7/15/09, ’10 & ’11
	7,317	8.84	7/11/17	1/3 on each of 7/11/08, ’09 & ’10
	7,317	8.71	2/13/17	Fully Vested
	7,317	12.19	7/13/15	Fully Vested
	14,635	14.21	6/30/14	Fully Vested
	14,635	15.48	6/5/13	Fully Vested
	14,635	13.56	6/24/12	Fully Vested
Mr. Lund	7,317	0.28	7/14/19	1/3 on each of 7/14/10, ’11 & ’12
	7,317	1.70	7/15/18	1/3 on each of 7/15/09, ’10 & ’11
	7,317	8.84	7/11/17	1/3 on each of 7/11/08, ’09 & ’10
	7,317	8.71	2/13/17	Fully Vested
	7,317	12.19	7/13/15	Fully Vested
	14,635	14.21	6/30/14	Fully Vested
	14,635	15.48	6/5/13	Fully Vested
Mr. Nathanson	7,317	0.28	7/14/19	1/3 on each of 7/14/10, ’11 & ’12
	7,317	1.70	7/15/18	1/3 on each of 7/15/09, ’10 & ’11
	7,317	8.84	7/11/17	1/3 on each of 7/11/08, ’09 & ’10
	7,317	8.71	2/13/17	Fully Vested
	7,317	12.19	7/13/15	Fully Vested
	14,635	14.21	6/30/14	Fully Vested
	14,635	15.48	6/5/13	Fully Vested
	14,635	13.56	6/24/12	Fully Vested
	14,634	19.82	8/01/11	Fully Vested
Mr. Sorrel	7,317	0.28	7/14/19	1/3 on each of 7/14/10, ’11 & ’12
	7,317	1.70	7/15/18	1/3 on each of 7/15/09, ’10 & ’11
	7,317	8.84	7/11/17	1/3 on each of 7/11/08, ’09 & ’10
	7,317	8.71	2/13/17	Fully Vested
	7,317	12.19	7/13/15	Fully Vested
	14,635	14.21	6/30/14	Fully Vested
	14,635	15.48	6/05/13	Fully Vested
	14,635	13.56	6/24/12	Fully Vested

(4)	For Mr. Kaseff, who was an employee but not an officer during the fiscal year ended 2010, this total included a 401(k) match in the amount of $398 and severance payments in the amount of $1,253,347.

Compensation Tables

The following table sets forth the compensation awarded to, earned by, or paid to the chief executive officer, the two most highly compensated executive officers other than the chief executive officer and two other individuals who were not executive officers at the end of the 2010 fiscal year (collectively, the “Named

Executive Officers”) during the fiscal years ended February 28, 2010, February 28, 2009 and February 29, 2008.

2010 Summary Compensation Table(1)

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary(3)	Bonus(4)(5)	Awards(6)	Awards(6)	Compensation(4)	Compensation(7)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Jeffrey H. Smulyan,	2010	613,322	407,384	—	27,181	—	39,483	1,087,370
Chief Executive Officer	2009	459,711	438,213	—	212,791	—	65,844	1,176,559
	2008	1	339,375	—	619,056	—	73,391	1,031,823
Patrick M. Walsh,	2010	387,051	326,115	—	—	—	17,378	730,544
Executive Vice President,	2009	214,912	427,989	25,901	103,332	—	18,474	790,608
Chief Financial Officer and Chief Operating Officer	2008	400,000	60,000	72,962	123,808	—	110,268	767,038
Richard F. Cummings,	2010	330,327	274,277	—	89,381	—	12,000	705,985
President — Radio	2009	264,231	236,288	38,854	63,836	—	18,074	621,283
Programming	2008	495,000	102,450	109,451	185,714	—	19,074	911,689
Paul W. Fiddick,	2010	174,626	80,219	—	56,183	—	575,008	886,036
Former International	2009	193,942	172,500	19,426	31,918	196,686	1,000	615,472
Division President	2008	350,000	242,583	54,271	92,587	—	6,111	745,552
Gary A. Thoe,	2010	137,172	61,047	—	35,753	—	547,613	781,585
Former President — Publishing Division(2)

(1)	Emmis has adjusted the exercise prices and numbers of shares subject to options referred to in this and the following tables and accompanying text and footnotes for the effect of the $4.00 per share special dividend Emmis paid on November 22, 2006. Emmis has also adjusted the numbers of restricted shares granted or to be granted after that date to reflect a 2 for 1 stock split in 2000. The shares Emmis refers to in this and the following tables are the shares of Class A Common Stock of Emmis, except with respect to Mr. Smulyan, whose shares are shares of Class B Common Stock for fiscal 2008, and Class A shares for fiscal 2009 and 2010.

(2)	Mr. Thoe was not a named executive officer prior to the fiscal year ended 2010.

(3)	In fiscal 2008, Mr. Smulyan elected to voluntarily forgo all but $1 of his contractual base salary of $905,000.

(4)	Under the Emmis 2008 Corporate Incentive Plan, Emmis paid discretionary performance bonuses and non-equity incentive plan awards to executive officers in stock valued at the fair market value of Emmis’ shares on the day the shares are issued. The number of shares issued to each executive officer under the plan, is as follows: Mr. Smulyan, 102,841; Mr. Walsh, 18,182; Mr. Cummings, 31,045; and Mr. Fiddick, 73,510. Under the Emmis 2009 Corporate Incentive Plan and 2010 Corporate Incentive Plan, no executive officer received a discretionary performance bonus for the fiscal years ended 2009 or 2010. During the fiscal year ended 2010, Mr. Smulyan received a $200,000 cash signing bonus in connection with his new employment agreement.

(5)	Under the Emmis TV Proceeds Quarterly Bonus Program, Emmis paid quarterly bonuses to certain employees to offset salary reductions. All of Emmis’ executive officers participated in the TV Proceeds Quarterly Bonus Program. Effective September 1, 2008, Emmis reduced to approximately $15,000 the salaries of certain of Emmis’ highly compensated employees, including Emmis’ named executive officers, in order to increase defined consolidated operating cash flow under Emmis’ Credit Facility. Under the TV Proceeds Quarterly Bonus Program, Emmis paid the employees affected by the salary reduction quarterly bonuses in amounts equivalent to the forgone salary. The bonus was paid at the beginning of each fiscal quarter either (i) in cash out of the net proceeds from the sale of WVUE-TV if certain performance targets from a prior quarter were met, or (ii) in shares of Emmis’ Class A Common Stock under Emmis’ 2004 Equity Compensation Plan if the performance targets were not met. In fiscal 2009 and 2010, all amounts paid under the TV Proceeds Quarterly Bonus Program were paid in cash. The TV Proceeds Quarterly Bonus Plan was terminated as of June 1, 2009. The amount paid in fiscal 2009 to each executive officer under the TV Proceeds Quarterly Bonus Program was as follows: Mr. Smulyan, $438,213; Mr. Walsh, $221,589; Mr. Cummings, $236,288; and Mr. Fiddick, $172,500. The amount paid in fiscal 2010 to each executive officer under the TV Proceeds Quarterly Bonus Program was as follows: Mr. Smulyan, $207,384; Mr. Walsh, $126,115; Mr. Cummings, $109,277; Mr. Fiddick, $80,219; and Mr. Thoe, $61,047.

(6)	A discussion of the assumptions used in calculating these values may be found in Note 4 to the Emmis audited financial statements beginning on page 72 of the Emmis annual report on Form 10-K for the fiscal year ended February 28, 2010 for fiscal year 2010 awards, in Note 5 to the Emmis audited financial statements beginning on page 78 of the Emmis annual report on Form 10-K for the fiscal year ended February 28, 2009 for fiscal year 2009 awards and in Note 5 to the Emmis audited financial statements beginning on page 79 of the Emmis annual report on Form 10-K for the fiscal year ended February 29, 2008 for fiscal year 2008 awards.

(7)	The following table sets forth the items comprising “All Other Compensation” for each named executive officer.

					Company
					Contributions
		Perquisites			to Retirement	Dividends
		and Other			and	Paid on
		Personal	Tax	Insurance	401(k) Plans	Restricted	Severance
Name	Year	Benefits(A) ($)	Reimbursements ($)	Premiums(B) ($)	($)	Stock(C) ($)	Payments($)	Total ($)

Jeffrey H. Smulyan	2010	27,655	201	10,000	1,627	—	—	39,483
	2009	64,144	700	—	1,000	—	—	65,844
	2008	70,794	759	—	1,838	—	—	73,391
Patrick M. Walsh	2010	13,218	110	1,896	2,154	—	—	17,378
	2009	13,793	61	3,620	1,000	—	—	18,474
	2008	83,741	24,124	403	2,000	—	—	110,268
Richard F. Cummings	2010	12,000	—	—	—	—	—	12,000
	2009	12,000	74	5,000	1,000	—	—	18,074
	2008	12,000	74	5,000	2,000	—	—	19,074
Paul W. Fiddick	2010	9,000	—	—	7,260	46,089	512,659	575,008
	2009	—	—	—	1,000	—	—	1,000
	2008	4,051	60	—	2,000	—	—	6,111
Gary A. Thoe	2010	1,000	—	—	—	—	546,613	547,613

(A)	Perquisites and other personal benefits for named executive officers other than Mr. Fiddick includes an automobile allowance. The 2008 figures for Mr. Walsh include relocation expenses, including approximately $8,000 of relocation expenses that were over and above the amount included in Mr. Walsh’s contract. This additional amount, which was approved by the Compensation Committee, was reimbursement for unanticipated rent and travel expenses incurred by Mr. Walsh due to a delay in selling his primary residence. The 2008 and 2009 figures for Messrs. Smulyan and Walsh include the incremental cost to Emmis of personal use of Emmis’ airplane. From time to time, family members and guests of the named executives accompanied the executives on business flights on Emmis’ airplane, at no incremental cost to Emmis.

(B)	Emmis paid premiums for life, disability or long-term care insurance for Messrs. Walsh and Cummings.

(C)	The figure shown reflects dividends paid on restricted shares held by the named executive that were not included in the calculation of compensation expense set forth in the “Stock Awards” column above.

Employment Agreements

Effective March 1, 2008, Emmis entered into a one-year employment agreement with Mr. Smulyan, who serves as Chairman, Chief Executive Officer and President of Emmis, which automatically renews each year following the initial one-year term for additional one-year terms unless either Emmis or Mr. Smulyan provides the other with written notice of non-renewal prior to December 31 of the then-current term. When neither Emmis nor Mr. Smulyan delivered such notice of non-renewal prior to December 31, 2008, the employment agreement automatically renewed for an additional one-year term ending February 28, 2010. Mr. Smulyan’s base salary for the initial term of the employment agreement was $905,000; however, effective December 1, 2008, Mr. Smulyan consented to a 3% decrease to his base salary and waived any increase provided for in the employment agreement for the one-year term ending February 28, 2010. He also agreed to an additional 5% decrease to his base salary for the fiscal year ended February 28, 2010. Mr. Smulyan’s base salary upon any subsequent annual renewal will increase at a rate equal to the greater of 3%, the annual percentage increase in the CPI (All Urban Consumers-U.S Cities Average, all items (1982/84 = 100) as published by the Bureau of Labor Statistics), U.S. Department of Labor or such other amount as approved by the Emmis Compensation Committee. Mr. Smulyan’s annual incentive compensation target is 125% of his base salary and will be paid, if at all, based upon achievement of certain performance goals to be determined by the Emmis Compensation Committee. Emmis retains the right to pay any annual incentive compensation in cash or shares of Class A Common Stock. Each year the agreement remains in effect, Mr. Smulyan is entitled to receive an option to acquire 146,349 shares of Class A Common Stock. Mr. Smulyan will continue to receive an automobile allowance of $24,000 annually and will continue to be reimbursed for up to $10,000 per year in premiums for life and disability insurance and retains the right to participate in all of Emmis’ employee benefit plans for which he is otherwise eligible.

Effective December 15, 2009, Emmis entered into a new three-year employment agreement with Mr. Smulyan, who serves as Chairman, Chief Executive Officer and President of Emmis. The term of the agreement commenced on March 1, 2010. Mr. Smulyan’s base salary will be reduced from $833,957 to $792,259 for the first year, then increase to $825,000 for the second year, and $850,000 for the third year. Mr. Smulyan will receive a $200,000 signing bonus in connection with execution of the agreement, as well as performance units having a value, if earned, of $700,000. The performance units will be earned quarterly during the first year of the term, depending upon whether Emmis meets certain consolidated EBITDA requirements set forth in the Credit Facility. Both the signing bonus and any earned performance units will be repayable to Emmis in full in the event that Mr. Smulyan is terminated for cause or resigns without good reason prior to completion of the term. Mr. Smulyan’s employment agreement will automatically renew each year following the initial three-year term for additional one-year terms unless either Emmis or Mr. Smulyan provides the other with written notice of non-renewal prior to December 31 of the final year of the initial or subsequent term, as applicable. Mr. Smulyan’s base salary upon any such annual renewal will increase by $25,000. Mr. Smulyan’s annual incentive compensation target remains 125% of his base salary and will be paid, if at all, based upon achievement of certain performance goals to be determined by the Emmis Compensation Committee. Emmis retains the right to pay any annual incentive compensation in cash, forgiveness of indebtedness or shares of Class A Common Stock. Mr. Smulyan will not be entitled to stock options during the first year of the term, but will be entitled to receive an option to acquire 150,000 shares of Class A Common Stock in each of the second and third years of the term, as well as in any additional one-year renewal term. Mr. Smulyan will continue to receive an automobile allowance and will continue to be reimbursed for up to $10,000 per year in premiums for life and disability insurance and retains the right to participate in all of Emmis’ employee benefit plans for which he is otherwise eligible.

Effective December 15, 2008, Emmis entered into an employment agreement with Patrick Walsh, who serves as Chief Financial Officer and Chief Operating Officer of Emmis, extending his employment through September 3, 2011. Under the terms of his employment agreement, Mr. Walsh’s annual base compensation for the first year of the employment agreement is $540,000, and is $556,200 for the remainder of the term. However, Mr. Walsh agreed to a 5% decrease to his base salary for the fiscal year ended February 28, 2010. Mr. Walsh’s annual incentive compensation targets for fiscal years 2010, 2011, and 2012 are 100% of his base compensation. In the event that Mr. Walsh’s employment terminates upon expiration of the employment agreement, Mr. Walsh’s annual incentive compensation for fiscal year 2012 will be pro-rated based upon the seven months he will have been employed during the 2012 fiscal year. The award of annual incentive compensation is to be based upon achievement of certain performance goals to be determined each year by the Emmis Compensation Committee, and Emmis retains the right to pay any annual incentive compensation in cash or shares of Class A Common Stock. For the remainder of the 2009 fiscal year, Mr. Walsh’s annual incentive compensation target was $400,000, with $200,000 to be earned based upon the performance goals established in the spring under his prior employment agreement, $100,000 to be earned depending upon the extent to which Emmis met certain radio station operating income targets during the fiscal year, and the final $100,000 to be earned in the discretion of the Compensation Committee based upon Mr. Walsh’s performance in transitioning to his new position. Since Mr. Walsh continued to be employed as of September 3, 2009, his existing completion bonus of 20,000 shares of Class A Common Stock and $200,000 was awarded and paid as previously provided under his previous employment agreement. Mr. Walsh is also scheduled to receive a completion bonus upon the expiration of the agreement equal to at least 100% of his annual base compensation minus $200,000, with additional targets (inclusive of the minimum completion bonus amount) of $750,000 and $1,100,000 based upon certain levels of total shareholder return set forth in the employment agreement. Mr. Walsh will receive an automobile allowance of $12,000 annually and will be reimbursed for up to $5,000 per year in premiums for life and disability insurance and retains the right to participate in all of Emmis’ employee benefit plans for which he is otherwise eligible.

Effective March 1, 2008, Emmis entered into a one-year employment agreement with Mr. Cummings, which automatically renews each year following the initial one-year term for additional one-year terms unless either Emmis or Mr. Cummings provides the other with written notice of non-renewal prior to December 31 of the then-current term. Prior to December 31, 2008, Emmis delivered such notice of non-renewal to Mr. Cummings; and, therefore, the employment agreement terminated as of February 28, 2009. Under the employment agreement, Mr. Cummings was eligible for a completion bonus payable upon his continued employment for a period through February 28, 2011 in an amount equal to Mr. Cummings’ average annual base salary over such three-year period. The employment agreement provided that, in the event that, prior to expiration of such three-year term, Emmis elected not to renew the employment agreement, Mr. Cummings was entitled to a pro-rata portion of such completion bonus. Effective March 1, 2009, Emmis entered into a one-year employment agreement with Mr. Cummings to serve as President — Emmis Radio Programming.

On March 2, 2010, Emmis entered into a new one-year employment agreement with Mr. Cummings to serve as President of Emmis Radio Programming, effective March 1, 2010. Mr. Cummings’ employment agreement will automatically renew each year following the initial one-year term for additional one-year terms unless either Emmis or Mr. Cummings provides the other with written notice of non-renewal prior to December 31 of the initial or subsequent term, as applicable. Under the agreement, Mr. Cummings’ base salary is $446,500 and his annual incentive compensation target is 60% of his base salary. The annual incentive bonus will be paid, if at all, based upon achievement of certain performance goals to be determined by Emmis. Emmis retains the right to pay such annual incentive compensation in cash or shares of Class A Common Stock. Mr. Cummings will continue to receive an automobile allowance and will continue to be reimbursed for up to $5,000 per year in premiums for life or other insurance and retains the right to participate in all of Emmis’ employee benefit plans for which he is otherwise eligible. He will also be entitled to severance equal to his previous base salary in the event he is not offered substantially similar employment upon the expiration of the term and his employment terminates. If he is entitled to severance, Mr. Cummings will be offered a four year part-time programming role with total payments over the four years of $530,000. The switch from full-time to part-time employment is designed to constitute a “separation from service” within the meaning of section 409A of the Internal Revenue Code.

Effective March 1, 2009, Emmis entered into a one-year employment agreement with Paul W. Fiddick, who served as President — International Division of Emmis, which automatically renews each year following the initial one-year term for additional one-year terms unless either Emmis or Mr. Fiddick provides the other with written notice of non-renewal prior to December 31 of the then-current term. Mr. Fiddick’s base salary for the initial term of the employment agreement was $360,000. However, Mr. Fiddick agreed to a 5% decrease in his annual base salary for the fiscal year ended February 28, 2010. Mr. Fiddick’s base salary upon any subsequent annual renewal would have increased at a rate equal to the greater of 3%, the annual percentage increase in the CPI (All Urban Consumers-U.S Cities Average, all items (1982/84 = 100) as published by the Bureau of Labor Statistics, U.S. Department of Labor) or such other amount as approved by the Emmis Compensation Committee. Mr. Fiddick’s annual incentive compensation target was 58.33% of his base salary and was to be paid, if at all, based upon achievement of certain performance goals to be determined each year by the Emmis Compensation Committee. Emmis retained the right to pay any annual incentive compensation in cash or shares of Class A Common Stock. Each year the agreement remained in effect, Mr. Fiddick was entitled to receive an option to acquire 21,952 shares of Class A Common Stock and 6,585 restricted shares of Class A Common Stock. Mr. Fiddick was also eligible for a completion bonus payable upon his continued employment for a period through February 29, 2012 in an amount equal to Mr. Fiddick’s average annual base salary over such three-year period. In the event that, prior to expiration of such three-year term, Mr. Fiddick died or became disabled, Emmis terminated Mr. Fiddick’s employment other than for Cause (as defined in the agreement) or Emmis elected not to renew the employment agreement, Mr. Fiddick was entitled to a pro-rata portion of such completion bonus. Mr. Fiddick was to continue to receive an automobile allowance of $12,000 annually and retained the right to participate in all of Emmis’ employee benefit plans for which he was otherwise eligible.

Effective December 15, 2009, Emmis entered into an agreement with Mr. Fiddick under which he resigned as International Division President and terminated his employment agreement dated March 1, 2009 and his change in control severance agreement dated January 1, 2008. Under the agreement, Mr. Fiddick received a lump sum payment of approximately $509,000. While Mr. Fiddick no longer has day to day involvement in the operations of Emmis’ international radio stations, he will continue as a director of Emmis International, providing strategic advisory services with respect to Emmis’ international division in a manner that is designed to constitute a “separation from service” within the meaning of section 409A of the Internal Revenue Code.

Effective March 1, 2008, Emmis entered into a one-year employment agreement with Gary A. Thoe, who served as Emmis’ President — Publishing Division until December 2009. Mr. Thoe’s base salary was $275,000. Mr. Thoe’s employment agreement automatically renewed each year following the initial one-year term for additional one-year terms unless either Emmis or Mr. Thoe provided the other with written notice of non-renewal prior to December 31 of the initial or subsequent term, as applicable. Mr. Thoe’s base salary upon any annual renewal was to increase at a rate equal to the greater of 3%, the annual percentage increase in the CPI (All Urban Consumers-U.S Cities Average, all items (1982/84 = 100) as published by the Bureau of Labor Statistics, U.S. Department of Labor) or such other amount as approved by the Emmis Compensation Committee. Mr. Thoe’s annual incentive compensation target was 45.45% of his base salary and was to be paid, if at all, based upon achievement of certain performance goals to be determined each year by the Emmis Compensation Committee. Emmis retained the right to pay any annual incentive compensation in cash or shares of Class A Common Stock. Each year the agreement remained in effect, Mr. Thoe was entitled to receive an option to acquire 12,806 shares of Class A Common Stock and a grant of 4,940 restricted shares of Class A Common Stock. Mr. Thoe was also eligible for a completion bonus payable upon his continued employment for a period through February 28, 2011 in an amount equal to Mr. Thoe’s average annual base salary over such three-year period. In the event that, prior to expiration of such three-year term, Mr. Thoe died or became disabled, Emmis terminated Mr. Thoe’s employment other than for Cause (as defined in the agreement) or Emmis elected not to renew the employment agreement, Mr. Thoe was entitled to a pro-rata portion of such completion bonus. Mr. Thoe was to continue to receive an automobile allowance and retained the right to participate in all of Emmis’ employee benefit plans for which he was otherwise eligible.

In December, 2009, Emmis entered into an agreement with Mr. Thoe under which his employment agreement and his change in control severance agreement were terminated. Under the agreement, Mr. Thoe received a lump sum payment of approximately $547,000.

It is expected that the existing employment agreements of Emmis with its executive officers will continue in full force and effect following the Transactions, which will not constitute a change of control under any of those agreements, since Mr. Smulyan will continue to control Emmis after the Transactions through holding 100% of the voting stock of Emmis.

2010 Outstanding Equity Awards At Fiscal Year-End Table

	Option Awards				Stock Awards
							Market
					Number of		Value of
	Number of	Number of			Shares or		Shares or
	Securities	Securities			Units of		Units of
	Underlying	Underlying	Option	Option	Stock That		Stock That
	Unexercised	Unexercised	Exercise	Expiration	Have Not		Have Not
Name	Options (#)	Options(1) (#)	Price ($)	Date	Vested (#)		Vested(4) ($)
	Exercisable	Unexercisable

Jeffrey H. Smulyan		150,000	0.295	3/02/19
		150,000	1.14	11/02/19
	48,783	97,566	2.95	3/01/18
	97,566	48,783	8.21	3/01/17
	292,699		11.17	3/01/16
	292,699		12.81	3/01/15
	439,049		17.45	3/01/14
Patrick M. Walsh		250,000	0.425	12/15/18
	9,756	19,513	2.95	3/01/18
	19,513	9,756	8.21	3/01/17
	14,635		8.30	9/04/16
					8,780	(2)	7,902
					8,780	(3)	7,902
Richard F. Cummings		87,500	0.295	3/02/19
		87,500	1.14	11/02/19
	14,635	29,269	2.95	3/01/18
	29,269	14,635	8.21	3/01/17
	43,904		11.17	3/01/16
	43,904		12.81	3/01/15
	73,174		17.45	3/01/14
	73,174		11.22	3/04/13
	73,174		19.90	3/06/12
	73,174		19.82	3/01/11
					13,171	(2)	11,854
					13,171	(3)	11,854
Paul W. Fiddick		55,000	0.295	3/02/19
		55,000	1.14	11/02/19
	13,169	26,339	2.95	3/01/18
	14,634	7,318	8.21	3/01/17
	21,952		11.17	3/01/16
	38,416		12.81	3/01/15
	38,416		17.45	3/01/14
	10,976		11.22	3/04/13
					6,585	(2)	5,927
					6,585	(3)	5,927
Gary A. Thoe		35,000	0.295	3/02/19
		35,000	1.14	11/02/19
	4,269	8,537	2.95	3/01/18
	8,537	4,269	8.21	3/01/17
	10,976		11.17	3/01/16
	10,976		12.81	3/01/15
	21,952		17.45	3/01/14
	21,952		11.22	3/04/13
	14,634		19.90	3/06/12
	14,634		19.82	3/01/11
	14,634		24.18	3/01/10
					4,940	(2)	4,446
					3,842	(3)	3,458

(1)	Options expiring 3/01/18 became exercisable 1/3 on March 1, 2009, and 1/3 on March 1, 2010, and will become exercisable 1/3 on March 1, 2011. Options expiring 3/01/17 became exercisable 1/3 on March 1, 2008, 1/3 on March 1, 2009, and 1/3 on March 1, 2010. Options expiring 3/01/16 became exercisable 1/3 on March 1, 2007, 1/3 on March 1, 2008, and 1/3 on March 1, 2009. Options expiring 3/2/19 and 11/2/19 become exercisable on March 2, 2012. Mr. Walsh’s options expiring 9/04/16 became exercisable 1/3 on September 4, 2007, 1/3 on September 4, 2008, and 1/3 on September 4, 2009. Mr. Walsh’s options expiring 12/15/18 will become exercisable on September 3, 2011.

(2)	Shares vest on March 1, 2011.

(3)	Shares vest on March 1, 2010.

(4)	Calculated based on the $0.90 per share closing market price of Emmis shares on February 26, 2010.

Retirement Plan

Emmis sponsors a Section 401(k) retirement savings plan that is available to substantially all employees age 18 years and older who have at least 30 days of service. Employees may make pretax contributions to the plans up to 50% of their compensation, not to exceed the annual limit prescribed by the Internal Revenue Service. Emmis may make discretionary matching contributions to the plans in the form of cash or shares of Class A Common Stock. During the year ended February 29, 2008, Emmis elected to match annual employee 401(k) contributions up to a maximum of $2,000 per employee, one-half of the contribution made in Emmis stock. During the year ended February 28, 2009, Emmis suspended the cash match, but continued to make the discretionary stock match. During the year ended February 28, 2010, Emmis also suspended the discretionary stock match. Emmis’ discretionary contributions to the plan for continuing operations totaled $1.8 million, $1.7 million and $0.9 million for the years ended February 28, 2007, February 29, 2008 and February 28, 2009, respectively. In April 2010, Emmis reinstated the stock match, retroactive to January 1, 2010, with a revised matching formula.

Potential Payments upon Termination or Change in Control

The employment agreements Emmis entered into with Messrs. Smulyan, Cummings, Walsh, Fiddick and Thoe provide for certain payments and benefits to the named executive officer in the event that executive officer is terminated by Emmis without “cause,” and/or terminates his own employment with “good reason.” Mr. Smulyan is also entitled to certain payments upon his death or disability.

Emmis has also entered into a Change in Control Severance Agreement with each of the executives named in the preceding tables. Each such agreement provides that if the executive’s employment is terminated by Emmis within two years after a change in control of Emmis (or, in certain instances, in anticipation of a change in control), other than for cause, or is terminated by the executive for good reason, the executive is entitled to (1) a payment equal to the executive’s base salary through the termination date, plus a pro-rata portion of the executive’s target bonus for the year and accrued vacation pay; (2) a severance payment equal in the case of Messrs. Smulyan, Walsh and Cummings to three times, and in the case of Messrs. Fiddick and Thoe to 1.5 times, the executive’s highest annual base salary and highest annual incentive bonus during the preceding three years; (3) continued accident and life insurance benefits for three years; (4) reimbursement for COBRA premiums for continuation of medical and dental benefits for 18 months and reimbursement for private medical and dental benefits of an equivalent level for 18 months following termination of the COBRA reimbursement; and (5) if the payments to the executive exceed certain limits, additional tax “gross up” payments to compensate the executive for the excise tax imposed by section 4999 of the Internal Revenue Code; provided, however that the amount of the “gross up” payment may be reduced by up to 10% if such reduction would prevent payment of the excise tax. In each case, the executive is obligated not to voluntarily leave employment with Emmis during the pendency of (and prior to the consummation or abandonment of) a change in control other than as a result of disability, retirement or an event that would constitute good reason if the change-of-control had occurred. In addition, under the Emmis 2004 Equity Compensation Plan, all outstanding restricted shares held by the executive vest immediately upon a change in control.

Under the Change in Control Severance Agreement, change in control, cause and good reason are defined as follows:

Change in Control.  A “change in control” of Emmis occurs if:

•	any individual, entity or group other than Mr. Smulyan or his affiliates becomes the beneficial owner of 35% or more of Emmis’ outstanding shares, or of the voting power of the outstanding shares;

•	the current members of the board of directors of Emmis (or persons approved by two-thirds of the current directors) cease to constitute at least a majority of the board;

•	Emmis is a party to a merger that results in less than 60% of the outstanding shares or voting power of the surviving corporation being held by persons who were not Emmis shareholders immediately prior to the merger;

•	Emmis shareholders approve a liquidation or dissolution of Emmis; or

•	any other event is determined by the Emmis board to constitute a change in control.

Cause.  “Cause” generally means:

•	the willful and continual failure of the executive to perform substantially his duties; or

•	the willful engaging in illegal conduct or gross misconduct which is materially injurious to Emmis.

Good Reason.  “Good Reason” generally means:

•	any materially adverse change in the duties or responsibilities of the executive;

•	a material breach by Emmis of the executive’s employment agreement or Change in Control Severance Agreement;

•	a material reduction or series of reductions that result in the executive’s annual base salary being decreased by more than 5%;

•	any requirement that the executive relocate more than 35 miles from the office where the executive works; and

•	except with respect to Mr. Fiddick and Mr. Thoe, voluntary termination by the executive during a 30-day period commencing one year after the occurrence of a change in control.

In addition to the occurrence of one of more of the events constituting “Good Reason” set forth above, in order to resign his employment, each of the executives named above is also required to give Emmis notice of the occurrence of any such event (except during the 30-day period commencing one year after the occurrence of a change in control, which is not so limited) within 90 days of such occurrence; and Emmis has the right to cure such occurrence within 30 days of such notice.

When Emmis’ board of directors determines that it is in the best interest of Emmis, Emmis may negotiate severance arrangements with a departing executive in addition to or in place of the arrangements described above. Circumstances under which the board may negotiate additional or different severance arrangements include but are not limited to:

•	to avoid or settle litigation with the executive;

•	to reduce an adverse financial effect on Emmis;

•	to reduce adverse tax consequences on the executive; or

•	to reward meritorious service by the executive.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Emmis has engaged in certain transactions and is a party to certain arrangements with Mr. Smulyan and his affiliates, the summaries of which are qualified by reference to the summaries contained in Emmis’ Annual Report on Form 10-K for the year ended February 28, 2010 under Note 16 to the Consolidated Financial Statements (attached as Appendix I), and Item 13 of Part III, “Certain Relationships and Related Transactions,” included in that report and Emmis’ annual proxy statement on Schedule 14A for 2009 dated June 8, 2009 under the sections entitled “Corporate Governance — Certain Transactions.”

Although Emmis no longer makes loans to executive officers and directors, it currently has a loan outstanding to Mr. Jeffrey H. Smulyan, its Chairman, Chief Executive Officer and President, that is grandfathered under the Sarbanes-Oxley Act of 2002. The largest aggregate amount outstanding on this loan at any month-end during fiscal 2010 was approximately $1,046,818 and the balance at February 28, 2009 and 2010 was approximately $1,010,592 and $1,046,818, respectively. This loan bears interest at Emmis’ cost of debt under the Credit Facility, which at February 28, 2009 and 2010 was approximately 4.8% and 7.6% per annum, respectively.

Prior to 2002, Emmis had made certain life insurance premium payments for the benefit of Mr. Smulyan. Emmis discontinued making such payments in 2001. However, pursuant to a Split Dollar Life Insurance Agreement and Limited Collateral Assignment dated November 2, 1997, Emmis retains the right, upon Mr. Smulyan’s death, resignation or termination of employment, to recover all of the premium payments it has made, which total $1,119,000.

During the years ended February 29, 2008 and February 28, 2009, Emmis leased an airplane and was party to a timeshare agreement with Mr. Smulyan with respect to his personal use of the airplane. Emmis purchased the airplane in December 2008, and on April 14, 2009, Emmis sold the airplane and the timeshare agreement terminated. Under the timeshare agreement, whenever Mr. Smulyan used the airplane for non-business purposes, he paid Emmis for the aggregate incremental cost to Emmis of operating the airplane up to the maximum amount permitted by Federal Aviation Authority regulations (which maximum generally approximates the total direct cost of operating the airplane for the applicable trip). With respect to the personal flights during the years ended February 29, 2008 and February 28, 2009, Mr. Smulyan paid Emmis approximately $171,213 and $31,186 respectively, for expenses under the timeshare arrangement. In addition, under IRS regulations, to the extent Mr. Smulyan or any other officer or director allows non-business guests to travel on the airplane on a business trip or takes the airplane on a non-business detour as part of a business trip, additional compensation is attributed to Mr. Smulyan or the applicable officer or director. Generally, these trips on which compensation is assessed pursuant to IRS regulations do not result in any material additional cost or expense to Emmis.

The sister of Richard Leventhal, one of Emmis’ independent directors, owns Simon Seyz, an Indianapolis business that provides corporate gifts and specialty items. During the three years ended February 2010, Emmis made purchases from Simon Seyz of approximately $127,666, $149,970 and $31,668, respectively.

The Merger Agreement involves transactions by Emmis with JS Parent and JS Acquisition, both of which are affiliates of Mr. Smulyan. For more information regarding the Merger Agreement, see “The Transactions — Merger.”

PRINCIPAL SHAREHOLDERS

As of May 17, 2010, there were 32,910,753 shares of Class A Common Stock and 4,930,680 shares of Class B Common Stock issued and outstanding. The holders of Class A Common Stock are entitled to an aggregate of 32,910,753 votes, and the holder of Class B Common Stock, Mr. Jeffrey H. Smulyan, is entitled to an aggregate of 49,306,800 votes.

On an as-adjusted basis, all 10 shares of voting Common Stock of Emmis will be held by Mr. Smulyan, and all 1,000,000 shares of non-voting common stock of Emmis will be held by JS Parent. After the completion of the Transactions, it is expected that JS Parent will have 21,023,818 JS Parent Common Interests outstanding of which Mr. Smulyan will own 14,263,665, Alden Media will own 5,045,716 and the Rolling Shareholders will hold 1,714,431. Alden Media will have consent rights over a number of actions of JS Parent and Emmis. See “The Transactions — JS Acquisition Operating Agreement — JS Parent Preferred Interests.”

The following table shows, as of May 17, 2010, the number and percentage of shares of Emmis Common Stock held by each person known to us to own beneficially more than five percent of the issued and outstanding Common Stock, by Emmis’ executive officers and directors, and by Emmis’ executive officers and directors as a group. None of Emmis’ executive officers or directors beneficially owned any Existing Preferred Stock.

	Class A			Class B
	Common Stock			Common Stock
	Amount and			Amount and			Percent of
Five Percent Shareholders,	Nature of			Nature of			Total
Directors and Certain	Beneficial		Percent	Beneficial		Percent	Voting
Executive Officers	Ownership		of Class	Ownership		of Class	Power

Jeffrey H. Smulyan	6,118,515	(1)	17.1%	6,101,476	(20)	100.0%	69.3%
Susan B. Bayh	138,959	(2)	*	—		—	*
Richard F. Cummings	624,206	(3)	1.9%	—		—	*
J. Scott Enright	92,568	(4)	*	—		—	*
Paul W. Fiddick	183,218	(5)	*	—		—	*
Gary L. Kaseff	612,791	(6)	1.8%	—		—	*
Richard A. Leventhal	290,095	(7)	*	—		—	*
Gregory T. Loewen	53,100	(8)	*	—		—	*
Peter A. Lund	249,444	(9)	*	—		—	*
Greg A. Nathanson	470,980	(10)	1.4%	—		—	*
Lawrence B. Sorrel	293,041	(11)	*	—		—	*
Gary A. Thoe	147,785	(12)	*	—		—	*
Patrick M. Walsh	107,042	(13)	*	—		—	*
Martin Capital Management, LLP	1,428,259	(14)	4.3%	—		—	1.7%
Luther King Capital Management Corporation	3,009,896	(15)	9.1%	—		—	3.7%
Amalgamated Gadget, L.P.	1,882,426	(16)	5.6%	—		—	2.3%
Alden Global Capital Limited	6,118,515	(17)	17.1%	6,101,476	(17)	100%	69.3%
Dimensional Fund Advisors LP	1,756,575	(18)	5.3%	—		—	2.1%
All Executive Officers and Directors as a Group (13 persons)	9,381,744	(19)	25.0%	6,101,476	(20)	100.0%	71.4%

*	Less than 1%.

(1)	The shares shown as beneficially owned and the calculated percentages of ownership of Class A Common Stock and Class B Common Stock and total voting power include shares beneficially owned by Alden and the Rollover Shareholders because Mr. Smulyan and Alden, and the Rollover Shareholders (with respect to Rollover Shares) might be considered a “group” within the meaning of applicable regulations under the Securities Exchange Act of 1934. Mr. Smulyan disclaims beneficial ownership of all shares of

Class A Common Stock and Existing Preferred Stock owned by Alden and all shares of Class A Common Stock owned by the Rollover Shareholders. The balance of 160,506 shares of Class A Common Stock includes 8,441 shares held in the 401(k) Plan, 9,755 shares owned individually, 11,120 shares held by Mr. Smulyan as trustee for his children over which Mr. Smulyan exercises or shares voting control, 3,000 shares held by Mr. Smulyan as trustee for his niece over which Mr. Smulyan exercises or shares voting control, 30,625 shares held by The Smulyan Family Foundation, over which Mr. Smulyan shares voting control and 97,565 shares represented by stock options exercisable currently or within 60 days of May 17, 2010.

(2)	Consists of 65,785 shares owned individually and 73,174 shares represented by stock options exercisable currently or within 60 days of May 17, 2010. Of the shares owned individually, 2,195 are restricted stock subject to forfeiture if certain conditions are not satisfied.

(3)	Consists of 155,840 shares owned individually, 8,260 shares owned for the benefit of Mr. Cummings’ children, 6,429 shares held in the 401(k) Plan and 453,677 shares represented by stock options exercisable currently or within 60 days of May 17, 2010. Of the shares owned individually, 13,171 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(4)	Consists of 6,807 shares owned individually, 3,402 shares held in the 401(k) Plan and 82,359 shares represented by stock options exercisable currently or within 60 days of May 17, 2010. Of the shares owned individually, 3,000 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(5)	Mr. Fiddick is no longer employed by Emmis. Information concerning these shares was obtained from Mr. Fiddick and current share ownership records available to Emmis in connection with employee benefit plan shares. Based on this information, these holdings consist of 36,132 shares owned individually, 739 shares held in the 401(k) Plan and 146,347 shares represented by stock options exercisable currently or within 60 days of May 17, 2010. Of the shares owned individually, 6,585 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(6)	Consists of 134,887 shares owned individually by Mr. Kaseff, 3,411 shares owned by Mr. Kaseff’s spouse, 1,346 shares held by Mr. Kaseff’s spouse for the benefit of their children, 2,395 shares held in the 401(k) Plan, and 470,752 shares represented by stock options exercisable currently or within 60 days of May 17, 2010. Of the shares owned individually, 10,976 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(7)	Consists of 196,321 shares owned individually, 3,000 shares owned by Mr. Leventhal’s spouse, 17,600 shares owned by a corporation of which Mr. Leventhal is a 50% shareholder and 73,174 shares represented by stock options exercisable currently or within 60 days of May 17, 2010. Of the shares owned individually, 4,390 are restricted stock subject to forfeiture if certain conditions are not satisfied.

(8)	Consists of 25,377 shares owned individually, 223 shares held in the 401(k) Plan and 27,500 shares represented by stock options exercisable currently or within 60 days of May 17, 2010. Of the shares owned individually, 4,950 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(9)	Consists of 190,905 shares owned individually and 58,539 shares represented by stock options exercisable currently or within 60 days of May 17, 2010. Of the shares owned individually, 4,390 are restricted stock subject to forfeiture if certain conditions are not satisfied.

(10)	Consists of 339,173 shares owned individually or jointly with his spouse, 44,000 shares owned by trusts for the benefit of Mr. Nathanson’s children and 87,807 shares represented by stock options exercisable currently or within 60 days of May 17, 2010. Of the shares owned individually, 6,585 are restricted stock subject to forfeiture if certain conditions are not satisfied.

(11)	Consists of 219,867 shares owned individually and 73,174 shares represented by stock options exercisable currently or within 60 days of May 17, 2010. Of the shares owned individually, 4,390 are restricted stock subject to forfeiture if certain conditions are not satisfied.

(12)	Mr. Thoe is no longer employed by Emmis. Information concerning these shares was obtained from the last ownership filings made by Mr. Thoe and current share ownership records available to Emmis in connection with employee benefit plan shares. Based on this information, these holdings consist of 30,664 shares owned individually, 650 shares held in the 401(k) Plan and 116,471 shares represented by stock options exercisable currently or within 60 days of May 17, 2010. Of the shares owned individually, 4,940 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(13)	Consists of 39,608 shares owned individually, 4,017 shares held in the 401(k) Plan and 63,417 shares represented by stock options exercisable currently or within 60 days of May 17, 2010. Of the shares owned individually, 8,780 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(14)	Information concerning these shares was obtained from a Schedule 13D/A filed on May 11, 2010 by Martin Capital Management, LLP on behalf of itself and various affiliates (including Frank K. Martin), each of which has a mailing address of 300 NIBCO Parkway, Suite 301, Elkhart, Indiana 46516.

(15)	Information concerning these shares was obtained from a Schedule 13D/A filed on January 6, 2010, by Luther King Capital Management Corporation on behalf of itself and various affiliates, each of which has a mailing address of 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102. The shares shown as beneficially owned include 2,765,934 shares of Class A Common Stock owned directly and 243,962 shares of Class A Common Stock issuable upon conversion of 100,000 shares of Existing Preferred Stock.

(16)	Information concerning these shares was obtained from a Schedule 13G/A filed on May 6, 2010, by Amalgamated Gadget, L.P., on behalf of itself, R2 Investments, LDC and various affiliates, each of which has a mailing address of 800 Brazos, Suite 1100, Austin, Texas 78701. The shares shown as beneficially owned include 1,060,153 shares of Class A Common Stock owned directly and 822,273 shares of Class A Common Stock issuable upon conversion of 337,050 shares of Existing Preferred Stock.

(17)	Information concerning these shares was obtained from a Schedule 13D/A filed on May 27, 2010, by Alden Global Capital Limited on behalf of itself and various affiliates, which has a mailing address of First Floor, Liberation Station, Esplanade, St. Helier, Jersey, JE2 3AS and each of which affiliate has a mailing address of 885 Third Avenue, New York, New York 10022. The shares shown as beneficially owned and the calculated percentages of ownership of Class A Common Stock and total voting power include the shares beneficially owned by Jeffrey H. Smulyan and the Rollover Shareholders because the reporting persons and Mr. Smulyan and the Rollover Shareholders might be considered to be a “group” within the meaning of applicable regulations under the Securities Exchange Act of 1934. The balance attributable to Alden of 4,243,578 shares of Class A Common Stock consist of 1,406,500 shares that Alden holds and 2,837,078 shares issuable upon conversion of 1,162,737 shares of Existing Preferred Stock. Alden disclaims beneficial ownership of all shares of Class A Common Stock and Class B Common Stock owned by Mr. Smulyan and all shares of Class A Common Stock owned by the Rollover Shareholders. If Mr. Smulyan’s and the Rollover Shareholders’ shares are excluded, Alden would beneficially own 10.7% of the Class A Common Stock (assuming the conversion of all Existing Preferred Stock outstanding into Class A Common Stock) and have 4.8% of the total voting power.

(18)	Information concerning these shares was obtained from an amended Schedule 13G/A filed on February 8, 2010, by Dimensional Fund Advisors LP, on behalf of itself and various affiliates, each of which has a mailing address of Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(19)	The shares shown as beneficially owned and the calculated percentages of ownership of Class A Common Stock and total voting power include the shares beneficially owned by Alden and the Rollover Shares because Mr. Smulyan and Alden and Mr. Smulyan and the Rolling Shareholders (with respect to the Rollover Shares) might be considered a “group” within the meaning of applicable regulations under the Securities Exchange Act of 1934. The balance of 3,423,735 shares of Class A Common Stock includes 1,823,957 shares represented by stock options exercisable currently or within 60 days of May 17, 2010 and 2,837,078 shares issuable upon conversion of 1,162,737 shares of Existing Preferred Stock held by Alden.

(20)	Consists of 4,930,680 shares owned individually and 1,170,796 shares represented by stock options exercisable currently or within 60 days of May 17, 2010.

DESCRIPTION OF OTHER INDEBTEDNESS

The following summary description of our other indebtedness and preferred stock does not purport to be complete and is qualified in its entirety by reference to the provisions of the various related agreements, some of which are on file with the SEC and to which reference is made.

Credit Facility

The Credit Facility consisted of the following at February 28, 2009 and 2010:

	2009	2010

Revolver	$—	$2,000
Term Loan B	421,355	339,150

	421,355	341,150
Less: current maturities	(4,214)	(3,392)

	$417,141	$337,758

On November 2, 2006, Emmis Operating, amended and restated its Credit Facility to provide for total borrowings of up to $600 million, including a $145 million revolver, of which $50 million may be used for letters of credit. At February 28, 2009 and 2010, $1.8 million and $0.9 million, in letters of credit were outstanding, respectively. Substantially all of Emmis’ assets, including the stock of most of Emmis’ wholly-owned, domestic subsidiaries are pledged to secure the Credit Facility. The Credit Facility was amended twice during the year ended February 28, 2010 as discussed below.

2009 Credit Facility Amendment

On March 3, 2009, Emmis and Emmis Operating, entered into the First Amendment and Consent to Amended and Restated Revolving Credit and Term Loan Agreement (the “First Amendment”) by and among Emmis, Emmis Operating and Bank of America, N.A., as administrative agent for itself and other lenders, to the Amended and Restated Revolving Credit and Term Loan Agreement, dated November 2, 2006 (the “Credit Facility”). Among other things, the First Amendment

•	permitted Emmis to purchase a portion of the Tranche B Term Loan (as defined in the Credit Facility) at an amount less than par for an aggregate purchase price not to exceed $50 million,

•	reduced the Total Revolving Credit Commitment (as defined in the Credit Facility) from $145 million to $75 million,

•	excluded from Consolidated Operating Cash Flow (as defined in the Credit Facility) up to $10 million in cash severance and contract termination expenses incurred for the period commencing March 1, 2008 and ending February 28, 2010,

•	made Revolving Credit Loans (as defined in the Credit Facility) subject to a pro forma incurrence test, and

•	tightened the restrictions on the ability of Emmis to perform certain activities, including restricting the amount that can be used to fund our TV Proceeds Quarterly Bonus Program, and of Emmis Operating to conduct transactions with affiliates.

Subsequent to the execution of the First Amendment, in April and May 2009, Emmis completed a series of Dutch auction tenders that purchased term loans of Emmis Operating under the Credit Facility as amended. The cumulative effect of all of the debt tenders resulted in the purchase of $78.5 million in face amount of Emmis Operating’s outstanding term loans for $44.7 million in cash. As a result of these purchases, Emmis recognized a gain on extinguishment of debt of $31.9 million in the quarter ended May 31, 2009, which is net of transaction costs of $1.0 million. The Credit Facility, as amended, permitted us to pay up to $50 million (less amounts paid after February 1, 2009 under our TV Proceeds Quarterly Bonus Program) to purchase Emmis Operating’s outstanding term loans through tender offers and required a minimum offer of $5 million per tender. Since we paid $44.7 million in debt tenders and paid $4.1 million under the TV Bonus Program in March 2009, we are not permitted to effect further tenders under the Credit Facility.

August 19, 2009 Credit Facility Amendment

On August 19, 2009, Emmis and Emmis Operating entered into the Second Amendment to Amended and Restated Revolving Credit and Term Loan Agreement (the “Second Amendment), by and among Emmis Operating, Emmis, the lending institutions party to the Credit Facility referred to below (collectively, the “Lenders”) and Bank of America, N.A., as administrative agent (the “Administrative Agent”) for itself and the other Lenders party to the Amended and Restated Revolving Credit and Term Loan Agreement, dated November 2, 2006 (as amended, supplemented, and restated or otherwise modified and in effect from time to time, the “Credit Facility”), by and among Emmis Operating, Emmis, the Lenders, the Administrative Agent, Deutsche Bank Trust Company Americas, as syndication agent, General Electric Capital Corporation, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch and SunTrust Bank, as co-documentation agents.

Among other things, the Second Amendment:

•	suspends the applicability of the total leverage ratio and the fixed charge coverage ratio financial covenants for a suspension period that will end no later than September 1, 2011,

•	provides that during the suspension period, Emmis Operating must maintain Minimum Consolidated EBITDA (as defined by the Credit Facility) for the trailing twelve month periods as follows:

Period Ended	Amount (in 000’s)

August 31, 2009	$22,800
November 30, 2009	$21,600
February 28, 2010	$23,400
May 31, 2010	$23,200
August 31, 2010	$22,400
November 30, 2010	$22,700
February 28, 2011	$22,900
May 31, 2011	$23,600
August 31, 2011	$25,000

•	provides that during the suspension period, Emmis Operating will not permit Liquidity (as defined in the Credit Facility) as of the last day of each fiscal quarter of Emmis Operating ending during the Suspension Period to be less than $5 million,

•	reduces the total revolving credit commitment from $75 million to $20 million,

•	sets the applicable margin at 3% per annum for base rate loans and at 4% per annum for Eurodollar rate loans,

•	provides that during the suspension period, Emmis Operating: (1) must make certain prepayments from funds attributable to debt or equity issuances, asset sales and extraordinary receipts, and (2) must make quarterly payments of certain excess cash,

•	provides that during the suspension period, Emmis Operating may not: (1) make certain investments or effect material acquisitions, (2) make certain restricted payments (including but not limited to restricted payments to fund equity repurchases or dividends on Existing Preferred Stock), or (3) access the additional financing provisions of the Credit Facility (though Emmis Operating has access to the total revolving credit commitment of $20 million),

•	excludes from the definition of Consolidated EBITDA up to an additional $5 million in severance and contract termination expenses incurred after the effective date of the Second Amendment,

•	grants the lenders a security interest in certain previously excluded real estate and other assets,

•	permits the repurchase of debt under the Credit Facility at a discount using proceeds of certain equity issuances, and

•	modifies certain financial definitions and other restrictions on Emmis and Emmis Operating.

The Second Amendment contains other terms and conditions customary for financing arrangements of this nature. We recorded a loss on debt extinguishment during the year ended February 28, 2010 of $0.5 million related to the write-off of deferred debt costs associated with the revolver reduction.

The term loan and revolver mature on November 1, 2013 and November 2, 2012, respectively. The borrowings under the term loan are payable in equal quarterly installments equal to 0.25% of the term loan, with the remaining balance payable November 1, 2013. The annual amortization schedule for the Credit Facility, based upon amounts outstanding at February 28, 2010, is as follows:

Year Ended	Revolver	Term Loan B	Total
February 28 (29),	Amortization	Amortization	Amortization

2011	$—	$3,392	$3,392
2012	—	3,392	3,392
2013	2,000	3,392	5,392
2014	—	328,974	328,974

Total	$2,000	$339,150	$341,150

Proceeds from raising additional equity, issuing additional subordinated debt or from asset sales, as well as excess cash flow, may be required to be used to repay amounts outstanding under the Credit Facility. Whether these mandatory repayment provisions apply depends, in certain instances, on Emmis’ total leverage ratio, as defined under the Credit Facility.

As discussed above, during the Suspension Period we must maintain a minimum amount of trailing twelve-month Consolidated EBITDA (as defined in the Credit Facility) and at least $5 million in Liquidity (as defined in the Credit Facility). The Credit Facility also contains certain other non-financial covenants. We were in compliance with all financial and non-financial covenants as of February 28, 2010. Our Liquidity (as defined in the Credit Facility) as of February 28, 2010 was $18.9 million. Our Minimum Consolidated EBITDA (as defined in the Credit Facility) requirement and actual amount as of February 28, 2010 was as follows:

	As of February 28, 2010
		Actual Trailing
	Covenant	Twelve-Month
	Requirement	Consolidated EBITDA

Trailing Twelve-month consolidated EBITDA (as defined in the Credit Facility)	$23,400	$25,925

DESCRIPTION OF THE NEW NOTES

You can find the definitions of certain terms used in this description under the subheading ‘‘— Certain Definitions.” Certain other capitalized terms are defined in an Indenture governing the New Notes, which will be entered into at the closing of the Exchange Offer (the “Indenture”) between Emmis and U.S. Bank National Association as Trustee (the “Trustee”).

The New Notes will be issued pursuant to the Indenture, a form of which has been filed as an exhibit to our application on Form T-3, filed with the SEC on the date hereof. The statements set forth below are brief summaries of certain provisions contained in the Indenture, which summaries do not purport to be complete and are qualified in their entirety by reference to the Indenture. The Indenture will be qualified under the Trust Indenture Act of 1939 (the “TIA”), and the terms of the New Notes and the Indenture will include those stated in the New Notes and the Indenture and those made part of the indenture by reference to the TIA. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the New Notes.

The registered holder of a New Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

References in this “Description of the New Notes” to “we”, “us”, and similar terms are references only to Emmis Communications Corporation and not to any of its subsidiaries.

Brief Description of the New Notes

The New Notes:

•	will be general unsecured obligations of Emmis;

•	will be subordinated in right of payment to all existing and future Senior Debt of Emmis, including, without limitation, Obligations under the Credit Facility;

•	will be pari passu in right of payment to any additional senior subordinated Indebtedness incurred by Emmis in the future;

•	will be senior in right of payment to any future subordinated Indebtedness of Emmis that expressly provides by its terms that it is subordinated in right of payment to the New Notes, including, without limitation, any Junior Subordinated Notes; and

•	will be effectively junior to (i) all liabilities of Emmis’ subsidiaries and (ii) all secured obligations, to the extent of the collateral securing such obligations, including any borrowings under any future secured credit facilities of Emmis.

Guarantees

The New Notes will not be guaranteed by any subsidiaries of Emmis. See “Risks Related to Our Capital Structure and the Transactions.”

Principal, Maturity and Interest

We will issue up to $84,275,100 million aggregate principal amount of New Notes in the Exchange Offer. The Indenture does not limit the amount of New Notes that may be issued thereunder, and additional New Notes may be issued thereunder up to the aggregate principal amount that may be authorized from time to time by Emmis. We may issue New Notes of any series at various times and we may reopen any series for further issuances from time to time without notice to existing holders of securities of that series. The New Notes will be issued in denominations of $1.00 and integral multiples of $1.00.

We will pay interest on the New Notes at the rate of 12% per annum, payable on an annual basis, payable by increasing the amount of the New Notes by an amount equal to the amount of interest then due (“PIK Interest”). Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The New Notes will mature on          , 2017.

Methods of Receiving Payments on the New Notes

If a holder of New Notes has given wire transfer instructions to Emmis, Emmis will pay all principal on that holder’s New Notes in accordance with those instructions. All other payments on the New Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York.

Paying Agent and Registrar for the New Notes

The Trustee will initially act as paying agent and registrar. Emmis may change the paying agent or registrar without prior notice to the holders of the New Notes, and Emmis or any of its Subsidiaries may act as paying agent or registrar.

Subordination

The payment of Emmis’ Obligations under the New Notes and the Indenture is subordinated, to the extent and in the manner set forth in this section, to the prior payment in full in cash of all Senior Debt of Emmis, including Senior Debt incurred after the date of the Indenture, and each holder by accepting a New Note agrees that the subordination is for the benefit of, and enforceable by, the holders of such Senior Debt.

The holders of Senior Debt are entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt (including interest after the commencement of any such proceeding described below at the rate specified in the applicable Senior Debt) before the holders of New Notes are entitled to receive any payment (other than in the form of Permitted Junior Securities) with respect to the New Notes, in the event of any distribution to creditors of Emmis:

(1) in a total or partial liquidation or dissolution of Emmis;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Emmis, or any of its respective property;

(3) in an assignment for the benefit of creditors of Emmis or any of its Subsidiaries; or

(4) in any marshalling of Emmis’ assets and liabilities.

Emmis also may not make any payment in respect of the New Notes if:

(1) a payment default with respect to any principal, interest, premium or fees due on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on Designated Senior Debt that currently, or with the passage of time or the giving of notice, permits holders of the Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from Emmis or the Representative.

Payments on the New Notes may and shall be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived in writing by the Representative; and

(2) in case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived in writing by the Representative or 179 days after the date on which the applicable Payment Blockage Notice is received by the Trustee, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the commencement of the immediately prior Payment Blockage Notice and all scheduled payment of principal, interest and premium, if any, on the New Notes that have come due have been paid in full.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

If the Trustee or any holder of the New Notes receives a payment in respect of the New Notes when:

(1) the payment is prohibited by these subordination provisions; and

(2) the Trustee or the holder has actual knowledge that the payment is prohibited,

The Trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the Trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative. Upon such delivery, the Trustee or the holder, as the case may be, shall be released from all further liability with respect to such amounts.

Emmis must promptly notify the Representative if payment of the New Notes is accelerated because of an Event of Default.

Notwithstanding anything to the contrary, payments and distributions made from the trusts established pursuant to the provisions described under “— Satisfaction and Discharge” will be permitted and will not be subordinated so long as the payments into the trusts were made in accordance with the requirements described under or “— Satisfaction and Discharge” and did not violate these subordination provisions when they were made.

The subordination provisions described above define the relative rights of the holders of the New Notes and holders of Senior Debt of Emmis. Nothing in the Indenture shall:

(1) impair, as between Emmis and the holders of the New Notes , the obligation of Emmis, which is absolute and unconditional, to pay principal of and interest on the New Notes in accordance with their terms; or

(2) prevent the Trustee or any holder of the New Notes from exercising its available remedies upon a Default, subject to the rights of holders of Senior Debt of Emmis to receive distributions otherwise payable to the holders of the New Notes.

Each holder by accepting a New Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of Senior Debt of Emmis, whether such Senior Debt was created or acquired before or after the issuance of the New Notes, to acquire and hold, or to continue to hold, such Senior Debt and such holder of such Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Debt.

Notwithstanding anything to the contrary described under “— Optional Redemption” and “— Mandatory Redemption”, no prepayments of the New Notes (including, without limitation, under “— Optional Redemption” and “— Mandatory Redemption”) may be made by Emmis or any of its Subsidiaries unless: (a) (i) the “Obligations” (as defined in the Credit Agreement) have been paid in full (or the “Reimbursement Obligations” (as defined in the Credit Agreement) have been cash collateralized on terms reasonably acceptable to the Administrative Agent under the Credit Agreement) and the “Total Commitment” (as defined in the Credit Agreement) has been reduced to zero and terminated; or (ii) the Credit Agreement otherwise permits the prepayments; and (b) no other Credit Facility that constitutes Senior Debt prohibits such prepayments. Nothing in this paragraph shall limit or restrict Emmis’s obligation to repay the New Notes upon their acceleration (in accordance with these subordination provisions).

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Emmis, holders of these New Notes may recover less ratably than creditors of Emmis who are holders of Senior Debt. See “Risk Factors — Risks Related to the New Notes — If a bankruptcy petition were filed by or against Emmis, holders of the New Notes may receive a lesser amount for their claim than they would be entitled to receive under the indenture governing the New Notes.”

Optional Redemption

We may redeem some or all of the New Notes at any time and from time to time, as a whole or in part, at our option, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of the New Notes to be redeemed at a price equal to 100% of the principal amount thereof plus the amount of all accrued and unpaid interest thereon, including the pro rata interest for any partial interest period.

Mandatory Redemption

Except as provided below, Emmis is not required to make mandatory redemption or sinking fund payments with respect to the New Notes.

If the New Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), at the end of each accrual period ending after the fifth anniversary of the New Notes’ issuance (each, an “AHYDO Redemption Date”), Emmis will be required to redeem for cash a portion of each New Note then outstanding equal to the “mandatory principal redemption amount” (such redemption, a “mandatory principal redemption”). The redemption price for the portion of each New Note redeemed pursuant to a mandatory principal redemption will be 100% of the principal amount of such portion plus any accrued interest thereon to the date of redemption. The “mandatory principal redemption amount” means the portion of a New Note required to be redeemed to prevent such New Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the New Notes prior to any AHYDO Redemption Date pursuant to any other provision of the Indenture will alter Emmis’ obligations to make the mandatory principal redemption with respect to any New Notes that remain outstanding on any AHYDO Redemption Date.

Restriction on Certain Indebtedness

Emmis will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness ranking senior in right of payment to the New Notes but junior in right of payment to the Indebtedness under the Credit Facility, except for Indebtedness that is incurred to repurchase, refinance, replace, defease or otherwise retire the New Notes, the Junior Subordinated Notes (if any) and the JS Parent Preferred Interests. For the avoidance of doubt, no Indebtedness will be considered to be senior to other Indebtedness by virtue of being secured, having security interests of higher priority than those securing such other Indebtedness or by virtue of being structurally senior to such other Indebtedness.

Events of Default

An “Event of Default” will occur under the Indenture if:

(1) there shall be a default in the payment of any interest on any New Note when it becomes due and payable, and such default shall continue for a period of 30 days;

(2) there shall be a default in the payment of the principal of (or premium, if any, on) any New Note at its maturity (upon acceleration, optional redemption, if any, or otherwise);

(3) there shall be a default in the performance, or breach, of any covenant or agreement of Emmis under the Indenture (other than a breach or default described in clauses (1) or (2) above) and such default or breach shall continue for a period of 60 days after a “Notice of Default” (as defined below) has been given; and

(4) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Emmis or any Significant Subsidiary; and

A “Notice of Default” is a written notice given by certified mail (1) to Emmis by the Trustee or (2) to Emmis and the Trustee by the holders of at least 25% in aggregate principal amount of the then outstanding New Notes specifying a default in the performance or breach, of any covenant or agreement of Emmis under the Indenture. If an Event of Default (other than as specified in clause (4) of the prior paragraph) shall occur and be continuing with respect to the Indenture, the Trustee or the holders of not less than 25% in aggregate principal amount of the New Notes then outstanding may, and the Trustee at the request of such holders shall, declare all unpaid principal and accrued interest on all New Notes to be due and payable immediately, by a notice in writing to Emmis (and to the Trustee if given by the holders of the New Notes) and upon any such declaration, such unpaid principal and accrued interest shall become due and payable immediately. If an Event of Default specified in clause (4) of the prior paragraph occurs and is continuing, then all the New Notes shall ipso facto become and be due and payable immediately in an amount equal to the principal amount of the New Notes, together with accrued and unpaid interest, if any, to the date the New Notes become due and payable, without any declaration or other act on the part of the Trustee or any holder. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of notes outstanding by written notice to Emmis and the Trustee, may rescind and annul such declaration and its consequences if (a) Emmis has paid or deposited with the Trustee a sum sufficient to pay (1) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (2) all overdue interest on all New Notes then outstanding, (3) the principal of, and premium, if any, on any New Notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the New Notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the New Notes; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the non-payment of principal of and interest on the New Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. No such rescission shall affect any subsequent default or impair any right consequent thereon.

The holders of not less than a majority in aggregate principal amount of the New Notes outstanding may on behalf of the holders of all outstanding New Notes waive any past default under the Indenture and its consequences, except a default (1) in the payment of the principal of or interest on, any New Note (which may only be waived with the consent of each holder of New Notes affected) or (2) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each New Note affected by such modification or amendment.

No holder of any of the New Notes has any right to institute any proceedings with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding New Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the New Notes and the Indenture, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding New Notes. Such limitations do not, however, apply to a suit instituted by a holder of a New Note for the enforcement of the payment of the principal of or interest on such New Note on or after the respective due dates expressed in such note.

Emmis is required to notify the Trustee within 10 business days after knowledge of the occurrence of any Default. Emmis is required to deliver to the Trustee, on or before a date not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any Default has occurred. The Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the notes unless such holders offer to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred thereby.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or shareholder of Emmis, as such, will have any liability for any obligations of Emmis under the New Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of New Notes by accepting a New Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Modification of the Indenture

We and the Trustee may, without the consent of the holders of the New Notes, enter into indentures supplemental to the Indenture for, among others, one or more of the following purposes:

Except as provided in the next two succeeding paragraphs, the Indenture and the New Notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the New Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the New Notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding New Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Notes).

Without the consent of each holder of New Notes affected, an amendment, supplement or waiver may not (with respect to any New Notes held by a non-consenting holder):

(1) reduce the principal amount of New Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or extend the fixed maturity of any New Note;

(3) reduce the rate of or extend the time for payment of interest, including default interest, on any New Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest on, the New Notes (except a rescission of acceleration of the New Notes by the holders of at least a majority in aggregate principal amount of the then outstanding New Notes and a waiver of the payment Default that resulted from such acceleration) or in respect of a covenant or provision contained in the Indenture that cannot be amended or modified without the consent of all holders;

(5) make any New Note payable in money other than that stated in the New Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of New Notes to receive payment of principal of, or interest on, the New Notes;

(7) make any change in these amendment and waiver provisions; or

(8) impair the right of any holder to receive payment of principal of, or interest on, such holder’s New Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s New Notes.

In addition to the consents required above, the consents of the Alden Entities will be required if any amendment or supplement adversely affects the Alden Entities as holders of, or holders of a beneficial interest in, the New Notes in any material respect.

Notwithstanding the preceding, without the consent of any holder of New Notes, Emmis and the Trustee may amend or supplement the Indenture or the New Notes:

(1) to cure any ambiguity, defect, inconsistency or omission;

(2) to provide for uncertificated New Notes in addition to or in place of certificated New Notes;

(3) to provide for the assumption of the Obligations of a current obligor on the Notes to holders of New Notes in the case of a merger or consolidation or sale of all or substantially all of Emmis’ assets;

(4) to make any change that would provide any additional rights or benefits to the holders of New Notes or that does not adversely affect the rights in any material respect under the Indenture of any such holder;

(5) to add covenants for the benefit of the holders or to surrender any right or power conferred upon Emmis or its subsidiaries;

(6) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(7) to conform the text of the Indenture or the New Notes to any provision of this Description of the New Notes to the extent that such provision in this Description of the New Notes was intended to be a verbatim recitation of a provision of the Indenture or the New Notes;

(8) to provide for the issuance of additional New Notes in accordance with the limitations set forth in the Indenture;

(9) to allow any guarantor or other obligor to execute a supplemental indenture and/or a guarantee with respect to the New Notes;

(10) to make any amendment to the provisions of the Indenture relating to the transfer and legending of New Notes that is required by applicable laws;

(11) to evidence and provide the acceptance of the appointment of a successor trustee under the Indenture; or

(12) to comply with the rules of any applicable securities depositary.

The consent of the holders of New Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment to the Indenture becomes effective, Emmis will be required to provide to the holders of New Notes a notice briefly describing such amendment.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all New Notes issued thereunder, when:

(1) either:

(a) all New Notes that have been authenticated, except lost, stolen or destroyed New Notes that have been replaced or paid and New Notes for whose payment money has been deposited in trust and thereafter repaid to Emmis, have been delivered to the trustee for cancellation; or

(b) all New Notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable or may be called for redemption within one year or have been called for redemption pursuant to the provisions described under “— Optional Redemption” and Emmis has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the New Notes not delivered to the trustee for cancellation for principal and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit)

and the deposit will not result in a breach or violation of, or constitute a default under, the Credit Agreement or any other material instrument to which Emmis is a party or by which Emmis is bound;

(3) Emmis has paid or caused to be paid all sums payable by it under the indenture; and

(4) Emmis has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the New Notes at maturity or on the redemption date, as the case may be.

In addition, Emmis must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture. The Trustee is a depository for funds and performs other services for, and transacts other banking business with, Emmis in the normal course of business.

If the Trustee becomes a creditor of Emmis, the Indenture limits its right to obtain payment of claims in certain cases, or to realize property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in aggregate principal amount of the then outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of New Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it, in its sole discretion, against any loss, liability or expense.

Governing Law

The Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

The following are certain of the terms defined in the indenture:

“Alden Entities” means Alden Global Distressed Opportunities Master Fund, L.P. and any of its affiliates (excluding Emmis and its Subsidiaries) that may be a holder of, or hold a beneficial interest in, the New Notes.

“Credit Agreement” means the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 2, 2006 and amended on March 3, 2009 and August 19, 2009, by and among Emmis Operating, Emmis, the lending institutions listed on Schedule 1 thereof (together with any institution that becomes a lender pursuant to Section 15 or Section 17 thereof), Bank of America, N.A. as administrative agent, Deutsche Bank Trust Company Americas, as syndication agent, General Electric Capital Corporation, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch and Suntrust Bank, as co-documentation agents and Banc of America Securities LLC and Deutsche Bank Securities Inc. as joint lead arrangers and joint book managers, as such Credit Agreement may be amended, supplemented, restated or otherwise modified from time to time.

“Credit Facility” means the Credit Agreement, as such Credit Agreement, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented, restated or otherwise modified from time to time (including any successive amendments, renewals, extensions, substitutions, refinancings, restructurings, replacements, restatements, supplementations or other modifications of the foregoing and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders)), including into one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements (including by means of sales of debt securities to institutional investors), providing for revolving credit loans, term loans, letters of credit or other debt obligations, whether any such amendments, renewal, extension, substitution, refinancing, restructuring, replacement, supplementation, restatement or other modification (1) occurs simultaneously or not with the termination or repayment of a prior Credit Facility or (2) occurs on one or more separate occasions; in each case, to the extent that any such amendment, renewal, extension, substitution, refinancing, restructuring, replacement, restatement, supplement or other modification expressly states that it is a “Credit Facility” for purposes of the Indenture.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Debt” means (1) Senior Debt under or in respect of the Credit Facilities and (2) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate commitment or principal amount, or both, of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as “Designated Senior Debt.”

“Exchanged ECC Shares” has the meaning assigned thereto in the JS Parent operating agreement.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any specified Person, the net obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements, forward purchase agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to protect against interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices, in any case either generally or under specific contingencies.

“Indebtedness” means, without duplication, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof).

Notwithstanding the foregoing, for the avoidance of doubt, Indebtedness shall not include:

(1) trade accounts payable and other similar accrued liabilities arising in the ordinary course of business;

(2) obligations of such Person other than principal;

(3) any liability for federal, state, local or other taxes owed or owing to any governmental entity;

(4) obligations of such Person with respect to performance and surety bonds and completion guarantees in the ordinary course of business; or

(5) in connection with the purchase by such Person of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

“JS Parent Preferred Interests” means JS Acquisition, LLC’s Series A Convertible Redeemable PIK Preferred Interests.

“Junior Subordinated Notes” means Emmis’ 15% PIK junior subordinated notes due 2017, which may be issued in exchange for the Exchanged ECC Shares.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof.

“Merger” means the merger of JS Acquisition, Inc. into Emmis in accordance with Indiana law, whereupon the separate existence of JS Acquisition, Inc. shall cease, and Emmis shall be the surviving corporation, pursuant to the Agreement and Plan of Merger, dated as of May 25, 2010, among Emmis, JS Acquisition, LLC and JS Acquisition, Inc.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Junior Securities” means (i) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in Emmis and (ii) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in Emmis.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Representative” means any agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

“Senior Debt” means:

(1) all Indebtedness outstanding under the Credit Agreement or any Credit Facility and all Hedging Obligations of Emmis and any Guarantees thereof with respect thereto of Emmis whether outstanding on the issue date or thereafter incurred;

(2) any other Indebtedness and related Hedging Obligations of Emmis, unless the instrument under which such Indebtedness or Hedging Obligations are incurred expressly provides that it is on a parity with or subordinated in right of payment to the New Notes; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2) (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by Emmis;

(2) any Indebtedness of Emmis to any of its Subsidiaries; or

(3) any trade payables.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture governing the New Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

Book-Entry, Delivery and Form

Except as described below, we will initially issue the exchange debt securities in the form of one or more registered exchange debt securities in global form without coupons. We will deposit each global debt security on the date of the closing of this exchange offer with, or on behalf of, The Depository Trust Company in New York, New York, and register the exchange debt securities in the name of The Depository Trust Company or its nominee, or will leave these debt securities in the custody of the trustee.

Trust Company Procedures

For your convenience, we are providing you with a description of the operations and procedures of The Depository Trust Company, the Euroclear System and Clearstream Banking, S.A. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We are not responsible for these operations and procedures and urge you to contact the system or its participants directly to discuss these matters.

The Depository Trust Company has advised Emmis that it is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between its participants through electronic book entry changes in the accounts of these participants. These direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to The Depository Trust Company’s system is also indirectly available to other entities that clear through or maintain a direct or indirect, custodial relationship with a direct participant. The Depository Trust Company may hold securities beneficially owned by other persons only through its participants and the ownership interests and transfers of ownership interests of these other persons will be recorded only on the records of the participants and not on the records of The Depository Trust Company.

The Depository Trust Company has also advised Emmis that, in accordance with its procedures,

(1) upon deposit of the global debt securities, it will credit the accounts of the direct participants with an interest in the global debt securities, and

(2) it will maintain records of the ownership interests of these direct participants in the global debt securities and the transfer of ownership interests by and between direct participants.

The Depository Trust Company will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global debt securities. Both direct and indirect participants must maintain their own records of ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global debt securities.

Investors in the global debt securities may hold their interests in the debt securities directly through The Depository Trust Company if they are direct participants in The Depository Trust Company or indirectly through organizations that are direct participants in The Depository Trust Company. Investors in the global debt securities may also hold their interests in the debt securities through Euroclear and Clearstream if they are direct participants in those systems or indirectly through organizations that are participants in those systems. Euroclear and Clearstream will hold omnibus positions in the global debt securities on behalf of the Euroclear participants and the Clearstream participants, respectively, through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A. and The Chase Manhattan Bank, N.A., as operators of Clearstream. These depositories, in turn, will hold these positions in their names on the books of DTC. All interests in a global debt security, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of The Depository Trust Company. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of those systems.

The laws of some states require that some persons take physical delivery in definitive certificated form of the securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global debt security to these persons. Because The Depository Trust Company can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global debt securities to pledge its interest to persons or entities that are not direct participants in The Depository Trust Company or to otherwise take actions in respect of its interest, may be affected by the lack of physical certificates evidencing the interests.

Except as described below, owners of interests in the global debt securities will not have debt securities registered in their names, will not receive physical delivery of debt securities in certificated form and will not be considered the registered owners or holders of these debt securities under the Indenture for any purpose.

Payments with respect to the principal of and interest on any debt securities represented by a global debt securities registered in the name of The Depository Trust Company or its nominee on the applicable record date will be payable by the trustee to or at the direction of The Depository Trust Company or its nominee in its capacity as the registered holder of the global debt security representing these debt securities under the Indenture. Under the terms of the Indenture, we and the trustee will treat the person in whose names the debt securities are registered, including debt securities represented by global debt securities, as the owners of the debt securities for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal and interest on global debt securities registered in the name of The Depository Trust Company or its nominee will be payable by the trustee to The Depository Trust Company or its nominee as the registered holder under the Indenture. Consequently, none of The Bank of New York, the trustee or any of our agents, or the trustee’s agents has or will have any responsibility or liability for:

(1) any aspect of The Depository Trust Company’s records or any direct or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the global debt securities or for maintaining, supervising or reviewing any of The Depository Trust Company’s records or any direct or indirect participant’s records relating to the beneficial ownership interests in any global debt securities or

(2) any other matter relating to the actions and practices of The Depository Trust Company or any of its direct or indirect participants.

The Depository Trust Company has advised Emmis that its current practice, upon receipt of any payment in respect of securities such as the debt securities, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the security as shown on its records, unless it has reasons to believe that it will not receive payment on the payment date. Payments by the direct and indirect participants to the beneficial owners of interests in the global debt securities will be governed by standing instructions and customary practice and will be the responsibility of the direct or indirect participants and will not be the responsibility of The Depository Trust Company, the Trustee or Emmis.

Neither we nor the Trustee will be liable for any delay by The Depository Trust Company or any direct or indirect participant in identifying the beneficial owners of the debt securities and Emmis and the Trustee may conclusively rely on, and will be protected in relying on, instructions from The Depository Trust Company or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the debt securities.

Transfers between participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company’s procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in The Depository Trust Company, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global debt security in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

The Depository Trust Company has advised Emmis that it will take any action permitted to be taken by a holder of debt securities only at the direction of one or more participants to whose account The Depository Trust Company has credited the interests in the global debt securities and only in respect of the portion of the aggregate principal amount of the debt securities as to which the participant or participants has or have given that direction. However, if there is an Event of Default with respect to the debt securities, The Depository Trust Company reserves the right to exchange the global debt securities for legended debt securities in certificated form and to distribute them to its participants.

Although The Depository Trust Company has agreed to these procedures to facilitate transfers of interests in the global debt securities among participants in The Depository Trust Company, they are under no obligation to perform or to continue to perform these procedures and may discontinue them at any time. Neither we nor the trustee or any of our or the trustee’s respective agents will have any responsibility for the performance by The Depository Trust Company or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Debt Securities for Certificated Debt Securities

A global debt security will be exchangeable for definitive debt securities in registered certificated form if:

(1) The Depository Trust Company notifies Emmis that it is unwilling or unable to continue as depository for the global debt securities and we fail to appoint a successor depository within 90 days,

(2) The Depository Trust Company ceases to be a clearing agency registered under the Exchange Act and we fail to appoint a successor within 90 days,

(3) we elect to cause the issuance of the certificated debt securities upon a notice of the Trustee, or

(4) an Event of Default under the Indenture has occurred and is continuing with respect to a series of the debt securities entitling the holders of the debt securities of such series to accelerate the maturity of such debt securities.

In addition, beneficial interests in global debt securities may be exchanged for certificated debt securities upon prior written notice given to the Trustee by or on behalf of the Depository Trust Company in accordance with the Indenture. In all cases, certificated debt securities delivered in exchange for any global note or beneficial interests in a global debt security will be registered in the name, and issued in any approved denominations, requested by or on behalf of The Depository Trust Company, in accordance with its customary procedures.

Exchange of Certificated Debt Securities for Book-Entry Debt Securities

Initial debt securities issued in certificated form may be exchanged for beneficial interests in the global debt securities.

Same Day Settlement

We expect that the interests in the global debt securities will be eligible to trade in The Depository Trust Company’s Same-Day Funds Settlement System. As a result, secondary market trading activity in these interests will settle in immediately available funds, subject in all cases to the rules and procedures of The Depository Trust Company and its participants. We expect that secondary trading in any certificated debt securities will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global debt security from a participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of The Depository Trust Company. The Depository Trust Company has advised Emmis that cash received in Euroclear or Clearstream as a result of sales of interests in a global debt security by or through a Euroclear or Clearstream participant to a participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following The Depository Trust Company’s settlement date.

Payment

We will make all payments of principal and interest on the debt securities at the office of the Trustee and at the agency of the Trustee maintained for that purpose within the city and state of New York. This office will initially be the office of the Paying Agent maintained for that purpose. At our option however, we may make these installments of interest by check mailed to the holders of debt securities at their respective addresses provided in the register of holders of debt securities.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material federal income tax consequences of the Exchange Offer to holders of Existing Preferred Stock, and the ownership and disposition by holders of New Notes acquired pursuant to the Exchange Offer. The discussion of the tax consequences of the ownership and disposition of the New Notes is limited to holders that acquired the New Notes in the Exchange Offer. This discussion is not a complete analysis or discussion of all of the possible tax consequences of such transactions and does not address all tax considerations that might be relevant to particular holders in light of their specific circumstances or to persons that are subject to special tax rules. The discussion assumes that holders of Existing Preferred Stock hold their shares as capital assets for U.S. federal income tax purposes (generally, property held for investment). In addition, this description of the material U.S. federal income tax consequences does not address the tax treatment of special classes of Existing Preferred Stock Shareholders, such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, persons holding the Existing Preferred Stock as part of a hedging, integrated or conversion transaction, constructive sale or “straddle”, persons who acquired Existing Preferred Stock through the exercise or cancellation of employee stock options or otherwise as compensation for their services, persons holding, actually or constructively, for U.S. federal income tax purposes, 10% or more of the total combined voting power of all classes of our stock entitled to vote, U.S. expatriates, persons subject to the alternative minimum tax, dealers or traders in securities or currencies, holders whose functional currency is not the U.S. dollar.

This summary does not address inheritance, estate and gift tax consequences or tax consequences under any state, local or foreign laws. We urge you to consult your own tax advisor as to the specific tax consequences of the Exchange Offer, including the applicable federal, state, local and foreign tax consequences to you.

The following discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. judicial decisions, administrative pronouncements, and existing and proposed Treasury regulations, all of which are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below. As a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and describe herein.

U.S. Holder

For purposes of this section, you are a “U.S. Holder” if you are: (1) an individual citizen of the United States or a resident alien of the United States as determined for U.S. federal income tax purposes; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (A) if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, you are a “Non-U.S. Holder” if you are neither a U.S. Holder nor a partnership (or other entity treated as a partnership) for U.S. federal income tax purposes.

If a partnership or other pass-through entity is a beneficial owner of the Existing Preferred Stock, the tax treatment of a partner or other owner will generally depend upon the status of the partner (or other owner) and the activities of the entity. If you are a partner (or other owner) of a partnership or other pass-through entity that holds Existing Preferred Stock, you should consult your tax advisor regarding the tax consequences of the Exchange Offer and of owning and disposing of the New Notes.

Tax Considerations to the Company

Applicable High-Yield Discount Obligations

If the New Notes have “significant OID,” and the yield to maturity of the New Notes equals or exceeds the sum of (x) the “applicable federal rate” (as determined under Section 1274(d) of the Code) in effect for the calendar month in which the New Notes are issued (the “AFR”) and (y) 5 percentage points, the New Notes will be considered “applicable high yield discount obligations” (“AHYDOs”). If the New Notes are AHYDOs, we will not be allowed a deduction for interest (including OID) accrued on the New Notes for U.S. federal income tax purposes until such time as we actually pay such interest (including OID) in cash or in other property (other than our stock or debt issued by us or by a person deemed to be related to us under Section 453(f)(1) of the Code, which are considered paid only when the stock or debt is redeemed for cash or property other than such stock or debt). In addition, to the extent the yield to maturity on the New Notes exceeds the sum of (x) the AFR in effect for the calendar month in which the New Notes are issued, and (y) 6 percentage points (any such excess constituting the “disqualified yield”), we will not be entitled to deduct the portion of the OID corresponding to the disqualified yield at any time.

Because the Indenture provides for “mandatory principal redemptions” (as described under “Description of New Notes”), we do not expect that the New Notes will have significant OID, and therefore, we anticipate that the AHYDO restrictions will not apply to limit our OID deductions on the New Notes, although there can be no assurances in this regard.

Tax Considerations for U.S. Holders

This subsection applies to you if you are a U.S. Holder.

The Exchange Offer

The exchange of Existing Preferred Stock for New Notes will be a taxable transaction for U.S. federal income tax purposes. Such exchange generally will be treated as a sale or exchange of the shares of Existing Preferred Stock that are redeemed, rather than a distribution, if the redemption satisfies one of the tests set forth in Section 302(b) of the Code. The exchange will be treated as a sale or exchange under Section 302(b) if it (i) results in a “complete termination” of your interest in Emmis, (ii) is “substantially disproportionate” with respect to you (which could be the case only if you also own shares of Common Stock that are sold in connection with your exchange of Existing Preferred Stock), or (iii) is not “essentially equivalent to a dividend” with respect to you, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests has been met, shares of Common Stock or Existing Preferred Stock deemed owned by you by reason of certain constructive ownership rules, as well as shares actually owned by you, must be taken into account. A redemption of Existing Preferred Stock held by you generally will qualify for sale or exchange treatment if you do not own (actually or constructively) any shares of any classes of common or preferred stock following the redemption, or if you own (actually or constructively) only an insubstantial percentage of common or preferred stock, the redemption has the effect of decreasing such ownership percentage and you do not participate in our control or management. However, the determination as to whether any of the tests of Section 302(b) of the Code will be satisfied with respect to any particular U.S. Holder depends upon the facts and circumstances at the time of the redemption and you urged to consult your tax advisors to determine such tax treatment .

If a redemption of Existing Preferred Stock is treated as a sale or exchange, you generally will recognize gain or loss upon the exchange of Existing Preferred Stock in an amount equal to the difference between (i) the amount realized upon the sale or exchange, measured by the “issue price” of the New Notes (as defined below), and (ii) your adjusted tax basis in the Existing Preferred Stock. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the exchange, you have held the Existing Preferred Stock for more than one year. Long-term capital gains of an individual taxpayer are subject to tax at favorable rates; the deductibility of capital losses is subject to limitations under the Code.

If a redemption of Existing Preferred Stock is treated as a distribution, the entire amount of the distribution, measured by the “issue price” of the New Notes (as defined below), will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of your tax basis in Existing Preferred Stock, and thereafter will be treated as capital gain. If a redemption of Existing Preferred Stock is treated as a distribution , your adjusted tax basis in the redeemed Existing Preferred Stock generally will be transferred to any remaining shares of common or preferred stock held by you immediately after the redemption. If you do not own any other shares of common or preferred stock immediately after the redemption, such tax basis may, under certain circumstances, be transferred to shares of common or preferred stock held by a person related to you, or the tax basis may be entirely lost.

Your holding period in the New Notes will begin on the day of the exchange of the Existing Preferred Stock for New Notes. Your initial tax basis in the New Notes will be equal to the issue price (as defined below) of the New Notes.

Holders of the Existing Preferred Stock should consult their own tax advisors regarding the treatment of the exchange of Existing Preferred Stock for New Notes.

Ownership of the New Notes

Original Issue Discount

The New Notes will be issued with OID.  Accordingly, you will be required to include OID in gross income for U.S. federal income tax purposes as it accrues (regardless of your method of accounting), which may be in advance of receipt of the cash attributable to that income. OID accrues under the constant-yield method, based on a compounded yield to maturity, as described below. As a result, you generally will be required to include in income increasingly greater amounts of OID in successive accrual periods. The amount of OID on a New Note will equal to the access of the “stated redemption price at maturity” of the New Note over the “issue price” of the New Note.

For U.S. federal income tax purposes, the “issue price” of the New Notes depends on whether the New Notes or the Existing Preferred Stock are deemed to be “publicly traded.” The New Notes or the Existing Preferred Stock will be treated as publicly traded if, at any time during the 60-day period ending 30 days after the issue date of the New Notes, the New Notes or the Existing Preferred Stock are or were, as the case may be, “traded on an established market” within the meaning of the applicable Treasury regulations. In general, a debt instrument will be treated as publicly traded if it is listed on a major securities exchange, appears on a system of general circulation that provides a reasonable basis to determine fair market value or otherwise is readily quotable by dealers, brokers or traders. The determination as to whether an instrument is publicly traded depends upon the relevant facts and circumstances and the application of these rules is subject to significant uncertainty under current law.

If the New Notes are publicly traded, the issue price of a New Note will be the fair market value of the New Note, determined as of the date of issuance. If the New Notes are not publicly traded, but the Existing Preferred Stock is publicly traded, then the issue price of a New Note will be the fair market value of the Existing Preferred Stock exchanged therefor as of the date of the exchange. If neither the Existing Preferred Stock nor the New Notes exchanged therefor are publicly traded, then the issue price of a New Note so exchanged would generally equal its stated principal amount.

The “stated redemption price at maturity” of a note generally is the total amount of payments provided by the note other than “qualified stated interest” payments. Generally, an interest payment on a note is “qualified stated interest” if it is one of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the note. Because we have the option to pay interest in additional New Notes, none of the stated interest on the New Notes will constitute qualified stated interest.

The annual amounts of OID includible in income by you will equal the sum of the “daily portions” of the OID with respect to the New Notes for each day on which you own the New Notes during the taxable year. Generally, you determine the daily portions of OID by allocating to each day in an “accrual period” a pro rata portion of the OID that is allocable to that accrual period. The term “accrual period” means an interval of time with respect to which the accrual of OID is measured and which may vary in length over the term of a note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or last day of an accrual period.

The amount of OID allocable to an accrual period will be the excess of (i) the product of the “adjusted issue price” of a New Note at the beginning of the accrual period and its “yield to maturity” over (ii) the aggregate amount of any qualified stated interest payments allocable to the accrual period.

The adjusted issue price of a New Note at the beginning of the first accrual period is its issue price, and, on any day thereafter, it is the sum of the issue price and the amount of OID previously included in gross income, reduced by the amount of any payment (other than a payment of qualified stated interest) previously made on the New Note. If all accrual periods are of equal length except for a shorter initial and/or final accrual period, you can compute the amount of OID allocable to the initial period using any reasonable method; however, the OID allocable to the final accrual period will always be the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period.

Applicable High Yield Discount Obligations

If the New Notes constitute AHYDOs for U.S. federal income tax purposes, to the extent we have current or accumulated earnings and profits, the disqualified portion of OID, as discussed above, generally will be treated as a dividend to you that may be subject to a dividends received deduction if you are a corporation. The dividends-received deduction is subject to a number of complex limitations. However, as described above, we do not anticipate that the New Notes will be subject to the AHYDO rules, and therefore we do not expect that this treatment will apply, although there can be no assurances in this regard. You are urged to consult your own tax advisor regarding the U.S. federal income tax consequences to you of holding New Notes that are considered AHYDOs.

Treatment of Additional Notes

We have the option to pay interest on the New Notes in additional New Notes (“PIK Notes”). A newly distributed PIK Note issued in respect of a New Note is aggregated with the New Note and will be treated as part of the New Note with respect to which it was issued. Thus, the initial issue price of a newly distributed PIK Note issued in respect of a New Note likely will be determined by allocating the adjusted issue price, at the time of distribution, of the underlying New Note between the newly distributed PIK Note and the underlying New Note in proportion to their respective principal amounts. A portion of the basis of such New Note will be allocated to such PIK Note and OID on such PIK Note will accrue in the same manner as described above in the case of such New Note. Your holding period for any PIK Note with respect to a New Note will likely be identical to your holding period for the New Note. The same rules would apply to a PIK Note received in lieu of cash interest on a PIK Note. Holders should consult their own tax advisors as to the U.S. federal income tax consequences of disposing of a New Note and the PIK Notes received with respect thereto in separate transactions.

Sale, Exchange or Retirement of the New Notes

Upon the sale, retirement or other disposition of a New Note, you generally will recognize capital gain or loss in an amount equal to the difference between the sum of cash plus the fair market value of any property received (other than any amount received that is attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary interest income) and your adjusted tax basis in the New Note. Your tax basis in a New Note generally will be the amount that you paid for the New Note increased by the amount of any OID previously included in income, decreased by the amount of any payments (other than payments of qualified stated interest) on the New Note. Any capital gain or loss will be long-term capital gain or loss if at the time of the sale, exchange, retirement or other taxable disposition of the New Note, you held the New Note for more than one year. Under current law, long-term capital gains of an individual taxpayer for taxable dispositions after January 1, 2011 will be taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal of, and interest on, a New Note, and the proceeds of disposition of a New Note before maturity, to U.S. Holders other than certain exempt recipients, such as corporations. In general, payments to you will be subject to backup withholding at the then applicable rate (unless you are an exempt recipient) if you fail to provide a correct taxpayer identification number (which, if you are an individual, would generally be your Social Security Number), fail to report interest income in full, fail to certify that you are exempt from withholding, or otherwise fail to comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld from payments to you under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is furnished to the IRS. You should consult your tax advisor regarding the application of backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Tax Considerations for Non-U.S. Holders

This subsection applies to you if you are a Non-U.S. Holder.

The rules governing U.S. federal income taxation of Non-U.S. Holders are complex. If you are a non-U.S. Holder, you should consult with your own tax advisor to determine the effect of U.S. federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the New Notes, including any reporting requirements.

The Exchange Offer

A redemption of the Existing Preferred Stock by exchange for the New Notes generally will be treated as a sale or exchange of the shares of Existing Preferred Stock that are redeemed, rather than a distribution, if the redemption satisfies one of the tests set forth in Section 302(b) of the Code as discussed under “— Tax Considerations for U.S. Holders — The Exchange Offer.” The same tests of Section 302(b) discussed above are applicable to you.

If a redemption of Existing Preferred Stock is treated as a sale or exchange, you generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale or exchange of the Existing Preferred Stock unless (i) the gain is U.S. trade or business income, in which case, such gain will be taxed as described in “— U.S. Trade or Business Income,” below; (ii) you are an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case you will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable tax treaty) on the amount by which certain capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources; or (iii) in certain cases we are or have been a “U.S. real property holding corporation” (a “USRPHC”) under section 897 of the Code at any time during the shorter of the five-year period ending on the date of the disposition and your holding period for the Existing Preferred Stock. We believe that were are not currently, and we and have not been, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If a redemption of Existing Preferred Stock is treated as a distribution, the entire amount of the distribution, measured by the “issue price” of the New Notes (as defined above), will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Except as described below under “— U.S. Trade or

Business Income,” you generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends (including any constructive distributions taxable as dividends and any stock distribution treated as a dividend). If the amount of the distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of your tax basis in Existing Preferred Stock, and thereafter will be treated as capital gain. However, except to the extent that we elect (or the paying agent or other intermediary through which you hold your Existing Preferred Stock elects) otherwise, we (or the intermediary) must generally withhold on the entire distribution, in which case you would be entitled to a refund from the IRS for the withholding tax on the portion of the distribution that exceeded our current and accumulated earnings and profits. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, you will be required to provide a properly executed IRS Form W-8BEN (or successor form) certifying your entitlement to benefits under the treaty. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. You are urged to consult your own tax advisor regarding your possible entitlement to benefits under an income tax treaty.

Sections 1471-1474 of the Code (“FATCA”), recently enacted by the U.S. Congress, impose a withholding tax of 30% on certain U.S. source payments made to foreign financial institutions or their affiliates and to other foreign entities, unless the payee institution agrees to comply with new reporting requirements for foreign accounts owned by U.S. individuals or U.S.-owned foreign entities. FATCA generally applies only to payments made after December 31, 2012. You are urged to consult your own tax advisers with respect to the new withholding and reporting regime imposed by FATCA

U.S. Trade or Business Income

For purposes of this discussion, dividend income and gain on the sale or exchange of Existing Preferred Stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with your conduct of a trade or business within the United States and (ii) if you are eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, if you are an individual, a fixed base) that you maintain in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided that you comply with applicable certification and disclosure requirements, including providing a properly executed IRS Form W-ECI (or successor form)); instead, you are subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates (in the same manner as a U.S. person) on your U.S. trade or business income. If you are a corporation, any U.S. trade or business income that you receive may also be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty.

Interest and Original Issue Discount

Payments of Interest

Subject to the discussion below concerning backup withholding, payments of interest on a New Note (including OID) to you that are not effectively connected with your conduct of a United States trade or business generally will not be subject to U.S. federal income tax or withholding tax, if (i) you do not own, actually or constructively, for U.S. federal income tax purposes, 10% or more of the total combined voting power of all classes of voting stock; (ii) you are not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to Emmis through stock ownership under applicable rules of the Code; (iii) you are not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and (iv) the certification requirement, as described below, is fulfilled with respect to the beneficial owner of the New Note.

The certification requirement referred to above will be fulfilled if either (A) you provide to Emmis or our paying agent an IRS Form W-8BEN (or successor form), signed under penalties of perjury, that includes your name and address and a certification as to your non-U.S. status, or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the New Note on behalf of the beneficial owner and provides a statement to Emmis or our paying agent, signed under penalties of perjury, in which the organization, bank or financial institution certifies that it has received an IRS Form W-8BEN (or successor form) from the non-U.S. beneficial owner or from another financial institution acting on behalf of such beneficial owner and furnishes Emmis or our paying agent with a copy thereof and otherwise complies with the applicable IRS requirements. Other methods might be available to satisfy the certification requirements described above, depending on your particular circumstances.

The gross amount of payments of interest that do not qualify for the exception from withholding described above (the “portfolio interest exemption”) will be subject to United States withholding tax at a rate of 30% unless (A) you provide a properly completed IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under an applicable tax treaty, or (B) such interest is effectively connected with your conduct of a United States trade or business and you provide a properly completed IRS Form W-8ECI (or successor form).

If you are engaged in a trade or business in the United States and if interest on the New Note or gain realized on the disposition of the New Note is effectively connected with the conduct of such trade or business, you generally will be subject to regular U.S. federal income tax on the interest or gain on a net basis in the same manner as if you were a U.S. Holder, unless an applicable treaty provides otherwise. In addition, if you are a foreign corporation, you may also be subject to a branch profits tax on your earnings and profits for the taxable year, subject to certain adjustments, at a rate of 30% unless reduced or eliminated by an applicable tax treaty. Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if you satisfy the certification requirements described above.

Sale, Exchange or Disposition of the Notes

Subject to the discussion below concerning backup withholding, if you are a Non-U.S. Holder of a New Note, you generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other taxable disposition of such New Note unless (i) you are an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; (ii) such gain represents accrued but unpaid interest not previously included in income, in which case the rules regarding interest would apply; or (iii) such gain is effectively connected with your conduct of a trade or business in the United States.

Information Reporting and Backup Withholding

Unless certain exceptions apply, we must report annually to the IRS and to you any interest paid to you during the taxable year. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which you reside.

Under current U.S. federal income tax law, backup withholding tax will not apply to payments of interest by Emmis or our paying agent on a Note if the certifications described above under “— Payments of Interest” are received, provided that we or our paying agent, as the case may be, do not have actual knowledge or reason to know that the payee is a U.S. person.

Payments on the sale, exchange or other disposition of a New Note made to or through a foreign office of a foreign broker generally will not be subject to backup withholding or information reporting. However, if such broker is for U.S. federal income tax purposes (i) a U.S. person; (ii) a controlled foreign corporation; (iii) a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or (iv) a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge or reason to know that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption.

Backup withholding is not an additional tax; any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS. You should consult your tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Emmis Communications Corporation and Subsidiaries as of February 28, 2009 and 2010, and for each of the three years in the period ended February 28, 2010, included in this Proxy Statement/Offer to Exchange, have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report appearing in this Proxy Statement/Offer to Exchange.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Copies of these reports, proxy statements and other information may be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the SEC. The address of this web site is http://www.sec.gov.

Anyone who receives a copy of this Proxy Statement/Offer to Exchange may obtain a copy of the Indenture without charge by writing to us at: Investor Relations, Emmis Communications Corporation, One Emmis Plaza, 7th Floor, 40 Monument Circle, Indianapolis, Indiana 46284, Telephone: (317) 266-0100.

Schedule A

Information Concerning the Directors and Executive Officers of JS Acquisition and JS Parent

The following tables set forth the name, business address, present principal occupation, principal business and address of any corporation or other organization in which the employment or occupation is conducted, and material occupations, positions, offices or employment held within the past five years of each director and executive officer of JS Acquisition and JS Parent. Unless otherwise specified, each person listed below is a citizen of the United States and has his or her principal business address at One Indiana Square, Suite 3500 Indianapolis, Indiana 46204.

Present Principal Occupation or Employment
Name and Citizenship	and Five-Year Employment History

Jeffrey H. Smulyan	• Director, President, Treasurer and Secretary of JS Acquisition, Inc. (since 2010)
• Manager, President, Treasurer and Secretary of JS Acquisition, LLC (since 2010)
• Chairman, Chief Executive Officer and President of Emmis Communications Corporation (since 1979)

A-1

Schedule B

ARTICLES OF AMENDMENT
OF THE
SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
EMMIS COMMUNICATIONS CORPORATION

The undersigned officer of Emmis Communications Corporation (hereinafter referred to as the “Corporation”) existing pursuant to the provisions of the Indiana Business Corporation Law, as amended, (hereinafter referred to as the “Law”), desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation, certifies the following facts:

Section 1:  The date of incorporation of the Corporation is July 17, 1986.

Section 2:  The name of the Corporation following this amendment to the Articles of Incorporation is “Emmis Communications Corporation”.

ARTICLE I

Amendments

Section 1:  Section 7.2 of Exhibit A to the Second Amended and Restated Articles of Incorporation is hereby deleted in its entirety and replaced with the following:

“INTENTIONALLY OMITTED.”

Section 2:  Section 9(g) of Exhibit A to the Second Amended and Restated Articles of Incorporation shall be amended by adding the following to the end of such subsection:

“Notwithstanding the foregoing, with respect to the merger of JS Acquisition, Inc., an Indiana corporation, with and into the Corporation (the “JS Merger”), at the effective time of the JS Merger (i) each share of Preferred Stock held by Alden Global Capital or its affiliates (“Alden Preferred Stock”) shall convert automatically into 12% PIK Senior Subordinated Notes due 2017 issued by the Corporation (the “New Notes”), at a rate of $30 principal amount of New Notes per $50 of liquidation preference of shares of Preferred Stock, excluding accrued and unpaid dividends and (ii) each share of Preferred Stock (other than Alden Preferred Stock) that is outstanding at the effective time of the JS Merger shall convert automatically into the right to receive an amount equal to (A) the number of shares of Class A Common Stock into which each such share of Preferred Stock could be converted immediately prior to the effective time of the JS Merger, multiplied by (B) the consideration into which a share of Class A Common Stock is converted in the JS Merger.”

Section 3:  Section 11 of Exhibit A to the Second Amended and Restated Articles of Incorporation is hereby deleted in its entirety.

ARTICLE II

Date of Adoption

The amendments were adopted on          , 2010.

ARTICLE III

Manner of Adoption and Vote

The shareholders of the Corporation entitled to vote in respect to the amendments adopted the proposed amendment. The amendment was adopted by a vote of such shareholders during a meeting called by the Board of Directors. The result of such vote is as follows:

6.25% Series A
Cumulative
Convertible
Class	Class A Common	Class B Common	Preferred

Shares entitled to vote
Number of shares represented at the meeting
Shares voted in favor
Shares voted against

ARTICLE IV

Compliance with Legal Requirements

The manner of adoption of these Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the By-Laws of the Corporation.

I hereby verify, subject to the penalties of perjury, that the statements included herein are true, this           day of          , 2010.

Emmis Communications Corporation

[NAME]
[Title]

2

Appendix I

Emmis’ Annual Report on Form 10-K for the fiscal year ended February 28, 2010

Appendix I

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-K
(Mark One)

☑	Annual Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
for the Fiscal Year Ended February 28, 2010

☐	Transition Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
for the Transition Period from  _____  to  _____.
EMMIS COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)
INDIANA
(State of incorporation or organization)
0-23264
(Commission file number)
35-1542018
(I.R.S. Employer
Identification No.)
ONE EMMIS PLAZA
40 MONUMENT CIRCLE
SUITE 700
INDIANAPOLIS, INDIANA 46204
(Address of principal executive offices)
(317) 266-0100
(Registrant’s Telephone Number,
Including Area Code)
SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT: None
SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT: Class A common stock, $.01 par value of Emmis Communications Corporation; 6.25% Series A Cumulative Convertible Preferred Stock, $.01 par value of Emmis Communications Corporation.
Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☑
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐ No ☑
Indicate by check mark whether the registrant (1) has filed all documents and reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☐ No ☐
Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” and “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes ☐ No ☑
The aggregate market value of the voting stock held by non-affiliates of the registrant, as of August 31, 2009, the last business day of the Registrant’s most recently completed second fiscal quarter, was approximately $20,480,000.
The number of shares outstanding of each of Emmis Communications Corporation’s classes of common stock, as of April 30, 2010, was:

32,905,904	Class A Common Shares, $.01 par value
4,930,680	Class B Common Shares, $.01 par value
0	Class C Common Shares, $.01 par value
DOCUMENTS INCORPORATED BY REFERENCE

Documents	Form 10-K Reference

Proxy Statement for 2010 Annual Meeting expected to be filed within 120 days	Part III

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
FORM 10-K

FORWARD-LOOKING STATEMENTS
This report includes or incorporates forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by our use of words such as “intend,” “plan,” “may,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we will achieve these plans, intentions or expectations. All statements regarding our expected financial position, business and financing plans are forward-looking statements.
Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important facts in various cautionary statements in this report that we believe could cause our actual results to differ materially from forward-looking statements that we make. These include, but are not limited to, the factors described in Part I, Item 1A, “Risk Factors.”
The forward-looking statements do not reflect the potential impact of any future acquisitions, mergers or dispositions. We undertake no obligation to update or revise any forward-looking statements because of new information, future events or otherwise.

PART I
ITEM 1. BUSINESS.
GENERAL
We are a diversified media company, principally focused on radio broadcasting. We operate the 8th largest publicly traded radio portfolio in the United States based on total listeners. As of February 28, 2010, we own and operate seven FM radio stations serving the nation’s top three markets — New York, Los Angeles and Chicago, although one of our FM radio stations in Los Angeles is operated pursuant to a Local Marketing Agreement (LMA) whereby a third party provides the programming for the station and sells all advertising within that programming. Additionally, we own and operate fourteen FM and two AM radio stations with strong positions in St. Louis, Austin (we have a 50.1% controlling interest in our radio stations located there), Indianapolis and Terre Haute, IN.
In addition to our domestic radio properties, we operate an international radio business and publish several city and regional magazines. Internationally, we own and operate national radio networks in Slovakia and Bulgaria. Our publishing operations consist of Texas Monthly, Los Angeles, Atlanta, Indianapolis Monthly, Cincinnati, Orange Coast, and Country Sampler and related magazines. We also engage in various businesses ancillary to our broadcasting business, such as website design and development, broadcast tower leasing and operating a news information radio network in Indiana.
BUSINESS STRATEGY
We are committed to improving the operating results of our core assets while simultaneously seeking future growth opportunities in related businesses. Our strategy is focused on the following operating principles:
Develop unique and compelling content and strong local brands
Most of our established local media brands have achieved and sustained a leading position in their respective market segments over many years. Knowledge of local markets and consistently producing unique and compelling content that meets the needs of our target audiences are critical to our success. As such, we make substantial investments in areas such as market research, data analysis and creative talent to ensure that our content remains relevant, has a meaningful impact on the communities we serve and reinforces the core brand image of each respective property.
Extend the reach and relevance of our local brands through digital platforms
In recent years, we have placed substantial emphasis on enhancing the distribution of our content through digital platforms, such as the Internet and mobile phones. We believe these digital platforms offer excellent opportunities to further enhance the relationships we have with our audiences by allowing them to consume and share our content in new ways and providing us with new distribution channels for one-to-one communication with them.
Deliver results to advertisers
Competition for advertising revenue is intense and becoming more so. To remain competitive, we focus on sustaining and growing our audiences, optimizing our pricing strategy and developing innovative marketing programs for our clients that allow them to interact with our audiences in more direct and measurable ways. These programs often include elements such as on-air endorsements, events, contests, special promotions, Internet advertising, email marketing, text messaging and online video. Our ability to deploy multi-touchpoint marketing programs allows us to deliver a stronger return-on-investment for our clients while simultaneously generating ancillary revenue streams for our media properties.
Extend sales efforts into new market segments
Given the competitive pressures in many of our “traditional” advertising categories, we are expanding our network of advertiser relationships into new and emerging advertising categories where we believe our capabilities can address clients’ under-served needs. The early return on these efforts has been encouraging and we plan to shift additional resources toward these efforts over time.

Enhance the efficiency of our operations
We believe it is essential that we operate our businesses as efficiently as possible. In recent years, we have undertaken a series of aggressive restructurings and cost cuts, and we continue to seek additional opportunities to streamline our operations.
Establish additional platforms for long-term growth and value creation
While our primary focus is on near-term performance improvement, we also believe it is important to make sensible investments in longer-term growth opportunities. For example, Emmis Interactive Inc., one of our subsidiaries, was formed last year to market to other broadcasters and publishers the leading-edge Internet technology platform and digital media sales expertise that had been developed in-house at Emmis Radio. To date, the company has signed up approximately 200 third-party media properties as clients and continues to grow rapidly. Our International Radio division has also been a strong source of profitable growth for the company over the past few years and we continue to search for opportunities to strengthen our existing clusters and expand the geographic footprint of our operations.

RADIO STATIONS
In the following table, “Market Rank by Revenue” is the ranking of the market revenue size of the principal radio market served by our stations among all radio markets in the United States. Market revenue rankings are from BIA’s Investing in Radio 2010 (1st Edition). “Ranking in Primary Demographic Target” is the ranking of the station within its designated primary demographic target among all radio stations in its market based on the Fall 2009 Arbitron Survey or, in the case of our Los Angeles, New York, Chicago and St. Louis radio stations, based on the March 2010 Portable People MeterTM (PPMTM) results. A “t” indicates the station tied with another station for the stated ranking. “Station Audience Share” represents a percentage generally computed by dividing the average number of persons in the primary demographic listening to a particular station during specified time periods by the average number of such persons in the primary demographic for all stations in the market area as determined by Arbitron.

				RANKING IN
	MARKET		PRIMARY	PRIMARY	STATION
STATION AND	RANK BY		DEMOGRAPHIC	DEMOGRAPHIC	AUDIENCE
MARKET	REVENUE	FORMAT	TARGET AGES	TARGET	SHARE
Los Angeles, CA [1]	1
KPWR-FM		Hip-Hop	18-34	2	6.8

New York, NY	2
WRKS-FM		Classic Soul/Today’s R&B	25-54	7t	3.7
WQHT-FM		Hip-Hop	18-34	2	7.9
WRXP-FM		Adult Album Alternative	25-54	15t	3.0

Chicago, IL	3
WLUP-FM		Classic Rock	25-54	11t	3.2
WKQX-FM		Alternative Rock	18-34	5	5.4

St. Louis, MO	21
KPNT-FM		Alternative Rock	18-34	1	13.2
KSHE-FM		Album Oriented Rock	25-54	2	8.2
KIHT-FM		Classic Hits	25-54	4	7.2
KFTK-FM		Talk	25-54	14	2.9

Austin, TX	32
KLBJ-AM		News/Talk	25-54	7	4.8
KLZT-FM [2]		Mexican Regional	18-34	13t	1.8
KBPA-FM		Adult Hits	25-54	4t	5.4
KLBJ-FM		Album Oriented Rock	25-54	3	5.6
KGSR-FM		Adult Album Alternative	25-54	8	4.4
KROX-FM		Alternative Rock	18-34	6	5.8

Indianapolis, IN	36
WFNI-AM		Sports Talk	25-54	15	2.5
WYXB-FM		Soft Adult Contemporary	25-54	8	4.7
WLHK-FM		Country	25-54	4	5.7
WIBC-FM		News/Talk	35-64	2	7.5

Terre Haute, IN	237
WTHI-FM		Country	25-54	1	21.2
WWVR-FM		Classic Rock	25-54	3	7.6

[1]
Our second station in Los Angeles, KXOS-FM, is operating pursuant to a Local Marketing Agreement (LMA). Under the terms of the LMA, Grupo Radio Centro, S.A.B. de C.V provides the programming for the station and sells all advertising within that programming. Emmis continues to own and operate KXOS-FM. In connection with the LMA, the call letters of the station were changed from KMVN-FM to KXOS-FM.

[2]
KLZT-FM, changed its format from Hip-Hop to Mexican Regional in December 2009. The ratings for KLZT-FM are for the month of January 2010, the first month of ratings available for the Mexican Regional format.

In addition to our other domestic radio broadcasting operations, we own and operate Network Indiana, a radio network that provides news and other programming to nearly 70 affiliated radio stations in Indiana. Internationally, we own and operate national radio networks in Slovakia and Bulgaria. We also engage in various businesses ancillary to our broadcasting business, such as consulting and broadcast tower leasing.
PUBLISHING OPERATIONS
We publish the following magazines:

Monthly
Paid & Verified
Circulation(1)
Regional Magazines:
Texas Monthly	301,100
Los Angeles	140,000
Atlanta	63,100
Orange Coast	52,500
Indianapolis Monthly	42,400
Cincinnati	39,300

Specialty Magazines (2):
Country Sampler	339,900
Country Business	21,900

(1)	Source: Publisher’s Statement subject to audit by the Audit Bureau of Circulations (as of December 31, 2009)

(2)	Our specialty magazines are circulated bimonthly
INTERNET AND NEW TECHNOLOGIES
We believe that the growth of the Internet and other new technologies present not only a challenge, but an opportunity for broadcasters and publishers. The primary challenge is increased competition for the time and attention of our listeners and readers. The opportunity is to further enhance the relationships we already have with our listeners and readers by expanding products and services offered by our stations and magazines.
COMMUNITY INVOLVEMENT
We believe that to be successful, we must be integrally involved in the communities we serve. We see ourselves as community partners. To that end, each of our stations and magazines participates in many community programs, fundraisers and activities that benefit a wide variety of organizations. Charitable organizations that have been the beneficiaries of our contributions, marathons, walkathons, dance-a-thons, concerts, fairs and festivals include, among others, Big Brothers/Big Sisters, Coalition for the Homeless, Indiana Black Expo, the Children’s Wish Fund, the National Multiple Sclerosis Foundation and Special Olympics. Several years ago, the National Association of Broadcasters Education Foundation honored us with the Hubbard Award, honoring a broadcaster “for extraordinary involvement in serving the community.” Emmis was the second broadcaster to receive this prestigious honor, after the Hubbard family, for which the award is named.
INDUSTRY INVOLVEMENT
We have an active leadership role in a wide range of industry organizations. Our senior managers have served in various capacities with industry associations, including as directors of the National Association of Broadcasters, the Radio Advertising Bureau, the Radio Futures Committee, the Arbitron Advisory Council, and as founding members of the Radio Operators Caucus and Magazine Publishers of America. Our chief executive officer has been honored with the National Association of Broadcasters’ “National Radio Award” and as Radio Ink’s “Radio Executive of the Year.” Our management and on-air personalities have won numerous industry awards.

COMPETITION
Radio broadcasting stations compete with the other broadcasting stations in their respective market areas, as well as with other advertising media such as newspapers, cable, magazines, outdoor advertising, transit advertising, the Internet and direct marketing. Competition within the broadcasting industry occurs primarily in individual market areas, so that a station in one market (e.g., New York) does not generally compete with stations in other markets (e.g., Chicago). In each of our markets, our stations face competition from other stations with substantial financial resources, including stations targeting the same demographic groups. In addition to management experience, factors that are material to competitive position include the station’s rank in its market in terms of the number of listeners or viewers, authorized power, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other stations in the market area. We attempt to improve our competitive position with programming and promotional campaigns aimed at the demographic groups targeted by our stations. We also seek to improve our position through sales efforts designed to attract advertisers that have done little or no radio advertising by emphasizing the effectiveness of radio advertising in increasing the advertisers’ revenues. The policies and rules of the Federal Communications Commission (the “FCC”) permit certain joint ownership and joint operation of local stations. All of our radio stations take advantage of these joint arrangements in an effort to lower operating costs and to offer advertisers more attractive rates and services. Although we believe that each of our stations can compete effectively in its market, there can be no assurance that any of our stations will be able to maintain or increase its current audience ratings or advertising revenue market share.
Although the broadcasting industry is highly competitive, barriers to entry exist. The operation of a broadcasting station in the United States requires a license from the FCC. Also, the number of stations that can operate in a given market is limited by the availability of the frequencies that the FCC will license in that market, as well as by the FCC’s multiple ownership rules regulating the number of stations that may be owned and controlled by a single entity and cross ownership rules which limit the types of media properties in any given market that can be owned by the same person or company.
ADVERTISING SALES
Our stations and magazines derive their advertising revenue from local and regional advertising in the marketplaces in which they operate, as well as from the sale of national advertising. Local and most regional sales are made by a station’s or magazine’s sales staff. National sales are made by firms specializing in such sales, which are compensated on a commission-only basis. We believe that the volume of national advertising revenue tends to adjust to shifts in a station’s audience share position more rapidly than does the volume of local and regional advertising revenue. During the year ended February 28, 2010, approximately 18% of our total advertising revenues were derived from national sales, and 82% were derived from local and regional sales. For the year ended February 28, 2010, our radio stations derived a higher percentage of their advertising revenues from local and regional sales (84%) than our publishing entities (73%).
EMPLOYEES
As of February 28, 2010, Emmis had approximately 880 full-time employees and approximately 330 part-time employees. Approximately 50 employees are represented by unions at our various radio stations. We consider relations with our employees to be good.
INTERNET ADDRESS AND INTERNET ACCESS TO SEC REPORTS
Our Internet address is www.emmis.com. Through our Internet website, free of charge, you may obtain copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. These reports will be available the same day we electronically file such material with, or furnish such material to, the SEC. We have been making such reports available on the same day they are filed during the period covered by this report.
FEDERAL REGULATION OF BROADCASTING
Radio broadcasting in the United States is subject to the jurisdiction of the FCC under the Communications Act of 1934 (the “Communications Act”), as amended in part by the Telecommunications Act of 1996 (the “1996 Act”). Radio broadcasting is prohibited except in accordance with a license issued by the FCC upon a finding that the public interest, convenience and necessity would be served by the grant of such license. The FCC has the power to revoke licenses for, among other things, false statements made in applications or willful or repeated violations of the Communications Act or of FCC rules. In general, the Communications Act provides that the FCC shall allocate broadcast licenses for radio stations in such a manner as will provide a fair, efficient and equitable distribution of service throughout the United States. The FCC determines the operating frequency, location and power of stations; regulates the equipment used by stations; and regulates numerous other areas of radio broadcasting pursuant to rules, regulations and policies adopted under authority of the Communications Act. The Communications Act, among other things, prohibits the assignment of a broadcast license or the transfer of control of an entity holding such a license without the prior approval of the FCC. Under the Communications Act, the FCC also regulates certain aspects of the operation of cable television systems and other electronic media that compete with broadcast stations.

The following is a brief summary of certain provisions of the Communications Act and of specific FCC regulations and policies. Reference should be made to the Communications Act as well as FCC rules, public notices and rulings for further information concerning the nature and extent of federal regulation of radio stations. Other legislation has been introduced from time to time which would amend the Communications Act in various respects, and the FCC from time to time considers new regulations or amendments to its existing regulations. We cannot predict whether any such legislation will be enacted or whether new or amended FCC regulations will be adopted or what their effect would be on Emmis.
LICENSE RENEWAL. Radio stations operate pursuant to broadcast licenses that are ordinarily granted by the FCC for maximum terms of eight years and are subject to renewal upon approval by the FCC. The following table sets forth our FCC license expiration dates in addition to the call letters, license classification, antenna elevation above average terrain (for our FM stations only), power and frequency of all owned stations as of February 28, 2010:

						Height Above
						Average
				Expiration Date		Terrain	Power (in
Radio Market	Stations	City of License	Frequency	of License[1]	FCC Class	(in feet)	Kilowatts)

Los Angeles, CA	KPWR-FM	Los Angeles, CA	105.9	December 2013	B	3035	25
	KXOS-FM	Los Angeles, CA	93.9	December 2013	B	3009	18.5

New York, NY	WRXP-FM	New York, NY	101.9	June 2014	B	1355	6.2
	WQHT-FM	New York, NY	97.1	June 2014	B	1339	6.7
	WRKS-FM	New York, NY	98.7	June 2014	B	1362	6

Chicago, IL	WKQX-FM	Chicago, IL	101.1	December 2004 [2]	B	1394	5.7
	WLUP-FM	Chicago, IL	97.9	December 2012	B	1394	4

St. Louis, MO	KFTK-FM	Florissant, MO	97.1	February 2013	C1	561	100
	KIHT-FM	St. Louis, MO	96.3	February 2013	C1	1027	80
	KPNT-FM [3]	Collinsville, IL	105.7	February 2005 [2]	C	1375	100
	KSHE-FM	Crestwood, MO	94.7	February 2013	C0	1027	100

Austin, TX	KBPA-FM	San Marcos, TX	103.5	August 2013	C0	1257	100
	KGSR-FM	Cedar Park, TX	93.3	August 2013	C	1926	100
	KLZT-FM	Bastrop, TX	107.1	August 2013	C2	499	49
	KLBJ-AM	Austin, TX	590	August 2013	B	N/A	5 D / 1 N
	KLBJ-FM	Austin, TX	93.7	August 2013	C	1050	97
	KROX-FM	Buda, TX	101.5	August 2013	C2	843	12.5

Indianapolis, IN	WFNI-AM	Indianapolis, IN	1070	August 2012	B	N/A	50 D / 10 N
	WLHK-FM	Shelbyville, IN	97.1	August 2012	B	732	23
	WIBC-FM	Indianapolis, IN	93.1	August 2004 [2]	B	991	13.5
	WYXB-FM	Indianapolis, IN	105.7	August 2012	B	492	50

Terre Haute, IN	WTHI-FM	Terre Haute, IN	99.9	August 2012	B	489	50
	WWVR-FM	West Terre Haute, IN	105.5	August 2012	A	295	3.3

[1]	Under the Communications Act, a license expiration date is extended automatically pending action on the renewal application.

[2]	Renewal application is pending.

[3]
The FCC has authorized changes in technical facilities for KPNT-FM at a new transmitter site as follows: FCC Class, C1; Height Above Average Terrain, 751 ft; and Effective Radiated Power, 64 kW. The station is authorized to continue operation with its existing facilities until the new facilities are constructed. The KPNT-FM changes require change of the city of license of station KSEF-FM from Farmington to St. Genevieve, MO, which the FCC has approved.

Under the Communications Act, at the time an application is filed for renewal of a station license, parties in interest, as well as members of the public, may apprise the FCC of the service the station has provided during the preceding license term and urge the denial of the application. If such a petition to deny presents information from which the FCC concludes (or if the FCC concludes on its own motion) that there is a “substantial and material” question as to whether grant of the renewal application would be in the public interest under applicable rules and policy, the FCC may conduct a hearing on specified issues to determine whether the renewal application should be granted. The Communications Act provides for the grant of a renewal application upon a finding by the FCC that the licensee:
•	has served the public interest, convenience and necessity;
•	has committed no serious violations of the Communications Act or the FCC rules; and
•	has committed no other violations of the Communications Act or the FCC rules which would constitute a pattern of abuse.
If the FCC cannot make such a finding, it may deny the renewal application, and only then may the FCC consider competing applications for the same frequency. In a vast majority of cases, the FCC renews a broadcast license even when petitions to deny have been filed against the renewal application.
Petitions to deny have been filed against the renewal applications for WKQX and KPNT and remain pending. An informal objection was filed against the renewal applications of the Company’s Indiana radio stations and was rejected by the FCC, and the licenses of all the Indiana radio stations except WIBC were renewed. A petition was filed with the FCC seeking reconsideration of grant of those license renewals, and was rejected. However, an application for review of the decision denying reconsideration was subsequently filed, and remains pending. See “PROGRAMMING AND OPERATION.”
REVIEW OF OWNERSHIP RESTRICTIONS. The 1996 Act required the FCC to review all of its broadcast ownership rules every two years and to repeal or modify any of its rules that are no longer “necessary in the public interest.” Pursuant to subsequently adopted congressional appropriations legislation, these reviews now must be conducted once every four years.
In June of 2003, the FCC modified several of its regulations governing the ownership of radio stations in local markets. In June of 2004, however, the United States Court of Appeals for the Third Circuit released a decision rejecting much of the FCC’s 2003 decision. While affirming the FCC in certain respects, the Third Circuit found fault with the proposed new limits on media combinations, remanded them to the agency for further proceedings and extended a stay on the implementation of the new rules that it had imposed in September 2003. In December of 2007, the FCC adopted a decision pursuant to the remand ordered by the Court of Appeals. The FCC relaxed its long-standing prohibition on common ownership of a television or radio station and daily newspaper in the same market, allowing such ownership under limited circumstances. The FCC, however, largely left intact its other pre-2003 ownership rules, including those limiting the number of radio stations that may be commonly owned, or owned in combination with a television station, in a given local market. The FCC’s decision has been appealed by a number of broadcasters (not including Emmis) and by a number of “public interest” groups. The appeals have been consolidated in the Third Circuit and remain pending. Several other “public interest” groups also jointly filed a petition for reconsideration of the December 2007 decision with the FCC, and that petition similarly remains pending. In 2010, the FCC again will be required to undertake a comprehensive review of its broadcast ownership rules pursuant to its statutory quadrennial review obligation to determine whether the rules remain necessary in the public interest. We cannot predict whether such appeals or the reconsideration proceeding will result in modifications of the ownership rules or the impact (if any) that such modifications would have on our business.
The discussion below reviews the pertinent ownership rules currently in effect and the changes in the newspaper/broadcast rule adopted in the FCC’s December 2007 decision.
Local Radio Ownership:
The local radio ownership rule limits the number of commercial radio stations that may be owned by one entity in a given radio market based on the number of radio stations in that market:
•	if the market has 45 or more radio stations, one entity may own up to eight stations, not more than five of which may be in the same service (AM or FM);
•	if the market has between 30 and 44 radio stations, one entity may own up to seven stations, not more than four of which may be in the same service;

•	if the market has between 15 and 29 radio stations, one entity may own up to six stations, not more than four of which may be in the same service; and
•
if the market has 14 or fewer radio stations, one entity may own up to five stations, not more than three of which may be in the same service, however one entity may not own more than 50% of the stations in the market.

Each of the markets in which our radio stations are located has at least 15 commercial radio stations.
For purposes of applying these numerical limits, the FCC has also adopted rules with respect to (i) so-called local marketing agreements, or “LMAs,” by which the licensee of one radio station provides programming for another licensee’s radio station in the same market and sells all of the advertising within that programming and (ii) so-called joint sale agreements, or “JSAs,” by which the licensee of one station sells the advertising time on another station in the market. Under these rules, an entity that owns one or more radio stations in a market and programs more than 15% of the broadcast time, or sells more than 15% of the advertising time, on another radio station in the same market pursuant to an LMA or JSA is generally required to count the station toward its media ownership limits even though it does not own the station. As a result, in a market where we own one or more radio stations, we generally cannot provide programming to another station under an LMA, or sell advertising on another station pursuant to a JSA, if we could not acquire that station under the local radio ownership rule. On April 3, 2009, Emmis entered into an LMA for KXOS-FM in Los Angeles with a subsidiary of Grupo Radio Centro, S.A.B. de C.V (“GRC”), a Mexican broadcasting company. The LMA for KXOS-FM started on April 15, 2009 and will continue for up to 7 years. The LMA fee is $7 million per year. At any time during the LMA, GRC has the right to purchase the station for $110 million. At the end of the term, Emmis has the right to require GRC to purchase the station for the same amount. Under the LMA, Emmis continues to own and operate the station, with GRC providing Emmis with programming for broadcast.
Although the FCC’s June 2003 decision did not change the numerical caps under the local radio rule, the FCC adjusted the rule by deciding that both commercial and noncommercial stations could be counted in determining the number of stations in a radio market. The decision also altered the definition of the relevant local market for purposes of the rule. The FCC “grandfathered” existing station “clusters” not in compliance with the numerical caps as calculated pursuant to the new market definition, but provided that they could be sold intact only to small businesses meeting certain requirements. In December 2007, the FCC expanded this policy to allow an owner to sell a grandfathered station cluster to any buyer, so long as the buyer commits to file, within 12 months, an application with the FCC to transfer the excess station(s) to an eligible small business or to a trust for ultimate sale to such an entity. The change in market definition appears to impact the Austin, Texas market, such that we exceed the numerical cap for FM stations. If we chose to sell our Austin cluster of stations, we would have to either sell the cluster to a buyer meeting the requirements described above or “spin off” one FM station to a separate buyer.
Cross-Media Ownership:
The FCC’s radio/television cross-ownership rule generally permits the common ownership of the following combinations in the same market, to the extent permitted under the FCC’s television duopoly rule and local radio rules:
•
up to two commercial television stations and six commercial radio stations or one commercial television station and seven commercial radio stations in a market where at least 20 independent media voices will remain post-merger;

•	up to two commercial television stations and four commercial radio stations in a market where at least 10 independent media voices will remain post-merger; and
•	two commercial television stations and one commercial radio station in a market with less than 10 independent media voices that will remain post-merger.
For purposes of this rule, the FCC counts as “voices” commercial and non-commercial broadcast television and radio stations as well as some daily newspapers and no more than one cable operator. The FCC will consider permanent waivers of its revised radio/television cross-ownership rule only if one of the stations is a “failed station.”
As noted above, the FCC rules formerly prohibited common ownership of a daily newspaper and a radio or television station in the same local market. In its December 2007 decision, the FCC adopted rules that contain a presumption in favor of allowing ownership of one television or radio station in combination with one daily newspaper in the 20 largest media markets. In smaller markets, there is a presumption against allowing such ownership. In the case of proposed TV/newspaper combinations, the TV station may not be among the top four ranked stations in its market, and there must be at least eight independently owned and operated TV stations in the market post-transaction. The Third Circuit had stayed implementation of the December 2007 changes to the newspaper/television cross-ownership ban, but the stay was lifted on March 23, 2010, and accordingly the changes are now in effect.

ALIEN OWNERSHIP. Under the Communications Act, no FCC license may be held by a corporation if more than one-fifth of its capital stock is owned or voted by aliens or their representatives, a foreign government or representative thereof, or an entity organized under the laws of a foreign country (collectively, “Non-U.S. Persons”). Furthermore, the Communications Act provides that no FCC license may be granted to an entity directly or indirectly controlled by another entity of which more than one-fourth of its capital stock is owned or voted by Non-U.S. Persons if the FCC finds that the public interest will be served by the denial of such license. The FCC staff has interpreted this provision to require an affirmative public interest finding to permit the grant or holding of a license, and such a finding has been made only in limited circumstances. The foregoing restrictions on alien ownership apply in modified form to other types of business organizations, including partnerships and limited liability companies. An LMA with a foreign owned company is not prohibited as long as the non-foreign holder of the FCC license continues to control and operate the station. Our Second Amended and Restated Articles of Incorporation and Amended and Restated Code of By-Laws authorize the Board of Directors to prohibit such restricted alien ownership, voting or transfer of capital stock as would cause Emmis to violate the Communications Act or FCC regulations.
ATTRIBUTION OF OWNERSHIP INTERESTS. In applying its ownership rules, the FCC has developed specific criteria in order to determine whether a certain ownership interest or other relationship with an FCC licensee is significant enough to be “attributable” or “cognizable” under its rules. Specifically, among other relationships, certain stockholders, officers and directors of a broadcasting company are deemed to have an attributable interest in the licenses held by that company, such that there would be a violation of the FCC’s rules where the broadcasting company and such a stockholder, officer or director together hold attributable interests in more than the permitted number of stations or a prohibited combination of outlets in the same market. The FCC’s regulations generally deem the following relationships and interests to be attributable for purposes of its ownership restrictions:
•	all officer and director positions in a licensee or its direct/indirect parent(s);
•	voting stock interests of at least 5% (or 20%, if the holder is a passive institutional investor, i.e., a mutual fund, insurance company or bank);
•
any equity interest in a limited partnership or limited liability company where the limited partner or member is “materially involved” in the media-related activities of the LP or LLC and has not been “insulated” from such activities pursuant to specific FCC criteria;

•
equity and/or debt interests which, in the aggregate, exceed 33% of the total asset value of a station or other media entity (the “equity/debt plus policy”), if the interest holder supplies more than 15% of the station’s total weekly programming (usually pursuant to a time brokerage, local marketing or network affiliation agreement) or is a same-market media entity (i.e., broadcast company or newspaper). In December of 2007, the FCC increased these limits under certain circumstances where the equity and/or debt interests are in a small business meeting certain requirements.

To assess whether a voting stock interest in a direct or indirect parent corporation of a broadcast licensee is attributable, the FCC uses a “multiplier” analysis in which non-controlling voting stock interests are deemed proportionally reduced at each non-controlling link in a multi-corporation ownership chain.
Under existing FCC policy, in the case of corporations having a “single majority shareholder,” the interests of minority shareholders are generally not deemed attributable. Because Jeffrey H. Smulyan’s voting interest in the Company currently exceeds 50%, this exemption appears to apply to the Company. Elimination of the exemption is, however, under consideration by the FCC. If the exemption is eliminated, or if Mr. Smulyan’s voting interest falls to or below 50%, then the interests of any minority shareholders that meet or exceed the thresholds described above would become attributable and would be combined with the Company’s interests for purposes of determining compliance with FCC ownership rules.
Ownership-rule conflicts arising as a result of aggregating the media interests of the Company and its attributable shareholders could require divestitures by either the Company or the affected shareholders. Any such conflicts could result in Emmis being unable to obtain FCC consents necessary for future acquisitions. Conversely, Emmis’ media interests could operate to restrict other media investments by shareholders having or acquiring an interest in Emmis.
ASSIGNMENTS AND TRANSFERS OF CONTROL. The Communications Act prohibits the assignment of a broadcast license or the transfer of control of a broadcast licensee without the prior approval of the FCC. In determining whether to grant such approval, the FCC considers a number of factors, including compliance with the various rules limiting common ownership of media properties, the “character” of the assignee or transferee and those persons holding attributable interests therein and compliance with the Communications Act’s limitations on alien ownership as well as other statutory and regulatory requirements. When evaluating an assignment or transfer of control application, the FCC is prohibited from considering whether the public interest might be served by an assignment of the broadcast license or transfer of control of the licensee to a party other than the assignee or transferee specified in the application.

PROGRAMMING AND OPERATION. The Communications Act requires broadcasters to serve the “public interest.” Beginning in the late 1970s, the FCC gradually relaxed or eliminated many of the more formalized procedures it had developed to promote the broadcast of certain types of programming responsive to the needs of a station’s community of license. However, licensees continue to be required to present programming that is responsive to community problems, needs and interests and to maintain certain records demonstrating such responsiveness.
Federal law prohibits the broadcast of obscene material at any time and the broadcast of indecent material during specified time periods; these prohibitions are subject to enforcement action by the FCC. The agency has engaged in more aggressive enforcement of its indecency regulations than has generally been the case in the past. In addition to imposing more stringent fines, the FCC has indicated that it may begin license revocation procedures for “serious” violations of the indecency law. Furthermore, in June of 2006, Congress passed legislation that increased the per-violation maximum fine tenfold, from $32,500 to $325,000.
In August of 2004, Emmis entered into a Consent Decree with the FCC, pursuant to which (i) the company adopted a compliance plan intended to avoid future indecency violations, (ii) the company admitted, solely for purposes of the Decree, that certain prior broadcasts were “indecent,” (iii) the company agreed to make a voluntary payment of $300,000 to the U.S. Treasury, (iv) the FCC rescinded its prior enforcement actions against the company based on allegedly indecent broadcasts, and agreed not to use against the company any indecency violations based on complaints within the FCC’s possession as of the date of the Decree or “similar” complaints based on pre-Decree broadcasts, and (v) the FCC found that neither the alleged indecency violations nor the circumstances surrounding a civil suit filed by a WKQX announcer raised any substantial and material questions concerning the company’s qualifications to hold FCC licenses. The Consent Decree was subsequently upheld by a federal court of appeals. Petitions have been filed against the license renewal applications of stations WKQX and KPNT, and an informal objection was filed against the license renewals of the company’s Indiana radio stations, in each case based primarily on the matters covered by the Decree. The petitions against WKQX and KPNT remain pending. The objections against the Indiana license renewals were rejected by the FCC, as was a petition for reconsideration of the grant of those applications, but an application for review of that FCC action is pending. Subsequent to the approval of the Consent Decree, the company has received letters of inquiry from the FCC alleging additional violations of indecency rules. The broadcasts covered by these letters of inquiry are not covered by the Consent Decree and could result in the imposition of liability.
In 2006, the FCC commenced an industry-wide inquiry into possible violations of sponsorship identification requirements and “payola” in the radio industry. Its initial inquiries were directed to four radio groups, and in April 2007, those groups entered into Consent Decrees with the FCC to resolve outstanding investigations and allegations. Emmis has received similar inquiries from the FCC and has submitted responses; additional responses may be submitted in the future.
Stations also must pay regulatory and application fees and follow various rules promulgated under the Communications Act that regulate, among other things, political advertising, sponsorship identification, equal employment opportunities, contest and lottery advertisements, and technical operations, including limits on radio frequency radiation.
Failure to observe FCC rules and policies can result in the imposition of various sanctions, including monetary fines, the grant of “short-term” (less than the maximum term) license renewals or, for particularly egregious violations, the denial of a license renewal application or the revocation of a license.
ADDITIONAL DEVELOPMENTS AND PROPOSED CHANGES. The FCC has adopted rules implementing a new low power FM (“LPFM”) service, and approximately 800 such stations are in operation. In November of 2007, the FCC adopted rules that, among other things, enhance LPFM’s interference protection from subsequently-authorized full-service stations. In addition, the FCC has proposed to reduce interference protection to FM stations from LPFM stations operating on certain adjacent frequencies, and in December 2009, the U.S. House of Representatives approved legislation that would implement the FCC’s proposal. A companion bill is pending in the Senate, but the likelihood of its passage remains uncertain. We cannot predict whether any LPFM stations will interfere with the coverage of our radio stations.
In June 2009, the FCC adopted rules that allow an AM radio station to use currently authorized FM translator stations to retransmit the AM station’s programming within the AM station’s authorized service area.

The FCC also has authorized the launch and operation of a satellite digital audio radio service (“SDARS”) system. In July of 2008, the two original SDARS companies—Sirius Satellite Radio, Inc. and XM Satellite Radio Holdings, Inc.—merged into a new company called Sirius XM, which currently provides nationwide programming service. Sirius XM also offers channels that provide local traffic and weather information for major cities. We cannot predict the impact of SDARS or of the merger of Sirius and XM on our radio stations’ listenership.
In October of 2002, the FCC issued an order selecting a technical standard for terrestrial digital audio broadcasting (“DAB,” also known as high definition radio or “HD Radio”). The in-band, on-channel (“IBOC”) technology chosen by the agency allows AM and FM radio broadcasters to introduce digital operations and permits existing stations to operate on their current frequencies in either full analog mode, full digital mode, or a combination of both (at reduced power). In March 2005, the FCC announced that, pending adoption of final rules, it would allow stations on an interim basis to broadcast multiple digital channels. In March 2007, the FCC adopted service rules for HD Radio®. Significantly, the FCC decided to allow FM stations to broadcast digital multicast streams without seeking prior FCC authority, to provide datacasting services, to lease excess digital capacity to third parties, and to offer subscription services pursuant to requests for experimental authority. Under the new rules, FM stations may operate in the “extended hybrid mode,” which provides more flexibility for multicasting and datacasting services; and may use separate analog and digital antennas without seeking prior FCC authority. FM translators, FM boosters and low power FM stations may also broadcast digitally where feasible, and AM stations may now operate digitally during nighttime hours. The new rules mandate that broadcasters offering digital service provide at least one free over-the-air signal comparable in quality to their analog signal and that they simulcast their analog programming on their main digital stream, and prohibit broadcasters from operating exclusively in digital. The FCC declined either to set any mandatory deadline for broadcasters to convert to digital operations or to impose additional public interest obligations (beyond those that already apply to analog broadcasters) on digital broadcasters. The FCC did, however, adopt a Further Notice of Proposed Rulemaking seeking comment on (among other things) whether additional public interest obligations are necessary, including consideration of a requirement that radio stations report their public service programming in detail on a standardized form and post that form and all other contents of their public inspection files on the station’s website. (The FCC subsequently imposed such a requirement on television stations in November of 2007, which is the subject of a pending appeal.) In January 2010, the FCC revised its DAB service rules to allow FM DAB stations to increase the permitted power levels of DAB transmissions. In September 2008, shortly after approving the Sirius-XM merger, the FCC sought comment on whether it should mandate the inclusion of HD Radio® features in satellite radio receivers. That proceeding remains pending, and we cannot predict its outcome or the impact that a decision might have on our business.
On May 1, 2007, the Copyright Royalty Board (“CRB”) published royalty rates and terms for non-interactive Internet streaming of sound recordings for 2006-2010. The new rates apply to all nonsubscription and new subscription services that stream sound recordings on the Internet, including radio stations that simulcast their broadcast programming over the Internet. The new rates represent a substantial increase from the previous rates. The rates increase from 0.08 cent per listener per song in 2006 to 0.19 cent per-listener per-song in 2010. Several parties, including certain commercial broadcasters, appealed the CRB decision to the United States Court of Appeals for the D.C. Circuit. In February 2009, before the appeal was decided, the National Association of Broadcasters and SoundExchange, the entity that represents the recording industry and receives royalty payments from webcasters, negotiated a settlement setting rates and terms for 2006-2015 that resulted in the withdrawal of all commercial broadcasters from the appeal. Under the settlement, a commercial broadcaster could elect to pay pursuant to the settlement rates in lieu of the CRB rates, which Emmis elected to do. The rates set under the settlement increase from 0.08 cent per listener per song in 2006 to 0.25 cent per listener per song in 2015.
The D.C. Circuit decided the appeal of the CRB rates on July 10, 2009. The Court vacated the CRB’s decision to set $500 minimum annual fees for both commercial and noncommercial webcasters but affirmed the decision in all other respects. On remand, the CRB set a minimum annual fee of $500 per station or channel based on a settlement between SoundExchange and the Digital Media Association and is still considering the minimum annual fee payable by noncommercial webcasters. A proceeding to set rates for 2011-2015 is underway, but broadcasters such as Emmis that have elected to pay the rates set by the settlement agreement will not be eligible for those rates.
Legislation has also been introduced into both houses of Congress that would require terrestrial radio broadcasters to pay performance royalties to performers, ending a long-standing copyright law exception. As currently drafted, both bills would establish a flat royalty fee, but would also provide for a “per-program” option for radio stations that make limited use of sound recordings. Although both measures have been reported out of committee for consideration by the U.S. House and Senate, the prospects for passage of these measures remain uncertain. If enacted, this legislation could have an adverse impact on the cost of music programming.

In December of 2007, the FCC initiated a proceeding to consider imposing requirements intended to promote broadcasters’ service to their local communities, including (i) requiring stations to establish a “community advisory board,” (ii) reinstating a requirement that a station’s main studio be in its community of license and (iii) imposing local programming “guidelines” that, if not met, would result in additional scrutiny of a station’s license renewal application. While many broadcasters have opposed these proposals, we cannot predict how the FCC will resolve the issue.
Congress and the FCC also have under consideration, and may in the future consider and adopt, new laws, regulations and policies regarding a wide variety of additional matters that could, directly or indirectly, affect the operation, ownership and profitability of our broadcast stations, result in the loss of audience share and advertising revenues for our broadcast stations and/or affect our ability to acquire additional broadcast stations or finance such acquisitions. Such matters include, but are not limited to:
•	proposals to impose spectrum use or other fees on FCC licensees;
•	proposals to repeal or modify some or all of the FCC’s multiple ownership rules and/or policies;
•	proposals to change rules relating to political broadcasting;
•	technical and frequency allocation matters;
•	AM stereo broadcasting;
•	proposals to modify service and technical rules for digital radio, including possible additional public interest requirements for terrestrial digital audio broadcasters;
•	proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages;
•	proposals to tighten safety guidelines relating to radio frequency radiation exposure;
•	proposals permitting FM stations to accept formerly impermissible interference;
•	proposals to reinstate holding periods for licenses;
•	changes to broadcast technical requirements, including those relative to the implementation of SDARS and DAB;
•	proposals to reallocate spectrum associated with TV channels 5 and 6 for FM radio broadcasting;
•	proposals to modify broadcasters’ public interest obligations;
•	proposals to limit the tax deductibility of advertising expenses by advertisers; and
•	proposals to regulate violence in broadcasts.
We cannot predict whether any proposed changes will be adopted, what other matters might be considered in the future, or what impact, if any, the implementation of any of these proposals or changes might have on our business.
The foregoing is only a brief summary of certain provisions of the Communications Act and of specific FCC regulations. Reference should be made to the Communications Act as well as FCC regulations, public notices and rulings for further information concerning the nature and extent of federal regulation of broadcast stations.
REGULATION OF BROADCASTING IN OTHER COUNTRIES
Each of our broadcast properties outside the United States also operate pursuant to licenses granted by a government regulator comparable to the FCC. The following table sets forth the regulator, the city or country of license and the license expiration date for each of our international radio properties:

Property	Country	Regulator	Expiration

Radio Expres	Slovakia	Council for Broadcasting and Retransmission	February 2013
Radio FM+	Bulgaria	The Council for Electronic Media	February 2013
Radio Fresh	Bulgaria	The Council for Electronic Media	February 2013
Star FM	Bulgaria	The Council for Electronic Media	January 2013
Broadcast licenses in many foreign countries do not necessarily confer the same renewal expectancy as U.S. radio stations broadcast licenses. While we believe that we have reasonable prospects for securing extensions of our remaining international broadcast licenses, we cannot be sure that such extensions will be granted or that the terms and conditions of such extensions will not have a material adverse effect on our international operations. For instance, on October 28, 2009, the Hungarian National Radio and Television Board (ORTT) announced that it was awarding to another bidder the national radio license then held by our majority-owned subsidiary, Slager. Slager ceased broadcasting effective November 19, 2009. Slager filed a lawsuit in Hungary claiming the award of the license by the ORTT to the other bidder violated the Hungarian Media Law. In February 2010, the Hungarian trial court agreed with Slager that the ORTT’s award was unlawful. The ORTT and the winning bidder appealed the court’s decision. A hearing on the appeal is scheduled for July 1, 2010. While we believe the trial court’s ruling was correct, we cannot guarantee that the ruling will be upheld on appeal or that a favorable ruling by the appellate court will result in the award of the license or monetary damages to Slager. We expect to continue to explore Hungarian, European Union, and international arbitration forums to seek a favorable resolution to this matter.

In addition, the broadcast licenses in these countries require our stations to comply with various other regulatory requirements, including broadcast content requirements (e.g., a certain amount of local news), limits on the amounts and types of advertising, and the like.
GEOGRAPHIC FINANCIAL INFORMATION
The Company’s segments operate primarily in the United States with national radio networks in Slovakia and Bulgaria. The following tables summarize relevant financial information by geographic area. Net revenues and noncurrent assets related to discontinued operations are excluded for all periods presented.

	Year Ended February 28 (29),
	2008	2009	2010
	(amounts in thousands)
Net Revenues:
Domestic	$316,895	$285,878	$226,373
International	18,782	22,053	16,193

Total	$335,677	$307,931	$242,566

	As of February 28 (29),
	2008	2009	2010
	(amounts in thousands)
Noncurrent Assets:
Domestic	$953,025	$594,034	$412,977
International	26,134	13,687	10,490

Total	$979,159	$607,721	$423,467

ITEM 1A. RISK FACTORS.
The risk factors listed below, in addition to those set forth elsewhere in this report, could affect the business and future results of the Company. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.
Risks Related to our Business
Our results of operations could be negatively impacted by weak economic conditions and instability in financial markets.
We believe that advertising is a discretionary business expense. Spending on advertising tends to decline disproportionately during an economic recession or downturn as compared to other types of business spending. Consequently, a downturn in the United States economy generally has an adverse effect on our advertising revenue and, therefore, our results of operations. A recession or downturn in the economy of any individual geographic market, particularly a major market such as Los Angeles or New York, also generally has a significant effect on us. The recent recession in the global economy negatively impacted our results of operations. While economic conditions appear to be improving, we can not ensure that our results of operations won’t be negatively impacted by future economic downturns or by delays in economic recovery.
Even with a recovery from the recent recession in the economy, an individual business sector (such as the automotive industry) that tends to spend more on advertising than other sectors might be forced to maintain a reduced level of advertising expenditures if that sector experiences a slower recovery than the economy in general, or might reduce its advertising expenditures further if additional downturns occur. If that sector’s spending represents a significant portion of our advertising revenues, any reduction in its advertising expenditures may affect our revenue.

We may lose audience share and advertising revenue to competing radio stations or other types of media.
We operate in highly competitive industries. Our radio stations compete for audiences and advertising revenue with other radio stations and station groups, as well as with other media. Shifts in population, demographics, audience tastes, consumer use of technology and forms of media and other factors beyond our control could cause us to lose market share. Any adverse change in a particular market, or adverse change in the relative market positions of the stations located in a particular market, could have a material adverse effect on our revenue or ratings, could require increased promotion or other expenses in that market, and could adversely affect our revenue in other markets. Other radio broadcasting companies may enter the markets in which we operate or may operate in the future. These companies may be larger and have more financial resources than we have. Our radio stations may not be able to maintain or increase their current audience ratings and advertising revenue in the face of such competition.
We routinely conduct market research to review the competitive position of our stations in their respective markets. If we determine that a station could improve its operating performance by serving a different demographic within its market, we may change the format of that station. Our competitors may respond to our actions by more aggressive promotions of their stations or by replacing the format we vacate, limiting our options if we do not achieve expected results with our new format.
From time to time, other stations may change their format or programming, a new station may adopt a format to compete directly with our stations for audiences and advertisers, or stations might engage in aggressive promotional campaigns. These tactics could result in lower ratings and advertising revenue or increased promotion and other expenses and, consequently, lower earnings and cash flow for us. Any failure by us to respond, or to respond as quickly as our competitors, could also have an adverse effect on our business and financial performance.
Arbitron Inc., the supplier of ratings data for United States radio markets, has developed technology to passively collect data for its ratings service. The Portable People MeterTM is a small, pager-sized device that does not require any active manipulation by the end user and is capable of automatically measuring radio, television, Internet, satellite radio and satellite television signals that are encoded for the service by the broadcaster. Our New York, Los Angeles, Chicago and St. Louis market ratings are being measured by the PPMTM. In each market, there has been a compression in the relative ratings of all stations in the market, enhancing the competitive pressure within the market for advertising dollars. In addition, ratings for certain stations when measured by the PPMTM as opposed to the traditional diary methodology can be materially different. PPMTM based ratings are scheduled to be introduced in Indianapolis and Austin by Spring 2010. We anticipate Terre Haute will remain a diary ratings market.
Because of the competitive factors we face and the introduction of the PPMTM, we cannot assure investors that we will be able to maintain or increase our current audience ratings and advertising revenue.
Our domestic radio operations are heavily concentrated in the New York and Los Angeles markets.
Our radio operations in New York and Los Angeles account for approximately 50% of our domestic radio revenues. Our results from operations can be materially affected by decreased ratings or resulting revenues in either one of these markets.
We must respond to the rapid changes in technology, services and standards that characterize our industry in order to remain competitive.
The radio broadcasting industry is subject to rapid technological changes, evolving industry standards and the emergence of competition from new technologies and services. We cannot assure that we will have the resources to acquire new technologies or to introduce new services that could compete with these new technologies. Various media technologies and services that have been developed or introduced in the recent years include:
•	satellite-delivered digital audio radio service, which has resulted in subscriber-based satellite radio services with numerous niche formats;
•	audio programming by cable systems, direct-broadcast satellite systems, personal communications systems, Internet content providers and other digital audio broadcast formats;
•	personal digital audio devices (e.g., audio via Wi-Fi, mobile phones, iPods®, iPhones®, WiMAX, the Internet and MP3 players);

•
in-band on-channel digital radio (i.e., HD digital radio), which provides multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services; and

•	low-power FM radio, which could result in additional FM radio broadcast outlets.
New media has resulted in fragmentation in the advertising market, but we cannot predict the effect, if any, that additional competition arising from new technologies may have on the radio broadcasting industry or on our financial condition and results of operations. We also cannot ensure that our investments in HD digital radio and other technologies will produce the desired returns.
Our business depends on maintaining our licenses with the FCC. We could be prevented from operating a radio station if we fail to maintain its license.
The radio broadcasting industry is subject to extensive and changing regulation. The Communications Act and FCC rules and policies require FCC approval for transfers of control and assignments of FCC licenses. The filing of petitions or complaints against FCC licensees could result in the FCC delaying the grant of, or refusing to grant, its consent to the assignment of licenses to or from an FCC licensee or the transfer of control of an FCC licensee. In certain circumstances, the Communications Act and FCC rules and policies will operate to impose limitations on alien ownership and voting of our common stock. There can be no assurance that there will be no changes in the current regulatory scheme, the imposition of additional regulations or the creation of new regulatory agencies, which changes could restrict or curtail our ability to acquire, operate and dispose of stations or, in general, to compete profitably with other operators of radio and other media properties.
Each of our radio stations operates pursuant to one or more licenses issued by the FCC. Under FCC rules, radio licenses are granted for a term of eight years. Our licenses expire at various times through June 2014. Although we will apply to renew these licenses, third parties may challenge our renewal applications. While we are not aware of facts or circumstances that would prevent us from having our current licenses renewed, there can be no assurance that the licenses will be renewed or that renewals will not include conditions or qualifications that could adversely affect our business and operations. Failure to obtain the renewal of any of our broadcast licenses may have a material adverse effect on our business and operations. In addition, if we or any of our officers, directors or significant stockholders materially violates the FCC’s rules and regulations or the Communications Act, is convicted of a felony or is found to have engaged in unlawful anticompetitive conduct or fraud upon another government agency, the FCC may, in response to a petition from a third party or on its own initiative, in its discretion, commence a proceeding to impose sanctions upon us which could involve the imposition of monetary fines, the revocation of our broadcast licenses or other sanctions. If the FCC were to issue an order denying a license renewal application or revoking a license, we would be required to cease operating the applicable radio station only after we had exhausted all rights to administrative and judicial review without success.
The FCC has begun more vigorous enforcement of its indecency rules against the broadcast industry, which could have a material adverse effect on our business.
The FCC’s rules prohibit the broadcast of obscene material at any time and indecent material between the hours of 6 a.m. and 10 p.m. Broadcasters risk violating the prohibition on the broadcast of indecent material because of the FCC’s broad definition of such material, coupled with the spontaneity of live programming.
Congress has dramatically increased the penalties for broadcasting obscene, indecent or profane programming and broadcasters can potentially face license revocation, renewal or qualification proceedings in the event that they broadcast indecent material. In addition, the FCC’s heightened focus on indecency, against the broadcast industry generally, may encourage third parties to oppose our license renewal applications or applications for consent to acquire broadcast stations. As a result of these developments, we have implemented certain measures that are designed to reduce the risk of broadcasting indecent material in violation of the FCC’s rules. These and other future modifications to our programming in an effort to reduce the risk of indecency violations could have an adverse effect on our competitive position.
Any changes in current FCC ownership regulations may negatively impact our ability to compete or otherwise harm our business operations.
The FCC is required to review all of its broadcast ownership rules every four years and to repeal or modify any of its rules that are no longer “necessary in the public interest.” We cannot predict the impact of these reviews on our business or their effect on our ability to acquire broadcast stations in the future or to continue to own and freely transfer stations that we have already acquired.

In 2003, we acquired a controlling interest in five FM stations and one AM station in the Austin, Texas market. Under ownership regulations released after the date of our acquisition, it appears that we would be permitted to own or control only four FM stations in the Austin market (ownership of one AM station would continue to be allowed). The new rules do not require divestiture of existing non- conforming station combinations, but do provide that such clusters may be transferred only to defined small business entities or to buyers that commit to selling any excess stations to such entities within one year. Consequently, if we wish to sell our interest in the Austin stations, we will have to either sell to an entity that meets those FCC requirements or exclude at least one FM station from the transaction.
Changes in current Federal regulations could adversely affect our business operations.
Congress and the FCC have under consideration, and may in the future consider and adopt, new laws, regulations and policies that could, directly or indirectly, affect the profitability of our broadcast stations. In particular, Congress is considering a revocation of radio’s exemption from paying royalties to performing artists for use of their recordings (radio already pays a royalty to songwriters). A requirement to pay additional royalties could have an adverse effect on our business operations and financial performance.
Our business strategy and our ability to operate profitably depend on the continued services of our key employees, the loss of whom could materially adversely affect our business.
Our ability to maintain our competitive position depends to a significant extent on the efforts and abilities of our senior management team and certain key employees. Although our executive officers are typically under employment agreements, their managerial, technical and other services would be difficult to replace if we lose the services of one or more of them or other key personnel. Our business could be seriously harmed if one of them decides to join a competitor or otherwise competes directly or indirectly against us.
Our radio stations employ or independently contract with several on-air personalities and hosts of syndicated radio programs with significant loyal audiences in their respective broadcast areas. These on-air personalities are sometimes significantly responsible for the ranking of a station and, thus, the ability of the station to sell advertising. These individuals may not remain with our radio stations and may not retain their audiences.
Last year, we reduced salaries of most employees in a cost reduction effort. Most of our employees with employment agreements voluntarily participated in the salary reduction. These salary reductions may make it more difficult to retain our key employees.
Future operation of our business may require significant additional capital.
The continued development, growth and operation of our businesses may require substantial capital. In particular, additional acquisitions may require large amounts of capital. We intend to fund our growth, including acquisitions, if any, with cash generated from operations, borrowings under our Amended and Restated Revolving Credit and Term Loan Agreement, dated November 2, 2006, as further amended on March 3, 2009 and August 19, 2009 (the “Credit Agreement”), and proceeds from future issuances of debt and equity, both public and private. Our ability to raise additional debt or equity financing is subject to market conditions, our financial condition and other factors. If we cannot obtain financing on acceptable terms when needed, our results of operations and financial condition could be adversely impacted.
Our current and future operations are subject to certain risks that are unique to operating in a foreign country.
We currently have international operations in Slovakia and Bulgaria. Therefore, we are exposed to risks inherent in international business operations. The risks of doing business in foreign countries include the following:
•	changing regulatory or taxation policies, including changes in tax policies that have been proposed by the Obama Administration related to foreign earnings;

•	currency exchange risks;

•	changes in diplomatic relations or hostility from local populations;

•	seizure of our property by the government or restrictions on our ability to transfer our property or earnings out of the foreign country;

•	potential instability of foreign governments, which might result in losses against which we are not insured; and

•	difficulty of enforcing agreements and collecting receivables through some foreign legal systems.

Broadcast licenses in many foreign countries do not necessarily confer the same renewal expectancy as U.S. radio stations broadcast licenses. While we believe that we have reasonable prospects for securing extensions of our remaining international broadcast licenses, we cannot be sure that such extensions will be granted or that the terms and conditions of such extensions will not have a material adverse effect on our international operations. For instance, on October 28, 2009, the Hungarian National Radio and Television Board (ORTT) announced that it was awarding to another bidder the national radio license then held by our majority-owned subsidiary, Slager. Slager ceased broadcasting effective November 19, 2009. Slager filed a lawsuit in Hungary claiming the award of the license by the ORTT to the other bidder violated the Hungarian Media Law. In February 2010, the Hungarian trial court agreed with Slager that the ORTT’s award was unlawful. The ORTT and the winning bidder appealed the court’s decision. A hearing on the appeal is scheduled for July 1, 2010. While we believe the trial court’s ruling was correct, we cannot guarantee that the ruling will be upheld on appeal or that a favorable ruling by the appellate court will result in the award of the license or monetary damages to Slager. We expect to continue to explore Hungarian, European Union, and international arbitration forums to seek a favorable resolution to this matter.
Exchange rates may cause future losses in our international operations.
Because we own assets in foreign countries and derive revenue from our international operations, we may incur currency translation losses due to changes in the values of foreign currencies and in the value of the United States dollar. We cannot predict the effect of exchange rate fluctuations upon future operating results.
We have incurred losses over the past two years and we may incur future losses.
We have reported net losses in our consolidated statement of operations over the past three years as a result of recording non-cash impairment charges, mostly related to FCC licenses and goodwill. In fiscal 2010, we recorded an impairment charge of $174.6 million, $160.9 of which related to radio FCC licenses, $8.9 million of which related to goodwill at an international radio network and a magazine publication, and $4.8 million of which related to other definite-lived intangible assets. As of February 28, 2010, our FCC licenses and goodwill comprise 72% of our total assets. If events occur or circumstances change that would reduce the fair value of the FCC licenses and goodwill below the amount reflected on the balance sheet, we may be required to recognize impairment charges, which may be material, in future periods.
Our failure to comply under the Sarbanes-Oxley Act of 2002 could cause a loss of confidence in the reliability of our financial statements.
In connection with the preparation of our financial statements for the period ended August 31, 2009, the Company discovered a material weakness in its internal control over financial reporting. As disclosed in our Form 10-Q Report for the period ended November 30, 2009, we remediated the material weakness. As such, as of November 30, 2009, based upon the controls evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls were once again effective to provide reasonable assurance that information relating to Emmis that is required to be disclosed by us in the reports that we file or submit, is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission’s rules and forms, and is accumulated and communicated to our management, including our principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. In future periods, there are no assurances that we will not have additional material weaknesses that would be required to be reported or that we will be able to comply with the reporting deadline requirements of Section 404. A reported material weakness or the failure to meet the reporting deadline requirements of Section 404 could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. This loss of confidence could cause a decline in the market price of our stock.
Our operating results have been and may again be adversely affected by acts of war, terrorism and natural catastrophes.
Acts of war and terrorism against the United States, and the country’s response to such acts, may negatively affect the U.S. advertising market, which could cause our advertising revenues to decline due to advertising cancellations, delays or defaults in payment for advertising time, and other factors. In addition, these events may have other negative effects on our business, the nature and duration of which we cannot predict.
For example, after the September 11, 2001 terrorist attacks, we decided that the public interest would be best served by the presentation of continuous commercial-free coverage of the unfolding events on our stations. This temporary policy had a material adverse effect on our advertising revenues and operating results for the month of September 2001. Future events like those of September 11, 2001 may cause us to adopt similar policies, which could have a material adverse effect on our advertising revenues and operating results.

Additionally, the attacks on the World Trade Center on September 11, 2001 resulted in the destruction of the transmitter facilities that were located there. Although we had no transmitter facilities located at the World Trade Center, broadcasters that had facilities located in the destroyed buildings experienced temporary disruptions in their ability to broadcast. Since we tend to locate transmission facilities for stations serving urban areas on tall buildings or other significant structures, such as the Empire State Building in New York, further terrorist attacks or other disasters could cause similar disruptions in our broadcasts in the areas affected. If these disruptions occur, we may not be able to locate adequate replacement facilities in a cost-effective or timely manner or at all. Failure to remedy disruptions caused by terrorist attacks or other disasters and any resulting degradation in signal coverage could have a material adverse effect on our business and results of operations.
Similarly, hurricanes, floods, tornadoes, earthquakes, wild fires and other natural disasters can have a material adverse effect on our operations in any given market. While we generally carry property insurance covering such catastrophes, we cannot be sure that the proceeds from such insurance will be sufficient to offset the costs of rebuilding or repairing our property or the lost income.
Risks Related to our Indebtedness:
Our substantial indebtedness could adversely affect our financial health.
We have a significant amount of indebtedness. At February 28, 2010, our total indebtedness was $341.2 million, and our shareholders’ deficit was $179.0 million. Our substantial indebtedness could have important consequences to investors. For example, it could:
•	make it more difficult for us to satisfy our obligations with respect to our indebtedness;

•	increase our vulnerability to generally adverse economic and industry conditions;

•
require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	result in higher interest expense in the event of increases in interest rates because some of our debt is at variable rates of interest;

•	limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our Credit Agreement, our ability to borrow additional funds.
If we cannot continue to comply with the financial covenants in our debt instruments, or obtain waivers or other relief from our lenders, we may default, which could result in loss of our sources of liquidity and acceleration of our indebtedness.
We have a substantial amount of indebtedness, and the instruments governing such indebtedness contain restrictive financial covenants. Our ability to comply with the covenants in the Credit Agreement will depend upon our future performance and various other factors, such as business, competitive, technological, legislative and regulatory factors, some of which are beyond our control. We may not be able to maintain compliance with all of these covenants. In that event, we would need to seek an amendment to the Credit Agreement, or would need to refinance our senior secured credit facilities. There can be no assurance that we can obtain future amendments or waivers of the Credit Agreement, or refinance our senior secured credit facilities and, even if so, it is likely that such relief would only last for a specified period, potentially necessitating additional amendments, waivers or refinancings in the future. In the event that we do not maintain compliance with the covenants under the Credit Agreement, the lenders could declare an event of default, subject to applicable notice and cure provisions, resulting in a material adverse impact on our financial position. Upon the occurrence of an event of default under the Credit Agreement, the lenders could elect to declare all amounts outstanding under our senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. Our lenders have taken security interests in substantially all of our consolidated assets. If the lenders accelerate the repayment of borrowings, we may be forced to liquidate certain assets to repay all or part of the senior secured credit facilities, and we cannot be assured that sufficient assets will remain for us to continue our business operations after we have paid all of the borrowings under the senior secured credit facilities. Our ability to liquidate assets is affected by the regulatory restrictions associated with radio stations, including FCC licensing, which may make the market for these assets less liquid and increase the chances that these assets will be liquidated at a significant loss.

The terms of our indebtedness and the indebtedness of our direct and indirect subsidiaries may restrict our current and future operations, particularly our ability to respond to changes in market conditions or to take some actions.
Our Credit Agreement imposes significant operating and financial restrictions on us. These restrictions significantly limit or prohibit, among other things, our ability and the ability of our subsidiaries to incur additional indebtedness, issue preferred stock, incur liens, pay dividends, enter into asset sale transactions, merge or consolidate with another company, dispose of all or substantially all of our assets or make certain other payments or investments.
These restrictions currently limit our ability to grow our business through acquisitions and could limit our ability to respond to market conditions or meet extraordinary capital needs. They also could restrict our corporate activities in other ways. These restrictions could adversely affect our ability to finance our future operations or capital needs.
To service our indebtedness and other obligations, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.
Our ability to make payments on and to refinance our indebtedness, to pay dividends and to fund capital expenditures will depend on our ability to generate cash in the future. This ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our businesses might not generate sufficient cash flow from operations. We might not be able to complete future offerings, and future borrowings might not be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure investors that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.
Risks Related to our Common Stock:
One shareholder controls a majority of the voting power of our common stock, and his interest may conflict with those of investors.
As of April 26, 2010, our Chairman of the Board of Directors, Chief Executive Officer and President, Jeffrey H. Smulyan, beneficially owned shares representing approximately 65% of the outstanding combined voting power of all classes of our common stock, as calculated pursuant to Rule 13d-3 of the Exchange Act. He therefore is in a position to exercise substantial influence over the outcome of most matters submitted to a vote of our shareholders, including the election of directors.
Our common stock may cease to be listed on the National Association of Securities Dealers Automated Quotation (Nasdaq) Global Select Market.
Our common stock is currently listed on the Nasdaq Global Select Market under the symbol “EMMS.” We may not be able to meet the continued listing requirements of the Nasdaq Global Select Market, which require, among other things, a minimum closing price of our common stock and a minimum market capitalization. If we are unable to satisfy the requirements of the Nasdaq Global Select Market for continued listing, our common stock would be subject to delisting from that market, and we might or might not be eligible to list our shares on another Nasdaq market. A delisting of our common stock from the Nasdaq Global Select Market could negatively impact us by, among other things, reducing the liquidity and market price of our common stock.
The difficulties associated with any attempt to gain control of our company could adversely affect the price of our Class A common stock.
Jeffrey H. Smulyan has substantial influence over the decision as to whether a change in control will occur for our company. There are also provisions contained in our articles of incorporation, by-laws and Indiana law that could make it more difficult for a third party to acquire control of Emmis. In addition, FCC approval for transfers of control of FCC licenses and assignments of FCC licenses are required. These restrictions and limitations could adversely affect the trading price of our Class A common stock.
ITEM 1B. UNRESOLVED STAFF COMMENTS.
None.

ITEM 2. PROPERTIES.
The types of properties required to support each of our radio stations include offices, studios and transmitter/antenna sites. We typically lease our studio and office space, although we do own some of our facilities, with each of our owned properties subject to a mortgage under our Credit Agreement. Most of our studio and office space leases contain lease terms with expiration dates of five to fifteen years. A station’s studios are generally housed with its offices in downtown or business districts. We generally consider our facilities to be suitable and of adequate size for our current and intended purposes. We own many of our main transmitter/antenna sites and lease the remainder of our transmitter/antenna sites with lease terms that generally range from five to twenty years. The transmitter/antenna site for each station is generally located so as to provide maximum market coverage, consistent with the station’s FCC license. In general, we do not anticipate difficulties in renewing facility or transmitter/antenna site leases or in leasing additional space or sites if required. We have approximately $58.6 million in aggregate annual minimum rental commitments under real estate leases. Many of these leases contain escalation clauses such as defined contractual increases or cost-of-living adjustments.
Our principal executive offices are located at 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204, in approximately 91,500 square feet of owned office space which is shared by our Indianapolis radio stations and our Indianapolis Monthly publication.
We own substantially all of our other equipment, consisting principally of transmitting antennae, transmitters, studio equipment and general office equipment. The towers, antennae and other transmission equipment used by our stations are generally in good condition, although opportunities to upgrade facilities are periodically reviewed.
ITEM 3. LEGAL PROCEEDINGS.
Emmis is a party to various legal proceedings arising in the ordinary course of business. In the opinion of management of the company, however, there are no legal proceedings pending against the company that we believe are likely to have a material adverse effect on the company.
Certain individuals and groups have challenged applications for renewal of the FCC licenses of certain of the company’s stations. The challenges to the license renewal applications are currently pending before the Commission. Emmis does not expect the challenges to result in the denial of any license renewals.
EXECUTIVE OFFICERS OF THE REGISTRANT
Listed below is certain information about the executive officers of Emmis or its affiliates who are not directors or nominees to be directors.

		AGE AT	YEAR FIRST
		FEBRUARY 28,	ELECTED
NAME	POSITION	2010	OFFICER
Richard F. Cummings	President — Radio Programming	59	1984

J. Scott Enright	Executive Vice President, General Counsel and Secretary	47	1998

Gregory T. Loewen	President — Publishing Division and Chief Strategy Officer	38	2007
Set forth below is the principal occupation for the last five years of each executive officer of the Company or its affiliates who is not also a director.
Mr. Cummings was appointed President — Radio Programming in March 2009. Mr. Cummings served as Radio Division President from December 2001 to February 2009. Prior to becoming Radio Division President, Mr. Cummings was Executive Vice President of Programming. Mr. Cummings joined Emmis in 1981.
Mr. Enright was appointed Executive Vice President, General Counsel and Secretary in March 2009. Previously, Mr. Enright served as Senior Vice President, Associate General Counsel and Secretary of Emmis from September 2006 to February 2009 and as Vice President, Associate General Counsel and Assistant Secretary from the date he joined Emmis in October 1998, adding the office of Secretary in 2002.
Mr. Loewen was appointed President — Publishing Division and Chief Strategy Officer in March 2010. Previously, Mr. Loewen served as Chief Strategy Officer from February 2007 to February 2010. Prior to joining Emmis in February 2007, Mr. Loewen served as Vice President of Digital Media and Strategy for The Toronto Star.
ITEM 4. (REMOVED AND RESERVED)

PART II
ITEM 5. MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES.
MARKET INFORMATION FOR OUR COMMON STOCK
Emmis’ Class A common stock is traded in the over-the-counter market and is quoted on the Nasdaq Global Select Market under the symbol EMMS. There is no established public trading market for Emmis’ Class B common stock or Class C common stock.
The following table sets forth the high and low sales prices of the Class A common stock for the periods indicated.

QUARTER ENDED	HIGH	LOW
May 2008	3.74	2.62
August 2008	3.24	1.49
November 2008	2.50	0.25
February 2009	0.65	0.27

May 2009	0.78	0.25
August 2009	1.11	0.24
November 2009	1.62	0.63
February 2010	1.44	0.82
HOLDERS
At April 27, 2010, there were 5,915 record holders of the Class A common stock, and there was one record holder of the Class B common stock.
DIVIDENDS
Emmis currently intends to retain future earnings for use in its business and has no plans to pay any dividends on shares of its common stock in the foreseeable future.
The terms of Emmis’ Preferred Stock provide for a quarterly dividend payment of $.78125 per share on each January 15, April 15, July 15 and October 15. Emmis has not declared a preferred stock dividend since October 15, 2008. As of February 28, 2010, cumulative preferred dividends in arrears total $11.3 million. Failure to pay the dividend is not a default under the terms of the Preferred Stock. However, since dividends have remained unpaid for more than six quarters, the holders of the Preferred Stock are entitled to elect two persons to our board of directors. No nominations for these director positions were submitted for the 2010 annual meeting of shareholders. Thus, the two director positions will remain vacant until the next meeting of shareholders, unless the 2010 annual meeting is delayed for such a time as to trigger the right of the holders of the Preferred Stock to submit new nominations in accordance with our bylaws. The Second Amendment to our Credit Agreement prohibits the company from paying dividends on the Preferred Stock during the Suspension Period (as defined in the Credit Agreement) (See “Liquidity and Capital Resources”). Payment of future preferred stock dividends is at the discretion of the company’s Board of Directors.

SHARE REPURCHASES
During the three-month period ended February 28, 2010, there were no repurchases of our Class A common stock or Preferred Stock pursuant to a previously announced share repurchase program by the company’s Board of Directors. There was, however, withholding of shares of stock upon vesting of restricted stock to cover withholding tax obligations. The following table provides information on our repurchases related to the withholding of shares of stock in payment of employee tax obligations upon vesting of restricted stock during the three months ended February 28, 2010:

			(c)	(d)
			Total Number of	Maximum
			Shares	Approximate
			Purchased as	Dollar Value of
	(a)	(b)	Part of Publicly	Shares That May
	Total Number	Average Price	Announced	Yet Be Purchased
	of Shares	Paid Per	Plans or	Under the Plans
Period	Purchased	Share	Programs	or Programs
December 1, 2009 – December 31, 2009	427	$1.19	—	$36,150,565
January 1, 2010 – January 31, 2010	29,500	$1.24	—	$36,150,565
February 1, 2010 – February 28, 2010	290	$0.90	—	$36,150,565

	30,217		—

ITEM 6. SELECTED FINANCIAL DATA.
As a smaller reporting company, we are not required to provide this information.
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION.
GENERAL
The following discussion pertains to Emmis Communications Corporation (“ECC”) and its subsidiaries (collectively, “Emmis” or the “Company”).
We own and operate radio and publishing properties located primarily in the United States. Our revenues are mostly affected by the advertising rates our entities charge, as advertising sales represent more than 70% of our consolidated revenues. These rates are in large part based on our entities’ ability to attract audiences/subscribers in demographic groups targeted by their advertisers. Arbitron Inc. generally measures radio station ratings weekly for markets measured by the Portable People MeterTM and four times a year for markets measured by diaries. Because audience ratings in a station’s local market are critical to the station’s financial success, our strategy is to use market research, advertising and promotion to attract and retain audiences in each station’s chosen demographic target group.
Our revenues vary throughout the year. As is typical in the broadcasting industry, our revenues and operating income are usually lowest in our fourth fiscal quarter.
In addition to the sale of advertising time for cash, stations typically exchange advertising time for goods or services, which can be used by the station in its business operations. These barter transactions are recorded at the estimated fair value of the product or service received. We generally confine the use of such trade transactions to promotional items or services for which we would otherwise have paid cash. In addition, it is our general policy not to preempt advertising spots paid for in cash with advertising spots paid for in trade.

The following table summarizes the sources of our revenues for the past three years. All revenues generated by our international radio properties are included in the “Local” category. The category “Non Traditional” principally consists of ticket sales and sponsorships of events our stations and magazines conduct in their local markets. The category “Other” includes, among other items, revenues generated by the websites of our entities, and barter.

	Year ended February 28,
	2008	% of Total	2009	% of Total	2010	% of Total
Net revenues:
Local	$210,704	62.8%	$184,134	59.8%	$143,924	59.3%
National	62,083	18.5%	57,753	18.8%	31,572	13.0%
Political	33	0.0%	1,466	0.5%	410	0.2%
Publication Sales	14,220	4.2%	14,006	4.5%	12,844	5.3%
Non Traditional	21,591	6.4%	18,973	6.2%	17,903	7.4%
Other	27,046	8.1%	31,599	10.2%	35,913	14.8%

Total net revenues	$335,677		$307,931		$242,566

A significant portion of our expenses varies in connection with changes in revenue. These variable expenses primarily relate to costs in our sales department, such as salaries, commissions and bad debt. Our costs that do not vary as much in relation to revenue are mostly in our programming and general and administrative departments, such as talent costs, syndicated programming fees, utilities, office expenses and salaries. Lastly, our costs that are highly discretionary are costs in our marketing and promotions department, which we primarily incur to maintain and/or increase our audience and market share.
KNOWN TRENDS AND UNCERTAINTIES
Although the recent global recession has negatively impacted advertising revenues for a wide variety of media businesses, domestic radio revenue growth has been challenged for several years. Management believes this is principally the result of four factors unrelated to the recession: (1) the emergence of new media, such as various media content distributed via the Internet, telecommunication companies and cable interconnects, which are gaining advertising share against radio and other traditional media, (2) the perception of investors and advertisers that satellite radio and portable media players diminish the effectiveness of radio advertising, (3) advertisers’ lack of confidence in the ratings of radio stations due to dated ratings-gathering methods, and (4) a lack of inventory and pricing discipline by radio operators.
The Company and the radio industry have begun several initiatives to address these issues. The radio industry is working aggressively to increase the number of portable digital media devices that contain an FM tuner, including smartphones and music players. In many countries, FM tuners are common features in portable digital media devices. The radio industry is working with leading United States network providers, device manufacturers, regulators and legislators to ensure that FM tuners are included in most future portable digital media devices. Including FM as a feature on these devices has the potential to increase radio listening and improve perception of the radio industry while offering network providers the benefits of a proven emergency notification system, reduced network congestion from audio streaming services, and a host of new revenue generating applications.
The Company has also aggressively worked to harness the power of broadband and mobile media distribution in the development of emerging business opportunities by becoming one of the ten largest streaming audio providers in the United States, developing highly interactive websites with content that engages our listeners, using SMS texting and delivering real-time traffic to navigation devices.
Along with the rest of the radio industry, the majority of our stations have deployed HD Radio®. HD Radio® offers listeners advantages over standard analog broadcasts, including improved sound quality and additional digital channels. To make the rollout of HD Radio® more efficient, a consortium of broadcasters representing a majority of the radio stations in nearly all of our markets have agreed to work together in each radio market to ensure the most diverse consumer offering possible and to accelerate the rollout of HD Radio® receivers, particularly in automobiles. In addition to offering secondary channels, the HD Radio® spectrum allows broadcasters to transmit other forms of data. We are participating in a joint venture with other broadcasters to provide the bandwidth that a third party will use to transmit location-based data to hand-held and in-car navigation devices. It is unclear what impact HD Radio® will have on the markets in which we operate.

Arbitron Inc., the supplier of ratings data for United States radio markets, has developed technology to passively collect data for its ratings service. The Portable People MeterTM (PPMTM) is a small, pager-sized device that does not require any active manipulation by the end user and is capable of automatically measuring radio, television, Internet, satellite radio and satellite television signals that are encoded for the service by the broadcaster. The PPMTM offers a number of advantages over the traditional diary ratings collection system including ease of use, more reliable ratings data and shorter time periods between when advertising runs and when audience listening or viewing habits can be reported. This service began in the New York, Los Angeles and Chicago markets in October 2008, in the St. Louis market in October 2009, and is planned for introduction in the Austin and Indianapolis markets in the fall of 2010. In each market in which the service has launched, there has been a compression in the relative ratings of all stations in the market, increasing the competitive pressure within the market for advertising dollars. In addition, ratings for certain stations when measured by the PPMTM as opposed to the traditional diary methodology can be materially different. The Company continues to evaluate the impact PPMTM will have on our revenues in these markets.
As discussed below, our radio stations in Los Angeles and New York have trailed the performance of their respective markets. Management believes this relative underperformance is principally due to two factors: (1) our lack of scale in these markets and (2) the introduction of PPMTM to these markets in October 2008. Some of our competitors operate larger station clusters in New York and Los Angeles than we do, enabling them to use their market share to extract a greater percentage of available advertising revenue through discounting unit rates. Our stations in New York and Los Angeles principally target demographics that suffer a disproportionate decline in ratings when measured by the PPMTM as compared to the previously used diary methodology. Management expects the impact we have experienced from the adoption of the PPMTM to abate in our next fiscal year. Our Los Angeles and New York markets collectively account for approximately 50% of our domestic radio revenues.
On April 3, 2009, Emmis entered into an LMA and a Put and Call Agreement for KMVN-FM in Los Angeles with a subsidiary of Grupo Radio Centro, S.A.B. de C.V (“GRC”), a Mexican broadcasting company. The LMA for KMVN-FM commenced on April 15, 2009 and will continue for up to seven years. The LMA requires $7 million in annual payments plus reimbursement of certain expenses. GRC paid the first two years of LMA payments in advance at closing. At any time during the LMA, GRC has the right to purchase the station for $110 million. At the end of the term, Emmis has the right to require GRC to purchase the station for the same amount. Under the LMA, Emmis continues to own and operate the station, with GRC providing Emmis with broadcast programming. In connection with the LMA, the call letters of the station changed from KMVN-FM to KXOS-FM. The performance of Emmis’ other Los Angeles radio station, KPWR-FM, trailed the performance of the overall market. For the twelve-month period ended February 28, 2010, KPWR-FM’s gross revenues were down 28.2% whereas the independent accounting firm Miller, Kaplan, Arase & Co. (Miller Kaplan) reported that the Los Angeles market total gross revenues were down 18.3% versus the same period of the prior year.
Our radio cluster in New York trailed the performance of the overall New York radio market during the twelve-month period ended February 28, 2010. For the twelve-month period ended February 28, 2010, our New York radio stations’ gross revenues were down 19.5%, whereas Miller Kaplan reported that New York radio market total gross revenues were down 12.4% versus the same period of the prior year.
While the general pace of business has improved over the past twelve months, the ongoing recovery remains unpredictable. For example, our domestic radio division’s revenues were up approximately 8% in the month of March 2010 as compared to the same month from the prior year, but were down 4% in the month of April 2010 as compared to the same month from the prior year. As of May 3, 2010, our domestic radio division’s revenues for the months of May 2010 and June 2010 as compared to the same month of the prior year are flat and up10%, respectively.
As part of our business strategy, we continually evaluate potential acquisitions of radio stations, publishing properties and other businesses that we believe hold promise for long-term appreciation in value and leverage our strengths. However, the August 2009 amendment to Emmis Operating Company’s (the Company’s principal operating subsidiary, hereinafter “EOC”) Credit Agreement substantially limits our ability to make acquisitions prior to September 2011. We also regularly review our portfolio of assets and may opportunistically dispose of assets when we believe it is appropriate to do so. In particular, we have one radio station in New York City and two radio stations in Chicago where we believe the sale value could exceed the prospects for cash flow generation as part of our portfolio. Although we remain optimistic about the growth potential of these stations, as the market for buying and selling radio stations improves, we may from time to time explore sales of one or more of these stations.

CRITICAL ACCOUNTING POLICIES
Critical accounting policies are defined as those that encompass significant judgments and uncertainties, and potentially derive materially different results under different assumptions and conditions. We believe that our critical accounting policies are those described below.
Revenue Recognition
Broadcasting revenue is recognized as advertisements are aired. Publication revenue is recognized in the month of delivery of the publication. Both broadcasting revenue and publication revenue recognition is subject to meeting certain conditions such as persuasive evidence that an arrangement exists and collection is reasonably assured. These criteria are generally met at the time the advertisement is aired for broadcasting revenue and upon delivery of the publication for publication revenue. Advertising revenues presented in the financial statements are reflected on a net basis, after the deduction of advertising agency fees, usually at a rate of 15% of gross revenues.
Allowance for Doubtful Accounts
An allowance for doubtful accounts is recorded based on management’s judgment of the collectability of receivables. When assessing the collectability of receivables, management considers, among other things, historical loss experience and existing economic conditions.
FCC Licenses and Goodwill
We have made acquisitions in the past for which a significant amount of the purchase price was allocated to FCC licenses and goodwill assets. As of February 28, 2010, we have recorded approximately $360.0 in goodwill and FCC licenses, which represents approximately 72% of our total assets.
In the case of our U.S. radio stations, we would not be able to operate the properties without the related FCC license for each property. FCC licenses are renewed every eight years; consequently, we continually monitor our stations’ compliance with the various regulatory requirements. Historically, all of our FCC licenses have been renewed at the end of their respective periods, and we expect that all FCC licenses will continue to be renewed in the future. We consider our FCC licenses to be indefinite-lived intangibles. Our foreign broadcasting licenses expire during periods ranging from December 2012 to February 2013. We will need to submit applications to extend our foreign licenses upon their expiration to continue our broadcast operations in these countries. While there is a general expectancy of renewal of radio broadcast licenses in most countries and we expect to actively seek renewal of our foreign licenses, most of the countries in which we operate do not have the regulatory framework or history that we have with respect to license renewals in the United States. This makes the risk of non-renewal (or of renewal on less favorable terms) of foreign licenses greater than for United States’ licenses, as was recently demonstrated in Hungary when our broadcasting license was not renewed in November 2009 under circumstances that even a Hungarian court ruled violated the Hungarian Media Law. We treat our foreign broadcasting licenses as definite-lived intangibles and amortize them over their respective license periods.
We do not amortize goodwill or other indefinite-lived intangible assets, but rather test for impairment at least annually or more frequently if events or circumstances indicate that an asset may be impaired. When evaluating our radio broadcasting licenses for impairment, the testing is performed at the unit of accounting level as determined by Accounting Standards Codification (“ASC”) Topic 350-30-35. In our case, radio stations in a geographic market cluster are considered a single unit of accounting, provided that they are not being operated under a Local Marketing Agreement by another broadcaster.
We complete our annual impairment tests on December 1 of each year and perform additional interim impairment testing whenever triggering events suggest such testing is warranted.
Valuation of Indefinite-lived Broadcasting Licenses
Fair value of our FCC Licenses is estimated to be the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To determine the fair value of our FCC Licenses, the Company uses an income valuation method when it performs its impairment tests. Under this method, the Company projects cash flows that would be generated by each of its units of accounting assuming the unit of accounting was commencing operations in its respective market at the beginning of the valuation period. This cash flow stream is discounted to arrive at a value for the FCC license. The Company assumes the competitive situation that exists in each market remains unchanged, with the exception that its unit of accounting commenced operations at the beginning of the valuation period. In doing so, the Company extracts the value of going concern and any other assets acquired, and strictly values the FCC license. Major assumptions involved in this analysis include market revenue, market revenue growth rates, unit of accounting audience share, unit of accounting revenue share and discount rate. Each of these assumptions may change in the future based upon changes in general economic conditions, audience behavior, consummated transactions, and numerous other variables that may be beyond our control.

The projections incorporated into our annual license valuations take into consideration the prolonged economic recession and credit crisis, which has led to a further weakened, deteriorating and less profitable radio marketplace with reduced potential for growth and a higher cost of capital. Between its December 1, 2007 annual impairment assessment and its August 1, 2009 interim assessment, the Company incorporated several more conservative estimates into its assumptions to reflect the deterioration in both the U.S. economy and the radio marketplace. Specifically, long-term revenue growth estimates generally decreased, from a range of 1.5% to 4.0% in the December 1, 2007 assessment to a range of 2.0% to 3.3% in the August 1, 2009 assessment. Similarly, as a large portion of radio’s expenses are of a fixed nature, declining revenue projections negatively impact operating profit margin assumptions. Operating profit margins decreased from a range of 30.1% to 50.7% in the December 1, 2007 assessment to a range of 26.0% to 40.9% in the December 1, 2009 assessment. Assumptions incorporated into the annual impairment testing as of December 1, 2009 were similar to those used in our August 1, 2009 interim testing, although revenue growth rates were slightly higher as a result of the pace of the industry’s recent revenue recovery. Below are some of the key assumptions used in our annual and interim impairment assessments. The methodology used to value our FCC licenses has not changed in the three-year period ended February 28, 2010.

	December 1, 2007	October 1, 2008	December 1, 2008	August 1, 2009	December 1, 2009
Discount Rate	10.5% – 11.1%	11.7% – 12.1%	11.5% – 11.9%	12.6% – 13.0%	12.7% – 13.1%
Long-term Revenue Growth Rate (Years 4-8)	1.5% – 4.0%	2.0% – 3.5%	2.0% – 3.3%	2.0% – 3.3%	2.0% – 3.5%
Revenue Growth Rate (All Years)	1.5% – 4.4%	1.5% – 3.4%	0.7% – 3.3%	1.5% – 3.2%	2.0% – 3.4%
Mature Market Share	6.7% – 31.0%	6.3% – 30.8%	6.3% – 30.5%	6.3% – 30.6%	6.2% – 30.0%
Operating Profit margin	30.1% – 50.7%	27.7% – 43.7%	27.1% – 42.7%	26.5% – 42.7%	26.0% – 40.9%
Valuation of Goodwill
ASC Topic 350 requires the Company to test goodwill for impairment at least annually using a two-step process. The first step is a screen for potential impairment, while the second step measures the amount of impairment. The Company conducts the two-step impairment test on December 1 of each fiscal year, unless indications of impairment exist during an interim period. When assessing its goodwill for impairment, the Company uses an enterprise valuation approach to determine the fair value of each of the Company’s reporting units (radio stations grouped by market and magazines on an individual basis). Management determines enterprise value for each of its reporting units by multiplying the two-year average station operating income generated by each reporting unit (current year based on actual results and the next year based on budgeted results) by an estimated market multiple. The Company uses a blended station operating income trading multiple of publicly traded radio operators as a benchmark for the multiple it applies to its radio reporting units. There are no publicly traded publishing companies that are focused predominantly on city and regional magazines as is our publishing segment. Therefore, the market multiple used as a benchmark for our publishing reporting units is based on recently completed transactions within the city and regional magazine industry or analyst reports that include valuations of magazine divisions within publicly traded media conglomerates. For the interim assessment performed as of August 1, 2009, the Company applied a market multiple of 6.2 times and 5.0 times the reporting unit’s operating performance for our radio and publishing reporting units, respectively. For the annual assessment performed as of December 1, 2009, the Company applied a market multiple of 6.8 times and 5.0 times the reporting unit’s operating performance for our radio and publishing reporting units, respectively. Management believes this methodology for valuing radio and publishing properties is a common approach and believes that the multiples used in the valuation are reasonable given our peer comparisons and recent market transactions.
This enterprise valuation is compared to the carrying value of the reporting unit for the first step of the goodwill impairment test. If the reporting unit exhibits impairment, the Company proceeds to the second step of the goodwill impairment test. For its step-two testing, the enterprise value is allocated among the tangible assets, indefinite-lived intangible assets (FCC licenses valued using a direct-method valuation approach) and unrecognized intangible assets, such as customer lists, with the residual amount representing the implied fair value of the goodwill. To the extent the carrying amount of the goodwill exceeds the implied fair value of the goodwill, the difference is recorded as an impairment charge in the statement of operations. The methodology used to value our goodwill has not changed in the three-year period ended February 28, 2010.
Sensitivity Analysis
Based on the results of our December 1, 2009 annual impairment assessment, the fair value of our broadcasting licenses was approximately $407.4 million which was in excess of the $335.8 million carrying value by $71.6 million, or 21.3%. The fair values exceeded the carrying values of all of our units of accounting. Should our estimates or assumptions worsen, or should negative events or circumstances occur in the units that have limited fair value cushion, additional license impairments may be needed.

	Radio Broadcasting Licenses
	As of
	February 28, 2010	December 1, 2009	Percentage by which fair
Unit of Accounting	Carrying Value	Fair Value	value exceeds carrying value
New York Cluster	145,588	156,080	7.2%
KXOS-FM (Los Angeles)	52,333	55,281	5.6%
Austin Cluster	46,030	46,511	1.0%
Chicago Cluster	44,292	46,385	4.7%
St. Louis Cluster	27,692	29,196	5.4%
Indianapolis Cluster	17,274	18,051	4.5%
KPWR-FM (Los Angeles)	2,018	55,281	2,639.4%
Terre Haute Cluster	574	586	2.1%

Total	335,801	407,371	21.3%

Although our annual impairment testing on December 1, 2009 did not result in an impairment charge, if we were to assume a 1% change in any of our three key assumptions (a reduction in the long-term revenue growth rate, a reduction in local commercial share or an increase in the discount rate) used to determine the fair value of our broadcasting licenses on December 1, 2009, the resulting impairment charge would have been $64.0 million, $60.5 million and $26.6 million, respectively. Also, if we were to assume a 10% decrease in the two-year average station operating income or a market multiple decrease of one, two of the key assumptions used to determine the fair value of our goodwill on December 1, 2009, the resulting impairment charge would have been $7.9 million and $8.0 million, respectively.
The prolonged economic downturn negatively impacted the radio broadcasting industry as advertising revenues continued to decline and expectations for growth over the next year also declined throughout most of calendar 2009. The projected revenue growth levels for the industry when we completed our interim impairment testing on August 1, 2009 were lower than we had originally forecasted when we completed our fiscal 2009 annual impairment test on December 1, 2008. This decline caused us to record further impairment to broadcasting licenses and goodwill as part of our August 1, 2009 impairment review. As revenues decline, profitability levels are also negatively impacted as fixed costs represent a significant component of a radio station’s operating expenses. As a result, the fair value of our asset base is particularly sensitive to the impact of declining revenues.
Deferred Taxes
The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the Company’s financial statements or income tax returns. Income taxes are recognized during the year in which the underlying transactions are reflected in the consolidated statements of operations. Deferred taxes are provided for temporary differences between amounts of assets and liabilities as recorded for financial reporting purposes and amounts recorded for income tax purposes. After determining the total amount of deferred tax assets, the Company determines whether it is more likely than not that some portion of the deferred tax assets will not be realized. If the Company determines that a deferred tax asset is not likely to be realized, a valuation allowance will be established against that asset to record it at its expected realizable value.
Insurance Claims and Loss Reserves
The Company is self-insured for most healthcare claims, subject to stop-loss limits. Claims incurred but not reported are recorded based on historical experience and industry trends, and accruals are adjusted when warranted by changes in facts and circumstances. The Company had $0.9 million and $1.1 million accrued for employee healthcare claims as of February 28, 2009 and 2010, respectively. The Company also maintains large deductible programs (ranging from $250 thousand to $500 thousand per occurrence) for workers’ compensation, employment liability, automotive liability and media liability claims.

Valuation of Stock Options
The Company determines the fair value of its employee stock options at the date of grant using a Black-Scholes option-pricing model. The Black-Scholes option pricing model was developed for use in estimating the value of exchange-traded options that have no vesting restrictions and are fully transferable. The Company’s employee stock options have characteristics significantly different than these traded options. In addition, option pricing models require the input of highly subjective assumptions, including the expected stock price volatility and expected term of the options granted. The Company relies heavily upon historical data for its stock price when determining expected volatility, but each year the Company reassesses whether or not historical data is representative of expected results.
ACQUISITIONS, DISPOSITIONS AND INVESTMENTS
The transactions described below impact the comparability of operating results for the three years ended February 28, 2010.
During the quarter ended May 31, 2009, Emmis completed a series of transactions with its noncontrolling partners of two of our Bulgarian radio networks that gave Emmis 100% ownership in those networks. The purchase price of these transactions totaled $4.9 million in cash, and a substantial portion was allocated to goodwill which was then determined to be substantially impaired. Emmis recorded an impairment loss of $3.7 million related to Bulgarian goodwill during the quarter ended May 31, 2009.
On May 29, 2009, Emmis sold the stock of its Belgium radio operation to Alfacam Group NV, a Belgian corporation, for 100 euros. Emmis recognized a gain on the sale of its Belgium radio operations of $0.4 million, which included a gain of $0.1 million related to the transfer of cumulative translation adjustments. The gain on sale of the Belgium radio operations is included in discontinued operations in the accompanying consolidated statements of operations. Emmis desired to exit Belgium as its financial performance in the market failed to meet expectations. The sale allowed Emmis to eliminate further operating losses.
On July 18, 2008, Emmis completed the sale of its sole remaining television station, WVUE-TV in New Orleans, LA, to Louisiana Media Company LLC for $41.0 million in cash. The Company recognized a loss on the sale of WVUE-TV of $0.6 million, net of tax benefits of $0.4 million, which is included in income from discontinued operations in the accompanying statements of operations. In connection with the sale, the Company paid discretionary bonuses to the employees of WVUE-TV totaling $0.8 million, which is included in the calculation of the loss on sale. The sale of WVUE-TV completes the sale of our television division which began on May 10, 2005, when Emmis announced that it had engaged advisors to assist in evaluating strategic alternatives for its television assets.
On December 17, 2007, Emmis completed its acquisition of 100% of the shares of Infopress & Company OOD for $8.8 million in cash. Infopress & Company OOD operates Inforadio, a national radio network broadcasting to 13 Bulgarian cities. Inforadio joins Emmis’ majority owned Bulgarian radio networks Radio FM+ and Radio Fresh. Emmis believes the acquisition of Inforadio further strengthens its footprint in Bulgaria. The operating results of Inforadio from December 17, 2007 are included in the accompanying consolidated statements of operations.
On July 25, 2007, Emmis completed its acquisition of Orange Coast Kommunications, Inc., publisher of Orange Coast, for $6.9 million in cash including acquisition costs of $0.2 million. Approximately $0.3 million of the purchase price was withheld at the original closing, but was subsequently paid in April 2008. Orange Coast fits Emmis’ niche of publishing quality city and regional magazines and serves the affluent area of Orange County, CA. The operating results of Orange Coast from July 25, 2007 are included in the accompanying consolidated statements of operations.
On June 4, 2007, Emmis closed on its sale of KGMB-TV in Honolulu to HITV Operating Co, Inc. for $40.0 million in cash. Emmis recorded a gain on sale of $10.1 million, net of tax, which is included in discontinued operations in the accompanying consolidated statement of operations.
On March 27, 2007, Emmis closed on its sale of KMTV-TV in Omaha, NE to Journal Communications, Inc. (Journal) and received $10.0 million in cash. Journal had been operating KMTV-TV under a Local Programming and Marketing Agreement since December 5, 2005.

RESULTS OF OPERATIONS
YEAR ENDED FEBRUARY 28, 2009 COMPARED TO YEAR ENDED FEBRUARY 28, 2010
Net revenues:

	For the years ended February 28,
	2009	2010	$ Change	% Change
	(As reported, amounts in thousands)
Net revenues:
Radio	$224,941	$177,566	$(47,375)	(21.1)%
Publishing	82,990	65,000	(17,990)	(21.7)%

Total net revenues	$307,931	$242,566	$(65,365)	(21.2)%

Radio net revenues decreased principally as a result of the precipitous decline of advertising spending in our domestic and international radio markets due to the global recession. We typically monitor the performance of our domestic radio stations against the aggregate performance of the markets in which we operate based on reports for the periods prepared by the independent accounting firm Miller Kaplan. Miller Kaplan reports are generally prepared on a gross revenue basis and exclude revenues from barter arrangements, and also exclude revenue Emmis recognized related to the guaranteed minimum amount of national sales by our national representation firm as discussed below. For the year ended February 28, 2010, revenues of our domestic radio stations were down 18.2%, whereas Miller Kaplan reported that revenues of our domestic radio markets were down 14.4%. The relative underperformance of our domestic radio stations is principally due to our lack of scale in the New York and Los Angeles markets and the introduction of PPMTM to those markets in October 2008.
Market weakness and our stations’ weakness has led us to discount our rates charged to advertisers. In fiscal 2010, our average unit rate was down 23.3% and our number of units sold was up 0.4%. The Company’s national representation firm guaranteed a minimum amount of national sales for the years ended February 28, 2009 and February 29, 2008. Actual national sales, as defined by the representation agreement, were approximately $10.2 million lower than the guaranteed minimum amount of national sales and the national representation firm has paid the shortfall to Emmis. As such, Emmis recognized $10.2 million of additional net revenues for the year ended February 28, 2009. Emmis recognized $3.7 million of additional net revenues related to the national representation firm’s shortfall during the year ended February 29, 2008. Our agreement with our national representation firm does not contain guarantees for any period after the year ended February 28, 2009.
Publishing net revenues decreased principally due to the global recession that diminished demand for advertising inventory at all of our city/regional publications.
Station operating expenses excluding depreciation and amortization expense:

	For the years ended February 28,
	2009	2010	$ Change	% Change
	(As reported, amounts in thousands)
Station operating expenses, excluding depreciation and amortization expense:
Radio	$162,685	$141,557	$(21,128)	(13.0)%
Publishing	76,322	64,603	(11,719)	(15.4)%

Total station operating expenses, excluding depreciation and amortization expense	$239,007	$206,160	$(32,847)	(13.7)%

Radio station operating expenses, excluding depreciation and amortization expense, decreased principally due to division-wide cost reduction efforts consisting, among other things, of headcount and wage reductions. These cost reduction efforts as well as lower sales-related costs contributed to the reduction in station operating expenses, excluding depreciation and amortization expense.
Publishing operating expenses, excluding depreciation and amortization expense, decreased principally due to division-wide cost reduction efforts similar to our radio division.
Most of our cost reduction efforts occurred at the beginning of fiscal 2010; consequently, we do not anticipate similar year-over-year declines in station operating expenses, excluding depreciation and amortization expense, for the radio or publishing divisions in fiscal 2011.
Corporate expenses excluding depreciation and amortization expense:

	For the years ended February 28,
	2009	2010	$ Change	% Change
	(As reported, amounts in thousands)
Corporate expenses excluding depreciation and amortization expense	$18,503	$13,634	$(4,869)	(26.3)%
Corporate expenses decreased principally due to cost reduction efforts primarily consisting of headcount reductions and wage reductions, eliminating operating costs associated with the Company’s corporate aircraft, which was sold during the three months ended May 31, 2009, lower noncash compensation costs related to the discontinuance of the Company’s 401(k) matching program and lower Black-Scholes valuations related to the Company’s March 2009 equity grants.
Most of our cost reduction efforts occurred at the beginning of fiscal 2010; consequently, we do not anticipate similar year-over-year declines in corporate expenses, excluding depreciation and amortization expense, in fiscal 2011.
Restructuring charge:

	For the year ended February 28,
	2009	2010	$ Change	% Change
	(As reported, amounts in thousands)

Restructuring charge	$4,208	$3,350	$(858)	(20.4)%
In response to the deteriorating economic environment and the decline in domestic advertising revenues previously discussed, the Company announced a plan on March 5, 2009 to reduce payroll costs by $10 million annually. In connection with the plan, approximately 100 employees were terminated. The terminated employees received severance of $4.2 million under the Company’s standard severance plan. This amount was recognized in the year ended February 28, 2009, as the terminations were probable and the amount was reasonably estimable prior to the end of the period. Employees terminated also received one-time enhanced severance of $3.4 million that was recognized in the year ended February 28, 2010, as the enhanced plan was not finalized and communicated until March 5, 2009.
Impairment loss:

	For the year ended February 28,
	2009	2010	$ Change	% Change
	(As reported, amounts in thousands)

Impairment loss	$373,137	$174,642	$(198,495)	(53.2)%

During the first quarter of fiscal 2010, Emmis purchased the remaining ownership interests of its two majority owned radio networks in Bulgaria. Emmis now owns 100% of all three radio networks in Bulgaria. Approximately $3.7 million of the purchase price related to these acquisitions was allocated to goodwill, which was then determined to be substantially impaired. During the second quarter of fiscal 2010, we performed an interim impairment test of our intangible assets as indicators of impairment were present. In connection with the interim review, we recorded an impairment loss of $160.9 million related to our radio FCC licenses, $5.3 million related to goodwill at our Los Angeles Magazine publication, $2.8 million related to definite-lived intangibles at our Orange Coast Magazine publication and $2.0 million related to our Bulgarian foreign broadcast licenses.
We performed our annual impairment testing as of December 1, 2009, but did not record any additional impairment charges.
Depreciation and amortization:

	For the years ended February 28,
	2009	2010	$ Change	% Change
	(As reported, amounts in thousands)
Depreciation and amortization:
Radio	$9,020	$8,128	$(892)	(9.9)%
Publishing	1,231	772	(459)	(37.3)%
Corporate	2,152	1,493	(659)	(30.6)%

Total depreciation and amortization	$12,403	$10,393	$(2,010)	(16.2)%

The decrease in radio and publishing depreciation and amortization mostly relates to impairment charges related to our definite-lived intangible assets at our Bulgarian radio operation and our Orange Coast publication in connection with our interim impairment testing performed on August 1, 2009.
Corporate depreciation and amortization expense decreased as a significant portion of the corporate property and equipment became fully depreciated at the end of fiscal 2009.
Operating loss:

	For the years ended February 28,
	2009	2010	$ Change	% Change
	(As reported, amounts in thousands)
Operating loss:
Radio	$(281,774)	$(140,120)	$141,654	50.3%
Publishing	(27,585)	(9,200)	18,385	66.6%
Corporate	(29,982)	(16,166)	13,816	46.1%

Total operating loss	$(339,341)	$(165,486)	$173,855	51.2%

The decrease in operating loss is primarily due to lower year-over-year impairment losses. Excluding impairment losses, operating income would have been $33.8 million and $9.2 million for the years ended February 28, 2009 and 2010, respectively. Operating income excluding impairment losses decreased due to lower revenues, partially offset by expense reductions, both of which are discussed above.
Interest expense:

	For the years ended February 28,
	2009	2010	$ Change	% Change
	(As reported, amounts in thousands)

Interest expense	$25,067	$24,820	$(247)	(1.0)%

The August 2009 amendment to our Credit Agreement increased the interest rate on amounts outstanding under the Credit Agreement by 2%. This increase is offset by lower outstanding debt during most of Fiscal 2010 as a result of our Dutch auction tenders, which are discussed below in “Gain on debt extinguishment.”
Gain on debt extinguishment:

	For the years ended February 28,
	2009	2010	$ Change
	(As reported, amounts in thousands)

Gain on debt extinguishment	$—	$31,362	$31,362
In April 2009, Emmis commenced a series of Dutch auction tenders to purchase term loans of EOC under the Credit Agreement as amended. The cumulative effect of all of the debt tenders resulted in the purchase of $78.5 million in face amount of EOC’s outstanding term loans for $44.7 million in cash. As a result of these purchases, Emmis recognized a gain on extinguishment of debt of $31.9 million in the quarter ended May 31, 2009, which is net of transaction costs of $1.0 million and a write-off of deferred debt costs associated with the term loan reduction of $0.9 million. The Credit Agreement as amended permitted the Company to pay up to $50 million (less amounts paid after February 1, 2009 under our TV Proceeds Quarterly Bonus Program) to purchase EOC’s outstanding term loans through tender offers and required a minimum offer of $5 million per tender. Since the Company paid $44.7 million in debt tenders and paid $4.1 million under the TV Bonus Program in March 2009, we are not permitted to effect further tenders under the Credit Agreement.
In August 2009, Emmis further amended its Credit Agreement. As part of the August 2009 amendment, maximum availability under the revolver was reduced from $75 million to $20 million. The Company recorded a loss on debt extinguishment during the year ended February 28, 2010 of $0.5 million related to the write-off of deferred debt costs associated with the revolver reduction.
Benefit for income taxes:

	For the years ended February 28,
	2009	2010	$ Change	% Change
	(As reported, amounts in thousands)

Benefit for income taxes	$(65,848)	$(39,840)	$26,008	(39.5)%
Our effective income tax benefit for the years ended February 28, 2009 and 2010 were 18% and 25%, respectively. During the fourth quarter of fiscal 2009, the Company recorded a full valuation allowance for most of its deferred tax assets, including its net operating loss carryforwards. A portion of the impairment loss during the year ended February 28, 2010 decreased deferred tax liabilities associated with the indefinite-lived intangibles. The tax benefit of the deferred tax liability reduction decreased the effective annual tax rate for fiscal 2010.
During the year ended February 28, 2010, we recorded a $6.8 million benefit related to alternative minimum tax paid by Emmis in 2006 and 2007, which can now be recouped after the signing of the Worker, Homeownership, and Business Assistance Act of 2009. This Act allows Emmis to extend the previously allowed two-year carryback period on net operating losses to five years and permits the full offset of alternative minimum tax during such extended carryback period. The alternative minimum tax asset previously had a full valuation allowance.

Income from discontinued operations, net of tax:

	For the years ended February 28,
	2009	2010	$ Change	% Change
	(As reported, amounts in thousands)

Income from discontinued operations, net of tax	$4,922	$442	$(4,480)	(91.0)%
Our television division, Tu Ciudad Los Angeles, Emmis Books and our international radio operations in Belgium and Hungary have been classified as discontinued operations in the accompanying consolidated financial statements. The financial results of these stations and related discussions are fully described in Note 1j to the accompanying consolidated financial statements. Below is a summary of the components of discontinued operations.

	Year ended February 28,
	2009	2010

Income (loss) from operations:
Television	$5,007	$—
Slager Radio (Hungary)	10,311	1,404
Belgium	(3,635)	(944)
Tu Ciudad	(1,890)	(15)
Emmis Books	(103)	(22)

Total	9,690	423
Provision for income taxes	4,188	401

Income from operations, net of tax	5,502	22

Gain (loss) on sale of discontinued operations:
Television	(1,017)	—
Belgium	—	420

Total	(1,017)	420
Benefit for income taxes	(437)	—

Gain (loss) on sale of discontinued operations, net of tax	(580)	420

Income from discontinued operations, net of tax	$4,922	$442

For a description of properties sold, see the discussion under Acquisitions, Dispositions and Investments.
Consolidated net loss:

	For the years ended February 28,
	2009	2010	$ Change	% Change
	(As reported, amounts in thousands)

Consolidated net loss	$(294,953)	$(118,492)	$176,461	(59.8%)
The decrease in net loss for the year ended February 28, 2010 is mostly due to the decrease in the impairment charge recorded during fiscal 2010 and the gain on the extinguishment of debt as a result of our Dutch auction tenders, both of which are partially offset by the decrease in the benefit for income taxes and decrease in other components of operating income as discussed above.

YEAR ENDED FEBRUARY 29, 2008 COMPARED TO YEAR ENDED FEBRUARY 28, 2009
Net revenue pro forma reconciliation:
Since March 1, 2007, we have acquired Orange Coast and a national radio network in Bulgaria. The results of our television division, Tu Ciudad Los Angeles publication, Emmis Books and our international radio properties in Belgium and Hungary have been included in discontinued operations and are not included in reported results below. The following table reconciles actual results to pro forma results.

	Year ended February 28 (29),
	2008	2009	$ Change	% Change
	(amounts in thousands)
Reported net revenues
Radio	$243,738	$224,941	$(18,797)	-7.7%
Publishing	91,939	82,990	(8,949)	-9.7%

Total	335,677	307,931	(27,746)	-8.3%

Plus: Net revenues from stations acquired
Radio	604	—
Publishing	2,774	—

Total	3,378	—

Pro forma net revenues
Radio	244,342	224,941	(19,401)	-7.9%
Publishing	94,713	82,990	(11,723)	-12.4%

Total	$339,055	$307,931	$(31,124)	-9.2%

For further disclosure of segment results, see Note 13 to the accompanying consolidated financial statements. Consistent with management’s review of the Company, the pro forma results above include the impact of all material consummated acquisitions and dispositions through February 28, 2009.
Net revenues discussion:
Radio net revenues decreased principally as a result of weak advertising demand in all of our domestic radio markets. On a pro forma basis (assuming the purchase of the radio network in Bulgaria had occurred on the first day of the pro forma periods presented above), radio net revenues for the year ended February 28, 2009 decreased $19.4 million, or 7.9%. We typically monitor the performance of our domestic radio stations against the aggregate performance of the markets in which we operate based on reports for the periods prepared by the independent accounting firm Miller Kaplan. Miller Kaplan reports are generally prepared on a gross revenue basis and exclude revenues from barter arrangements. For the year ended February 28, 2009, revenues of our domestic radio stations were down 14.4%, whereas Miller Kaplan reported that revenues of our domestic radio markets were down 11.6%. We underperformed the markets in which we operate principally due to the continuing challenge of our reformatted stations in our Los Angeles and New York markets. Excluding WRXP-FM in New York and KMVN-FM in Los Angeles, revenues for our domestic radio markets would have been down 11.2%. Our New York and Los Angeles stations account for approximately 50% of our domestic radio revenues.
Market weakness and our stations’ weakness has led us to discount our rates charged to advertisers. In fiscal 2009, our average unit rate was down 14.7% and our number of units sold was down 0.5%. The Company’s national representation firm guaranteed a minimum amount of national sales for the year ended February 28, 2009. Actual national sales, as defined by the representation agreement, were approximately $10.2 million lower than the guaranteed minimum amount of national sales and the national representation firm has paid the shortfall to Emmis. As such, Emmis recognized $10.2 million of additional net revenues for the year ended February 28, 2009. Emmis recognized $3.7 million of additional net revenues related to the national representation firm’s shortfall during the year ended February 29, 2008. Our agreement with our national representation firm does not contain guarantees for any period after the year ended February 28, 2009.

Publishing net revenues decreased principally due to the slowing economy during the latter half of calendar 2008 and the first two months of calendar 2009 that diminished demand for advertising inventory at all of our city/regional publications.
On a consolidated basis, pro forma net revenues for the year ended February 28, 2009 decreased $31.1 million, or 9.2%, due to the effect of the items described above.
Station operating expenses excluding depreciation and amortization expense pro forma reconciliation:
Since March 1, 2007, we have acquired Orange Coast and a national radio network in Bulgaria. The results of our television division, Tu Ciudad Los Angeles publication, Emmis Books and our international radio properties in Belgium and Hungary have been included in discontinued operations and are not included in reported results below. The following table reconciles actual results to pro forma results.

	Year ended February 28 (29),
	2008	2009	$ Change	% Change
	(amounts in thousands)
Reported station operating expenses excluding depreciation and amortization expense
Radio	$171,534	$162,685	$(8,849)	-5.2%
Publishing	78,258	76,322	(1,936)	-2.5%

Total	249,792	239,007	(10,785)	-4.3%

Plus: Station operating expenses excluding depreciation and amortization expense from stations acquired:
Radio	567	—
Publishing	2,894	—

Total	3,461	—

Pro forma station operating expenses excluding depreciation and amortization expense
Radio	172,101	162,685	(9,416)	-5.5%
Publishing	81,152	76,322	(4,830)	-6.0%

Total	$253,253	$239,007	$(14,246)	-5.6%

For further disclosure of segment results, see Note 13 to the accompanying consolidated financial statements. Consistent with management’s review of the Company, the pro forma results above include the impact of all material consummated acquisitions and dispositions through February 28, 2009.
Station operating expenses excluding depreciation and amortization expense discussion:
Radio station operating expenses, excluding depreciation and amortization expense decreased principally due to lower expenses at KMVN-FM in Los Angeles. KMVN-FM’s station operating expenses, excluding depreciation and amortization expense decreased $6.3 million during the year ended February 28, 2009, as the station was engaged in an extensive marketing campaign in the prior year, which was not replicated in the current year. Radio operating expenses also decreased as variable sales related costs were down in line with the decrease in revenues.
Publishing operating expenses decreased due to lower variable sales related costs coupled with extensive cost reduction activities that were initiated during our quarter ended August 31, 2008.

On a consolidated basis, pro forma station operating expenses excluding depreciation and amortization expense decreased $14.2 million, or 5.6%, due to the effect of the items described above.
Corporate expenses excluding depreciation and amortization expense:

	For the years ended February 28 (29),
	2008	2009	$ Change	% Change
	(As reported, amounts in thousands)
Corporate expenses excluding depreciation and amortization expense	$20,883	$18,503	$(2,380)	(11.4)%
Corporate expenses decreased due to our continuing efforts to streamline our corporate services coupled with lower health insurance costs as a result of favorable health claims experience and general insurance costs as compared to the same period of the prior year. These cost savings are partially offset by the resumption of regular salary payments to our CEO. Our CEO voluntarily reduced his salary from $0.9 million to one dollar for the year ended February 29, 2008.
Restructuring charge:

	For the year ended February 28 (29),
	2008	2009	$ Change	% Change
	(As reported, amounts in thousands)

Restructuring charge	$—	$4,208	$4,208	N/A
In response to the deteriorating economic environment and the decline in domestic advertising revenues previously discussed, the Company announced a plan on March 5, 2009 to reduce payroll costs by $10 million annually. In connection with the plan, approximately 100 employees were terminated. The terminated employees received severance of $4.2 million under the Company’s standard severance plan which was recognized as of February 28, 2009 as the terminations were probable and the amount was reasonably estimable. Employees terminated also received one-time enhanced severance of $3.4 million that was recognized in the fiscal year ended February 28, 2010 as the enhanced plan was not finalized and communicated until March 5, 2009.
Impairment loss:

	For the year ended February 28 (29),
	2008	2009	$ Change	% Change
	(As reported, amounts in thousands)

Impairment loss	$18,068	$373,137	$355,069	1,965.2%
In connection with our fiscal 2008 annual impairment review, we recognized a noncash impairment loss of $21.2 million ($18.0 million related to our FCC licenses in St. Louis and Terre Haute and $3.2 million related to our international broadcasting licenses in Belgium). In connection with our fiscal 2009 annual and interim impairment reviews, we recognized a noncash impairment loss of $373.4 million ($322.7 million related to domestic radio indefinite-lived intangibles, $8.2 million related to international radio goodwill, $2.5 million related to other long-lived assets of our foreign continuing operations, $31.9 million related to publishing division goodwill, $0.5 million related to publishing division definite-lived intangibles, $0.3 million related to long-lived assets in Belgium and $7.3 million related to our corporate aircraft). The impairment losses related to Belgium have been reclassified to discontinued operations in the accompanying consolidated statements of operations.

Contract termination fee:

	For the year ended February 28 (29),
	2008	2009	$ Change	% Change
	(As reported, amounts in thousands)

Contract termination fee	$15,252	$—	$(15,252)	(100.0)%
On October 1, 2007, Emmis terminated its existing national sales representation agreement with Interep National Radio Sales, Inc. and entered into a new agreement with Katz Communications, Inc. extending through March 2018. Emmis, Interep and Katz entered into a tri-party termination and mutual release agreement under which Interep released Emmis from its future contractual obligations in exchange for a one-time payment of $15.3 million, which was paid by Katz on behalf of Emmis as an inducement for Emmis to enter into the new long-term contract with Katz.
Depreciation and amortization:

	For the years ended February 28 (29),
	2008	2009	$ Change	% Change
	(As reported, amounts in thousands)
Depreciation and amortization:
Radio	$8,361	$9,020	$659	7.9%
Publishing	971	1,231	260	26.8%
Corporate	2,471	2,152	(319)	(12.9)%

Total depreciation and amortization	$11,803	$12,403	$600	5.1%

The increase in publishing depreciation and amortization mostly relates to our acquisition of Orange Coast in July 2007. The decrease in corporate depreciation and amortization mostly relates to assets that are fully depreciated but have not yet been replaced.
Operating income (loss):

	For the years ended February 28 (29),
	2008	2009	$ Change	% Change
	(As reported, amounts in thousands)
Operating income (loss):
Radio	$30,627	$(281,774)	$(312,401)	(1,020.0)%
Publishing	12,710	(27,585)	(40,295)	(317.0)%
Corporate	(23,354)	(29,982)	(6,628)	28.4%

Total operating income (loss)	$19,983	$(339,341)	$(359,324)	(1,798.1)%

Radio operating income decreased principally due to the $333.5 million noncash impairment loss attributable to the radio division recognized during the year ended February 28, 2009 as compared to the $18.1 million noncash impairment charge recognized during the prior year. Also, operating expense reductions mostly related to lower operating expenses, excluding depreciation and amortization, of KMVN-FM and the absence of the $15.3 million contract termination fee in fiscal 2008 were partially offset by revenue declines of $18.8 million. As discussed above, the net revenue growth of our domestic stations trailed the revenue growth of the markets in which we operate.
Publishing operating income decreased mostly due to the $32.4 million noncash impairment loss ($31.9 million related to goodwill and $0.5 million related to other definite-lived intangibles) and a decrease in net revenues of $8.9 million, both of which are partially offset by lower operating expenses of $1.9 million mostly related to lower variable sales-related expenses.

On a consolidated basis, excluding the noncash impairment charge in both years, the noncash contract termination fee in the prior year and the restructuring charge in the current year, operating income decreased $15.3 million, or 28.7%, principally due to the decrease in radio and publishing revenues, as discussed above.
Interest expense:

	For the years ended February 28 (29),
	2008	2009	$ Change	% Change
	(As reported, amounts in thousands)

Interest expense	$34,319	$25,067	$(9,252)	(27.0)%
The decrease in interest expense is principally due to lower interest rates on our Credit Agreement. The weighted average borrowing rate under our Credit Agreement, including our interest rate exchange agreements, at February 29, 2008 and February 28, 2009 was 6.8% and 4.8%, respectively.
Loss before income taxes and discontinued operations:

	For the years ended February 28 (29),
	2008	2009	$ Change	% Change
	(As reported, amounts in thousands)

Loss before income taxes and discontinued operations	$(14,566)	$(365,723)	$(351,157)	2,410.8%
Loss before income taxes and discontinued operations decreased by $351.2 million principally due to the items discussed above, most notably the $373.1 million noncash impairment loss.
Benefit for income taxes:

	For the years ended February 28 (29),
	2008	2009	$ Change	% Change
	(As reported, amounts in thousands)

Benefit for income taxes	$(3,526)	$(65,848)	$(62,322)	1,767.5%
The increase in the benefit for income taxes was primarily due to the increase in pre-tax losses for the year ended February 28, 2009, mostly attributable to indefinite-lived asset impairment charges recorded during the year. Our benefit for income taxes for the year ended February 28, 2009 was partially offset by the recording of a full valuation allowance for most of the Company’s deferred tax assets, including its net operating loss carryforwards. The current year tax benefit and offsetting valuation allowances resulted in an effective tax rate for the years February 29, 2008 and February 28, 2009 of 24.2% and 18.0%, respectively.
Income from discontinued operations, net of tax:

	For the year ended February 28 (29),
	2008	2009	$ Change	% Change
	(As reported, amounts in thousands)

Income from discontinued operations, net of tax	$14,920	$4,922	$(9,998)	(67.0)%

Our television division, Tu Ciudad Los Angeles, Emmis Books, and our international radio operations in Belgium and Hungary have been classified as discontinued operations in the accompanying consolidated financial statements. The financial results of these stations and related discussions are fully described in Note 1k to the accompanying consolidated financial statements. Below is a summary of the components of discontinued operations.

	Year ended February 28 (29),
	2008	2009

Income (loss) from operations:
Television	$13,300	$5,007
Slager Radio (Hungary)	6,030	10,311
Belgium	(6,585)	(3,635)
Tu Ciudad	(2,137)	(1,890)
Emmis Books	(15)	(103)

Total	10,593	9,690
Provision for income taxes	5,763	4,188

Income from operations, net of tax	4,830	5,502

Gain (loss) on sale of discontinued operations:
Television	18,237	(1,017)
Belgium	—	—

Total	18,237	(1,017)
Provision (benefit) for income taxes	8,147	(437)

Gain (loss) on sale of discontinued operations, net of tax	10,090	(580)

Income from discontinued operations, net of tax	$14,920	$4,922

For a description of properties sold, see the discussion under Acquisitions, Dispositions and Investments.
In August 2005, our television station in New Orleans, WVUE-TV, was significantly affected by Hurricane Katrina and the subsequent flooding. The Company received $3.6 million of business interruption proceeds during the year ended February 29, 2008. The Company received $3.1 million as final settlement of all Katrina-related insurance claims during the year ended February 28, 2009. The insurance proceeds are classified as income from discontinued operations in the accompanying statements of operations.
Consolidated net income (loss):

	For the years ended February 28 (29),
	2008	2009	$ Change	% Change
	(As reported, amounts in thousands)

Consolidated net income (loss)	$3,880	$(294,953)	$(298,833)	(7701.9%)
The change in consolidated net income (loss) for the year ended February 28, 2009 is primarily attributable to the noncash impairment loss recorded during the year ended February 28, 2009, partially offset by additional tax benefits recorded in connection with the impairment loss.

LIQUIDITY AND CAPITAL RESOURCES
OFF-BALANCE SHEET FINANCINGS AND LIABILITIES
Other than lease commitments, legal contingencies incurred in the normal course of business, contractual commitments to purchase goods and services and employment contracts for key employees, all of which are discussed in Note 11 to the consolidated financial statements, the Company does not have any material off-balance sheet financings or liabilities. The Company does not have any majority-owned and controlled subsidiaries that are not included in the consolidated financial statements, nor does the Company have any interests in or relationships with any “special-purpose entities” that are not reflected in the consolidated financial statements or disclosed in the Notes to Consolidated Financial Statements.
CREDIT AGREEMENT
On August 19, 2009, Emmis Communications Corporation and its principal operating subsidiary, EOC (the “Borrower”), entered into the Second Amendment to Amended and Restated Revolving Credit and Term Loan Agreement (the “Second Amendment”), by and among the Borrower, ECC, the lending institutions party to the Credit Agreement referred to below (collectively, the “Lenders”) and Bank of America, N.A., as administrative agent (the “Administrative Agent”) for itself and the other Lenders party to the Amended and Restated Revolving Credit and Term Loan Agreement, dated November 2, 2006 (as amended, supplemented, and restated or otherwise modified and in effect from time to time, the “Credit Agreement”), by and among the Borrower, ECC, the Lenders, the Administrative Agent, Deutsche Bank Trust Company Americas, as syndication agent, General Electric Capital Corporation, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch and SunTrust Bank, as co-documentation agents.
Among other things, the Second Amendment:
•
suspends the applicability of the Total Leverage Ratio and the Fixed Charge Coverage Ratio financial covenants (each as defined in the Credit Agreement) for a period that will end no later than September 1, 2011 (the “Suspension Period”),

•	provides that during the Suspension Period, the Borrower must maintain Minimum Consolidated EBITDA (as defined by the Credit Agreement) for the trailing twelve month periods as follows:

Period Ending	Amount (in 000’s)
August 31, 2009	$22,800
November 30, 2009	$21,600
February 28, 2010	$23,400
May 31, 2010	$23,200
August 31, 2010	$22,400
November 30, 2010	$22,700
February 28, 2011	$22,900
May 31, 2011	$23,600
August 31, 2011	$25,000
•
provides that during the Suspension Period, the Borrower will not permit Liquidity (as defined in the Credit Agreement) as of the last day of each fiscal quarter of the Borrower ending during the Suspension Period to be less than $5 million,

•	reduces the Total Revolving Credit Commitment (as defined in the Credit Agreement) from $75 million to $20 million,

•	sets the applicable margin at 3% per annum for base rate loans and at 4% per annum for Eurodollar rate loans,

•
provides that during the Suspension Period, the Borrower: (1) must make certain prepayments from funds attributable to debt or equity issuances, asset sales and extraordinary receipts, and (2) must make quarterly payments of Suspension Period Excess Cash (as defined in the Credit Agreement),

•
provides that during the Suspension Period, the Borrower may not: (1) make certain investments or effect material acquisitions, (2) make certain restricted payments (including but not limited to restricted payments to fund equity repurchases or dividends on Emmis’ 6.25% Series A Cumulative Convertible Preferred Stock), or (3) access the additional financing provisions of the Credit Agreement (though Borrower has access to the Total Revolving Credit Commitment of $20 million),

•	excludes from the definition of Consolidated EBITDA up to an additional $5 million in severance and contract termination expenses incurred after the effective date of the Second Amendment,

•	grants the lenders a security interest in certain previously excluded real estate and other assets,

•	permits the repurchase of debt under the Credit Agreement at a discount using proceeds of certain equity issuances, and

•	modifies certain financial definitions and other restrictions on ECC and the Borrower.

The Second Amendment contains other terms and conditions customary for financing arrangements of this nature.
As discussed above, during the Suspension Period the Company must maintain a minimum amount of trailing twelve-month Consolidated EBITDA (as defined in the Credit Agreement) and at least $5 million in Liquidity (as defined in the Credit Agreement). The Credit Agreement also contains certain other non-financial covenants. We were in compliance with all financial and non-financial covenants as of February 28, 2010. Our Liquidity (as defined in the Credit Agreement) as of February 28, 2010 was $18.9. Our minimum Consolidated EBITDA (as defined in the Credit Agreement) requirement and actual amount as of February 28, 2010 was as follows:

	As of February 28, 2010
		Actual Trailing
	Covenant	Twelve-Month
	Requirement	Consolidated EBITDA[1]
Trailing Twelve-month Consolidated EBITDA[1]	$23,400	$25,925

[1]	(as defined in the Credit Agreement)
The Company continually projects its anticipated cash needs, which include its operating needs, capital needs, principal and interest payments on its indebtedness and preferred stock dividends. As of the filing of this Form 10-K, management believes the Company can meet its liquidity needs through the end of fiscal year 2011 with cash and cash equivalents on hand, projected cash flows from operations and, to the extent necessary, through its borrowing capacity under the Credit Agreement, which was approximately $17.1 million at February 28, 2010. Based on these projections, management also believes the Company will be in compliance with its debt covenants through the end of fiscal year 2011. However, continued global economic challenges, or other unforeseen circumstances, such as those described in Item 1A “Risk Factors”, may negatively impact the Company’s operations beyond those assumed in its projections. Management considered the risks that the current economic conditions may have on its liquidity projections, as well as the Company’s ability to meet its debt covenant requirements. If economic conditions deteriorate to an extent that we could not meet our liquidity needs or it appears that noncompliance with debt covenants is likely to result, the Company would implement several remedial measures, which could include further operating cost and capital expenditure reductions, ceasing to operate certain unprofitable properties and the sale of assets. If these measures are not successful in maintaining compliance with our debt covenants, the Company would attempt to negotiate for relief through a further amendment with its lenders or waivers of covenant noncompliance, which could result in higher interest costs, additional fees and reduced borrowing limits. There is no assurance that the Company would be successful in obtaining relief from its debt covenant requirements in these circumstances. Failure to comply with our debt covenants and a corresponding failure to negotiate a favorable amendment or waivers with the Company’s lenders could result in the acceleration of the maturity of all the Company’s outstanding debt, which would have a material adverse effect on the Company’s business and financial position.
SOURCES OF LIQUIDITY
Our primary sources of liquidity are cash provided by operations and cash available through revolver borrowings under our credit facility. Our primary uses of capital have been historically, and are expected to continue to be, capital expenditures, working capital, debt service requirements and the repayment of debt. We also have used capital to fund acquisitions and repurchase our common stock.
In April 2009, Emmis commenced a series of Dutch auction tenders to purchase term loans of EOC under the Credit Agreement as amended. The cumulative effect of all of the debt tenders resulted in the purchase of $78.5 million in face amount of EOC’s outstanding term loans for $44.7 million in cash. The Credit Agreement as amended permitted the Company to pay up to $50 million (less amounts paid after February 1, 2009 under our TV Proceeds Quarterly Bonus Program) to purchase EOC’s outstanding term loans through tender offers and required a minimum offer of $5 million per tender. Since the Company paid $44.7 million in debt tenders and paid $4.1 million under the TV Bonus Program in March 2009, we are not permitted to effect further tenders under the Credit Agreement, other than as allowed for in the Second Amendment.

On March 3, 2009, ECC and its principal operating subsidiary, Emmis Operating Company (EOC), entered into the First Amendment and Consent to Amended and Restated Revolving Credit and Term Loan Agreement (the “First Amendment”) by and among ECC, Emmis Operating Company and Bank of America, N.A., as administrative agent for itself and other Lenders, to the Amended and Restated Revolving Credit and Term Loan Agreement, dated November 2, 2006 (the “Credit Agreement”). Among other things, the First Amendment (i) permits Emmis to purchase a portion of the Tranche B Term Loan (as defined in the Credit Agreement) at an amount less than par for an aggregate purchase price not to exceed $50 million, (ii) reduces the Total Revolving Credit Commitment (as defined in the Credit Agreement) from $145 million to $75 million, (iii) excludes from Consolidated Operating Cash Flow (as defined in the Credit Agreement) up to $10 million in cash severance and contract termination expenses incurred for the period commencing March 1, 2008 and ending February 28, 2010, (iv) makes Revolving Credit Loans (as defined in the Credit Agreement) subject to a pro forma incurrence test and (v) tightens the restrictions on the ability of Emmis to perform certain activities, including restricting the amount that can be used to fund our TV Proceeds Quarterly Bonus Program, and of Emmis Operating Company to conduct transactions with affiliates.
Emmis previously announced that it had engaged Blackstone Advisory Services L.P. to provide financial advisory services as the Company explored a possible further amendment to the Credit Agreement or a possible restructuring of certain liabilities. In May 2009, Emmis and Blackstone Advisory Services L.P. terminated the financial advisory services agreement as Emmis concluded that neither action was necessary at that time. However, Emmis may re-engage Blackstone or another financial advisory services firm from time to time as conditions warrant.
On August 8, 2007, Emmis’ Board of Directors authorized a share repurchase program pursuant to which Emmis is authorized to purchase up to an aggregate value of $50 million of its outstanding Class A common stock within the parameters of SEC Rule 10b-18. Common stock repurchase transactions may occur from time to time at our discretion, either on the open market or in privately negotiated purchases, subject to prevailing market conditions and other considerations. On May 22, 2008, Emmis’ Board of Directors revised the share repurchase program to allow for the repurchase of both Class A common stock and Series A cumulative convertible preferred stock. During the year ended February 29, 2008, the Company repurchased 2.2 million shares for $13.9 million (average price of $6.23 per share). No common stock repurchases pursuant to this program were made during the years ended February 28, 2009 or 2010.
At February 28, 2010, we had cash and cash equivalents of $6.8 million and net working capital of $17.7 million. At February 28, 2009, we had cash and cash equivalents of $40.7 million and net working capital of $71.4 million. Cash and cash equivalents held at various European banking institutions at February 28, 2009 and 2010 was $23.3 million (which includes approximately $9.0 million of cash related to our Slager discontinued operation which is classified as current assets — discontinued operations in the consolidated balance sheets) and $3.6 million, respectively. Our ability to access our share of these international cash balances (net of noncontrolling interests) is limited by country-specific statutory requirements. During the year ended February 28, 2010, working capital decreased $53.7 million. The decrease in net working capital primarily relates to the cash used to fund our Dutch auction tenders during the period. Since we manage cash on a consolidated basis, any cash needs of a particular segment or operating entity are met by intercompany transactions. See Investing Activities below for a discussion of specific segment needs.
The Company has entered into three separate three-year interest rate exchange agreements, whereby the Company pays a fixed rate of notional principal in exchange for a variable rate on the same amount of notional principal based on the three-month LIBOR. The counterparties to these agreements are global financial institutions.
Operating Activities
Cash flows provided by operating activities were $43.6 million and $25.7 million for the years ended February 28, 2009 and 2010, respectively. The decrease in cash flows provided by operating activities was mainly attributable to a decrease in net revenues, net of station operating expenses excluding depreciation and amortization expense, of $32.5 million coupled with a decrease in cash provided by discontinued operations of $4.0 million. These decreases in cash provided by operating activities were partially offset by an increase in cash provided by working capital, which was up approximately $8.4 million. The increase in cash provided by working capital was largely driven by the receipt of $10.2 million related to our national representation firm’s performance guarantee and the collection of $14.0 million for the first two years of LMA fees for KMVN-FM.
Investing Activities
For the year ended February 28, 2009, cash provided by investing activities of $17.7 million mostly relate to the Company’s sale of WVUE-TV for $41.0 million in cash which was partially offset by capital expenditures of $20.5 million. Approximately $14.4 million of capital expenditures relate to the Company’s purchase of an airplane that it was previously leasing.

For the year ended February 28, 2010, cash used in investing activities of $0.6 million consisting of $4.8 million of capital expenditures and $4.9 million paid to purchase the noncontrolling interests share of our Bulgarian radio networks, both of which were partially offset by $9.1 million of cash received from the sale of property and equipment ($9.0 million of which related to our airplane purchased in the prior year and sold in the current year).
In the years ended February 2008, 2009 and 2010, our capital expenditures were $6.2 million, $20.5 million and $4.8 million, respectively. These capital expenditures primarily relate to leasehold improvements to various office and studio facilities, broadcast equipment purchases, tower upgrades and costs associated with our conversion to HD Radio® technology. Our capital expenditures for the year ended February 28, 2009 include the $14.4 million purchase of our corporate jet, which was previously leased. We exercised our early buyout option on the jet and immediately began marketing it for sale. We closed on the sale of the corporate jet on April 14, 2009 and received $9.1 million in cash. We recognized a $7.3 million impairment loss on the corporate jet as its carrying value, which included $2.0 million of previously capitalized major maintenance costs, exceeded its fair value as of February 28, 2009. We expect that future requirements for capital expenditures will include capital expenditures incurred during the ordinary course of business. We expect to fund such capital expenditures with cash generated from operating activities and borrowings under our Credit Agreement.
Financing Activities
Cash flows used in financing activities were $33.3 million and $58.3 million for the years ended February 28, 2009 and 2010, respectively. Cash flows used in financing activities during the year ended February 28, 2010 primarily relate to the net long-term debt repayments of $47.5 million, payment of $4.8 million of debt-related fees and $6.0 million used to pay distributions to noncontrolling interests ($2.0 million of which is related to Slager and thus classified as discontinued operations).
Cash flows used in financing activities for the year ended February 28, 2009 primarily relate to the $17.3 million of net long-term debt repayments, $6.7 million used to pay preferred stock dividends and $8.5 million used to pay cash distributions to noncontrolling interests ($2.2 million of which is related to Slager and thus classified as discontinued operations).
As of February 28, 2010, Emmis had $341.2 million of borrowings under its senior credit facility ($3.4 million current and $337.8 million long-term) and $140.5 million of Preferred Stock outstanding. All outstanding amounts under our credit facility bear interest, at our option, at a rate equal to the Eurodollar rate or an alternative Base Rate plus a margin. As of February 28, 2010, our weighted average borrowing rate under our credit facility including our interest rate exchange agreements was approximately 7.6%.
The debt service requirements of Emmis over the next twelve-month period (excluding interest under our credit facility) are expected to be $3.4 million for repayment of term notes under our Credit Agreement. Although the Credit Agreement bears interest at variable rates, we have entered into three separate interest rate exchange agreements that effectively fix the rate we will pay on substantially all of the debt outstanding under our Credit Agreement. Interest that Emmis will be required to pay related to the interest rate exchange agreements (plus the applicable margin of 4% under the Credit Agreement) over the next twelve months is expected to be $12.5 million. Our $165 million notional amount interest rate exchange agreement matured on March 28, 2010. Interest to be paid on Credit Agreement debt outstanding that is in excess of our interest rate exchange agreements is not presently determinable given that the Credit Agreement bears interest at variable rates.
The terms of Emmis’ Preferred Stock provide for a quarterly dividend payment of $.78125 per share on each January 15, April 15, July 15 and October 15. Emmis has not declared a preferred stock dividend since October 15, 2008. As of February 28, 2010, cumulative preferred dividends in arrears total $11.3 million. Failure to pay the dividend is not a default under the terms of the Preferred Stock. However, since dividends have remain unpaid for more than six quarters, the holders of the Preferred Stock are entitled to elect two persons to our board of directors. No nominations for these director positions were submitted for the 2010 annual meeting of shareholders. Thus, the two director positions will remain vacant until the next meeting of shareholders, unless the 2010 annual meeting is delayed for such a time as to trigger the right of the holders of the Preferred Stock to submit new nominations in accordance with our bylaws. The Second Amendment to our Credit Agreement prohibits the Company from paying dividends on the Preferred Stock during the Suspension Period (as defined in the Credit Agreement) (See “Liquidity and Capital Resources”). Payment of future preferred stock dividends is at the discretion of the Company’s Board of Directors.

At April 30, 2010, we had $11.4 million available for additional borrowing under our credit facility, which is net of $0.6 million in outstanding letters of credit. Availability under the credit facility depends upon our continued compliance with certain operating covenants and financial ratios. Emmis was in compliance with these covenants as of February 28, 2010. As part of our business strategy, we continually evaluate potential acquisitions, dispositions and swaps of radio stations, publishing properties and other businesses, striving to maintain a portfolio that we believe leverages our strengths and holds promise for long-term appreciation in value. If we elect to take advantage of future acquisition opportunities, we may incur additional debt or issue additional equity or debt securities, depending on market conditions and other factors. As previously discussed, the Second Amendment to the Credit Agreement precludes us from making material acquisitions during the Suspension Period. In addition, Emmis currently has the option, but not the obligation, to purchase our 49.9% partner’s entire interest in the Austin radio partnership based on an 18-multiple of trailing 12-month cash flow. The option, which does not expire, has not been exercised.
INTANGIBLES
As of February 28, 2010, approximately 73% of our total assets consisted of intangible assets, such as FCC broadcast licenses, goodwill, subscription lists and similar assets, the value of which depends significantly upon the operational results of our businesses. In the case of our domestic radio stations, we would not be able to operate the properties without the related FCC license for each property. FCC licenses are renewed every eight years; consequently, we continually monitor the activities of our stations for compliance with regulatory requirements. Historically, all of our FCC licenses have been renewed at the end of their respective eight-year periods, and we expect that all of our FCC licenses will continue to be renewed in the future. Our various foreign broadcasting licenses in Slovakia and Bulgaria expire in January 2013 and February 2013. We will need to submit applications to seek to extend our foreign licenses upon their expiration to continue our broadcast operations in these countries.
NEW ACCOUNTING PRONOUNCEMENTS
In June 2008, the Financial Accounting Standards Board (“FASB”) approved the FASB Accounting Standards Codification as a single source of authoritative nongovernmental U.S. GAAP. The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative literature related to a particular topic in one place. The Company’s adoption of the Codification during the quarter ended November 30, 2009 did not have an impact on the Company’s financial position, results of operations or cash flows.
In May 2009, an accounting standard was approved, which sets forth the period, circumstances and disclosure after the balance sheet date during which management shall evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements. The Company’s adoption of the standard during the quarter ended August 31, 2009 and subsequent amendments to the standard issued in February 2010 did not have an effect on the Company’s financial position, results of operations or cash flows.
In April 2009, an accounting standard was issued which requires disclosures about the fair value of financial instruments in interim reporting periods that were previously only required in annual financial statements. The Company’s adoption of this accounting standard, which was effective for the Company for the period ended August 31, 2009, did not have an effect on the Company’s financial position, results of operations or cash flows.
In June 2008, an accounting standard was approved which provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. This accounting standard was adopted by the Company on March 1, 2009 and had no impact on the Company’s financial position, results of operations or cash flows.
In June 2008, an accounting standard was approved which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting, and therefore need to be included in the computation of earnings per share under the two-class method. This accounting standard was adopted by the Company on March 1, 2009 and had no impact on the Company’s financial position, results of operations or cash flows.
In March 2008, disclosure requirements for derivative instruments and hedging activities were changed. Entities are required to provide enhanced disclosures about: (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under U.S. GAAP and its related interpretations; and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The Company has included the relevant disclosures herein under Note 6, Derivatives And Hedging Activities.

In December 2007, an accounting standard was approved which changed the accounting and reporting for minority interests, which are now characterized as noncontrolling interests and classified as a component of equity in the accompanying consolidated balance sheets. This accounting standard, adopted by the Company on March 1, 2009, required retroactive adoption of the presentation and disclosure requirements for existing minority interests, with all other requirements applied prospectively. The adoption of this standard resulted in the reclassification of $53,001 and $49,422 of noncontrolling interests to a component of equity at February 28, 2009 and 2010, respectively.
In December 2007, an accounting standard was modified that changed how business combinations are accounted for through the use of fair values in financial reporting and impacts financial statements both on the acquisition date and in subsequent periods. In February 2009, this accounting standard was again modified to allow an exception to the recognition and fair value measurement principles of contingencies in a business combination. This exception requires that acquired contingencies be recognized at fair value on the acquisition date if fair value can be reasonably estimated during the allocation period. These modifications were effective for the Company as of March 1, 2009 for all business combinations that close on or after March 1, 2009. As of February 28, 2010, the adoption of this standard has had no impact on the Company.
SEASONALITY
Our results of operations are usually subject to seasonal fluctuations, which result in higher second and third quarter revenues and operating income. For our radio operations, this seasonality is due to the younger demographic composition of many of our stations. Advertisers increase spending during the summer months to target these listeners. In addition, advertisers generally increase spending across all segments during the months of October and November, which are part of our third quarter, in anticipation of the holiday season.
INFLATION
The impact of inflation on operations has not been significant to date. However, there can be no assurance that a high rate of inflation in the future would not have an adverse effect on operating results, particularly since a significant portion of our senior bank debt is comprised of variable-rate debt.
ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.
As a smaller reporting company, we are not required to provide this information.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Emmis Communications Corporation’s management is responsible for establishing and maintaining adequate internal control over financial reporting. Pursuant to the rules and regulations of the Securities and Exchange Commission, internal control over financial reporting is a process designed by, or under the supervision of, Emmis Communications Corporation’s principal executive and principal financial officers and effected by Emmis Communications Corporation’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:
(1)	Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Emmis Communications Corporation;
(2)
Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of Emmis Communications Corporation are being made only in accordance with authorizations of management and directors of Emmis Communications Corporation; and

(3)
Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Emmis Communications Corporation’s assets that could have a material effect on the financial statements.

Management has evaluated the effectiveness of its internal control over financial reporting as of February 28, 2010, based on the control criteria established in a report entitled Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on such evaluation, we have concluded that Emmis Communications Corporation’s internal control over financial reporting is effective as of February 28, 2010.
This annual report does not include an attestation report of the company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the company to provide only management’s report in this annual report.

/s/ Jeffrey H. Smulyan	/s/ Patrick M. Walsh

Jeffrey H. Smulyan	Patrick M. Walsh
Chairman, President and Chief Executive Officer	Executive Vice President, Chief Operating Officer and Chief Financial Officer

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Emmis Communications Corporation and Subsidiaries
We have audited the accompanying consolidated balance sheets of Emmis Communications Corporation and Subsidiaries as of February 28, 2009 and 2010 and the related consolidated statements of operations, changes in shareholders’ equity (deficit), and cash flows for each of the three years in the period ended February 28, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Emmis Communications Corporation and Subsidiaries at February 28, 2009 and 2010, and the consolidated results of their operations and their cash flows for each of the three years in the period ended February 28, 2010, in conformity with U.S. generally accepted accounting principles.
/s/ Ernst & Young LLP
Indianapolis, Indiana
May 6, 2010

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the years ended February 28 (29),
	2008	2009	2010
NET REVENUES	$335,677	$307,931	$242,566
OPERATING EXPENSES:
Station operating expenses excluding depreciation and amortization expense of $9,332 $10,251 and $8,900, respectively	249,792	239,007	206,160
Corporate expenses excluding depreciation and amortization expense of $2,471, $2,152 and $1,493, respectively	20,883	18,503	13,634
Restructuring charge	—	4,208	3,350
Impairment loss	18,068	373,137	174,642
Contract termination fee	15,252	—	—
Depreciation and amortization	11,803	12,403	10,393
(Gain) loss on disposal of assets	(104)	14	(127)

Total operating expenses	315,694	647,272	408,052

OPERATING INCOME (LOSS)	19,983	(339,341)	(165,486)

OTHER INCOME (EXPENSE):
Interest expense	(34,319)	(25,067)	(24,820)
Gain on debt extinguishment	—	—	31,362
Other income (expense), net	(230)	(1,315)	170

Total other income (expense)	(34,549)	(26,382)	6,712

LOSS BEFORE INCOME TAXES AND DISCONTINUED OPERATIONS	(14,566)	(365,723)	(158,774)

BENEFIT FOR INCOME TAXES	(3,526)	(65,848)	(39,840)

LOSS FROM CONTINUING OPERATIONS	(11,040)	(299,875)	(118,934)

GAIN FROM DISCONTINUED OPERATIONS, NET OF TAX	(14,920)	(4,922)	(442)

CONSOLIDATED NET INCOME (LOSS)	3,880	(294,953)	(118,492)

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	5,230	5,316	4,162

NET LOSS ATTRIBUTABLE TO THE COMPANY	(1,350)	(300,269)	(122,654)

PREFERRED STOCK DIVIDENDS	8,984	8,933	9,123

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(10,334)	$(309,202)	$(131,777)

The accompanying notes to consolidated financial statements are an integral part of these statements.

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS — (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the years ended February 28 (29),
	2008	2009	2010

Amounts attributable to common shareholders:
Continuing operations	$(23,556)	$(311,742)	$(131,821)
Discontinued operations	13,222	2,540	44

Net loss attributable to common shareholders	$(10,334)	$(309,202)	$(131,777)

Basic net income (loss) per share attributable to common shareholders:
Continuing operations	$(0.64)	$(8.57)	$(3.56)
Discontinued operations	0.36	0.07	—

Net loss attributable to common shareholders	$(0.28)	$(8.50)	$(3.56)

Basic weighted average common shares outstanding	36,551	36,374	37,041

Diluted net income (loss) per share attributable to common shareholders:
Continuing operations	$(0.64)	$(8.57)	$(3.56)
Discontinued operations	0.36	0.07	—

Net loss attributable to common shareholders	$(0.28)	$(8.50)	$(3.56)

Diluted weighted average common shares outstanding	36,551	36,374	37,041
The accompanying notes to consolidated financial statements are an integral part of these statements.

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

	FEBRUARY 28,
	2009	2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$40,746	$6,814
Accounts receivable, net of allowance for doubtful accounts of $2,062 and $1,967, respectively	42,825	36,834
Prepaid expenses	16,945	15,248
Income tax receivable	158	8,618
Other	13,924	997
Current assets — discontinued operations	14,743	6,052

Total current assets	129,341	74,563

PROPERTY AND EQUIPMENT:
Land and buildings	29,409	29,443
Leasehold improvements	19,607	19,258
Broadcasting equipment	56,773	61,288
Office equipment and automobiles	41,906	42,337
Construction in progress	212	973

	147,907	153,299
Less-accumulated depreciation and amortization	93,387	103,095

Total property and equipment, net	54,520	50,204

INTANGIBLE ASSETS:
Indefinite lived intangibles	496,711	335,801
Goodwill	29,442	24,175
Other intangibles	18,881	10,153

	545,034	370,129
Less-accumulated amortization	8,621	6,320

Total intangible assets, net	536,413	363,809

OTHER ASSETS:
Deferred debt issuance costs, net of accumulated amortization of $1,763 and $1,399, respectively	2,734	4,227
Investments	3,155	3,122
Deposits and other	1,999	2,105

Total other assets, net	7,888	9,454

Noncurrent assets — held for sale	8,900	—
Noncurrent assets — discontinued operations	2,149	138

Total assets	$739,211	$498,168

The accompanying notes to consolidated financial statements are an integral part of these statements.

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS — (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

	FEBRUARY 28,
	2009	2010

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$13,216	$10,062
Current maturities of long-term debt	4,260	3,413
Accrued salaries and commissions	7,244	6,475
Accrued interest	2,895	4,513
Deferred revenue	17,480	24,269
Other	6,899	5,728
Current liabilities — discontinued operations	5,965	2,381

Total current liabilities	57,959	56,841

CREDIT FACILITY DEBT, NET OF CURRENT PORTION	417,141	337,758
OTHER NONCURRENT LIABILITIES	22,929	19,342
DEFERRED INCOME TAXES	107,722	73,305

Total liabilities	605,751	487,246

COMMITMENTS AND CONTINGENCIES (NOTE 11)

SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK, $0.01 PAR VALUE; $50.00 LIQUIDATION PREFERENCE; AUTHORIZED 10,000,000 SHARES; ISSUED AND OUTSTANDING 2,809,170 SHARES IN 2009 AND 2010, RESPECTIVELY	140,459	140,459

SHAREHOLDERS’ DEFICIT:

Class A common stock, $0.01 par value; authorized 170,000,000 shares; issued and outstanding 31,912,656 shares and 32,661,550 shares in 2009 and 2010, respectively	319	327
Class B common stock, $0.01 par value; authorized 30,000,000 shares; issued and outstanding 4,956,305 and 4,930,680 shares in 2009 and 2010, respectively	50	49
Class C common stock, $0.01 par value; authorized 30,000,000 shares; none issued	—	—
Additional paid-in capital	524,776	527,120
Accumulated deficit	(582,481)	(705,135)
Accumulated other comprehensive loss	(2,664)	(1,320)

Total shareholders’ deficit	(60,000)	(178,959)

NONCONTROLLING INTERESTS	53,001	49,422

Total deficit	(6,999)	(129,537)

Total liabilities and deficit	$739,211	$498,168

The accompanying notes to consolidated financial statements are an integral part of these statements.

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE THREE YEARS ENDED FEBRUARY 28, 2010
(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

	Class A		Class B
	Common Stock		Common Stock
	Shares	Amount	Shares	Amount
BALANCE, FEBRUARY 28, 2007	32,488,863	$325	4,930,267	$49

Exercise of stock options and related income tax benefits	—	—	—	—
Issuance of Common Stock to employees and officers and related income tax benefits	343,893	3	26,038	1
Purchases of common stock	(2,225,092)	(22)	—	—
Preferred stock dividends	—	—	—	—
Cumulative impact of adoption of ASC Topic 740-10	—	—	—	—
Payments of dividends and distributions to noncontrolling interests	—	—	—	—
Other	—	—	—	—

Comprehensive Loss:
Net loss	—	—	—	—
Change in value of derivative instrument	—	—	—	—
Cumulative translation adjustment	—	—	—	—
Total comprehensive loss	—	—	—	—

BALANCE, FEBRUARY 29, 2008	30,607,664	$306	4,956,305	$50

Issuance of Common Stock to employees and officers and related income tax benefits	1,144,367	11	—	—
Preferred stock dividends	—	—	—	—
Tax benefit on stock based compensation	—	—	—	—
Conversion of preferred stock to common stock	160,625	2	—	—
Payments of dividends and distributions to noncontrolling interests	—	—	—	—

Comprehensive Loss:
Net loss	—	—	—	—
Change in value of derivative instrument	—	—	—	—
Cumulative translation adjustment	—	—	—	—
Total comprehensive loss	—	—	—	—

BALANCE, FEBRUARY 28, 2009	31,912,656	319	4,956,305	50

Exercise of stock options and related income tax benefits	5,000	—	—	—
Issuance of Common Stock to employees and officers and related income tax benefits	718,269	7	—	—
Conversion of Class B Common Stock to Class A Common Stock	25,625	1	(25,625)	(1)
Payments of dividends and distributions to noncontrolling interests	—	—	—	—

Comprehensive Loss:
Net loss	—	—	—	—
Change in value of derivative instrument	—	—	—	—
Cumulative translation adjustment	—	—	—	—
Total comprehensive loss	—	—	—	—

BALANCE, FEBRUARY 28, 2010	32,661,550	327	4,930,680	49

The accompanying notes to consolidated financial statements are an integral part of these statements.

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT) — (CONTINUED)
FOR THE THREE YEARS ENDED FEBRUARY 28, 2010
(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

			Accumulated
	Additional		Other
	Paid-in	Accumulated	Comprehensive	Noncontrolling	Total
	Capital	Deficit	Income (Loss)	Interests	Equity (Deficit)
BALANCE, FEBRUARY 28, 2007	$522,655	$(291,443)	$316	$50,780	$282,682

Exercise of stock options and related income tax benefits	(460)	—	—	—	(460)
Issuance of Common Stock to employees and officers and related income tax benefits	6,992	—	—	—	6,996
Purchases of common stock	(13,846)	—	—	—	(13,868)
Preferred stock dividends	—	(8,984)	—	—	(8,984)
Cumulative impact of adoption of ASC Topic 740-10	—	25,180	—	—	25,180
Payments of dividends and distributions to noncontrolling interests	—	—	—	(5,044)	(5,044)
Other	—	—	—	(148)	(148)

Comprehensive Income:
Net loss	—	(1,350)	—	8,199
Cumulative translation adjustment	—	—	2,541	(29)
Change in fair value of derivative instrument	—	—	(4,472)	—
Total comprehensive loss	—	—	—	—	4,889

BALANCE, FEBRUARY 29, 2008	$515,341	$(276,597)	$(1,615)	$53,758	$291,243

Issuance of Common Stock to employees and officers and related income tax benefits	6,282	—	—	—	6,293
Preferred stock dividends	—	(5,615)	—	—	(5,615)
Tax benefit on stock based compensation	(138)	—	—	—	(138)
Conversion of preferred stock to common stock	3,291	—	—	—	3,293
Payments of dividends and distributions to noncontrolling interests	—	—	—	(8,516)	(8,516)

Comprehensive Income:
Net loss	—	(300,269)	—	7,855
Cumulative translation adjustment	—	—	(1,523)	(96)
Change in fair value of derivative instrument	—	—	474	—
Total comprehensive loss	—	—	—	—	(293,559)

BALANCE, FEBRUARY 28, 2009	$524,776	$(582,481)	$(2,664)	$53,001	$(6,999)

Exercise of stock options and related income tax benefits	1	—	—	—	1
Issuance of Common Stock to employees and officers and related income tax benefits	2,343	—	—	—	2,350
Conversion of Class B Common Stock to Class A Common Stock	—	—	—	—	—
Payments of dividends and distributions to noncontrolling interests	—	—	—	(7,211)	(7,211)

Comprehensive Loss:
Net loss	—	(122,654)	—	4,162
Cumulative translation adjustment	—	—	(1,365)	(530)
Change in value of derivative instrument	—	—	2,709	—
Total comprehensive loss	—	—	—	—	(117,678)

BALANCE, FEBRUARY 28, 2010	$527,120	$(705,135)	$(1,320)	$49,422	$(129,537)

The accompanying notes to consolidated financial statements are an integral part of these statements.

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)

	FOR THE YEARS ENDED FEBRUARY 28 (29),
	2008	2009	2010
OPERATING ACTIVITIES:
Consolidated net income (loss)	$3,880	$(294,953)	$(118,492)
Adjustments to reconcile net income (loss) to net cash provided by operating activities —
Discontinued operations	(14,920)	(4,922)	(442)
Impairment losses	18,068	373,137	174,642
Gain on debt extinguishment	—	—	(31,362)
Depreciation and amortization	12,817	13,034	11,255
Provision for bad debts	1,809	3,122	1,899
Benefit for deferred income taxes	(4,504)	(67,440)	(34,341)
Noncash compensation	7,200	5,822	2,441
Contract termination fee	15,252	—	—
(Gain) loss on disposal of fixed assets	(104)	14	(127)
Other	(357)	—	—
Changes in assets and liabilities —
Accounts receivable	(403)	11,238	4,124
Prepaid expenses and other current assets	(4,181)	(8,926)	14,610
Other assets	4,269	5,740	(723)
Accounts payable and accrued liabilities	(161)	(224)	(2,497)
Deferred revenue	1,333	1,174	6,789
Income taxes	2,337	1,168	(10,239)
Other liabilities	(152)	(3,521)	2,943
Net cash provided by operating activities — discontinued operations	6,259	9,176	5,182

Net cash provided by operating activities	48,442	43,639	25,662

INVESTING ACTIVITIES:
Purchases of property and equipment	(6,244)	(20,518)	(4,779)
Proceeds from the sale of assets	—	9	9,109
Cash paid for acquisitions	(15,309)	(335)	(4,882)
Deposits on acquisitions and other	(568)	(230)	102
Net cash provided by (used in) investing activities — discontinued operations	55,727	38,775	(153)

Net cash provided by (used in) investing activities	33,606	17,701	(603)

The accompanying notes to consolidated financial statements are an integral part of these statements.

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — (CONTINUED)
(DOLLARS IN THOUSANDS)

	FOR THE YEARS ENDED FEBRUARY 28 (29),
	2008	2009	2010
FINANCING ACTIVITIES:
Payments on long-term debt	(100,307)	(23,338)	(130,660)
Proceeds from long-term debt	41,000	6,000	83,235
Settlement of tax withholding obligations	(612)	(547)	(69)
Dividends and distributions paid to noncontrolling interests	(5,044)	(6,283)	(3,947)
Purchases of the Company’s Class A Common Stock, including transaction costs	(13,868)	—	—
Proceeds from exercise of stock options and employee stock purchases	61	—	1
Payments for debt related costs	—	—	(4,846)
Adjusted tax benefit on stock-based compensation	(460)	(138)	—
Net cash used in financing activities — discontinued operations	—	(2,233)	(2,042)
Preferred stock dividends	(8,984)	(6,738)	—

Net cash used in financing activities	(88,214)	(33,277)	(58,328)

Effect of exchange rate on cash and cash equivalents	1,645	(714)	(663)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(4,521)	27,349	(33,932)

CASH AND CASH EQUIVALENTS:
Beginning of period	17,918	13,397	40,746

End of period	$13,397	$40,746	$6,814

SUPPLEMENTAL DISCLOSURES:
Cash paid for-
Interest	$29,008	$27,488	$22,396
Income taxes, net of refunds	4,010	4,484	5,110

Non-cash financing transactions-
Value of stock issued to employees under stock compensation program and to satisfy accrued incentives	7,087	10,120	2,412

ACQUISITION OF ORANGE COAST
Fair value of assets acquired	$7,911	$—
Purchase price withheld (see Note 9)	(335)	335
Cash paid	(6,522)	(335)

Liabilities recorded	$1,054	$—

ACQUISITION OF RADIO NETWORK IN BULGARIA
Fair value of assets acquired	$9,212
Cash paid	(8,787)

Liabilities recorded	$425

ACQUISITION OF NONCONTROLLING BULGARIAN RADIO INTERESTS
Fair value of assets acquired			$4,882
Cash paid			(4,882)

Liabilities recorded			$—

The accompanying notes to consolidated financial statements are an integral part of these statements.

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS UNLESS INDICATED OTHERWISE)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
a.	Principles of Consolidation
The following discussion pertains to Emmis Communications Corporation (“ECC”) and its subsidiaries (collectively, “Emmis,” the “Company,” or “we”). Emmis’ foreign subsidiaries report on a fiscal year ending December 31, which Emmis consolidates into its fiscal year ending February 28 (29). All significant intercompany balances and transactions have been eliminated.
b.	Organization
Emmis is a diversified media company with radio broadcasting and magazine publishing operations. As of February 28, 2010, we own and operate seven FM radio stations serving the nation’s top three markets — New York, Los Angeles and Chicago, although one of our FM radio stations in Los Angeles is operated pursuant to a Local Marketing Agreement (LMA) whereby a third party provides the programming for the station and sells all advertising within that programming. Additionally, we own and operate fourteen FM and two AM radio stations with strong positions in St. Louis, Austin (we have a 50.1% controlling interest in our radio stations located there), Indianapolis and Terre Haute. In addition to our domestic radio, we operate a radio news network in Indiana, publish Texas Monthly, Los Angeles, Atlanta, Indianapolis Monthly, Cincinnati, Orange Coast, and Country Sampler and related magazines. Internationally, we own and operate national radio networks in Slovakia and Bulgaria. We also engage in various businesses ancillary to our business, such as website design and development, consulting and broadcast tower leasing.
Substantially all of ECC’s business is conducted through its subsidiaries. Our Amended and Restated Revolving Credit and Term Loan Agreement, dated November 2, 2006, as further amended on March 3, 2009 and August 19, 2009 (the “Credit Agreement”), contains certain provisions that may restrict the ability of ECC’s subsidiaries to transfer funds to ECC in the form of cash dividends, loans or advances.
c.	Revenue Recognition
Broadcasting revenue is recognized as advertisements are aired. Publication revenue is recognized in the month of delivery of the publication. Both broadcasting revenue and publication revenue recognition is subject to meeting certain conditions such as persuasive evidence that an arrangement exists and collection is reasonably assured. These criteria are generally met at the time the advertisement is aired for broadcasting revenue and upon delivery of the publication for publication revenue. Advertising revenues presented in the financial statements are reflected on a net basis, after the deduction of advertising agency fees, usually at a rate of 15% of gross revenues. Revenue associated with guaranteed minimum national sales is recognized when shortfalls in national sales become probable as further discussed in Note 1s.
d.	Allowance for Doubtful Accounts
An allowance for doubtful accounts is recorded based on management’s judgment of the collectability of receivables. When assessing the collectability of receivables, management considers, among other things, historical loss experience and existing economic conditions. The activity in the allowance for doubtful accounts for the three years ended February 28, 2010 was as follows:

	Balance At			Balance
	Beginning			At End
	Of Year	Provision	Write-Offs	Of Year
Year ended February 29, 2008	1,551	1,809	(1,673)	1,687
Year ended February 28, 2009	1,687	3,122	(2,747)	2,062
Year ended February 28, 2010	2,062	1,899	(1,994)	1,967

e.	Local Programming and Marketing Agreement Fees
The Company from time to time enters into local programming and marketing agreements (LMAs) in connection with acquisitions of radio stations, pending regulatory approval of transfer of the FCC licenses. Under the terms of these agreements, the Company makes specified periodic payments to the owner-operator in exchange for the right to program and sell advertising for a specified portion of the station’s inventory of broadcast time. The Company records revenues and expenses associated with the portion of the station’s inventory of broadcast time it manages. Nevertheless, as the holder of the FCC license, the owner-operator retains control and responsibility for the operation of the station, including responsibility over all programming broadcast on the station. The Company also enters into LMAs in connection with dispositions of radio stations. In such cases the Company may receive periodic payments in exchange for allowing the buyer to program and sell advertising for a portion of the station’s inventory of broadcast time.
On April 3, 2009, Emmis entered into an LMA and a Put and Call Agreement for KMVN-FM in Los Angeles with a subsidiary of Grupo Radio Centro, S.A.B. de C.V (“GRC”), a Mexican broadcasting company. The LMA for KMVN-FM started on April 15, 2009 and will continue for up to 7 years, for $7 million a year plus reimbursement of certain expenses. At any time during the LMA, GRC has the right to purchase the station for $110 million. At the end of the term, Emmis has the right to require GRC to purchase the station for the same amount. Under the LMA, Emmis continues to own and operate the station, with GRC providing Emmis with programming to be broadcast. GRC paid $14 million to Emmis during the year ended February 28, 2010, which represented the first two years of LMA fees. Emmis recorded $6.1 million of LMA fee income for the year ended February 28, 2010, which is included in net revenues in the accompanying consolidated statements of operations. The remainder of the advanced LMA fee payment is recorded in deferred revenue ($7.0 million) and other noncurrent liabilities ($0.9 million) in the accompanying consolidated balance sheets.
f.	Share-based Compensation
The Company determines the fair value of its employee stock options at the date of grant using a Black-Scholes option-pricing model. The Black-Scholes option pricing model was developed for use in estimating the value of exchange-traded options that have no vesting restrictions and are fully transferable. The Company’s employee stock options have characteristics significantly different than these traded options. In addition, option pricing models require the input of highly subjective assumptions, including the expected stock price volatility and expected term of the options granted. The Company relies heavily upon historical data of its stock price when determining expected volatility, but each year the Company reassesses whether or not historical data is representative of expected results. See Note 4 for more discussion of share-based compensation.
g.	Cash and Cash Equivalents
Emmis considers time deposits, money market fund shares and all highly liquid debt investment instruments with original maturities of three months or less to be cash equivalents. At times, such deposits may be in excess of FDIC insurance limits.
h.	Property and Equipment
Property and equipment are recorded at cost. Depreciation is generally computed using the straight-line method over the estimated useful lives of the related assets, which are 39 years for buildings, the shorter of economic life or expected lease term for leasehold improvements, and five to seven years for broadcasting equipment, office equipment and automobiles. Maintenance, repairs and minor renewals are expensed as incurred; improvements are capitalized. On a continuing basis, the Company reviews the carrying value of property and equipment for impairment. If events or changes in circumstances were to indicate that an asset carrying value may not be recoverable, a write-down of the asset would be recorded through a charge to operations. See Note 1q for more discussion of impairment losses related to our property and equipment. Depreciation expense for the years ended February 2008, 2009 and 2010 was $9.4 million, $9.3 million and $8.8 million, respectively.
i.	Intangible Assets and Goodwill
Indefinite-lived Intangibles and Goodwill
In connection with past acquisitions, a significant amount of the purchase price was allocated to radio broadcasting licenses, goodwill and other intangible assets. Goodwill consists of the excess of the purchase price over the fair value of tangible and identifiable intangible net assets acquired. In accordance with ASC Topic 350, “Intangibles — Goodwill and Other,” goodwill and radio broadcasting licenses are not amortized, but are tested at least annually for impairment at the reporting unit level and unit of accounting level, respectively. We test for impairment annually, on December 1 of each year, or more frequently when events or changes in circumstances or other conditions suggest impairment may have occurred. Impairment exists when the asset carrying values exceed their respective fair values, and the excess is then recorded to operations as an impairment charge. See Note 9, Intangible Assets and Goodwill, for more discussion of our interim and annual impairment tests performed during the three years ended February 28, 2010.

Definite-lived Intangibles
The Company’s definite-lived intangible assets consist primarily of foreign broadcasting licenses in Slovakia and Bulgaria and trademarks which are amortized over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. The cost of the broadcast licenses in Slovakia is being amortized over the varying terms of the licenses, which expire in January 2013 and February 2013. The cost of the broadcast licenses in Bulgaria is being amortized over the varying terms of the licenses, all of which expire in December 2012.
j.	Discontinued operations and assets held for sale
The results of operations and related disposal costs, gains and losses for business units that the Company has sold or expects to sell are classified in discontinued operations for all periods presented.
A summary of the income from discontinued operations is presented below:

	Year ended February 28 (29),
	2008	2009	2010

Income (loss) from operations:
Television	$13,300	$5,007	$—
Slager Radio (Hungary)	6,030	10,311	1,404
Belgium	(6,585)	(3,635)	(944)
Tu Ciudad	(2,137)	(1,890)	(15)
Emmis Books	(15)	(103)	(22)

Total	10,593	9,690	423
Provision for income taxes	5,763	4,188	401

Income from operations, net of tax	4,830	5,502	22

Gain (loss) on sale of discontinued operations:
Television	18,237	(1,017)	—
Belgium	—	—	420

Total	18,237	(1,017)	420
Provision (benefit) for income taxes	8,147	(437)	—

Gain (loss) on sale of discontinued operations, net of tax	10,090	(580)	420

Income from discontinued operations, net of tax	$14,920	$4,922	$442

Discontinued Operation — Slager
On October 28, 2009, the Hungarian National Radio and Television Board (ORTT) announced that it was awarding to another bidder the national radio license then held by our majority-owned subsidiary, Slager. Slager ceased broadcasting effective November 19, 2009. Slager filed a lawsuit in Hungary claiming the award of the license by the ORTT to the other bidder violated the Hungarian Media Law. In February 2010, the Hungarian trial court agreed with Slager that the ORTT’s award was unlawful. The ORTT and the winning bidder appealed the court’s decision. A hearing on the appeal is scheduled for July 1, 2010. While we believe the trial court’s ruling was correct, we cannot guarantee that the ruling will be upheld on appeal or that a favorable ruling by the appellate court will result in the award of the license or monetary damages to Slager. We expect to continue to explore Hungarian, European Union, and international arbitration forums to seek a favorable resolution to this matter.

Slager had historically been included in the radio segment. The following table summarizes certain operating results for Slager for all periods presented:

	Year ended February 28 (29),
	2008	2009	2010

Net revenues	$20,579	$23,911	$12,914
Station operating expenses, excluding depreciation and amortization expense	12,701	13,517	10,534
Depreciation and amortization	1,822	1,548	1,837
Interest expense	239	—	58
Other income	213	1,465	919
Income before taxes	6,030	10,311	1,404
Provision for income taxes	1,083	1,821	401
Net income attributable to minority interests	1,698	2,382	398
Assets and liabilities related to Slager are classified as discontinued operations in the accompanying consolidated balance sheets as follows:

	February 28, 2009	February 28, 2010
Current assets:
Cash and cash equivalents	$8,985	$—
Accounts receivable, net	3,523	3,299
Prepaid expenses	1,170	180
Other current assets	415	2,573

Total current assets	14,093	6,052

Noncurrent assets:
Property and equipment, net	523	—
Other intangibles, net	1,460	—
Other noncurrent assets	127	138

Total noncurrent assets	2,110	138

Total assets	$16,203	$6,190

Current liabilities:
Accounts payable and accrued expenses	$2,149	$1,565
Current maturities of long-term debt	1,003	—
Accrued salaries and commissions	407	—
Deferred revenues	1,325	513

Total current liabilities	$4,884	$2,078

Discontinued Operation — Belgium
On May 29, 2009, Emmis sold the stock of its Belgium radio operation to Alfacam Group NV, a Belgian corporation, for 100 euros. Emmis desired to exit Belgium as its financial performance in the market failed to meet expectations. The sale allowed Emmis to eliminate further operating losses. Emmis recorded a full valuation allowance against the net operating losses generated by the Belgium radio operation during the three years ended February 28, 2010. Belgium had historically been included in the radio segment. The following table summarizes certain operating results for Belgium for all periods presented:

	For the year ended February 28 (29,)
	2008	2009	2010

Net revenues	$1,803	$2,031	$703
Station operating expenses, excluding depreciation and amortization expense	4,205	4,547	1,647
Depreciation and amortization	764	387	—
Impairment loss	3,157	271	—
Interest expense	279	484	—
Other income, net	10	23	—
Loss before income taxes	6,585	3,635	944
Assets and liabilities related to Belgium are classified as discontinued operations in the accompanying consolidated balance sheets as follows:

	February 28, 2009	February 28, 2010
Current assets:
Accounts receivable, net	$446	$—
Prepaid expenses	136	—
Other	18	—

Total current assets	600	—

Noncurrent assets:
Other noncurrent assets	34	—

Total noncurrent assets	34	—

Total assets	$634	$—

Current liabilities:
Accounts payable and accrued expenses	$542	$—
Accrued salaries and commissions	116	—
Deferred revenue	80	—

Total current liabilities	$738	$—

Discontinued Operation — Television Division
On July 18, 2008, Emmis completed the sale of its sole remaining television station, WVUE-TV in New Orleans, LA, to Louisiana Media Company LLC for $41.0 million in cash and recorded a loss on sale of $0.6 million, net of tax. The sale of WVUE-TV completes the sale of our television division which began on May 10, 2005, when Emmis announced that it had engaged advisors to assist in evaluating strategic alternatives for its television assets. In connection with the sale, the Company paid discretionary bonuses to the employees of WVUE totaling $0.8 million, which is included in the calculation of the loss on sale.
On June 4, 2007, the Company closed on its sale of KGMB-TV in Honolulu to HITV Operating Co., Inc. for $40.0 million in cash and recorded a gain on sale of $10.1 million, net of tax of $8.1 million.
The decision to explore strategic alternatives for the Company’s television assets stemmed from the Company’s desire to reduce its debt, coupled with the Company’s view that its television stations needed to be aligned with a company with more significant financial resources and a singular focus on the challenges of American television, including the growth of digital video recorders and the industry’s relationship with cable and satellite providers. The Company concluded its television assets were held for sale and the results of operations of the television division were classified as discontinued operations in the accompanying consolidated financial statements for all periods presented. The television division had historically been presented as a separate reporting segment of Emmis.

In August 2005, our television station in New Orleans, WVUE-TV, was significantly affected by Hurricane Katrina and the subsequent flooding. The Company received $3.6 million of business interruption proceeds during the year ended February 29, 2008. The Company received $3.1 million as final settlement of all Katrina-related insurance claims during the year ended February 28, 2009. The insurance proceeds are classified as income from discontinued operations in the accompanying statements of operations.
The following table summarizes certain operating results for the television division for all periods presented:

	Year ended February 28 (29),
	2008	2009	2010

Net revenues	$22,929	$7,364	$—
Station operating expenses excluding depreciation and amortization expense	14,114	2,365	—
Impairment loss	—	—	—
Income before taxes	13,300	5,007	—
Provision for income taxes	5,561	3,181	—
Gain (loss) on sale of stations, net of tax	10,090	(580)	—
Assets and liabilities related to our television division are classified as discontinued operations in the accompanying balance sheets as follows:

	February 28, 2009	February 28, 2010
Current assets:
Other	$5	$—

Total current assets	5	—

Total assets	$5	$—

Current liabilities:
Accounts payable and accrued expenses	$303	$303

Total current liabilities	303	303

Total liabilities	$303	$303

Discontinued Operation — Tu Ciudad Los Angeles
On July 10, 2008, Emmis announced that it had indefinitely suspended publication of Tu Ciudad Los Angeles because the magazine’s financial performance did not meet the Company’s expectations. Operating expenses for the year ended February 28, 2009 include all shut-down related costs and are included in income from discontinued operations in the accompanying statements of operations. Tu Ciudad Los Angeles had historically been included in the publishing division. The following table summarizes certain operating results for Tu Ciudad Los Angeles for all periods presented:

	Year ended February 28 (29),
	2008	2009	2010

Net revenues	$3,004	$818	$—
Station operating expenses, excluding depreciation and amortization expense	5,093	2,596	15
Depreciation and amortization	48	22	—
Loss before taxes	2,137	1,890	15
Benefit for income taxes	875	772	—

Assets and liabilities related to Tu Ciudad Los Angeles are classified as discontinued operations in the accompanying balance sheets as follows:

	February 28, 2009	February 28, 2010
Noncurrent assets:
Other noncurrent assets	$5	$—

Total noncurrent assets	5	—

Total assets	$5	$—

Current liabilities:
Accounts payable and accrued expenses	$10	$—
Other	3	—

Total current liabilities	13	—

Total liabilities	$13	$—

Discontinued Operations — Emmis Books
In February 2009, Emmis discontinued the operations of Emmis Books, which was engaged in regional book publication, as Emmis Books financial performance did not meet the Company’s expectations. Emmis had ceased new book publication in March 2006, but continued to sell existing book inventory until the February 2009 decision to totally cease operations. Emmis Books had historically been included in the publishing division. The following table summarizes certain operating results for Emmis Books for all periods presented:

	Year ended February 28 (29),
	2008	2009	2010

Net revenues	$149	$57	$(7)
Station operating expenses, excluding depreciation and amortization expense	150	146	15
Depreciation and amortization	14	5	—
Loss before taxes	15	103	22
Benefit for income taxes	6	42	—

Assets and liabilities related to Emmis Books are classified as discontinued operations in the accompanying balance sheets as follows:

	February 28, 2009	February 28, 2010
Current assets:
Accounts receivable, net	$45	$—
Prepaid expenses	—	—

Total current assets	45	—

Noncurrent assets:
Property and equipment, net	—	—
Other noncurrent assets	—	—

Total noncurrent assets	—	—

Total assets	$45	$—

Current liabilities:
Accounts payable and accrued expenses	$27	$—

Total current liabilities	$27	$—

Airplane
On December 1, 2008, Emmis exercised its early purchase option on its leased Gulfstream airplane. Emmis paid $10.2 million in cash, net of a refundable deposit of $4.2 million, to AVN Air, LLC, the lessor of the aircraft. Emmis immediately began marketing the airplane for sale, and in February 2009, entered into an agreement to sell the aircraft for $9.1 million in cash. During the year ended February 28, 2009, we recognized a $7.3 million impairment loss on the corporate airplane as its carrying value, which included $2.0 million of previously capitalized major maintenance costs, exceeded its fair value less estimated costs to sell, which we estimated at $8.9 million as of February 28, 2009. We classified this asset as held for sale at February 28, 2009. We closed on the sale of the airplane on April 14, 2009.
k. Advertising and Subscription Acquisition Costs
Advertising and subscription acquisition costs are expensed the first time the advertising takes place, except for certain direct-response advertising related to the identification of new magazine subscribers, the primary purpose of which is to elicit sales from customers who can be shown to have responded specifically to the advertising and that results in probable future economic benefits. When determining probable future economic benefits, the Company includes in its analysis future revenues from renewals if sufficient operating history exists. These direct-response advertising costs are capitalized as assets and amortized over the estimated period of future benefit, ranging from six months to two years subsequent to the promotional event. As of each balance sheet date, the Company evaluates the realizability of capitalized direct-response advertising by comparing the carrying value of such assets on a campaign-by-campaign basis to the probable remaining future primary net revenues expected to result directly from such advertising. If the carrying amounts of such advertising exceed the remaining future primary net revenues that are likely to be realized from such advertising, the excess is recorded as advertising expense immediately. As of February 28, 2009 and 2010, direct-response advertising costs capitalized as assets were approximately $1.4 million and $1.2 million, respectively. On an interim basis, the Company defers non direct-response advertising costs for major advertising campaigns for which future benefits can be demonstrated. These costs are amortized over the shorter of the period benefited or the remainder of the fiscal year. Advertising expense for the years ended February 2008, 2009 and 2010 was $13.3 million, $9.0 million and $5.2 million, respectively.

l. Investments
Equity method investments
Emmis has various investments accounted for under the equity method of accounting, the carrying values of which are summarized in the following table:

	February 28, 2009	February 28, 2010

Broadcast tower site investment — New Jersey	$1,150	$1,150
Broadcast tower site investment — Texas	1,337	1,340
Other — continuing operations	215	180

Total equity method investments	$2,702	$2,670

Emmis has a 50% ownership interest in a partnership in which the sole asset is land in New Jersey on which a transmission tower is located. The other owner has voting control of the partnership. During the year ended February 28, 2009 Emmis recorded a write-down to the carrying value of its 50% ownership interest in the partnership of $0.5 million as it determined the investment’s fair value had declined. Emmis, through its investment in six radio stations in Austin, has a 25% ownership interest in a company that operates a tower site in Austin, Texas. Emmis also has other investments related to continuing operations that are accounted for using the equity method of accounting, as Emmis does not control these entities, but none had a balance exceeding $0.2 million as of February 28, 2009 or 2010.
Cost method investments
During the year ended February 29, 2008, Emmis determined that the value of its sole cost method investment was impaired. Emmis recorded a noncash impairment charge of $0.3 million, recorded in other expense in the accompanying consolidated statements of operations, as the impairment was deemed to be other than temporary. The carrying value of this investment at February 29, 2008 was $0.1 million. Emmis recorded an additional noncash impairment charge of $0.1 million in other expense during the year ended February 28, 2009 as it deemed that the cost method investment was fully impaired and the impairment was other than temporary.
Available for sale investments
During the year ended February 28, 2009, Emmis made an investment of $0.3 million in a company that specialized in the development and distribution of mobile and on-line games. The cumulative investment in this company was $1.3 million as of February 28, 2009. During the year ended February 28, 2009, Emmis recorded a noncash impairment charge of $1.3 million, recorded in other expense in the accompanying consolidated statements of operations, as it deemed the investment was fully impaired and the impairment was other than temporary.
Emmis has made investments totaling $0.5 million in a company that specializes in digital radio transmission technology. This investment is carried at fair value, which totaled $0.5 million as of February 28, 2009 and 2010. Although no unrealized or realized gains or losses have been recognized on this investment, unrealized gains and losses would be reported in other comprehensive income until realized, at which point they would be recognized in the statements of operations. If the Company determines that the value of the investment is other than temporarily impaired, the Company will recognize, through the statements of operations, a loss on the investment.
m. Deferred Revenue and Barter Transactions
Deferred revenue includes deferred magazine subscription revenue and deferred barter revenue. Magazine subscription revenue is recognized when the publication is shipped. Barter transactions are recorded at the estimated fair value of the product or service received. Broadcast revenue from barter transactions is recognized when commercials are broadcast or a publication is delivered. The appropriate expense or asset is recognized when merchandise or services are used or received. Barter revenues for the years ended February 2008, 2009 and 2010 were $11.4 million, $13.0 million and $13.5 million, respectively, and barter expenses were $11.5 million, $12.8 million, and $13.8 million, respectively.

n. Foreign Currency Translation
The functional currencies of our international radio entities are shown in the following table. The balance sheets of these entities have been translated from their functional currencies to the U.S. dollar using the current exchange rate in effect at the subsidiaries’ balance sheet date (December 31 for our international radio entities). The results of operations for our international radio entities have been translated using an average exchange rate for the period. The translation adjustments reflected in shareholders’ deficit during the respective periods were as follows:

	Functional	For the Years Ended February 28 (29),
	Currency	2008	2009	2010

Hungary	Forint	$703	$(759)	$(1,018)
Belgium	Euro	338	47	(538)
Slovakia	Koruna [1]	1,871	1,680	(99)
Bulgaria	Leva	(371)	(2,491)	290

		$2,541	$(1,523)	$(1,365)

[1]	In Slovakia, the Euro became the official currency on January 1, 2009
o. Earnings Per Share
ASC Topic 260 requires dual presentation of basic and diluted loss per share (“EPS”) on the face of the income statement for all entities with complex capital structures. Basic EPS is computed by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding for the period (36,551,378, 36,374,120 and 37,040,538 shares for the years ended February 2008, 2009 and 2010, respectively). Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted. Potentially dilutive securities at February 2008, 2009 and 2010 consisted of stock options, restricted stock and the 6.25% Series A cumulative convertible preferred stock. The conversion of stock options and the preferred stock and the vesting of restricted stock is not included in the calculation of diluted net loss per common share for each of the three years ended February 28, 2010 as the effect of these conversions would be antidilutive to the net loss available to common shareholders from continuing operations. Thus, the weighted average common equivalent shares used for purposes of computing diluted EPS are the same as those used to compute basic EPS for all periods presented. We currently have 2.8 million shares of preferred stock outstanding and each share converts into 2.44 shares of common stock. Shares excluded from the calculation as the effect of their conversion into shares of our common stock would be antidilutive were as follows:

	For the year ended February 28 (29),
	2008	2009	2010
	(shares in 000’s)

6.25% Series A cumulative convertible preferred stock	7,015	6,854	6,854
Stock options and restricted stock awards	8,115	8,628	8,650

Antidilutive common share equivalents	15,130	15,482	15,504

p. Income Taxes
The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the Company’s financial statements or income tax returns. Income taxes are recognized during the year in which the underlying transactions are reflected in the consolidated statements of operations. Deferred taxes are provided for temporary differences between amounts of assets and liabilities as recorded for financial reporting purposes and amounts recorded for income tax purposes. After determining the total amount of deferred tax assets, the Company determines whether it is more likely than not that some portion of the deferred tax assets will not be realized. If the Company determines that a deferred tax asset is not likely to be realized, a valuation allowance will be established against that asset to record it at its expected realizable value.
q. Long-Lived Tangible Assets
The Company periodically considers whether indicators of impairment of long-lived tangible assets are present. If such indicators are present, the Company determines whether the sum of the estimated undiscounted cash flows attributable to the assets in question are less than their carrying value. If less, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their respective fair values. Fair value is determined by discounted future cash flows, appraisals and other methods. If the assets determined to be impaired are to be held and used, the Company recognizes an impairment charge to the extent the asset’s carrying value is greater than the fair value. The fair value of the asset then becomes the asset’s new carrying value, which, if applicable, the Company depreciates or amortizes over the remaining estimated useful life of the asset.

In the year ended February 28, 2009, the Company determined that the long-lived assets related to its corporate jet and Belgium radio operations were impaired. The Company recorded a $7.3 and $0.3 million noncash impairment charge related to the corporate jet and Belgium radio operation long-lived assets, respectively. The impairment charges related to the corporate jet and Belgium long-lived assets are recorded in the consolidated statements of operations in impairment loss and discontinued operations, respectively. The Company also recorded impairment charges for various definite-lived intangible assets during the year ended February 28, 2009 and 2010. See Note 9 for more discussion.
r. Estimates
The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses in the financial statements and in disclosures of contingent assets and liabilities. Actual results could differ from those estimates.
s. National Representation Agreement
On October 1, 2007, Emmis terminated its existing national sales representation agreement with Interep National Radio Sales, Inc. (“Interep”) and entered into a new agreement with Katz Communications, Inc. (“Katz”) extending through March 2018. Emmis’ existing contract with Interep extended through September 2011. Emmis, Interep and Katz entered into a tri-party termination and mutual release agreement under which Interep agreed to release Emmis from its future contractual obligations in exchange for a one-time payment of $15.3 million, which was paid by Katz on behalf of Emmis as an inducement for Emmis to enter into the new long-term contract with Katz. Emmis measured and recognized the charge associated with terminating the Interep contract as of the effective termination date, which is reflected as a noncash contract termination fee in the accompanying consolidated statement of operations. The liability established as a result of the termination represents an incentive received from Katz that will be recognized as a reduction of our national agency commission expense over the term of the agreement with Katz. The current portion of this liability is included in other current liabilities and the long-term portion of this liability is included in other noncurrent liabilities in the accompanying consolidated balance sheets at February 28, 2009 and 2010.
As part of the representation agreement, Katz guaranteed a minimum amount of national sales for Emmis’ fiscal years ended February 2008 and 2009. For the years ended February 29, 2008 and February 28, 2009, actual national sales as defined by the representation agreement were approximately $3.7 million and $10.2 million lower, respectively, than the guaranteed minimum amount of national sales. As such, Emmis recognized $3.7 million and $10.2 million of additional net revenues for the years ended February 29, 2008 and February 28, 2009, respectively. The fiscal 2009 performance guarantee of $10.2 million was included in other current assets at February 28, 2009 in the accompanying consolidated balance sheets and was collected in April 2009. The performance guarantees do not extend past February 28, 2009.
t. Liquidity
The Company continually projects its anticipated cash needs, which include its operating needs, capital needs, principal and interest payments on its indebtedness and preferred stock dividends. As of the filing of this Form 10-K, management believes the Company can meet its liquidity needs through the end of fiscal year 2011 with cash and cash equivalents on hand, projected cash flows from operations and, to the extent necessary, through its borrowing capacity under the Credit Agreement, which was approximately $17.1 million at February 28, 2010. Based on these projections, management also believes the Company will be in compliance with its debt covenants through the end of fiscal year 2011. However, continued global economic challenges, or other unforeseen circumstances, such as those described in Item 1A “Risk Factors”, may negatively impact the Company’s operations beyond those assumed in its projections. Management considered the risks that the current economic conditions may have on its liquidity projections, as well as the Company’s ability to meet its debt covenant requirements. If economic conditions deteriorate to an extent that we could not meet our liquidity needs or it appears that noncompliance with debt covenants is likely to result, the Company would implement several remedial measures, which could include further operating cost and capital expenditure reductions, ceasing to operate certain unprofitable properties and the sale of assets. If these measures are not successful in maintaining compliance with our debt covenants, the Company would attempt to negotiate for relief through a further amendment with its lenders or waivers of covenant noncompliance, which could result in higher interest costs, additional fees and reduced borrowing limits. There is no assurance that the Company would be successful in obtaining relief from its debt covenant requirements in these circumstances. Failure to comply with our debt covenants and a corresponding failure to negotiate a favorable amendment or waivers with the Company’s lenders could result in the acceleration of the maturity of all the Company’s outstanding debt, which would have a material adverse effect on the Company’s business and financial position.

u. Recent Accounting Pronouncements
In June 2008, the Financial Accounting Standards Board (“FASB”) approved the FASB Accounting Standards Codification as a single source of authoritative nongovernmental U.S. GAAP. The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative literature related to a particular topic in one place. The Company’s adoption of the Codification during the quarter ended November 30, 2009 did not have an impact on the Company’s financial position, results of operations or cash flows.
In May 2009, an accounting standard was approved, which sets forth the period, circumstances and disclosure after the balance sheet date during which management shall evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements. The Company’s adoption of the standard during the quarter ended August 31, 2009 and subsequent amendments to the standard issued in February 2010 did not have an effect on the Company’s financial position, results of operations or cash flows.
In April 2009, an accounting standard was issued which requires disclosures about the fair value of financial instruments in interim reporting periods that were previously only required in annual financial statements. The Company’s adoption of this accounting standard, which was effective for the Company for the period ended August 31, 2009, did not have an effect on the Company’s financial position, results of operations or cash flows.
In June 2008, an accounting standard was approved which provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. This accounting standard was adopted by the Company on March 1, 2009 and had no impact on the Company’s financial position, results of operations or cash flows.
In June 2008, an accounting standard was approved which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting, and therefore need to be included in the computation of earnings per share under the two-class method. This accounting standard was adopted by the Company on March 1, 2009 and had no impact on the Company’s financial position, results of operations or cash flows.
In March 2008, disclosure requirements for derivative instruments and hedging activities were changed. Entities are required to provide enhanced disclosures about: (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under U.S. GAAP and its related interpretations; and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The Company has included the relevant disclosures herein under Note 6, Derivatives And Hedging Activities.
In December 2007, an accounting standard was approved which changed the accounting and reporting for minority interests, which are now characterized as noncontrolling interests and classified as a component of equity in the accompanying consolidated balance sheets. This accounting standard, adopted by the Company on March 1, 2009, required retroactive adoption of the presentation and disclosure requirements for existing minority interests, with all other requirements applied prospectively. The adoption of this standard resulted in the reclassification of $53,001 and $49,422 of noncontrolling interests to a component of equity at February 28, 2009 and 2010, respectively.
In December 2007, an accounting standard was modified that changed how business combinations are accounted for through the use of fair values in financial reporting and impacts financial statements both on the acquisition date and in subsequent periods. In February 2009, this accounting standard was again modified to allow an exception to the recognition and fair value measurement principles of contingencies in a business combination. This exception requires that acquired contingencies be recognized at fair value on the acquisition date if fair value can be reasonably estimated during the allocation period. These modifications were effective for the Company as of March 1, 2009 for all business combinations that close on or after March 1, 2009. As of February 28, 2010, the adoption of this standard has had no impact on the Company.

v. Reclassifications
Certain reclassifications have been made to the prior years’ financial statements to be consistent with the February 28, 2010 presentation. The reclassifications have no impact on net loss previously reported.
2. COMMON STOCK
Emmis has authorized Class A common stock, Class B common stock, and Class C common stock. The rights of these three classes are essentially identical except that each share of Class A common stock has one vote with respect to substantially all matters, each share of Class B common stock has 10 votes with respect to substantially all matters, and each share of Class C common stock has no voting rights with respect to substantially all matters. Class B common stock is owned by our Chairman, CEO and President, Jeffrey H. Smulyan. All shares of Class B common stock convert to Class A common stock upon sale or other transfer to a party unaffiliated with Mr. Smulyan. At February 28, 2009 and 2010, no shares of Class C common stock were issued or outstanding.
On August 8, 2007, Emmis’ Board of Directors authorized a share repurchase program pursuant to which Emmis is authorized to purchase up to an aggregate value of $50 million of its outstanding Class A common stock within the parameters of SEC Rule 10b-18. Common stock repurchase transactions may occur from time to time at our discretion, either on the open market or in privately negotiated purchases, subject to prevailing market conditions and other considerations. During the year ended February 29, 2008, the Company repurchased 2.2 million shares for $13.9 million (average price of $6.23 per share). No common stock repurchases pursuant to this program were made during the years ended February 28, 2009 or 2010.
3. REDEEMABLE PREFERRED STOCK
Each share of redeemable preferred stock is convertible into a number of shares of common stock, which is determined by dividing the liquidation preference of the share of preferred stock ($50.00 per share) by the conversion price. The conversion price is $20.495, which results in a conversion ratio of 2.44 shares of common stock per share of preferred stock. Dividends are cumulative and payable quarterly in arrears on January 15, April 15, July 15, and October 15 of each year at an annual rate of $3.125 per preferred share. Emmis may redeem the preferred stock for cash at 100% of the liquidation preference per share, plus in each case accumulated and unpaid dividends, if any, whether or not declared to the redemption date.
On May 22, 2008, Emmis’ Board of Directors revised the share repurchase program discussed in Note 2 to allow for the repurchase of both Class A common stock and Series A cumulative convertible preferred stock. No preferred stock repurchases have been made pursuant to this program.
Emmis last paid its quarterly dividend on October 15, 2008. As of February 28, 2010, dividends in arrears totaled $11.3 million, or $4.03 per share of preferred stock. Failure to pay the dividend is not a default under the terms of the Preferred Stock. However, since dividends have remain unpaid for more than six quarters, the holders of Preferred Stock are entitled to elect two persons to our board of directors. The Second Amendment to our Credit Agreement prohibits the Company from paying dividends on the Preferred Stock during the Suspension Period (as defined in the Credit Agreement). Payment of future dividends on the Preferred Stock will be determined by the Company’s Board of Directors. We do not know when or whether we will resume paying such dividends.
4. SHARE-BASED PAYMENTS
The amounts recorded as share-based compensation expense primarily relate to restricted common stock issued under employment agreements, common stock issued to employees in lieu of cash bonuses, Company matches of common stock in our 401(k) plans, and annual stock option and restricted stock grants. Nonvested options do not share in dividends.
Stock Option Awards
The Company has granted options to purchase its common stock to employees and directors of the Company under various stock option plans at no less than the fair market value of the underlying stock on the date of grant. These options are granted for a term not exceeding 10 years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with the Company. These options generally vest annually over three years (one-third each year for three years). The Company issues new shares upon the exercise of stock options.

The fair value of each option awarded is estimated on the date of grant using a Black-Scholes option-pricing model and expensed on a straight-line basis over the vesting period. Expected volatilities are based on the historical volatility of the Company’s stock. The Company uses historical data to estimate option exercises and employee terminations within the valuation model. The Company includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards. The Company uses the simplified method to estimate the expected term for all options granted. Although the Company has granted options for many years, information related to the historical exercise activity of our options was impacted by the way the Company processed the equitable adjustment of a special dividend in November 2006. Consequently, the Company believes that reliable data regarding exercise behavior only exists for the period subsequent to November 2006, which is insufficient experience upon which to estimate expected term. The risk-free interest rate for periods within the life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The following assumptions were used to calculate the fair value of the Company’s options on the date of grant during the years ended February 2008, 2009 and 2010:

	Year Ended February 28 (29),
	2008	2009	2010
Risk-Free Interest Rate:	4.4% – 4.9%	1.7% – 3.5%	2.3% – 2.8%
Expected Dividend Yield:	0%	0%	0%
Expected Life (Years):	6.0	6.0 – 6.5	6.0 – 6.5
Expected Volatility:	46.1% – 47.5%	48.6% – 70.1%	72.3% – 100.4%
The following table presents a summary of the Company’s stock options outstanding at February 28, 2010, and stock option activity during the year ended February 28, 2010 (“Price” reflects the weighted average exercise price per share):

			Weighted Average	Aggregate
			Remaining	Intrinsic
	Options	Price	Contractual Term	Value
Outstanding, beginning of year	8,350,802	$14.60
Granted	2,419,085	0.62
Exercised	5,000	0.30
Forfeited	62,164	3.05
Expired	1,664,647	18.76

Outstanding, end of year	9,038,076	10.18	5.5	$993
Exercisable, end of year	5,802,338	15.11	3.6	$—
The Company did not receive any cash from option exercises in the years ended February 2008 and 2009, and received less than $0.1 million of cash from option exercises in the year ended February 2010. The Company did not record an income tax benefit related to option exercises in the years ended February 2008, 2009 and 2010.
The weighted average grant date fair value of options granted during the years ended February 2008, 2009 and 2010 was $4.24, $1.10 and $0.44, respectively. The total intrinsic value of options exercised during the years ended February 2008, 2009 and 2010 was less than $0.1 million each year.

A summary of the Company’s nonvested options at February 28, 2010, and changes during the year ended February 28, 2010, is presented below:

		Weighted Average
		Grant Date
	Options	Fair Value
Nonvested, beginning of year	1,536,094	$2.73
Granted	2,419,085	0.44
Vested	657,277	4.06
Forfeited	62,164	1.57

Nonvested, end of year	3,235,738	0.78

There were 0.6 million shares available for future grants under the various option plans at February 28, 2010. The vesting dates of outstanding options range from March 2010 to July 2012, and expiration dates range from March 2010 to November 2019.
Restricted Stock Awards
The Company began granting restricted stock awards to employees and directors of the Company in 2005. These awards generally vest at the end of the second or third year after grant and are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with the Company prior to vesting. The restricted stock awards were granted out of the Company’s 2004 Equity Incentive Plan. The Company also awards, out of the Company’s 2004 Equity Compensation Plan, stock to settle certain bonuses and other compensation that otherwise would be paid in cash. Any restrictions on these shares are immediately lapsed on the grant date.
The following table presents a summary of the Company’s restricted stock grants outstanding at February 28, 2010, and restricted stock activity during the year ended February 28, 2010 (“Price” reflects the weighted average share price at the date of grant):

	Awards	Price
Grants outstanding, beginning of year	644,084	$7.08
Granted	711,620	1.20
Vested (restriction lapsed)	928,413	3.54
Forfeited	28,928	4.57

Grants outstanding, end of year	398,363	5.02

The total grant date fair value of shares vested during the years ended February 2008, 2009 and 2010 was $3.5 million, $5.9 million and $3.3 million, respectively.
Recognized Noncash Compensation Expense
The following table summarizes stock-based compensation expense and related tax benefits recognized by the Company in the three years ended February 28, 2010:

	Year Ended February 28 (29),
	2008	2009	2010

Station operating expenses excluding depreciation and amortization expense	$2,874	$2,539	$701
Corporate expenses	4,326	3,283	1,740

Stock-based compensation expense included in operating expenses	7,200	5,822	2,441
Tax benefit	(2,952)	(2,387)	—

Recognized stock-based compensation expense, net of tax	$4,248	$3,435	$2,441

As of February 28, 2010, there was $1.3 million of unrecognized compensation cost related to nonvested share-based compensation arrangements. The cost is expected to be recognized over a weighted average period of approximately 1.6 years.

5. CREDIT AGREEMENT AND RELATED DEFERRED DEBT ISSUANCE COSTS
The Credit Agreement was comprised of the following at February 28, 2009 and 2010:

	2009	2010
Revolver	$—	$2,000
Term Loan B	421,355	339,150

	421,355	341,150

Less: current maturities	(4,214)	(3,392)

	$417,141	$337,758

On November 2, 2006, Emmis Operating Company (“EOC” or the “Borrower”), the principal operating subsidiary of the Company, amended and restated its Credit Agreement to provide for total borrowings of up to $600 million, including (i) a $455 million term loan and (ii) a $145 million revolver, of which $50 million may be used for letters of credit. At February 28, 2009 and 2010, $1.8 million and $0.9 million, in letters of credit were outstanding, respectively. Substantially all of Emmis’ assets, including the stock of most of Emmis’ wholly-owned, domestic subsidiaries are pledged to secure the Credit Agreement. The Credit Agreement was amended twice during the year ended February 28, 2010 as discussed below.
March 3, 2009 Credit Agreement Amendment
On March 3, 2009, ECC and EOC, entered into the First Amendment and Consent to Amended and Restated Revolving Credit and Term Loan Agreement (the “First Amendment”) by and among Emmis, EOC and Bank of America, N.A., as administrative agent for itself and other lenders, to the Amended and Restated Revolving Credit and Term Loan Agreement, dated November 2, 2006 (the “Credit Agreement”). Among other things, the First Amendment (i) permitted Emmis to purchase a portion of the Tranche B Term Loan (as defined in the Credit Agreement) at an amount less than par for an aggregate purchase price not to exceed $50 million, (ii) reduced the Total Revolving Credit Commitment (as defined in the Credit Agreement) from $145 million to $75 million, (iii) excluded from Consolidated Operating Cash Flow (as defined in the Credit Agreement) up to $10 million in cash severance and contract termination expenses incurred for the period commencing March 1, 2008 and ending February 28, 2010, (iv) made Revolving Credit Loans (as defined in the Credit Agreement) subject to a pro forma incurrence test and (v) tightened the restrictions on the ability of Emmis to perform certain activities, including restricting the amount that can be used to fund our TV Proceeds Quarterly Bonus Program, and of Emmis Operating Company to conduct transactions with affiliates.
Subsequent to the execution of the First Amendment, in April and May 2009, Emmis completed a series of Dutch auction tenders that purchased term loans of EOC under the Credit Agreement as amended. The cumulative effect of all of the debt tenders resulted in the purchase of $78.5 million in face amount of EOC’s outstanding term loans for $44.7 million in cash. As a result of these purchases, Emmis recognized a gain on extinguishment of debt of $31.9 million in the quarter ended May 31, 2009, which is net of transaction costs of $1.0 million. The Credit Agreement, as amended, permitted the Company to pay up to $50 million (less amounts paid after February 1, 2009 under our TV Proceeds Quarterly Bonus Program) to purchase EOC’s outstanding term loans through tender offers and required a minimum offer of $5 million per tender. Since the Company paid $44.7 million in debt tenders and paid $4.1 million under the TV Bonus Program in March 2009, we are not permitted to effect further tenders under the Credit Agreement.
August 19, 2009 Credit Agreement Amendment
On August 19, 2009, ECC and EOC entered into the Second Amendment to Amended and Restated Revolving Credit and Term Loan Agreement (the “Second Amendment), by and among the Borrower, ECC, the lending institutions party to the Credit Agreement referred to below (collectively, the “Lenders”) and Bank of America, N.A., as administrative agent (the “Administrative Agent”) for itself and the other Lenders party to the Amended and Restated Revolving Credit and Term Loan Agreement, dated November 2, 2006 (as amended, supplemented, and restated or otherwise modified and in effect from time to time, the “Credit Agreement”), by and among the Borrower, ECC, the Lenders, the Administrative Agent, Deutsche Bank Trust Company Americas, as syndication agent, General Electric Capital Corporation, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch and SunTrust Bank, as co-documentation agents.

Among other things, the Second Amendment:
•
suspends the applicability of the Total Leverage Ratio and the Fixed Charge Coverage Ratio financial covenants (each as defined in the Credit Agreement) for a period that will end no later than September 1, 2011 (the “Suspension Period”),

•	provides that during the Suspension Period, the Borrower must maintain Minimum Consolidated EBITDA (as defined by the Credit Agreement) for the trailing twelve month periods as follows:

Period Ended	Amount (in 000’s)
August 31, 2009	$22,800
November 30, 2009	$21,600
February 28, 2010	$23,400
May 31, 2010	$23,200
August 31, 2010	$22,400
November 30, 2010	$22,700
February 28, 2011	$22,900
May 31, 2011	$23,600
August 31, 2011	$25,000
•
provides that during the Suspension Period, the Borrower will not permit Liquidity (as defined in the Credit Agreement) as of the last day of each fiscal quarter of the Borrower ending during the Suspension Period to be less than $5 million,

•	reduces the Total Revolving Credit Commitment (as defined in the Credit Agreement) from $75 million to $20 million,

•	sets the applicable margin at 3% per annum for base rate loans and at 4% per annum for Eurodollar rate loans,

•
provides that during the Suspension Period, the Borrower: (1) must make certain prepayments from funds attributable to debt or equity issuances, asset sales and extraordinary receipts, and (2) must make quarterly payments of Suspension Period Excess Cash (as defined in the Credit Agreement),

•
provides that during the Suspension Period, the Borrower may not: (1) make certain investments or effect material acquisitions, (2) make certain restricted payments (including but not limited to restricted payments to fund equity repurchases or dividends on Emmis’ 6.25% Series A Cumulative Convertible Preferred Stock), or (3) access the additional financing provisions of the Credit Agreement (though Borrower has access to the Total Revolving Credit Commitment of $20 million),

•	excludes from the definition of Consolidated EBITDA up to an additional $5 million in severance and contract termination expenses incurred after the effective date of the Second Amendment,

•	grants the lenders a security interest in certain previously excluded real estate and other assets,

•	permits the repurchase of debt under the Credit Agreement at a discount using proceeds of certain equity issuances, and

•	modifies certain financial definitions and other restrictions on ECC and the Borrower.
The Second Amendment contains other terms and conditions customary for financing arrangements of this nature. The Company recorded a loss on debt extinguishment during the year ended February 28, 2010 of $0.5 million related to the write-off of deferred debt costs associated with the revolver reduction.

The term loan and revolver mature on November 1, 2013 and November 2, 2012, respectively. The borrowings under the term loan are payable in equal quarterly installments equal to 0.25% of the term loan, with the remaining balance payable November 1, 2013. The annual amortization schedule for the Credit Agreement, based upon amounts outstanding at February 28, 2010, is as follows:

	Revolver	Term Loan B	Total
Year Ended February 28 (29),	Amortization	Amortization	Amortization
2011	—	3,392	3,392
2012	—	3,392	3,392
2013	2,000	3,392	5,392
2014	—	328,974	328,974

Total	$2,000	$339,150	$341,150

Proceeds from raising additional equity, issuing additional subordinated debt or from asset sales, as well as excess cash flow, may be required to be used to repay amounts outstanding under the Credit Agreement. Whether these mandatory repayment provisions apply depends, in certain instances, on Emmis’ total leverage ratio, as defined under the Credit Agreement.
As discussed above, during the Suspension Period the Company must maintain a minimum amount of trailing twelve-month Consolidated EBITDA (as defined in the Credit Agreement) and at least $5 million in Liquidity (as defined in the Credit Agreement). The Credit Agreement also contains certain other non-financial covenants. We were in compliance with all financial and non-financial covenants as of February 28, 2010. Our Liquidity (as defined in the Credit Agreement) as of February 28, 2010 was $18.9. Our minimum Consolidated EBITDA (as defined in the Credit Agreement) requirement and actual amount as of February 28, 2010 was as follows:

	As of February 28, 2010
		Actual Trailing
		Twelve-Month
	Covenant	Consolidated
	Requirement	EBITDA[1]
Trailing Twelve-month Consolidated EBITDA[1]	$23,400	$25,925

[1]	(as defined in the Credit Agreement)
6. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
Risk Management Objective of Using Derivatives
The Company is exposed to certain risk arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage interest rate exposure with the following objectives:
•	manage current and forecasted interest rate risk while maintaining optimal financial flexibility and solvency
•
proactively manage the Company’s cost of capital to ensure the Company can effectively manage operations and execute its business strategy, thereby maintaining a competitive advantage and enhancing shareholder value

•	comply with covenant requirements in the Company’s Credit Agreement
Cash Flow Hedges of Interest Rate Risk
The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Under the terms of its Credit Agreement, the Company was required to fix or cap the interest rate on at least 30% of its debt outstanding (as defined in the Credit Agreement) for the three-year period ended November 2, 2009.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income (loss) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During fiscal 2010, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. The Company did not record any hedge ineffectiveness in earnings during the three years ended February 28, 2010.
Amounts reported in accumulated other comprehensive income (loss) related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. During fiscal 2011, the Company estimates that an additional $4.1 million will be reclassified as an increase to interest expense.
As of February 28, 2010, the Company had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk:

Interest Rate Derivative	Number of Instruments	Notional

Interest Rate Swaps	3	$340,000
In March 2007, the Company entered into a three-year interest rate exchange agreement (a “Swap”), whereby the Company pays a fixed rate of 4.795% on $165 million of notional principal to Bank of America, and Bank of America pays to the Company a variable rate on the same amount of notional principal based on the three-month London Interbank Offered Rate (“LIBOR”). In March 2008, the Company entered into an additional three-year Swap, whereby the Company pays a fixed rate of 2.964% on $100 million of notional principal to Deutsche Bank, and Deutsche Bank pays to the Company a variable rate on the same amount of notional principal based on the three-month LIBOR. In January 2009, the Company entered into an additional two-year Swap effective as of March 28, 2009, whereby the Company pays a fixed rate of 1.771% on $75 million of notional principal to Deutsche Bank, and Deutsche Bank pays to the Company a variable rate on the same amount of notional principal based on the three-month LIBOR.
The Company does not use derivatives for trading or speculative purposes and currently does not have any derivatives that are not designated as hedges.
The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the balance sheet as of February 28, 2009 and 2010. Accumulated other comprehensive income (loss) balances related to our derivative instruments as of February 28, 2009 and 2010 were ($3,998) and ($1,289), respectively. The fair values of the derivative instruments are estimated by obtaining quotations from the financial institutions that are counterparties to the instruments. The fair value is an estimate of the net amount that the Company would have been required to pay on February 28, 2009 and 2010, if the agreements were transferred to other parties or cancelled by the Company, as further adjusted by a credit adjustment required by ASC Topic 820, Fair Value Measurements and Disclosures, discussed below.

	Tabular Disclosure of Fair Values of Derivative Instruments
	Asset Derivatives				Liability Derivatives
	As of February 28, 2009		As of February 28, 2010		As of February 28, 2009		As of February 28, 2010
	Balance Sheet		Balance Sheet		Balance Sheet		Balance Sheet
	Location	Fair Value	Location	Fair Value	Location	Fair Value	Location	Fair Value
Derivatives designated as hedging instruments

Interest Rate Swap Agreements (Current Portion)	N/A	$—	N/A	$—	N/A	$—	Other Current Liabilities	$569

Interest Rate Swap Agreements (Long Term Portion)	N/A	—	N/A	—	Other Noncurrent Liabilities	6,777	Other Noncurrent Liabilities	3,499

Total derivatives designated as hedging instruments		$—		$—		$6,777		$4,068

The table below presents the effect of the Company’s derivative financial instruments on the consolidated statements of operations for the fiscal years ended February 2008, 2009 and 2010.

								Location of Gain or (Loss)
				Location of Gain or				Recognized in Income on
				(Loss) Reclassified	Amount of Gain or (Loss) Reclassified from			Derivative (Ineffective	Amount of Gain or (Loss) Recognized in
	Amount of Gain or (Loss) Recognized in OCI on			from Accumulated	Accumulated OCI into Income (Effective			Portion and Amount	Income on Derivative (Ineffective Portion and
Derivatives in Cash Flow	Derivative (Effective Portion)			OCI into Income	Portion)			Excluded from	Amount Excluded from Effectiveness Testing)
Hedging Relationships	2008	2009	2010	(Effective Portion)	2008	2009	2010	Effectiveness Testing)	2008	2009	2010

Interest Rate Swap Agreements	$(5,126)	$(2,793)	$(7,271)	Interest expense	$654	$(3,267)	$(9,980)	N/A	$—	$—	$—

Total	$(5,126)	$(2,793)	$(7,271)		$654	$(3,267)	$(9,980)		$—	$—	$—

Credit-risk-related Contingent Features
The Company manages its counterparty risk by entering into derivative instruments with global financial institutions where it believes the risk of credit loss resulting from nonperformance by the counterparty is low. As discussed above, the Company’s existing counterparties on its interest rate swaps are Bank of America and Deutsche Bank.
In accordance with ASC Topic 820, the Company makes Credit Value Adjustments (CVAs) to adjust the valuation of derivatives to account for our own credit risk with respect to all derivative liability positions. The CVA is accounted for as a decrease to the derivative position with the corresponding increase or decrease reflected in other comprehensive income (loss) for derivatives designated as cash flow hedges. The CVA also accounts for nonperformance risk of our counterparties in the fair value measurement of all derivative asset positions, when appropriate. As of February 28, 2009 and 2010, the fair value of our derivatives instruments was net of CVAs totaling $2.0 million and $0.3 million, respectively.
The Company’s interest rate swap agreements with Bank of America and Deutsche Bank incorporate the loan covenant provisions of the Company’s Credit Agreement. Both Bank of America and Deutsche Bank are lenders under the Company’s Credit Agreement. Failure to comply with the loan covenant provisions of the Credit Agreement could result in the Company being in default of its obligations under the interest rate swap agreements.
As of February 28, 2010, the Company has not posted any collateral related to the interest rate swap agreements.
7. FAIR VALUE MEASUREMENTS
As defined in ASC Topic 820, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

Recurring Fair Value Measurements
The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of February 28, 2009 and 2010. The financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

	As of February 28, 2010
	Level 1
	Quoted Prices	Level 2
	in Active	Significant	Level 3
	Markets for	Other	Significant
	Identical Assets	Observable	Unobservable
	or Liabilities	Inputs	Inputs	Total

Available for sale securities	$—	$—	$452	$452

Total assets measured at fair value on a recurring basis	$—	$—	$452	$452

Interest rate swap agreements	$—	$—	$4,068	$4,068

Total liabilities measured at fair value on a recurring basis	$—	$—	$4,068	$4,068

	As of February 28, 2009
	Level 1
	Quoted Prices	Level 2
	in Active	Significant	Level 3
	Markets for	Other	Significant
	Identical Assets	Observable	Unobservable
	or Liabilities	Inputs	Inputs	Total

Cash equivalents	$—	$24,415	$—	$24,415
Available for sale securities	—	—	452	452

Total assets measured at fair value on a recurring basis	$—	$24,415	$452	$24,867

Interest rate swap agreements	—	—	6,777	6,777

Total liabilities measured at fair value on a recurring basis	$—	$—	$6,777	$6,777

Cash Equivalents — At February 28, 2009, a majority of Emmis’ domestic cash equivalents were invested in an institutional money market fund. The fund is not publicly traded, but third-party quotes for the fund are available and are therefore considered a Level 2 input. During the year ended February 28, 2010, this cash was primarily used to fund repurchases of the Company’s bank debt through Dutch auction tenders.
Available for sale securities — Emmis’ available for sale security is an investment in preferred stock of a company that specializes in digital radio transmission technology that is not traded in active markets. The investment is recorded at fair value, which is materially consistent with the Company’s cost basis. This is considered a Level 3 input.
Swap agreements — Emmis’ derivative financial instruments consist solely of interest rate cash flow hedges in which the Company pays a fixed rate and receives a variable interest rate that is observable based upon a forward interest rate curve, as adjusted for the CVA discussed in Note 6. Because a more than insignificant portion of the valuation is based upon unobservable inputs, these interest rate swaps are considered a Level 3 input.

The following table shows a reconciliation of the beginning and ending balances for fair value measurements using significant unobservable inputs:

	For the Year Ended		For the Year Ended
	February 28, 2009		February 28, 2010
	Available		Available
	For Sale	Derivative	For Sale	Derivative
	Securities	Instruments	Securities	Instruments
Beginning Balance	$1,452	$—	$452	$6,777
Purchases	250	—	—	—
Transfers in	—	8,823	—	—
Other than temporary impairment loss	(1,250)	—	—	—
Unrealized gains in other comprehensive income	—	(2,046)	—	(2,709)

Ending Balance	$452	$6,777	$452	$4,068

Non-Recurring Fair Value Measurements
The Company has certain assets that are measured at fair value on a non-recurring basis under the circumstances and events described in Note 9, Intangible Assets And Goodwill, and are adjusted to fair value only when the carrying values exceed the fair values. The categorization of the framework used to price the assets is considered a Level 3, due to the subjective nature of the unobservable inputs used to determine the fair value (see Note 10 for more discussion).
Included in the following table are the major categories of assets measured at fair value on a non-recurring basis as of February 28, 2010, along with the impairment loss recognized on the fair value measurement for the year then ended:

	As of February 28, 2010
	Level 1
	Quoted Prices	Level 2
	in Active	Significant	Level 3
	Markets for	Other	Significant		Year Ended
	Identical Assets	Observable	Unobservable		February 28, 2010
	or Liabilities	Inputs	Inputs	Total	Impairment Loss

Indefinite-lived intangibles	$—	$—	$335,801	$335,801	$160,910
Goodwill [1]	—	—	—	—	8,928
Other intangibles, net	—	—	3,833	3,833	4,804

Total	$—	$—	$339,634	$339,634	$174,642

[1]
Pursuant to ASC Topic 350-20-35, the fair value of goodwill is assessed only when the carrying value of the reporting unit exceeds its fair value. On December 1, 2009, the fair value of each of our reporting units exceeded their respective carrying values, thus fair value of goodwill was not assessed.

Fair Value Of Other Financial Instruments
The estimated fair value of financial instruments is determined using the best available market information and appropriate valuation methodologies. Considerable judgment is necessary, however, in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts that the Company could realize in a current market exchange, or the value that ultimately will be realized upon maturity or disposition. The use of different market assumptions may have a material effect on the estimated fair value amounts.

The following methods and assumptions were used to estimate the fair value of financial instruments:
• Cash and cash equivalents, accounts receivable and accounts payable, including accrued liabilities: The carrying amount of these assets and liabilities approximates fair value because of the short maturity of these instruments.
• Credit Agreement debt: As of February 28, 2009 and 2010, the fair value of the Company’s Credit Agreement debt based on bid prices as of those dates was $183.3 million and $283.2 million, respectively, while the carrying value was $421.4 million and $341.2 million, respectively.
• 6.25% Series A cumulative convertible preferred stock: As of February 28, 2009 and 2010, the fair value of the Company’s 6.25% Series A cumulative convertible preferred stock based on quoted market prices was $5.6 million and $41.0 million, respectively, while the carrying value was $140.5 million for both periods.
8. ACQUISITIONS, DISPOSITIONS AND INVESTMENTS
Purchase of 100% of Bulgarian Radio Networks
During the quarter ended May 31, 2009, Emmis completed a series of transactions with its noncontrolling partners of two of our Bulgarian radio networks that gave Emmis 100% ownership in those networks. The purchase price of these transactions totaled $4.9 million in cash, and a substantial portion was allocated to goodwill which was then determined to be substantially impaired. Emmis recorded an impairment loss of $3.7 million related to Bulgarian goodwill during the quarter ended May 31, 2009.
Sale of Belgium Radio Operations
On May 29, 2009, Emmis sold the stock of its Belgium radio operation to Alfacam Group NV, a Belgian corporation, for 100 euros. Emmis recognized a gain on the sale of its Belgium radio operations of $0.4 million, which included a gain of $0.1 million related to the transfer of cumulative translation adjustments. The gain on sale of the Belgium radio operations is included in discontinued operations in the accompanying consolidated statements of operations. Emmis desired to exit Belgium as its financial performance in the market failed to meet expectations. The sale allowed Emmis to eliminate further operating losses.
Sale of WVUE-TV to Louisiana Media Company
On July 18, 2008, Emmis completed the sale of its sole remaining television station, WVUE-TV in New Orleans, LA, to Louisiana Media Company LLC for $41.0 million in cash. The Company recognized a loss on the sale of WVUE-TV of $0.6 million, net of tax benefits of $0.4 million, which is included in income from discontinued operations in the accompanying statements of operations. In connection with the sale, the Company paid discretionary bonuses to the employees of WVUE totaling $0.8 million, which is included in the calculation of the loss on sale. The sale of WVUE-TV completes the sale of our television division which began on May 10, 2005, when Emmis announced that it had engaged advisors to assist in evaluating strategic alternatives for its television assets.

Purchase of Infopress & Company OOD
On December 17, 2007, Emmis acquired 100% of the shares of Infopress & Company OOD for $8.8 million. Infopress & Company OOD operated Inforadio, a national radio network broadcasting to 13 Bulgarian cities. Inforadio joins Emmis’ majority owned Bulgarian radio networks Radio FM+ and Radio Fresh. Emmis believes the acquisition of Inforadio further strengthens its footprint in Bulgaria. The acquisition was financed with cash on hand. The Company recorded $7.3 million of goodwill, none of which is deductible for income tax purposes. The operating results from December 17, 2007 forward are included in the accompanying consolidated financial statements. Consistent with the Company’s other foreign subsidiaries, Inforadio reports on a fiscal year ending December 31, which Emmis consolidates into its fiscal year ending February 28 (29). The purchase price allocation was as follows:

Asset Description	Amount	Asset Lives

Accounts receivable	$24	Less than one year
Other current assets	58	Less than one year

Broadcasting equipment	324	5 years

International broadcast license	1,471	60 months
Goodwill	7,335	Indefinite

Accounts payable and accrued expenses	(385)
Other current liabilities	(40)

Total purchase price	$8,787

During the year ended February 28, 2010, we completed a series of transactions that gave the Company 100% control over all Bulgarian radio networks for a combined cash purchase price of $4.4 million. These transactions were funded with international cash on hand.
Purchase of Orange Coast Kommunications, Inc.
On July 25, 2007, Emmis acquired Orange Coast Kommunications, Inc., publisher of Orange Coast, for $6.9 million in cash including acquisition costs of $0.2 million. Approximately $0.3 million of the purchase price was withheld at the original closing, but was paid in April 2008. Orange Coast fits Emmis’ niche of publishing quality city and regional magazines and serves the affluent area of Orange County, CA. The acquisition was financed through borrowings under the Credit Agreement. The Company recorded $2.9 million of goodwill, none of which was deductible for income tax purposes. The operating results of Orange Coast from July 25, 2007, through February 28, 2010, are included in the accompanying consolidated statements of operations. The purchase price allocation was as follows:

Asset Description	Amount	Asset Lives

Accounts receivable	$570	Less than one year
Other current assets	73	Less than one year

Furniture and fixtures	20	5 years

Goodwill	2,852	Indefinite
Trademark	2,922	15 years
Advertiser list	1,162	4 years
Other definite lived intangibles	312	3 years

Other current liabilities	(564)
Deferred income taxes	(490)

Total purchase price	$6,857

Sale of KGMB-TV to HITV Operating Company, Inc.
On June 4, 2007, Emmis closed on its sale of KGMB-TV in Honolulu to HITV Operating Co, Inc. for $40.0 million in cash. Emmis recorded a gain on sale of $10.1 million, net of tax, which is included in discontinued operations in the accompanying consolidated statements of operations.

Sale of KMTV-TV to Journal Communications, Inc.
On March 27, 2007, Emmis closed on its sale of KMTV-TV in Omaha, NE to Journal Communications, Inc. (Journal) and received $10.0 million in cash. Journal had been operating KMTV-TV under a Local Programming and Marketing Agreement since December 5, 2005.
9. INTANGIBLE ASSETS AND GOODWILL
In accordance with the provisions of ASC Topic 350, Intangibles — Goodwill and Other, the Company reviews goodwill and other intangibles at least annually for impairment. In connection with any such review, if the recorded value of goodwill and other intangibles is greater than its fair value, the intangibles are written down and charged to results of operations. FCC licenses are renewed every eight years at a nominal cost, and historically all of our FCC licenses have been renewed at the end of their respective eight-year periods. Since we expect that all of our FCC licenses will continue to be renewed in the future, we believe they have indefinite lives.
Impairment testing
The Company generally performs its annual impairment review of indefinite-lived intangibles as of December 1 each year, but given economic conditions and continued revenue declines in the domestic radio broadcasting industry and publishing industry, the Company performed interim impairment reviews as of October 1, 2008 and August 1, 2009. Impairment recorded as a result of our interim and annual impairment testing is summarized in the table below. We will perform additional interim impairment assessments whenever triggering events suggest such testing for the recoverability of these assets is warranted.

	Interim Assessment			Annual Assessment
	FCC Licenses	Goodwill	Definite-lived	FCC Licenses	Goodwill	Definite-lived	Total
Year Ended February 29, 2008	N/A	N/A	N/A	18,068	—	3,157	21,225
Year Ended February 28, 2009	187,580	22,585	—	116,980	35,684	3,056	365,885
Year Ended February 28, 2010	160,910	8,928	4,804	—	—	—	174,642
Valuation of Indefinite-lived Broadcasting Licenses
Fair value of our FCC Licenses is estimated to be the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To determine the fair value of our FCC Licenses, the Company uses an income valuation method when it performs its impairment tests. Under this method, the Company projects cash flows that would be generated by each of its units of accounting assuming the unit of accounting was commencing operations in its respective market at the beginning of the valuation period. This cash flow stream is discounted to arrive at a value for the FCC license. The Company assumes the competitive situation that exists in each market remains unchanged, with the exception that its unit of accounting commenced operations at the beginning of the valuation period. In doing so, the Company extracts the value of going concern and any other assets acquired, and strictly values the FCC license. Major assumptions involved in this analysis include market revenue, market revenue growth rates, unit of accounting audience share, unit of accounting revenue share and discount rate. Each of these assumptions may change in the future based upon changes in general economic conditions, audience behavior, consummated transactions, and numerous other variables that may be beyond our control. When evaluating our radio broadcasting licenses for impairment, the testing is performed at the unit of accounting level as determined by ASC Topic 350-30-35. In our case, radio stations in a geographic market cluster are considered a single unit of accounting, provided that they are not being operated under a Local Marketing Agreement by another broadcaster.

The projections incorporated into our annual license valuations take into consideration the prolonged economic recession and credit crisis, which has led to a further weakened, deteriorating and less profitable radio marketplace with reduced potential for growth and a higher cost of capital. Between its December 1, 2007 annual impairment assessment and its August 1, 2009 interim assessment, the Company incorporated several more conservative estimates into its assumptions to reflect the deterioration in both the U.S. economy and the radio marketplace. Specifically, long-term revenue growth estimates generally decreased, from a range of 1.5% to 4.0% in the December 1, 2007 assessment to a range of 2.0% to 3.3% in the August 1, 2009 assessment. Similarly, as a large portion of radio’s expenses are of a fixed nature, declining revenue projections negatively impact operating profit margin assumptions. Operating profit margins decreased from a range of 30.1% to 50.7% in the December 1, 2007 assessment to a range of 26.0% to 40.9% in the December 1, 2009 assessment. Assumptions incorporated into the annual impairment testing as of December 1, 2009 were similar to those used in our August 1, 2009 interim testing, although revenue growth rates were slightly higher as a result of the pace of the industry’s recent revenue recovery. Below are some of the key assumptions used in our annual and interim impairment assessments. The methodology used to value our FCC licenses has not changed in the three-year period ended February 28, 2010.

	December 1, 2007	October 1, 2008	December 1, 2008	August 1, 2009	December 1, 2009
Discount Rate	10.5% – 11.1%	11.7% – 12.1%	11.5% – 11.9%	12.6% – 13.0%	12.7% – 13.1%
Long-term Revenue Growth Rate (Years 4-8)	1.5% – 4.0%	2.0% – 3.5%	2.0% – 3.3%	2.0% – 3.3%	2.0% – 3.5%
Revenue Growth Rate (All Years)	1.5% – 4.4%	1.5% – 3.4%	0.7% – 3.3%	1.5% – 3.2%	2.0% – 3.4%
Mature Market Share	6.7% – 31.0%	6.3% – 30.8%	6.3% – 30.5%	6.3% – 30.6%	6.2% – 30.0%
Operating Profit margin	30.1% – 50.7%	27.7% – 43.7%	27.1% – 42.7%	26.5% – 42.7%	26.0% – 40.9%
As of February 28, 2009 and 2010, the carrying amounts of the Company’s FCC licenses were $496.7 million and $335.8 million, respectively. These amounts are entirely attributable to our radio division. The change in FCC license carrying amounts was entirely attributable to our impairment charges as previously discussed. The table below presents the changes to the carrying values of the Company’s FCC licenses for the year ended February 28, 2010 for each unit of accounting. As noted above, each unit of accounting is a cluster of radio stations in one geographical market, except for our Los Angeles cluster in which KXOS-FM is being operated under a Local Marketing Agreement by another broadcaster.

	Change in FCC License Carrying Values
	As of	Interim	Annual	As of
Unit of Accounting	February 28, 2009	Impairment	Impairment	February 28, 2010
New York Cluster	$210,570	$(64,982)	$—	$145,588
KXOS-FM (Los Angeles)	75,059	(22,726)	—	52,333
Austin Cluster	73,421	(27,391)	—	46,030
Chicago Cluster	66,749	(22,457)	—	44,292
St. Louis Cluster	43,289	(15,597)	—	27,692
Indianapolis Cluster	24,527	(7,253)	—	17,274
KPWR-FM (Los Angeles)	2,018	—	—	2,018
Terre Haute Cluster	1,078	(504)	—	574

Total	$496,711	$(160,910)	$—	$335,801

Valuation of Goodwill
ASC Topic 350 requires the Company to test goodwill for impairment at least annually using a two-step process. The first step is a screen for potential impairment, while the second step measures the amount of impairment. The Company conducts the two-step impairment test on December 1 of each fiscal year, unless indications of impairment exist during an interim period. When assessing its goodwill for impairment, the Company uses an enterprise valuation approach to determine the fair value of each of the Company’s reporting units (radio stations grouped by market and magazines on an individual basis). Management determines enterprise value for each of its reporting units by multiplying the two-year average station operating income generated by each reporting unit (current year based on actual results and the next year based on budgeted results) by an estimated market multiple. The Company uses a blended station operating income trading multiple of publicly traded radio operators as a benchmark for the multiple it applies to its radio reporting units. There are no publicly traded publishing companies that are focused predominantly on city and regional magazines as is our publishing segment. Therefore, the market multiple used as a benchmark for our publishing reporting units is based on recently completed transactions within the city and regional magazine industry or analyst reports that include valuations of magazine divisions within publicly traded media conglomerates. For the interim assessment performed as of August 1, 2009, the Company applied a market multiple of 6.2 times and 5.0 times the reporting unit’s operating performance for our radio and publishing reporting units, respectively. For the annual assessment performed as of December 1, 2009, the Company applied a market multiple of 6.8 times and 5.0 times the reporting unit’s operating performance for our radio and publishing reporting units, respectively. Management believes this methodology for valuing radio and publishing properties is a common approach and believes that the multiples used in the valuation are reasonable given our peer comparisons and recent market transactions.
This enterprise valuation is compared to the carrying value of the reporting unit for the first step of the goodwill impairment test. If the reporting unit exhibits impairment, the Company proceeds to the second step of the goodwill impairment test. For its step-two testing, the enterprise value is allocated among the tangible assets, indefinite-lived intangible assets (FCC licenses valued using a direct-method valuation approach) and unrecognized intangible assets, such as customer lists, with the residual amount representing the implied fair value of the goodwill. To the extent the carrying amount of the goodwill exceeds the implied fair value of the goodwill, the difference is recorded as an impairment charge in the statement of operations. The methodology used to value our goodwill has not changed in the three-year period ended February 28, 2010.

As of February 28, 2009 and 2010, the carrying amount of the Company’s goodwill was $29.4 million and $24.2 million, respectively. The table below presents the changes to the various reporting units’ goodwill carrying values for the year ended February 28, 2010. As noted above, each reporting unit is a cluster of radio stations in one geographical market and magazines on an individual basis.

	Change in Goodwill Carrying Values
	As of		Interim	Annual	As of
Unit of Accounting	February 28, 2009	Acquisition	Impairment	Impairment	February 28, 2010
Indianapolis Cluster	$265	$—	$—	$—	$265
Austin Cluster	4,338	—	—	—	4,338
Bulgaria	—	3,661	(3,661)		—
Slovakia	1,703	—	—	—	1,703

Total Radio Segment	6,306	3,661	(3,661)	—	6,306

Los Angeles Magazine	5,267	—	(5,267)	—	—
Country Sampler	9,385	—	—	—	9,385
Indianapolis Monthly	448	—	—	—	448
Texas Monthly	8,036	—	—	—	8,036

Total Publishing Segment	23,136	—	(5,267)	—	17,869

Grand Total	$29,442	$3,661	$(8,928)	$—	$24,175

Definite-lived intangibles
The following table presents the weighted-average life at February 28, 2010 and gross carrying amount and accumulated amortization for each major class of definite-lived intangible assets at February 28, 2009 and 2010:

		February 28, 2009			February 28, 2010
	Weighted Average	Gross		Net	Gross		Net
	Useful Life	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	(in years)	Amount	Amortization	Amount	Amount	Amortization	Amount
Foreign broadcasting licenses	7.8	$13,502	$6,638	$6,864	$8,716	$5,230	$3,486
Favorable office leases	6.4	688	605	83	688	632	56
Trademarks	37.8	3,687	754	2,933	749	458	291
Customer list	N/A	692	460	232	—	—	—
Noncompete and other	N/A	312	164	148	—	—	—

TOTAL		$18,881	$8,621	$10,260	$10,153	$6,320	$3,833

During the year ended February 28, 2010, Emmis determined the carrying value of our Bulgarian foreign broadcast licenses, Orange Coast trademarks, Orange Coast noncompete and other Orange Coast definite-lived intangible assets exceeded their fair value. As such, we recognized a noncash impairment loss of $2.0 million and $2.8 million related to the Bulgarian and Orange Coast definite-lived intangibles, respectively. Total amortization expense from definite-lived intangibles for the year ended February 28, 2009 and 2010, was $3.1 million and $1.6 million, respectively. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangibles:

YEAR ENDED FEBRUARY 28 (29),
2011	$1,177
2012	1,177
2013	1,166
2014	113
2015	18

10. EMPLOYEE BENEFIT PLANS
a. Equity Incentive Plans
The Company has stock options, restricted stock and restricted stock unit grants outstanding that were issued to employees or non-employee directors under one or more of the following plans: 1999 Equity Incentive Plan, 2001 Equity Incentive Plan and 2002 Equity Incentive Plan. These outstanding grants continue to be governed by the terms of the applicable plan. However, all unissued awards under the 1999 Equity Incentive Plan, the 2001 Equity Incentive Plan and the 2002 Equity Incentive Plan were transferred in June 2004 to the Company’s 2004 Equity Compensation Plan (discussed below) and no further awards will be issued from these plans. Furthermore, cancelled and expired shares from the 1999 Equity Incentive Plan, 2001 Equity Incentive Plan and 2002 Equity Incentive Plan are transferred to the 2004 Equity Incentive Plan.
2004 Equity Incentive Plan
At the 2004 annual meeting, the shareholders of Emmis approved the 2004 Equity Compensation Plan (the Plan). Under this plan, awards equivalent to 4.0 million shares of common stock may be granted. Furthermore, any unissued awards from the 1999 Equity Incentive Plan, the 2001 Equity Incentive Plan and the 2002 Equity Compensation Plan (or shares subject to outstanding awards that would again become available for awards under these plans) increase the number of shares of common stock available for grant under the Plan. The awards, which have certain restrictions, may be for incentive stock options, nonqualified stock options, shares of restricted stock, restricted stock units, stock appreciation rights or performance units. Under this Plan, all awards are granted with a purchase price equal to at least the fair market value of the stock except for shares of restricted stock and restricted stock units, which may be granted with any purchase price (including zero). No more than 1.0 million shares of Class B common stock are available for grant and issuance from the 4.0 million additional shares of stock originally authorized for delivery under this Plan. The stock options under this Plan generally expire not more than 10 years from the date of grant. Under this Plan, awards equivalent to approximately 0.3 million shares of common stock were available for grant at February 28, 2010. Certain stock awards remained outstanding as of February 28, 2010.
b. 401(k) Retirement Savings Plan
Emmis sponsors a Section 401(k) retirement savings plans that is available to substantially all employees age 18 years and older who have at least 30 days of service. Employees may make pretax contributions to the plans up to 50% of their compensation, not to exceed the annual limit prescribed by the Internal Revenue Service (“IRS”). Emmis may make discretionary matching contributions to the plans in the form of cash or shares of the Company’s Class A common stock. During the year ended February 29, 2008, the Company elected to match annual employee 401(k) contributions up to a maximum of $2 thousand per employee, one-half of the contribution made in Emmis stock. During the year ended February 28, 2009, the Company suspended the cash match, but continued to make the discretionary stock match. No matching contributions were made during the year ended February 28, 2010. Emmis’ discretionary contributions to the plans for continuing operations totaled $1.7 million and $0.9 million for the years ended February 29, 2008 and February 28, 2009, respectively. In April 2010, the Board of Directors of the Company voted to reinstate the discretionary 401(k) match. Employee contributions will be matched at 33% up to a maximum of 6% of eligible compensation. The match will be made on a biweekly basis in Emmis Communications Corporation Class A common stock and will be made retroactive to all employee contributions made beginning on January 1, 2010.
c. Defined Contribution Health and Retirement Plan
Emmis contributes to a multi-employer defined contribution health and retirement plan for employees who are members of a certain labor union. Amounts charged to expense for continuing operations related to the multi-employer plan were approximately $779, $626 and $514 for the years ended February 2008, 2009 and 2010, respectively.

11. OTHER COMMITMENTS AND CONTINGENCIES
a. Commitments of our continuing operations
The Company has various commitments under the following types of material contracts for its continuing operations: (i) operating leases; (ii) radio syndicated programming; (iii) employment agreements and (iv) other contracts with annual commitments (mostly contractual services for audience measurement information) at February 28, 2010 as follows:

	Operating	Syndicated	Employment	Other
Year ending February 28 (29),	Leases	Programming	Agreements	Contracts	Total
2011	$8,168	$896	$13,868	$8,732	$31,664
2012	8,058	730	4,439	9,141	22,368
2013	7,294	334	1,265	8,598	17,491
2014	6,318	—	—	10,164	16,482
2015	5,871	—	—	3,606	9,477
Thereafter	22,903	—	—	656	23,559

Total	$58,612	$1,960	$19,572	$40,897	$121,041

Emmis leases certain office space, tower space, equipment and automobiles under operating leases expiring at various dates through June 2027. Some of the lease agreements contain renewal options and annual rental escalation clauses (generally tied to the Consumer Price Index or increases in the lessor’s operating costs), as well as provisions for payment of utilities and maintenance costs. Rental expense for continuing operations during the years ended February 2008, 2009 and 2010 was approximately $8.7 million, $7.7 million and $8.2 million, respectively.
There are no material commitments related to our discontinued operations.
b. Litigation
The Company is a party to various legal proceedings arising in the ordinary course of business. In the opinion of management of the Company, there are no legal proceedings pending against the Company likely to have a material adverse effect on the Company.
Certain individuals and groups have challenged applications for renewal of the FCC licenses of certain of the Company’s stations. The challenges to the license renewal applications are currently pending before the FCC. Emmis does not expect the challenges to result in the denial of any license renewals.
12. INCOME TAXES
United States and foreign income (loss) before income taxes for the years ended February 2008, 2009 and 2010 was as follows:

	2008	2009	2010
United States	$(19,658)	$(360,059)	$(155,785)
Foreign	5,092	(5,664)	(2,989)

Loss before income taxes	$(14,566)	$(365,723)	$(158,774)

The benefit for income taxes for the years ended February 2008, 2009 and 2010, consisted of the following:

	2008	2009	2010
Current:
Federal	$—	$—	$(6,794)
State	—	—	527
Foreign	886	1,529	990

	886	1,529	(5,277)

Deferred:
Federal	(5,235)	(58,346)	(28,759)
State	474	(8,581)	(5,438)
Foreign	349	(450)	(366)

	(4,412)	(67,377)	(34,563)

Benefit for income taxes	$(3,526)	$(65,848)	$(39,840)

Other Tax Related Information:

Taxes associated with noncontrolling interest earnings	(2,763)	(2,539)	—
Tax provision of discontinued operations	13,909	3,751	401
The provision (benefit) for income taxes for the years ended February 2008, 2009 and 2010 differs from that computed at the Federal statutory corporate tax rate as follows:

	2008	2009	2010
Computed income tax benefit at 35%	$(5,292)	$(125,666)	$(55,571)
State income tax	474	(8,581)	(4,911)
Foreign taxes	(369)	(2,075)	(533)
Federal net operating loss carryback	—	—	(6,793)
Nondeductible stock compensation and Section 162 disallowance	1,021	1,486	1,154
Entertainment disallowance	677	620	546
Increase in valuation allowance	—	54,061	20,988
Tax attributed to noncontrolling interest	—	—	(1,318)
Impairment charges on goodwill with no tax basis	—	14,030	3,825
Forgiveness of intercompany foreign loans	—	—	2,548
Other	(37)	277	225

Benefit for income taxes	$(3,526)	$(65,848)	$(39,840)

The components of deferred tax assets and deferred tax liabilities at February 28, 2009 and February 28, 2010 are as follows:

	2009	2010
Deferred tax assets:
Net operating loss carryforwards	$23,836	$30,245
Intangible assets	29,975	48,314
Compensation relating to stock options	3,487	3,062
Interest rate exchange agreement	2,779	1,668
Deferred revenue	5,491	8,109
Tax credits	5,883	1,405
Investments in subsidiairies	1,751	1,796
Other	4,615	3,487
Valuation allowance	(63,990)	(71,089)

Total deferred tax assets	13,827	26,997

Deferred tax liabilities
Indefinite-lived intangible assets	(110,692)	(76,565)
Fixed assets	(539)	(2,587)
Foreign unremitted earnings	(9,775)	(7,925)
Cancellation of debt income	—	(12,858)
Other	(543)	(367)

Total deferred tax liabilities	(121,549)	(100,302)

Net deferred tax liabilities	$(107,722)	$(73,305)

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company increased its valuation allowance for all jurisdictions by a net $7.1 million to $71.1 million as of February 28, 2010 from $64.0 million as of February 28, 2009, to reflect a valuation allowance for the majority of its total domestic net deferred tax assets. The increase in the valuation allowance was primarily the result of additional operating losses in fiscal 2010. The Company does not benefit its deferred tax assets (DTAs) based on the deferred tax liabilities (DTLs) related to indefinite-lived intangibles that are not expected to reverse during the carry-forward period. Because this DTL would not reverse until some future indefinite period when the intangibles are either sold or impaired, any resulting temporary differences cannot be considered a source of future taxable income to support realization of the DTAs. The valuation allowance as of February 28, 2010 included $1.7 million for an income tax benefit recorded in other comprehensive income (loss).
The Company has considered future taxable income and ongoing prudent and feasible tax-planning strategies in assessing the need for the valuation allowance. The Company will assess quarterly whether it remains more likely than not that the deferred tax assets will not be realized. In the event the Company determines at a future time that it could realize its deferred tax assets in excess of the net amount recorded, the Company will reduce its deferred tax asset valuation allowance and decrease income tax expense in the period when the Company makes such determination.
The Company has U.S. Net Operating Losses (NOLs) of $64 million and state NOLs of $157 million available to offset future taxable income. The federal net operating loss carryforwards begin expiring in 2028, and the state net operating loss carryforwards expire between the years ending February 2011 and February 2030. A valuation allowance has been provided for the net operating loss carryforwards related to Federal and most state net operating losses as it is more likely than not that a portion of the state net operating losses will expire unutilized.
The $1.4 million of tax credits at February 28, 2010 relate primarily to alternative minimum tax carryforwards that can be carried forward indefinitely. A valuation allowance has been placed against this deferred tax asset.
United States Federal and state deferred income taxes have been recorded on undistributed earnings of foreign subsidiaries because such earnings are not intended to be indefinitely reinvested in these foreign operations. At February 28, 2010, we had an aggregate of $19.3 million of unremitted earnings of foreign subsidiaries that, when distributed, would result in additional U.S. income taxes of $7.9 million.

The Company recorded a $6.8 million benefit related to previous tax paid by Emmis, which can now be recouped after the signing of the Worker, Homeownership, and Business Assistance Act of 2009. This Act allows Emmis to extend the previously allowed two-year carryback period on NOL’s to five years and permits the full offset of alternative minimum tax during such extended carryback period. The tax asset had a full valuation allowance.
The Company adopted ASC Topic 740-10, Accounting for Uncertainty in Income Taxes (ASC Topic 740-10). ASC Topic 740-10 clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken within a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest benefit that is greater than 50 percent likely of being realized upon ultimate settlement.
The adoption of ASC 740-10 resulted in a decrease of $25.2 million to the March 1, 2007, balance of accumulated deficit, a decrease of $24.9 million in other noncurrent liabilities and a decrease of $0.3 million in deferred income taxes. Upon the adoption of ASC 740-10 on March 1, 2007, the estimated value of the Company’s net uncertain tax positions was approximately $0.7 million, $0.4 million of which was included in deferred income taxes and $0.3 million of which was included in other noncurrent liabilities. As of February 28, 2010, the estimated value of the Company’s net uncertain tax positions is approximately $0.7 million, $0.6 million of which is included in other current liabilities and $0.1 million of which is included in noncurrent liabilities.
The following is a tabular reconciliation of the total amounts of gross unrecognized tax benefits for the years ending February 28, 2009 and February 28, 2010:

	For the year ending February 28,
	2009	2010
Gross unrecognized tax benefit — opening balance	$864	$1,739
Gross increases — tax positions in prior periods	875	100
Gross decreases — settlements with taxing authorities	—	(600)
Gross decreases — lapse of applicable statute of limitations	—	(582)

Gross unrecognized tax benefit — ending balance	$1,739	$657

Included in the balance of unrecognized tax benefits at February 28, 2010 are $0.7 million of tax benefits that, if recognized, would reduce the Company’s provision for income taxes. Of the total unrecognized tax benefits as of February 28, 2010, it is reasonably possible that $0.7 million could change in the next twelve months due to audit settlements, expiration of statute of limitations or other resolution of uncertainties. The amount relates primarily to the allocation of income among multiple jurisdictions. Due to the uncertain and complex application of tax regulations, it is possible that the ultimate resolution of audits may result in liabilities that could be different from this estimate. In such case, the Company will record additional tax expense or tax benefit in the tax provision, or reclassify amounts on the accompanying consolidated balance sheets in the period in which such matter is effectively settled with the taxing authority.
The Company recognizes interest accrued related to unrecognized tax benefits and penalties as income tax expense. Related to the uncertain tax benefits noted above, the Company accrued an immaterial amount of interest during the year ending February 28, 2010 and in total, as of February 28, 2010, has recognized a liability for interest of $0.1 million.
The Company files income tax returns in the U.S. federal jurisdiction, various state jurisdictions and various international jurisdictions. The Company has a number of federal, state and foreign income tax years still open for examination as a result of the net operating loss carryforwards. Accordingly the Company is subject to examination for both U.S. federal and certain state tax return purposes for the years ending February 28, 2003 to present.
13. SEGMENT INFORMATION
The Company’s operations are aligned into two business segments: Radio and Publishing. These business segments are consistent with the Company’s management of these businesses and its financial reporting structure. Corporate represents expenses not allocated to reportable segments.

The Company’s segments operate primarily in the United States, with national radio networks in Slovakia and Bulgaria. See Note 1 for a discussion of our discontinued operations in Hungary and Belgium. The following table summarizes the net revenues and long lived assets of our international properties included in our consolidated financial statements.

	Net Revenues for the Year Ended February 28 (29),			Long-lived Assets as of February 28 (29),
	2008	2009	2010	2008	2009	2010
Continuing Operations:

Slovakia	14,839	18,195	14,090	10,843	9,965	9,371
Bulgaria	3,943	3,858	2,103	15,291	3,722	1,119

Discontinued Operations:

Hungary	20,579	23,911	12,914	4,261	2,110	138
Belgium	1,803	2,031	703	684	34	—
The following tables summarize the results of operations of our business segments for the years ended February 2008, 2009, and 2010 and the total assets of our business segments as of February 2009 and 2010.

YEAR ENDED FEBRUARY 28, 2010	Radio	Publishing	Corporate	Consolidated
Net revenues	$177,566	$65,000	$—	$242,566
Station operating expenses excluding depreciation and amortization expense	141,557	64,603	—	206,160
Corporate expenses excluding depreciation and amortization expense	—	—	13,634	13,634
Depreciation and amortization	8,128	772	1,493	10,393
Impairment loss	166,571	8,071	—	174,642
Restructuring charge	1,412	741	1,197	3,350
(Gain) loss on disposal of fixed assets	18	13	(158)	(127)

Operating loss	$(140,120)	$(9,200)	$(16,166)	$(165,486)

Assets — continuing operations	$418,259	$39,431	$34,288	$491,978
Assets — discontinued operations	6,190	—	—	6,190

Total assets	$424,449	$39,431	$34,288	$498,168

YEAR ENDED FEBRUARY 28, 2009	Radio	Publishing	Corporate	Consolidated
Net revenues	$224,941	$82,990	$—	$307,931
Station operating expenses excluding depreciation and amortization expense	162,685	76,322	—	239,007
Corporate expenses excluding depreciation and amortization expense	—	—	18,503	18,503
Depreciation and amortization	9,020	1,231	2,152	12,403
Impairment loss	333,464	32,422	7,251	373,137
Restructuring charge	1,521	599	2,088	4,208
(Gain) loss on disposal of fixed assets	25	1	(12)	14

Operating loss	$(281,774)	$(27,585)	$(29,982)	$(339,341)

Assets — continuing operations	$610,866	$52,263	$59,190	$722,319
Assets — discontinued operations	16,837	50	5	16,892

Total assets	$627,703	$52,313	$59,195	$739,211

YEAR ENDED FEBRUARY 29, 2008	Radio	Publishing	Corporate	Consolidated
Net revenues	$243,738	$91,939	$—	$335,677
Station operating expenses excluding depreciation and amortization expense	171,534	78,258	—	249,792
Corporate expenses excluding depreciation and amortization expense	—	—	20,883	20,883
Depreciation and amortization	8,361	971	2,471	11,803
Impairment loss	18,068	—	—	18,068
Contract termination fee	15,252	—	—	15,252
Gain on disposal of fixed assets	(104)	—	—	(104)

Operating income (loss)	$30,627	$12,710	$(23,354)	$19,983

14. RESTRUCTURING CHARGE
In response to the deteriorating economic environment and the decline in domestic advertising revenues, the Company announced a plan on March 5, 2009 to reduce payroll costs by $10 million annually. In connection with the plan, approximately 100 employees were terminated. The terminated employees received severance of $4.2 million under the Company’s standard severance plan. This amount was recognized in the year ended February 28, 2009, as the terminations were probable and the amount was reasonably estimable prior to the end of the period. Employees terminated also received one-time enhanced severance of $3.4 million that was recognized during the year ended February 28, 2010, as the enhanced plan was not finalized and communicated until March 5, 2009. All severances related to the plan announced on March 5, 2009 were paid during the year ended February 28, 2010.
15. PRO FORMA FINANCIAL INFORMATION
Unaudited pro forma summary information is presented below for the year ended February 29, 2008 assuming the acquisition (and related net borrowings) of Orange Coast Kommunications, Inc. (publisher of Orange Coast), and the acquisition of Infopress & Company OOD (operator of Inforadio, a Bulgarian national radio network) had occurred on March 1, 2007. Both of these acquisitions are fully reflected in the Company’s results of operations for the years ended February 28, 2009 and 2010.
Preparation of the pro forma summary information was based upon assumptions deemed appropriate by the Company’s management. The pro forma summary information presented below is not necessarily indicative of the results that actually would have occurred if the transactions indicated above had been consummated at the beginning of the periods presented, and it is not intended to be a projection of future results.

For the year ended
February 29, 2008
Pro Forma

Net revenues	$339,055

Loss from continuing operations	$(13,425)

Net loss available to common shareholders	$(12,719)

Net loss per share available to common shareholders:

Basic	$(0.35)

Diluted	$(0.35)

16. RELATED PARTY TRANSACTIONS
Although Emmis no longer makes loans to executive officers and directors, we currently have a loan outstanding to Jeffrey H. Smulyan, our Chairman, Chief Executive Officer and President, that is grandfathered under the Sarbanes-Oxley Act of 2002. The largest aggregate amount outstanding on this loan at any month-end during fiscal 2010 was $1,047 and the balance at February 28, 2009 and 2010 was $1,011 and $1,047, respectively. This loan bears interest at our cost of debt under our Credit Agreement, which at February 28, 2009 and 2010 was approximately 4.8% and 7.6% per annum, respectively.
Prior to 2002, the Company had made certain life insurance premium payments for the benefit of Mr. Smulyan. The Company discontinued making such payments in 2001; however, pursuant to a Split Dollar Life Insurance Agreement and Limited Collateral Assignment dated November 2, 1997, the Company retains the right, upon Mr. Smulyan’s death, resignation or termination of employment, to recover all of the premium payments it has made, which total $1,119.
During the years ended February 29, 2008 and February 28, 2009, Emmis leased an airplane and was party to a timeshare agreement with Mr. Smulyan with respect to his personal use of the airplane. The Company purchased the airplane in December 2008, and on April 14, 2009, we sold the airplane and the timeshare agreement terminated. Under the timeshare agreement, whenever Mr. Smulyan used the airplane for non-business purposes, he paid Emmis for the aggregate incremental cost to Emmis of operating the airplane up to the maximum amount permitted by Federal Aviation Authority regulations (which maximum generally approximates the total direct cost of operating the airplane for the applicable trip). With respect to the personal flights during the years ended February 29, 2008 and February 28, 2009, Mr. Smulyan paid Emmis approximately $171 and $31, respectively, for expenses under the timeshare arrangement. In addition, under IRS regulations, to the extent Mr. Smulyan or any other officer or director allowed non-business guests to travel on the airplane on a business trip or took the airplane on a non-business detour as part of a business trip, additional compensation was attributed to Mr. Smulyan or the applicable officer or director. Generally, these trips on which compensation was assessed pursuant to IRS regulations did not result in any material additional cost or expense to Emmis.
The sister of Richard Leventhal, one of our independent directors, owns Simon Seyz, an Indianapolis business that provides corporate gifts and specialty items. During the three years ended February 2010, Emmis made purchases from Simon Seyz of approximately $128, $150 and $32, respectively.
17. SUBSEQUENT EVENT
On April 26, 2010, Emmis announced that JS Acquisition, Inc. (“JS Acquisition”), an Indiana corporation wholly owned by Jeffrey H. Smulyan, the Chairman, Chief Executive Officer and controlling shareholder of Emmis, and Alden Global Capital, a New York-based private asset management company, announced that they had entered into a non-binding letter of intent pursuant to which JS Acquisition would make an offer to acquire the outstanding publicly held shares of Emmis for $2.40 per share in cash. The letter of intent also contemplates an offer to exchange all of the Company’s outstanding shares of preferred stock (the “Preferred Stock”) for newly-issued 12% senior subordinated notes due 2017 of Emmis (the “Debt”) with an aggregate principal amount equal to 60% of the aggregate liquidation preference (excluding accrued and unpaid dividends) of the Preferred Stock. Upon completion of the Transactions, Mr. Smulyan will hold substantially all of a new class of voting common stock of Emmis and Mr. Smulyan and his affiliates will hold all of the outstanding common stock of JS Acquisition. JS Acquisition will own all of a new class of non-voting common stock of Emmis that will represent substantially all of the outstanding equity value of Emmis. Alden has agreed to purchase $80 million principal amount of Series A Convertible Redeemable PIK Preferred Stock of JS Acquisition and will receive nominally-priced warrants in connection therewith. The completion of the Transactions is subject to certain conditions including (i) receipt of all required stockholder approval of the Transactions, (ii) the exchange of 66 2/3% of the Preferred Stock, (iii) the completion and effectiveness of the amendments to the terms of the Preferred Stock, (iv) the satisfaction of applicable regulatory requirements, (v) the Emmis board of directors waiving certain provisions of the Indiana Business Corporation Law and agreeing to submit any required merger directly to the Emmis stockholders for approval without the Board’s recommendation of the merger, (vi) the execution of definitive documentation, (vii) simultaneous completion of all parts of the Transactions and (vii) other customary conditions.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.
None.
ITEM 9A. CONTROLS AND PROCEDURES.
Evaluation of Disclosure Controls and Procedures
As of the end of the period covered by this annual report, the Company evaluated the effectiveness of the design and operation of its “disclosure controls and procedures” (“Disclosure Controls”). This evaluation (the “Controls Evaluation”) was performed under the supervision and with the participation of management, including our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”).
Based upon the Controls Evaluation, our CEO and CFO concluded that as of February 28, 2010, our Disclosure Controls are effective to provide reasonable assurance that information relating to Emmis Communications Corporation and Subsidiaries that is required to be disclosed by us in the reports that we file or submit is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission’s rules and forms, and is accumulated and communicated to our management, including our principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.
Management’s Report on Internal Control Over Financial Reporting
Management’s report on internal control over financial reporting is included in Emmis Communications Corporation’s financial statements under the caption entitled “Management’s Report on Internal Control Over Financial Reporting” and is incorporated herein by this reference.
ITEM 9B. OTHER INFORMATION.
Not applicable.
PART III
ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.
The information required by this item with respect to directors or nominees to be directors of Emmis is incorporated by reference from the sections entitled “Proposal No. 1: Election of Directors,” “Corporate Governance — Certain Committees of the Board of Directors,” “Corporate Governance — Code of Ethics” and “Section 16(a) Beneficial Ownership Reporting Compliance” in the Emmis 2010 Proxy Statement. Information about executive officers of Emmis or its affiliates who are not directors or nominees to be directors is presented in Part I under the caption “Executive Officers of the Registrant.”
ITEM 11. EXECUTIVE COMPENSATION.
The information required by this item is incorporated by reference from the sections entitled “Corporate Governance — Compensation of Directors,” “Employment and Change-in-Control Agreements” and “Compensation Tables” in the Emmis 2010 Proxy Statement.
ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.
Information required by this item is incorporated by reference from the section entitled “Security Ownership of Beneficial Owners and Management” in the Emmis 2010 Proxy Statement.

Equity Compensation Plan Information
The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under our 1999 Equity Incentive Plan, 2001 Equity Incentive Plan, 2002 Equity Incentive Plan, and 2004 Equity Compensation Plan as of February 28, 2010. Our shareholders have approved these plans.

Number of Securities Remaining
	Number of Securities to be Issued	Weighted-Average Exercise	Available for Future Issuance under
	Upon Exercise of Outstanding	Price of Outstanding Options,	Equity Compensation Plans (Excluding
	Options, Warrants and Rights	Warrants and Rights	Securities Reflected in Column (A))
Plan Category	(A)	(B)	(C)
Equity Compensation Plans
Approved by Security Holders	9,038,076	$10.18	314,865
Equity Compensation Plans
Not Approved by Security Holders	—	—	—
Total	9,038,076	$10.18	314,865
ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.
The information required by this item is incorporated by reference from the sections entitled “Corporate Governance — Independent Directors” in the Emmis 2010 Proxy Statement.
ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES.
The information required by this item is incorporated by reference from the section entitled “Matters Relating to Independent Registered Public Accountants” in the Emmis 2010 Proxy Statement.
PART IV
ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
Financial Statements
The financial statements filed as a part of this report are set forth under Item 8.
Financial Statement Schedules
No financial statement schedules are required to be filed with this report.
Exhibits
The following exhibits are filed or incorporated by reference as a part of this report:

3.1
Second Amended and Restated Articles of Incorporation of Emmis Communications Corporation, as amended effective June 13, 2005 incorporated by reference from Exhibit 3.1 to the Company’s Form 10-K for the fiscal year ended February 28, 2006.

3.2	Amended and Restated By-Laws of Emmis Communications Corporation incorporated by reference from Exhibit 3.2 to the Company’s Form 10-Q for the quarter ended August 31, 2009.

4.1
Form of stock certificate for Class A common stock, incorporated by reference from Exhibit 3.5 to the 1994 Emmis Registration Statement on Form S-1, File No. 33-73218 (the “1994 Registration Statement”).

10.1
Amended and Restated Credit and Term Loan Agreement dated November 2, 2006, incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on November 7, 2006 and First Amendment and Consent to Amended and Restated Revolving Credit and Term Loan Agreement, incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on March 6, 2009 and Second Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on August 19, 2009.

10.2	Emmis Communications Corporation 2004 Equity Compensation Plan as Amended and Restated in 2008, incorporated by reference to Exhibit 10.14 to the Company’s Form 8-K filed January 7, 2009.++

10.3
Tax Sharing Agreement dated May 10, 2004, by and between Emmis Communications Corporation and Emmis Operating Company, incorporated by reference to Exhibit 10.32 to the Company’s Form 10-K for the year ended February 29, 2004.

10.4	Form of Stock Option Grant Agreement, incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed March 7, 2005.++

10.5	Form of Restricted Stock Option Grant Agreement, incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed March 7, 2005.++

10.6	Director Compensation Policy effective May 13, 2005, incorporated by reference from Exhibit 10.36 to the Company’s Form 10-K for the year ended February 28, 2005.++

10.7
Change in Control Severance Agreement, dated as of January 1, 2008, by and between Emmis Communications Corporation and Jeffrey H. Smulyan, incorporated by reference from Exhibit 10.7 to the Company’s Form 8-K filed on January 7, 2009.++

10.8	Employment Agreement, dated as of December 15, 2009, by and between Emmis Operating Company and Jeffrey H. Smulyan.*++

10.9
Change in Control Severance Agreement, dated as of January 1, 2008, by and between Emmis Communications Corporation and Patrick M. Walsh, incorporated by reference from Exhibit 10.13 to the Company’s Form 8-K filed on January 7, 2009.++

10.10
Employment Agreement, dated as of December 15, 2008, by and between Emmis Operating Company and Patrick M. Walsh incorporated by reference from Exhibit 10.1 to the Company’s Form 8-K filed December 15, 2008.++

10.11
Change in Control Severance Agreement, dated as of January 1, 2008, by and between Emmis Communications Corporation and Richard F. Cummings, incorporated by reference from Exhibit 10.8 to the Company’s Form 8-K filed on January 7, 2009.++

10.12
Employment Agreement, dated as of March 1, 2009, by and between Emmis Operating Company and Richard F. Cummings incorporated by reference from Exhibit 10.2 to the Company’s Form 8-K filed March 6, 2009.++

10.13
Employment Agreement, dated as of March 1, 2010, by and between Emmis Operating Company and Richard F. Cummings incorporated by reference from Exhibit 10.1 to the Company’s Form 8-K filed March 3, 2010.++

10.14
Employment Agreement, effective as of March 3, 2009, by and between Emmis Operating Company and Gary L. Kaseff incorporated by reference from Exhibit 10.31 to the Company’s Form 10-K/A filed October 9, 2009.++

10.15
Change in Control Severance Agreement, dated as of January 1, 2008, by and between Emmis Communications Corporation and Gary A. Thoe, incorporated by reference from Exhibit 10.12 to the Company’s Form 8-K filed on January 7, 2009.++

10.16	Employment Agreement, dated as of March 1, 2008, by and between Emmis Operating Company and Gary A. Thoe incorporated by reference from Exhibit 10.5 to the Company’s Form 8-K filed March 6, 2008.++

10.17
Amendment to Employment Agreement, dated as of January 1, 2008, by and between Emmis Operating Company and Gary A. Thoe incorporated by reference from Exhibit 10.6 to the Company’s Form 8-K filed on January 7, 2009.++

10.18	Separation and Release Agreement, dated as of December 22, 2009, by and between Emmis Operating Company and Gary A. Thoe.*++

10.19
Change in Control Severance Agreement, dated as of January 1, 2008, by and between Emmis Communications Corporation and Paul W. Fiddick, incorporated by reference from Exhibit 10.9 to the Company’s Form 8-K filed on January 7, 2009.++

10.20
Employment Agreement, effective as of March 1, 2009, by and between Emmis Operating Company and Paul W. Fiddick, incorporated by reference from Exhibit 10.1 to the Company’ Form 10-Q for the quarter ended August 31, 2008.++

10.21	Separation and Release Agreement, dated as of December 15, 2009, by and between Emmis Operating Company and Paul W. Fiddick.*++

10.22
Local Programming and Marketing Agreement, dated as of April 3, 2009, among KMVN, LLC, KMVN License, LLC, Grupo Radio Centro LA, LLC and Grupo Radio Centro S.A.B. de C.V., incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed April 8, 2009.

10.23
Put and Call Agreement, dated as of April 3, 2009, among KMVN, LLC, KMVN License, LLC, Grupo Radio Centro LA, LLC and Grupo Radio Centro S.A.B. de C.V., incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed April 8, 2009.

21	Subsidiaries of Emmis.*

23	Consent of Independent Registered Public Accounting Firm.*

24	Powers of Attorney.*

31.1	Certification of Principal Executive Officer of Emmis Communications Corporation pursuant to Rule 13a-14(a) under the Exchange Act.*

31.2	Certification of Principal Financial Officer of Emmis Communications Corporation pursuant to Rule 13a-14(a) under the Exchange Act.*

32.1	Certification of Principal Executive Officer of Emmis Communications Corporation pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.*

32.2	Certification of Principal Financial Officer of Emmis Communications Corporation pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.*

*	Filed with this report.

++	Management contract or compensatory plan or arrangement.

Signatures
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMMIS COMMUNICATIONS CORPORATION
Date: May 7, 2010	By:	/s/ Jeffrey H. Smulyan
Jeffrey H. Smulyan
Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

	SIGNATURE	TITLE

Date: May 7, 2010	/s/ Jeffrey H. Smulyan Jeffrey H. Smulyan	President, Chairman of the Board and Director (Principal Executive Officer)

Date: May 7, 2010	/s/ Patrick M. Walsh Patrick M. Walsh	Executive Vice President, Chief Financial Officer, Chief Operating Officer and Director (Principal Financial Officer and Principal Accounting Officer)

Date: May 7, 2010	Susan B. Bayh* Susan B. Bayh	Director

Date: May 7, 2010	Gary L. Kaseff* Gary L. Kaseff	Director

Date: May 7, 2010	Richard A. Leventhal* Richard A. Leventhal	Director

Date: May 7, 2010	Peter A. Lund* Peter A. Lund	Director

Date: May 7, 2010	Greg A. Nathanson* Greg A. Nathanson	Director

Date: May 7, 2010	Lawrence B. Sorrel* Lawrence B. Sorrel	Director

*By:	/s/ J. Scott Enright J. Scott Enright
Attorney-in-Fact

Appendix II

Securities Purchase Agreement

Appendix II
EXECUTION COPY

SECURITIES PURCHASE AGREEMENT
by and among
ALDEN GLOBAL DISTRESSED OPPORTUNITIES MASTER FUND, L.P.,
ALDEN GLOBAL VALUE RECOVERY MASTER FUND, L.P.,
ALDEN MEDIA HOLDINGS, LLC,
JS ACQUISITION, LLC
and
(solely with respect to
Sections 2.3, 5.1, 5.2, 5.3, 5.4, 5.5 and 5.8 and Article X)
JEFFREY H. SMULYAN
Dated as of May 24, 2010

IMPORTANT: The representations and warranties of each party set forth in this Agreement (i) have been qualified by confidential disclosures made to the other party in connection with this Agreement, (ii) are qualified in certain circumstances by a materiality standard which may differ from what may be viewed as material by investors, (iii) were made only as of the date of this Agreement or such other date as is specified in this Agreement, and (iv) may have been included in this Agreement for the purpose of allocating risk between the parties rather than establishing matters as facts.

II-i

II-ii

Page

10.12	Counterparts	II-28
10.13	No Personal Liability	II-28
10.14	No Third Party Beneficiaries	II-28
10.15	Consent to Jurisdiction; Service of Process; Waiver of Jury Trial	II-28

Annexes
Annex 5.4(a)	Investor ECC Shares
Annex 5.4(b)	Controlling Stockholder ECC Shares
Annex 10.1(b)	Expenses

Exhibits
Exhibit A	Form of Amendments to Articles of Incorporation of ECC
Exhibit B	Form of Amended and Restated Operating Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Rollover Agreement
Exhibit E	Distribution Letter
Exhibit F	Tender Conditions
Exhibit G	Opinion
Exhibit H	ECC Board Resolutions
Exhibit I	Merger Agreement

II-iii

SECURITIES PURCHASE AGREEMENT

Securities Purchase Agreement, dated as of May 24, 2010 (this “Agreement”), by and among Alden Global Distressed Opportunities Master Fund, L.P., a Cayman Islands limited partnership, Alden Global Value Recovery Master Fund, L.P., a Cayman Islands limited partnership (collectively, “Alden”), in each case solely with respect to Sections 2.3, 5.2, 5.3, 5.4, 5.5 and 5.8 and Article IV, Article IX and Article X, and Alden Media Holdings, LLC, a Delaware limited liability company (the “Investor”), JS Acquisition, LLC, an Indiana limited liability company (the “Company” and together with Alden and the Investor, the “Parties”) and, solely with respect to Sections 2.3, 5.1, 5.2, 5.3, 5.4, 5.5 and 5.8 and Article X insofar as the foregoing pertain to Jeffrey H. Smulyan (the “Controlling Stockholder”), the Controlling Stockholder.

WHEREAS, the Company desires to commence a tender offer (the “Tender Offer”) to purchase all shares of Class A Common Stock, par value $0.01 per share (“ECC Class A Common Stock”), of Emmis Communications Corporation, an Indiana corporation (“ECC”);

WHEREAS, in connection therewith, ECC shall commence an offer to exchange (the “Exchange Offer”) all of the outstanding shares of 6.25% Series A Preferred Stock, $0.01 par value per share (“ECC Preferred Stock”), of ECC for newly-issued 12% senior subordinated notes of ECC (the “ECC Subordinated Notes”) upon the satisfaction of the conditions thereof (the “Exchange Closing”) at a rate of $30 principal amount of ECC Subordinated Notes per $50 of liquidation preference of ECC Preferred Stock;

WHEREAS, it is expected that, following the consummation of the Tender Offer (the “Tender Closing”) upon the satisfaction of Tender Conditions (as defined below) and the Exchange Closing, (a) the remaining outstanding shares of ECC Class A Common Stock (including the shares thereof held by the Investor, and excluding certain shares thereof held by the Controlling Stockholder and his Affiliates (as defined below)) shall be converted into the right to receive $2.40 in cash per share (the “Offer Price”) in a merger (the “Back-End Merger”) of ECC and JS Acquisition, Inc., an Indiana corporation and wholly owned subsidiary of the Company (“Mergerco”), (b) the outstanding shares of ECC Preferred Stock beneficially owned by the Investor or its Affiliates will be converted into the right to receive ECC Subordinated Notes at a rate of $30 principal amount of ECC Subordinated Notes per $50 of liquidation preference of ECC Preferred Stock and (c) the outstanding shares of ECC Preferred Stock not beneficially owned by the Investor or its Affiliates or the Controlling Stockholder shall be converted into the right to receive the amount of consideration payable with respect to the number of shares of ECC Class A Common Stock into which such shares of ECC Preferred Stock would be convertible immediately prior to the Back-End Merger;

WHEREAS, the Company shall solicit proxies (i) from holders of ECC Preferred Stock and ECC Class A Common Stock to vote for certain amendments to the Articles of Incorporation of ECC substantially in the form set forth in Exhibit A hereto (the “Articles Amendments”) and (ii) if the Tender Offer is successful, from holders of ECC Common Stock to approve the Back-End Merger (the “Proxy Solicitations”).

WHEREAS, in order to finance the Tender Offer, the Back-End Merger and to pay certain fees, expenses and other costs incurred in connection therewith, the Company wishes to issue to the Investor, and the Investor wishes to purchase from the Company, an interest in the Company, as described in Section 2.1 and in the Operating Agreement (as defined below) (the “Securities”), upon the terms and subject to the conditions of this Agreement (the “Securities Purchase”);

WHEREAS, (a) the Company (i) was formed as a limited liability company on May 3, 2010 pursuant to and in accordance with the laws of the State of Indiana pursuant to the filing of articles of organization (the “Articles”) in the office of the Secretary of State of the State of Indiana and (ii) adopted the Operating Agreement of the Company, dated as of May 6, 2010 (the “Initial Operating Agreement” and together with the Articles, the “Initial Governing Documents”); and (b) on May 6, 2010, (x) Mergerco was recapitalized such that Mergerco issued to the Controlling Stockholder (1) 10 shares of Class B Common Stock, par value $0.01 per share, of Mergerco (“Mergerco Voting Shares”) and (2) 1,000,000 shares of Class A Non-Voting Stock, par value $0.01 per share, (“Mergerco Non-Voting Shares”); and (y) the Controlling Stockholder contributed the Mergerco Non-Voting Shares to the Company;

WHEREAS, concurrently with the Closing, the Controlling Stockholder, the Investor, the Company and the other parties designated as “Other Members” on the signature pages thereto (the “Other Members”) shall amend and restate in its entirety the Initial Operating Agreement by entering into the Amended and Restated Operating Agreement of the Company substantially in the form attached hereto as Exhibit B (the “Operating Agreement”);

WHEREAS, concurrently with the Closing, the Company, the Investor and the Controlling Stockholder shall enter into the Registration Rights Agreement substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”);

WHEREAS, pursuant to the Rollover Agreement, dated as of the date hereof, by and among the Company and the Other Members, substantially in the form attached hereto as Exhibit D (the “Rollover Agreement”), concurrently with the Closing, the Company shall issue to the Other Members, and the Other Members shall purchase from the Company, Common Interests (as defined below), upon the terms and subject to the conditions thereof (the “Rollover” and, together with the Tender Closing, the Back-End Merger, the Exchange Closing, the Proxy Solicitations and the Securities Purchase, the “Transactions”);

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Securities Purchase and also to prescribe certain conditions to the Securities Purchase;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements entered into herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1  Defined Terms.

(a) For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“401(k) Plan” means the 401(k) plan of ECC as in effect from time to time.

“Affiliate” means, with respect to any Person, (i) any other Person controlling, controlled by or under common control with such Person, (ii) any trust or other estate in which such Person has a beneficial interest or as to which such Person serves as a trustee or in a similar fiduciary capacity, or (ii) who is an individual, a member of such Person’s immediate family, including his or her spouse, parents, siblings, children or grandchildren. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise. For the purposes of this Agreement and in addition to the foregoing, (a) each of Global Distressed Opportunities Fund, LP, Alden Global Distressed Opportunities Fund GP, LLC and Randall D. Smith shall be deemed an Affiliate of the Investor and (b) ECC and its controlled Affiliates shall not be deemed an Affiliate of any of the Company, Alden, the Investor or the Controlling Stockholder.

“Business” means the business of ECC and its subsidiaries, as conducted as of the date of this Agreement.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by Law to close.

“Common Interests” means Common Interests of the Company having the terms and conditions set forth in the Operating Agreement.

“Company Material Adverse Effect” means any effect that is, or is reasonably likely to be, materially adverse to the Business, financial condition or results of operations of the Company, ECC and ECC’s subsidiaries, taken as a whole; provided, however, that no fact, circumstance, event or change resulting from, attributable to or arising out of any of the following shall constitute, or be considered in determining whether there has occurred, a Company Material Adverse Effect: (a)(i) changes in general economic or political conditions or the securities, banking, credit, currency, commodities, capital or financial markets in general (including general changes to monetary policy, inflation, interest rates, exchange rates or stock, bond or debt prices) in the United States or in any other geographic market, (ii) changes that are generally applicable to the industries in which the Company, ECC and ECC’s subsidiaries operate (including any competitive and/or technological changes relevant to such industries), (iii) changes in general legal, regulatory or political conditions, including the adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law after the date hereof, or changes in GAAP or in other applicable accounting standards (or in the interpretation thereof), (iv) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including the threatened or actual impact thereof on relationships, contractual or otherwise, with current or prospective customers, suppliers, vendors, distributors, partners, financing sources, employees or landlords, (v) the identity of the Investor as the purchaser of the Securities or any facts or circumstances concerning the Investor, Alden or any of their respective Affiliates, (vi) compliance with the terms of, or the taking of any action required or contemplated by, this Agreement or action or inaction consented to or requested by Alden of the Investor, (vii) changes in the trading volume or market price of ECC Common Stock on the NASDAQ Stock Market or the suspension of trading generally on the NASDAQ Stock Market (provided that the exception in this clause shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decrease has resulted in, or contributed to, a Company Material Adverse Effect), (viii) any litigation or investigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the Transactions, other than litigation or investigations commenced or threatened in writing by any Governmental Body or (ix) any restatement of the consolidated financial statements of ECC and its subsidiaries contained in the ECC SEC Documents that results in an accounting charge thereto that does not require a cash settlement and would not otherwise constitute a Company Material Adverse Effect, except, in the case of the foregoing clauses (i), (ii) and (iii), for such changes or developments referred to therein have a materially disproportionate impact on the Company, ECC and ECC’s subsidiaries, taken as a whole, relative to other companies that operate in multiple geographic markets, including large markets, in the industries in which the Company, ECC and ECC’s subsidiaries operate or (b) any failure to meet internal or published projections, forecasts, estimates, performance measures, operating statistics or revenue or earnings predictions for any period or the issuance of revised projections that are not as optimistic as those in existence as of the date hereof.

“Controlling Stockholder Options” means options to purchase (i) 97,565 shares of ECC Class A Common Stock and (ii) 1,170,796 shares of ECC Class B Common Stock, in each case, held directly by the Controlling Stockholder.

“Controlling Stockholder Retained Shares” means (i) 5,877.0745 shares of ECC Class A Common Stock held in the 401(k) Plan, (ii) 30,625 shares of ECC Class A Common Stock held by The Smulyan Family Foundation and (iii) at the election of the Controlling Stockholder, up 200,000 shares of ECC Class A Common Stock held directly by the Controlling Stockholder (some of which may be converted into shares of ECC Class A Common Stock from ECC Class B Common Stock after the date hereof).

“Credit Agreement” means the Amended and Restated Revolving Credit and Term Loan Agreement, by and among Emmis Operating Company, ECC, the lending institutions party thereto and Bank of America as administrative agent, dated as of November 2, 2006, as amended.

“Distribution Letter” means that certain letter agreement, executed and delivered by the Company, the Controlling Stockholder and the Investor concurrently with the execution of this Agreement, as attached hereto as Exhibit E.

“ECC Board” means the board of directors of ECC.

“ECC Capital Stock” means ECC Common Stock and ECC Preferred Stock.

“ECC Class B Common Stock” means Class B Common Stock, par value $0.01 per share, of ECC.

“ECC Common Stock” means (a) ECC Class A Common Stock and (b) ECC Class B Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCC” means the Federal Communications Commission.

“FCC Licenses” means all licenses, construction permits and authorizations issued by the FCC and used or usable for the operation of the Stations.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means with respect to any nation or government, any state, province or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government.

“IRS” means the Internal Revenue Service.

“Knowledge of Alden” means the actual past or present knowledge of any of Heath Freeman, Jason Pecora, Jim Plohg or Bruce Schnelwar.

“Knowledge of the Company” means the actual past or present knowledge of any of Jeffrey H. Smulyan, Patrick M. Walsh, J. Scott Enright or Ryan A. Hornaday.

“Law” means any law, statute, ordinance, code, rule, regulation or other requirement of any Governmental Body.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, servitude, transfer restriction, encumbrance, adverse claim or any other restriction or limitation whatsoever other than restrictions on sale imposed by the Securities Act and state securities laws.

“Losses” of any Person means any and all demands, claims, suits, actions, causes of action, Orders, proceedings, assessments, losses, fines, damages, liabilities, costs and expenses incurred by such Person, including interest, penalties and attorneys’ fees, third-party expert and consultant fees and expenses,.

“Merger Agreement” means the Agreement and Plan of Merger substantially in the form attached hereto as Exhibit I.

“Offer to Purchase” means the Offer to Purchase mailed to the holders of ECC Common Stock in connection with the Tender Offer.

“Order” means any order, judgment, injunction, award, decree or writ of any Governmental Body.

“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or any other entity.

“Purchase Price” means an amount equal to the sum of (a) $90 million, plus (b) an amount equal to the product of (x) (i) the number of outstanding shares of ECC Preferred Stock that, as of the time of the consummation of the Exchange Offer, have not been exchanged for ECC Subordinated Notes pursuant to the Exchange Offer; provided that if any ECC Preferred Stock is converted into ECC Class A Common Stock after the date hereof, then for purposes of the foregoing clause such ECC Preferred Stock shall be considered to remain outstanding and not so exchanged minus (ii) the number of shares of ECC Preferred Stock held by Alden and its Affiliates, multiplied by (y) the number of shares of ECC Class A Common Stock that each share of ECC Preferred Stock is convertible into pursuant to the terms thereof (as amended by the Articles Amendments), multiplied by (z) $2.40, plus (c) the amount (if any) by which the Transaction Expenses reimbursable by the Company pursuant to Section 10.1(a) exceeds $10.28 million.

“Representatives” means, with respect to any Person, such Person’s directors, officers and employees and its and their respective advisors, agents and representatives.

“Rules and Regulations” means the rules of the FCC as set forth in Title 47 of the Code of Federal Regulations and all policies of the FCC.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Interests” means Series A Convertible Redeemable PIK Preferred Interests of the Company having the terms and conditions set forth in the Operating Agreement.

“subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such Person (or another Subsidiary of such Person) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest in such entity.

“Tax” includes all federal, state, local and foreign income, profits, franchise, gross receipts, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions imposed by a governmental entity (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as a transferee.

“Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Taxing Authority or maintained relating to Taxes.

“Tender Conditions” means the conditions to the Tender Closing set forth in the Offer to Purchase, substantially in the form attached as Exhibit F hereto.

The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section

Agreement	Preamble
Alden	Preamble
Articles	Recitals
Articles Amendments	Recitals
Back-End Merger	Recitals
Closing	2.1
Closing Date	2.2
Company	Preamble
Company Disclosure Schedule	III
Controlling Stockholder	Preamble
Controlling Stockholder ECC Shares	5.4(b)
Deductible Amount	9.1(b)(i)
Early Termination Date	8.1(b)
ECC	Recitals
ECC 10-K	III
ECC Class A Common Stock	Recitals
ECC Intellectual Property Rights	3.14(a)
ECC Preferred Stock	Recitals

Term	Section

ECC SEC Documents	3.10(a)
ECC Subordinated Notes	Recitals
Exchange Closing	Recitals
Exchange Offer	Recitals
Governmental Permits	3.9(a)
indemnified party	9.4(a)
indemnifying party	9.4(a)
Initial Governing Documents	Recitals
Initial Operating Agreement	Recitals
Intellectual Property Rights	3.14(a)
Investor	Preamble
Investor ECC Shares	5.4(a)
Investor Indemnified Party	9.1
Investor Specified Representations	9.2(b)(i)
Lease	3.15(b)
Leases	3.15(b)
Merger Agreement	6.06
Mergerco	Recitals
Mergerco Non-Voting Shares	Recitals
Mergerco Voting Shares	Recitals
Offer Price	Recitals
Operating Agreement	Recitals
Opinion	2.3(b)(ii)
Other Members	Recitals
Outside Date	8.1(c)
Owned Intellectual Property Rights	3.14(a)
Parties	Preamble
Permitted Liens	3.7(b)
Proxy Solicitations	Recitals
Recipient	5.6
Registration Rights Agreement	Recitals
Rollover	Recitals
Rollover Agreement	Recitals
Securities	Recitals
Securities Purchase	Recitals
Seller Specified Representations	9.1(b)(i)
Senior Preferred Stock	3.8(a)
Stations	3.9(a)
Tender Closing	Recitals
Tender Offer	Recitals
Third Party Claim	9.4(a)
Transaction Expenses	10.1(b)
Transactions	Recitals

ARTICLE II

PURCHASE AND ISSUANCE OF SECURITIES; PURCHASE PRICE

2.1  Issuance and Purchase of Securities.  At the closing of the Securities Purchase (the “Closing”), upon the terms and subject to the conditions of this Agreement, the Company shall issue to the Investor, and the Investor shall, and Alden shall provide sufficient funds to the Investor to, purchase from the Company, all of the Securities for the Purchase Price, to be paid in cash in accordance with Section 2.3.

2.2  Closing; Closing Date.  The Closing shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, at 1285 Avenue of the Americas, New York, New York at 10:00 a.m. local time, on the first Business Day after the conditions to closing set forth in Article VI and Article VII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or such other time or date as the Parties may mutually agree in writing. The date upon which the Closing occurs is referred to herein as the “Closing Date.”

2.3  Deliveries At Closing.

(a) At the Closing, the Investor shall, and Alden shall cause the Investor to:

(i) deliver, or cause to be delivered to, the Company the Purchase Price in cash by wire transfer of immediately available funds in United States dollars to the bank account or accounts designated by the Company in writing; and

(ii) execute and deliver the Operating Agreement and the Registration Rights Agreement.

(b) At the Closing, the Company shall:

(i) issue the Securities to the Investor;

(ii) deliver to the Investor a legal opinion of Taft Stettinius & Hollister LLP substantially in the form of Exhibit G (the “Opinion”); and

(iii) execute and deliver the Operating Agreement and the Registration Rights Agreement.

(c) At the Closing, the Controlling Stockholder shall execute and deliver the Operating Agreement and the Registration Rights Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Disclosure Schedule which is being delivered to the Investor concurrently herewith (the “Company Disclosure Schedule”) or (b) as disclosed in or incorporated by reference into (i) ECC’s Annual Report on Form 10-K for the year ended February 28, 2010 (the “ECC 10-K”) or (ii) any other ECC SEC Document (as defined below) filed with or furnished to the SEC on or after the date the ECC 10-K was filed but prior to the date hereof (excluding any disclosure set forth in any risk factor section or any section relating to or containing forward looking statements, in each case, to the extent not otherwise disclosed in any other section of the ECC 10-K or such other ECC SEC Documents) to the extent such disclosure is reasonably apparent on its face to relate to such section of Article III below, the Company represents and warrants to the Investor as follows

3.1  Due Organization; Authority to Execute and Perform Agreement.  The Company is an Indiana limited liability company duly organized and validly existing under the laws of the State of Indiana, and has all requisite organizational power and authority and has taken all organizational action required to execute and deliver this Agreement and to perform its obligations hereunder. Mergerco is an Indiana corporation duly incorporated and validly existing under the laws of Indiana. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws, laws of general applicability relating to or affecting creditors’ rights, and to general equity principles and public policy.

3.2  No Defaults or Conflicts.  The execution and delivery of this Agreement and the consummation of the Transactions by the Company and Mergerco and performance by the Company of its obligations hereunder: (i) does not result in any violation of (x) the Initial Governing Documents or (y) the articles of incorporation and by-laws of Mergerco; (ii) does not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any agreement or instrument to which the Company or Mergerco is a party or by which they are bound or to which their respective properties are subject; and (iii) assuming compliance with the matters addressed in Section 3.3, does not violate any existing applicable Law or Order of any Governmental Body having jurisdiction over the Company or Mergerco; provided, however, that no representation or warranty is made in the foregoing clause (iii) with respect to matters that would not impair the Company’s or Mergerco’s ability to consummate the Transactions.

3.3  No Governmental Authorization Required.  No authorization or approval by, and no notice to or filing with, any Governmental Body will be required to be obtained or made by the Company or Mergerco in connection with the due execution, delivery and performance by the Company of this Agreement and the consummation by the Company, Mergerco or ECC of the Transactions; provided, however, that no representation or warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Body that, if not obtained or made, would not materially impair the Company’s or Mergerco’s ability to consummate the Transactions.

3.4  Capitalization.

(a) As of the date hereof and immediately prior to the Closing, (i) Common Interests representing 100% of the ownership interests of the Company are issued, outstanding and owned by the Controlling Stockholder, which Common Interests are duly authorized, validly issued, fully paid, nonassessable and free and clear of any Liens, and (ii) no other class of capital stock or other ownership interests of the Company is issued or outstanding.

(b) Immediately after the Closing, the outstanding Common Interests and Series A Preferred Interests shall be as set forth in the Operating Agreement.

(c) As of the date hereof and as of the Closing, (i) 1,000,010 shares of common stock of Mergerco have been authorized, (ii) (x) 10 Mergerco Voting Shares are issued and outstanding and owned by the Controlling Stockholder and (y) 1,000,000 Mergerco Non-Voting Shares are issued and outstanding and owned by the Company, (iii) all of the shares described in clause (ii) are issued, fully paid, nonassessable and free and clear of any Liens and (iv) no other class of capital stock or other ownership interests of Mergerco is issued or outstanding.

(d) Except pursuant to the Securities Purchase or the Rollover, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company, Mergerco or any of their respective subsidiaries is a party or by which the Company, Mergerco or any of their respective subsidiaries is bound obligating the Company, Mergerco or any of their respective subsidiaries to (i) issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company, Mergerco or any of their respective subsidiaries; (ii) issue, grant, extend or enter into any such security, option, warrant, call, right or contract; (iii) redeem or otherwise acquire any such shares of capital stock or other equity or voting interests; or (iv) provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any subsidiary.

3.5  Absence of Litigation.  As of the date hereof, there is no claim, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened against any of the Controlling Stockholder, the Company or Mergerco or any of their respective properties or assets at law or in equity, except as would not materially impair the Company’s ability to consummate the Transactions or otherwise have a Company Material Adverse Effect.

3.6  Newly-Formed Entities.  Since their respective dates of organization, the Company, Mergerco and their respective subsidiaries have not carried on any business or conducted any operations other than the execution of this Agreement and the performance of their obligations under this Agreement and matters ancillary thereto (including discussions with prospective financing sources and other activities and agreements in connection with the Transactions and other alternative transactions); provided, that any liabilities therefrom are included on Annex 10.1(b). The Company, Mergerco and their respective subsidiaries have no indebtedness of any type and have not incurred or assumed any indebtedness or liabilities or provided any guarantee of any indebtedness or other liabilities or obligations, other than liabilities for reasonable expenses incurred in connection with the Transactions.

3.7  Organization and Qualification; Subsidiaries.

(a) Each of ECC and its subsidiaries is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate, partnership or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on the Business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Business. Each of ECC and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its Business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Business.

(b) Section 3.7(b) of the Company Disclosure Schedule sets forth a complete and correct structure chart of ECC and its subsidiaries (other than entities with no material liabilities and no material assets or operations), including the jurisdiction of organization and percentage of outstanding equity or voting interests (including partnership interests and limited liability company interests) owned by ECC or its subsidiaries of each of ECC’s subsidiaries, and the identity of such owners of outstanding equity or voting interests. All equity or voting interests (including partnership interests and limited liability company interests) of ECC’s subsidiaries held by ECC or any of its other subsidiaries have been duly and validly authorized and are validly issued, fully paid and non-assessable. All such equity or voting interests owned by ECC or its subsidiaries are free and clear of any Liens (other than Liens under the Credit Agreement and Liens permitted thereunder (“Permitted Liens”).

3.8  Capitalization; Existence; Articles of Incorporation and By-laws.

(a) The authorized capital stock of ECC consists of (i) 230,000,000 shares of common stock of ECC consisting of (A) 170,000,000 shares of ECC Class A Common Stock, (B) 30,000,000 shares of ECC Class B Common Stock and (C) 30,000,000 shares of Class C Common Stock, par value $0.01 per share and (ii) 10,000,000 shares of preferred stock consisting of (A) 250 shares of 12.50% Senior Preferred Stock, par value $0.01 per share (the “Senior Preferred Stock”) and (B) 2,875,000 shares of ECC Preferred Stock. As of May 17, 2010, (i) 32,910,753 shares of ECC Class A Common Stock were issued and outstanding, (ii) 4,930,680 shares of ECC Class B Common Stock were issued and outstanding, all of which shares were held by the Controlling Stockholder, (iii) no shares of Class C Common Stock of ECC were issued and outstanding, (iv) no shares of Senior Preferred Stock were issued and outstanding, (v) 2,809,170 shares of ECC Preferred Stock were issued and outstanding, (vi) there were outstanding restricted stock with respect to 144,040 shares of ECC Class A Common Stock, (vii) there were outstanding restricted stock unit awards with respect to 25,000 shares of ECC Class A Common Stock, (viii) there were stock options to purchase an aggregate of 8,663,038 shares of ECC Common Stock at a weighted average exercise price of $9.46 per share of ECC Common Stock (of which stock options to purchase an aggregate of 5,778,379 shares of ECC Common Stock were exercisable). No shares of ECC Class A Common Stock or ECC Class B Common Stock are held by any subsidiary of ECC. Since February 28, 2010, other than pursuant to the exercise of stock options outstanding on such date, the issuance of stock options under employment agreements in effect on such date, the issuance of ECC Class A Common Stock pursuant to the director compensation plan in effect on such date, the vesting of restricted stock and restricted stock unit awards outstanding on such date and pursuant to the 401(k) Plan and the conversion of up to 200,000 shares of ECC Class B Common Stock into a like amount of ECC Class A Common Stock, ECC has not issued any ECC Class A Common Stock has not granted any option, restricted stock, warrants or rights or entered into any other agreements or commitments to issue any ECC Class A Common Stock or ECC Class B Common Stock and has not split, combined or reclassified any of its shares of capital stock. Each of the outstanding shares of capital stock, voting securities or other equity interests of each subsidiary of ECC is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights, and all such securities are owned by ECC or another wholly owned subsidiary of ECC free and clear of all Liens other than Permitted Liens.

(b) Except as set forth above, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which ECC or any of its subsidiaries is a party or by which ECC or any of its subsidiaries is bound obligating ECC or any of its subsidiaries to (i) issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, ECC or any of its subsidiaries; (ii) issue, grant, extend or enter into any such security, option, warrant, call, right or contract; (iii) redeem or otherwise acquire any such shares of capital stock or other equity or voting interests; or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any subsidiary. From February 28, 2010 to the date hereof, ECC has not declared or paid any dividend or distribution in respect of the ECC Capital Stock, and has not repurchased, redeemed or otherwise acquired any ECC Capital Stock, and the ECC Board has not authorized any of the foregoing.

(c) Neither ECC nor any of its subsidiaries has outstanding material bonds, debentures, notes or other securities, the holders of which have the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of ECC or any of its subsidiaries on any matter.

(d) There are no stockholder agreements, voting trusts or other agreements or understandings to which ECC or any of its subsidiaries is a party with respect to the voting of the capital stock or other equity interests of ECC or any of its subsidiaries.

(e) The Company has made available to the Investor a complete and correct copy of the Second Amended and Restated Articles of Incorporation and the By-Laws, each as amended to date, of ECC and the equivalent organization documents for each of its subsidiaries. The Second Amended and Restated Articles of Incorporation and By-laws (or equivalent organization documents) of ECC and each of its subsidiaries are in full force and effect. None of ECC or any of its subsidiaries is in material violation of any provision of the Second Amended and Restated Articles of Incorporation or the By-Laws (or its equivalent organization documents).

3.9  Compliance with Laws; Governmental Permits; No Conflict.

(a) Each of ECC and its subsidiaries is in possession of all FCC Licenses required to operate the radio stations owned or operated by them (the “Stations”), and all other material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for ECC or any of its subsidiaries to own, lease and operate the properties of ECC and its subsidiaries or to carry on its business as it is now being conducted and contemplated to be conducted (the “Governmental Permits”). All of the Governmental Permits are in full force and effect, and no suspension or cancellation of any of the Governmental Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to have in full force and effect, or the suspension or cancellation of, any of the Governmental Permits would not reasonably be expected to have, individually or in the aggregate, Company Material Adverse Effect. None of the Governmental Permits are subject to any conditions, other than as may be generally applicable to the industry in which ECC operates except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of ECC or any of its subsidiaries is, or during the past two years has been, in conflict with, or in default or violation of, nor will the transactions result in any conflict with, or default or violation of, (i) any Laws applicable to ECC or any of its subsidiaries or by which any property or asset of ECC or any of its subsidiaries is bound or affected, (ii) any of the Governmental Permits or (iii) any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which ECC or any of its subsidiaries is a party or by which ECC or any of its subsidiaries or any property, asset or right of ECC or any of its subsidiaries is bound or affected, except for any such conflicts, defaults or violations that would not have, individually or in the aggregate, a Company Material Adverse Effect. None of ECC or any of its subsidiaries has received written or, to the Knowledge of the Company, oral (or otherwise has any knowledge of any) notice during the past three years, of any material violation of or noncompliance with any Law applicable to ECC or any of its subsidiaries, or directing ECC or any of its subsidiaries to take any remedial action with respect to such applicable Law or otherwise, and no material deficiencies of ECC or any of its subsidiaries have been asserted to ECC or any of its subsidiaries in writing or, to the Knowledge of the Company, orally, by any Governmental Body.

(b) The Business is being operated in compliance with Law and in accordance with the terms and conditions of the Governmental Permits applicable to it, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No proceedings or investigations are pending or, to the Knowledge of the Company, are threatened which may result in the revocation, cancellation, suspension, rescission, modification or non-renewal of any of the Governmental Permits, the denial of any pending application, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to the Business or its operation, other than proceedings that are not likely to have a Company Material Adverse Effect. There is not on the date of this Agreement pending before the FCC any issued or outstanding, nor to the Knowledge of the Company is there on the date of this Agreement threatened, any application, complaint, petition or proceeding with respect to any station owned or controlled, directly or indirectly, by ECC. ECC and its subsidiaries have complied in all material respects with all requirements to file reports, applications and other documents with the FCC. The Company has no knowledge of any matters which would result in the revocation of or the refusal to renew any of the Governmental Permits.

3.10  ECC SEC Documents.

(a) ECC has filed with the SEC all material reports, schedules, forms, registration statements and other documents required to be filed or furnished with the SEC since February 29, 2008, together with any amendments, restatements or supplements thereto and those filed subsequent to the date of this Agreement (collectively, the “ECC SEC Documents”) and as of their respective dates or, if amended or restated prior to the date of this Agreement, as of the date of the last such amendment or applicable subsequent filing, the ECC SEC Documents complied, and each of the ECC SEC Documents to be filed subsequent to the date hereof will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the ECC SEC Documents at the time they were filed, or will be filed, as the case may be, or, if amended or restated prior to the date of this Agreement, as of the date of the last such amendment or applicable subsequent filing, contained, or will contain, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

(b) The consolidated financial statements (giving effect to any amendments, restatements or supplements thereto filed prior to the date of this Agreement, and including all related notes and schedules) of ECC and its subsidiaries included in the ECC SEC Documents fairly present in all material respects the consolidated financial position of ECC and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

3.11  Related Party Transactions.  There are no contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future liabilities between ECC or any of its subsidiaries, on the one hand, and, on the other hand, any (i) present executive officer or director of ECC or (ii) record or beneficial owner of more than 5% of the shares of ECC Common Stock as of the date hereof except as set forth in the ECC SEC Documents on the date hereof.

3.12  Taxes.  Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) All Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, ECC or any subsidiary have been filed when due unless extended in accordance with all applicable laws and all such Tax Returns are true and complete in all respects;

(b) ECC and each subsidiary has paid (or has had paid on its behalf) to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which ECC and its subsidiaries ordinarily record items on their respective books;

(c) Neither ECC nor any subsidiary has waived any statute of limitations with respect to Taxes or requested or agreed to any extension of time with respect to a Tax assessment or deficiency;

(d) There is no claim, audit, action, suit, proceeding or investigation (whether judicial, administrative or otherwise) now pending or, to the Knowledge of the Company, threatened against or with respect to ECC or any subsidiary in respect of any Tax or Tax asset;

(e) Each of ECC and its subsidiaries has withheld and paid to the appropriate Taxing authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former insured, reinsured, insurer or reinsurer, employee, independent contractor, creditor, member or other third party;

(f) Neither ECC nor any subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment;

(g) Neither ECC nor any subsidiary has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1); and

(h) There are no liens or security interests on the assets of ECC or any subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

3.13  Controls and Procedures.

(a) ECC has established and maintains disclosure controls and procedures and internal controls over financial reporting as required by Rule 13a-15 under the Exchange Act. ECC’s disclosure controls and procedures are designed to ensure that information required to be disclosed in ECC’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods and that all such information is accumulated and communicated to ECC’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. ECC’s management has completed an assessment of the effectiveness of ECC’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended February 28, 2010, and a description of such assessment is set forth in the ECC 10-K. To the Knowledge of the Company, ECC has disclosed, based on its most recent evaluation of internal controls over financial reporting, to ECC’s outside auditors and the audit committee of the ECC Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect ECC’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in ECC’s internal controls over financial reporting.

(b) Since February 28, 2010 (i) to the Knowledge of the Company, none of ECC, any of its subsidiaries, and any director, officer, auditor or accountant of ECC or any of its subsidiaries or any employee of ECC or its subsidiaries whose position includes monitoring ECC’s audit committee complaint reporting procedures has received any material complaint, allegation, assertion or claim, in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of ECC or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that ECC or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing ECC or any of its subsidiaries, whether or not employed by ECC or any of its subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by ECC or any of its officers, directors, employees or agents to the ECC Board or any committee thereof or to any director or executive officer of ECC.

3.14  Intellectual Property.

(a) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, ECC and its subsidiaries own or possess valid licenses or other rights to use in the manner currently used, all patents, copyrights, trademarks, service marks, brand names, logos, domain names, certification marks, trade names, trade dress and other indications of origin and the goodwill associated with the foregoing (the “Intellectual Property Rights”) used in or necessary for the conduct of the Business as currently conducted (the “ECC Intellectual Property Rights”). Neither ECC nor any of its subsidiaries has received, in the past two (2) years, any written charge, complaint, claim, demand or notice challenging the validity or enforceability of any of the ECC Intellectual Property Rights owned by ECC or any of its subsidiaries (the “Owned Intellectual Property Rights”) that has not been settled or otherwise resolved, or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and no legal proceeding relating to the foregoing is pending or, to the Knowledge of the Company, has been threatened.

(b) To the Knowledge of the Company, (i) the conduct of the Business as currently conducted does not infringe upon, misappropriate or otherwise violate any Intellectual Property Rights of any other person in any material respect and (ii) except as would not be material to ECC and its subsidiaries, taken as a whole, none of ECC or any of its subsidiaries has received, in the past two (2) years, any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation (including any claim that ECC or any of its subsidiaries must license or refrain from using any Intellectual Property Rights of any other person) that has not been settled or otherwise fully and finally resolved, and no legal proceeding relating to the foregoing has been initiated.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of ECC and its subsidiaries has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets and other confidential Owned Intellectual Property Rights and any other Intellectual Property Rights obtained from third parties under the obligation of confidentiality.

3.15  Real Estate.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of ECC and its subsidiaries has good and valid fee simple title to its owned properties, assets and rights or good and valid leasehold or licensed interests in all of its leasehold or licensed properties, assets and rights. Section 3.15(a) of the Company Disclosure Schedule sets forth a list of all of the real property owned by ECC or any of its subsidiaries and (ii) all such owned properties, assets and rights, and all such leasehold, subleasehold or licensed interests in leased, subleased or licensed properties, assets and rights, are free and clear of all Liens except for Permitted Liens.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of ECC and its subsidiaries has complied with the terms of all leases, subleases and occupancy agreements (each a “Lease” and collectively, the “Leases”) to which it is a party and all such Leases are legal, valid, binding and enforceable in accordance with their terms by ECC or its subsidiaries party thereto and are in full force and effect. Since February 28, 2008, to the Knowledge of the Company, except as would not be material to ECC and its subsidiaries, taken as a whole, neither ECC not any of its subsidiaries has received notice of any default, delinquency or breach on the part of ECC or any of its subsidiaries, and there are no existing defaults (with or without notice or lapse of time or both) by ECC or any of its subsidiaries or any other party thereto, beyond any applicable grace periods under Leases.

3.16  Absence of Certain Changes or Events.  Since February 28, 2010, except as otherwise permitted by this Agreement or in connection with the Transactions, (a) the Business of ECC and its subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice, and (b) there has not been any fact, change, effect, occurrence, event, development or state of circumstances that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.17  No Undisclosed Liabilities.  Except (a) as adequately reflected or reserved against in ECC’s consolidated balance sheet as at February 28, 2010, included in the ECC SEC Documents or (b) for liabilities or obligations incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that are required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of ECC and its subsidiaries.

3.18  ECC Absence of Litigation.  As of the date hereof, there is no material claim, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened against ECC or any of its subsidiaries, or any of their respective properties, assets or rights, or against any employees of ECC or any of its subsidiaries, at law or in equity, and there are no material Orders, before any arbitrator or Governmental Body in each except as set forth in Section 3.18 of the Company Disclosure Schedule.

3.19  Brokers.  The Company has not paid or agreed to pay, or received any claim with respect to, any brokerage commissions, finders’ fees or similar compensation in connection with the Transactions, except as set forth in Section 3.19 of the Company Disclosure Schedule, the fees and expenses of which shall be paid by the Company.

3.20  Sufficiency of Assets.  Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the assets of ECC and its subsidiaries comprise all the material assets used or held for use in connection with the Business and (b) the assets of ECC and its subsidiaries are sufficient for the operation and conduct of the Business by ECC and its subsidiaries immediately following the Closing in substantially the same manner as currently conducted.

3.21  Adoption of Resolutions.  The resolutions set forth on Exhibit H were duly adopted by the ECC Board and have not been withdrawn or revoked.

3.22  Exclusivity of Representations.  The representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any implied warranties. The Company hereby disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure to the Investor or its officers, directors, employees, agents or representatives of any documentation or other information (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR AND ALDEN

The Investor and Alden, jointly and severally, represent and warrant to the Company as follows:

4.1  Due Organization; Authority to Execute and Perform Agreement.  The Investor and Alden are duly organized, validly existing and, to the extent applicable, in good standing under the laws of the respective jurisdictions of their formation, and have all requisite organizational power and authority and have taken all organizational action required to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Investor and Alden, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws, laws of general applicability relating to or affecting creditors’ rights, and to general equity principles and public policy.

4.2  No Defaults or Conflicts.  The execution and delivery of this Agreement and the consummation of the Transactions by the Investor and Alden and performance by the Investor or Alden and their Affiliates of their respective obligations hereunder: (i) does not result in any violation of the organizational documents of the Investor or Alden or any of their applicable Affiliates; (ii) does not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any agreement or instrument to which the Investor or Alden or any of their Affiliates is a party or by which it is bound or to which the its properties are subject; and (iii) assuming compliance with the matters addressed in Section 4.3, does not violate any existing applicable Law or Order of any Governmental Body having jurisdiction over the Investor or Alden; provided, however, that no representation or warranty is made in the foregoing clause (iii) with respect to matters that would not impair the Investor’s or Alden’s ability to consummate the Transactions.

4.3  No Governmental Authorization Required.  No authorization or approval by, and no notice to or filing with, any Governmental Body will be required to be obtained or made by the Investor or Alden or any of their Affiliates in connection with the due execution, delivery and performance by the Investor or Alden of this Agreement and the consummation by the Investor or Alden of the Transactions; provided, however, that no representation or warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Body that, if not obtained or made, would not materially impair the Investor’s or Alden’s ability to consummate the Transactions.

4.4  Absence of Litigation.  As of the date hereof, there is no claim, action, proceeding or investigation pending or, to the Knowledge of Alden, threatened against Alden, the Investor or any of their respective properties or assets at law or in equity, except (a) litigation set forth in the Company Disclosure Schedule and (b) other litigation which would not materially impair their respective ability to consummate the Transactions or otherwise have an material adverse effect on any of Alden or the Investor.

4.5  Title to the Investor ECC Shares.  The Investor and its Affiliates own beneficially and of record, free and clear of any Liens, and have full power and authority to vote and convey free and clear of any Liens, the Investor ECC Shares (as defined below).

4.6  Purchase for Investment.  The Investor is purchasing the Securities for its own account for investment and not for resale or distribution in any transaction that would be in violation of the securities laws of the United States of America or any state thereof. The Investor is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

4.7  Financial Ability.  The Investor has, or Alden has and will make available to the Investor, cash on hand and/or unexpired and unconditioned capital commitments from its investors that are sufficient to enable the Investor to pay the Purchase Price in cash at the Closing and consummate the Transactions.

4.8  Brokers.  Except for fees and commissions that will be paid by the Investor or Alden, no Person retained by or on behalf of the Investor or any of their Affiliates is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the Transactions.

4.9  Ownership Requirements.

(a) Neither (i) the Investor, (ii) any shareholder, partner, member or owner of the Investor, nor (iii) any indirect owner of the Investor, is (w) a person who is a not a citizen of the United States, (x) an entity organized under the laws of a government other than the government of the United States or any state, territory, or possession of the United States, (y) a government other than the government of the United States or of any state, territory or possession of the United States, or (z) a representative of, or an individual or entity controlled by, any of the foregoing, except that certain indirect owners of the Investor may be (w)-(z) and therefore qualify as “foreign” for purposes of the application of 47 U.S.C. § 310(b) and the rules, regulations, and published policies of the FCC implementing such statute (collectively “Foreign Ownership Rules”), provided that such indirect owners do not increase the foreign ownership of ECC by more than 1% for purposes of determining ECC’s compliance with the Foreign Ownership Rules.

(b) Based on information in the ECC 10-K, neither (i) the Investor, (ii) any officer, director, manager, shareholder, partner, member or owner of the Investor, nor (iii) any indirect owner of the Investor, holds any interest in any Media Company that (x) is cognizable under the provisions of 47 C.F.R. § 73.3555 or (y) will become cognizable under such provisions upon consummation of the Securities Purchase, which interest will cause (A) the Investor, (B) any officer, director, manager, shareholder, partner, member or owner of the Investor, (C) any indirect owner of the Investor, (D) the Company, or (E) ECC to be in violation of the provisions of the Communications Act or 47 C.F.R. § 73.3555 when considered in conjunction with the interest of the Investor in the Company and ECC that will be obtained hereunder on the Closing Date. The term “Media Company” shall mean any privately or publicly held businesses or parts thereof which, directly or indirectly, owns, controls or operates a broadcast radio or television station licensed by the FCC, a U.S. cable television system, a “daily newspaper” (as such term is defined in 47 C.F.R. § 73.3555), a multipoint multichannel distribution system licensed by the FCC, a commercial mobile radio service licensed by the FCC or any other communications facility the ownership or operation of which is subject to regulation by the FCC under the Communications Act of 1934, as amended.

4.10  Exclusivity of Representations.  The representations and warranties made by the Investor and Alden in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any implied warranties. The Investor and Alden hereby disclaim any such other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company or its officers, directors, employees, agents or representatives of any documentation or other information (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements).

ARTICLE V

COVENANTS AND AGREEMENTS

5.1  Conduct of the Business.  During the period from the date of this Agreement until the Closing, except as specifically required by this Agreement or the Transactions or as set forth on Section 5.1 of the Company Disclosure Schedule, the Company shall, and the Controlling Stockholder, for so long as he believes in good faith that such action would not constitute a breach of his fiduciary duties, shall use commercially reasonable efforts to cause ECC and Emmis Operating Company to, (a) conduct their respective businesses in the ordinary course of business consistent with past practice and to use their reasonable best efforts to preserve intact their respective businesses and relationships with customers, regulators, suppliers, lessors, licensors, distributors, creditors, employees and agents, and (b) not, without the Investor’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend, waive or otherwise change, in any material respect, the Initial Governing Documents, the Second Amended and Restated Articles of Incorporation of ECC (other than the Articles Amendments), the By-Laws of ECC, or such equivalent organizational documents of any of ECC’s subsidiaries;

(b) except for (i) the Securities Purchase and Rollover and (ii) as required by the Credit Agreement, capital stock or restricted stock units of ECC issued pursuant to the 401(k) Plan, the exercise of stock options, the vesting of restricted stock or pursuant to the terms of existing employment agreements or the director compensation plan, all as included in Section 3.8(a)(vi) and (vii), issue, sell, pledge, dispose, encumber or grant any shares of its or its subsidiaries’ capital stock or other ownership or voting interests, or any options, warrants, convertible securities, restricted stock or restricted stock units or other rights of any kind to acquire any shares of its or its subsidiaries’ capital stock or other ownership or voting interests;

(c) except for dividends and distributions to or among ECC and its wholly owned subsidiaries in the ordinary course of business consistent with past practice, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to, or directly or indirectly redeem, purchase or repurchase any shares of its or any of its subsidiaries’ capital stock or other securities or obligations convertible into or exchangeable or exercisable for any shares of its or its subsidiaries’ capital stock or any rights, warrants or options to acquire any such shares;

(d) make any change to, or permit to lapse without filing for renewal, any material Government Permits currently held, except in the ordinary course of business consistent with past practice;

(e) except as required by Law or pursuant to plans, agreements and other arrangements in effect on February 28, 2010, (i) increase the compensation or other benefits payable or to become payable to directors or executive officers, (ii) grant any severance or termination pay to, or enter into any severance agreement with any director or executive officer of the Company, ECC or any of their respective subsidiaries, except in the ordinary course of business consistent with past practice or (iii) enter into, amend in any material respect or terminate (without cause) any employment agreement with any executive officer of the Company or ECC (except for entering into or terminating employment agreements terminable on less than 30 days’ notice without penalty, and except for extension of employment agreements without material modification in the ordinary course of business consistent with past practice);

(f) acquire, including by merger, consolidation, any other form of business combination, acquisition of stock or assets, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in connection with acquisitions or investments with a purchase price in excess of $10 million individually or $20 million in the aggregate;

(g) incur, create, assume or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise) or guarantee any such indebtedness for any person except for indebtedness incurred or permitted by the Credit Agreement (excluding Sections 10.1(e), (f) and (k) thereof) and intercompany indebtedness;

(h) make any material change to its methods, policies or procedures of accounting in effect at February 28, 2010, except (i) as required by GAAP or as required by a Governmental Body, or (ii) as required by a change in applicable Law;

(i) adjust, split, combine, redeem, recapitalize or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock other than with respect to the vesting of restricted stock and restricted stock units;

(j) make any capital expenditures having an aggregate value in excess of $5 million;

(k) waive, release, assign, settle or compromise any claim, action or proceeding (other than waivers, releases, assignments, settlements or compromises that (i) involve the payment of monetary damages not in excess of $2 million in the aggregate not otherwise recoverable under insurance and (ii) do not otherwise materially restrict the conduct of the Business) or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of $2 million not recoverable by insurance;

(l) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or commence any proceedings in bankruptcy (including with respect to any subsidiary of ECC);

(m) other than as required or permitted by the Credit Agreement (excluding Sections 10.1(e), (f) and (k) and 10.2.1(xii) thereof), sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any lien or otherwise dispose of any material portion of its properties, assets or rights;

(n) enter into any transaction with an Affiliate of the Company, ECC or any subsidiary of ECC (other than existing arrangements set forth on Schedule 5.1(n), amendments and replacements of those arrangements);

(o) engage in any activity which would pose a material risk that the Company may be treated, for U.S. federal income tax purposes, as engaged in a trade or business; or

(p) authorize, commit, enter into any agreement or otherwise agree or make any commitment to do any of the foregoing.

5.2  Filings and Authorizations; Consummation.

(a) Each of the Parties and the Controlling Stockholder, as promptly as practicable, shall make, or cause to be made, all filings and submissions under laws, rules and regulations applicable to it, or to its Affiliates, as may be required for it to consummate the Transactions and use its reasonable best efforts in good faith (which shall not require any Party to make any payment (other than filing fees or other non-punitive fees required to be paid to any Governmental Body) or concession to any Person in connection with obtaining such Person’s consent) to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Governmental Bodies and other Persons necessary to be obtained by it, or its Affiliates, in order for it to consummate the Transactions.

(b) Each of the Parties and the Controlling Stockholder shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in Section 5.2(a). The Parties and the Controlling Stockholder shall supply such reasonable assistance as may be reasonably requested by any other Party in connection with the foregoing.

(c) Each of the Parties and the Controlling Stockholder shall promptly inform the other of any material communication from any Governmental Body regarding any of the Transactions and, if in writing, to furnish a copy thereof to the others. If the Parties or any of their respective Affiliates receives a request for additional information or documentary material from any such Governmental Body with respect to the Transactions, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. Each Party and the Controlling Stockholder will advise the other Parties and the Controlling Stockholder promptly in respect of any understandings, undertakings or agreements (oral or written) which such Person proposes to make or enter into with any Governmental Body in connection with Transactions.

5.3  Efforts.  Subject to the other terms and conditions provided herein and in addition to the obligations of the Parties pursuant to Section 5.2, each of the Parties and the Controlling Stockholder agrees to use its reasonable best efforts and to act in good faith to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective the Transactions as promptly as possible, including using reasonable best efforts to (i) obtain all necessary consents, approvals or waivers from third parties, (ii) contest any legal proceeding challenging the Agreement or relating to the Transactions and (iii) execute any additional instruments necessary to consummate the Transactions. Alden and the Investor shall not, and shall cause their respective Affiliates not to, directly or indirectly, make (or enter into any contract, letter of intent or other agreement with respect to, or otherwise commit or agree, whether or not in writing, to make) any acquisition of or investment in any broadcasting or publishing businesses or assets where such acquisition or investment would reasonably be expected, individually or in the aggregate, to delay or impair in any material respect the consummation of the Transactions.

5.4  ECC Capital Stock.

(a) Alden and the Investor shall, and shall cause each of their respective Affiliates to, vote or provide a consent or proxy with respect to the shares of ECC Capital Stock beneficially owned or of record by such Person, as set forth opposite such Person’s name on Annex 5.4(a) (“Investor ECC Shares”), in favor of the Articles Amendments and the Back-End Merger, in each case to the extent any such class of ECC Capital Stock is eligible to vote on such matter. Alden and the Investor hereby irrevocably grants and appoints, and shall cause its Affiliates that beneficially own or own of record any Investor ECC Shares to grant and appoint, the Company as such Person’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Person, to vote or provide a consent or proxy with respect to the Investor ECC Shares in accordance with the preceding sentence.

(b) The Controlling Stockholder shall, and shall cause each of his Affiliates to, vote or provide a consent or proxy with respect to the shares of ECC Capital Stock beneficially owned or of record by such Person, as set forth opposite such Person’s name on Annex 5.4(b) (“Controlling Stockholder ECC Shares”) except for the Controlling Stockholder Options, in favor of the Articles Amendments and the Back-End Merger, in each case to the extent any such class of ECC Capital Stock is eligible to vote on such matter. The Controlling Stockholder hereby irrevocably grants and appoints, and shall cause its Affiliates that beneficially own or own of record any Investor ECC Shares to grant and appoint, the Investor as such Person’s proxy or proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Person, to vote or provide a consent with respect to the Controlling Stockholder ECC Shares in accordance with the preceding sentence.

(c) Upon the satisfaction of all other conditions to the Back-End Merger and immediately prior to consummation thereof, the Controlling Stockholder shall, and shall cause each of his Affiliates to, for no additional consideration and free and clear of any Liens, contribute to ECC for cancellation in accordance with the Merger Agreement all of the Controlling Stockholder’s and his Affiliates’ right, title and interest in and to the Controlling Stockholder ECC Shares (other than the Controlling Stockholder Retained Shares, all of which shall be converted into the right to receive the Offer Price in cash in the Back-End Merger).

(d) Prior to the Closing, except as explicitly contemplated by this Agreement or other agreements entered into in connection with the Transactions, (a) the Controlling Stockholder and the Company shall not, without the prior written approval of the Investor, and (b) Alden and the Investor shall not, and Alden shall cause the Investor not to, without the prior written approval of the Company, directly or indirectly, whether as an advisor or principal, acquire or sell (or seek permission to acquire or sell), of record or beneficially, by purchase, sale or otherwise, any shares of ECC Capital Stock or other securities, properties or indebtedness of the ECC or its subsidiaries, other than “swap” contracts terminated pursuant to the terms thereof by the counterparty thereto.

5.5  Offer to Purchase.  Subject to Section 5.7, the Company shall not, without the prior written approval of the Investor, (a) amend or waive any of the Tender Conditions or (b) otherwise amend any of the material terms and conditions contained in the Offer to Purchase. The Controlling Shareholder shall cause ECC not to, without the prior written approval of the Investor, amend or waive any of the material terms and conditions contained in the Exchange Offer.

5.6  Confidentiality.  The Parties shall, and shall cause their respective Affiliates and their respective Affiliates’ directors, officers, employees and agents (each, a “Recipient”) to, maintain in confidence the terms of this Agreement, the Transactions and the other agreements contemplated thereby and all information furnished to each such Recipient in connection with or relating thereto or otherwise make any publicity release, announcement or other communication, of any kind and by any means, concerning the foregoing without advance written approval of the other Party. The preceding sentence shall not apply to information that (i) becomes generally available to the public other than as a result of disclosure by such Recipient contrary to this Agreement; (ii) was available to such Recipient on a non-confidential basis prior to its disclosure to such Recipient by the Company or any other Party; (iii) becomes available to such Recipient on a non-confidential basis from a source other than the Company or any other Recipient unless such Recipient knows that such source is bound by a confidentiality agreement or is otherwise prohibited from transmitting the information to such Recipient by a contractual obligation; (iv) is independently developed by such Recipient without reference to confidential information received from the Company or any other Party; (v) is required to be disclosed by applicable Law or legal process, provided that any Recipient disclosing pursuant to this clause (v) shall use commercially reasonable efforts to notify the other Party at least five days prior to such disclosure (other than with respect to disclosure on Schedule 13D) so as to allow such other Party an opportunity to protect such information through protective order or otherwise; (vi) is required to be disclosed by any listing agreement with, or the rules or regulations of, any securities exchange on which securities of such Recipient or any of its Affiliates are listed or traded; (vii) is required to be disclosed in connection with the receipt of the rating of any securities (including debt securities) from a ratings agency; or (viii) is disclosed by a Party to such Party’s legal, accounting and other professional representatives.

5.7  Tender Offeror.  Notwithstanding anything to the contrary in the Agreement, the Parties acknowledge and agree that, at the election of the Company, the Offer to Purchase may be made by Mergerco rather than the Company or the Company can assign to Mergerco its rights to purchase under the Offer to Purchase;

provided that no such assignment shall relieve the Company of its obligations hereunder. In such event, the Tender Conditions shall reflect that MergerCo is the Offeror or purchaser, as applicable. Alternatively, if the Company is the Offeror and does not so assign its rights to purchase, then immediately prior to the Back-End Merger, the Company shall contribute to Mergerco all shares of ECC Common Stock purchased by it in the Tender Closing.

5.8  Obligations of the Controlling Stockholder.  The parties acknowledge and agree that the Controlling Stockholder is executing this Agreement solely in his capacity as a holder of ECC Common Stock. Nothing in this Agreement shall limit or affect any actions taken or not taken by the Controlling Stockholder in his capacity as a director or officer of ECC or any of its subsidiaries, or in any way to diminish or restrict his ability to exercise his fiduciary duties with respect thereto in any such capacity.

ARTICLE VI

CONDITIONS PRECEDENT TO THE OBLIGATION OF THE INVESTOR TO CLOSE

The obligation of the Investor to enter into and complete the Closing is subject to the fulfillment on the Closing Date of the following conditions, any one or more of which may be waived by the Investor:

6.1  Representations and Covenants.  (a) The representations and warranties of the Company contained in Sections 3.1, 3.4, 3.16(b) and 3.19 shall be true and correct in all respects; and (b) all remaining representations and warranties of the Company contained in Article III shall be true and correct except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of both clauses (a) and (b), on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations and warranties need only be true and correct as aforesaid as of such other dates or times; provided, however, that for purposes of determining the satisfaction on the Closing Date of clause (b), no effect shall be given to any exception or qualification in such representations and warranties relating to materiality, material adverse effect or knowledge. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date. The Company shall have delivered to the Investor a certificate, dated the date of the Closing and signed by an officer of the Company, to the foregoing effect.

6.2  No Orders.  No Order issued by any Governmental Body preventing, enjoining, restraining or prohibiting the consummation of the Transactions shall be in effect. No litigation shall have been commenced or, to the Knowledge of the Company or the Knowledge of Alden threatened by any Governmental Body seeking to enjoin, delay or impede the Transactions or any of the benefits thereof. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Body that prohibits or makes illegal consummation of the Transactions.

6.3  Tender Conditions.  All of Tender Conditions (other than the condition in clause (vi) thereof that Alden delivers the amounts due hereunder) shall have been satisfied or waived by the Person or Persons entitled to waive the same, with the consent of the Investor, and the Company shall have accepted all shares tendered therein.

6.4  Employment Agreement.  The Controlling Stockholder continues to work as Chief Executive Officer of ECC.

6.5  Articles Amendments.  The Articles Amendments shall have been approved by the holders of 66 2/3% of the outstanding ECC Preferred Stock, and ECC shall have filed such Articles Amendments with the Secretary of State of the State of Indiana.

6.6  Opinion.  The Company shall have delivered the Opinion to the Investor.

6.7  Merger Agreement.  The Merger Agreement shall have been executed and delivered by the parties thereto.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO CLOSE

The obligation of the Company to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Company:

7.1  Representations and Covenants.  (a) The representations and warranties of the Investor and Alden contained in Sections 4.1, 4.5 and 4.8 shall be true and correct in all respects; and (b) all remaining representations and warranties of the Investor and Alden contained in Article IV shall be true and correct in all material respects, in the case of both clauses (a) and (b), on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations and warranties need only be true and correct as aforesaid as of such other dates or times provided, however, that for purposes of determining the satisfaction on the Closing Date of clause (b), no effect shall be given to any exception or qualification in such representations and warranties relating to materiality; and provided, further, that for purposes of determining the satisfaction on the Closing Date of clause (b), such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of any such representations and warranties to be so true and correct would reasonably be likely to have a materially impair the Investor’s ability to consummate the Transactions. The Investor shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Investor on or prior to the Closing Date. The Investor shall have delivered to the Company a certificate, dated the date of the Closing and signed by an officer of the Investor, to the foregoing effect.

7.2  No Orders.  No Order issued by any Governmental Body preventing, enjoining, restraining or prohibiting the consummation of the Transactions shall be pending, threatened or in effect. No litigation shall have been commenced or, to the Knowledge of the Company, threatened by any Governmental Body seeking to enjoin, delay or impede the Transactions or any of the benefits thereof. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Body that prohibits or makes illegal consummation of the Transactions.

7.3  Tender Conditions.  All of the Tender Conditions shall have been satisfied or waived by the Person or Persons entitled to waive the same.

ARTICLE VIII

TERMINATION OF AGREEMENT

8.1  Termination.  This Agreement may not be terminated prior to the Closing, except as follows:

(a) by mutual agreement of the Investor and the Company;

(b) at the election of the Investor or the Company upon prior written notice, if (i) the Company has not commenced the Tender Offer or (ii) ECC has not commenced the Exchange Offer, in each case as of the close of business on the date which is ten (10) Business Days after the date hereof (the “Early Termination Date”);

(c) at the election of the Investor or the Company upon prior written notice, if any one or more of the conditions set forth in Article VI or Article VII respectively (other than those that by their nature are to be satisfied at the Closing) has not been fulfilled as of the close of business on September 24, 2010 (the “Outside Date”); provided, however, that the Party whose conduct substantially results in the failure of such condition to be fulfilled may not be the terminating Party;

(d) at the election of the Investor or the Company upon prior written notice, if any court of competent jurisdiction in the United States or other United States Governmental Body shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order, decree, ruling or other action is or shall have become non-appealable;

(e) at the election of the Company or the Investor, upon prior written notice, if there has been a material inaccuracy in or material breach by the other Party of any representation or warranty, or material breach or failure to perform of any covenant or agreement contained in this Agreement or any other agreement, document or certificate delivered pursuant hereto (i) that would result in a failure of the conditions set forth in Section 6.1 or 7.1, as applicable, and is incapable of being cured by the Outside Date or (ii) in the case of any other breach or failure to perform, is not cured by the earlier to occur of the Outside Date and within 30 days following written notice thereof (which notice shall include such Party’s intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination); provided, however, that the breaching Party may not be the terminating Party; or

(f) at the election of the Company if, as a result of the action or inaction by the Investor, the Closing shall not have occurred on or prior to the date that is two (2) Business Days following the date on which all of the conditions to Closing set forth in Articles VI and VII have been satisfied or, in the case of Article VII, waived by the Company.

8.2  Survival After Termination.  If this Agreement terminates pursuant to Section 8.1 and the transactions contemplated hereby are not consummated,

(a) this Agreement shall become null and void and have no further force or effect, except that any such termination shall be without prejudice to the rights of any Party on account of the nonsatisfaction of the conditions set forth in Article VI or Article VII resulting from the intentional or willful breach or violation of the representations, warranties, covenants or agreements of another Party under this Agreement; and

(b) notwithstanding anything in this Agreement to the contrary, the provisions of Section 5.6, this Section 8.2 and Article X shall survive any termination of this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1  Indemnification by the Company.  (a) The Company shall indemnify the Investor, its Affiliates and each of their respective Representatives and ultimate beneficial owners (each, an “Investor Indemnified Party”) against, and hold them harmless from, any Losses, as incurred (payable promptly upon written request, but subject to an undertaking to repay any Losses if it is determined by a court of competent jurisdiction that such Investor Indemnified Party is not entitled to such indemnification), arising from, in connection with or otherwise with respect to:

(i) any inaccuracy in, or breach of, any representation or warranty of the Company contained in this Agreement or any document delivered in connection herewith or therewith;

(ii) any failure by the Company or the Controlling Stockholder to perform any covenant, agreement, obligation or undertaking contained in this Agreement; and

(iii) any and all actions, suits, proceedings, demands, assessments, judgments, damages, awards, costs and expenses (including third-party fees and expenses) incident to any of the foregoing or incurred in connection with the enforcement of the rights of any such indemnified party with respect to the foregoing.

(b) Notwithstanding any other provision of this Article IX, the Company shall not have any liability:

(i) under clause (i) and, as it relates to clause (i), clause (iii) of Section 9.1(a) for any Loss unless the aggregate amount of such Losses for which indemnification would otherwise be available exceeds $7,500,000 (the “Deductible Amount”), in which case the entire amount of such Losses shall be indemnifiable hereunder; provided, however, that the Deductible Amount shall not apply to any claim for indemnification to the extent arising out of an inaccuracy or breach of any representation or warranty contained in Sections 3.1, 3.4 and 3.19 (the “Seller Specified Representations”) or to any Loss incurred due to fraud, intentional misrepresentation, intentional misconduct or intentional concealment by or on behalf of the Company or the Controlling Stockholder;

(ii) under clause (i) and, as it relates to clause (i), clause (iii) of Section 9.1(a) for any Loss with respect to any individual item or series of related items of Loss that is of an amount less than $25,000 (which amount shall be an aggregate amount in the case of any series of related items of Loss) and no such item or series of related items, as the case may be, shall be applied toward the calculation of whether the aggregate of all Losses incurred by such Investor Indemnified Party exceeds the Deductible Amount; or

(iii) after Closing under Section 9.1(a) for any Loss arising from, in connection with or otherwise with respect to any breach of any representation, warranty or covenant that would have resulted (or would have been deemed to have resulted as agreed by the other parties in a notice delivered at or prior to Closing, provided the Company gives Alden notice of such breach at least two (2) Business Days prior to Closing) in non-satisfaction of a condition to Closing contained in Section 6.1.

(c) For purposes of this Article IX and for purposes of determining whether an Investor Indemnified Party is entitled to indemnification pursuant to this Section 9.1, any inaccuracy in or breach of any representation or warranty made by the Company contained in this Agreement or in any document delivered herewith shall be determined without regard to any materiality qualifications set forth in such representation or warranty or in any document delivered in connection herewith, and all references to the terms “material”, “materially”, “materiality” “Company Material Adverse Effect” or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct when made.

9.2  Indemnification by the Investor.  (a) The Investor shall, and Alden shall provide sufficient funds to the Investor to, indemnify the Company against, and agree to hold it harmless from, any Losses, as incurred (payable promptly upon written request, but subject to an undertaking to repay any Losses if it is determined by a court of competent jurisdiction that such indemnified party is not entitled to such indemnification), for or on account of or arising from or in connection with or otherwise with respect to:

(i) any inaccuracy in, or breach of, any representation or warranty of the Investor contained in this Agreement or any document delivered in connection herewith or therewith;

(ii) any failure by the Investor to perform any covenant, agreement, obligation or undertaking contained in this Agreement; and

(iii) any and all actions, suits, proceedings, demands, assessments, judgments, damages, awards, costs and expenses (including third-party fees and expenses) incident to any of the foregoing or incurred in connection with the enforcement of the rights of any such indemnified party with respect to the foregoing.

(b) Notwithstanding any other provision of this Article IX, the Investor shall not have any liability:

(i) under clause (i) and, as it relates to clause (i), clause (iii) of Section 9.2(a) for any Loss unless the aggregate amount of such Losses for which indemnification would otherwise be available exceeds the Deductible Amount, in which case the entire amount of such Losses shall be indemnifiable hereunder; provided, however, that the Deductible Amount shall not apply to any claim for indemnification to the extent arising out of an inaccuracy or breach of any representation or warranty contained in Sections 4.1, 4.5, 4.7 and 4.8 (the “Investor Specified Representations”) or to any Loss incurred due to fraud, intentional misrepresentation, intentional misconduct or intentional concealment by or on behalf of the Investor;

(ii) under clause (i) and, as it relates to clause (i), clause (iii) of Section 9.2(a) for any Loss with respect to any individual item or series of related items of Loss that is of an amount less than $25,000 (which amount shall be an aggregate amount in the case of any series of related items of Loss) and no such item or series of related items, as the case may be, shall be applied toward the calculation of whether the aggregate of all Losses incurred by the Company exceeds the Deductible Amount; or

(iii) after Closing under Section 9.2(a) for any Loss arising from, in connection with or otherwise with respect to any breach of any representation, warranty or covenant that would have resulted (or would have been deemed to have resulted as agreed by the other parties in a notice delivered at or prior to Closing, provided Alden gives the Company notice of such breach at least two (2) Business Days prior to Closing), in non-satisfaction of a condition to Closing contained in Section 7.1.

(c) For purposes of this Article IX and for purposes of determining whether the Company is entitled to indemnification pursuant to this Section 9.2, any inaccuracy in or breach of any representation or warranty made by the Investor contained in this Agreement or in any document delivered herewith, other than the representation and warranty contained in Section 3.16(b), shall be determined without regard to any materiality qualifications set forth in such representation or warranty or in any document delivered in connection herewith, and all references to the terms “material”, “materially”, “materiality” “material adverse effect” or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct when made.

9.3  Termination of Indemnification.  Except with respect to any fraud, intentional misrepresentation, intentional misconduct or intentional concealment by or on behalf of any Party, such Party’s obligations to indemnify and hold harmless any other Party pursuant to Section 9.1(a)(i) and, as it relates thereto, Section 9.1(a)(iii) (other than with respect to the Seller Specified Representations) or 9.2(a)(i) and, as it relates thereto, Section 9.2(a)(iii) (other than with respect to the Investor Specified Representations) shall terminate on June 30, 2011; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the applicable indemnified party shall have, before the expiration of such period, previously made a claim by delivering a notice of such claim pursuant to Section 9.4 to the applicable indemnifying party. Any other obligation to indemnify and hold harmless any party shall terminate upon the expiration of the relevant statute of limitations, taking into account extensions thereof; provided, however, that such obligations shall not terminate with respect to any item as to which the applicable indemnified party has, as of the expiration of the relevant period, taking into account extensions thereof, a pending suit against the applicable indemnifying party.

9.4  Procedures.

(a)  Third Party Claims.  If a claim by a third party is made against a party hereto or any of its Affiliates (the “indemnified party”) in respect of, arising out of or involving a matter for which the indemnified party is entitled to be indemnified by another Party (the “indemnifying party”) pursuant to this Article IX (a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing of the Third Party Claim within 10 Business Days following receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent (and only to the extent) the indemnifying party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, promptly following the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b)  Assumption.  If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. Notwithstanding the foregoing, the indemnifying party shall bear the reasonable fees, costs and expenses of one such separate counsel to the indemnified party in each jurisdiction (and shall pay such fees, costs and expenses as incurred), if the defendants in, or targets of, any such action or proceeding include both the indemnified party and the indemnifying party, and the indemnified party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the indemnifying party or that representation by the same counsel may be a conflict of interest (in which case the indemnifying party shall not have the right to direct the defense of such action or proceeding on behalf of the indemnified party). If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The indemnified party (A) shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and that would not otherwise adversely affect the indemnified party, and (B) shall not enter into any settlement, compromise or discharge of a Third Party Claim without the prior written consent of the indemnifying party (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party that the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. In the case of any Third Party Claim referred to in the immediately preceding sentence, if such equitable relief or other relief portion of such Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion of such Third Party Claim relating to money damages.

(c)  Other Claims.  In the event any indemnified party should have a claim against any indemnifying party under Section 9.1 or 9.2 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. Subject to Section 9.3, the failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 9.1 or 9.2, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure.

ARTICLE X

MISCELLANEOUS

10.1  Expenses.

(a) Transaction Expenses shall be reimbursable as follows:

(i) Upon the Closing, the Company shall promptly reimburse the Investor and the Controlling Stockholder for their Transaction Expenses incurred prior to the Closing; provided that the Company shall not be required to reimburse Investor’s Transaction Expenses for any amount in excess of $1,000,000;

(ii) If this Agreement is terminated by the Investor in accordance with Section 8.1(e), the Company shall, and the Controlling Stockholder shall cause the Company to, reimburse the Investor for the Investor’s Transaction Expenses, in amount not to exceed $1,000,000, in the aggregate; or

(iii) If this Agreement is terminated in accordance with Section 8.1 for any reason other than as described in Section 10.1(a)(ii), the Transaction Expenses shall be borne by the Party incurring such fees or expenses.

(b) “Transaction Expenses” means with respect to the Investor or the Controlling Stockholder, all reasonable and documented out of pocket fees and expenses incurred by such party in connection with the preparation, execution and performance of this Agreement and the consummation of the Transactions, including reasonable and documented fees and expenses of counsel and, with respect to the Controlling Stockholder, the expenses set forth on Annex 10.1(b); provided that Transaction Expenses shall not include any commitment, arrangement, finder or similar financing fees or expenses, which shall be borne by the party incurring such fees or expenses (other than the expenses set forth on Annex 10.1(b)).

10.2  Specific Performance.  The Parties each acknowledge that, in view of the uniqueness of the Transactions, each Party would not have an adequate remedy at law for money damages in the event that the covenants to be performed after the Closing have not been performed in accordance with their terms, and therefore agree that the other Parties shall be entitled to specific enforcement of the terms hereof and any other equitable remedy to which such parties may be entitled. Notwithstanding anything herein to the contrary, in no event shall, (a) the Investor be liable for damages in connection with any breach or violation of this Agreement in excess of an amount equal to the difference of the Purchase Price and the amount actually funded by the Investor pursuant to this Agreement or (b) other than amounts payable pursuant to Section 10.1(a)(ii), the Company be liable for damages in connection with any breach or violation of this Agreement in excess of the amount actually funded by the Investor pursuant to this Agreement.

10.3  Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in person, or if delivered by facsimile upon confirmation of receipt (except if such facsimile is not received during regular business hours, then the Business Day following the date of receipt), (b) on the first Business Day following the date of dispatch if sent for overnight delivery via a nationally recognized express courier service or (c) on the date actually received if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 10.3 by the Party to receive such notice:

(a) if to Alden or the Investor, to:

c/o Alden Global Capital
885 Third Avenue
New York, NY 10022
Attention: Jim Plohg
Facsimile: (212) 702-0145

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Stephen M. Banker
Facsimile: (917) 777-2760

(b) if to the Company, to:

JS Acquisition, LLC
c/o James A. Strain
Taft Stettinius & Hollister LLP
One Indiana Square, Suite 3500
Indianapolis, Indiana 46204
Facsimile: (317) 713-3699

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064

Attention:	James M. Dubin
Kelley D. Parker
Facsimile: (212) 757-3990

(c) if to the Controlling Stockholder, to:

Jeffrey H. Smulyan
c/o James A. Strain
Taft Stettinius & Hollister LLP
One Indiana Square, Suite 3500
Indianapolis, Indiana 46204
Facsimile: (317) 713-3699

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064

Attention:	James M. Dubin
Kelley D. Parker
Facsimile: (212) 757-3990

10.4  Entire Agreement.  This Agreement, together with the Confidentiality Agreement, the Operating Agreement, the Registration Rights Agreement, the Rollover Agreement and the Distribution Letter and any other collateral agreements executed in connection with the consummation of the transactions contemplated hereby, contains the entire agreement among the Parties with respect to Securities Purchase and supersedes all prior agreements, written or oral, with respect thereto.

10.5  Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Investor and the Company or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

10.6  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without regard to any conflict of laws rules thereof that might indicate the application of the laws of any other jurisdiction.

10.7  Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. This Agreement is not assignable by any party without the prior written consent of the other parties, except that Alden and the Investor shall be permitted to assign, in their sole discretion, any or all of their respective rights, interests or obligations under this Agreement to any Affiliate thereof, but no such assignment shall relieve Alden or the Investor of its obligations hereunder.

10.8  Usage.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.” Any capitalized term used in any Exhibit or Annex but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and the phrase shall not mean simply “if”. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

10.9  Articles and Sections.  All references herein to Articles and Sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. The table of contents, index of defined terms and Article and Section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.10  Interpretation.  The Parties acknowledge and agree that (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties, regardless of which Party was generally responsible for the preparation of this Agreement. Any statute, regulation, or other law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such statute, regulation or other law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a person also refer to its predecessors and permitted successors and assigns.

10.11  Severability of Provisions.  If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable (a) the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and (b) the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible.

10.12  Counterparts.  This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the Parties hereto.

10.13  No Personal Liability.  This Agreement (and each agreement, certificate and instrument delivered pursuant hereto) shall not create or be deemed to create or permit any personal liability or obligation on the part of any officer, director, employee, agent, representative or investor of any Party.

10.14  No Third Party Beneficiaries.  No provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the Parties.

10.15  Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Any claim arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any Federal court in the State of New York or if jurisdiction is not available in such court, any court sitting in New York County, New York, and each Party agrees not to assert, by way of motion, as a defense or otherwise, in any such claim, that it is not subject personally to the jurisdiction of such court, that the claim is brought in an inconvenient forum, that the venue of the claim is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such claim.

Any and all service of process and any other notice in any such claim shall be effective against any Party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such Party as herein provided. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY.

(c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN SECTION 10.15(b), (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS IN SECTION 10.15(b) AND THIS SECTION 10.15(c).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ALDEN GLOBAL DISTRESSED OPPORTUNITIES MASTER FUND, L.P.
(solely with respect to Sections 2.3, 5.2, 5.3, 5.4,
5.5 and 5.8, and Article IV, Article IX and Article X)

By:	/s/ Jim Plohg

Name:	Jim Plohg

Title:	Authorized Signatory

ALDEN GLOBAL VALUE RECOVERY MASTER FUND, L.P. (solely with respect to Sections 2.3, 5.2, 5.3, 5.4, 5.5 and 5.8 and Article IV, Article IX and Article X)

By:	/s/ Jim Plohg

Name:	Jim Plohg

Title:	Authorized Signatory

ALDEN MEDIA HOLDINGS, LLC

By:	/s/ Jim Plohg
Name:  Jim Plohg

Title:	Vice President

JS ACQUISITION, LLC

By:	/s/ Jeffrey H. Smulyan

Name:	Jeffrey H. Smulyan

Title:	Manager

JEFFREY M. SMULYAN
(solely with respect to Sections 2.3, 5.1, 5.2, 5.3,
5.4, 5.5 and 5.8 and Article X)

/s/  Jeffrey H. Smulyan

[Signature Page to the Securities Purchase Agreement]

ANNEX 5.4(a)

INVESTOR ECC SHARES

	ECC Class A	ECC Preferred
	Common Stock	Stock

Alden Global Distressed Opportunities Master Fund, L.P.	1,406,500	1,162,737

(1)	Alden and its Affiliates disclaim any beneficial ownership in securities that may be referenced in cash-settled equity swap contracts or that may be held from time to time by any counterparties to the contracts.

‘‘Investor ECC Shares” shall not include any Controlling Stockholder ECC Shares as set forth on Annex 5.4(b), which Alden and its Affiliates may be deemed to beneficially own

Annex 5.4(a) — Page 1

ANNEX 5.4(b)

CONTROLLING STOCKHOLDER ECC SHARES

	ECC Class A	ECC Class B
	Common Stock	Common Stock

Jeffrey H. Smulyan	29,752.0745(1)	4,930,680(2)
The Smulyan Family Foundation	30,625(3)	0
Controlling Stockholder Options	97,565(4)	1,170,796(5)

(1)	Consists of (i) 5,877.0745 shares of ECC Class A Common Stock held in the Controlling Stockholder’s 401(k) Plan, (ii) 9,755 shares of ECC Class A Common Stock held by the Controlling Stockholder individually, (iii) 11,120 shares of ECC Class A Common Stock held by the Controlling Stockholder as trustee for his children and (iv) 3,000 shares of ECC Class A Common Stock held by the Controlling Stockholder as trustee for his niece.

(2)	Consists of 4,930,680 shares of ECC Class B Common Stock held by the Controlling Stockholder individually.

(3)	Consists of 30,625 shares of ECC Class A Common Stock held by The Smulyan Family Foundation, as to which the Controlling Stockholder shares voting and dispositive control.

(4)	Consists of options to purchase 97,565 shares of Class A Common Stock held by the Controlling Stockholder directly.

(5)	Consists of options to purchase 1,170,796 shares of Class B Common Stock held by the Controlling Stockholder directly.

‘‘Controlling Stockholder ECC Shares” shall not include any Investor ECC Shares as set forth on Annex 5.4(a), which the Controlling Stockholder and its Affiliates may be deemed to beneficially own.

Annex 5.4(b) — Page 1

ANNEX 10.1(b)

EXPENSES

BIA Capital Strategies, LLC	$0.5 million
Paul, Weiss, Rifkind, Wharton & Garrison LLP	$2.0 million[1]
Total	$2.5 million

1 Does not include Transaction Expenses incurred by the Controlling Stockholder in connection with the Transactions.

Annex 10.1(b) — Page 1

Appendix III

Form of Amended and Restated Operating Agreement

Appendix III

FORM OF AMENDED AND RESTATED OPERATING AGREEMENT

AMENDED AND RESTATED
OPERATING AGREEMENT
of
JS ACQUISITION, LLC
by and between
ALDEN MEDIA HOLDINGS, LLC,
JEFFREY H. SMULYAN,
JS ACQUISITION, LLC
and
CERTAIN OTHER PARTIES
Dated as of          , 2010

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE AFORESAID ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF AFORESAID ACT AND SUCH LAWS.

Page

ARTICLE I DEFINITIONS		III-1
1.1	Defined Terms	III-1

ARTICLE II THE COMPANY		III-10
2.1	Name	III-10
2.2	Term	III-10
2.3	Registered Agent and Registered Office	III-10
2.4	Purposes	III-10
2.5	Powers of the Company	III-10

ARTICLE III MANAGEMENT AND GOVERNANCE		III-10
3.1	Board of Directors	III-10
3.2	Composition of the Board	III-10
3.3	Meetings	III-11
3.4	Quorum; Voting	III-11
3.5	Matters Requiring Certain Approval	III-11
3.6	Compensation of Directors	III-13
3.7	Officers	III-13
3.8	ECC Governance	III-13
3.9	Action by Members	III-13

ARTICLE IV MEMBERS		III-13
4.1	Limitations	III-13
4.2	Liability	III-14
4.3	Priority	III-14
4.4	Additional Members	III-14
4.5	Non-Transferability of Rights and Obligations	III-14

ARTICLE V TAX, ACCOUNTING AND FINANCIAL INFORMATION		III-14
5.1	Fiscal Year	III-14
5.2	Accounting Method	III-14
5.3	Tax Returns	III-14
5.4	Inconsistent Positions	III-14
5.5	Books and Records	III-14
5.6	Financial Reports	III-15
5.7	Tax Matters Partner	III-15

ARTICLE VI OWNERSHIP INTERESTS; CAPITAL CONTRIBUTIONS		III-15
6.1	Common Interests; Series A Preferred Interests; Capital Contributions	III-15
6.2	Capital Accounts	III-16
6.3	Withdrawal of Contributions	III-16
6.4	No Interest	III-16

ARTICLE VII ALLOCATIONS		III-16
7.1	General	III-16
7.2	Other Allocation Provisions	III-17
7.3	Allocations for Income Tax Purposes	III-19

III-i

Page

ARTICLE VIII DISTRIBUTIONS		III-19
8.1	Distributions	III-19
8.2	Tax Withholding; Withholding Advances	III-19
8.3	Limitations on Distributions	III-20
8.4	Reserves	III-20
8.5	Distribution Demands	III-20
8.6	Distribution of ECC Shares	III-20

ARTICLE IX TRANSFER RESTRICTIONS; LIQUIDITY RIGHTS		III-21
9.1	General Restrictions on Transfers	III-21
9.2	Restrictions on Transfers by Members	III-22
9.3	Exceptions to Transfer Restrictions	III-22
9.4	Tag-Along Rights	III-22
9.5	Drag-Along Rights	III-23
9.6	Right of First Offer	III-24
9.7	Buy/Sell Agreement	III-25
9.8	Put and Call Rights	III-28
9.9	Ownership Restrictions	III-30

ARTICLE X ADDITIONAL MATTERS		III-32
10.1	Adjustment of Alden Percentage Interest	III-32
10.2	IPO; Registration Rights	III-33
10.3	Series A Redemption	III-34
10.4	Credit Agreement Refinancing and Refinancing Redemption	III-34
10.5	Exchanged ECC Shares	III-35
10.6	Subordinated Notes	III-35
10.7	Key-Man Policy	III-35
10.8	Member Loans	III-35

ARTICLE XI INDEMNIFICATION		III-36
11.1	Indemnification by the Company	III-36
11.2	Survival	III-37

ARTICLE XII DISSOLUTION AND TERMINATION		III-37
12.1	Withdrawal of Members	III-37
12.2	Dissolution of Company	III-37
12.3	Distribution in Liquidation	III-38
12.4	Final Reports	III-39
12.5	Rights of Members	III-39
12.6	Deficit Restoration	III-39
12.7	Termination	III-39

ARTICLE XIII CONFIDENTIALITY; PUBLICITY		III-39
13.1	Confidentiality; Publicity	III-39

ARTICLE XIV MISCELLANEOUS		III-40
14.1	Further Instruments	III-40
14.2	Notices	III-40

III-ii

Page

14.3	Entire Agreement	III-40
14.4	Amendment and Wavier	III-41
14.5	Governing Law	III-41
14.6	Binding Effect; Assignment	III-41
14.7	Usage	III-41
14.8	Articles and Sections	III-41
14.9	Interpretation	III-41
14.10	Severability of Provisions	III-41
14.11	Counterparts	III-42
14.12	No Personal Liability	III-42
14.13	No Third Party Beneficiaries	III-42
14.14	Consent to Jurisdiction; Service of Process; Waiver of Jury Trial	III-42

Annexes
Annex 3.5(g)	A-Affiliate Arrangements
Annex 6.1(c)	A-Ownership Interests
Annex 6.2(d)	A-Capital Accounts
Annex 9.7(g)	A-Buy/Sell Financing
Annex 9.8(f)	A-Put/Call Financing
Annex 14.2(c)	A-Other Member Notice
Exhibits
Exhibit A	A-Form of Junior Subordinated Notes Indenture
Exhibit B	A-Form of Seller Note
Exhibit C	A-Form of Senior Subordinated Notes Indenture

III-iii

AMENDED AND RESTATED
OPERATING AGREEMENT
OF JS ACQUISITION, LLC

Amended and Restated Operating Agreement (this “Agreement”) of JS Acquisition, LLC, an Indiana limited liability company (the “Company”) , dated as of          , 2010, by and between Alden Media Holdings, LLC, a Delaware limited liability company (“Alden”), Jeffrey H. Smulyan, an individual (“Smulyan”) and the other parties designated as “Other Members” on the signature pages hereto (the “Other Members” and, together with Alden, Smulyan and any other Person who hereinafter becomes a party as a “Member” hereto, the “Members”), and the Company.

WHEREAS, the Company (a) was formed as a limited liability company on May 3, 2010 pursuant to and in accordance with the laws of the State of Indiana pursuant to the filing of articles of organization in the office of the Secretary of State of the State of Indiana and (b) adopted the Operating Agreement of the Company, dated as of May 6, 2010 (the “Initial Operating Agreement”), pursuant to which Smulyan owned all of the ownership interests in the Company;

WHEREAS, concurrently with the execution of this Agreement, the Company issued to Alden, and Alden purchased from the Company, (i) Series A Preferred Interests (as defined below) and (ii) Common Interests (as defined below) having a Percentage Interest (as defined below) as described on Annex 6.1(c) hereto, pursuant to the Securities Purchase Agreement, dated as of May 24, 2010, between Alden, the Company and, for purposes specified therein, Smulyan and the Other Members (the ‘‘Securities Purchase Agreement”);

WHEREAS, concurrently with the execution of this Agreement, the Other Members contributed to the Company shares of Class A Common Stock, par value $0.01 per share, of Emmis Communications Corporation, an Indiana corporation (“ECC”), and, in exchange for such contribution, the Company issued Common Interests to the Other Members having a Percentage Interest as described on Annex 6.1(c) hereto, pursuant to the Rollover Agreement, dated as of May 24, 2010, by and among the Company and the Other Members (the “Rollover Agreement”);

WHEREAS, after giving effect to such issuances, Smulyan shall own Common Interests having a Percentage Interest as described on Annex 6.1(c) hereto; and

WHEREAS, the Members and the Company desire to amend and restate in its entirety the Initial Operating Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements entered into herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1  Defined Terms.

(a) For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

“Alden Members” means Alden and any of its Permitted Transferees that own Ownership Interests.

“Applicable Federal Rate” means, as of such date, the applicable federal rate for short-term obligations as published by the Internal Revenue Service.

III-1

“Back-End Merger” means the merger of ECC and Mergerco whereby ECC shall be the surviving corporation thereof.

“Bankruptcy Code” means Title 11 of the United States Code.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by law to close.

“Capital Contribution” means, with respect to any Member, the amount of cash or the Fair Market Value of any assets contributed from time to time to the Company with respect to the Ownership Interests held by such Member pursuant to the provisions of this Agreement.

“Change of Control Event” shall mean (a) the death of Jeffrey H. Smulyan, (b) as a result of incapacity due to physical or mental illness, Jeffrey H. Smulyan having been absent from full-time performance of his duties as Chairman and Chief Executive Officer of the Company, ECC or Emmis Operating Company (or their respective successors following any restructuring thereof) for a period of six (6) consecutive months, (c) the termination of Jeffrey H. Smulyan’s employment with Emmis Operating Company (or to the extent Emmis Operating Company is no longer the primary operating entity with respect to the business of the Company and its Subsidiaries, such successor primary operating entity), or (d) any other material and adverse reduction (other than those described in clause (a), (b), or (c) or vacation in the ordinary course) in the position, duties and responsibilities of Jeffrey H. Smulyan with respect to the Emmis Operating Company (or to the extent Emmis Operating Company is no longer the primary operating entity with respect to the business of the Company and its Subsidiaries, such successor primary operating entity); provided, that, in the case of clause (d), any Member asserting that a Change of Control Event has occurred shall provide the Company notice thereof and the Company shall be entitled to a period of up to 10 Business Days to cure such alleged Change of Control.

“Code” means the Internal Revenue Code of 1986, as amended (including any successor code), and the rules and regulations promulgated thereunder.

“Common Interests” means Common Interests of the Company representing the right to participate in any Distribution pursuant to Section 8.1(a)(iv) in accordance with the Percentage Interest attributable to such Common Interests.

“Controlling Members” means the Smulyan Members or any other Member that owns Common Interests having an aggregate Percentage Interest in excess of 50%; provided that the Alden Members shall not become Controlling Members as a result of the Common Interests held by them (including under Section 10.1) prior to the seventh anniversary of the Effective Date or except as provided in the next sentence. For the avoidance of doubt, the Smulyan Members shall remain Controlling Members even if the collective Percentage Interests of the Common Interests held by them is not in excess of 50% and another Person (including the Alden Members) shall only be considered a Controlling Member if (i) the Smulyan Members transfer Common Interests to such Person such that such Person holds Common Interests having an aggregate Percentage Interest in excess of 50% (it being understood that any increases of the Alden Percentage Interest as a result of adjustments pursuant to Section 10.1 shall not be considered a transfer for such purpose) or (ii) after the seventh anniversary of the Effective Date, the Alden Members own Common Interests having an aggregate Percentage Interest in excess of 50%.

“Credit Agreement” means the Amended and Restated Revolving Credit and Term Loan Agreement by and among ECC, Emmis Operating Company and Bank of America, N.A., as administrative agent for itself and other Lenders, dated November 2, 2006, as amended through the date hereof.

“Distributed ECC Shares” means, with respect to any Preferred Proceeds, a number of ECC Non-Voting Shares, or fractions thereof, as equals (x) a fraction, the numerator of which is amount of such Preferred Proceeds and the denominator of which is the Fair Market Value of all issued and outstanding ECC Non-Voting Shares as determined by the Board multiplied by (y) the number of issued and outstanding ECC Non-Voting Shares at the time of such distribution; provided, that such number of

III-2

Distributed ECC Shares shall be adjusted as may be necessary to avoid any FCC or regulatory filings as would result upon their distribution to holders of Series A Preferred Interests.

“Distribution Letter” means that certain letter agreement, by and among ECC, the Company, Smulyan and Alden, dated as of May 24, 2010.

“ECC” means Emmis Communications Corporation, an Indiana corporation.

“Effective Date” means the date hereof.

“Emmis Operating Company” means Emmis Operating Company, an Indiana corporation and a wholly-owned Subsidiary of ECC.

“Exchanged ECC Shares” means, with respect to any Series A Preferred Interests to be exchanged pursuant to Section 10.5, a number of ECC Non-Voting Shares which, in the aggregate, have a Fair Market Value, after taking into account the issuances thereof, equal to the Liquidation Preference of such Series A Preferred Interests to be exchanged.

“Exchanged Preferred Unrecovered Capital” means the Preferred Unrecovered Capital attributable to any Series A Preferred Interests exchanged for Exchanged ECC Shares.

“Fair Market Value” of any asset of the Company as of any date means the fair market value of such asset as of such date, with the fair market value of the type of assets described below being determined as follows:

(a) Securities listed on one or more of the New York Stock Exchange or the American Stock Exchange (each a “National Securities Exchange”) shall be valued at their last reported sales prices on the date of determination (or if the date of determination is not a Business Day, on the last Business Day immediately prior to such date of determination). If no such sales of such Securities occurred on such date, such Securities shall be valued at the mean of the last “bid” and “ask” prices on the date of determination on the National Securities Exchange which has the highest average daily volume for such Security over the last 60 days on or prior to the date of determination (or, if the date of determination is not a date upon which such National Securities Exchange was open for trading, on the last prior date on which such National Securities Exchange was so open);

(b) Securities which are not listed on a National Securities Exchange shall be valued at a price equal to (i) in the case of Securities designated as a National Market System Security under Rule 11Aa2-1 of the Securities Exchange Act of 1934, as amended, and traded on the NASDAQ, its last sales price on the date of determination on the NASDAQ (or, if the date of determination is not a date upon which the NASDAQ is open for trading, on the last prior date on which the NASDAQ was so open), or (ii) in the case of other Securities, the mean of the last “bid” and “ask” prices on the date of determination as reported by the NASDAQ or as reported in the “pink sheets” published by the National Daily Quotation Service; and

(c) Any investment that cannot be reliably valued using the principles set forth above (a “Fair Value Instrument”) will be marked at its fair value, based upon an estimate made by the Board, using what the Board believes, in its discretion, to be appropriate techniques consistent with market practices for the relevant type of investment fair valuation in this context depends on the facts and circumstances of the particular investment, including but not limited to prevailing market and other relevant conditions, and refers to the amount for which a financial instrument could be exchanged between knowledgeable, willing parties in an arm’s length transaction. Fair value is not the amount that an entity would receive or pay in a forced transaction or involuntary liquidation.

The process used to estimate a fair value for an investment may include a single technique or, where appropriate, multiple valuation techniques, and may include, without limitation and in the discretion of the Board, the consideration of one or more of the following factors, to the extent relevant: (i) broker/dealer quotations, (ii) the cost of the investment, (iii) a review of comparable sales (if any), (iv) a discounted cash flow analysis, (v) an analysis of cash flow multiples, (vi) a

III-3

review of third-party appraisals, (vii) other material developments in the investment and (viii) other factors. For each Fair Value Instrument, the Board will endeavor to obtain quotes from broker-dealers that are market makers in the related asset class or lending agents and/or pricing services.

With respect to any Fair Value Instruments valued by the Board, not less than two times per year, an independent third-party valuation service shall be engaged to review, analyze and approve any fair valuations.

This paragraph (c) will not apply to (i) any determination of the value of the Company or any Ownership Interests in the Company or (ii) any determination of the Fair Market Value of any ECC Non-Voting Shares, as to which the fair market value shall be determined upon a reasonable basis and in good faith by the Board.

Any determination of the Fair Market Value or of the fair market value of an asset of the Company made in good faith by the Board in accordance with the above shall be binding on the Members for all purposes of this Agreement.

“Family Member” means, with respect to a Person, a member of such Person’s immediate family, which shall include his spouse, siblings, children or grandchildren.

“FCC” means the Federal Communications Commission.

“Junior Subordinated Notes” means 15% Junior Subordinated Notes due 2017 of ECC, to be issued pursuant to an Indenture in the form set forth on Exhibit A attached hereto, which will be executed prior to the issuance of such Notes pursuant to the Distribution Letter.

“Liquidation Preference” means, with respect to any Series A Preferred Interests as of any such date, the amount distributable with respect to such Series A Preferred Interests pursuant to Sections 8.1(a)(i) and 8.1(a)(ii) (after taking into account any amounts previously distributed with respect to the Series A Preferred Interests pursuant thereto).

“Member Recourse Deduction” with respect to a Fiscal Year means a Company loss or deduction with respect to such Fiscal Year that is attributable (under Code Section 704(b) and the Treasury Regulations thereunder) to a Company liability that is recourse for purposes of Treasury Regulations § 1.752-1(a)(1).

“Net Income” and “Net Loss”, respectively, for any period means the net income or loss of the Company for such period as determined in accordance with the method of accounting followed by the Company for Federal income tax purposes, including, for all purposes, any income exempt from tax and any expenditures of the Company that are described in Code Section 705(a)(2)(B); provided, however, that in determining Net Income and Net Loss and every item entering into the computation thereof, solely for the purpose of adjusting the Capital Accounts of the Members (and not for tax purposes), (i) any income, gain, loss or deduction attributable to the taxable disposition of any Company asset shall be computed as if the adjusted basis of such Company asset on the date of such disposition equaled its book value as of such date, (ii) if any Company asset is distributed in-kind to a Member, the difference between its Fair Market Value and its book value at the time of such distribution shall be treated as gain or loss, and (iii) any depreciation, cost recovery and amortization as to any Company asset shall be computed by assuming that the adjusted basis of such Company asset equaled its book value determined under the methodology described in Regulation § 1.704-l(b)(2)(iv)(g)(3); and provided, further, that any item (computed with the adjustments in the preceding proviso) allocated under Section 7.2 shall be excluded from the computation of Net Income and Net Loss.

“Non-Controlling Members” means each of the Members other than the Controlling Members.

“Ownership Interests” means Series A Preferred Interests, Common Interests and any other class or series of ownership interests of the Company hereafter created by the Company.

“Ownership Minimum” means, with respect to the Alden Members, (a) beneficial ownership of Common Interests representing a Percentage Interest of at least 10% or (b) beneficial ownership of

III-4

Series A Preferred Interests with an aggregate Preferred Unrecovered Capital in excess of $[     ].1

“Percentage Interest” means, with respect to any Member’s Common Interests, the percentage set forth next to such Member’s name on Annex 6.1(c) as may be amended from time to time to reflect new issuances, redemptions and transfers, and in any event consistent with Section 10.1.

“Permitted Transferee” means, with respect to a specified Person, (a) any Affiliate of such Person; (b) in the case of any Member who is an individual, to (x) any Family Member of such Member or (y) a trust, corporation, partnership or limited liability company, all of the beneficial interests in which shall be held by such Member and/or one or more Family Members of such Member; provided, however, that during the period that any such trust, corporation, partnership or limited liability company holds any right, title or interest in any Ownership Interests, no Person other than such Member and/or one or more Family Members of such Member may be or may become beneficiaries, stockholders, limited or general partners or members thereof (provided that, in the case of both (a) and (b), such Person is not a Restricted Transferee, and in the case of (b), such Person provides an irrevocable voting proxy to the transferring Member and such transferring Member votes such Securities in the same manner as such Member votes Securities beneficially owned by him); (c) in the case of any Smulyan Member or Other Member, any Smulyan Member or any Other Member; and (d) in the case of any Alden Member, any Person who is an ultimate beneficial owner of such Alden Member.

“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Preferred Return” means a preferred return on such Member’s Preferred Unrecovered Capital equal to: (a) from the Effective Date until the second anniversary of the Effective Date, 5% per annum, (b) from and after the second anniversary of the Effective Date, 15% per annum, in each case, accruing monthly and compounding on a quarterly basis.

“Preferred Unrecovered Capital” means, with respect to any Member, the total Capital Contributions made by such Member with respect to such Member’s Series A Preferred Interests, as reflected on Annex 6.1(c) as amended from time to time to reflect payments pursuant to Section 8.1(a)(ii), reduced by the total amount distributed to such Member pursuant to Section 8.1(a)(ii).

“Prime Rate” shall mean the prime rate (the base rate on corporate loans at large U.S. money center commercial banks) as published in the Money Rates section of the Wall Street Journal or other equivalent publication if the Wall Street Journal no longer publishes such information; provided, that if more one such prime rate is published on any given day, the lowest of such published rates shall be the Prime Rate for purposes of this Agreement.

“Pro Rata Portion” shall mean, with respect to the Common Interests held by any Selling Member or Non-Selling Member that delivered such written notice, a number equal to the product of (i) the Percentage Interest proposed to be sold to a purchaser as set forth in a Transfer Notice and (ii) a fraction, the numerator of which shall be the Percentage Interest beneficially owned by such Selling Member or Non-Selling Member, as applicable, and the denominator of which shall be the Percentage Interest beneficially owned by all (x) Selling Members, (y) all Non-Selling Members that delivered such written notices and (z) all other Persons who otherwise are transferring, or have the contractual or other right to transfer, Common Interests in such transaction.

“Primary Members” means (a) the Alden Members, for so long as the Alden Members maintain the Ownership Minimum, and (b) the Smulyan Members.

“Purchase Price” has the meaning set forth for such term in the Securities Purchase Agreement.

      1 Amount to equal 10% initial Preferred Unrecovered Capital with respect to Alden’s Series A Preferred Interests.

III-5

“Registration Rights Agreement” means the Registration Rights Agreement, by and between the Company, Alden and Smulyan, dated as of the date hereof.

“Qualifying IPO” shall mean an initial public offering of securities, or the last in a series of public offerings, of a Newco, the Company, ECC, Emmis Operating Company or any of their respective Affiliates (a) which is registered under the Securities Act in which the aggregate gross cash proceeds to the entity or entities making such offering (before underwriting discounts, commissions and fees) are at least $50,000,000 (b) and the securities subject to such offering are listed on a National Securities Exchange or approved for quotation on the National Association of Securities Dealers, Inc. automated quotation system, (c) upon which all Common Interests shall have been converted into or exchanged for the type of securities subject to such offering pursuant to Section 10.2 and (d) the underwriter thereof is among the top 10 underwriters in the most recent Thomson Reuters U.S. IPO League Table (or closest equivalent thereof if no longer in publication); provided that, the minimum threshold described in clause (a) shall not apply to any offering effected in order to satisfy: (x) the Company’s obligations under clause (i) or (ii) of Section 9.7(b) or clause (i) or (ii) of Section 9.7(c), in each case, that includes all of the Common Interests then owned by the Alden Members; or (y) the Company’s obligations under Section 9.8(a) or Section 9.8(b) that includes all of the Common Interests then owned by the Put/Call Members.

“Regulation” means a Treasury Regulation promulgated under the Code.

“Securities” means any foreign or domestic “securities,” as defined in Section 2(1) of the Securities Act of 1933, as amended, or Section 3(a)(10) of the Securities Exchange Act of 1934, as amended, and shall include common or preferred stocks, limited partnership interests, limited liability company or membership interests, investment contracts, certificates of deposit, trade acceptances and trade claims, convertible securities, fixed income securities, notes or other evidences of indebtedness of other Persons, warrants, rights, synthetic securities, put and call options on any of the foregoing, other options related thereto, interests or participations therein or any combination of any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Note” means a Seller Note issued by the Company or one or more of the Smulyan Members to one or more of the Alden Members, in the form set forth on Exhibit B attached hereto.

“Senior Subordinated Notes” means the 12% Senior Subordinated Notes due 2017 of ECC issued pursuant to an Indenture in the form attached hereto as Exhibit C.

“Series A Preferred Interests” means Series A Convertible Redeemable PIK Preferred Interests of the Company having the terms and conditions set forth herein.

“Smulyan Members” means Smulyan and any of his Permitted Transferees that own Ownership Interests.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such Person (or another Subsidiary of such Person) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest in such entity.

The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section

Acceptance Notice	9.6(c)
Accepting Party	9.6(d)
Accreted Percentage	10.1(c)(v)
Additional Percentages	10.1(c)(v)

III-6

Term	Section

Adjusted Capital Account	7.2(b)
Agreement	Preamble
Alden	Preamble
Alden Common Interests	9.7(a)
Alden Common Percentage	10.1(c)(i)
Alden Common Rights	9.7(a)
Alden Directors	3.2(a)
Alden Future Rights	9.7(a)
Alden Offer	9.7(a)
Alden Percentage Interest	10.1(a)
Appraised Price	10.7
Attribution Rules	9.9(g)
Board	3.1
Buy/Sell Financing Period	9.7(g)
Buy/Sell Offer	9.7(a)
Buy/Sell Ratio	9.7(b)
Call Notice	9.8(a)
Call Sale	9.8(a)
Capital Account	6.2(a)
CEO	3.7(a)
Claim Notice	11.1(b)
Common Interest Issuances	10.1(c)(ii)
Common Interest Repurchase	10.1(c)(iii)
Communications Laws	9.9(a)
Company	Preamble
Credit Agreement Refinancing	10.4(a)
Deal Fee	10.4(c)
Director	3.1
Distribution	8.1(a)
Drag-Along Notice	9.5(a)
Drag-Along Sale	9.5(a)
ECC	Recitals
ECC Distribution	8.6
ECC Distribution Notice	8.6
ECC Non-Voting Shares	3.8
ECC Share Demand	8.6
ECC Voting Shares	3.8
Fiscal Year	5.1
Foreign Ownership Rules	9.9(a)
Full Price	10.1(c)(v)
HSR Act	9.4(c)
HSR Act	Recitals
Indemnitee	11.1(a)
Independent Appraiser	9.8(c)

III-7

Term	Section

Indiana Act	2.3
Initial Operating Agreement	Recitals
Initial Percentage	10.1(c)(iv)
Insurance Proceeds	10.7
Key-Man Policy	10.7
Liquidator	12.2(b)
Losses	11.1(a)
Media Company	9.9(g)
Member Loans	10.8(a)
Members	Preamble
Minority Common Interests	9.8(a)
Multiple Ownership Rules	9.9(g)
Negotiation Period	9.8(c)
Newco	10.2(a)
Non-Selling Member	9.4(a)
Offer	9.6(a)
Offer Notice	9.6(a)
Offer Percentage	9.7(a)
Offer Period	9.6(b)
Offer Price	9.6(a)
Offeree Holder	9.7(a)
Offering Holder	9.7(a)
Officers	3.7(a)
Operative Agreements	13.1
Other Members	Preamble
Party Appraiser	9.8(c)
Per Share Cash Value	8.6
Per Share Exchange Value	10.5
Preferred Proceeds	8.6
Put Notice	9.8(b)
Put Sale	9.8(b)
Put/Call Financing Period	9.8(f)
Put/Call Members	9.8(a)
Put/Call Party	9.8(c)
Put/Call Price	9.8(c)
Put/Call Sale	9.8(b)
Recipient	13.1
Redemption Note	9.9(c)(iii)
Refinancing Redemption	10.4(a)
Restricted Transferee	9.9(a)
Rollover Agreement	Recitals
Securities Purchase Agreement	Recitals
Selling Members	9.4(a)
Series A Redemption	10.3

III-8

Term	Section

Smulyan	Preamble
Smulyan Directors	3.2(a)
Smulyan Offer	9.7(a)
Tag-Along Sale	9.4(a)
Tax Matters Partner	5.7
Taxable Members	7.2(g)
transfer	9.1(a)
Transfer Consideration	9.6(b)
Transfer Notice	9.4(a)
Transfer Period	9.6(g)
Transfer Securities	9.6(a)
Unit Price	9.7(a)
Violation	9.9(c)
Withholding Advances	8.2(b)

III-9

ARTICLE II

THE COMPANY

2.1  Name.  The name of the Company shall be JS Acquisition, LLC. The Board may change the name of the Company at any time.

2.2  Term.  The Company shall have perpetual existence unless sooner dissolved and its affairs wound up as provided in Article XII.

2.3  Registered Agent and Registered Office.  The name of the registered agent of the Company for service of process on the Company in the State of Indiana shall be Taft Stettinius & Hollister LLP, and the address of such registered agent and the address of the registered office of the Company in the State of Indiana shall be: Taft Stettinius & Hollister LLP, One Indiana Square, Suite 3500, Indianapolis, IN 46204, Att: James A. Strain. Such office and such agent may be changed to such place within the State of Indiana and any successor registered agent, respectively, as may be determined from time to time by the Board in accordance with the Indiana Business Flexibility Act, as amended from time to time (the “Indiana Act”).

2.4  Purposes.  The Company has been formed for the object and purpose of engaging in any lawful act or activity for which a limited liability company may be organized under the Indiana Act.

2.5  Powers of the Company.  The Company shall have the power and authority to take any and all actions necessary, appropriate or advisable to or for the furtherance of the purposes set forth in Section 2.4.

ARTICLE III

MANAGEMENT AND GOVERNANCE

3.1  Board of Directors.  Except as expressly provided in Section 3.5, otherwise in this Agreement or the Indiana Act, the business and affairs of the Company shall be managed, operated and controlled by the board of directors of the Company (the “Board”) in accordance with the terms of this Agreement, no Members shall have management authority or rights over the Company and the Board shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein. Without limiting the generality of the foregoing, the Board shall have all the rights and powers that may be possessed by a manager under the Indiana Act and each director of the Board (a “Director”) shall constitute a “manager” of the Company, as defined in the Indiana Act. No individual Director in his or her capacity as such shall have the authority to act for or on behalf of the Company, to do any act that would be legally binding on the Company or to incur any obligations or liabilities for or on behalf of the Company unless expressly authorized to do so by the Board or by this Agreement.

3.2  Composition of the Board.

(a) From and after the date hereof and so long as the Alden Members maintain the Ownership Minimum, (i) the number of Directors shall be fixed at seven, (ii) Alden shall be entitled to designate two of the seven Directors; provided, that if the Alden Members own Common Interests representing a Percentage Interest of 40%, Alden shall be entitled to designate three of the seven Directors and, on or after the seventh anniversary of the Effective Date, if the Alden Members become the Controlling Member, Alden shall be entitled to designate four of the seven Directors (any such Directors designated by Alden, the “Alden Directors”) and (iii) the Smulyan Members shall be entitled to designate all remaining Directors (the “Smulyan Directors”); provided, further, that, notwithstanding the foregoing, if the Alden Members are the Controlling Members, (x) (1) if the Smulyan Members own Common Interests representing a Percentage Interest of less than 40% but greater than or equal 10%, the Smulyan Members shall only be entitled to designate two directors and (2) if the Smulyan Members own Common Interests representing a Percentage Interest of less than 10%, the Smulyan Members shall not have any rights to designate any Director and (y) in the case of each of clause (1) or (2), Alden shall be entitled to designate the remaining Directors. The removal from the Board (with or without cause) of any Director designated by a Member shall be at such Member’s written request, and only upon such written request and under no other circumstances; provided, however that (i) each of Alden or the

III-10

Smulyan Members shall cause Directors to resign if necessary to effect the appropriate number of Directors as specified above and (ii) in the event of a Director’s conviction of, or entering into a guilty or nolo contendre plea to, a felony involving (A) moral turpitude or (B) dishonesty, fraud, theft or embezzlement involving the Company, ECC or any of their Affiliates or Subsidiaries, such Director shall be removed by the Board, whether or not such Director is an Alden Director or Smulyan Director, and Alden and the Smulyan Members shall cause their respective designees on the Board to vote for such removal. In the event that a vacancy is created at any time upon the death, disability, retirement, resignation or removal (with or without cause) of any Director designated by a Member, such Member shall be entitled to designate the replacement for such Director.

(b) So long as the Alden Members maintain the Ownership Minimum, at least one Alden Director shall be a member of every committee of the Board.

(c) From and after the date that the Alden Members no longer maintain the Ownership Minimum, Alden shall not have any rights to designate any Director.

(d) The initial Smulyan Directors shall be Jeffrey H. Smulyan, Gary Kaseff, Richard Leventhal, Patrick Walsh and Greg Nathanson and the initial Alden Directors shall be Heath Freeman and Joe Fuchs. Jeffrey H. Smulyan shall be the initial Chairman of the Board.

3.3  Meetings.

(a) The Board shall hold regular meetings, which shall be held on such dates and at such times and places as may be designated from time to time by the Board. No notice of regular meetings of the Board shall be required, unless the dates, times or places of such meetings have been changed, in which case notice of any such meeting shall be given as if it were a special meeting.

(b) A special meeting of the Board may be called upon the request of any Director. Written notice of a special meeting of the Board shall be sent or otherwise given to each Director not less than twenty-four hours before the time and date of the meeting. The notice shall specify the place, date and hour of the meeting and the general nature of the business to be transacted. No other business may be transacted at a special meeting other than such business as specified in the notice of such special meeting.

(c) Any Director may be represented at a meeting of the Board by another Director by proxy, which proxy must be notified to the Board by letter or facsimile, signed by the Director giving the proxy, addressed to the Board and delivered prior to the commencement of the meeting or may participate by telephone conference call.

3.4  Quorum; Voting.  A quorum of the Board will consist of Directors representing at least a majority of all votes of the Directors entitled to be cast as of such time (including any votes which are not represented at such meeting in person or by proxy). On all matters submitted to the Board for approval, each Director shall be entitled to cast one vote. Subject to Section 3.5, all actions of the Board shall require the approval of Directors representing at least a majority of all votes entitled to be cast as of such time (including any votes which are not represented at such meeting in person or by proxy or have not consented to such action), which approval shall require (x) the affirmative vote of Directors represented in person or by proxy at a meeting of the Board at which a quorum is present or (y) the unanimous written consent of Directors.

3.5  Matters Requiring Certain Approval.  In addition to the approval of the Board in accordance with Section 3.4, for so long as the Alden Members maintain the Ownership Minimum, the Company shall not, without the affirmative vote or written consent of at least one Alden Director and at least one Smulyan Director, undertake any of the following:

(a) any merger or sale of all or substantially all assets of the Company, ECC or Emmis Operating Company;

(b) any liquidation or dissolution of the Company, ECC or Emmis Operating Company (including a dissolution of the Company pursuant to Article XII);

III-11

(c) any incurrence of indebtedness by the Company, ECC or any Subsidiary of ECC, the issuance of Ownership Interests by the Company or the issuance of equity securities by ECC or any Subsidiary of ECC, other than (x) indebtedness under or permitted by the Credit Agreement (excluding Sections 10.1(e), (f) and (k) thereof), the Junior Subordinated Notes issued to the Alden Members and the Senior Subordinated Notes issued on or before the date of the Back-End Merger or any indebtedness incurred or Ownership Interests or equity securities issued to repay, redeem, exchange, refinance or amend the Credit Agreement, such Junior Subordinated Notes, such Senior Subordinated Notes or the Series A Preferred Interests or Common Interests; provided such incurrence or refinancing is for an amount which does not result in aggregate indebtedness in excess of the amount existing or permitted to be incurred (other than pursuant to excluding Sections 10.1(e), (f) and (k) of the Credit Agreement) immediately prior to such incurrence or refinancing plus the amount used to redeem any such Junior Subordinated Notes, such Senior Subordinated Notes, Series A Preferred Interests or Common Interests; or (y) any issuance of Ownership Interests under a management incentive plan;

(d) any amendment to this Agreement, the Articles of Organization of the Company or the Articles of Incorporation or Bylaws of ECC;

(e) until such time as the Alden Members no longer own any Series A Preferred Interests or Junior Subordinated Notes or have the right to acquire Junior Subordinated Notes pursuant to the Distribution Letter, any payment of distributions by the Company (except pursuant to Section 8.6);

(f) any commencement of any proceedings in bankruptcy with respect to the Company, ECC or any Subsidiary of ECC;

(g) any transaction with an Affiliate of the Company (other than existing arrangements set forth on Annex 3.5(g), amendments and replacements of those arrangements, any transactions with ECC or it Subsidiaries);

(h) any redemption or repurchase of (x) Ownership Interests (including pursuant to Section 9.6), except pursuant to Section 9.7, 9.8, 10.3 or 10.5 or (y) equity interests of ECC;

(i) any acquisition by the Company, ECC or their Subsidiaries of assets or businesses (other than general operating expenses and capital expenditures intended to maintain the business of the Company as it exists as of the date hereof), in one or a series of related transactions (x) for an aggregate price in excess of $5 million in each instance or (y) of any interest in a Media Company that (A) conflicts with the interests of any of the Alden Members in violation of the Multiple Ownership Rules or (B) precludes or impedes a prospective acquisition by any of the Alden Members by reason of a potential violation of the Multiple Ownership Rules;

(j) any sale of assets of the Company, ECC or their Subsidiaries other than a sale of assets (x) in the ordinary course of business or (y) permitted under the Credit Agreement and applied in accordance with the terms thereof in which the net cash proceeds thereof are used to repay, redeem, exchange, refinance or amend indebtedness under the Credit Agreement, the Series A Preferred, the Junior Subordinated Notes or the Senior Subordinated Notes;

(k) any creation or suffering to exist of any lien or other security interest on, or option or other similar right with respect to, any of the common stock of ECC or any of its Subsidiaries, except, with respect to such Subsidiaries, (i) for such liens as may exist on the date hereof pursuant to, or otherwise required or permitted by, the Credit Agreement (excluding Section 10.2(1)(xii) thereof), or (ii) liens in connection with any indebtedness incurred to repay, redeem, exchange or refinance the Credit Agreement, any Junior Subordinated Notes, Senior Subordinated Notes, the Series A Preferred Interests or Common Interests; and

(l) any activity which would pose a material risk, in the reasonable judgment of an Alden Director, that the Company may be treated, for U.S. federal income tax purposes, as engaged in a trade or business.

III-12

3.6  Compensation of Directors.  None of the Directors shall receive any compensation for their services but shall be reimbursed by the Company for their reasonable out-of-pocket costs and expenses incurred in the course of their service hereunder in accordance with policies determined from time to time by the Board.

3.7  Officers.

(a) Except as expressly provided in this Agreement, the Board shall be entitled to appoint agents or employees, with such titles as the Board may select, as officers of the Company (“Officers”) to act on behalf of the Company, with such power and authority the Board may delegate from time to time to any such Person consistent with Sections 3.1 and 3.6. The Officers shall be one Chief Executive Officer (“CEO”), the other Officers identified in Section 3.8(c), and any such other Officers as the Board may at any time or from time to time determine.

(b)  Resignation; Removal; Vacancies.  Each Officer shall hold office until his or her successor is appointed by the Board or until his or her death, disability, retirement, resignation or removal (with or without cause) by the Board. If the office of any Officer becomes vacant for any reason, the vacancy may be filled by the Board.

(c)  Initial Officers.  The initial Officers shall be:

Name	Title

Jeffrey H. Smulyan	Chairman of the Board, President and Chief Executive Officer
J. Scott Enright	Executive Vice President, General Counsel and Secretary
Patrick M. Walsh	Executive Vice President, Chief Financial Officer and Chief Operating Officer
Ryan A. Hornaday	Senior Vice President — Finance and Treasurer

3.8  ECC Governance.  Upon the consummation of the Back-End Merger,(a)(i) Smulyan shall own 10 shares of Class B Common Stock, par value $0.01 per share, of ECC (“ECC Voting Shares”) and (ii) the Company shall own 1,000,000 shares of Class A Non-Voting Stock, par value $0.01 per share, of ECC (“ECC Non-Voting Shares”) which represent all of the issued and outstanding shares of ECC; and(b) and Smulyan and the Company shall cause(x) the Articles of Incorporation and Bylaws of ECC and Emmis Operating Company to be amended such that the matters set forth in Article III shall apply, mutatis mutandis, to ECC and Emmis Operating Company. If at any time the Smulyan Members are no longer the Controlling Members, Smulyan shall, upon request, transfer all ECC Voting Shares to the Member holding a majority of the Common Interests then held by the Controlling Members for consideration of $1.00 (one dollar). No Member shall transfer any ECC Voting Shares except for transfers in accordance with the prior sentence or transfers to such Member’s Permitted Transferees.

3.9  Action by Members.  Any action or decision permitted to be taken by the Controlling Members or the Smulyan Members shall require the consent of the majority of the Common Interests then held by the Controlling Members or Smulyan Members, respectively, as measured by Percentage Interest.

ARTICLE IV

MEMBERS

4.1  Limitations.  Other than as set forth in this Agreement, the Members (other than any Members that are also members of the Board, in their capacity as such) shall not participate in the management or control of the Company’s business nor shall they transact any business for the Company, nor shall they have the power to act for or bind the Company, said powers being vested solely and exclusively in the Board.

III-13

4.2  Liability.  Subject to the provisions of the Act, no Member shall be liable for the repayment, satisfaction or discharge of any Company debts, obligations or liabilities, whether arising in contract, tort or otherwise, and such debts, obligations or liabilities shall be solely the debts, obligations or liabilities of the Company. No Member shall be personally liable for the return of any portion of the Capital Contributions (or any return thereon) of any other Member.

4.3  Priority.  Except as otherwise provided in this Agreement, no Member shall have priority over any other Member as to Company allocations or distributions.

4.4  Additional Members.  Subject to Section 3.5(c), additional Members may be added to and be bound by and receive the benefits afforded by this Agreement upon the signing and delivery of a counterpart of this Agreement by the Company and the acceptance thereof by such additional Members and, to the extent permitted by Section 14.4, amendments may be effected to this Agreement reflecting such rights and obligations, consistent with the terms of this Agreement, as the Members may agree. To the extent permitted by Section 3.5(c), the Board shall be permitted to issue Ownership Interests at any time and admit the recipients thereof as Members and parties to this Agreement.

4.5  Non-Transferability of Rights and Obligations.  Except as set forth in Section 9.8(b), the respective rights and obligations under Article III and Sections 9.7 and 9.8 of the Smulyan Members and the Alden Members are personal to the Smulyan Members and the Alden Members and shall not be exercised by any transferee that is not also a Smulyan Member or Alden Member, as applicable.

ARTICLE V

TAX, ACCOUNTING AND FINANCIAL INFORMATION

5.1  Fiscal Year.  The fiscal year of the Company (the “Fiscal Year”) for financial statement purposes shall end on the last day of February of each year. The fiscal year of the Company shall end on the 31st day of December of each year for income tax purposes.

5.2  Accounting Method.  For financial reporting purposes, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Company transactions.

5.3  Tax Returns.  The Company shall timely cause to be prepared all federal, state, local and foreign tax returns (including information returns) of the Company and its Subsidiaries, which may be required by a jurisdiction in which the Company and its Subsidiaries operate or conduct business for each year or period for which such returns are required to be filed and shall cause such returns to be timely filed. Within ninety days after the end of each fiscal year, the Board shall cause the Company to furnish to each Member any information that such Member may reasonably require for the preparation of its Federal and state income tax returns.

5.4  Inconsistent Positions.  No Member shall take a position on its income tax return with respect to any item of Company income, gain, deduction, loss or credit that is different from the position taken on the Company’s income tax return with respect to such item without providing prior written notice to the Company describing the inconsistent position.

5.5  Books and Records.  The Company shall maintain, or cause to be maintained, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the ownership and operation of the property of the Company. Such books and records of account shall be prepared and maintained at the principal place of business of the Company or such other place or places as may from time to time be determined by the Company. Each Primary Member or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at the Company’s office during reasonable business hours. A reasonable charge for copying books and records may be charged by the Company.

III-14

5.6  Financial Reports.

(a) The Company shall deliver to each Member, promptly upon becoming available, copies of the following:

(i) on a monthly basis, and no later than ten days following the end of the previously concluded month, internal financial statements of the Company and its Subsidiaries for the previously concluded month;

(ii) on an annual basis, and no later than 75 days following the end of the previously completed fiscal year, audited consolidated balance sheet and statements of income and cash flows of the Company and its Subsidiaries for the previously concluded fiscal year, which statements shall have been audited by a nationally recognized independent accounting firm; and

(iii) on an annual basis and prior to the completion of each fiscal year, an annual budget for the Company and its Subsidiaries, for at least the immediately succeeding fiscal year, and quarterly updates to such budget prior to the completion of each of the first three fiscal quarters of each fiscal year.

5.7  Tax Matters Partner.  For purposes of Code Section 6231(a)(7), the “Tax Matters Partner” shall be the Member which, together with its Affiliates, holds a majority of the Common Interests held by the Controlling Members. As between any such Member and its Affiliates, the Tax Matters Partner shall be the Member which holds the largest Percentage Interest. If no Member holds a majority of the Common Interests (together with its Affiliates), the Tax Matters Partner shall be a Member appointed by the Board that is permitted to serve in such role pursuant to the Treasury Regulations promulgated under Code Section 6231. The Tax Matters Partner is specifically directed and authorized to take whatever steps may be necessary or desirable to perfect such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under the Code. The Tax Matters Partner shall keep the Members informed of any material inquiry, examination or proceeding, including, without limitation, notifying Members of the beginning and completion of an administrative proceeding involving the Company promptly upon such notice being received by the Tax Matters Partner.

ARTICLE VI

OWNERSHIP INTERESTS; CAPITAL CONTRIBUTIONS

6.1  Common Interests; Series A Preferred Interests; Capital Contributions.

(a) The membership interests of the Company shall be represented by Common Interests and Series A Preferred Interests.

(b) The Common Interests and Series A Preferred Interests that may be issued by the Company shall be unlimited.

(c) Annex 6.1(c) sets forth, with respect to each Member, as of the date hereof, (i) the Percentage Interest represented by the Common Interests owned by such Member and (ii) the aggregate Capital Contributions made in respect of, and the Preferred Unrecovered Capital balance for, the Series A Preferred Interests owned by such Member. The Company shall amend Annex 6.1(c) from time to time to reflect any modifications to such Ownership Interests as contemplated hereby, including to reflect any issuances or purchases of Ownership Interests by the Company to the extent permitted hereunder. Notwithstanding anything herein to the contrary, the issuance or repurchase of Ownership Interests under any management incentive plan adopted by the Board shall only modify the Ownership Interests and Percentage Interests of Members other than Alden Members, and shall not modify the Percentage Interest of any Alden Member.

(d) No Member or other holder of any Ownership Interest shall be required to make any additional Capital Contribution to the Company except to the extent or as required by law.

III-15

(e) For the avoidance of doubt, a Series A Preferred Interest shall be considered to have been redeemed and no longer outstanding, without any further action of any party, immediately upon the delivery to the holder thereof of the Liquidation Preference in respect of such Series A Preferred Interest by the Company.

6.2  Capital Accounts.

(a) A separate capital account (a “Capital Account”) shall be established and maintained for each Member. A Member’s Capital Account shall be credited with the amount of such Member’s Capital Contributions (net of all liabilities assumed or taken subject to) and such Member’s allocated share of Net Income and other items of income and gain. A Member’s Capital Account shall be reduced by the amount of any cash distributions by the Company to such Member and the fair market value (net of all liabilities assumed or taken subject to) of all property distributed in kind to such Member and such Member’s allocated share of Net Loss and other items of loss and deduction. No Member shall be obligated to restore by way of Capital Contribution or otherwise any deficit in, or negative balance of, its Capital Account.

(b) A transferee of any Member’s Ownership Interests or portion thereof shall succeed to the Capital Account balance associated with the Ownership Interests or portion thereof so transferred.

(c) The Capital Account balance of each Member and the book value of all Company property shall be adjusted in accordance with the rules set forth in Regulation § 1.704-1(b)(2)(iv)(f) to reflect the Member’s allocable share (as determined under Article VII) of the items of Net Income or Net Loss that would be realized by the Company if it sold all of its property at its fair market value (taking Code Section 7701(g) into account) on (i) the date of the acquisition of any additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the date of the distribution of more than a de minimis amount of Company assets to a Member; or (iii) any other date specified in the Regulations or as otherwise determined by the Board; provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Board, in its sole and absolute discretion, determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members Notwithstanding anything to the contrary herein, the Company shall, at the request of Alden, make the adjustments described in this Section 6.2(b) at the time of any distribution pursuant to Section 8.6 or Section 10.5.

(d) Annex 6.2(d) sets forth, with respect to each Member, as of the date hereof, each Member’s Capital Account. The Company shall amend Annex 6.2(d) from time to time to reflect any modifications to such Capital Account as contemplated hereby.2

6.3  Withdrawal of Contributions.  No Member shall be entitled to withdraw any Capital Contributions or sums from its Capital Account or to receive any distributions from the Company except as expressly provided in this Agreement. No Member shall have the right to demand property for its Ownership Interest or to receive property other than cash for its Ownership Interests.

6.4  No Interest.  Except as otherwise expressly provided in this Agreement, no Member shall be entitled to receive any interest on their Capital Contributions.

ARTICLE VII

ALLOCATIONS

7.1  General.  The Members agree to treat the Company as a partnership and the Members as partners for Federal income tax purposes and shall file all tax returns accordingly. Except as provided in Section 7.2, Net Income or Net Loss, as the case may be, and each item of income, gain, loss and deduction entering into the computation thereof, for each Fiscal Year (or any other period that the Board deems appropriate) shall be allocated to the Members in a manner such that, after giving effect to the special allocations set forth in Section 7.2 and 7.3, the Capital Account balance of each Member, immediately after making such allocation,

      2 Initial Capital Account of Smulyan and the Other Members to be equal to the value of equity contributed to the Company based on $2.40 per share price of ECC Common Stock. Initial Capital Account of Alden to equal initial Preferred Unrecovered Capital.

III-16

is, as nearly as possible, equal to the distributions that would be made to such Member pursuant to Section 8.1, if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their book value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the book value of the assets securing such liability), and the net assets of the Company were distributed, in accordance with Section 8.1 to the Members immediately after making such allocation, minus such Member’s share of partnership minimum gain and partner nonrecourse debt minimum gain, computed immediately prior to the hypothetical sale of assets.

7.2  Other Allocation Provisions.

(a) If there is a net decrease in “partnership minimum gain” (within the meaning of Regulation § 1.704-2(d)) for a Fiscal Year with respect to the Company, then there shall be allocated to each Member items of income and gain of the Company for that Fiscal Year equal to such Member’s share of the net decrease in partnership minimum gain (within the meaning of Regulation § 1.704-2(g)(2)), subject to the exceptions set forth in Regulation § 1.704-2(f)(2) and (3), and to any exceptions provided by the Commissioner of the Internal Revenue Service pursuant to Regulation § 1.704-2(f)(5), provided, that if the Company has any discretion as to an exception provided pursuant to Regulation § 1.704-2(f)(5), the Board may exercise reasonable discretion on behalf of the Company. The foregoing is intended to be a “minimum gain chargeback” provision as described in Regulation § 1.704-2(f) and shall be interpreted and applied in all respects in accordance with that Regulation.

If during a Fiscal Year there is a net decrease in partner nonrecourse debt minimum gain (as determined in accordance with Regulation § 1.704-2(i)(3)) with respect to the Company, then, in addition to the amounts, if any, allocated pursuant to the preceding paragraph, any Member with a share of that partner nonrecourse debt minimum gain (determined in accordance with Regulation § 1.704-2(i)(5)) as of the beginning of the Fiscal Year shall, subject to the exceptions set forth in Regulation § 1.704-2(i)(4), be allocated items of income and gain of such Fiscal Year for the Fiscal Year (and, if necessary, for succeeding years) equal to such Member’s share of the net decrease in the partner nonrecourse minimum gain. The foregoing is intended to be the “chargeback of partner nonrecourse debt minimum gain” required by Regulation § 1.704-2(i)(4) and shall be interpreted and applied in all respects in accordance with that Regulation.

(b) If during any Fiscal Year a Member unexpectedly receives an adjustment, allocation or distribution described in Regulation § 1.704-l(b)(2)(ii)(d)(4), (5) or (6), which causes or increases a deficit balance in such Member’s Adjusted Capital Account, there shall be allocated to such Member items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain of the Company for such Fiscal Year) in an amount and manner sufficient to eliminate such deficit as quickly as possible. The foregoing is intended to be a “qualified income offset” provision as described in Regulation § 1.704-l(b)(2)(ii)(d) and shall be interpreted and applied in all respects in accordance with that Regulation. A Member’s “Adjusted Capital Account”, at any time, shall equal the Member’s Capital Account at such time (x) increased by the sum of (A) the amount of the Member’s share of partnership minimum gain (as defined in Regulation § 1.704-2(g)(l) and (3)) and (B) the amount of the Member’s share of partner nonrecourse debt minimum gain (as defined in Regulation § 1.704-2(i)(5)) and (C) any amount of the deficit balance in its Capital Account that the Member is treated as obligated to restore pursuant to Regulation § 1.704-l(b)(2)(ii)(c) and (y) decreased by reasonably expected adjustments, allocations and distributions described in Regulation §§ 1.704-l(b)(2)(ii)(d)(4), (5) and (6). This definition shall be interpreted consistently with Regulation § 1.704-l(b)(2)(ii)(d).

(c) Notwithstanding anything to the contrary in this Article VII,

(i) losses, deductions, or expenditures subject to Code Section 705(a)(2)(B) that are attributable to a particular partner nonrecourse liability shall be allocated to the Member that bears the economic risk of loss for the liability in accordance with the rules of Regulation § 1.704-2(i);

(ii) losses, deductions, or expenditures subject to Code Section 705(a)(2)(B) that are attributable to partnership nonrecourse liabilities shall be allocated to the Members in proportion to their Percentage Interests; and

(iii) Member Recourse Deductions for any Fiscal Year shall be allocated to the Members in proportion to their respective economic risk of loss under Treasury Regulations § 1.752-2 with respect to the underlying

III-17

Company liability. To the extent that a Member is allocated a deduction pursuant to this Section in a Fiscal Year, such Member shall be allocated Company income and gain (other than amounts required to be specially allocated pursuant to other provisions hereof) in the next Fiscal Year (and, if necessary, for subsequent Fiscal Years) until such allocation is reversed.

(d) (i) Notwithstanding any provision of Section 7.1, no allocation of Net Loss shall be made to a Member if it would cause the Member to have a negative balance in its Adjusted Capital Account. Allocations of Net Loss that would be made to a Member but for this Section 7.2(d)(i) shall instead be made to other Members pursuant to Section 7.1 to the extent not inconsistent with this Section 7.2(d)(i). To the extent allocations of Net Loss cannot be made to any Member because of this Section 7.2(d)(i), such allocations shall be made to the Members in accordance with Section 7.1 notwithstanding this Section 7.2(d)(i).

(ii) If any Member has a deficit in its Adjusted Capital Account, such Member shall be specially allocated items of Company income and gain in the amount of such deficit as rapidly as possible, provided, however, that an allocation pursuant to this Section 7.2(d)(ii) shall be made if and only to the extent that such Member would have a deficit in its Adjusted Capital Account after all other allocations provided for in this Agreement have been tentatively made as if this Section 7.2(d)(ii) were not in this Agreement.

(e) To the extent that any item of income, gain, loss or deduction has been specially allocated pursuant to this Section 7.2 and such allocation is inconsistent with the way in which the same amount otherwise would have been allocated under Section 7.1, subsequent allocations under Section 7.1 shall be made, to the extent possible and without duplication, in a manner consistent with Sections 7.2(a), 7.2(b), 7.2(c) and 7.2(d), which negate as rapidly as possible the effect of all such inconsistent allocations under this Section 7.2.

(f) Except to the extent otherwise required by the Code and Regulations, if any Interest in the Company or part thereof is transferred in any Fiscal Year, the items of income, gain, loss, deduction and credit allocable to such Interest for such Fiscal Year shall be apportioned between the transferor and the transferee in proportion to the number of days in such Fiscal Year the Interest is held by each of them, except that, if they agree between themselves and so notify the Board within thirty days after the end of such Fiscal Year, then at their option and expense, (i) all items or (ii) extraordinary items, including capital gains and losses, may be allocated to the Person who held the Interest on the date such items were realized or incurred by the Company.

(g) If the Company is required to pay any amount of taxes (including withholding taxes) with respect to any of its income, such amount shall be allocated to the Members in the same manner as the income subject to such taxes is allocated, provided, however, that, to the extent that such amount is payable with respect to income allocable to some (but not all) of the Members (the “Taxable Members”), the Board shall (i) allocate such amount to the Taxable Members, and (ii) cause a distribution to be made in accordance with Section 8.1 to all Members other than the Taxable Members in a manner which takes into account the fact that their respective allocable shares of income are not subject to the same taxes.

(h) Any allocations made pursuant to this Article VII shall be made in the following order:

(i) Section 7.2(a);

(ii) Section 7.2(b);

(iii) Section 7.2(c);

(iv) Section 7.2(e);

(v) Section 7.2(g); and

(vi) Section 7.1, as modified by Section 7.2(d).

These provisions shall be applied as if all distributions and allocations were made at the end of the Fiscal Year. Where any provision depends on the balance of a Capital Account of any Member, that Capital Account shall be determined after the operation of all preceding provisions for the year. These allocations shall be made consistently with the requirements of Regulation § 1.704-2(j).

III-18

7.3  Allocations for Income Tax Purposes.  The income, gains, losses, deduction and credits of the Company for any Fiscal Year shall be allocated to the Members in the same manner Net Income and Net Loss were allocated to the Members for such Fiscal Year pursuant to Section 7.1 and Section 7.2; provided, however, that solely for Federal, state and local income and franchise tax purposes and not for book or Capital Account purposes, income, gain, loss and deduction with respect to any Company asset properly carried on the Company’s books at a value other than the tax basis of such Company asset shall be allocated in accordance with the provisions of Code Section 704(c) and the traditional method in Regulation § 1.704-3(b).

ARTICLE VIII

DISTRIBUTIONS

8.1  Distributions.

(a) Subject to the limitations of the Indiana Act and to the provisions of this Article VIII, cash or other property shall be distributed among the Members at such time or times as the Board may determine in accordance with the provisions of this Section 8.1; provided, however, that nothing in this Section 8.1 shall impair the right of the Board to not make Distributions (as defined below) for any reason. Any given Distribution will be made in like tenor to all Members receiving such Distribution. Notwithstanding anything to the contrary herein (including, without limitation, the provisions of Article VI herein) any distributions of cash or other property (each, a “Distribution”) made to the Members shall be made in the following order:

(i) First, to the holders of Series A Preferred Interests in accordance with Preferred Unrecovered Capital until each such Member has received the Preferred Return on each such Member’s Preferred Unrecovered Capital (which Distributions pursuant to this clause (ii) shall not reduce the amount of Preferred Unrecovered Capital);

(ii) Second, to the holders of Series A Preferred Interests pro rata in accordance with Preferred Unrecovered Capital until each such Members’ existing Preferred Unrecovered Capital is reduced to zero

(iii) Third, to Smulyan to repay any unpaid principal and accrued and unpaid interest on Member Loans made pursuant to Section 10.8(a) until each such Member Loan has been repaid in full; and

(iv) Thereafter, to all holders of Common Interests, pro rata in accordance with each Member’s Percentage Interest.

(b) For the avoidance of doubt, none of the following shall be a Distribution: (i) any recapitalization or exchange of securities of the Company; (ii) any Ownership Interest splits, combinations, distributions of Ownership Interests or other similar events; or (iii) any fees or remuneration paid to any Member in such Member’s capacity as a Director, Officer, employee, independent contractor, consultant or other provider of services to the Company.

8.2  Tax Withholding; Withholding Advances.

(a)  Tax Withholding.  If requested by the Board, each Member shall, if able to do so, deliver to the Board a properly executed IRS Form W-8 or W-9, or any successor form, as required under applicable law. If a Member fails or is unable to deliver to the Board the documentation described in this Section 8.2(a) the Board may withhold amounts from such Member in accordance with Section 8.2(b). Each Member shall reasonably cooperate with the Board in connection with any tax audit of the Company or any of its subsidiaries.

(b)  Withholding Advances.  To the extent the Company is required by law to withhold or to make tax payments on behalf of or with respect to any Member (e.g., backup withholding) (“Withholding Advances”), the Board may withhold such amounts and make such tax payments as so required.

(c)  Repayment of Withholding Advances.  All Withholding Advances made on behalf of a Member shall accrue interest thereon from the date of such Withholding Advances at a rate equal to the Prime Rate as of the date of such Withholding Advance plus 2% per annum, shall be repaid (i) within one year of such

III-19

Withholding Advance by the Member on whose behalf such Withholding Advances were made, or (ii) with the consent of the Board, in its sole discretion, be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever repayment of a Withholding Advance by a Member is made as described in clause (ii), such Member shall be treated as having received all distributions (whether before or upon a dissolution of the Company) unreduced by the amount of such Withholding Advance except that any Withholding Advances shall be taken into account when calculating the amount of any Distributions made subsequent to the Withholding Advance as having been made at the time the Withholding Advance was actually made.

8.3  Limitations on Distributions.

(a) Anything to the contrary herein notwithstanding:

(i) no distribution pursuant to this Agreement shall be made if such distribution would result in a violation of the Indiana Act; and

(ii) no distribution shall be made if such distribution would violate the terms of any, to the extent applicable, agreement or any other instrument to which the Company or any of its direct or indirect subsidiaries is a party on the date hereof; including the Credit Agreement.

(b) In the event that a distribution is approved by the Board but cannot be made as a result of the application of Section 8.3(a), all amounts so retained by the Company shall continue to be subject to all of the debts and obligations of the Company. The Company shall make such distribution (with accrued interest actually earned thereon) as soon as such distribution would not be prohibited pursuant to this Section 8.3.

8.4  Reserves.  The Company may establish reserves in such amounts and for such time periods as the Board determines reasonably necessary or appropriate, as determined by the Board, for estimated accrued Company expenses and any contingent or unforeseen Company liabilities. When such reserves are no longer necessary, the balance may be distributed to the Members in accordance with this Article VIII.

8.5  Distribution Demands.  A Member, regardless of the nature of the Member’s Capital Contribution, has no right to demand or receive (except to the extent the Board declares any distribution or as expressly provided by this Agreement) any distribution from the Company.

8.6  Distribution of ECC Shares.  If ECC shall determine to declare a dividend or other distribution to the Company or to repurchase or redeem shares of ECC held by the Company (collectively, an “ECC Distribution”) and any of the proceeds of such distribution, repurchase or redemption would otherwise be distributed to the Alden Members pursuant to Section 8.1(a)(i) or Section 8.1(a)(ii) or otherwise used to repurchase or redeem Preferred Interest (the “Preferred Proceeds”), the Company shall provide the Alden Members and the Controlling Members with written notice (the “ECC Distribution Notice”) 10 days prior to the intended date of such distribution, repurchase or redemption of the amount of the Preferred Proceeds. Upon receipt of such notice, the Alden Members or the Controlling Members may elect, by written notice to the Company, ECC and the Controlling Members, within three (3) days of the ECC Distribution Notice, to demand (the “ECC Share Demand”) that the following actions take place. Upon receipt of an ECC Share Demand (a) the Controlling Members shall vote all ECC Voting Shares held by them to cause ECC not to distribute cash in the amount of the Preferred Proceeds to the Company, (b) the Company shall not distribute cash in the amount of the Preferred Proceeds to the holders of the Series A Preferred Interests and, in lieu thereof, will distribute the Distributed ECC Shares to such holders, and such holders shall accept such delivery of shares, in accordance with Section 8.1(a)(i) or Section 8.1(a)(ii) as applicable and each such Distributed ECC Share so distributed shall be deemed to be in full satisfaction of an amount of the Preferred Proceeds divided by the number of Distributed ECC Shares as if such amount of cash had been distributed to such holders (the “Per Share Cash Value”).

III-20

ARTICLE IX

TRANSFER RESTRICTIONS; LIQUIDITY RIGHTS

9.1  General Restrictions on Transfers.

(a) No Member may, and each Member shall cause its equity holders not to, directly or indirectly, sell, exchange, assign, pledge, hypothecate, gift or otherwise transfer or dispose of (all of which acts shall be deemed included in the term “transfer” as used in this Agreement) any legal, economic or beneficial interest in any Ownership Interests (whether held in its own right or by its representative) unless (i) such transfer of Ownership Interests is made on the books of the Company and is not in violation of the provisions of this Article IX, (ii) the transferee of such Ownership Interests (if other than the Company or another Member) agrees to become a party to this Agreement pursuant to Section 4.4 hereof and executes such further documents as may be necessary, in the opinion of the Company, to make him, her or it a party hereto, and (iii) such transfer of Ownership Interests would not, in the good faith reasonable judgment of the Board, pose a material risk that the Company would be treated as a “publicly traded partnership” pursuant to Section 7704 of the Code.

(b) Any purported transfer of Ownership Interests other than in accordance with this Agreement by any Member shall be null and void, and the Company shall refuse to recognize any such transfer for any purpose and shall not reflect in its records any change in record ownership of Ownership Interests pursuant to any such transfer.

(c) Each Member acknowledges that the Ownership Interests have not been registered under the Securities Act and may not be transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act. Each Member agrees that it will not transfer any Ownership Interests at any time if such action would constitute a violation of any securities laws of any applicable jurisdiction or a breach of the conditions to any exemption from registration of Ownership Interests under any such laws or a breach of any undertaking or agreement of such Member entered into pursuant to such laws or in connection with obtaining an exemption thereunder.

(d) No Member shall grant any proxy or enter into or agree to be bound by any voting trust with respect to any Ownership Interests or enter into any agreements or arrangements of any kind with any Person with respect to any Ownership Interests inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other Members or holders of Ownership Interests who are not parties to this Agreement), including agreements or arrangements with respect to the acquisition, disposition or voting (if applicable) of any Ownership Interests, nor shall any Member act, for any reason, as a member of a group or in concert with any other persons in connection with the acquisition, disposition or voting (if applicable) of any Ownership Interests in any manner that is inconsistent with the provisions of this Agreement.

(e) Any transfer of Ownership Interests shall be subject to Section 9.9.

(f) Except as otherwise provided in this Agreement, all reasonable and documented out-of-pocket legal costs and expenses incurred by the Company in connection with a transfer of Ownership Interests shall be reimbursed by the Member transferring such Ownership Interests.

(g) A transferee of Ownership Interests shall succeed to the Capital Account (and in the case of Series A Preferred Interests, the Preferred Unrecovered Capital balance of) the transferor thereof in proportion to the percentage of such transferor’s Common Interests or Series A Preferred Interests, as applicable, that are so transferred.

(h) Upon the transfer of Common Interests in accordance with this Article IX, including pursuant to Sections 9.4, 9.5, 9.6, 9.7 or 9.8, (i) the Company shall revise (x) the Percentage Interest set forth on Annex 6.1(c) (including any adjustments contemplated by Section 10.1) and (y) the Capital Account set forth on Section 6.2(d), in each case, with respect to each Member’s Common Interests to reflect such transfer and

III-21

(ii) the Capital Account attributable to such Member with respect to its Common Interest shall be transferred to the transferee in proportion to the Percentage Interest transferred thereby.

(i) Upon the transfer of Series A Preferred Interests in accordance with this Article IX, the Company shall revise (x) the Capital Contributions and Preferred Unrecovered Capital set forth on Annex 6.1(c) and (y) the Capital Account set forth on Annex 6.2(c), in each case, with respect to each Member’s Series A Preferred Interests to reflect such transfer.

9.2  Restrictions on Transfers by Members.  Prior to a Qualifying IPO, the Members shall not transfer any Ownership Interests to any Person, except transfers pursuant to Section 9.3 and any transfers not in compliance with Section 9.3 shall be void ab initio and the Company shall not recognize such transfer.

9.3  Exceptions to Transfer Restrictions.  (a) Any Member may transfer any or all of the Common Interests held by it to any of its Permitted Transferees without complying with the provisions of this Article IX other than Section 9.1, (b) any Smulyan Member may transfer any or all of the Common Interests held by it to any Person (other than a Restricted Transferee), subject in each case to Section 9.1, Section 9.4 and Section 9.6, (c) any Non-Controlling Member may transfer any or all of the Common Interests held by it to any Person (other than a Restricted Transferee), subject in each case to Sections 9.1, 9.4, 9.5, 9.6, 9.7, 9.8 and 9.9, (d) from and after the date that is 90 days after the Effective Date, any Alden Member may transfer any or all of the Series A Preferred Interests held by it to any Person (other than a Restricted Transferee) subject to Section 9.9; provided that as a condition to such transfer, such transferee shall become a party to this Agreement as provided in Section 9.1(a); provided further, in the case of clause (a), such Permitted Transferee shall have agreed in writing with all parties hereto that, except as otherwise required by law or governmental order, it will immediately transfer all Common Interests and all rights and obligations hereunder to such transferring Member or another Permitted Transferee of such transferring Member at such time that it ceases to be a Permitted Transferee of such transferring Member provided further, each transferee of Ownership Interests shall have agreed in writing with all parties hereto that, except as otherwise required by law or governmental order, if at any time such transferee becomes a Restricted Transferee, it will immediately transfer an amount of Ownership Interests and all other rights and obligations hereunder with respect thereto to a Person that is not a Restricted Transferee to the extent required such that such transferee is no longer a Restricted Transferee, subject to Sections 9.1, 9.3, 9.4, 9.5 and 9.6.

9.4  Tag-Along Rights.

(a) Subject to the other Sections of this Article IX, if one or more of the Members (hereinafter referred to as the “Selling Members”) proposes to transfer all or a portion of such Member’s Common Interests to another Person (other than to a Permitted Transferee pursuant to Section 9.3(a) or pursuant to Section 9.7 or 9.8, a “Tag-Along Sale”)), the Members other than the Selling Members (each, a “Non-Selling Member”) may elect, at their option, to exercise their rights under this Section 9.4, provided that with respect to any such transfer that is also governed by Section 9.6 hereof, the Company (unless the Smulyan Members are the Selling Members) and Primary Members shall have first been afforded the opportunity to acquire the Common Interests to be sold in a Tag-Along Sale in accordance with the provisions of Section 9.6. In the event of a Tag-Along Sale, the Selling Members shall give written notice (a “Transfer Notice”) of such proposed transfer to each of the Non-Selling Members after the Company (unless the Smulyan Members are the Selling Members) and Primary Members have declined, or are deemed to have declined, to exercise their right of first offer as provided in Section 9.6 and at least fifteen Business Days prior to the consummation of such proposed transfer. Such Transfer Notice shall set forth (i) the Percentage Interest proposed to be transferred, (ii) the consideration to be received for such Percentage Interest by such Selling Member, (iii) the identity of the purchaser, (iv) any other material terms and conditions of the proposed transfer, (v) the date of the proposed transfer and (vi) that the Non-Selling Member shall have the right, upon the terms and subject to the conditions set forth in this Section 9.4, to elect to sell up to its Pro Rata Portion of such Common Interests. If the consideration payable pursuant to the Tag-Along Sale consists in whole or in part of consideration other than cash, the Selling Members shall provide to the Non-Selling Members such information relating to such other consideration as the Non-Selling Members may reasonably request. If any transaction involving the transfer of any Common Interests is subject to both this Section 9.4 and Section 9.5, only the provisions of

III-22

Section 9.5 shall apply to such transaction so long as the Drag-Along Notice has been given pursuant to Section 9.5 and such Drag-Along Notice has not been rescinded or otherwise terminated.

(b) Upon delivery of a Transfer Notice, each Non-Selling Member may elect to sell up to its Pro Rata Portion of such Non-Selling Member’s Common Interests, at the same price per Percentage Interest and pursuant to the same terms and conditions with respect to payment for the Common Interests as agreed to by the Selling Members, by sending written notice to each of the Selling Members within fifteen Business Days after the receipt of the Transfer Notice, indicating its election to sell up to its Pro Rata Portion of such Non-Selling Member’s Common Interests in the same transaction. Following such fifteen Business Day period, each of the Selling Members and the Non-Selling Members that have delivered such written notices, concurrently with the Selling Members, shall be permitted to sell to the purchaser on the terms and conditions set forth in the Transfer Notice its Pro Rata Portion of Common Interests.

(c) All transfers of Common Interests pursuant to this Section 9.4 shall be consummated contemporaneously at the principal offices of the Company on the later of (i) a mutually satisfactory Business Day within ten days after the expiration of the fifteen Business Day period following the receipt of the Transfer Notice or (ii) the fifth Business Day following the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or the receipt of any other required regulatory approvals. No party to this Agreement shall transfer any Common Interests to any prospective transferee if such prospective transferee declines to allow a Non-Selling Member to participate in a Tag-Along Sale. All costs and expenses incurred by the Selling Members in connection with such sale shall be borne by the Selling Members and the Non-Selling Members that have delivered such written notice on a pro rata basis in accordance with the Percentage Interest being sold by each.

9.5  Drag-Along Rights.

(a) Subject to Section 9.6, the Controlling Members may give written notice (a “Drag-Along Notice”) to the other Members that the Dragging Members intend to enter into a transaction or a series of related transactions involving the transfer, of not less than one hundred percent (100%) of the outstanding Ownership Interests (which Ownership Interests to be transferred may include Ownership Interests held by any other Members and/or other holders of Ownership Interests) to a Person or “group” of Persons in an arms-length transaction (other than to the Controlling Members or other Permitted Transferees thereof), whether by merger, tender offer or otherwise (a ‘‘Drag-Along Sale”), and, that the Controlling Members desire to cause the other Members to participate in such transaction on the same terms and conditions as available to the Controlling Members. Such Drag-Along Notice shall also specify (1) the consideration, if any, to be received by the Controlling Members and the other Members (which consideration shall be equal to the amount payable with respect to the Ownership Interests held by each Member were the aggregate consideration payable with respect to Ownership Interests in such Drag-Along Sale payable as a Distribution in accordance with Section 8.1) and any other material terms and conditions of the proposed transaction (which other material terms and conditions shall be the same in all material respects for the Controlling Members and the other Members), (2) the identity of the other Person or Persons party to the transaction, (3) the date of completion of the proposed transaction (which date shall be not less than fifteen Business Days after the receipt of the notice) and (4) subject to the proviso of the first sentence of Section 9.5(b), the actions required of each other Member in order to complete or facilitate such proposed transaction (including the sale of Ownership Interests held by the other Member, the voting of all such Ownership Interests in favor of any such merger, consolidation or sale of assets and the waiver of any related appraisal or dissenters’ rights).

(b) Upon receipt of such Drag-Along Notice, each Member receiving such Drag-Along notice shall be obligated to take the actions or actions referred to in clause (4) above; provided that (i) no such action shall restrict the business or limit the activity of any Member or their respective Affiliates (other than customary restrictions on the solicitation of employees) or impose any potential liability on any Member or any of their respective Affiliates in excess of the consideration received thereby in connection with such Drag-Along Sale and (ii) in the event that the Members are required to provide any indemnities in connection with representations or warranties of the Company (other than representations, warranties and indemnities on a several basis concerning each Member’s (A) valid ownership of his, her or its Ownership Interest, free of all

III-23

liens and encumbrances, (B) enforceability and (C) authority, power, and right to enter into and consummate agreements relating to such Drag-Along Sale without violating applicable law or any other agreement), then such Member shall not be liable for more than his, her or its pro rata amount (based on the proportion of the aggregate transaction consideration received) of any liability for misrepresentation or indemnity (except in respect of such several representations and warranties) and such liability shall not exceed the total purchase price received by such Member (net of broker fees and expenses, excluding taxes) from such purchaser for his, her or its Ownership Interest. In addition, each Member hereby appoints the Company as its true and lawful proxy and attorney-in-fact, with full power of substitution, to transfer such Ownership Interests pursuant to the terms of such Drag-Along Sale and to execute any purchase agreement or other documentation required to consummate such Drag-Along Sale; provided that the terms and conditions of such agreement or other documentation satisfy the proviso in the immediately proceeding sentence and otherwise shall apply equally to all Members. The Controlling Members shall not be entitled to receive a control premium or an extra or special benefit not shared on a pro rata basis by all other holders of Ownership Interests. Subject to the foregoing, each Member agrees to execute and deliver any other documentation reasonably required to consummate the Drag-Along Sale. Notwithstanding anything herein to the contrary, in no event shall a Drag-Along Sale be consummated unless the Liquidation Preference shall have been paid in full, unless Alden otherwise agrees.

(c) All transfers of Ownership Interests pursuant to this Section 9.5 shall be consummated contemporaneously at the principal offices of the Company on the later of (i) a mutually satisfactory Business Day no sooner than the expiration of the fifteen Business Day period following the receipt of the Drag-Along Notice and no later than sixty (60) days following the receipt of the Drag-Along Notice or (ii) the fifth Business Day following the expiration or termination of all waiting periods under the HSR Act or the receipt of any other required regulatory approvals. The powers granted herein shall be deemed to be coupled with an interest, shall be irrevocable and shall survive death, incompetency or dissolution of any Member.

9.6  Right of First Offer.

(a) If any Selling Member intends in good faith to transfer all or any portion of the Common Interests (other than pursuant to Section 9.7 or 9.8) then beneficially owned by such Member (the ‘‘Transfer Securities”) to a Person that is not a Permitted Transferee of such Member, then, subject to Sections 9.1, 9.2 and 9.3, such Selling Member shall provide the Company (unless a Smulyan Member is a Selling Member) and the Primary Members with a written notice with respect to such transfer (the “Offer Notice”) setting forth: (i) the Common Interests proposed to be transferred in such transfer and (ii) the material terms and conditions of the proposed transfer including the price (the “Offer Price”) at which such Selling Member proposes to transfer such Common Interests (the “Offer”).

(b) Except where a Smulyan Member is the Selling Member, the receipt of the Offer Notice by the Primary Members shall constitute an irrevocable offer to sell all (but not less than all) of the Transfer Securities to the Primary Members pro rata, in accordance with Section 9.6(c), (x) at the Offer Price and on the same terms and conditions as the Offer or (y) if the Offer includes any consideration other than cash, at the option of the Primary Members, at a cash price equal to the Fair Market Value of such non-cash consideration (the “Transfer Consideration”). Such Offer shall remain open and irrevocable until expiration of thirty days after receipt of such Offer Notice by the Primary Member (the “Offer Period”).

(c) Each Primary Member shall be entitled to purchase, upon the terms specified in the Offer Notice, a number of Common Interests equal to (but not less than) (x) the number of Transfer Securities multiplied by (y) a fraction, the numerator of which is the percentage of outstanding Common Interests of such class owned by such Primary Member and the denominator of which is the percentage of outstanding Common Interests of such class owned by all Primary Members. If any Primary Member elects not to purchase the Common Interests which such Primary Member is entitled to purchase in accordance with the preceding sentence, the Common Interests which such Primary Member declines to purchase shall be allocated among the Primary Members who wish to purchase such additional Common Interests according to the same formula, mutatis mutandis. Each Primary Member who wishes may accept the offer by sending a written notice of election (the “Acceptance Notice”) to the Selling Member with a copy to the other Primary Members and the Company

III-24

prior to expiration of the Offer Period, which Acceptance Notice shall indicate the form of Transfer Consideration chosen (to the extent that the Transfer Offer includes any consideration other than cash). The Notice of Election shall specify the maximum number of Common Interests a Primary Member is willing to purchase pursuant to this Section 9.6.

(d) If any Primary Member accepts the Selling Member’s offer (and its determination of the allocation of Common Interests) in accordance with Section 9.6(c) (an “Accepting Party”) by written notice delivered to the Selling Member within five Business Days of the notification by the Selling Member of the final allocation as provided in Section 9.6(c) above following expiration of the Offer Period and the entire amount of Transfer Securities, and not less than the entire amount of Transfer Securities, shall be purchased by the Accepting Party, such Accepting Party shall purchase from the Selling Member, and the Selling Member shall sell to such Accepting Party, such number of Transfer Securities as to which such Accepting Party shall have accepted the Selling Member’s offer pursuant to Sections 9.6(b) and 9.6(c) above. In the event the Primary Members have not elected to purchase the entire amount of Transfer Securities, the Selling Member may sell all of the Transfer Securities in accordance with Section 9.6(g).

(e) The Selling Member and each Accepting Party shall select, for consummation of the sale of the Transfer Securities to such Accepting Party, a date not later than 30 days (or no later than the fifth Business Day following the expiration or termination of all waiting periods under the HSR Act or the receipt of any other required regulatory approvals) after expiration of the Offer Period. At the consummation of such sale, the Selling Member shall, against delivery by the relevant Accepting Party of the Transfer Consideration for the Ownership Interests being purchased by such Accepting Party, (i) transfer the Ownership Interests being sold pursuant to written instruments in form reasonably satisfactory to such Accepting Party duly executed by the Selling Member free and clear of any and all liens and encumbrances (other than this Agreement), and (ii) assign all its rights under this Agreement with respect to the Ownership Interests being sold pursuant to an instrument of assignment reasonably satisfactory to such Accepting Party.

(f) Notwithstanding anything herein to the contrary; if the Smulyan Members (i) are not Selling Members and (ii) are Controlling Members, then the Smulyan Members may, at their discretion, pursuant to notice given to the Primary Members and the Company during the Offer Period, cause the Company to purchase all (but not less than all) of the Transfer Securities, and Sections 9.6(c), (d), (e) and (g) shall apply mutatis mutandis.

(g) To the extent the Primary Members (i) have not elected to purchase the entire amount of Transfer Securities or (ii) have not tendered the Transfer Consideration for the Transfer Securities in the manner and within the period set forth above in Section 9.6(e), the Selling Member shall be free for a period of 90 days from the end of the Offer Period (the “Transfer Period”) to transfer all (but not less than all) of the Transfer Securities at a price equal to or greater than the Offer Price and otherwise on terms which are no more favorable in any respect to such purchaser than the terms and conditions set forth in the Offer Notice (for the avoidance of doubt, it being understood that such purchaser shall be required to comply with Section 9.1 in connection with such transfer). If for any reason the Selling Member does not transfer all of the Transfer Securities on such terms and conditions or if the Selling Member wishes to transfer the Transfer Securities at a purchase price that is less than the Offer Price or on terms which are more favorable in any respect to a prospective purchaser than those set forth in the Offer Notice, the provisions of this Section 9.6 shall again be applicable to all of the Transfer Securities; provided that (x) if the Company finances the purchase of the Transfer Securities with a public offering or (y) the Offer Price is less than $1,000,000, then the Selling Member may not deliver another Offer Notice until 90 days have elapsed since the end of the Transfer Period.

9.7  Buy/Sell Agreement

(a) At any time following (1) the fifth anniversary of the date hereof or (2) upon the occurrence of a Change of Control Event (i) Smulyan shall have the right to make an offer, or cause the Company to make an offer, (the “Smulyan Offer”) to purchase any or all of the Common Interests held by the Alden Members (“Alden Common Interests”) together with any of such Alden Members’ future rights with respect thereto, including any future rights to an Accreted Percentage as set forth in Section 10.1 (“Alden Future Rights” and, together with Alden Common Interests, the “Alden Common Rights”), and (ii) Alden shall have the right to request Smulyan (the “Alden Offer” and, together with the Smulyan Offer, a “Buy/Sell Offer”) to

III-25

purchase any or all of the Alden Common Rights; provided that one or more Alden Offers may be made prior to the fifth anniversary of the date hereof if a Change of Control Event has occurred; provided, further, that no Buy/Sell Offer may be made prior to the later of (x) six months after the most recent Buy/Sell Offer delivered by such party or (y) three months after the most recently consummated sale in accordance Section 9.7(f), in each case, resulting from a Buy/Sell Offer delivered by such party. The Buy/Sell Offer shall be in writing and contain (A) a price per Percentage Interest of the Alden Common Rights (the “Unit Price”) to be paid for such Alden Common Rights, as determined by the Offering Holder in its sole discretion, and (B) the Percentage Interest of the Alden Common Rights subject to the Buy/Sell Offer (the “Offer Percentage”); provided that the Offer Percentage shall not be less than the lower of (1) an Offer Percentage such that the product of (I) the Unit Price multiplied by (II) the Offer Percentage is no less than $50,000,000 in the aggregate and (2) the total Percentage Interest then owned by the Alden Members; provided, further, that a Buy/Sell Offer may only include Alden Future Rights if such Buy/Sell Offer is for all of the Alden Common Rights, and (w) the Alden Members transferred all of their Series A Preferred Interests for the Liquidation Preference and do not hold Junior Subordinated Notes, (x) the Alden Members transferred all of their Junior Subordinated Notes for the outstanding amount due thereunder and do not hold Series A Preferred Interests, (y) all of the outstanding Series A Preferred Interests have been redeemed by the Company for the Liquidation Preference and the Alden Members do not hold Junior Subordinated Notes or (z) all outstanding amounts due under the Junior Subordinated Notes have been paid by the Company and the Alden Members do not hold Series A Preferred Interests. The party making the Buy/Sell Offer is sometimes referred to herein as an ‘‘Offering Holder” and the party to whom the Buy/Sell Offer is made is sometimes referred to herein as the “Offeree Holder”).

(b) Not later than 15 Business Days after receiving a Smulyan Offer, Alden shall notify the Company and Smulyan that it will either (i) sell to the Company or, at Smulyan’s election, Smulyan, the Alden Common Rights specified in the Smulyan Offer, subject to Section 9.7(e) below, or (ii) sell to the Company or, at Smulyan’s election, Smulyan, all of the Alden Common Rights then held by the Alden Members, subject to Section 9.7(e) below, or (iii) purchase from the Smulyan Members, on a pro rata basis, Common Interests held by them having an aggregate Percentage Interest equal to the percentage, expressed as a fraction, (x) (A) the numerator of which is the Percentage Interest of the Alden Common Rights subject to the Buy/Sell Offer and (B) the denominator of which is the Percentage Interest of all Common Interests held by the Alden Members on the date of the Buy/Sell Offer (the “Buy/Sell Ratio”) multiplied by (y) the Percentage Interest of all Common Interests held by the Smulyan Members on the date of the Buy/Sell Offer, or (iv) will purchase from the Smulyan Members all of the Common Interests and all of the voting securities of ECC then held by them. The purchase price pursuant to clauses (ii), (iii) and (iv) above shall be equivalent to the Unit Price in the Smulyan Offer, adjusted to reflect the different Percentage Interest, and, in the case of clause (iv), there shall be no additional consideration for the voting securities of ECC.

(c) Not later than 15 Business Days after receipt of an Alden Offer, the Company shall notify Alden that either (i) the Company or, at Smulyan’s election, Smulyan will purchase from the Alden Members the Alden Common Rights subject to the Alden Offer, subject to Section 9.7(e) below, or (ii) the Company or, at Smulyan’s election, Smulyan will purchase from the Alden Members all of the Alden Common Rights then held by the Alden Members, subject to Section 9.7(e) below, or (iii) the Smulyan Members will sell to Alden, on a pro rata basis the Common Interests held by them having a Percentage equal to (x) the Buy/Sell Ratio multiplied by (y) the Percentage Interest of all Common Interests held by the Smulyan Members on the date of the Buy/Sell Offer or (iv) the Smulyan Members will sell to Alden all of the Common Interests and all of the voting securities of ECC then held by them; provided that such 15 Business Day period may be extended for up to an additional five (5) Business Days so long as (1) Smulyan is using commercially reasonable efforts to obtain a determination of the Put/Call Price (as defined below) in accordance with the procedures set forth in Section 9.8(c) and such procedures were initiated by Smulyan within three (3) Business Days of such Alden Offer and (2) the Company shall have commenced and continues to pursue in good faith preparing a registration statement to allow for the Company or Smulyan to exercise rights under Section 9.7(e). The purchase price pursuant to clauses (ii), (iii) and (iv) above shall be equivalent to the Unit Price in the Alden Offer, adjusted to reflect the different Percentage Interest, and, in the case of clause (iv), there shall be no additional consideration for the voting securities of ECC.

III-26

(d) Failure to provide the Offering Holder with written notice of the Offeree Holder’s election pursuant to Section 9.7(b) or Section 9.7(c) within such 15 Business Day period (as may be extended in accordance therewith) shall be conclusively deemed to be an election by the Offeree Holder pursuant to clause (i) of Section 9.7(b) or clause (i) of Section 9.7(c), as applicable.

(e) Notwithstanding clauses (i) and (ii) of Section 9.7(b) and clauses (i) and (ii) of Section 9.7(c), the Company may, and shall at Smulyan’s election, satisfy such obligations by registering the Alden Common Rights subject to the Buy/Sell Offer, or such securities into which they may be converted or exchanged pursuant to Section 10.2, in a Qualifying IPO to be effective within 180 days after the date of the Buy/Sell Offer, and which will remain effective for at least 180 days. All out-of-pocket costs of such Qualifying IPO, including the reasonable and documented cost of one outside counsel for Alden and all underwriting discounts and commissions with respect to the Alden Common Rights, shall be borne by the Company.

(f) Subject to Section 9.7(e) above,

(i) not later than 30 days after receipt of the notice required by Section 9.7(b) or Section 9.7(c), as applicable, (or, if later, the fifth Business Day following the expiration or termination of all waiting periods under the HSR Act or the receipt of any other required regulatory approvals), the parties shall complete the purchase and sale provided thereby at a closing in the Company’s principal business office and all appropriate documents will be executed and delivered to effect the purchase and sale of the applicable Common Interests, free and clear of all encumbrances (other than this Agreement) and the seller shall assign all their respective rights under this Agreement with respect to the Ownership Interests being sold pursuant to an instrument of assignment reasonably satisfactory to the Company;

(ii) the consideration therefor shall be paid by the purchaser to the seller in immediately available funds by wire transfer to an account or accounts at such bank or banks specified by the seller at least three (3) Business Days prior to the closing; and

(iii) to extent any Member is a seller under this Section 9.7, such Member (x) appoints the Company as its true and lawful proxy and attorney-in-fact, with full power of substitution, to transfer such Ownership Interests pursuant to the terms of such sale under Section 9.7 and (y) agrees to execute and deliver any other documentation reasonably required to consummate such sale, and the powers granted herein shall be deemed to be coupled with an interest, shall be irrevocable and shall survive death, incompetency or dissolution of any such Member.

(g) Notwithstanding Section 9.7(f), in the event Smulyan or the Company is a purchaser pursuant to clause (i) or (ii) of Section 9.7(c), at such purchaser’s election, (i) the closing may be postponed for as long as the purchaser is actively seeking financing for such purchase, but not longer than six months following the date of notice delivered pursuant to Section 9.7(c) (the ‘‘Buy/Sell Financing Period”), and (ii) Smulyan may elect, on or prior to completion of the Buy/Sell Financing Period, that the payment of the purchase price shall be subject to the terms set forth on Annex 9.7(g). Whether or not Smulyan or the Company takes advantage of the terms of Annex 9.7(g), Smulyan or the Company (whichever is the purchaser) shall pay to the Offering Holder interest on the amount of the purchase price at the rate of 10% per annum from the date upon which the closing would be required under Section 9.7(f)(i), but for this Section 9.7(g), through the date such purchase is completed.

(h) It shall be a condition to the Alden Members’ obligation to sell its Alden Common Rights pursuant to a transaction resulting from the election in clause (i) or (ii) of Section 9.7(b) that, as a result of, concurrently with or prior to the closing of such purchase, the Alden Members shall no longer own any Series A Preferred Interests.

(i) The transactions contemplated by this Section 9.7 shall not be subject to Sections 9.1, 9.2, 9.4, 9.5 or 9.6 hereof.

(j) Each of the Smulyan Members, the Alden Members and the Company shall cooperate to effect the transactions elected pursuant to Section 9.7(b) and Section 9.7(c), as applicable.

III-27

9.8  Put and Call Rights.

(a) At any time after the fifth anniversary of the date hereof, Smulyan shall have the right to elect, or cause the Company to elect, by written notice (a “Call Notice”) delivered to any or all Non-Controlling Members other than the Alden Members (the “Put/Call Members”), which Call Notice shall be copied to the Alden Members, to purchase any or all of the Common Interests held by the Put/Call Members (the “Minority Common Interests”) for a purchase price equal to the Put/Call Price described below (a “Call Sale”); provided, that no Call Notice may be made prior to the later of (i) six months after the most recent Call Notice or (ii) three months after the most recently consummated Call Sale; provided, further, that in no event shall a Call Sale occur in respect of Common Interests held by Put/Call Members unless: (x) (1) a Smulyan Offer is delivered to the Alden Members pursuant to clause (i) of Section 9.7(a) simultaneously with the Call Notice with respect to a Percentage Interest of Alden Common Interests equal to (A) the total Percentage Interest of Alden Common Interests held by the Alden Members multiplied by (B) a fraction, the numerator of which is the total Percentage Interest of Minority Common Interests subject to the Call Notice and the denominator of which is the total Percentage Interest of Minority Common Interests held by all Put/Call Members; and (2) as a result of or prior to the closing of such purchase, there is not outstanding any Series A Preferred Interests; or (y) Smulyan elects to purchase, or cause the Company to purchase, Alden Common Rights from the Alden Members pursuant to Section 9.7(c)(i) or (c)(ii) simultaneously with the Call Notice with respect to a maximum Percentage Interest of Minority Common Interests equal to (A) the total Percentage Interest of Minority Common Interests held by all Put/Call Members multiplied by (B) a fraction, the numerator of which is the total Percentage Interest of Alden Common Interests held by the Alden Members being purchased by Smulyan or the Company pursuant to Section 9.7(c)(i) or (c)(ii) and the denominator of which is the total Percentage Interest of Alden Common Interests held by the Alden Members.

(b) At any time after the fifth anniversary of the date hereof or upon the occurrence of a Change of Control Event, the Put/Call Members owning Common Interests representing in the aggregate a majority of (i) the Percentage Interests represented by the Common Interests that were issued to Alden Members as of the date hereof and (ii) all Accretion Percentages issuable to the Alden Members under Section 10.1 through the date of the Put Notice, shall have the right to elect, by written notice delivered to the Company with a copy to the Alden Members (the “Put Notice”), to cause, at Smulyan’s option, the Company or Smulyan to purchase any or all of the Minority Common Interests held by them for a purchase price equal to the Put/Call Price described below; (a ‘‘Put Sale” and together with a Call Sale, a “Put/Call Sale”); provided, that: (x) no Put Notice may be made prior to the later of (A) six months after the most recent Put Notice or (B) three months after the most recently consummated Put Sale; and (y) the Put Notice shall be considered null and void and the Company and Smulyan shall have no obligations under this Section 9.8(b) if (A) the Put Notice included less than all of the Common Interests owned by the Put/Call Members and (B) the aggregate Put/Call Price determined in accordance with Section 9.8(c) is less than $50,000,000.

(c) ‘‘Put/Call Price” means the fair market value for such Minority Common Interests, without discount for illiquidity or lack of control, as determined in accordance with this Section 9.8(c). Upon the delivery of a Put/Call Notice or if Smulyan elects by written notice to the Put/Call Members at any time following receipt of a Buy-Sell Offer under Section 9.7, the Company or Smulyan, as the case may be,, on the one hand, and the Put/Call Members acting collectively by approval of the holders of Common Interests representing a majority of the Percentage Interests held by all Put/Call Members, on the other hand (each a “Put/Call Party”) shall (x) negotiate in good faith for a period of up to three (3) Business Days (the “Negotiation Period”) for the purposes of mutually agreeing on a fair market value for such Minority Common Interests, (y) engage a nationally recognized investment banking firm and notify the other Put/Call Party of such engagement (each of the two appraisers, a “Party Appraiser”). If upon the completion of such Negotiation Period, the Company or Smulyan, as the case may be, and the Put/Call Members have not agreed on such fair market value, each of the Company or Smulyan, as the case may be, and the Put/Call Members shall cause their respective Party Appraiser to select a mutually acceptable third nationally recognized investment banking firm (the “Independent Appraiser”) to be engaged by the Company within two (2) Business Days of the completion of the Negotiation Period, whereupon both Party Appraisers shall submit to the Independent Appraiser such Party Appraiser’s determination of the fair market value for such Minority Common Interests.

III-28

Within ten (10) Business Days of the completion of the Negotiation Period, the Independent Appraiser shall choose from between those submissions the fair market value for such Minority Common Interests that is the closest to the fair market value determination made by such Independent Appraiser. Such submission shall be deemed the Put/Call Price and all costs of the Appraisers and the Independent Appraiser shall be borne by the Company; provided that the party whose submission of fair market value was not chosen as the Put/Call Price shall reimburse the Company for such costs upon consummation of a Put/Call Sale; provided, further that if (A) the Put/Call Price was determined following a Put Notice, (B) the Put/Call Price resulting from such process is less than $50,000,000 and (C) the Put Notice included less than all of the Common Interests held by the Put/Call Members, then the Put/Call Members shall reimburse the Company or Smulyan, as the case may be, for such expenses at the closing of the Put/Call Sale (and the Company or Smulyan, as the case may be, shall be entitled to deduct such expenses from any cash delivered to the Put/Call Members at such closing).

(d) The Company or Smulyan, as the case may be, may satisfy all of its obligations in Section 9.8(a) or Section 9.8(b) to deliver the Put/Call Price by registering the Common Interests held by such Put/Call Members subject to the Put/Call Sale, or such securities into which they may be converted or exchanged pursuant to Section 10.2, in a Qualifying IPO to be effective within 210 days after the date of the Put Notice, and which will remain effective for at least 180 days. All costs of such Qualifying IPO, including the reasonable cost of counsel for the Put/Call Members and all underwriting discounts and commissions, shall be borne by the Company. The Put/Call Members shall thereafter be subject to the lock-up restrictions applicable to Designated Holders pursuant to Section 6.1 of the Registration Rights Agreement.

(e) Subject to Section 9.8(d), the Company or Smulyan, as the case may be, and the Put/Call Members shall select, for consummation of Put/Call Sale, a date not later than 30 days (or, if later, no later than the fifth Business Day following the expiration or termination of all waiting periods under the HSR Act or the receipt of any other required regulatory approvals) after receipt of the Put Notice or Call Notice (as the case may be). At the consummation of such Put/Call Sale, the Put/Call Members shall, against delivery by the Company or Smulyan, as the case may be, of the Put/Call Price, (i) deliver to the Company or Smulyan, as the case may be, certificates, if any, evidencing the Minority Common Interests being sold duly endorsed in blank or accompanied by written instruments of transfer in form satisfactory to the Company duly executed by the Put/Call Members free and clear of any and all liens and encumbrances (other than this Agreement), and (ii) assign all their respective rights under this Agreement with respect to the Minority Common Interests being sold pursuant to an instrument of assignment reasonably satisfactory to the Company. Each Put/Call Member hereby appoints the Company as its true and lawful proxy and attorney-in-fact, with full power of substitution, to transfer such Minority Common Interests pursuant to the terms of such Put/Call Sale. Each Non-Controlling Member agrees to execute and deliver any other documentation reasonably required to consummate the Put/Call Sale. The powers granted herein shall be deemed to be coupled with an interest, shall be irrevocable and shall survive death, incompetency or dissolution of any such Put/Call Member. It shall be a condition to the closing of any Put/Call Sale that, as a result of, concurrently with or prior to the closing of such purchase, the Alden Members shall no longer own any Series A Preferred Interests.

(f) Notwithstanding Section 9.8(e), in the event of (i) a Put Notice or (ii) a Call Notice delivered pursuant to clause (y) of Section 9.8(a), at the Company’s or, if so elected, Smulyan’s election, (x) the closing may be postponed for as long as such purchaser is actively seeking financing for such purchase, but not longer than six months following the date of such Put Notice (the “Put/Call Financing Period”), and (y) such purchaser may elect, on or prior to completion of the Put/Call Financing Period, that the payment of the Put/Call Price shall be subject to the terms set forth on the Annex 9.8(f). Whether or not Smulyan or the Company takes advantage of the terms of Annex 9.8(f), Smulyan or the Company (whichever is the purchaser) shall pay to the Put/Call Parties interest on the amount of the purchase price at the rate of 10% per annum from the date upon which closing would be required under Section 9.8(e), but for this Section 9.8(f), through the date such purchase is completed.

(g) The transactions contemplated by this Section 9.8 shall not be subject to Sections 9.1, 9.2, 9.4, 9.5 or 9.6 hereof.

III-29

(h) Each of the Company or Smulyan, as the case may be, and the Put/Call Members shall cooperate to effect the transactions elected pursuant to Section 9.8(a) or Section 9.8(b), as applicable.

9.9  Ownership Restrictions.

(a) Notwithstanding any other provision of this Agreement, no transfer or issuance of any Ownership Interests may be made if such transfer or issuance would cause the Company or ECC to violate the Communications Act of 1934 and/or the rules, regulations and published policies of the FCC (the “Communications Laws”), including the provisions of the Communications Laws that restrict (x) multiple ownership, cross-ownership and horizontal ownership of broadcast stations and (y) foreign ownership of broadcast stations, including, without limitation, 47 U.S.C. § 310(b) (the ‘‘Foreign Ownership Rules”) (any such transferee that would cause a violation thereof, a ‘‘Restricted Transferee”).

(b) A transferee or issuee shall use its reasonable efforts to structure itself and/or its Ownership Interests to minimize its foreign equity ownership, as calculated pursuant to the Communications Laws, for purposes of determining compliance of a Media Company with the Foreign Ownership Rules. The Company and ECC shall provide adequate information to a requesting Member or transferee regarding the then-current foreign ownership of the Company and ECC as calculated pursuant to the Communications Laws (“Foreign Ownership”) to enable the Member and/or transferee to determine whether any additional Foreign Ownership contributed by the transferee to the Company upon consummation of the transfer would cause the Company’s and/or ECC’s total Foreign Ownership to exceed 25%.

(c) Notwithstanding any other provision of this Agreement, if any interest in a Media Company held by a Member (x) causes the Company and/or ECC to violate the Multiple Ownership Rules or (y) precludes or impedes a prospective acquisition by ECC, regarding which ECC has entered into a legally binding purchase commitment, by reason of a violation of the Multiple Ownership Rules that would occur as a result of the consummation of such acquisition (each, a “Violation”), the Board may take the following actions as reasonably necessary to remedy such Violation:

(i) First, the Board shall provide such Member with notice of such Violation, which notice shall include reasonable detail regarding the nature and cause of such Violation, and provide such Member with a reasonable period of time, but not less than 30 days unless the FCC imposes by specific directive to the Company or its subsidiaries a shorter period, to restructure its Ownership Interest or its interest in other Media Companies to eliminate such Violation.

(ii) Second, if such Member fails to so restructure its Ownership Interest or its interest in other Media Companies to eliminate such Violation in the period of time permitted by the Board for such restructuring, the Board may “insulate” the Ownership Interest of such Member in the manner set forth in the Attribution Rules to insulate a member of a limited liability company against holding an attributable interest under the Attribution Rules in such limited liability company, including by eliminating any non-financial rights that such Member may have hereunder that are inconsistent with such insulation. Such member will consent to any such insulation.

(iii) Third, if the course of action set forth in (i) and (ii) cannot eliminate such Violation, then notwithstanding any other provision of this Agreement, the Board shall have all powers reasonably necessary to ensure compliance with the Communications Laws by the Company and ECC; provided that any action taken by the Board pursuant to this subsection does not materially adversely affect such Member; provided further, that if the Board elects pursuant to this clause to redeem some or all of such Member’s Ownership Interests in exchange for fair consideration payable, at the Company’s election, in the form of a subordinated unsecured note of the Company or its subsidiaries that matures ten years following issuance thereof and accrues interest, payable in-kind, at then-prevailing market rates for comparable securities (“Redemption Note”), such redemption shall not be considered a material adverse effect on such Members for purposes of the foregoing; provided further, that such Member shall reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (other than the purchase price for any redemption described above) incurred by the Company or ECC in connection the foregoing determinations and actions with respect to remedying such Violation.

III-30

(d) Notwithstanding any other provision of this Agreement, if at any time the Foreign Ownership of any Member changes and such change causes the Foreign Ownership of the Company and/or ECC to exceed 25% in violation of the Foreign Ownership Rules, the Board may take the following actions as reasonably necessary to cause the Company’s and/or ECC’s Foreign Ownership to be reduced to 25%:

(i) First, the Board shall provide such Member with notice of such Violation, which notice shall include reasonable detail regarding the nature and cause of such Violation, and provide such Member with a reasonable period of time, but not less than 30 days unless the FCC imposes by specific directive to the Company or its subsidiaries a shorter period, to restructure its Ownership Interest to reduce its Foreign Ownership as necessary to cause the Foreign Ownership of the Company and/or ECC to be 25%.

(ii) Second, if such Member fails to so restructure its Ownership Interest as required pursuant to (i) in the period of time permitted by the Board for such restructuring, the Board shall redeem such Member’s Ownership Interests, to the extent necessary to achieve compliance with the Foreign Ownership Rules, for warrants (A) with a de minimis exercise price, (B) that are freely exercisable into Ownership Interests equal to the Ownership Interests redeemed but only if such exercise would not cause the Company or ECC to violate the Communications Laws, and (C) that have a right to distributions equal to the right to distributions of the redeemed Ownership Interests; provided that such distribution rights do not prevent such warrants from eliminating such Violation under the Communications Laws.

(iii) Third, if the course of action set forth in (i) and (ii) cannot eliminate such Violation, then notwithstanding any other provision of this Agreement, the Board shall have all powers reasonably necessary to ensure compliance with the Communications Laws by the Company and ECC, provided that any action taken by the Board pursuant to this subsection does not materially adversely affect such Member; provided further, that if the Board elects pursuant to this clause to redeem some or all of such Member’s Ownership Interests in exchange for fair consideration payable, at the Company’s election, in the form of a Redemption Note, such redemption shall not be considered a material adverse effect on such Member for purposes of the foregoing; provided further, that such Member shall reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (other than the purchase price for any redemption described above) incurred by the Company or ECC in connection the foregoing determinations and actions with respect to remedying such Violation.

(e) Upon request of the Company, each Member and proposed transferee promptly shall furnish to the Company such information as to its Foreign Ownership and its interests in other Media Companies that (x) are attributable under the Attribution Rules, or (y) would, upon the consummation of transactions or geographic expansions that the Company is considering in good faith, be attributable under the Attribution Rules, in each case (x) and (y) as reasonably necessary for the Company to ensure that the Company and/or ECC comply or will comply with the Communications Laws.

(f) Notwithstanding any other provision of this Agreement, no transfer shall be made without the prior consent of the FCC if such prior consent is required under the Communications Laws.

(g) For purposes of this Section 9.9, (i) the term “Media Company” shall mean any privately or publicly held businesses or parts thereof which, directly or indirectly, owns, controls or operates a broadcast radio or television station licensed by the FCC, or a “daily newspaper” (as such term is defined in 47 C.F.R. § 73.3555); (ii) the term “Attribution Rules” shall mean the ownership attribution rules of the FCC applicable to Media Companies, including, but not limited to, 47 C.F.R. §§ 73.3555; Attribution Reconsideration Order, 58 Radio Regulation 2nd 604 (1985); Further Attribution Reconsideration Order, 1 FCC Rcd 802 (1986); Report and Order, 14 FCC Rcd 12559 (1999); Report and Order, 14 FCC Rcd 19014 (1999); Memorandum Opinion and Second Order on Reconsideration, 16 FCC Rcd 1067 (2001); Memorandum Opinion and Order on Reconsideration, 16 FCC Rcd 1097 (2001), all as the same may be amended or supplemented from time to time; and (iii) the term “Multiple Ownership Rules” shall mean the horizontal, multiple, and cross-ownership rules of the FCC applicable to Media Companies, including, but not limited to, 47 C.F.R. 73.855; 73.860; and 73.3555, and other Communications Laws which limit or restrict attributable ownership under the Attribution Rules in Media Companies, all as the same may be amended or supplemented from time to time.

III-31

ARTICLE X

ADDITIONAL MATTERS

10.1  Adjustment of Alden Percentage Interest.

(a) From and after the Effective Date until the earliest of (i) there being no Series A Preferred Interests outstanding, (ii) a Qualifying IPO, the proceeds of which are used to pay the Liquidation Preference on all then outstanding Series A Preferred Interests, and (iii) the seventh anniversary of the Effective Date, the Percentage Interest attributable to the Common Interests owned by the Alden Members in the aggregate (the “Alden Percentage Interest”) shall be adjusted from time to time, without any further action on the part of the Company or the Members, such that the Alden Percentage Interest shall equal the Alden Common Percentage; provided that such Alden Percentage Interest shall be reduced by any Percentage Interest previously transferred by any Alden Member (other than to another Alden Member).

(b) Upon any adjustment to the Alden Percentage Interest pursuant to this Section 10.1, the Percentage Interest attributable to the Common Interests held by all Members other than the Alden Members shall be adjusted pro rata based on such Member’s Percentage Interest to account for such adjustment of the Alden Percentage Interest and the Company shall revise the Percentage Interest with respect to each Member’s Common Interests as set forth on Annex 6.1(c) to reflect such adjustment.

(c) For the purposes of this Section 10.1:

(i) ‘‘Alden Common Percentage” means (v) the Initial Percentage plus (w) any Common Interests purchased by the Alden Members in accordance with Article IX after the date hereof, plus (x) any Common Interests issued to the Alden Members after the date hereof, except the Accreted Percentage, minus (y) any Common Interests sold by or redeemed from the Alden Members in accordance with Article IX after the date hereof plus (z) the Accreted Percentage, in each case, subject to adjustment (including pro rata to all other Members as described in clause (b) above) to reflect any Common Interest Issuances or Common Interest Repurchases.

(ii) ‘‘Common Interest Issuances” means Common Interests issued (other than pro rata to all Members) (subject to Section 3.5) by the Company after the date hereof in accordance with this Agreement other than (x) issuances of Ownership Interests pursuant to a management incentive plan and (y) issuances to Alden Members.

(iii) ‘‘Common Interest Repurchase” means any repurchase of Common Interest by the Company other than (x) repurchases pursuant to a management incentive plan, (y) pro rata for all Members and (z) repurchases from Alden Members.

(iv) ‘‘Initial Percentage” has the meaning set forth on Annex 6.1(c).

(v) ‘‘Accreted Percentage” means, from and after the second anniversary and each subsequent anniversary of the Effective Date until the seventh anniversary of the Effective Date, the sum of the “Additional Percentages” in the chart below with respect to each such anniversary and each previous anniversary;

Additional
Anniversary	Percentage*

2nd	10%
3rd	5%
4th	5%
5th	5%
6th	5%
7th	5%

*	Additional Percentages subject to adjustment to reflect any Common Interest Issuance or Common Interest Repurchase, which Additional Percentages shall be adjusted in proportion to the adjustment to the Alden

III-32

Common Percentage resulting from such Common Interest Issuance or Common Interest Repurchase (e.g., if the Alden Common Percentage is reduced from 40% to 20% as a result of a Common Interest Issuance, each Additional Percentage applied thereafter would also be reduced by one-half and if the Alden Common Percentage is doubled from 20% to 40% as a result of a Common Interest Repurchase, each Additional Percentage applied thereafter would also be doubled.)

; provided that, from and after 14 months after the Effective Date until the fifth anniversary of the Effective Date, the Accreted Percentage shall increase on a pro rata basis at the end of each month on the basis of the additional percentage applicable to the next succeeding anniversary (e.g., on the 15-month anniversary of the Effective Date, the Alden Common Percentage would be the Initial Percentage plus 1%; on the 25-month anniversary of the Effective Date, the Alden Common Percentage would be the Initial Percentage plus 10 5/12%; and on the fifth anniversary of the Effective Date, the Alden Common Percentage would be the Initial Percentage plus 25%);

; provided, further, that, if at any time the Alden Members no longer own, in the aggregate, (i) Series A Preferred Interests having an aggregate Preferred Unrecovered Capital and/or (ii) Junior Subordinated Notes issued pursuant to the Distribution Letter and having an aggregate Exchanged Preferred Unrecovered Capital equal to, in the aggregate, $[     ]3 (as a result of (x) Distributions, (y) redemptions or (z) transfer, provided any such transfer is made in an arms-length transaction negotiated in good faith at a price not less than 100% of (i) in the case of Series A Preferred Interests, the Liquidation Preference or (ii) in the case of Junior Subordinated Notes, the outstanding amount due thereunder, in each case, as of the time of such transfer (such price being referred to as the “Full Price”), the Additional Percentage for each time period thereafter shall be reduced in proportion to such reduction in the sum of the Preferred Unrecovered Capital and Exchanged Preferred Unrecovered Capital held by the Alden Members (e.g., if half of the Series A Preferred Interests are redeemed on the fifth anniversary of the Effective Date, the Additional Percentages for each succeeding annual period would also be reduced by one-half, subject to additional adjustments for further reductions Preferred Unrecovered Capital of the Series A Preferred Interests held by the Alden Members). Notwithstanding clause (z) above, any Distributions, payments, repurchases or redemption paid to a transferee in respect of any Series A Preferred Interests or Junior Subordinated Notes after the date of any transfer (but only if the price paid therefor was less than the Full Price) shall be considered to have reduced the Preferred Unrecovered Capital and Exchanged Preferred Unrecovered Capital for purposes of the foregoing.

(d) The rights to receive the Accreted Percentage which has not yet accreted shall be personal to the Alden Members and shall not be transferred to any transferee of Common Interests transferred by the Alden Members to any Member that is not an Alden Member, and such rights shall continue except as otherwise provided in this Agreement (including this Section 10.1(c). Notwithstanding anything in Section 10.1, upon any transfer by any Alden Member of Common Interests (other than to another Alden Member) in accordance with Article IX, the Alden Percentage Interest existing at the time of such transfer shall be adjusted as provided in Section 10.1(c)(i) and, from and after such transfer, the Accreted Percentage (which shall not be diminished by any such transfer) shall continue to grow as if the Alden Members had not transferred any Common Interests, subject to Section 10.1(c).

10.2  IPO; Registration Rights.

(a) If at any time while the Smulyan Members are Controlling Members, the Smulyan Members desire to cause (i) a transfer of all or substantially all of (x) the assets of the Company or any of its Subsidiaries or (y) the Ownership Interests to a newly organized corporation or other business entity (“Newco”), (ii) a merger or consolidation of the Company or any of its Subsidiaries into or with a Newco, (iii) a distribution to the Members (in accordance with the provisions of Article VIII) of all the issued and outstanding shares of common stock of ECC (or any of its successors or any intermediate entity) then owned by the Company or (iv) another restructuring of all or substantially all the assets or Ownership Interests of the Company into a Newco, including by way of the conversion of the Company into a corporation or other entity (any such corporation or entity, also “Newco”), in any case in connection with a Qualifying IPO, each Member shall

      3 To be equal to Alden’s initial Preferred Unrecovered Capital.

III-33

take such steps to effect such transfer, merger, consolidation, distribution or other restructuring as may be reasonably requested by the Board, including transferring or tendering such Member’s Ownership Interests to a Newco in exchange or consideration for shares of capital stock or other equity interests of Newco, determined in accordance with the valuation procedures set forth in Section 10.2(b); provided that the Smulyan Members may only effect the foregoing transactions in connection with a Qualifying IPO if (x) there are no Series A Preferred Interests held by the Alden Members or (y) the net cash proceeds of such Qualifying IPO are used to (A) repay or redeem the Series A Preferred, the Junior Subordinated Notes or the Senior Subordinated Notes or (B) satisfy the Company’s obligations pursuant to Section 9.7(e) and Section 9.8(d). Prior to the completion of a Qualifying IPO, this Agreement shall apply to Newco, mutatis mutandis.

(b) In connection with a transaction described in Section 10.2(a), the Board shall, in good faith, determine the Fair Market Value of the assets or Ownership Interests transferred to or merged into Newco, the aggregate fair market value of Newco and the number of shares of capital stock or other equity interests to be issued to each Member in exchange or consideration therefor in accordance with Article XII hereof which will be issued solely on the basis of the Members’ relative Percentage Interests. Notwithstanding the foregoing, in determining the Fair Market Value of the Ownership Interests, (i) the offering price as set forth in the prospectus which is distributed in connection with such Qualifying IPO will be used by the Board to determine such Fair Market Value, and (ii) the impact of the provisions of Article VIII and Article XII will be taken into account.

(c) In connection with any such Qualifying IPO, the Primary Members shall have the registration rights as set forth in the Registration Rights Agreement.

(d) At any time after the fifth anniversary of the date hereof and for so long as the Alden Members maintain the Ownership Minimum, the Alden Members shall have the right to require the Board to cause the actions in Section 10.2(a) and 10.2(b) in order to effect a Qualifying IPO; provided that the form and structure of such transactions entered into in anticipation of and connection with such a Qualifying IPO shall be in the sole discretion of the Board so long as such actions are otherwise in compliance with this Section 10.2 and the Registration Rights Agreement. This Operating Agreement shall terminate upon the consummation of the conversion to Newco as provided in this Section 10.2 and the completion of a Qualifying IPO.

10.3  Series A Redemption.  The Company (a) may (at the election of the Board) at any time redeem all or a portion of the then outstanding Series A Preferred Interests, and (b) shall, immediately following the seventh anniversary of the date hereof, redeem all (but not less than all) of the then outstanding Series A Preferred Interests, in each case for an amount of cash equal to the Liquidation Preference (a ‘‘Series A Redemption”). Any Series A Redemption shall be allocated among the Series A Preferred Interests on a basis that is no less favorable to the Alden Members than if it were made pro rata among all holders of Series A Preferred Interests. From and after a Series A Redemption, unless there shall have been a default in payment of the cash and securities to be provided in such redemption, all rights of the Members with respect to such Series A Preferred Interests to be redeemed shall cease with respect to such Series A Preferred Interests, and such Series A Preferred Interests shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

10.4  Credit Agreement Refinancing and Refinancing Redemption.

(a) From and after the date hereof and for so long as the Alden Members have beneficial ownership of any Series A Preferred Interests, the Company shall use its commercially reasonable efforts to cause ECC to sell assets of ECC and its Subsidiaries for the purposes described below and subject to all contractual and legal duties to third parties, including under the Credit Agreement. Upon the consummation of any such sale, the Company shall, to the extent commercially reasonable, use the proceeds thereof to cause ECC to complete a bona fide repayment, redemption, exchange, refinancing or amendment of the Credit Agreement, in each case such that the terms of the Credit Agreement (or any new indebtedness incurred in such repayment, redemption, exchange, refinancing or amendment) (a “Credit Agreement Refinancing”) would, to the extent commercially reasonable, permit with such proceeds a (i) a Series A Redemption by the Company for all or a portion of the outstanding Series A Preferred Interests in an amount equal to the lesser of (x) the net proceeds thereof and (y) the Liquidation Preference or (ii) a redemption by ECC of all or a portion of the Junior Subordinated Notes

III-34

or the Senior Subordinated Notes in accordance with the terms thereof in an amount equal to the lesser of (A) such net proceeds and (B) the outstanding amount due thereunder (each, a “Refinancing Redemption”).

(b) Promptly after any such Credit Agreement Refinancing, the Company shall, to the extent so permitted under the terms of such Credit Agreement Refinancing, effect such a Refinancing Redemption.

(c) Upon the completion of a Credit Agreement Refinancing, the Company shall pay to Alden or its designees $3,000,000 (the “Deal Fee”) in cash by wire transfer of immediately available funds in United States dollars to the bank account or accounts designated by Alden in writing. For the avoidance of doubt, the Deal Fee shall not be payable more than once.

10.5  Exchanged ECC Shares.  Upon the occurrence of a Credit Agreement Refinancing, to the extent allowable thereunder, the Series A Preferred Interests shall be exchangeable with the Company, in whole or in part, at the option of the Members holding such Series A Preferred Interests into Exchanged ECC Shares. Upon the exchange of Series A Preferred Interests in accordance with this Section 10.5, the Company shall reduce (i) the Preferred Unrecovered Capital set forth on Annex 6.1(c) and (ii) the Capital Account set forth on Annex 6.2(c), in each case, by Fair Market Value for such Exchanged ECC Shares (which for the avoidance of doubt shall equal on a per share basis the aggregate Liquidation Preference of the Series A Preferred Interests so exchanged divided by the number of Exchanged ECC Shares received in such exchange, referred to herein as the “Per Share Exchange Value”).

10.6  Subordinated Notes.  In addition to any rights of the Company pursuant to the terms of the Senior Subordinated Notes or Junior Subordinated Notes, the Company may redeem all or a part of the Senior Subordinated Notes or Junior Subordinated Notes held by the Alden Members at a redemption price equal to 100% of the principal amount of the Senior Subordinated Notes or Junior Subordinated Notes, as applicable, redeemed plus the amount of all accrued and unpaid interest thereon, if any, to the date of redemption.

10.7  Key-Man Policy.  For so long as the Alden Members maintain the Ownership Minimum, the Company shall use commercially reasonably efforts to maintain key man insurance (a “Key-Man Policy”) on Smulyan (with no less than a seven-year term which provides a payment of at least $20,000,000 to the Company in the event of Smulyan’s death, disability or incapacity (such proceeds, ‘‘Insurance Proceeds”). Upon receipt of Insurance Proceeds by the Company, the value of the Common Interests of the Alden Members shall be determined by an Independent Appraiser selected in accordance with the procedures described in Section 9.8(c) applied mutatis mutandis (treating the Alden Members as the Put/Call Members for such purpose); provided, that such value shall be determined as of the date immediately prior to the event that entitled the Company to Insurance Proceeds; provided, further, that such value shall not be less than the Insurance Proceeds (such value, the “Appraised Price”). The Company shall purchase from the Alden Members, and the Alden Members shall sell to the Company, such portion of the Common Interests of the Alden Members as is equal to (i) the amount of such Insurance Proceeds divided by (ii) the Appraised Price. The closing of such sale shall be held 30 days from receipt of such Insurance Proceeds and the parties shall make deliveries and grant rights necessary to consummate such transaction as provided in Section 9.8(e) applied mutatis mutandis.

10.8  Member Loans.

(a) Smulyan shall be permitted to, and if no other funds are available to the Company, Smulyan shall, make loans to the Company in accordance with this Section 10.8 (“Member Loans”) to the extent necessary to fund (i) the payment of any premiums payable by the Company under the Key-Man Policy and (ii) any other working capital obligations of the Company.

(b) Each Member Loan shall be made in accordance with the following terms, as applicable:

(i) Each Member Loan shall accrue interest at a rate equal to the interest rate per annum applicable to amounts borrowed by Emmis Operating Company under its senior credit facility, which interest shall compound and accrue in a manner consistent with amounts borrowed thereunder.

(ii) All outstanding unpaid principal of the Member Loans, together with accrued and unpaid interest, shall be payable by the Company to Smulyan on the seventh anniversary of the Effective Date;

III-35

provided that the Company may prepay all or a portion of any unpaid principal, together with accrued and unpaid interest, at any time without penalty or premium in accordance with Section 8.1(a); provided, further, that the Company shall not pay any amount in respect of the Member Loans as long as the Alden Members own any Series A Preferred Interests or Junior Subordinated Notes.

(iii) The Member Loans shall not be secured by any assets of the Company or its Subsidiaries.

(c) A Member Loan shall not be considered a Capital Contribution, shall not increase the Capital Account of the lending Member(s), and shall not result in the adjustment of any Member’s Percentage Interest, Preferred Unreturned Capital or Exchanged Preferred Unreturned Capital and the repayment of any Member Loan by the Company shall not decrease the Capital Account of the lending Member.

ARTICLE XI

INDEMNIFICATION

11.1  Indemnification by the Company.

(a) To the extent that a Director, Member or Officer of the Company acts in good faith, in a manner reasonably believed to be in or not opposed to the best interests of the Company, and in accordance with the terms and conditions of this Agreement, to the fullest extent permitted by law, the Company shall indemnify such Person (including, as applicable, directors, officers, employees, agents and representatives of such Person) (each, an “Indemnitee”) against expenses, damages and all costs (including reasonable attorneys’ fees and final judgments and amounts paid in a settlement to which settlement the Board has consented in writing, which consent shall not be unreasonably withheld) (collectively, “Losses”) in connection with litigation or any claims, demands or other actions brought against the applicable Indemnitee or executive arising out of such Indemnitee’s or executive’s duties hereunder, unless such Losses resulted from the gross negligence, willful misconduct or fraud of the Indemnitee. An Indemnitee shall be fully indemnified in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Indemnitee reasonably believes are within such Person’s professional or expert competence.

(b) All claims for indemnification by any Indemnitee pursuant to Section 11.1 shall be asserted and resolved in accordance with this Section 11.1(b). If any Indemnitee has a claim or demand or potential claim or demand for which the Company would be liable to such Indemnitee pursuant to Section 11.1, such Indemnitee shall promptly notify the Company of such claim or demand (the “Claim Notice”). The Claim Notice shall be a condition precedent to any liability of the Company under this Article IX and shall describe the claim or demand in reasonable detail and indicate the amount or estimated amount to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) of the Losses that has been or may be sustained by the Indemnitee. The Company shall have 30 days (or less if the nature of the liability asserted so requires) from the delivery of the Claim Notice to notify the Indemnitee as to whether or not the Company (i) disputes the liability of the Company to the Indemnitee with respect to such claim or demand or (ii) elects to assume the defense of the Indemnitee against such claim or demand. Except as hereinafter provided, if the Company timely notifies the Indemnitee that it desires to assume the defense of such claim or demand, the Company shall be entitled to assume the defense thereof at its own expense, with counsel selected by the Board; provided that any Indemnitee may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any claim or demand in which both the Company, on the one hand, and an Indemnitee, on the other hand, are, or are reasonably likely to become, a party, such Indemnitee shall have the right to employ separate counsel and to control its own defense of such claim or demand if, in the reasonable opinion of counsel to such Indemnitee, either (x) one or more defenses are available to the Indemnitee that are not available to the Company or (y) a conflict or potential conflict exists between the Company, on the one hand, and such Indemnitee, on the other hand, that would make such separate representation advisable; provided, however, that (i) in any action between the Company and the Indemnitee, the Company shall reimburse the Indemnitee for the fees and expenses of only one counsel to such Indemnitee and all other Indemnitees (A) after the final resolution or disposition of such action and (B) if

III-36

the Indemnitee prevails in such action and (ii) in any action between the Indemnitee and any third party, the Company shall reimburse the Indemnitee for such fees and expenses as such fees and expenses are incurred. The Company agrees that it will not, without the prior written consent of the applicable Indemnitee, settle, compromise or consent to the entry of any judgment in any pending or threatened claim or demand relating to the matters contemplated hereby (if such Indemnitee is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnitee from all liability arising or that may arise out of such claim or demand. The Company shall not be liable for any settlement of any claim or demand effected against an Indemnitee without the Company’s written consent, which consent shall not be unreasonably withheld. To the extent the Company shall direct, control or participate in the defense or settlement of any third party claim or demand, the Indemnitee shall give the Company and its counsel access to, during normal business hours, the relevant business records and other documents within its control that are necessary and appropriate for such defense. If the Company (a) elects not to assume the defense of the Indemnitee against any claim or demand; (b) fails to give the Indemnitee timely notice of such assumption as provided above; or (c) the defense is conducted by the Indemnitee in accordance herewith, then the portion of any such claim or demand as to which the defense by the Indemnitee is unsuccessful (and the costs and expenses pertaining to the Indemnitee’s defense, whether or not successful) shall be the liability of the Company hereunder.

(c) The obligations of the Company under this Section 11.1 shall be satisfied solely out of and to the extent of the Company’s assets, and no Indemnitee shall have any personal liability on account thereof.

(d) The debts, liabilities and obligations of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Indemnitee shall be obligated personally for any such debt, liability or obligation of the Company solely by reason of being an Indemnitee.

11.2  Survival.  Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Article XI shall survive the termination, transfer or sale, voluntarily or involuntarily, of a Member’s Ownership Interests and shall survive the termination of this Agreement or dissolution of the Company.

ARTICLE XII

DISSOLUTION AND TERMINATION

12.1  Withdrawal of Members.  Except as otherwise specifically permitted in this Agreement, no Member shall at any time resign, retire or withdraw from the Company. Any Member resigning, retiring or withdrawing in contravention of this Section 12.1 shall indemnify, defend and hold harmless the Company, the Board and all other Members from and against any Losses suffered or incurred by the Company or any such other Member arising out of or resulting from such resignation, retirement or withdrawal.

12.2  Dissolution of Company.

(a) The Company shall be dissolved, wound up and terminated as provided herein upon the first to occur of the following:

(i) a decree of dissolution pursuant to Indiana Code § 23-18-9-2 of the Indiana Act;

(ii) the approval of the Board (in accordance with Section 3.5(b));

(iii) a sale of all or substantially all of the assets of the Company; or

(iv) the occurrence of any other event that would make it unlawful for the business of the Company to be continued.

Except as expressly provided herein or as otherwise required by the Act, the Members shall have no power to dissolve the Company.

(b) In the event of the dissolution of the Company for any reason, the Board or a liquidating agent or committee appointed by the Board shall act as a liquidating agent (the Board or such liquidating agent or committee, in such capacity, is hereinafter referred to as the ‘‘Liquidator”) and, in such capacity, shall wind

III-37

up the affairs of the Company and liquidate the Company assets. The Members shall continue to share all income, losses and distributions during the period of liquidation in accordance with Article VII and Article VIII. The Liquidator shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Company assets pursuant to such liquidation, giving due regard to the activity and condition of the relevant market and general financial and economic conditions.

(c) The Liquidator shall have all of the rights and powers with respect to the assets and liabilities of the Company in connection with the liquidation and termination of the Company that the Board would have with respect to the assets and liabilities of the Company during the term of the Company, and the Liquidator is hereby expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the liquidation and termination of the Company and the transfer of any Company assets.

(d) Notwithstanding the foregoing, a Liquidator that is not a Member shall not be deemed a Member and shall not have any of the economic interests in the Company of a Member; and such Liquidator shall be compensated for its services to the Company at normal, customary and competitive rates for its services to the Company, as reasonably determined by the Board.

12.3  Distribution in Liquidation.  The Company’s assets shall be applied in the following order of priority:

(a) first, to pay the costs and expenses of the winding up, liquidation and termination of the Company;

(b) second, to creditors of the Company, in the order of priority provided by law, including fees, indemnification payments and reimbursements payable to the Members or their Affiliates, but not including those liabilities (other than liabilities to the Members for any expenses of the Company paid by the Members or their Affiliates, to the extent the Members are entitled to reimbursement hereunder) to the Members in their capacity as Members;

(c) third, to establish reserves reasonably adequate to meet any and all contingent or unforeseen liabilities or obligations of the Company; provided, however, that at the expiration of such period of time as the Liquidator may deem advisable, the balance of such reserves remaining after the payment of such contingencies or liabilities shall be distributed as hereinafter provided; and

(d) fourth, the remainder to the Members in accordance with Section 8.1, subject to the limitations of Article VIII, as promptly as practicable.

If the Liquidator, in its sole discretion, determines that Company assets other than cash are to be distributed, then the Liquidator shall cause the Fair Market Value of the assets not so liquidated to be determined (with any such determination normally made by the Board in accordance with the definition of “Fair Market Value” being made instead by the Liquidator). Such assets shall be retained or distributed by the Liquidator as follows:

(i) the Liquidator shall retain assets having a value, net of any liability related thereto, equal to the amount by which the cash net proceeds of liquidated assets are insufficient to satisfy the requirements of clauses (a), (b) and (c) of this Section 12.3; and

(ii) the remaining assets shall be distributed to the Members in the manner specified in clause (d) of this Section 12.3.

If the Liquidator, in its sole discretion, deems it not feasible or desirable to distribute to each Member its allocable share of each asset, the Liquidator may allocate and distribute specific assets to one or more Members as the Liquidator shall reasonably determine to be fair and equitable, taking into consideration, inter alia, the Fair Market Value of such assets and the tax consequences of the proposed distribution upon each of the Members (including both distributees and others, if any). Any distributions in-kind shall be subject to such conditions relating to the disposition and management thereof as the Liquidator deems reasonable and equitable.

III-38

12.4  Final Reports.  At or prior to the completion of the liquidation of the Company’s assets, the Liquidator shall deliver to each of the Members a statement which shall set forth the assets and liabilities of the Company as of the date of complete liquidation and each Member’s portion of distributions pursuant to Section 12.3.

12.5  Rights of Members.  Each Member shall look solely to the Company’s assets for all distributions with respect to the Company and such Member’s Capital Contribution (including return thereof), and such Member’s share of profits or losses thereon, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member or the Board. No Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

12.6  Deficit Restoration.  Notwithstanding any other provision of this Agreement to the contrary, upon liquidation of a Member’s Ownership Interests (whether or not in connection with a liquidation of the Company), no Member shall have any liability to restore any deficit in its Capital Account. In addition, no allocation to any Member of any loss, whether attributable to depreciation or otherwise, shall create any asset of or obligation to the Company, even if such allocation reduces the Capital Account of any Member or creates or increases a deficit in such Capital Account; it is also the intent of the Members that no Member shall be obligated to pay any such amount to or for the account of the Company or any creditor of the Company. No creditor of the Company is intended as a third-party beneficiary of this Agreement nor shall any such creditor have any rights hereunder.

12.7  Termination.  The Company shall terminate when all property owned by the Company shall have been disposed of and the assets shall have been distributed as provided in Section 12.3. The Liquidator shall then execute and cause to be filed the articles of dissolution of the Company.

ARTICLE XIII

CONFIDENTIALITY; PUBLICITY

13.1  Confidentiality; Publicity.  Each Member and the Company shall, and shall cause their respective Affiliates and their respective Affiliates’ directors, officers, employees and agents (each, a “Recipient”) to, maintain in confidence the terms of this Agreement and the other agreements contemplated hereby (collectively, the “Operative Agreements”) and all information furnished to each such Recipient in connection with or relating to this Agreement, the other Operative Agreements or the business and affairs of the Company and none of such Persons shall issue (directly or indirectly) or otherwise make any publicity release, announcement or other communication, of any kind and by any means, concerning this Agreement, the other Operative Agreements or the business and affairs of the Company without advance written approval of the form and substance by the Board. The preceding sentence shall not apply to information that: (i) becomes generally available to the public other than as a result of disclosure by such Recipient contrary to this Agreement; (ii) was available to such Recipient on a non-confidential basis prior to its disclosure to such Recipient by the Company or any other party; (iii) becomes available to such Recipient on a non-confidential basis from a source other than the Company or any other Recipient unless such Recipient knows that such source is bound by a confidentiality agreement or is otherwise prohibited from transmitting the information to such Recipient by a contractual obligation; (iv) is independently developed by such Recipient without reference to confidential information received from the Company or any other party; (v) is required to be disclosed by applicable law or legal process, provided that any Recipient disclosing pursuant to this clause (v) shall use commercially reasonable efforts to notify the other party at least five days prior to such disclosure so as to allow such other party an opportunity to protect such information through protective order or otherwise; (vi) is required to be disclosed by any listing agreement with, or the rules or regulations of, any securities exchange on which securities of such Recipient or any of its Affiliates are listed or traded; (vii) is required to be disclosed in connection with the receipt of the rating of any securities (including debt securities) from a ratings agency; (viii) is disclosed by a Member to such Member’s legal, accounting and other professional representatives; or (ix) is disclosed by a Member in connection with Article IX to any potential financing sources or potential transferees who agree to keep confidential any such information in a manner consistent with the terms of this Article XIII. Notwithstanding the foregoing, the Alden Members shall be permitted to

III-39

disclose information to the Alden Members’ investors, partners, and members who agree to keep such information confidential in accordance with this Section 13.1.

ARTICLE XIV

MISCELLANEOUS

14.1  Further Instruments.  The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

14.2  Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in person, or if delivered by facsimile upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if sent for overnight delivery via a nationally recognized express courier service, or (c) on the date actually received if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 14.2 by the party to receive such notice:

(a) if to Alden, to:

c/o Alden Global Capital
885 Third Avenue
New York, NY 10022
Attention: Jim Plohg
Facsimile: (212) 702-0145

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY
Attention: Stephen M. Banker
Facsimile: (917) 777-2760

(b) if to Smulyan or the Company, to:

c/o Taft Stettinius & Hollister LLP
One Indiana Square, Suite 3500
Indianapolis, Indiana 46204
Attention: James A. Strain
Facsimile: (317) 713-3460

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: James M. Dubin Kelley D. Parker
Facsimile: (212) 757-3990

(c) if to Other Members, as set forth for such Other Member on Annex 14.2(c).

14.3  Entire Agreement.  This Agreement, together with the Securities Purchase Agreement, the Registration Rights Agreement, the Distribution Letter and any other collateral agreements executed in connection with the consummation of the transactions contemplated hereby, contains the entire agreement among the parties with respect to matters contemplated herein and supersedes all prior agreements, written or oral, with respect thereto.

III-40

14.4  Amendment and Wavier.

(b) This Agreement may be amended, modified or waived, in whole or in part, at any time pursuant to an agreement in writing executed by the Company and each Primary Member; provided that any amendment, modification or waiver of Article VIII or Article XII or Sections 14.4, 14.5 and 14.12 shall also require the written consent of each Member adversely affected thereby in a manner disproportionate to such Member’s Percentage Interest.

(c) Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

14.5  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without regard to any conflict of laws rules thereof that might indicate the application of the laws of any other jurisdiction.

14.6  Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement is not assignable by any party without the prior written consent of the other parties; provided that this Agreement may assigned to a transferee of Ownership Interests in connection with a transfer thereof, so long as such transfer is otherwise in compliance with Article IX provided, further, that the Company may assign this Agreement to Newco, and cause Newco to assume its obligations hereunder and under the Registration Rights Agreement, in connection with the transactions described in Section 10.2(a).

14.7  Usage.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.” Any capitalized term used in any Exhibit or Annex but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and the phrase shall not mean simply “if”. Any agreement, instrument or law defined or referred to herein means such agreement, instrument or law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

14.8  Articles and Sections.  All references herein to Articles and Sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. The table of contents, index of defined terms and Article and Section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

14.9  Interpretation.  The parties acknowledge and agree that (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties, regardless of which party was generally responsible for the preparation of this Agreement. Any statute, regulation, or other law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such statute, regulation or other law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a person also refer to its predecessors and permitted successors and assigns.

14.10  Severability of Provisions.  If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable (a) the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and (b) the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to

III-41

the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

14.11  Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

14.12  No Personal Liability.  This Agreement (and each agreement, certificate and instrument delivered pursuant hereto) shall not create or be deemed to create or permit any personal liability or obligation on the part of any officer, director, employee, agent, representative or investor of any party hereto.

14.13  No Third Party Beneficiaries.  No provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the parties hereto.

14.14  Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Any claim arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any Federal court in the State of New York or, if jurisdiction is not available in any such court, in any court sitting in New York County, New York, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such claim, that it is not subject personally to the jurisdiction of such court, that the claim is brought in an inconvenient forum, that the venue of the claim is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such claim.

Any and all service of process and any other notice in any such claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY.

(c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN SECTION 14.14(b), (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS IN SECTION 14.14(b) AND THIS SECTION 14.14(c).

III-42

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

ALDEN MEDIA HOLDINGS, LLC

By:
Name:
Title:

JEFFREY H. SMULYAN

JS ACQUISITION, LLC

By:
Name:
Title:

OTHER MEMBERS:

[OTHER MEMBER]

By:
Name:
Title:

[Signature Page to the Amended and Restated Operating Agreement]

III-43

ANNEX 3.5(g)

AFFILIATE ARRANGEMENTS

1. Any transaction with an Affiliate of the Company disclosed in or incorporated by reference into the ECC SEC Documents (as such term is defined in the Securities Purchase Agreement).

2. 2011 Corporate Incentive Plan, relating to the pay out of annual bonuses under executive officer employment agreements, referenced in ECC’s Form 8-K filed on April 9, 2010.

3. The following agreements:

a) Change In Control Severance Agreement, effective January 1, 2008, by and between Emmis Communications Corporation, an Indiana corporation, and Gregory T. Loewen.

b) Change In Control Severance Agreement, effective March 1, 2009, by and between Emmis Communications Corporation, an Indiana corporation, and J. Scott Enright.

c) Employment Agreement, effective as of March 1, 2009, by and between Emmis Operating Company, an Indiana corporation, and Gregory T. Loewen, an Indiana resident.

d) Employment Agreement, effective as of March 1, 2010, by and between Emmis Operating Company, an Indiana corporation, and J. Scott Enright, an Indiana resident.

4. In addition to the items described above, (i) any consolidation of subsidiaries or any other similar transactions, (ii) any arrangements or other transactions with 501(c)(3) organizations with which Affiliates of the Company may be affiliated by reason of an officer or director being a trustee of any of such organizations; provided that such arrangements are either on arm’s length terms or are described below in item 5 or (iii) any other intercompany transactions in the ordinary course of business consistent with past practice.

5. USC leases tower space from Emmis Operating Company at Flint Peak for college radio (Smulyan is a USC trustee). Also, Mr. Enright and Mr. Cummings are trustees of 501(c)(3) organizations that may buy advertising and campaign and promotional services from Emmis Operating Company (on market terms).

Annex 3.5(g) — Page 1

ANNEX 6.1(c)

OWNERSHIP INTERESTS

Common Interests

Member	Percentage Interest

Alden	[ ]%(1)
Smulyan	[ ]%(2)
[Other Members][4]	[ ]%(3)

Series A Preferred Interests

	Capital	Preferred
Member	Contributions	Unrecovered Capital

Alden	$ [ ]	$ [ ](4)

(1) To be initially equal to the “Initial Percentage”, calculated as follows:

20% + ([(Purchase Price + (.5*Expenses Overage)) − $75,000,000) / $75,000,000] x 20%).

(2) To be initially equal to:

(100% − the Initial Percentage) x (3 x Smulyan Shares)
 (3 x Smulyan Shares) + All Other Member Shares

(3) To be initially equal to:

(100% − the Initial Percentage) x Other Member Shares
 (3 x Smulyan Shares) + All Other Member Shares

‘‘Smulyan Shares” means the number of shares of ECC Common Stock to be contributed by Smulyan to ECC as required by the Stock Purchase Agreement.

‘‘Other Member Shares” means the number of shares of ECC Common Stock contributed by an Other Member to the Company as required by the Rollover Agreement.

(4) To be initially equal to:

$96,900,000 + Additional Consideration + (1.5 x Expenses Overage)

‘‘Additional Consideration” means the amount described in clause (b) of the definition of Purchase Price as set forth in the Securities Purchase Agreement.

‘‘Expenses Overage” means the amount (if any) by which Transaction Expenses payable under
Section 10.1(a) of the Securities Purchase Agreement exceeds $10,280,000.

      4 Names of Other Members to correspond to the parties to the Rollover Agreement.

Annex 6.1(c) — Page 1

ANNEX 6.2(d)

CAPITAL ACCOUNTS

Member	Capital Account:

Alden	[$	]
Smulyan	[$	]
[Other Members]	[$	]

Annex 6.2(d) — Page 1

ANNEX 9.7(g)

BUY/SELL FINANCING

Due at Closing:  At least 35% of the aggregate purchase price in cash and the remainder in the form of a Seller Note substantially in the form attached hereto as Exhibit B.

Annex 9.7(g) — Page 1

ANNEX 9.8(f)

PUT/CALL FINANCING

Due at Closing:  At least 35% of the aggregate purchase price in cash and the remainder in the form of a Seller Note substantially in the form attached hereto as Exhibit B.

Annex 9.7(f) — Page 1

ANNEX 14.2(c)

OTHER MEMBERS NOTICE5

[Other Member]

Attention:
Facsimile:

      5 Company to provide prior to Closing.

Annex 14.2(b) — Page 1

Appendix IV

Agreement and Plan of Merger

Appendix IV
EXECUTION COPY

IMPORTANT: The representations and warranties of each party set forth in this Agreement (i) have been qualified by confidential disclosures made to the other party in connection with this Agreement, (ii) will not survive consummation of the Merger and cannot be the basis for any claims under this Agreement by the other parties after the Merger is consummated, (iii) are qualified in certain circumstances by a materiality standard which may differ from what may be viewed as material by investors, (iv) were made only as of the date of this Agreement or such other date as is specified in this Agreement, and (v) may have been included in this Agreement for the purpose of allocating risk between the parties rather than establishing matters as facts.

AGREEMENT AND PLAN OF MERGER
dated as of
May 25, 2010,
by and among
EMMIS COMMUNICATIONS CORPORATION,
JS ACQUISITION, LLC
and
JS ACQUISITION, INC.

IV-i

IV-ii

Page

Article 12 Definitions		IV-29
Section 12.01.	Definitions	IV-29
Section 12.02.	Other Definitional and Interpretative Provisions	IV-29

Annex I	Conditions to the Offer
Annex II	Conditions to the Exchange Offer
Annex III	Company Board Resolutions
Schedule I	Retained Shares
Schedule II	Finder’s Fees

IV-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 25, 2010, by and among EMMIS COMMUNICATIONS CORPORATION, an Indiana corporation (the “Company”), JS ACQUISITION, LLC, an Indiana limited liability company (“Parent”), and JS ACQUISITION, INC., an Indiana corporation (“Merger Subsidiary”) and subsidiary owned by Parent and Mr. Jeffrey H. Smulyan (“Smulyan”).

W I T N E S S E T H

WHEREAS, the respective boards of directors of Parent and Merger Subsidiary have, at meetings duly called and held, each unanimously (i) determined that it is in the best interests of their respective members and shareholders for Parent to acquire the Company on the terms and subject to the conditions set forth herein, (ii) approved and declared advisable the merger of Merger Subsidiary with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Indiana Business Corporation Law (the “IBCL” or “Indiana Law”) and (iii) adopted this Agreement and approved the execution, delivery and performance of this Agreement by Parent and Merger Subsidiary and the consummation of the transactions contemplated hereby, including the Offer and the Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has established the Committee of Disinterested Directors to review, evaluate, negotiate, recommend or not recommend to the Company Board any offer by Merger Subsidiary or its Affiliates to acquire securities of the Company or any other proposal for a business combination transaction with Merger Subsidiary or its Affiliates;

WHEREAS, the Committee of Disinterested Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement, including the Offer and the Merger, are advisable and fair to and in the best interests of the Company and the Unaffiliated Shareholders and (ii) recommended that the Company Board adopt resolutions, on the terms and subject to the conditions of this Agreement and in accordance with the IBCL (x) determining that it is advisable and fair to and in the best interests of the Unaffiliated Shareholders for Parent to acquire the Company on the terms and subject to the conditions set forth herein, (y) approving and adopting this Agreement, the Offer and the Merger and (z) recommending that the Unaffiliated Shareholders accept the Offer, tender their Shares in the Offer and approve the Merger and this Agreement (to the extent required by Indiana Law);

WHEREAS, the Company Board acting on the Committee Recommendation, at a meeting duly called and held, has unanimously, on the terms and subject to the conditions of this Agreement and in accordance with the IBCL (i) determined that it is advisable and fair to and in the best interests of the Company and the Unaffiliated Shareholders for Parent to acquire the Company on the terms and subject to the conditions set forth herein, (ii) approved and adopted this Agreement, the Offer and the Merger and (iii) recommended that the Unaffiliated Shareholders accept the Offer, tender their Shares in the Offer and approve the Merger and this Agreement (to the extent required by Indiana Law);

WHEREAS, on the terms and conditions set forth herein, Merger Subsidiary has agreed to commence a tender offer to purchase all of the outstanding shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Shares”) not beneficially owned by Merger Subsidiary, Parent, Smulyan, his Affiliates (collectively with Parent, Merger Subsidiary and Smulyan, the “Purchaser Group”), Alden Global Capital or its Affiliates (“Alden”) and the Shares to be contributed to the Company by the parties to the Rollover Agreement, at an offer price of $2.40 per Share in cash, without interest and subject to applicable withholding taxes (the “Offer Price”) and file with the U.S. Securities and Exchange Commission (the ‘‘SEC”) a combined Tender Offer Statement and Rule 13E-3 Transaction Statement under cover of Schedule TO (the “Schedule TO”) and related Offer to Purchase, form of letter of transmittal and other ancillary Offer documents and instruments (collectively with the Schedule TO, and including any amendments or supplements thereto, the “Offer Documents”) with respect to such offer by Merger Subsidiary (as such offer is amended from time to time, including in accordance with this Agreement, the “Offer”);

WHEREAS, the Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer, a number of Shares, which together with the Shares and the shares of Class B Common Stock, par value $0.01 per share, of the Company (the ‘‘Class B Shares”) beneficially owned by the Purchaser Group, the Rolling Shareholders and Alden, represents at least a majority of the aggregate voting power of the Shares and the Class B Shares, voting together as a single class and with each Share entitled to one vote per Share and each Class B Share entitled to one vote per Share, outstanding on the date such Shares are purchased (the “Minimum Tender Condition”); and

WHEREAS, on the terms and conditions set forth herein, the Company has agreed to commence an offer to exchange all of the outstanding shares of 6.25% Series A Cumulative Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Shares”) for a newly issued series of 12% Senior Subordinated Notes due 2017 of the Company (the “New Notes”) with an aggregate principal amount equal to 60% of the aggregate liquidation preference (excluding accrued and unpaid dividends) of the Preferred Shares and file with the SEC a proxy statement and offer to exchange under cover of Schedule 14A and Schedule TO (the “Proxy Statement/Offer to Exchange”) and other ancillary Exchange Offer documents and instruments (collectively with the Proxy Statement/Offer to Exchange, and including any amendments or supplements thereto, the ‘‘Exchange Offer Documents”) with respect to such offer to exchange by the Company (as such offer is amended from time to time, including in accordance with this Agreement, the “Exchange Offer”) and in connection with the Exchange Offer, exchanging holders will be asked to vote in favor of a proposal to approve an amendment to the Company’s second amended and restated articles of incorporation (the “Articles of Incorporation”), which would (i) remove the rights of the holders of the Preferred Shares to require the Company to redeem all or a portion of their Preferred Shares on the first anniversary after the occurrence of certain going private transactions and nominate directors to the Company Board, and (ii) provide for the automatic conversion upon the Merger (a) of each Preferred Share not exchanged for the New Notes (other than the Preferred Shares held by Alden) into that amount of consideration that would be paid to holders of Shares into which the Preferred Shares are convertible immediately prior to the Merger and (b) of the Preferred Shares held by Alden into the New Notes at a rate of $30 principal amount of New Notes per $50 of liquidation preference of Preferred Shares, excluding accrued and unpaid dividends (collectively, the “Preferred Amendments”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, Parent, Merger Subsidiary and the Company hereby agree as follows:

ARTICLE 1

THE OFFER AND THE EXCHANGE OFFER

Section 1.01.  The Offer.

(a) Provided that no event shall have occurred and be continuing that, had the Offer been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex I, no later than 5:00 p.m. New York City time on June 3, 2010, Merger Subsidiary shall commence (within the meaning of Rule 14d-2 of the Exchange Act) the Offer. On the date of commencement of the Offer, Merger Subsidiary shall (i) file or cause to be filed with the SEC the Offer Documents and (ii) cause the Offer Documents to be disseminated to the holders of Shares as and to the extent required by applicable Law. Subject to the terms and conditions thereof, the Offer shall remain open until at least 5:00 p.m., New York City time, on the twentieth Business Day (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the date the Offer is commenced.

(b) Merger Subsidiary expressly reserves the right to waive any of the conditions to the Offer and to make any other changes in the terms of or conditions to the Offer; provided, that without the prior consent of the Company (which consent shall require approval by the Committee of Disinterested Directors), Merger Subsidiary shall not:

(i) decrease the amount or change the form of the consideration to be paid or decrease the number of Shares sought in the Offer;

(ii) waive the Minimum Tender Condition;

(iii) add to, amend, modify, supplement or otherwise change any of the conditions to the Offer set forth in Annex I in any manner that is adverse to the Unaffiliated Shareholders;

(iv) amend any other term of the Offer in any manner adverse to the Unaffiliated Shareholders; or

(v) extend the expiration date of the Offer except as otherwise provided herein.

Notwithstanding clause (v) above, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, extend the Offer (x) from time to time for successive periods not to exceed 10 Business Days each, until the conditions to the Offer are satisfied or waived if any of the conditions is not satisfied or waived on any scheduled expiration date of the Offer, and (y) for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period otherwise required by applicable Law; provided, that in no event shall Merger Subsidiary be required or permitted to extend the Offer beyond the End Date. Following expiration of the Offer, Merger Subsidiary may, in its sole discretion, provide a subsequent offering period (“Subsequent Offering Period”) in accordance with Rule 14d-l1 of the Exchange Act.

(c) Subject to the terms and conditions set forth in this Agreement and to the satisfaction or waiver of the conditions to the Offer, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, accept for payment and pay for, promptly after the expiration of the Offer, all Shares (i) validly tendered and not withdrawn pursuant to the Offer and (ii) validly tendered in any Subsequent Offering Period (the date on which Shares are first accepted for payment, the ‘‘Acceptance Date”).

(d) Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it or any of its Affiliates for use in the Schedule TO and the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Merger Subsidiary shall, and shall cause its Affiliates to, use reasonable best efforts to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable U.S. federal securities laws. The Company, the Committee of Disinterested Directors and their respective counsel shall be given a reasonable opportunity to review and comment on any amendment to the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Merger Subsidiary shall give reasonable and good faith consideration to any comments made by the Company, the Committee of Disinterested Directors and their respective counsel. Parent and Merger Subsidiary shall provide the Company, the Committee of Disinterested Directors and their respective counsel with (i) any comments or other communications, whether written or oral, that Parent, Merger Subsidiary or their respective Affiliates or counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Parent and Merger Subsidiary to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Parent and Merger Subsidiary or their counsel in any discussions or meetings with the SEC.

Section 1.02.  Company Action.

(a) The Company hereby approves of and consents to the Offer and the Merger and represents and warrants that the Company Board acting on the Committee Recommendation, at a meeting duly called and held, has unanimously, on the terms and subject to the conditions of this Agreement and in accordance with the IBCL (i) determined that it is advisable and fair to and in the best interests of the Company and the Unaffiliated Shareholders for Parent to acquire the Company on the terms and subject to the conditions set forth herein, (ii) approved and adopted this Agreement, the Offer and the Merger and (iii) recommended that the Unaffiliated Shareholders accept the Offer, tender their Shares in the Offer and approve the Merger and this Agreement (to the extent required by Indiana Law).

(b) The Company hereby agrees to file with the SEC on the date that Merger Subsidiary files the Offer Documents pursuant to Section 1.01(a), a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the ‘‘Schedule 14D-9”) containing the Committee Recommendation and the Company Board Recommendation. The Company agrees to use its reasonable best efforts to mail such Schedule 14D-9 to the shareholders of the Company concurrently with the mailing of the Offer Documents. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s shareholders and at the Acceptance Date, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Merger Subsidiary in writing for inclusion in the Schedule 14D-9. The Company, Parent and Merger Subsidiary each agree promptly to correct any information provided by it for use in the Schedule 14D-9, if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected to be filed with the SEC and disseminated to the holders of Shares as and to the extent required by applicable federal securities laws. Parent, Merger Subsidiary and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 (including each amendment or supplement thereto) before it is filed with the SEC and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Subsidiary and their counsel. In addition, the Company shall provide Parent, Merger Subsidiary and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. Parent, Merger Subsidiary and their counsel shall be given a reasonable opportunity to review any such responses and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Subsidiary and their counsel prior to their submission.

(c) In connection with the Offer, the Company shall promptly furnish Parent and Merger Subsidiary with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish Parent and Merger Subsidiary with such additional information and assistance (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) as Parent, Merger Subsidiary or their respective agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.

(d) The Company hereby consents to the inclusion in the Offer Documents of all disclosure relating to (i) the Committee Financial Advisor (including the amount of fees and other consideration that the Committee Financial Advisor will receive upon consummation of or as a result of the Offer and the Merger, and the conditions therefor), (ii) the opinion the Committee Financial Advisor referred to in Section 4.15 and (iii) the information that formed the basis for rendering such opinion, subject to the approval of the form of such disclosure by the Committee Financial Advisor (such approval not to be unreasonably withheld or delayed).

Section 1.03.  Directors.  Following the Acceptance Date and until the Effective Time, the Company Board shall at all times include the directors that currently comprise the Committee of Disinterested Directors, and none of Parent, Merger Subsidiary, Smulyan or the Company shall take any action to cause any change in the composition of the Committee of Disinterested Directors. After the Acceptance Date and prior to the Effective Time, in addition to any approvals of the Company Board or the shareholders of the Company as may be required by the Articles of Incorporation, the Company’s By-laws (the “By-laws”) or applicable Law, the affirmative vote of a majority of the members of the Committee of Disinterested Directors shall be required (a) for the Company to terminate this Agreement or amend this Agreement, (b) for the Company to exercise or waive any of the Company’s rights, benefits or remedies under this Agreement, (c) for the Company to take any action that would prevent or materially delay the consummation of the Merger, (d) except as otherwise contemplated by this Agreement, to amend the Articles of Incorporation or the By-laws or (e) for the Company Board to take any other action under this Agreement, in each case, if such termination, amendment, exercise, waiver or other action would reasonably be expected to adversely affect the holders of Shares (other than Alden or the Purchaser Group).

Section 1.04.  The Exchange Offer.

(a) Provided that no event shall have occurred and be continuing that, had the Exchange Offer been commenced, would give rise to a right to terminate the Exchange Offer pursuant to any of the conditions set forth in Annex II, no later than 5:00 p.m. New York City time on June 3, 2010, the Company shall file or cause to be filed with the SEC the Exchange Offer Documents. Immediately following the receipt by the Company of SEC clearance of the Exchange Offer Documents, the Company shall (i) commence (within the meaning of Rule 14d-2 of the Exchange Act) the Exchange Offer and (ii) cause the Exchange Offer Documents to be disseminated to the Company’s shareholders as and to the extent required by applicable Law. In accordance with the IBCL, the Articles of Incorporation, the By-laws, the Exchange Act and any applicable rules of NASDAQ, the Company shall, as promptly as possible following the date hereof, call a special meeting of its shareholders to vote on the Preferred Amendments and set as the record date for such meeting, a date that is satisfactory to the Merger Subsidiary. Subject to the terms and conditions thereof, the Exchange Offer shall remain open until at least 5:00 p.m., New York City time, on the twentieth Business Day (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the date the Exchange Offer is commenced. Upon receipt of the approval of the Company’s shareholders of the Preferred Amendments, the Company shall file the Preferred Amendments with the Secretary of State of the State of Indiana and use reasonable best efforts to make the Preferred Amendments effective.

(b) The Company expressly reserves the right to waive any of the conditions to the Exchange Offer and to make any other changes in the terms of or conditions to the Exchange Offer; provided, that without the prior consent of Parent, the Company shall not:

(i) decrease the amount or change the form of the consideration to be paid or decrease the number of Preferred Shares sought in the Exchange Offer;

(ii) add to, amend, modify, supplement or otherwise change any of the conditions to the Exchange Offer set forth in Annex II in any manner that is adverse to the Unaffiliated Shareholders and the holders of Preferred Shares (other than Alden);

(iii) amend any other term of the Exchange Offer in any manner adverse to the Unaffiliated Shareholders and the holders of Preferred Shares (other than Alden);

(iv) withdraw or terminate the Exchange Offer or otherwise amend the terms of the Exchange Offer in a manner adverse to the Unaffiliated Shareholders and the holders of Preferred Shares (other than Alden) after the date that the Preferred Amendments become effective; or

(v) extend the expiration date of the Exchange Offer except as otherwise provided herein.

Notwithstanding clause (v) above, the Company may extend the Exchange Offer (x) from time to time for successive periods not to exceed 10 Business Days each, until the conditions to the Exchange Offer are satisfied or waived if any of the conditions is not satisfied or waived on any scheduled expiration date of the Exchange Offer, and (y) for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Exchange Offer or any period otherwise required by applicable Law; provided, that in no event shall the Company be required or permitted to extend the Exchange Offer beyond the End Date.

(c) Subject to the terms and conditions set forth in this Agreement and to the satisfaction or waiver of the conditions to the Exchange Offer, the Company shall accept for exchanging and exchange for, promptly after the expiration of the Exchange Offer, all Preferred Shares validly tendered and not withdrawn pursuant to the Exchange Offer.

(d) Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it or any of its Affiliates for use in the Proxy Statement/Offer to Exchange and the Exchange Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. The Company shall, and shall cause its Affiliates to, use reasonable best efforts to cause the Proxy Statement/Offer to Exchange as so corrected to be filed with the SEC and the Exchange Offer Documents as so corrected to be disseminated to the Company’s shareholders, in each case as and to the extent required by applicable U.S. federal securities laws. Parent, Merger Subsidiary and their respective counsel shall be given a reasonable opportunity to review and comment on any amendment to the Proxy Statement/Offer to Exchange and the Exchange Offer Documents each time before any such document is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by the Parent, the Merger Subsidiary and their respective counsel. The Company shall provide to Parent and Merger Subsidiary and their respective counsel with (i) any comments or other communications, whether written or oral, that the Company or its Affiliates or their respective counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Offer to Exchange or the Exchange Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of the Company to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

ARTICLE 2

THE MERGER

Section 2.01.  The Merger.

(a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Indiana Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9, the closing of the Merger (the ‘‘Closing”) shall take place in New York City at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019, as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place or time as Parent and the Company may mutually agree.

(c) On or prior to the date of Closing, the Company shall file articles of merger with the Secretary of State of the State of Indiana. The Merger shall become effective at such time (the ‘‘Effective Time”) as the articles of merger are duly filed with the Indiana Secretary of State or at such later time (not to exceed one Business Day) as is specified in the articles of merger.

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Indiana Law.

Section 2.02.  Conversion of Shares.

(a) Immediately prior to the Effective Time:

(i) each Share held by the Purchaser Group (other than the Retained Shares held by the Purchaser Group) and each Rollover Share will be contributed to the Company in consideration for common equity interests in Parent; and

(ii) each Class B Share outstanding, all of which are held by Smulyan, and all of the Smulyan Options will be contributed to the Company in consideration for common equity interests in Parent.

(b) At the Effective Time:

(i) each Share outstanding, including outstanding restricted stock with respect to Shares that become fully vested immediately prior to the Effective Time (other than Merger Subsidiary held by Parent or the Company), shall be converted into the right to receive an amount in cash equal to the Offer Price (the “Common Merger Consideration”) from the Company;

(ii) pursuant to the terms of the Preferred Amendments, each Preferred Share held by Alden will be converted into New Notes at a rate of $30 principal amount of New Notes per $50 of liquidation preference of Preferred Shares, excluding accrued and unpaid dividends (the “Alden Preferred Merger Consideration”);

(iii) pursuant to the terms of the Preferred Amendments, except as otherwise provided in Section 2.02(b)(ii), each Preferred Share outstanding that was not exchanged for New Notes pursuant to the Exchange Offer shall be converted into the right to receive an amount in cash equal to $5.856, without interest and less any applicable withholding taxes (the “Preferred Merger Consideration” and, together with the Common Merger Consideration, the “Cash Merger Consideration” and the Cash Merger Consideration together with the Alden Preferred Merger Consideration, the “Merger Consideration”);

(iv) each Share and each Class B Share held by Merger Subsidiary or the Company shall be cancelled without consideration;

(v) each share of Merger Subsidiary Class A Common Stock outstanding shall be converted into and become one share of Non-Voting Class A Common Stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted; and

(vi) each share of Merger Subsidiary Class B Common Stock outstanding shall be converted into and become one share of Class B Common Stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.

(c) As of the Effective Time, all Shares, Class B Shares, Smulyan Options, Preferred Shares, shares of Merger Subsidiary Class A Common Stock and shares of Merger Subsidiary Class B Common Stock outstanding immediately prior to the Effective Time shall be canceled and retired and shall thereafter represent only the rights, if any, specified in this Section 2.02 and Section 2.04.

Section 2.03.  Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an agent (the “Paying Agent”) for the purpose of exchanging certificates representing Shares and Preferred Shares (the “Certificates”) or uncertificated Shares and Preferred Shares (the “Uncertificated Shares”) for the applicable Merger Consideration as provided in Section 2.02. Parent or one of its Affiliates shall make available to the Paying Agent, as needed, the Cash Merger Consideration and the Company shall make available to the Paying Agent the Alden Preferred Merger Consideration, in each case, to be paid in respect of the Certificates and the Uncertificated Shares. Any interest or other income earned on the Cash Merger Consideration deposited with the Paying Agent pending its disbursement pursuant to Section 2.03 shall be solely for the account of the Surviving Corporation or one of its Affiliates and shall be delivered to them, upon demand by the Surviving Corporation at any time or from time to time. Promptly after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of Shares and Preferred Shares that have been converted into the right to receive the applicable Merger Consideration a letter of transmittal and instructions for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of Certificates or transfer of Uncertificated Shares to the Paying Agent).

(b) Each holder of Shares and/or Preferred Shares that have been converted into the right to receive the applicable Merger Consideration shall be entitled to receive (upon surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, or in the case of Uncertificated Shares, receipt by the Paying Agent of an “agent’s message” (or other evidence reasonably acceptable to the Paying Agent)) the applicable Merger Consideration payable for each Share or Preferred Share so surrendered. Until so surrendered, each Certificate or Uncertificated Share shall after the Effective Time represent only the right to receive the applicable Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder, it shall be a condition to such payment that (i) any Certificate shall be in proper form for transfer or any Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of Shares or Preferred Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Corporation or the Paying Agent, for any reason, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of Shares or Preferred Shares six months after the Effective Time shall be delivered to the Surviving Corporation or one of its Affiliates upon demand by the Surviving Corporation, and any such holder who has not exchanged such Shares or Preferred Shares for the applicable Merger Consideration in accordance with this Section 2.03 prior to that time, shall thereafter look only to the Surviving Corporation for payment of the applicable Merger Consideration in respect of such Shares or Preferred Shares, as applicable, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor any of its Affiliates shall be liable to any holder of Shares or Preferred Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares or Preferred Shares immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Body shall become to the extent permitted by Law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) to pay for Shares for which dissenters’ rights have been perfected shall be delivered to the Surviving Corporation or one of its Affiliates, upon demand by the Surviving Corporation.

Section 2.04.  Dissenting Shares.  Notwithstanding Section 2.02 and to the extent § 23-1-44 of the IBCL is applicable, Shares outstanding immediately prior to the Effective Time and held by a holder of record who has not voted in favor of the Merger or consented thereto in writing and who has notified the Company in writing of his or her intent to dissent prior to the taking of the vote on the Merger and complied with other requirements under Indiana Law, shall not be converted into the right to receive the applicable Merger Consideration, but instead shall only have such rights as are provided by Indiana Law; provided, however, that if such holder fails to perfect, withdraws or loses the right to dissent, then such Shares shall automatically be converted into the right to receive the Merger Consideration. The Company shall give Parent (a) prompt written notice of any dissenting shareholder or other documents received by the Company pursuant to § 23-1-44 of the IBCL and (b) the opportunity to direct all negotiations and proceedings with respect to such demands and the exercise of dissenters’ rights under § 23-1-44 of the IBCL. Except with the prior written consent of Parent or as otherwise required by Law or a judgment, injunction or decree of a Governmental Body of competent jurisdiction, the Company shall not take any action with respect to such demands (including making any payment with respect to, or offering to settle or settling, any such demands).

Section 2.05.  Company Stock Options; Company RSUs.

(a) At or immediately prior to the Effective Time, each option to purchase Shares outstanding under any stock option or compensation plan or arrangement of the Company (a “Company Stock Option”) other than the Smulyan Options, whether or not vested or exercisable, shall vest and be canceled, and the Company shall pay the holder of any such option at or promptly after the Effective Time an amount in cash equal to the product of (i) the excess, if any, of the Common Merger Consideration over the applicable exercise price per Share of such option and (ii) the number of Shares such holder could have purchased (assuming full vesting of such Company Stock Option) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time.

(b) At or immediately prior to the Effective Time, each restricted stock unit with respect to Shares outstanding under any stock option or compensation plan or arrangement of the Company (a ‘‘Company RSU”), whether or not vested, shall vest and be canceled, and the Company shall pay the holder of any such restricted stock unit at or promptly after the Effective Time an amount in cash equal to the product of (i) the

Common Merger Consideration and (ii) the number of Shares such holder could have received (assuming full vesting of such Company RSU) had the Company RSU been settled immediately prior to the Effective Time.

(c) Prior to the Effective Time, the Company shall take such actions, if any, as are necessary to give effect to the transactions contemplated by this Section 2.05.

Section 2.06.  Adjustments.  If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares or Preferred Shares shall be changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares or Preferred Shares, or stock dividend thereon with a record date during such period), the applicable Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.07.  Withholding Rights.  Notwithstanding anything else contained herein to the contrary, each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Articles 1 and 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law. If the Paying Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.08.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares or Preferred Shares represented by such Certificate as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01.  Articles of Incorporation.  At the Effective Time, the articles of incorporation of the Company shall be amended to be identical to the articles of incorporation of Merger Subsidiary in effect immediately prior to the Effective Time, except for Article I, which shall read “The name of the corporation is Emmis Communications Corporation,” and except that the provisions of the articles of incorporation of Merger Subsidiary relating to the incorporator of Merger Subsidiary shall be omitted and as so amended shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with Indiana Law. Nothing in this Section 3.01 shall affect in any way the indemnification obligations provided for in Section 7.03(b).

Section 3.02.  By-laws.  At the Effective Time, the By-laws shall be amended to be identical to the by-laws of Merger Subsidiary in effect immediately prior to the Effective Time and as so amended shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with Indiana Law, except that the words “JS Acquisition, Inc.” shall be replaced by “Emmis Communications Corporation”. Nothing in this Section 3.02 shall affect in any way the indemnification obligations provided for in Section 7.03(b).

Section 3.03.  Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Indiana Law, (a) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except (a) as set forth in the Disclosure Schedule which is being delivered to Parent and Merger Subsidiary concurrently herewith (the “Company Disclosure Schedule”) or (b) as disclosed in or incorporated by reference into (i) the Company’s Annual Report on Form 10-K for the year ended February 28, 2010 (the “Company 10-K”) or (ii) any other Company SEC Document filed with or furnished to the SEC on or after the date the Company 10-K was filed but prior to the date hereof (excluding any disclosure set forth in any risk factor section or any section relating to or containing forward looking statements, in each case, to the extent not otherwise disclosed in any other section of the Company 10-K or such other Company SEC Documents) to the extent such disclosure is reasonably apparent on its face to relate to such section of Article 4 below, the Company represents and warrants to the Parent and Merger Subsidiary as follows:

Section 4.01.  Organization and Qualification; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate, partnership or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on the Business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Business. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its Business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Business.

(b) Section 4.01(b) of the Company Disclosure Schedule sets forth a complete and correct structure chart of the Company and its Subsidiaries (other than entities with no material liabilities and no material assets or operations), including the jurisdiction of organization and percentage of outstanding equity or voting interests (including partnership interests and limited liability company interests) owned by the Company or its Subsidiaries of each of the Company’s Subsidiaries, and the identity of such owners of outstanding equity or voting interests. All equity or voting interests (including partnership interests and limited liability company interests) of the Company’s Subsidiaries held by the Company or any of its other Subsidiaries have been duly and validly authorized and are validly issued, fully paid and non-assessable. All such equity or voting interests owned by the Company or its Subsidiaries are free and clear of any Liens (other than Permitted Liens).

Section 4.02.  Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for any required adoption of this Agreement by the Company’s shareholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares and Class B Shares, voting together as a single class, with each Share entitled to one vote per Share and each Class B Share entitled to one vote per Class B Share (if required by Indiana Law) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Shareholder Approval”) under applicable Law and the Articles of Incorporation or the By-laws, as currently in effect. This Agreement constitutes a valid and binding agreement of the Company.

(b) The Committee of Disinterested Directors has been duly authorized and constituted and at a meeting duly called and held, has unanimously (i) determined that this Agreement, including the Offer and the Merger, are advisable and fair to and in the best interests of the Unaffiliated Shareholders and (ii) recommended that the Company Board adopt resolutions, on the terms and subject to the conditions of this Agreement and in accordance with the IBCL (x) determining that it is advisable and fair to and in the best interests of the Company and the Unaffiliated Shareholders for Parent to acquire the Company on the terms and subject to the conditions set forth herein, (y) approving and adopting this Agreement, the Offer and the Merger and (z) recommending that the Unaffiliated Shareholders accept the Offer, tender their Shares in the Offer and approve the Merger and this Agreement (to the extent required by Indiana Law) (the “Committee Recommendation”).

(c) The Company Board acting on the Committee Recommendation, at a meeting duly called and held, has unanimously, on the terms and subject to the conditions of this Agreement and in accordance with the IBCL (i) determined that it is advisable and fair to and in the best interests of the Company and the Unaffiliated Shareholders for Parent to acquire the Company on the terms and subject to the conditions set forth herein, (ii) approved and adopted this Agreement, the Offer and the Merger and (iii) recommended that the Unaffiliated Shareholders accept the Offer, tender their Shares in the Offer and approve the Merger and this Agreement (to the extent required by Indiana Law) (the “Company Board Recommendation”).

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Body, other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Indiana; (b) compliance with any applicable requirements of the Exchange Act and any other applicable U.S. state or federal securities laws; (c) compliance with any applicable rules and regulations of NASDAQ; and (d) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04.  No Defaults or Conflicts; Compliance with Laws; Governmental Permits.

(a) The execution and delivery of this Agreement and the consummation of the Transactions by the Company and its Subsidiaries and performance by the Company of its obligations hereunder: (i) does not result in any violation of the Articles of incorporation and the By-laws; (ii) does not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any agreement or instrument to which the Company or its Subsidiaries is a party or by which they are bound or to which their respective properties are subject; and (iii) assuming compliance with the matters addressed in Section 4.03, does not violate any existing applicable Law or Order of any Governmental Body having jurisdiction over the Company or its Subsidiaries; provided, however, that no representation or warranty is made in the foregoing clause (iii) with respect to matters that would not impair the Company’s or its Subsidiaries’ ability to consummate the Transactions.

(b) Each of the Company and its Subsidiaries is in possession of all FCC Licenses required to operate the radio stations owned or operated by them (the “Stations”), and all other material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or any of its Subsidiaries to own, lease and operate the properties of the Company and its Subsidiaries or to carry on its business as it is now being conducted and contemplated to be conducted (the “Governmental Permits”). All of the Governmental Permits are in full force and effect, and no suspension or cancellation of any of the Governmental Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have in full force and effect, or the suspension or cancellation of, any of the Governmental Permits would not reasonably be expected to have, individually or in the aggregate, Company Material Adverse Effect. None of the Governmental Permits are subject to any conditions, other than as may be generally applicable to the industry in which the Company operates except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its Subsidiaries is, or during the past two years has been, in conflict with, or in default or violation of, nor will the transactions result in any conflict with, or default or violation of, (i) any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (ii) any of the Governmental Permits or (iii) any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property, asset or right of the Company or any of its Subsidiaries is bound or affected, except for any such conflicts, defaults or violations that would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has received written or, to the knowledge of the Company, oral (or otherwise has any knowledge of any) notice during the past three years, of any material violation of or noncompliance with any Law applicable to the Company or any of its Subsidiaries, or directing the Company or any of its Subsidiaries to take any remedial action with respect to such applicable Law or otherwise, and no material deficiencies of the Company or any of its Subsidiaries have been asserted to the Company or any of its Subsidiaries in writing or, to the knowledge of the Company, orally, by any Governmental Body.

(c) The Business is being operated in compliance with Law and in accordance with the terms and conditions of the Governmental Permits applicable to it, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No proceedings or investigations are pending or, to the knowledge of the Company, are threatened which may result in the revocation, cancellation, suspension, rescission, modification or non-renewal of any of the Governmental Permits, the denial of any pending application, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to the Business or its operation, other than proceedings that are not likely to have a Company Material Adverse Effect. There is not on the date of this Agreement pending before the FCC any issued or outstanding, nor to the knowledge of the Company is there on the date of this Agreement threatened, any application, complaint, petition or proceeding with respect to any Station owned or controlled, directly or indirectly, by the Company. The Company and its Subsidiaries have complied in all material respects with all requirements to file reports, applications and other documents with the FCC. The Company has no knowledge of any matters which would result in the revocation of or the refusal to renew any of the Governmental Permits.

Section 4.05.  Capitalization; Existence; Articles of Incorporation and By-laws.

(a) The authorized capital stock of the Company consists of (i) 230,000,000 shares of common stock of the Company consisting of (A) 170,000,000 Shares, (B) 30,000,000 Class B Shares and (C) 30,000,000 shares of Class C Common Stock, par value $0.01 per share, of the Company (the ‘‘Class C Shares”) and (ii) 10,000,000 shares of preferred stock consisting of (A) 250 shares of 12.50% Senior Preferred Stock, par value $0.01 per share, of the Company (the “Senior Preferred Shares”) and (B) 2,875,000 Preferred Shares. As of May 17, 2010, (i) 32,910,753 Shares were issued and outstanding, (ii) 4,930,680 Class B Shares were issued and outstanding, all of which shares were held by Smulyan, (iii) no Class C Shares were issued and outstanding, (iv) no Senior Preferred Shares were issued and outstanding, (v) 2,809,170 Preferred Shares were issued and outstanding, (vi) there were outstanding restricted stock with respect to 144,040 Shares, (vii) there were restricted stock unit awards with respect to 25,000 Shares, (viii) there were stock options to purchase an aggregate of 8,663,038 Shares and Class B Shares (collectively, “Company Common Stock”) at a weighted average exercise price of $9.46 per share of Company Common Stock (of which stock options to purchase an aggregate of 5,778,379 shares of Company Common Stock were exercisable). No Shares or Class B Shares are held by any Subsidiary of the Company. Since February 28, 2010, other than pursuant to the exercise of stock options outstanding on such date, the issuance of stock options under employment agreements in effect on such date, the issuance of Shares pursuant to the director compensation plan in effect on such date, the vesting of restricted stock and restricted stock unit awards outstanding on such date and pursuant to the 401(k) Plan and the conversion of up to 200,000 Class B Shares into a like amount of Shares, the Company has not issued any Shares, has not granted any option, restricted stock, warrants or rights or entered into any other agreements or commitments to issue any Shares or Class B Shares and has not split, combined or reclassified any of its shares of capital stock. Each of the outstanding shares of capital stock, voting securities or other equity interests of each Subsidiary of the Company is duly authorized, validly issued, fully paid, non-assessable and free of any preemptive rights, and all such securities are owned by the Company or another wholly-owned Subsidiary of the Company free and clear of all Liens other than Permitted Liens.

(b) Except as set forth above, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to (i) issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries; (ii) issue, grant, extend or enter into any such security, option, warrant, call, right or contract; (iii) redeem or otherwise acquire any such shares of capital stock or other equity or voting interests; or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any subsidiary. From February 28, 2010 to the date hereof, the Company has not declared or paid any dividend or distribution in respect of the Shares, Class B Shares and Preferred Shares, and has not repurchased, redeemed or otherwise acquired any Shares, Class B Shares and Preferred Shares, and the Company Board has not authorized any of the foregoing.

(c) Neither the Company nor any of its Subsidiaries has outstanding material bonds, debentures, notes or other securities, the holders of which have the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter.

(d) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries.

(e) The Company has made available to the Parent and Merger Subsidiary a complete and correct copy of the Articles of Incorporation and the By-laws, each as amended to date, of the Company and the equivalent organization documents for each of its Subsidiaries. The Articles of Incorporation and By-laws (or equivalent organization documents) of the Company and each of its Subsidiaries are in full force and effect. None of the Company or any of its Subsidiaries is in material violation of any provision of the Articles of Incorporation or the By-laws (or its equivalent organization documents).

Section 4.06.  Company Disclosure Documents; Company SEC Documents.

(a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s shareholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule TO and Schedule 14A filed by the Company in connection with the Exchange Offer and the proxy statement of the Company, if any, to be filed with the SEC on Schedule 14A, in connection with any special meeting of the Company’s shareholders to vote on the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. Any Company Disclosure Document, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.06 will not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents based upon information supplied by Parent or Merger Subsidiary or any of their Affiliates or any of their representatives or advisors in writing specifically for use or incorporation by reference therein.

(b) The information with respect to the Company or any of its Subsidiaries that the Company supplies to Parent specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO or any amendment or supplement thereto, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The Company has filed with the SEC all material reports, schedules, forms, registration statements and other documents required to be filed or furnished with the SEC since February 29, 2008, together with any amendments, restatements or supplements thereto and those filed subsequent to the date of this Agreement (collectively, the “Company SEC Documents”) and as of their respective dates or, if amended or restated prior to the date of this Agreement, as of the date of the last such amendment or applicable subsequent filing, the Company SEC Documents complied, and each of the Company SEC Documents to be filed subsequent to the date hereof will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time they were filed, or will be filed, as the case may be, or, if amended or restated prior to the date of this Agreement, as of the date of the last such amendment or applicable subsequent filing, contained, or will contain, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

(d) The consolidated financial statements (giving effect to any amendments, restatements or supplements thereto filed prior to the date of this Agreement, and including all related notes and schedules) of the Company and its Subsidiaries included in the Company SEC Documents fairly present in all material respects the consolidated financial position of Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.07.  Related Party Transactions.  There are no contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future liabilities between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (i) present executive officer or director of the Company or (ii) record or beneficial owner of more than 5% of the Shares or Class B Shares as of the date hereof except as set forth in the Company SEC Documents on the date hereof.

Section 4.08.  Taxes.  Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) All Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any Subsidiary have been filed when due unless extended in accordance with all applicable laws and all such Tax Returns are true and complete in all respects;

(b) The Company and each Subsidiary of the Company has paid (or has had paid on its behalf) to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books;

(c) Neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or requested or agreed to any extension of time with respect to a Tax assessment or deficiency;

(d) There is no claim, audit, action, suit, proceeding or investigation (whether judicial, administrative or otherwise) now pending or, to the knowledge of the Company, threatened against or with respect to the Company or any Subsidiary of the Company in respect of any Tax or Tax asset;

(e) Each of the Company and its Subsidiaries has withheld and paid to the appropriate Taxing Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former insured, reinsured, insurer or reinsurer, employee, independent contractor, creditor, member or other third party;

(f) Neither the Company nor any Subsidiary of the Company is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment;

(g) Neither the Company nor any Subsidiary of the Company has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1); and

(h) There are no liens or security interests on the assets of the Company or any Subsidiary of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

Section 4.09.  Controls and Procedures.

(a) The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended February 28, 2010, and a description of such assessment is set forth in the Company 10-K. To the knowledge of the Company, it has disclosed, based on its most recent evaluation of internal controls over financial reporting, to the Company’s outside auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b) Since February 28, 2010 (i) to the knowledge of the Company, none of the Company, any of its Subsidiaries, and any director, officer, auditor or accountant of the Company or any of its Subsidiaries or any employee of the Company or its Subsidiaries whose position includes monitoring the Company’s audit committee complaint reporting procedures has received any material complaint, allegation, assertion or claim, in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

Section 4.10.  Intellectual Property.

(a) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own or possess valid licenses or other rights to use in the manner currently used, all patents, copyrights, trademarks, service marks, brand names, logos, domain names, certification marks, trade names, trade dress and other indications of origin and the goodwill associated with the foregoing (the “Intellectual Property Rights”) used in or necessary for the conduct of the Business as currently conducted (the “Company Intellectual Property Rights”). Neither the Company nor any of its Subsidiaries has received, in the past two (2) years, any written charge, complaint, claim, demand or notice challenging the validity or enforceability of any of the Company Intellectual Property Rights owned by the Company or any of its subsidiaries (the “Owned Intellectual Property Rights”) that has not been settled or otherwise resolved, or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and no legal proceeding relating to the foregoing is pending or, to the knowledge of the Company, has been threatened.

(b) To the knowledge of the Company, (i) the conduct of the Business as currently conducted does not infringe upon, misappropriate or otherwise violate any Intellectual Property Rights of any other person in any material respect and (ii) except as would not be material to the Company and its Subsidiaries, taken as a whole, none of the Company or any of its Subsidiaries has received, in the past two (2) years, any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation

(including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property Rights of any other Person) that has not been settled or otherwise fully and finally resolved, and no legal proceeding relating to the foregoing has been initiated.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets and other confidential Owned Intellectual Property Rights and any other Intellectual Property Rights obtained from third parties under the obligation of confidentiality.

Section 4.11.  Real Estate.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries has good and valid fee simple title to its owned properties, assets and rights or good and valid leasehold or licensed interests in all of its leasehold or licensed properties, assets and rights. Section 4.11(a) of the Company Disclosure Schedule sets forth a list of all of the real property owned by the Company or any of its Subsidiaries and (ii) all such owned properties, assets and rights, and all such leasehold, subleasehold or licensed interests in leased, subleased or licensed properties, assets and rights, are free and clear of all Liens except for Permitted Liens.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries has complied with the terms of all leases, subleases and occupancy agreements (each a “Lease” and collectively, the “Leases”) to which it is a party and all such Leases are legal, valid, binding and enforceable in accordance with their terms by the Company or its Subsidiaries party thereto and are in full force and effect. Since February 28, 2008, to the knowledge of the Company, except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company not any of its Subsidiaries has received notice of any default, delinquency or breach on the part of the Company or any of its Subsidiaries, and there are no existing defaults (with or without notice or lapse of time or both) by the Company or any of its Subsidiaries or any other party thereto, beyond any applicable grace periods under the Leases.

Section 4.12.  Absence of Certain Changes or Events.  Since February 28, 2010, except as otherwise permitted by this Agreement or in connection with the Transactions, (a) the Business has been conducted in all material respects in the ordinary course of business consistent with past practice, and (b) there has not been any fact, change, effect, occurrence, event, development or state of circumstances that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13.  No Undisclosed Liabilities.  Except (a) as adequately reflected or reserved against in the Company’s consolidated balance sheet as at February 28, 2010, included in the Company SEC Documents or (b) for liabilities or obligations incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that are required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries.

Section 4.14.  Absence of Litigation.  As of the date hereof, there is no material claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of their respective properties, assets or rights, or against any employees of the Company or any of its Subsidiaries, at law or in equity, and there are no material Orders, before any arbitrator or Governmental Body in each except as set forth in Section 4.14 of the Company Disclosure Schedule.

Section 4.15.  Finders’ Fees.

(a) Except for Morgan Stanley & Co. Incorporated, financial advisor to the Committee of Disinterested Directors (the “Committee Financial Advisor”), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its

Subsidiaries or any of their respective officers or directors who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

(b) The Company has delivered to Parent the fee agreement with the Committee Financial Advisor and the fee agreement or a schedule setting forth the estimated aggregate fees and expenses for each of Davis Polk & Wardwell LLP and Barnes & Thornburg LLP in connection with the transactions contemplated hereby.

Section 4.16.  Opinion of Committee Financial Advisor.  The Committee of Disinterested Directors has received an opinion of the Committee Financial Advisor to the effect that, as of the date of such opinion, the Offer Price to be received by the Unaffiliated Shareholders pursuant to the Offer and the Merger is fair from a financial point of view to such holders.

Section 4.17.  Anti-takeover Statutes.  The Company Board has, subject to the satisfaction of the Minimum Tender Condition, pursuant to §§ 23-1-43-1 to 23-1-43-24 of the IBCL approved the Offer and the other Transactions, with the effect that the provisions of such sections are inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated hereby. Other than the Indiana Takeover Offers Act, §§ 23-1-3.1-0.5 to 23-1-3.1-11 of the IBCL, no other “control share acquisition,” “fair price,” “business combination,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 4.18.  Sufficiency of Assets.  Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the assets of the Company and its Subsidiaries comprise all the material assets used or held for use in connection with the Business and (b) the assets of the Company and its Subsidiaries are sufficient for the operation and conduct of the Business by the Company and its Subsidiaries immediately following the Effective Time in substantially the same manner as currently conducted.

Section 4.19.  Adoption of Resolutions.  The resolutions set forth on Annex III were duly adopted by the Company Board and have not been withdrawn or revoked.

Section 4.20.  Exclusivity of Representations.  The representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any implied warranties. The Company hereby disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure to the Investor or its officers, directors, employees, agents or representatives of any documentation or other information (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Each of Parent and Merger Subsidiary represents and warrants to the Company that:

Section 5.01.  Due Organization; Authority to Execute and Perform Agreement.  Parent is an Indiana limited liability company duly organized and validly existing under the laws of the State of Indiana, and has all requisite organizational power and authority and has taken all organizational action required to execute and deliver this Agreement and to perform its obligations hereunder. Merger Subsidiary is an Indiana corporation duly incorporated and validly existing under the laws of Indiana. This Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Subsidiary, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws, laws of general applicability relating to or affecting creditors’ rights, and to general equity principles and public policy.

Section 5.02.  Governmental Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Body, other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the

State of Indiana; (b) compliance with any applicable requirements of the Exchange Act and any other applicable U.S. state or federal securities laws; and (c) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent and Merger Subsidiary Material Adverse Effect.

Section 5.03.  No Defaults or Conflicts.  The execution and delivery of this Agreement and the consummation of the Transactions by Parent and Merger Subsidiary and performance by Parent of its obligations hereunder: (a) does not result in any violation of (i) the Initial Governing Documents or (ii) the articles of incorporation and by-laws of Merger Subsidiary; (b) does not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any agreement or instrument to which Parent or Merger Subsidiary is a party or by which they are bound or to which their respective properties are subject; and (c) assuming compliance with the matters addressed in Section 5.02, does not violate any existing applicable Law or Order of any Governmental Body having jurisdiction over Parent or Merger Subsidiary; provided, however, that no representation or warranty is made in the foregoing clause (c) with respect to matters that would not impair Parent’s or Merger Subsidiary’s ability to consummate the Transactions.

Section 5.04.  Disclosure Documents.

(a) The Schedule TO and the Offer Documents will comply as to form in all material respects with the applicable requirements of the Exchange Act and, at the time of such filing or the filing of any amendment or supplement thereto, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties in this Section 5.04 will not apply to statements or omissions included or incorporated by reference in the Schedule TO and the Offer Documents based upon information supplied to Parent or Merger Subsidiary by the Company or any of its representatives or advisors in writing specifically for use or incorporation by reference therein.

(b) The information with respect to Parent and any of its Affiliates that Parent supplies to the Company specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

Section 5.05.  Finders’ Fees.  Except for the fees and expenses of the Persons set forth on Schedule II hereto which will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Affiliates or any of their respective officers and directors who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.06.  Funds.  Parent has, or will have at each of the Acceptance Date and the Effective Time, sufficient funds to perform its obligations under this Agreement, including consummating the Offer and the Merger and the other transactions contemplated by this Agreement and paying all fees and expenses relating to such transactions.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01.  Conduct of the Company.  During the period from the date hereof until the Effective Date, except as specifically required by this Agreement, the Transactions or as set forth on Section 6.01 of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct their respective businesses in the ordinary course of business consistent with past practice and to use their reasonable best efforts to preserve intact their respective businesses and relationships with customers, regulators, suppliers, lessors, licensors, distributors, creditors, employees and agents, and (y) not, without Parent’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend, waive or otherwise change, in any material respect, the Articles of Incorporation (other than the Preferred Amendments), the By-laws, or such equivalent organizational documents of any of the Company’s Subsidiaries;

(b) except as required by the Credit Agreement, capital stock of the Company or restricted stock units issued pursuant to the 401(k) Plan, the exercise of stock options, the vesting of restricted stock and restricted stock units or pursuant to the terms of existing employment agreements or the director compensation plan, all as included in Section 4.05(a)(vi) and (vii), issue, sell, pledge, dispose, encumber or grant any shares of its or its Subsidiaries’ capital stock or other ownership or voting interests, or any options, warrants, convertible securities, restricted stock or restricted stock units or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock or other ownership or voting interests;

(c) except for dividends and distributions to or among the Company and its wholly-owned Subsidiaries in the ordinary course of business consistent with past practice, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to, or directly or indirectly redeem, purchase or repurchase any shares of its or any of its Subsidiaries’ capital stock or other securities or obligations convertible into or exchangeable or exercisable for any shares of its or its Subsidiaries’ capital stock or any rights, warrants or options to acquire any such shares;

(d) make any change to, or permit to lapse without filing for renewal, any material Governmental Permits currently held, except in the ordinary course of business consistent with past practice;

(e) except as required by Law or pursuant to plans, agreements and other arrangements in effect on February 28, 2010, (i) increase the compensation or other benefits payable or to become payable to directors or executive officers, (ii) grant any severance or termination pay to, or enter into any severance agreement with any director or executive officer of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice or (iii) enter into, amend in any material respect or terminate (without cause) any employment agreement with any executive officer of the Company (except for entering into or terminating employment agreements terminable on less than 30 days’ notice without penalty, and except for extension of employment agreements without material modification in the ordinary course of business consistent with past practice);

(f) acquire, including by merger, consolidation, any other form of business combination, acquisition of stock or assets, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in connection with acquisitions or investments with a purchase price in excess of $10 million individually or $20 million in the aggregate;

(g) incur, create, assume or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise) or guarantee any such indebtedness for any person except for indebtedness incurred under or permitted by the Credit Agreement (excluding Sections 10.1(e), (f) and (k) thereof) and intercompany indebtedness;

(h) make any material change to its methods, policies or procedures of accounting in effect at February 28, 2010, except (i) as required by GAAP or as required by a Governmental Body, or (ii) as required by a change in applicable Law;

(i) adjust, split, combine, redeem, recapitalize or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock other than with respect to the vesting of restricted stock and restricted stock units;

(j) make any capital expenditures having an aggregate value in excess of $5 million;

(k) waive, release, assign, settle or compromise any claim, action or proceeding (other than waivers, releases, assignments, settlements or compromises that (i) involve the payment of monetary damages not in excess of $2 million in the aggregate not otherwise recoverable under insurance and (ii) do not otherwise materially restrict the conduct of the Business) or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of $2 million not recoverable by insurance;

(l) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or commence any proceedings in bankruptcy (including with respect to any Subsidiary of the Company);

(m) other than as required or permitted by the Credit Agreement (excluding Sections 10.1(e), (f) and (k) and Section 10.2.1(xii) thereof), sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien or otherwise dispose of any material portion of its properties, assets or rights;

(n) enter into any transaction with an Affiliate of the Company or any Subsidiary of the Company (other than existing arrangements set forth on Section 6.01(n) of the Company Disclosure Schedule, amendments and replacements of those arrangements); or

(o) authorize, commit, enter into any agreement or otherwise agree or make any commitment to do any of the foregoing.

Section 6.02.  Adverse Recommendation Change.  Each of the Committee of Disinterested Directors and the Company Board shall (a) make the Committee Recommendation and the Company Board Recommendation, as applicable and (b) not withhold, withdraw, qualify, fail to make or modify in a manner adverse to Parent the Committee Recommendation or the Company Board Recommendation or publicly recommend or announce its intention to take any action or make any statement inconsistent with the Committee Recommendation or the Company Board Recommendation (collectively, an ‘‘Adverse Recommendation Change”). However, at any time prior to the Acceptance Date, if the Committee of Disinterested Directors determines in good faith (after considering the advice of its outside legal and financial advisors) that it would be inconsistent with its fiduciary duties under Indiana Law to continue to recommend that the Unaffiliated Shareholders accept the Offer, tender their Shares in the Offer, and to the extent required by Indiana Law, approve the Merger and this Agreement, then the Committee of Disinterested Directors and the Company Board (acting upon the recommendation of the Committee of Disinterested Directors) may make an Adverse Recommendation Change, in which case the obligations of the Committee of Disinterested Directors and the Company Board under this Section 6.02 shall cease (but nothing in this Section 6.02 shall affect the Company’s obligations under Section 6.05 (regardless of whether there has been an Adverse Recommendation Change)); provided, that the Committee of Disinterested Directors and the Company Board may not make an Adverse Recommendation Change until after at least 48 hours following Parent’s receipt of written notice from the Company advising Parent that the Committee of Disinterested Directors and/or the Company Board intends to make such an Adverse Recommendation Change and the reasons therefor and the Committee of Disinterested Directors and/or the Company Board considers any modifications proposed by Parent during such 48-hour period in order to eliminate the need for such Adverse Recommendation Change.

Section 6.03.  Access to Information.  From the date hereof until the Effective Time, the Company shall (a) provide Parent, its Affiliates and their respective officers, directors, employees, counsel, financial advisors, sources of funding, auditors or other agents or advisors (“Representatives”) reasonable access to the businesses, properties, assets, books and records of the Company and its Subsidiaries and such financial and operating data and other information as such Persons may reasonably request and (b) instruct the Representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. Such access and cooperation shall include providing such information, assistance and cooperation to Parent and its Affiliates and their respective Representatives as such Persons may reasonably request in connection with Parent’s integration and transition planning for the operation of the Company following the Effective Time, including with respect to the review and analyses of contracts or agreements under which the Company or any of its Subsidiaries is granted any license rights or immunity with respect to the Intellectual Property of a third party. Any investigation pursuant to this Section 6.03 shall be conducted in such manner as not to unreasonably interfere with or disrupt the conduct of the Business of the Company and its Subsidiaries and Parent shall, and shall cause its Affiliates and their respective Representatives to, maintain the confidentiality of any non-public information provided or made available pursuant to this Section 6.03. No information or knowledge obtained by Parent in any investigation pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

Section 6.04.  Notices of Certain Events.  The Company shall promptly notify Parent of:

(a) to the Company’s knowledge, any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with or relating to the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Body received by the Company in connection with or relating to the transactions contemplated by this Agreement; and

(c) any suits or proceedings commenced against the Company or any of its Subsidiaries that relate to the consummation of the transactions contemplated by this Agreement;

provided that the delivery of any notice pursuant to this Section 6.04 shall not limit or otherwise affect the remedies available hereunder to Parent.

Section 6.05.  Proxy Statement.  To the extent the Company Shareholder Approval is required by Indiana Law in order to consummate the Merger other than pursuant to § 23-1-40-4 of the IBCL, then, in accordance with the IBCL, the Articles of Incorporation, the By-laws, the Exchange Act and any applicable rules of NASDAQ, as soon as practicable following the later of the Acceptance Date or the expiration of any Subsequent Offering Period provided in accordance with Rule 14d-11 promulgated under the Exchange Act and permitted hereby, the Company, in consultation with Parent, shall, subject to the satisfaction of the Minimum Tender Condition, following the successful completion of the Offer, call a special meeting of the Company’s shareholders to vote on the Merger (the “Company Shareholders’ Meeting”) and set as the record date for such meeting, the date that is one (1) Business Day following the successful completion of the Offer and promptly file with the SEC a proxy statement, letter to shareholders, notice of meeting and form of proxy accompanying the Proxy Statement that will be provided to the shareholders of the Company in connection with the solicitation of proxies for use at the Company Shareholders’ Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the ‘‘Proxy Statement”). The Company, Parent and Merger Subsidiary, as the case may be, shall furnish all information concerning the Company, Parent or Merger Subsidiary as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to all applicable Laws, the Company shall use reasonable best efforts to cause the Proxy Statement to be disseminated to the Company’s shareholders as promptly as practicable after the SEC clears the Proxy Statement. The Company shall cause the Proxy Statement, when filed with the SEC, to comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to the Company’s shareholders and at the time of the Company Shareholders’ Meeting, the Company will cause the Proxy Statement not to contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made or covenant is agreed to by the Company with respect to information supplied by Parent or Merger Subsidiary or any of their respective officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Proxy Statement. No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to the Proxy Statement shall be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith. If at any time prior to the Company Shareholders’ Meeting, any information relating to the Company, Parent or Merger Subsidiary, or any of their respective directors, officers or Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law, disseminated to the Company’s shareholders. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and NASDAQ.

ARTICLE 7

COVENANTS OF PARENT AND MERGER SUBSIDIARY

Parent and Merger Subsidiary agree that:

Section 7.01.  Obligations of Merger Subsidiary.  Merger Subsidiary shall, and Parent shall take all action necessary to cause Merger Subsidiary to, perform its obligations under this Agreement and consummate the Offer and the Merger on the terms and conditions set forth in this Agreement, including obtaining sufficient funds to consummate the Offer, the Merger and the other Transactions.

Section 7.02.  Voting of Shares.  Parent and Merger Subsidiary shall cause to be voted or consent to be granted, as the case may be, with respect to all Shares and Class B Shares owned by the Purchaser Group, in favor of adoption of this Agreement.

Section 7.03.  Director and Officer Liability.  Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless each director and officer of the Company as of the date hereof (each, an “Indemnified Person”) to the fullest extent permitted by Indiana Law from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to the Surviving Corporation a written notice asserting a claim for indemnification under this Section 7.03(a), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, proceeding, investigation or inquiry, the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto) and each Indemnified Person may participate in such defense at such Indemnified Person’s expense, which shall include counsel of its choice; provided, that in connection with any such claim, proceeding, investigation or inquiry, (i) the members of the Committee of Disinterested Directors shall have the right to employ, at the Surviving Corporation’s expense, one single counsel in each applicable jurisdiction (if more than one jurisdiction is involved) to represent all members of the Committee of Disinterested Directors, (ii) if, in the reasonable judgment of counsel to the other Indemnified Persons (excluding the members of the Committee of Disinterested Directors), there exists an actual or potential conflict of interest between the Surviving Corporation and such other Indemnified Persons, such other Indemnified Persons shall have the right to employ, at the Surviving Corporation’s expense, one single counsel in each applicable jurisdiction (if more than one jurisdiction is involved) to represent all such other Indemnified Persons; provided, further, that if the Surviving Corporation fails to assume the defense thereof within a reasonable period of time, each Indemnified Person may defend such claim, proceeding, investigation or inquiry with counsel of its choosing at the Surviving Corporation’s expense. The Surviving Corporation shall not be liable for any settlement effected without its prior express written consent (which consent shall not be unreasonably withheld or delayed). Notwithstanding anything to the contrary set forth in this Section 7.03(a) or elsewhere in this Agreement, neither Parent, nor the Surviving Corporation nor any of their Affiliates shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(b) For six years after the Effective Time, the Surviving Corporation’s articles of incorporation and by-laws (or any such documents of any successor to the Business of the Surviving Corporation) shall contain provisions regarding limitations on personal liability of directors and indemnification and advancement of expenses of officers and directors in respect of acts or omissions occurring at or prior to the Effective Time, in each case that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) The Surviving Corporation shall honor all obligations of the Company pursuant to indemnification agreements listed on Section 7.03(c) of the Company Disclosure Schedule.

(d) The Surviving Corporation shall provide for six years after the Effective Time officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that if the aggregate cost for such insurance coverage (together with any prepaid policies contemplated by this Section 7.03(d)) exceeds 200% of the current annual premium paid by the Company, the Surviving Corporation shall be obligated to obtain a policy with the best available coverage with respect to matters occurring at or prior to the Effective Time for an aggregate cost not to exceed 200% of the current annual premium less the cost of any such prepaid policies. The provisions of this Section 7.03(d) shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder. Notwithstanding anything to the contrary contained herein, the aggregate cost for the insurance coverage obtained pursuant to this Section 7.03(d) shall not exceed 200% of the current annual premium paid by the Company for officers’ and directors’ liability insurance.

(e) If Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and is not the continuing or surviving entity or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

(f) The rights of each current or former officer or director under this Section 7.03 shall be in addition to (and not in substitution for) any other rights such Persons may have under the organizational documents of the Company or any of its Subsidiaries, Indiana Law, any agreement with the Company or any of its Subsidiaries or otherwise and are intended for the benefit of and shall be enforceable by such Persons. The rights under this Section 7.03 shall survive consummation of the Merger. The obligations under this Section 7.03 shall not be modified in a manner adverse to any Indemnified Person without the consent of such affected Indemnified Person, it being understood the Indemnified Persons shall be third-party beneficiaries of this Section 7.03.

Section 7.04.  Termination of Securities Purchase Agreement.  Notwithstanding anything set forth herein or in the Securities Purchase Agreement to the contrary, Parent shall not, without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) terminate the Securities Purchase Agreement pursuant to Section 8.1(a) thereof.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01.  Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Law to consummate the transactions contemplated by this Agreement, including using reasonable best efforts to (i) make as promptly as practicable any required filings with any Governmental Body or other third party, (ii) cause the expiration of any applicable waiting periods or the taking of any actions by or with respect to any Governmental Body or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) take such other action as may be appropriate to enable the Merger to occur as soon as reasonably possible following the Acceptance Date.

Section 8.02.  Cooperation.  The Company and Parent shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with any Governmental Body is required, or any actions, consents approvals or waivers are required to be obtained from parties to any material contract or agreement, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03.  Public Announcements.  Parent and the Company shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and except as may be required by Law or any listing agreement with or rule of any national securities exchange, issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation; provided, that the foregoing shall not prohibit (a) Parent or the Company from making any statement relating to this Agreement or the transactions contemplated hereby in any press interview so long as (i) such interview is conducted in the ordinary course of business, (ii) the discussion of this Agreement or the transactions contemplated hereby are incidental to, and not the primary topic of, such interview and (iii) such statement is consistent with (including in scope) a mutually agreed set of questions and answers or (b) the Company or the Company Board from issuing any press release or making any other public statement, upon the Company Board making an Adverse Recommendation Change.

Section 8.04.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05.  Stock Exchange Delisting.  The Company and Parent shall cooperate and use reasonable best efforts to cause the delisting of the Shares from the NASDAQ and the deregistration of the Shares and other securities of the Company under the Exchange Act as promptly as practicable after the Effective Time.

Section 8.06.  Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause any disposition or conversion of Shares in connection with the transactions contemplated by this Agreement (including derivative securities with respect to such Shares) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01.  Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) to the extent required by Indiana Law, the Company Shareholder Approval shall have been obtained;

(b) there is no Law or judgment, injunction, Order or decree of any Governmental Body with competent jurisdiction restraining or prohibiting or otherwise making illegal the consummation of the Merger; and

(c) Merger Subsidiary shall have purchased Shares pursuant to the Offer.

ARTICLE 10

TERMINATION

Section 10.01.  Termination.  This Agreement may be terminated and the Offer and/or Merger may be abandoned at any time prior to the Effective Time (notwithstanding receipt of the Company Shareholder Approval):

(a) by mutual written agreement of the Company (provided that such termination has been approved by the Committee of Disinterested Directors) and Parent;

(b) by either the Company (provided that such termination has been approved by the Committee of Disinterested Directors) or Parent, if:

(i) the Acceptance Date shall not have occurred on or before September 24, 2010 (the “End Date”), provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Offer to be consummated by such time; or

(ii) there is a Law or final non-appealable judgment, injunction, Order or decree of any Governmental Body with competent jurisdiction restraining, prohibiting or otherwise making illegal the consummation of the Offer or Merger; or

(c) by Parent if, prior to the Acceptance Date:

(i) the Company Board shall have made an Adverse Recommendation Change that remains in effect; or

(ii) a breach of any representation or warranty set forth in Article 4 or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in clauses (ii) or (iii) of Annex I to exist and is incapable of being cured by the End Date; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 10.01(c)(ii) if (A) any material covenant of Parent or Merger Subsidiary contained in this Agreement shall have been breached in any material respect and such breach shall not have been cured or (B) any representation or warranty of Parent or Merger Subsidiary contained in this Agreement (disregarding all materiality and Parent and Merger Subsidiary Material Adverse Effect qualifications contained therein) shall not be true and correct at and as of such time as if made at and as of such time, with such exceptions as would not reasonably be expected to have a Parent and Merger Subsidiary Material Adverse Effect.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party, which notice shall identify the specific section and subsection of this Agreement pursuant to which such termination is being effected and shall contain an explanation of the factual basis for such termination in reasonable detail.

Section 10.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any shareholder, director, officer, employee, agent or advisor of such party) to the other party hereto; provided, that if such termination shall result from a material breach of this Agreement, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such breach. The provisions of Article 11 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS.

Section 11.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given;

if to Parent or Merger Subsidiary, to:

JS Acquisition, LLC
c/o James A. Strain, Esq.
Taft Stettinius & Hollister LLP
One Indiana Square
Suite 3500
Indianapolis, Indiana 46204
Facsimile: (317) 713-3699

with a copy to.

James M. Dubin, Esq.
Kelley D. Parker, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Facsimile: (212) 757-3990
if to the Company, to:

Emmis Communications Corporation
c/o J. Scott Enright, Esq.
One Emmis Plaza
40 Monument Circle, Suite 700
Indianapolis, Indiana 46204
Facsimile: (317) 684-3750
with a copy to:

John J. McCarthy, Jr., Esq.
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Facsimile: (212) 701-5800

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02.  Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Acceptance Date.

Section 11.03.  Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, that (i) any such amendment or waiver by the Company shall require the approval of the Committee of Disinterested Directors, (ii) after the Acceptance Date, no amendment shall be made that (A) decreases the Offer Price or the Merger Consideration, (B) changes the form of the Merger Consideration or (C) amends, modifies, supplements, adds to or otherwise changes the conditions to the Merger and (iii) after the Company Shareholder Approval has been obtained, there shall be no amendment or waiver that under Indiana Law, would require the further approval of the shareholders of the Company without such approval first being obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 11.04.  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.05.  Disclosure Schedule References and SEC Document References.

(a) The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or a disclosure for purposes of) (i) the representations and warranties or covenants of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and the representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

(b) The parties hereto agree that any information contained in any part of any Company SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the Company’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that information and the representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed; provided, that in no event shall any information contained in any part of any Company SEC Document entitled “Risk Factors” or containing a description or explanation of “forward-looking statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of the Company or its Subsidiaries contained in this Agreement.

Section 11.06.  Binding Effect, Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns and the Committee of Disinterested Directors. Except as provided in Section 7.03 no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than (i) the parties hereto and their respective successors and assigns and (ii) the Committee of Disinterested Directors, which shall be an express third-party beneficiary of this Agreement and to the extent permitted by Law, shall be entitled to enforce the provisions of this Agreement on behalf of the Company from and after the date of this Agreement until Closing.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations under this Agreement or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

Section 11.07.  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Indiana without regard to the conflicts of law rules thereof that might indicate the application of the laws of any other jurisdiction.

Section 11.08.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with or relating to, this Agreement or the transactions contemplated hereby shall be brought in any Federal court in the State of New York or if jurisdiction is not available in such court, any court sitting in New York County, New York, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Any and all service of process and any other notice in any such claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided in Section 11.01. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

Section 11.09.  WAIVER OF JURY TRIAL.

(a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN SECTION 11.09(a), (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS IN SECTION 11.09(a) AND THIS SECTION 11.09(b).

Section 11.10.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11.  Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter of hereof and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof.

Section 11.12.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court or other Governmental Body of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 11.08, in addition to any other remedy to which they are entitled at law or in equity.

ARTICLE 12

DEFINITIONS

Section 12.01.  Definitions.

(a) As used herein, the following terms have the following meanings:

“401(k) Plan” means the 401(k) plan of the Company as in effect from time to time.

“Affiliate” means, when used with reference to a specified Person, any other Person that directly or indirectly controls or is controlled by or is under common control with the specified Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

“Business” means the business of the Company and its Subsidiaries, as conducted as of the date of this Agreement.

“Business Day” means a day other than a Saturday, Sunday or any day on which banks in New York, New York are authorized or obligated by Law to close.

“Committee of Disinterested Directors” means the committee established by the Company Board on April 29, 2010 consisting of Ms. Susan B. Bayh and Messrs. Peter A. Lund and Lawrence B. Sorrel.

“Company Material Adverse Effect” means any effect that is, or is reasonably likely to be, materially adverse to the Business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no fact, circumstance, event or change resulting from, attributable to or arising out of any of the following shall constitute, or be considered in determining whether there has occurred, a Company Material Adverse Effect: (a) (i) changes in general economic or political conditions or the securities, banking, credit, currency, commodities, capital or financial markets in general (including general changes to monetary policy, inflation, interest rates, exchange rates or stock, bond or debt prices) in the United States or in any other geographic market, (ii) changes that are generally applicable to the industries in which the Company and its Subsidiaries operate (including any competitive and/or technological changes relevant to such industries), (iii) changes in general legal, regulatory or political conditions, including the adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law after the date hereof, or changes in GAAP or in other applicable accounting standards (or in the interpretation thereof), (iv) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including the threatened or actual impact thereof on relationships, contractual or otherwise, with current or prospective customers, suppliers, vendors, distributors, partners, financing sources, employees or landlords, (v) the identity of the Investor as the purchaser of the Securities or any facts or circumstances concerning the Investor, Alden or any of their respective Affiliates, (vi) compliance with the terms of, or the taking of any action required or contemplated by, this Agreement or action or inaction consented to or requested by Alden or the Investor, (vii) changes in the trading volume or market price of the Shares on the NASDAQ Stock Market or the suspension of trading generally on the NASDAQ Stock Market (provided that the exception in this clause shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decrease has resulted in, or contributed to, a Company Material Adverse Effect), (viii) any litigation or investigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the

Transactions, other than litigation or investigations commenced or threatened in writing by any Governmental Body or (ix) any restatement of the consolidated financial statements of the Company and its Subsidiaries contained in the Company SEC Documents that results in an accounting charge thereto that does not require a cash settlement and would not otherwise constitute a Company Material Adverse Effect, except, in the case of the foregoing clauses (i), (ii) and (iii), for such changes or developments referred to therein have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies that operate in multiple geographic markets, including large markets, in the industries in which the Company and its Subsidiaries operate or (b) any failure to meet internal or published projections, forecasts, estimates, performance measures, operating statistics or revenue or earnings predictions for any period or the issuance of revised projections that are not as optimistic as those in existence as of the date hereof.

“Credit Agreement” means the Amended and Restated Revolving Credit and Term Loan Agreement, by and among Emmis Operating Company, the Company, the lending institutions party thereto and Bank of America as administrative agent, dated as of November 2, 2006, as amended.

“Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, transitional benefit plan, tuition assistance program, adoption assistance program, disability or sick leave benefits workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCC” means the Federal Communications Commission.

“FCC Licenses” means all licenses, construction permits and authorizations issued by the FCC and used or usable for the operation of the Stations.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means with respect to any nation or government, any state, province or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government.

“Initial Governing Documents” means, collectively, the articles of organization of Parent filed in accordance with the laws of the State of Indiana in the office of the Secretary of State of Indiana on May 3, 2010 and the Operating Agreement of Parent, dated as of May 6, 2010.

“Intellectual Property” means all U.S. and foreign rights arising under or associated with (i) patents and all proprietary rights associated therewith (including statutory invention registrations supplemented by protection certificates and term extensions), (ii) trademarks, service marks, trade names, trade dress, domain names, brand names, certification marks, corporate names and other indications of origin, together with all goodwill related to the foregoing, (iii) copyrights and designs and all rights associated therewith and the underlying works of authorship, (iv) all inventions, invention certificates, trade secrets, processes, formulae, methods, schematics, drawings, blue prints, utility models, design applications, technology, know-how, software, discoveries, ideas and improvements, (v) all registrations of any of the foregoing and all applications therefor and (vi) other proprietary or confidential information and materials.

“Interested Party Shares” means, collectively, the Shares beneficially owned by the members of the Purchaser Group, the Rolling Shareholders and Alden.

“Investor” means Alden Media Holdings, LLC, a Delaware limited liability company.

“knowledge” means with respect to the Company, the actual knowledge after reasonable inquiry of the executive officers of the Company.

“Law” means all laws (including common law), statutes, ordinances, codes, rules and regulations of any Governmental Authorities.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, servitude, transfer restriction, encumbrance, adverse claim or any other restriction or limitation whatsoever other than restrictions on sale imposed by the Securities Act and state securities laws.

“Merger Subsidiary Class A Common Stock” means the shares of the Class A Non-Voting Common Stock, par value $0.01 per share, of Merger Subsidiary.

“Merger Subsidiary Class B Common Stock” means the shares of the Class B Common Stock, par value $0.01 per share, of Merger Subsidiary.

“Order” means any order, judgment, injunction, award, decree or writ of any Governmental Body.

“Parent and Merger Subsidiary Material Adverse Effect” means a material adverse effect on Parent’s and/or Merger Subsidiary’s ability, as applicable, to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.

“Permitted Liens” means Liens under the Credit Agreement and Liens permitted thereunder.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint stock company, trust , unincorporated organization, Governmental Body or any other entity.

“Retained Shares” means any Shares (including outstanding restricted stock with respect to Shares that become fully vested immediately prior to the Effective Time) directly or indirectly beneficially held by the members of the Purchaser Group and the Rolling Shareholders that are not being contributed to the Company pursuant to their obligations under the Securities Purchase Agreement or the Rollover Agreement, as applicable, and as further described on Schedule I hereto.

“Rolling Shareholders” means, collectively, the parties to the Rollover Agreement that have agreed to contribute their Shares to Emmis pursuant to the Rollover Agreement.

“Rollover Agreement” means the Rollover Agreement, dated as of May 24, 2010, by and among Parent and the shareholders set forth therein.

“Rollover Share” means, collectively, the Shares contributed to the Company by the Rolling Shareholders pursuant to the Rollover Agreement.

“Securities” means the securities of Parent purchased by the Investor pursuant to the Securities Purchase Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of May 24, 2010, by and among Alden Global Distressed Opportunities Master Fund, L.P., Alden Global Value Recovery Master Fund, L.P., the Investor, Parent and Smulyan.

“Smulyan Options” means, collectively, the options to acquire Shares and Class B Shares held by Smulyan.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such Person (or another Subsidiary of such Person) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest in such entity.

“Tax” includes all federal, state, local and foreign income, profits, franchise, gross receipts, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions imposed by a governmental entity (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as a transferee.

“Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Taxing Authority or maintained relating to Taxes.

“Transactions” means, collectively, the Merger, the Offer, the Exchange Offer and the solicitation of proxies from the holders of Shares, Class B Shares and Preferred Shares with respect to the Preferred Amendments and the Merger.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Unaffiliated Shareholders” means, collectively, the holders of Shares other than the Interested Party Shares.

(b) Each of the following terms is defined in the Section set forth opposite such term.

Term	Section

Acceptance Date	1.01(c)
Adverse Recommendation Change	6.03
Agreement	Preamble
Alden	Recitals
Alden Preferred Merger Consideration	Section 2.02(b)(ii)
Articles of Incorporation	Recitals
By-laws	1.03
Cash Merger Consideration	2.02(b)(iii)
Certificates	2.03(a)
Class B Shares	Recitals
Class C Shares	Section 4.05(a)
Closing	2.01(b)
Committee Recommendation	Section 4.02(b)
Common Merger Consideration	Section 2.02(b)(i)
Company	Preamble
Company 10-K	4
Company Board	Recitals
Company Board Recommendation	Section 4.02(c)
Company Common Stock	Section 4.05(a)
Company Disclosure Documents	4.06(a)
Company Disclosure Schedule	4
Committee Financial Advisor	4.15(a)

Term	Section

Company SEC Documents	Section 4.06(c)
Company Intellectual Property Rights	Section 4.10(a)
Company RSU	Section 2.05(b)
Company Shareholder Approval	4.02(a)
Company Shareholders’ Meeting	6.05
Company Stock Option	2.05(a)
Effective Time	2.01(c)
End Date	10.01(b)(i)
Exchange Offer	Recitals
Exchange Offer Documents	Recitals
Governmental Permits	Section 4.04(b)
IBCL	Recitals
Indemnified Person	7.03(a)
Indiana Law	Recitals
Intellectual Property Rights	Section 4.10(a)
Lease	Section 4.11(b)
Merger	2.01(a)
Merger Consideration	2.02(b)(iii)
Merger Subsidiary	Preamble
Minimum Tender Condition	Recitals
New Notes	Recitals
Offer	Recitals
Offer Documents	Recitals
Offer Price	Recitals
Owned Intellectual Property Rights	Section 4.10(a)
Parent	Preamble
Paying Agent	2.03(a)
Preferred Amendments	Recitals
Preferred Merger Consideration	2.02(b)(iii)
Preferred Shares	Recitals
Proxy Statement	6.05
Proxy Statement/Offer to Exchange	Recitals
Purchaser Group	Recitals
Representatives	6.03
Schedule 14D-9	Section 1.02(b)
Schedule TO	Recitals
SEC	Recitals
Senior Preferred Shares	Section 4.05(a)
Shares	Recitals
Smulyan	Preamble
Stations	Section 4.04(b)
Subsequent Offering Period	1.01(b)(v)
Surviving Corporation	2.01(a)
Uncertificated Shares	2.03(a)

Section 12.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for reference purposes only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. All terms defined in this Agreement and used but not otherwise defined in any Schedule or any other document made or delivered pursuant hereto shall have the meaning as defined in this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract shall be deemed to refer to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EMMIS COMMUNICATIONS CORPORATION

By:	/s/ J. Scott Enright
Name:     J. Scott Enright

Title:	General Counsel, Executive Vice
President and Secretary

JS ACQUISITION, LLC

By:	/s/ Jeffrey H. Smulyan
Name:     Jeffrey H. Smulyan

Title:	President, Treasurer and Secretary

JS ACQUISITION, INC.

By:	/s/ Jeffrey H. Smulyan
Name:     Jeffrey H. Smulyan

Title:	President, Treasurer and Secretary

[Signature Page to Agreement and Plan of Merger]

ANNEX I

Notwithstanding any other provision of the Offer, JS Acquisition shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any Shares, may postpone the acceptance for payment or payment for tendered Shares, and may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if at the expiration of the Offer:

(i) the Merger Agreement has been terminated in accordance with its terms; or

(ii) (a) the representations and warranties of Emmis contained in Section 4.02, Section 4.05, Section 4.12(b) and Section 4.15 of the Merger Agreement are not true and correct in all respects; and (b) the remaining representations and warranties of Emmis contained in the Merger Agreement are not true and correct except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below), in the case of both clauses (a) and (b), on and as of the expiration of the Offer with the same force and effect as though made on and as of the expiration of the Offer, except for those representations and warranties that are expressly limited by their terms to dates or times other than the expiration of the Offer, which representations and warranties are not true and correct as aforesaid as of such other dates or times; provided, however, that for purposes of determining the satisfaction on and as of the expiration of the Offer of clause (b), no effect shall be given to any exception or qualification in such representations and warranties relating to materiality, material adverse effect or knowledge;

(iii) Emmis shall not have performed and complied in all material respects with all covenants and agreements required by the Merger Agreement to be performed or complied with by Emmis on or prior to the expiration of the Offer; or

(iv) the Minimum Tender Condition has not been satisfied; or

(v) the Board has made an Adverse Recommendation Change; or

(vi) the Alden Purchase Agreement has been terminated or Alden Media Holdings, LLC shall not have paid cash, when due, to JS Acquisition in the amount of the Purchase Price, as defined in the Alden Purchase Agreement; or

(vii) the Proposed Amendments have not received the Required Vote; or

(viii) the Proposed Amendments are not in full force and effect; or

(ix) there shall be instituted any action, proceeding or application by any U.S. or non-US. court, government or governmental authority or other U.S. or non-US. regulatory or administrative agency or commission (each, a “Governmental Entity”) which, directly or indirectly (a) challenges the acquisition by JS Acquisition of the Shares, seeks to restrain, delay, enjoin, make illegal or otherwise prohibit the consummation of the Offer, the Exchange Offer or the Merger or seeks to obtain any material damages as a result of, or otherwise adversely affects, the Offer, the Exchange Offer or the Merger, (b) seeks to prohibit or impose material limitations on JS Acquisition’s acquisition, ownership or operation of all or any material portion of its or Emmis’ business or assets (including the business or assets of their respective affiliates and subsidiaries), or of all or any of the Shares (including, without limitation, the right to vote the Shares purchased by JS Acquisition, on an equal basis with all other Shares, on all matters presented to the shareholders of Emmis), or seeks to compel JS Acquisition to dispose of or hold separate all or any material portion of its own or Emmis’ business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the Offer, the Exchange Offer or the Merger, (c) reasonably would be expected to have a Company Material Adverse Effect, or result in a diminution in the value of the Shares or in the value of Emmis’ or JS Acquisition’s assets, in each case by more than $5 million (a “Diminution in Value”) or (d) seeks to impose any condition to the Offer, the Exchange Offer or the Merger that is materially burdensome to JS Acquisition; or

I-1

(x) there has been entered or issued any preliminary or permanent judgment, order, decree, ruling or injunction or any other action taken by any Governmental Entity which, directly or indirectly (a) restrains, delays, enjoins, makes illegal or otherwise prohibits the consummation of the Offer, the Exchange Offer or the Merger or awards material damages as a result of, or otherwise adversely affects, the Offer, the Exchange Offer or the Merger, (b) prohibits or imposes material limitations on JS Acquisition’s acquisition, ownership or operation of all or any material portion of its or Emmis’ business or assets (including the business or assets of their respective affiliates and subsidiaries), or of all or any of the Shares (including, without limitation, the right to vote the Shares purchased by JS Acquisition, on an equal basis with all other Shares, on all matters presented to the shareholders of Emmis), or compels JS Acquisition to dispose of or hold separate all or any material portion of its own or Emmis’ business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the Offer, the Exchange Offer or the Merger, (c) reasonably would be expected to have a Company Material Adverse Effect, or result in a Diminution in Value or (d) imposes any condition to the Offer, the Exchange Offer or the Merger that is materially burdensome to JS Acquisition; or

(xi) any statute, including without limitation any state anti-takeover statute, or any rule, decree, regulation, Order or injunction, shall be enacted, entered, enforced or deemed applicable or which becomes applicable or asserted to be applicable directly or indirectly to the Offer, the Exchange Offer or the Merger that would, directly or indirectly, result in any of the consequences referred to in clauses (a) through (d) of paragraph (ix) above; or

(xii) JS Acquisition shall have become aware that (a) one or more governmental or other third party consents, waivers or approvals are required for or in connection with the consummation of the Offer, the Exchange Offer or the Merger under any law, regulation, order or contract binding on Emmis or any of its affiliates, (b) any of the applicable consents, waivers or approvals have not been obtained and (c) the failure to obtain such consents, waivers or approvals would reasonably be expected to have a Company Material Adverse Effect; or

(xiii) there shall have occurred any change, event or occurrence arising since the date that the Tender Offer is commenced that had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

I-2

ANNEX II

Notwithstanding any other provision of the Exchange Offer, Emmis shall not be required to accept for exchange or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, exchange any Preferred Shares, may postpone the acceptance for payment or payment for tendered Preferred Shares, and may, in its sole discretion, terminate or amend the Exchange Offer as to any Preferred Shares not then exchanged if at the expiration of the Exchange Offer:

1. the conditions set forth in Annex I have not been satisfied or waived; or

2. the Indenture under which the New Notes will be issued is not qualified under the Trust Indenture Act of 1939.

II-1

SPECIAL MEETING OF SHAREHOLDERS OF
EMMIS COMMUNICATIONS CORPORATION
                    , 2010
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

		FOR	AGAINST	ABSTAIN

1.	PROPOSAL TO APPROVE THE PROPOSED AMENDMENTS TO THE ARTICLES OF INCORPORATION	☐	☐	☐

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Emmis Communications Corporation Board of Directors. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

The undersigned acknowledges receipt, prior to the execution of this proxy, of notice of the meeting and the Proxy Statement/Offer to Exchange.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

EMMIS COMMUNICATIONS CORPORATION
One Emmis Plaza
40 Monument Circle
Indianapolis, Indiana 46204
This Proxy is Solicited on Behalf of the Emmis Communications Corporation Board of Directors

The undersigned hereby appoints J. Scott Enright, attorney-in-fact and proxy, with full power of substitution (the “Proxy”), to vote as designated below all shares of Class A Common Stock of Emmis Communications Corporation which the undersigned would be entitled to vote if personally present at the special meeting of Shareholders to be held on      , 2010, at     a.m., and at any adjournment thereof.
(Continued and to be signed on the reverse side.)

SPECIAL MEETING OF SHAREHOLDERS OF
EMMIS COMMUNICATIONS CORPORATION
                    , 2010
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

		FOR	AGAINST	ABSTAIN

1.	PROPOSAL TO APPROVE THE PROPOSED AMENDMENTS TO THE ARTICLES OF INCORPORATION	☐	☐	☐

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Emmis Communications Corporation Board of Directors. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

The undersigned acknowledges receipt, prior to the execution of this proxy, of notice of the meeting and the Proxy Statement/Offer to Exchange.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

EMMIS COMMUNICATIONS CORPORATION
One Emmis Plaza
40 Monument Circle
Indianapolis, Indiana 46204
This Proxy is Solicited on Behalf of the Emmis Communications Corporation Board of Directors

The undersigned hereby appoints J. Scott Enright, attorney-in-fact and proxy, with full power of substitution (the “Proxy”), to vote as designated below all shares of Class B Common Stock of Emmis Communications Corporation which the undersigned would be entitled to vote if personally present at the special meeting of Shareholders to be held on      , 2010, at     a.m., and at any adjournment thereof.
(Continued and to be signed on the reverse side.)

SPECIAL MEETING OF SHAREHOLDERS OF
EMMIS COMMUNICATIONS CORPORATION
                    , 2010
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

		FOR	AGAINST	ABSTAIN

1.	PROPOSAL TO APPROVE THE PROPOSED AMENDMENTS TO THE ARTICLES OF INCORPORATION	☐	☐	☐

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Emmis Communications Corporation Board of Directors. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

The undersigned acknowledges receipt, prior to the execution of this proxy, of notice of the meeting and the Proxy Statement/Offer to Exchange.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

EMMIS COMMUNICATIONS CORPORATION
One Emmis Plaza
40 Monument Circle
Indianapolis, Indiana 46204
This Proxy is Solicited on Behalf of the Emmis Communications Corporation Board of Directors

The undersigned hereby appoints J. Scott Enright, attorney-in-fact and proxy, with full power of substitution (the “Proxy”), to vote as designated below all shares of 6.25% Series A Cumulative Convertible Preferred Stock of Emmis Communications Corporation which the undersigned would be entitled to vote if personally present at the special meeting of Shareholders to be held on          , 2010, at       a.m., and at any adjournment thereof.
(Continued and to be signed on the reverse side.)